FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206705-14

PROSPECTUS

$1,026,703,000 (Approximate)

Benchmark 2018-B4 Mortgage Trust

(Central Index Key Number 0001740849)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

 (Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

JPMorgan Chase Bank, National Association

 (Central Index Key Number 0000835271)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

 Sponsors and Mortgage Loan Sellers

Benchmark 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B4

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the Benchmark 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B4 identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates”) will represent the ownership interests in the issuing entity, Benchmark 2018-B4 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in August 2018. The rated final distribution date for each class of offered certificates is the distribution date in July 2051.

Class	Initial Class Certificate Balance or Notional Amount(1)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$22,568,000	3.125%	Fixed	May 2023
Class A-2	$137,057,000	3.976%	Fixed	July 2023
Class A-3	$30,000,000	3.886%	Fixed	December 2024
Class A-SB	$41,328,000	4.059%	WAC Cap(3)	February 2028
Class A-4	$240,000,000	3.858%	Fixed	April 2028
Class A-5	$339,983,000	4.121%	WAC Cap(3)	June 2028
Class X-A	$922,439,000(4)	0.697%	Variable(5)	June 2028
Class A-M	$111,503,000	4.311%	WAC Cap(3)	June 2028
Class B	$55,028,000	4.430%	WAC Cap(3)	July 2028
Class C	$49,236,000	4.716%	WAC(6)	July 2028

(Footnotes on table on page 3)

You should carefully consider the risk factors beginning on page 49 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Drexel Hamilton, LLC and Academy Securities, Inc. will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 37.2% of each class of offered certificates, J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 37.6% of each class of offered certificates, and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 25.2% of each class of offered certificates. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about July 13, 2018. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately 105.893285197438 % of the aggregate certificate balance of the offered certificates, plus accrued interest from July 1, 2018, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$1,026,703,000	100%	$1,026,703,000	$127,824.52

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Deutsche Bank Securities	Citigroup	J.P. Morgan
Co-Lead Managers and Joint Bookrunners

Drexel Hamilton	Academy Securities
Co-Manager	Co-Manager

June 28, 2018

BENCHMARK COMMERCIAL MORTGAGE 2018-B4

Commercial Mortgage Pass-Through Certificates, Series 2018-B4

Utah
1 property
$6,429,668
0.6% of total
Montana
1 property
$9,477,814
0.8% of total
Kansas
1 property
$2,081,565
0.2% of total
Illinois
2 properties
$89,950,681
7.8% of total
Michigan
1 property
$10,673,611
0.9% of total
Pennsylvania
2 properties
$32,080,075
2.8% of total
New York
6 properties
$117,978,480
10.2% of total
Washington
2 properties
$19,858,965
1.7% of total
Ohio
4 properties
$45,155,137
3.9% of total
Nevada
1 property
$15,050,000
1.3% of total
New Jersey
4 properties
$87,300,000
7.5% of total
Maryland
1 property
$8,256,945
0.7% of total
California
10 properties
$273,100,000
23.6% of total
Virginia
1 property
$30,000,000
2.6% of total
North Carolina
11 properties
$59,681,840
5.2% of total
Hawaii
1 property
$19,050,000
1.6% of total
Arizona
2 properties
$69,867,500
6.0% of total
New Mexico
1 property
$1,198,435
0.1% of total
Oklahoma
2 properties
$45,838,939
4.0% of total
Texas
1 property
$27,429,779
2.4% of total
Mississippi
1 property
$10,069,445
0.9% of total
Tennessee
1 property
$39,951,402
3.4% of total
Florida
3 properties
$138,000,000
11.9% of total
Mortgaged Properties by Property Type
Self Storage 1.2%
Mixed Use 4.6%
Industrial 6.2%
Office 29.9%
Multifamily 14.6%
Hospitality 16.6%
Retail 26.9%
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.1 – 1.0%

Summary of Certificates

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(7)	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Approx. Initial Pass-Through Rate	Weighted Average Life (Yrs.)(8)	Principal Window(8)
Offered Certificates
Class A-1	$22,568,000		30.000%	Fixed	May 2023	3.125%	2.72	1 – 58
Class A-2	$137,057,000		30.000%	Fixed	July 2023	3.976%	4.94	58 – 60
Class A-3	$30,000,000		30.000%	Fixed	December 2024	3.886%	6.42	77 – 77
Class A-SB	$41,328,000		30.000%	WAC Cap(3)	February 2028	4.059%	7.44	60 – 115
Class A-4	$240,000,000		30.000%	Fixed	April 2028	3.858%	9.66	114 – 117
Class A-5	$339,983,000		30.000%	WAC Cap(3)	June 2028	4.121%	9.83	117 – 119
Class X-A	$922,439,000	(4)	N/A	Variable(5)	June 2028	0.697%	N/A	N/A
Class A-M	$111,503,000		20.375%	WAC Cap(3)	June 2028	4.311%	9.92	119 – 119
Class B	$55,028,000		15.625%	WAC Cap(3)	July 2028	4.430%	9.97	119 – 120
Class C	$49,236,000		11.375%	WAC(6)	July 2028	4.716%	10.01	120 – 120
Non-Offered Certificates(10)
Class X-B	$55,028,000	(4)	N/A	Variable(5)	July 2028	0.286%	N/A	N/A
Class X-D	$23,000,000	(4)	N/A	Variable(5)	July 2028	1.750%	N/A	N/A
Class D	$23,000,000		9.390%	WAC – 1.75000%(9)	July 2028	2.966%	10.01	120 – 120
Class E-RR	$34,924,000		6.375%	WAC(6)	July 2028	4.716%	10.01	120 – 120
Class F-RR	$21,721,000		4.500%	WAC(6)	July 2028	4.716%	10.01	120 – 120
Class G-RR	$11,585,000		3.500%	WAC(6)	July 2028	4.716%	10.01	120 – 120
Class H-RR	$40,547,279		0.000%	WAC(6)	July 2028	4.716%	10.01	120 – 120
Class S(11)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(12)	N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The pass-through rate for the Class A-SB certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.059%. The pass-through rate for the Class A-5 certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.121%. The pass-through rate for the Class A-M certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.311%. The pass-through rate for the Class B certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.430%.

(4)	The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates. The Class X-A, Class X-B and Class X-D certificates (referred to as the “Class X certificates”) will not be entitled to distributions of principal. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(5)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional amount and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates.”

(6)	The pass-through rates for the Class C, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates for any distribution date will equal a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs.

(7)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, are represented in the aggregate.

(8)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayments dates of the mortgage loans.

(9)	The pass-through rate for the Class D certificates for any distribution date will equal a per annum rate equal to (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs, minus (ii) 1.75000%, but in any case, not less than 0.000%.

(10)	The classes of certificates set forth below “Non-Offered Certificates” in the table are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.

(11)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest.

(12)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	11
Summary of Terms	19
Risk Factors	49
The Certificates May Not Be a Suitable Investment for You	49
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	49
Risks Related to Market Conditions and Other External Factors	49
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	49
Other Events May Affect the Value and Liquidity of Your Investment	49
Risks Relating to the Mortgage Loans	50
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	50
Risks of Commercial and Multifamily Lending Generally	50
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	52
Office Properties Have Special Risks	55
Retail Properties Have Special Risks	56
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	57
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	57
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	58
Hospitality Properties Have Special Risks	58
Risks Relating to Affiliation with a Franchise or Hotel Management Company	60
Multifamily Properties Have Special Risks	61
Industrial Properties Have Special Risks	63
Mixed Use Properties Have Special Risks	64
Self-Storage Properties Have Special Risks	64
Parking Properties Have Special Risks	65
Condominium Ownership May Limit Use and Improvements	66
Shared Interest Structures	67
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	67
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	68
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	69
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	70
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	71
Risks Related to Zoning Non-Compliance and Use Restrictions	73
Risks Relating to Inspections of Properties	74
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	74
Insurance May Not Be Available or Adequate	74
Terrorism Insurance May Not Be Available for All Mortgaged Properties	77
Risks Associated with Blanket Insurance Policies or Self-Insurance	78
Limited Information Causes Uncertainty	78
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	79
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	79
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	80
Static Pool Data Would Not Be Indicative of the Performance of this Pool	81
Appraisals May Not Reflect Current or Future Market Value of Each Property	81
The Performance of a Mortgage Loan and Its Related Mortgaged Property

Depends in Part on Who Controls the Borrower and Mortgaged Property	82
The Borrower’s Form of Entity May Cause Special Risks	83
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	84
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	85
Other Financings or Ability to Incur Other Indebtedness Entails Risk	86
Tenancies-in-Common May Hinder Recovery	87
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	88
Risks Associated with One Action Rules	88
State Law Limitations on Assignments of Leases and Rents May Entail Risks	88
Various Other Laws Could Affect the Exercise of Lender’s Rights	88
Risks of Anticipated Repayment Date Loans	89
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	89
Risks Related to Ground Leases and Other Leasehold Interests	91
Increases in Real Estate Taxes May Reduce Available Funds	92
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	92
Risks Related to Conflicts of Interest	92
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	92
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	94
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	95
Potential Conflicts of Interest of the Operating Advisor	97
Potential Conflicts of Interest of the Asset Representations Reviewer	98
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	98
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	100
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	101
Other Potential Conflicts of Interest May Affect Your Investment	102
Other Risks Relating to the Certificates	102
The Certificates Are Limited Obligations	102
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	102
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	103
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	105
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	107
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	110
Risks Relating to Modifications of the Mortgage Loans	115
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	116
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	116
Risks Relating to Interest on Advances and Special Servicing Compensation	116
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	117
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	117

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	118
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	118
Description of the Mortgage Pool	119
General	119
Certain Calculations and Definitions	120
Definitions	121
Mortgage Pool Characteristics	129
Overview	129
Property Types	129
Mortgage Loan Concentrations	132
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	133
Geographic Concentrations	134
Mortgaged Properties With Limited Prior Operating History	135
Tenancies-in-Common	135
Condominium Interests	135
Fee & Leasehold Estates; Ground Leases	136
Environmental Considerations	137
Redevelopment, Renovation and Expansion	139
Assessment of Property Value and Condition	141
Litigation and Other Considerations	141
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	142
Loan Purpose	142
Default History, Bankruptcy Issues and Other Proceedings	142
Tenant Issues	144
Tenant Concentrations	144
Lease Expirations and Terminations	144
Purchase Options and Rights of First Refusal	148
Affiliated Leases	149
Insurance Considerations	149
Use Restrictions	150
Appraised Value	151
Non-Recourse Carveout Limitations	152
Real Estate and Other Tax Considerations	153
Delinquency Information	154
Certain Terms of the Mortgage Loans	154
Amortization of Principal	154
Due Dates; Mortgage Rates; Calculations of Interest	154
ARD Loan(s)	155
Prepayment Protections and Certain Involuntary Prepayments	155
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	158
Defeasance; Collateral Substitution	159
Partial Releases	160
Escrows	163
Mortgaged Property Accounts	164
Exceptions to Underwriting Guidelines	164
Additional Indebtedness	164
General	164
Whole Loans	165
Mezzanine Indebtedness	165
Preferred Equity	167
Other Secured Indebtedness	168
Other Unsecured Indebtedness	168
The Whole Loans	168
General	168
The Serviced Pari Passu Whole Loans	173
The Non-Serviced Pari Passu Whole Loans	175
The AB Whole Loans	178
Additional Information	201
Transaction Parties	202
The Sponsors and Mortgage Loan Sellers	202
German American Capital Corporation	202
JPMorgan Chase Bank, National Association	210
Citi Real Estate Funding Inc.	218
The Depositor	226
The Issuing Entity	227
The Trustee	228
The Certificate Administrator	229
The Master Servicer	231
The Special Servicer	234
The Operating Advisor and Asset Representations Reviewer	238
Credit Risk Retention	239
Qualifying CRE Loans	240
HRR Certificates	240
General	240
Retaining Third-Party Purchaser	240
Material Terms of the HRR Certificates	242
Hedging, Transfer and Financing Restrictions	242
Operating Advisor	242
Representations and Warranties	243
Description of the Certificates	244
General	244
Distributions	246
Method, Timing and Amount	246
Available Funds	246
Priority of Distributions	248
Pass-Through Rates	251
Interest Distribution Amount	253
Principal Distribution Amount	253
Certain Calculations with Respect to Individual Mortgage Loans	255
Excess Interest	256
Application Priority of Mortgage Loan Collections or Whole Loan Collections	256

Allocation of Yield Maintenance Charges and Prepayment Premiums	258
Assumed Final Distribution Date; Rated Final Distribution Date	259
Prepayment Interest Shortfalls	260
Subordination; Allocation of Realized Losses	261
Reports to Certificateholders; Certain Available Information	263
Certificate Administrator Reports	263
Information Available Electronically	268
Voting Rights	273
Delivery, Form, Transfer and Denomination	273
Denomination	273
Book-Entry Registration	273
Definitive Certificates	276
Certificateholder Communication	276
Access to Certificateholders’ Names and Addresses	276
Requests to Communicate	277
List of Certificateholders	277
Description of the Mortgage Loan Purchase Agreements	278
General	278
Dispute Resolution Provisions	287
Asset Review Obligations	287
Pooling and Servicing Agreement	288
General	288
Assignment of the Mortgage Loans	288
Servicing Standard	289
Subservicing	290
Advances	291
P&I Advances	291
Servicing Advances	292
Nonrecoverable Advances	293
Recovery of Advances	294
Accounts	295
Withdrawals from the Collection Account	297
Servicing and Other Compensation and Payment of Expenses	299
General	299
Master Servicing Compensation	304
Special Servicing Compensation	306
Disclosable Special Servicer Fees	310
Certificate Administrator and Trustee Compensation	310
Operating Advisor Compensation	311
Asset Representations Reviewer Compensation	311
CREFC® Intellectual Property Royalty License Fee	312
Appraisal Reduction Amounts	313
Maintenance of Insurance	319
Modifications, Waivers and Amendments	321
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	323
Inspections	325
Collection of Operating Information	326
Special Servicing Transfer Event	326
Asset Status Report	328
Realization Upon Mortgage Loans	331
Sale of Defaulted Loans and REO Properties	333
The Directing Holder	335
General	335
Major Decisions	337
Asset Status Report	340
Replacement of Special Servicer	340
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	340
Servicing Override	342
Rights of Holders of Companion Loans	342
Limitation on Liability of Directing Holder	342
The Operating Advisor	343
General	343
Duties of Operating Advisor at All Times	344
Annual Report	345
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	346
Recommendation of the Replacement of the Special Servicer	347
Eligibility of Operating Advisor	347
Other Obligations of Operating Advisor	348
Delegation of Operating Advisor’s Duties	349
Termination of the Operating Advisor With Cause	349
Rights Upon Operating Advisor Termination Event	350
Waiver of Operating Advisor Termination Event	350
Termination of the Operating Advisor Without Cause	350
Resignation of the Operating Advisor	351
Operating Advisor Compensation	351
The Asset Representations Reviewer	351
Asset Review	351
Eligibility of Asset Representations Reviewer	356
Other Obligations of Asset Representations Reviewer	356
Delegation of Asset Representations Reviewer’s Duties	357
Assignment of Asset Representations Reviewer’s Rights and Obligations	357
Asset Representations Reviewer Termination Events	358
Rights Upon Asset Representations Reviewer Termination Event	359
Termination of the Asset Representations Reviewer Without Cause	359

Resignation of Asset Representations Reviewer	359
Asset Representations Reviewer Compensation	359
Replacement of Special Servicer Without Cause	360
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	362
Termination of Servicer and Special Servicer for Cause	363
Servicer Termination Events	363
Rights Upon Servicer Termination Event	365
Waiver of Servicer Termination Event	367
Resignation of the Master Servicer and Special Servicer	367
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	367
Limitation on Liability; Indemnification	368
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	370
Dispute Resolution Provisions	371
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	371
Repurchase Request Delivered by a Party to the PSA	371
Resolution of a Repurchase Request	371
Mediation and Arbitration Provisions	374
Servicing of the Non-Serviced Mortgage Loans	376
General	376
Servicing of the Aon Center Mortgage Loan	378
Servicing of the Aventura Mall Mortgage Loan	379
Servicing of The Gateway Mortgage Loan	379
Rating Agency Confirmations	380
Evidence as to Compliance	382
Limitation on Rights of Certificateholders to Institute a Proceeding	383
Termination; Retirement of Certificates	384
Amendment	385
Resignation and Removal of the Trustee and the Certificate Administrator	387
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	388
Certain Legal Aspects of Mortgage Loans	389
General	390
Types of Mortgage Instruments	390
Leases and Rents	391
Personalty	391
Foreclosure	391
General	391
Foreclosure Procedures Vary from State to State	391
Judicial Foreclosure	392
Equitable and Other Limitations on Enforceability of Certain Provisions	392
Nonjudicial Foreclosure/Power of Sale	392
Public Sale	393
Rights of Redemption	394
Anti-Deficiency Legislation	394
Leasehold Considerations	394
Cooperative Shares	395
Bankruptcy Laws	395
Environmental Considerations	401
General	401
Superlien Laws	401
CERCLA	401
Certain Other Federal and State Laws	401
Additional Considerations	402
Due-on-Sale and Due-on-Encumbrance Provisions	402
Subordinate Financing	403
Default Interest and Limitations on Prepayments	403
Applicability of Usury Laws	403
Americans with Disabilities Act	403
Servicemembers Civil Relief Act	404
Anti-Money Laundering, Economic Sanctions and Bribery	404
Potential Forfeiture of Assets	404
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	405
Pending Legal Proceedings Involving Transaction Parties	406
Use of Proceeds	406
Yield and Maturity Considerations	406
Yield Considerations	406
General	406
Rate and Timing of Principal Payments	407
Losses and Shortfalls	408
Certain Relevant Factors Affecting Loan Payments and Defaults	409
Delay in Payment of Distributions	409
Yield on the Certificates with Notional Amounts	410
Weighted Average Life	410
Pre-Tax Yield to Maturity Tables	415
Material Federal Income Tax Considerations	419
General	419
Qualification as a REMIC	419
Status of Offered Certificates	421
Taxation of Regular Interests	422
General	422

Original Issue Discount	422
Acquisition Premium	424
Market Discount	424
Premium	425
Election To Treat All Interest Under the Constant Yield Method	425
Treatment of Losses	426
Yield Maintenance Charges and Prepayment Provisions	426
Sale or Exchange of Regular Interests	427
Taxes That May Be Imposed on a REMIC	427
Prohibited Transactions	427
Contributions to a REMIC After the Startup Day	428
Net Income from Foreclosure Property	428
Bipartisan Budget Act of 2015	428
Taxation of Certain Foreign Investors	429
FATCA	430
Backup Withholding	430
Information Reporting	430
3.8% Medicare Tax on “Net Investment Income”	430
Reporting Requirements	430
Certain State and Local Tax Considerations	431
Method of Distribution (Underwriter)	431
Incorporation of Certain Information by Reference	433
Where You Can Find More Information	434
Financial Information	434
Certain ERISA Considerations	434
General	434
Plan Asset Regulations	435
Administrative Exemption	435
Insurance Company General Accounts	438
Legal Investment	439
Legal Matters	440
Ratings	440
Index of Defined Terms	443

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS

ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT

ANNEX D-1	GACC AND CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX E-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS

DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (“MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (THE INSURANCE MEDIATION DIRECTIVE), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN ANY MEMBER STATE OF THE EEA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTORS”). ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORISED, NOR DO THEY AUTHORISE, THE MAKING OF ANY OFFER OF CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS. THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)       A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”);

(B)       A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (THE INSURANCE MEDIATION DIRECTIVE) AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)       NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (THE PROSPECTUS DIRECTIVE) AS AMENDED; AND

●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE CERTIFICATES.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED

OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES)(EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.), OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK RELATING TO RESTRICTIONS ON THE PROMOTION OF NON-MAINSTREAM POOLED INVESTMENTS (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

Each UNDERWRITER has represented, warranted and agreed that: (1) It has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any OFFERED certificates (except for certificates which are a “structured product” as defined in the securities and futures ordinance (Cap. 571)(the “SFO”) of Hong Kong) Other than (A) to “Professional Investors” as defined in the SFO and any rules OR REGULATIONS made under the SFO; or (B) in other circumstances which do not result in the document being a “Prospectus” as defined in the companies (winding up and miscellaneous provisions) ordinance (CAP. 32)(The “C(WUMP)O”) of Hong Kong or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the OFFERED certificates, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (Except if permitted to do so under the securities laws of Hong Kong) other than with respect to certificates which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 UNDER THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER;

(3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2018-B4 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation;

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America; and

●	Citi Real Estate Funding Inc., a New York corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)(4)(5)	17	$391,431,828	33.8%
JPMorgan Chase Bank, National Association(6)	11	360,484,882	31.1
Citi Real Estate Funding Inc.	15	291,563,569	25.2
JPMorgan Chase Bank, National Association/German American Capital Corporation(7)	1	115,000,000	9.9
Total	44	$1,158,480,279	100.0%

(1)	Thirteen (13) mortgage loans (16.2%) were originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”), an affiliate of German American Capital Corporation (“GACC”).

(2)	The 181 Fremont Street mortgage loan (6.9%) is part of a whole loan that was co-originated by DBNY and Barclays Bank PLC.

(3)	The Marina Heights State Farm mortgage loan (5.2%) is part of a whole loan that was originated by Goldman Sachs Mortgage Company. Following the origination of such whole loan, Goldman Sachs Mortgage Company sold the Marina Heights State Farm mortgage loan to DBNY.

(4)	The Gateway mortgage loan (4.3%) is part of a whole loan that was co-originated by DBNY and Bank of America, N.A.

(5)	The Washington Square Shopping Center mortgage loan (1.2%) was originated by Regions Bank. DBNY acquired such mortgage loan from Regions Bank.

(6)	The 636 11th Avenue mortgage loan (4.3%) is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc.

(7)	The Aventura Mall mortgage loan (9.9%) is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association, Wells Fargo Bank, National Association, DBNY and Morgan Stanley Bank, N.A. The mortgage loan is evidenced by two promissory notes, Note A-2-A-1, with a principal balance of $75,000,000 as of the cut-off date as to which JPMCB is acting as mortgage loan seller, and Note A-2-B-3, with a principal, balance of $40,000,000 as of the cut-off date as to which GACC is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Special Servicer	CWCapital Asset Management LLC will be the special servicer with respect to the serviced mortgage loans (other than any excluded loan) and any related serviced companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and other transactions and performing certain enforcement actions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing office of the special servicer is located at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as an “excluded loan”), if any, the special servicer will be required to resign as special servicer of that excluded loan. See “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause”.

CWCapital Asset Management LLC is expected to be appointed as the special servicer by Massachusetts Mutual Life Insurance Company, or its affiliate, which is expected to purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class S certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to appoint Barings LLC as the initial directing holder with respect to each serviced mortgage loan (other than any excluded loans) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Holder”.

CWCapital Asset Management LLC assisted Barings LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Trustee	Wilmington Trust, National Association, a national banking association, will be the trustee. The corporate trust office of Wilmington Trust, National Association is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The office of Wells Fargo Bank, National Association, in its capacity as certificate administrator, is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than any excluded loans) and any related serviced companion loans, as further described in this prospectus. The directing holder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the directing holder, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing holder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E-RR certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing holder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing holder.

It is anticipated that Massachusetts Mutual Life Insurance Company, or its affiliate, will purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class S certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to appoint Barings LLC as the initial directing holder with respect to each serviced mortgage loan (other than any excluded loans) and any related serviced companion loans.

Non-Serviced Mortgage Loan

Related Parties	With respect to each non-serviced mortgage loan, the entities acting or expected to act as of the date of this prospectus as master servicer, special servicer, trustee, custodian, directing certificateholder, operating advisor and asset representations reviewer (or, in each case, in similar capacities) are identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below in connection with the related securitization transactions. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in July 2018 (or, in the case of any mortgage loan that has its first due date after July 2018, the date that would have been its due date in July 2018 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.

Closing Date	On or about July 13, 2018.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in August 2018.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months, or a “30/360 basis”.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below and have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	May 2023
Class A-2	July 2023
Class A-3	December 2024
Class A-SB	February 2028
Class A-4	April 2028
Class A-5	June 2028
Class X-A	June 2028
Class A-M	June 2028
Class B	July 2028
Class C	July 2028

The rated final distribution date for each class of offered certificates will be the distribution date in July 2051.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed pursuant to the pooling and servicing agreement.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates.

Offered Certificates

General	We are offering the following classes of Benchmark 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B4 set forth below (referred to as the “offered certificates”):

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-SB

●	Class A-4

●	Class A-5

●	Class X-A

●	Class A-M

●	Class B

●	Class C

The certificates will consist of the offered certificates and each class of non-offered certificates, which consists of the Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class S and Class R certificates.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Initial Certificate Balance or Notional Amount
Class A-1	$22,568,000
Class A-2	$137,057,000
Class A-3	$30,000,000
Class A-SB(1)	$41,328,000
Class A-4	$240,000,000
Class A-5	$339,983,000
Class X-A(2)	$922,439,000
Class A-M	$111,503,000
Class B	$55,028,000
Class C	$49,236,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(2)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below:

Class A-1	3.125%(1)
Class A-2	3.976%(1)
Class A-3	3.886%(1)
Class A-SB	4.059%(2)
Class A-4	3.858%(1)
Class A-5	4.121%(2)
Class X-A	0.697%(3)
Class A-M	4.311%(2)
Class B	4.430%(2)
Class C	4.716%(4)

(1)	The pass through rates for the Class A-1, Class A-2, Class A-3 and Class A-4 certificates, in each case, will be equal to a fixed per annum rate.

(2)	The pass-through rate for the Class A-SB certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.059%. The pass-through rate for the Class A-5 certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.121%. The pass-through rate for the Class A-M certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.311%. The pass-through rate for the Class B certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.430%.

(3)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

(4)	The pass-through rate for the Class C certificates for any distribution date will equal the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

See “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”), will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.0725%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25% per annum. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loans which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal (or, if such rate would result in an aggregate workout fee of less than $25,000, then such higher rate as would result in an aggregate workout fee equal to $25,000) and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan repurchased by a mortgage loan seller or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loans will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loans of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan and REO loan at a per annum rate equal to

0.00605%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan at a per annum rate equal to (i) 0.00166% with respect to each such mortgage loan (except the 181 Fremont Street, 636 11th Avenue, Meridian Corporate Center, Sheraton Music City, Westbrook Corporate Center and JAGR Hotel Portfolio mortgage loans), (ii) 0.00291% with respect to the 181 Fremont Street mortgage loan (iii) 0.00366% with respect to the 636 11th Avenue mortgage loan, (iv) 0.00385% with respect to the Meridian Corporate Center mortgage loan, (v) 0.00416% with respect to the Sheraton Music City and Westbrook Corporate Center mortgage loans and (vi) 0.00511% with respect to the JAGR Hotel Portfolio mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Non-Serviced Loan	Primary Servicer Fee	Special Servicer Fee
Aventura Mall	0.00125%	0.25000%
Marina Heights State Farm	0.00125%	0.25000%
Embassy Suites Glendale	0.00250%	0.25000%
EOS 21	0.00750%	0.25000%
Atlantic Times Square	0.00250%	0.25000%
Aon Center	0.00125%	0.25000%
The Gateway	0.00125%	0.25000%
65 Bay Street	0.00125%	0.25000%
Steelyard Commons	0.02000%	0.25000%

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the certificates (other than the Class S certificates) (exclusive of any portion thereof that represents any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex F to this prospectus;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero;

Sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero; and

Seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of certificates, other than the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-B, Class X-D, Class S and Class R certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. On any distribution date, principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date) will be allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated to the specified classes of those certificates in ascending order (beginning with certain certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates and the Class X-B and Class X-D certificates are not offered by this prospectus.

***	Other than the Class X-B, Class X-D, Class S and Class R certificates.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class S certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

F. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the priority of the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of the related non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 44 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee or leasehold estate of the related borrowers in 60 commercial or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,158,480,279.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 44 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of four (4) of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and the related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(3)(4)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)(4)	Whole Loan LTV Ratio(2)(3)(4)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)(4)
Aventura Mall	$115,000,000	9.9%	$1,291,700,000	$343,300,000	40.8%	2.58x	11.0%	50.7%	2.07x	8.8%
181 Fremont Street	$80,000,000	6.9%	$170,000,000	N/A	39.6%	3.14x	11.8%	39.6%	3.14x	11.8%
Marina Heights State Farm	$60,000,000	5.2%	$500,000,000	N/A	58.3%	3.12x	11.3%	58.3%	3.12x	11.3%
The Gateway	$50,000,000	4.3%	$280,000,000	$220,000,000	38.0%	3.00x	11.4%	63.3%	1.62x	6.8%
Aon Center	$50,000,000	4.3%	$300,000,000	$186,000,000	40.3%	3.03x	15.5%	62.8%	1.42x	7.8%
636 11th Avenue	$50,000,000	4.3%	$190,000,000	N/A	56.1%	2.39x	10.3%	56.1%	2.39x	10.3%
Meridian Corporate Center	$45,705,000	3.9%	$30,000,000	N/A	69.9%	1.63x	11.0%	69.9%	1.63x	11.0%
65 Bay Street	$40,000,000	3.5%	$60,000,000	$100,000,000	29.8%	2.89x	13.8%	59.5%	1.37x	6.9%
Sheraton Music City	$39,951,402	3.4%	$29,963,552	N/A	60.8%	1.82x	11.7%	60.8%	1.82x	11.7%
Westbrook Corporate Center	$39,950,681	3.4%	$58,927,254	N/A	72.7%	1.67x	12.6%	72.7%	1.67x	12.6%
Embassy Suites Glendale	$31,000,000	2.7%	$37,000,000	N/A	59.6%	2.04x	11.3%	59.6%	2.04x	11.3%
EOS 21	$30,000,000	2.6%	$120,000,000	N/A	64.8%	1.86x	7.5%	64.8%	1.86x	7.5%
JAGR Hotel Portfolio	$29,000,000	2.5%	$20,000,000	N/A	66.7%	1.75x	11.4%	66.7%	1.75x	11.4%
Atlantic Times Square	$18,000,000	1.6%	$80,000,000	N/A	59.8%	1.86x	9.5%	59.8%	1.86x	9.5%
Steelyard Commons	$14,250,000	1.2%	$30,000,000	N/A	74.5%	1.39x	9.4%	74.5%	1.39x	9.4%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related subordinate companion loans.

(2)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related mezzanine debt.

(3)	Calculated based on other than the “as is” appraised value with respect to the 181 Fremont Street, Aon Center, Meridian Corporate Center and 65 Bay Street whole loans. See “Description of the Mortgage Pool—Appraised Value” for more information.

(4)	Calculated net of an $18.3 million performance reserve with respect to the Aon Center whole loan.

The 181 Fremont Street, 636 11th Avenue, Meridian Corporate Center, Sheraton Music City, Westbrook Corporate Center and JAGR Hotel Portfolio whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans”, any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan”.

Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/ Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Directing Certificate- holder(1)	Operating Advisor	Asset Representations Reviewer
Aventura Mall	Aventura Mall Trust 2018-AVM	9.9%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	BREDS HG SD (Delaware) L.P.	Park Bridge Lender Services LLC	N/A
Marina Heights Sate Farm	GSMS 2017-FARM	5.2%	KeyBank National Association	AEGON USA Realty Advisors LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Prima Capital Advisors LLC	Pentalpha Surveillance LLC	N/A
The Gateway	COMM 2018-HOME	4.3%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Teachers Insurance and Annuity Association of America	Park Bridge Lender Services LLC	N/A
Aon Center	JPMCC 2018-AON	4.3%	KeyBank National Association	AEGON USA Realty Advisors LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Prima Capital Advisors LLC	Park Bridge Lender Services LLC	N/A
65 Bay Street	CGCMT 2018-C5	3.5%	Midland Loan Services, a Division of PNC Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Citibank, N.A.	Prime Finance CMBS B-Piece Holdco XVI, L.P.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Embassy Suites Glendale	JPMDB 2018-C8	2.7%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	LNR Securities Holdings, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
EOS 21	Benchmark 2018-B2	2.6%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Barings LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Atlantic Times Square	JPMDB 2018-C8	1.6%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	LNR Securities Holdings, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Steelyard Commons	JPMDB 2018-C8	1.2%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	LNR Securities Holdings, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC

(1)	The entity listed as the “Directing Certificateholder” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,158,480,279
Number of mortgage loans	44
Number of mortgaged properties	60
Range of Cut-off Date Balances	$3,280,000 to $115,000,000
Average Cut-off Date Balance	$26,329,097
Range of Mortgage Rates	3.5595% to 5.5500%
Weighted average Mortgage Rate	4.5806%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	112 months
Range of remaining terms to maturity(2)	58 months to 120 months
Weighted average remaining term to maturity(2)	110 months
Range of original amortization term(3)	300 months to 360 months
Weighted average original amortization term(3)	356 months
Range of remaining amortization terms(3)	296 months to 360 months
Weighted average remaining amortization term(3)	355 months
Range of LTV Ratios as of the Cut-off Date(4)(5)(7)	29.8% to 75.0%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)(7)	56.6%
Range of LTV Ratios as of the maturity date(2)(4)(5)(7)	29.8% to 66.3%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)(7)	52.6%
Range of UW NCF DSCR(5)(6)	1.17x to 3.14x
Weighted average UW NCF DSCR(5)(6)	2.09x
Range of UW NOI Debt Yield(5)(7)	7.2% to 15.5%
Weighted average UW NOI Debt Yield(5)(7)	11.0%
Percentage of Initial Pool Balance consisting of:
Interest Only	37.0%
Interest Only, then Amortizing Balloon	26.9%
Amortizing Balloon	19.7%
Interest Only, ARD	16.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.

(3)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment dates.

(4)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the cut-off date loan-to-value ratio has been calculated using the “as-is” appraised value. However, with respect to ten (10) mortgage loans (28.3%), the related loan-to-value ratios have been calculated using “hypothetical”, “hypothetical as-is”, “as complete”, “as-stabilized” or similar hypothetical values. Such mortgage loans are identified under “Description of the Mortgage Pool—Appraised Value.” For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value.”

(5)	In the case of the fifteen (15) mortgage loans (59.8%), each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s), but excluding any related subordinate companion loan(s).

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

(7)	In the case of two (2) mortgage loans, Aon Center (4.3%) and 180 Bedford Avenue (2.1%), the respective loan-to-value ratios and debt yields have been calculated net of an earnout or holdback reserve.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

None of the mortgage loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring, or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming an REO property.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on

Projections of Future Income	Thirteen (13) of the mortgage loans (33.0%) are secured, in whole or in part, by mortgaged properties that (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are subject to one or more double-net or triple-net leases with the related tenant(s) where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party reports requirements. The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with German American Capital Corporation’s underwriting standards, except with respect to the 2828 Newell (0.7%) and Hobby Lobby Palmdale (0.6%) mortgage loans, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Exceptions”. The mortgage loans to be contributed by JPMorgan Chase Bank, National Association were originated in accordance with JPMorgan Chase Bank, National Association’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association— JPMCB’s Underwriting Guidelines and Processes”. The mortgage loans to be contributed by Citi Real Estate Funding Inc. were originated in accordance with Citi Real Estate Funding Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Exceptions”. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, RealINSIGHT, CMBS.com, Inc., L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation

●	The certificate administrator’s website initially located at www.ctslink.com

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than the greater of (i) 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, or (ii) if any of the 181 Fremont Street mortgage loan, the 636 11th Avenue mortgage loan or the Marina Heights State Farm mortgage loan is an asset of the trust fund, the product of (x) a percentage that is calculated by dividing (A) the sum of the outstanding principal balance of the 181 Fremont Street mortgage loan, the 636 11th Avenue mortgage loan and/or the Marina Heights State Farm mortgage loan, that remain outstanding on such date of determination and 1% of the aggregate principal balance of the mortgage loans as of the cut-off date by (B) the aggregate principal balance of the mortgage loans as of the cut-off date and (y) the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus; provided, however, that this termination right will not be exercisable at the percentage threshold specified in clause (ii) above earlier than the distribution date in August 2028.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related pari passu companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and any related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The AB Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the

case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

In addition, the portions of the issuing entity consisting of Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of the subchapter J of the Code and the Class S certificates will represent undivided beneficial interests in their respective allocable portions of the Grantor Trust described above.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow.Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

●	if the related borrower fails to provide a designated number of parking spaces;

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

●	if a tenant’s use is not permitted by zoning or applicable law;

●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

●	in the case of government sponsored tenants, any time or for lack of appropriations; or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and/or “—Parking Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support, access or shared amenities. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, hospitality, multifamily and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Florida, New York, Illinois, New Jersey, Arizona and North Carolina. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 41 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association”, “—Citi Real Estate Funding Inc.”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

There Is No Assurance That Required Insurance Will Be Maintained. There is no assurance that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, there is no assurance that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire July 31, 2018. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans” and “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage

Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as a “hypothetical”, “hypothetical as is”, “as complete” or “as-stabilized” value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “hypothetical”, “hypothetical as is”, “as complete” or “as-stabilized” values, we cannot assure you that those assumptions are or will be accurate or that the “hypothetical”, “hypothetical as is”, “as complete” or “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association” and “—Citi Real Estate Funding Inc.”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Delaware Statutory Trusts”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 32 in Annex D-1, representation and warranty number 33 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date or anticipated maturity date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 35 in Annex D-1, representation and warranty number 36 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors, Deutsche Bank AG, acting through its New York Branch, one of the originators, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. There can be no assurance that any actions that such party takes in such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, German American Capital Corporation, a sponsor, and Deutsche Bank AG, acting through its New York Branch, an originator. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor and originator. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor and originator.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded loan and will be entitled to all special servicing compensation with respect to such excluded loan earned during such time as the related mortgage loan is a excluded loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded loans). While the special servicer will have the same access to information related to the excluded loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to a, excluded mortgage loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2018-B4 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Massachusetts Mutual Life Insurance Company or one of its affiliates is expected to be the initial directing holder and the purchaser of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class S certificates. CWCapital Asset Management LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted Barings LLC or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Barings LLC, or its affiliate, will be the initial directing holder. The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing holder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) or on behalf of the subordinate companion loan holders or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the following table is the identity of the initial directing holder for each pari passu whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling and Servicing Agreement	Controlling Noteholder	Directing Party(1)
Aventura Mall	Aventura Mall Trust 2018-AVM	Aventura Mall Trust 2018-AVM	BREDS HG SD (Delaware) L.P.
181 Fremont Street	Benchmark 2018-B4	Benchmark 2018-B4 Mortgage Trust	Barings LLC
636 11th Avenue	Benchmark 2018-B4	Benchmark 2018-B4 Mortgage Trust	Barings LLC
Marina Heights State Farm	GSMS 2017-FARM	GS Mortgage Securities Corporation Trust 2017-FARM	Prima Capital Advisors LLC
The Gateway	COMM 2018-HOME	COMM 2018-HOME Mortgage Trust	Prima Capital Advisors LLC
Meridian Corporate Center	Benchmark 2018-B4	Benchmark 2018-B4 Mortgage Trust	Barings LLC
Sheraton Music City	Benchmark 2018-B4	Benchmark 2018-B4 Mortgage Trust	Barings LLC
Westbrook Corporate Center	Benchmark 2018-B4	Benchmark 2018-B4 Mortgage Trust	Barings LLC
65 Bay Street	CGCMT 2018-C5	Citigroup Commercial Mortgage Trust 2018-C5	IGIS US Private Placement Real Estate Investment Trust No. 169 (2)
Aon Center	JPMCC 2018-AON	J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-AON	Prima Capital Advisors LLC
Embassy Suites Glendale	JPMDB 2018-C8	JPMDB Commercial Mortgage Securities Trust 2018-C8	LNR Securities Holdings, LLC
EOS 21	Benchmark 2018-B2	Benchmark 2018-B2 Mortgage Trust	Barings LLC
JAGR Hotel Portfolio	Benchmark 2018-B4	Benchmark 2018-B4 Mortgage Trust	Barings LLC
Atlantic Times Square	JPMDB 2018-C8	JPMDB Commercial Mortgage Securities Trust 2018-C8	LNR Securities Holdings, LLC
Steelyard Commons	JPMDB 2018-C8	JPMDB Commercial Mortgage Securities Trust 2018-C8	LNR Securities Holdings, LLC

(1)	The entity with the heading “Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

(2)	The holder of the subordinate companion loans, identified here, will have certain control and consultation rights with respect to the related mortgage loan until the occurrence of a control appraisal period pursuant to the related intercreditor agreement.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or the holder of the majority of the controlling class (any such mortgage loan referred to in this prospectus as an “excluded loan”), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Barings LLC or one of its affiliates is expected to be the initial directing holder and the purchaser of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class S certificates. CWCapital Asset Management LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted Barings LLC or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates, which is referred to in this prospectus as the “Retaining Third-Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the Retaining Third-Party Purchaser was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the Retaining Third-Party Purchaser received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Retaining Third-Party Purchaser or that the final pool as influenced by the Retaining Third-Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Retaining Third-Party Purchaser’s certificates. Because of the differing subordination levels, the Retaining Third-Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Retaining Third-Party Purchaser but that does not benefit other investors. In addition, the Retaining Third-Party Purchaser may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Retaining Third-Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Retaining Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Retaining Third-Party Purchaser’s acceptance of a mortgage loan. The Retaining Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Retaining Third-Party Purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that Barings LLC, or its affiliate, will be the Retaining Third-Party Purchaser. The Retaining Third-Party Purchaser, or an affiliate, will constitute the initial directing holder with respect to the mortgage loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Holder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights” and “—The AB Whole Loans”.

Barings LLC or one of its affiliates is expected to be the initial directing holder, the purchaser of the Class S Certificates, and the Retaining Third-Party Purchaser of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates. CWCapital Asset Management LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted Barings LLC or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

Because the incentives and actions of the Retaining Third-Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an ongoing basis, a net economic interest of not less than five per cent. in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor.

●	Prospective investors should be aware that a new EU risk retention regime is expected to apply, in place of the EU Risk Retention and Due Diligence Requirements, to securitizations in respect of which the relevant securities are issued on or after January 1, 2019; and that there will be material differences between that new regime and the current EU Risk Retention and Due Diligence Requirements. The relevant changes will be implemented primarily by a new EU Regulation (the “Securitization Regulation”). The Securitization Regulation will (amongst other things) impose restrictions on investment in securitizations and requirements as to due diligence, which will apply to investors subject to the current EU Risk Retention and Due Diligence Requirements (“Affected Investors”) in place of the relevant provisions of the EU Risk Retention and Due Diligence Requirements and which will apply also to (a) certain investment companies authorised in accordance with Directive 2009/65/EC, and managing companies as defined in that Directive (together, “UCITS”), and (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorised entities appointed by such institutions (together, “IORPs”). With regard to securitizations in respect of which the relevant securities are issued before January 1, 2019 (“Pre-2019 Securitizations”), as is the case with the certificates, Affected

Investors will continue to be subject to the investment restrictions and due diligence requirements of the EU Risk Retention and Due Diligence Requirements (and will not be subject to the provisions of the Securitization Regulation in that respect), including on and after that date. However, the Securitization Regulation makes no express provision as to the application of any investment restrictions or due diligence requirements, whether under the EU Risk Retention and Due Diligence Requirements or under the Securitization Regulation, to UCITS or IORPs that hold or acquire any interest in respect of a Pre-2019 Securitization; and, accordingly, it is not known what requirements (if any) may be applicable thereto. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Risk Retention and Due Diligence Requirements and their regulatory capital requirements.

●	None of the sponsors nor any party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements. Consequently, the certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA-regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the certificates for investment. None of the sponsors, the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the certificates regarding the regulatory treatment of their investment in the certificates on the closing date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment” in this prospectus.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X-A, Class X-B or Class X-D certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If prepayment principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X-A, Class X-B or Class X-D certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the

Class X-A, Class X-B or Class X-D certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for the borrower to repay by the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B and Class X-D certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	Class B
Class X-D	Class D

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B and/or Class X-D certificates. Investors in the Class X-A, Class X-B and Class X-D certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the Class S and Class R certificates and the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class H-RR certificates, then the G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class D certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans

(other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports” in this prospectus.

The Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing holder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

These actions and decisions with respect to which the directing holder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement or trust and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in its own interests or the interests of the holders of the controlling class (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)    does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)    may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)     will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of a subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing holder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by (i) certificateholders holding at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) certificateholders holding more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-B, Class X-D, Class S and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to the 65 Bay Street (3.5%) mortgage loan, prior to the occurrence and continuance of a material mortgage loan event of default, any collections of scheduled principal payments and other unscheduled principal payments with respect to the related whole loan received from the related borrower will generally be allocated to such mortgage loan and any related subordinate companion loans on a pro rata basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 44 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,158,480,279 (the “Initial Pool Balance”) The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in July 2018 (or, in the case of any Mortgage Loan that has its first due date after July 2018, the date that would have been its due date in July 2018 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Fifteen (15) of the Mortgage Loans (59.8%) are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of four (4) of the Mortgage Loans (22.0%) one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)(4)(5)	17	$391,431,828	33.8%
JPMorgan Chase Bank, National Association(6)	11	360,484,882	31.1
Citi Real Estate Funding Inc.	15	291,563,569	25.2
JPMorgan Chase Bank, National Association/German American Capital Corporation(7)	1	115,000,000	9.9
Total	44	$1,158,480,279	100.0%

(1)	Thirteen (13) Mortgage Loans (16.2%) were originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”), an affiliate of GACC.

(2)	The 181 Fremont Street Mortgage Loan (6.9%) is part of a Whole Loan that was co-originated by DBNY and Barclays Bank PLC.

(3)	The Marina Heights State Farm Mortgage Loan (5.2%) is part of a Whole Loan that was originated by Goldman Sachs Company (“GSMC”). Following the origination of such Whole Loan, GSMC sold the Marina Heights State Farm Mortgage Loan to DBNY.

(4)	The Gateway Mortgage Loan (4.3%) is part of a Whole Loan that was co-originated by DBNY and Bank of America, N.A.

(5)	The Washington Square Shopping Center Mortgage Loan (1.2%) was originated by Regions Bank. DBNY acquired such mortgage loan from Regions Bank.

(6)	The 636 11th Avenue Mortgage Loan (4.3%) is part of a Whole Loan that was originated by JPMCB and CREFI.

(7)	The Aventura Mall Mortgage Loan (9.9%) is part of a Whole Loan that was co-originated by JPMCB, Wells Fargo Bank, National Association, DBNY and Morgan Stanley Bank, N.A. The Mortgage Loan is evidenced by two promissory notes, Note A-2-A-1, with a principal balance of $75,000,000 as of the Cut-off Date as to which JPMCB is acting as Mortgage Loan Seller, and Note A-2-B-3, with a principal, balance of $40,000,000 as of the Cut-off Date as to which German American Capital Corporation is acting as Mortgage Loan Seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on July 13, 2018 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity or ARD, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity or anticipated repayment date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter or (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. In certain cases, in addition to an “as-is” value, the appraisal states a “hypothetical”, “hypothetical as is”, “as complete” or “as-stabilized” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value” in this prospectus, the Cut-off Date Loan-to-Value Ratio, or the Loan-to-Value Ratio at Maturity or ARD for such Mortgage Loans has been calculated based on the “hypothetical”, “hypothetical as is”, “as complete” or “as-stabilized” Appraised Value of a related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not constitute real property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Cut-off Date LTV Ratio was calculated using the related “hypothetical”, “hypothetical as is”, “as complete” or “as-stabilized” Appraised Values, as opposed to the “as-is” Appraised Value.

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Cut-off Date LTV Ratio was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Cut-off Date LTV Ratio calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Cut-off Date LTV Ratio	Earnout or Holdback Reserve Amount	Cut-off Date LTV Ratio
Aon Center	4.3%	42.5%	$18,300,000	40.3%
180 Bedford Avenue	2.1%	64.9%	$4,000,000	54.1%

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	In the case of an ARD Loan, the Loan-to-Value Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Loan-to-Value Ratio at Maturity or ARD was calculated using the related “hypothetical”, “hypothetical as is”, “as complete” or “as-stabilized” Appraised Values, as opposed to the “as-is” Appraised Value.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, self-storage and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, Beds or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use properties (to the extent the related Mortgaged Property includes office, retail or industrial space), the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same sponsor or with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Hard Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Springing Soft Lockbox”: means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Soft Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Underwritten NCF Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NCF Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NCF Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NCF Debt Yield
Aon Center	4.3%	14.2%	$18,300,000	15.0%
180 Bedford Avenue	2.1%	5.9%	$4,000,000	7.1%

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Underwritten NOI Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NOI Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NOI Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NOI Debt Yield
Aon Center	4.3%	14.7%	$18,300,000	15.5%
180 Bedford Avenue	2.1%	6.0%	$4,000,000	7.2%

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. In the case of 7 Mortgage Loans (27.5%), UW NOI and UW NCF were based on the average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan.

Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below. In the case of 7 Mortgage Loans (27.5%), UW NOI and UW NCF were based on the average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, and (c) in the case of a Mortgaged Property operated as a self-storage property, the number of storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include 10 Mortgage Loans (20.3%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	19	$345,865,349	29.9%
CBD	3	180,000,000	15.5
Suburban	13	156,155,681	13.5
Medical	3	9,709,668	0.8
Retail	16	312,033,442	26.9
Anchored(2)	13	169,533,442	14.6
Super Regional Mall	1	115,000,000	9.9
Unanchored	2	27,500,000	2.4
Hospitality	10	191,817,549	16.6
Full Service	7	146,359,661	12.6
Select Service	2	27,457,888	2.4
Limited Service	1	18,000,000	1.6
Multifamily	7	169,363,939	14.6
High Rise	2	90,000,000	7.8
Mid Rise	2	40,000,000	3.5
Garden	3	39,363,939	3.4
Industrial	4	72,300,000	6.2
Flex	3	60,800,000	5.2
Warehouse	1	11,500,000	1.0
Mixed Use	3	53,000,000	4.6
Retail/Office/Parking	1	27,000,000	2.3
Retail/Multifamily	1	18,000,000	1.6
Office/Retail	1	8,000,000	0.7
Self Storage	1	14,100,000	1.2
Total	60	$1,158,480,279	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	Includes anchored, single tenant, super regional mall and shadow anchored properties.

Office Properties. With respect to the office properties set forth in the above chart and mixed use properties with office components, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties. With respect to the retail properties and mixed use properties with retail components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—

Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties. With respect to the hospitality properties set forth in the below chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance by Allocated Loan Amount	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Sheraton Music City	$39,951,402	3.4%	6/30/2036	6/1/2028	$1,433,000	No
Embassy Suites Glendale	$31,000,000	2.7%	6/30/2028	6/1/2023	$0	No
Crowne Plaza Dallas	$27,429,779	2.4%	3/5/2037	1/6/2028	$3,130,000	No
Hampton Inn Lake Buena Vista	$18,000,000	1.6%	11/30/2036	6/6/2028	$1,500,000	No
Courtyard Hershey	$17,980,075	1.6%	4/1/2042	6/6/2028	$0	No
JAGR Hotel Portfolio – DoubleTree Grand Rapids	$10,673,611	0.9%	3/31/2030	5/1/2023	$0	No
JAGR Hotel Portfolio – Hilton Jackson	$10,069,445	0.9%	7/31/2027	5/1/2023	$0	No
Courtyard – Missoula, MT	$9,477,814	0.8%	5/31/2028	5/6/2028	$618,200	No
JAGR Hotel Portfolio – DoubleTree Annapolis	$8,256,945	0.7%	10/31/2028	5/1/2023	$0	No

●	With respect to the following Mortgaged Properties, food and beverage revenue comprise greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Food and Beverage Revenue as % of Underwritten Revenues
Sheraton Music City	3.4%	28.3%
Crowne Plaza Dallas	2.4%	30.4%
High Peaks	1.6%	28.8%
JAGR Hotel Portfolio – DoubleTree Grand Rapids	0.9%	24.3%
JAGR Hotel Portfolio – Hilton Jackson	0.9%	53.7%
JAGR Hotel Portfolio – DoubleTree Annapolis	0.7%	35.7%

●	Certain Mortgaged Properties included among the 20 largest Mortgage Loans, consist in whole or part of hotel properties where new competitive supply is anticipated to be 75% or more competitive, as further described below.

○	With respect to the Embassy Suites Glendale Mortgaged Property (2.7%), there are newly constructed hotels or hotels under construction located within five miles of the Mortgaged Properties that are expected to directly compete with the related Mortgaged Property.

●	With respect to the JAGR Hotel Portfolio – Doubletree Annapolis Mortgaged Property (0.7%), the liquor license for the hotel is owned by an affiliate of the borrower. The affiliated liquor license holder has granted the borrower to use the license pursuant to a lease agreement, which has been mortgaged as collateral for the Mortgage Loan. The Mortgage Loan documents include a nonrecourse carve-out for any losses resulting from the failure of the affiliated liquor license holder to cooperate with the lender in connection with any transition services following a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the High Peaks Mortgaged Property (1.6%), the Mortgaged Property is not a flagged hospitality property.

●	Hospitality properties may be particularly affected by seasonality.

●	Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties. With respect to the multifamily properties and mixed use properties with multifamily components set forth in the above chart:

●	With respect to The Gateway Mortgage Loan (4.3%), the Mortgaged Property is subject to rent control regulations pursuant to San’s Francisco’s rent control ordinance. San Francisco’s rent control ordinance does not limit the starting rent on any new lease; however, it does limit the rental increase that a landlord may charge to 60.0% of the annual increase in the consumer price index, and may not exceed a 7% increase in annual rent.

●	With respect to the Riverwalk Apartments Mortgaged Property (2.1%), the Mortgaged Property operates under a master lease between the borrower, Mc-Elwood, LLC, and Schlumberger Technology Corporation (“Schlumberger”). Under the master lease, Schlumberger uses the Mortgaged Property for purposes of the housing of personnel and their families, guests and individuals involved in training exercises at the tenant’s facility (which residents do not pay rent for such housing). The master lease was signed in May 2009 and commenced on June 30, 2010, for a 10-year term ending in June 2020, with two, five-year renewal options. Beginning in December 2018, a cash flow sweep will commence to fund a lease-up reserve to lease the Mortgaged Property in the event that Schlumberger does not extend the lease.

●	With respect to the 311-313 East 60th Street Mortgage Loan (0.9%), the Mortgaged Property derives a significant portion of its income from a billboard pursuant to a master lease with an advertising company which expires in September 2019. Revenue from the master lease represents approximately 35.5% of the Mortgaged Property’s total revenue.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Industrial Properties. With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Mixed Use Properties. With respect to the mixed-use properties set forth in the above chart, each of the mixed use Mortgaged Properties has one or more office, retail, multifamily and/or parking components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and/or “—Parking Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self-Storage Properties. With respect to the self-storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Specialty Use Concentrations. Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to certain of the Mortgaged Properties, one or more of the 5 largest tenants operates its space as a specialty use, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Gym, Fitness Center or a Health Club	7	14.4%
Theatre	3	12.7%
Medical, Dental, Physical Therapy or Veterinary Offices or Clinics, Outpatient Facilities, Research or Diagnostic Laboratories or Health Management Services and/or Health Professional Schools	6	9.2%
Restaurant	8	8.8%
Bank Branch	2	3.4%
Parking Garage	1	2.3%
Entertainment Center	1	1.6%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft./ Rooms/Units(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)(3)	U/W NOI Debt Yield(1)(3)	Property Type
Aventura Mall	$115,000,000	9.9%	$1,155	2.58x	40.8%	11.0%	Retail
181 Fremont Street	$80,000,000	6.9%	$573	3.14x	39.6%	11.8%	Office
Marina Heights State Farm	$60,000,000	5.2%	$276	3.12x	58.3%	11.3%	Office
Tri-State Distribution Portfolio	$58,800,000	5.1%	$80	1.26x	66.8%	8.8%	Various
The Gateway	$50,000,000	4.3%	$263,158	3.00x	38.0%	11.4%	Multifamily
Aon Center	$50,000,000	4.3%	$126	3.03x	40.3%	15.5%	Office
636 11th Avenue	$50,000,000	4.3%	$426	2.39x	56.1%	10.3%	Office
Meridian Corporate Center	$45,705,000	3.9%	$109	1.63x	69.9%	11.0%	Office
65 Bay Street	$40,000,000	3.5%	$223,714	2.89x	29.8%	13.8%	Multifamily
Sheraton Music City	$39,951,402	3.4%	$170,524	1.82x	60.8%	11.7%	Hospitality
Top 10 Total/Weighted Average	$589,456,402	50.9%		2.53x	48.9%	11.5%

(1)	Loan per Sq. Ft./Rooms/Units, UW NCF DSCR, Cut-off Date LTV Ratio and U/W NOI Debt Yield calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	With respect to the 181 Fremont Street, Aon Center, Meridian Corporate Center and 65 Bay Street Mortgage Loans, the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. See “—Appraised Value”.

(3)	Calculated net of an $18.3 million performance reserve with respect to the Aon Center Whole Loan.

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3.

Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.4% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include five (5) Mortgage Loans (12.2%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Tri-State Distribution Portfolio	$58,800,000	5.1%
Meridian Corporate Center	45,705,000	3.9
JAGR Hotel Portfolio	29,000,000	2.5
WA-OH Retail Portfolio	5,089,103	0.4
Fresenius Medical Center Portfolio	3,280,000	0.3
Total	$ 141,874,103	12.2%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Three (3) groups of Mortgage Loans, (10.6%), set forth in the following table entitled “Related Borrower Loans”, are not cross-collateralized but have the same borrower sponsor or borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Embassy Suites Glendale	$31,000,000	2.7%
Atlantic Times Square	18,000,000	1.6
Total for Group 1:	$49,000,000	4.2%
Group 2:
JAGR Hotel Portfolio	$29,000,000	2.5%
High Peaks	18,978,480	1.6
Total for Group 2:	$47,978,480	4.1%
Group 3:
Kona Coast	$19,050,000	1.6%
Hobby Lobby Palmdale	7,000,000	0.6
Total for Group 3:	$26,050,000	2.2%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	10	$273,100,000	23.6%
Florida	3	$138,000,000	11.9%
New York	6	$117,978,480	10.2%
Illinois	2	$89,950,681	7.8%
New Jersey	4	$87,300,000	7.5%
Arizona	2	$69,867,500	6.0%
North Carolina	11	$59,681,840	5.2%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 16 other states, with no more than 4.0% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Thirteen (13) Mortgaged Properties, securing approximately 27.1% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, all but one Mortgaged Property has a seismic expected loss no greater than 17.0%. Fifteen (15) Mortgaged Properties, securing approximately 19.4% of the Initial Pool Balance by Allocated Loan Amount, are located in Florida, North Carolina and Texas, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Sixteen (16) Mortgaged Properties, securing approximately 39.6% of the Initial Pool Balance by Allocated Loan Amount, are located in California, Florida, Washington and Texas and are more susceptible to wildfires.

Mortgaged Properties With Limited Prior Operating History

Each of the 181 Fremont Street (6.9%), Marina Heights State Farm (5.2%), 65 Bay Street (3.5%),180 Bedford Avenue (2.1%), The Market at Czech Hall (1.8%), Courtyard Hershey (1.6%), Shoppes at the Lakes Phase I (1.0%), 2828 Newell (0.7%) and Hobby Lobby Palmdale (0.6%) Mortgage Loans are secured by Mortgaged Properties that were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the Cut-Off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

Each of the Tri-State Distribution Portfolio (5.1%), the Meridian Corporate Center (3.9%), WA-OH Retail Portfolio (0.4%) and Fresenius Medical Center Portfolio (0.3%) Mortgage Loans are secured, in whole or in part, by Mortgaged Properties that were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

The 181 Fremont Street (6.9%) Mortgage Loan is secured by a Mortgaged Property that is a single tenant property subject to double-net or triple-net leases with the related tenant where the related borrower did not provide the related Mortgage Loan Seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Each of the Aon Center (4.3%), 808 Olive Retail & Parking (2.3%), Kona Coast (1.6%), Greentree Plaza (1.3%), Baywood Apartments (0.7%) and Hobby Lobby Palmdale (0.6%) Mortgage Loans has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Each of the 181 Fremont Street (6.9%), Marina Heights State Farm (5.2%), 65 Bay Street (3.5%), EOS 21 (2.6%), Atlantic Times Square (1.6%) and Baywood Apartments (0.7%) Mortgage Loans are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the 65 Bay Street Mortgage Loan (3.5%), there are two condominiums (the Master Condo and the Sub-Condo described below) that affect the Mortgaged Property. There is a two-unit condominium in place (the “Master Condo”), of which one unit is wholly owned by the borrower and contains a residential tower, retail space, and a portion of a parking garage. The second unit in the Master Condo (the “West Unit”) contains the remainder of the parking garage, retail spaces, and residential units. The West Unit is subject to a second condominium regime (the “Sub-Condo”). The borrower’s units in the Sub-Condo consist of the garage unit and three retail units. The Sub-Condo also consists of six non-collateral retail units and 444 non-collateral residential units. The borrower does not control the Master Condo but, as decisions of the Master Condo require unanimous approval, the borrower may block decisions made by the Master Condo. The borrower has no control over the Sub-Condo and cannot block decisions made by the unit owners of the Sub-Condo, including decisions pertaining to non-restoration, the performance of appraisals for the purpose of distribution of proceeds, the identity of the insurance trustee, or assessments under the Sub-Condo. The Mortgage Loan is recourse to the borrower and guarantor for losses in the event of the termination of Master Condo or the Sub-Condo or any modification, supplementation or amendment to the Master Condo declaration or any of the other Master Condo documents or to the Sub-Condo declaration or any of the other Sub-Condo documents or if the borrower fails to pay common charges under the condominiums (except for reserves for common charges deposited with the related lender which the lender fails to make available after the borrower has satisfied disbursement requirements). However, there can be no assurance that the related borrower or guarantor would be able to, or would, pay any such losses.

With respect to the Atlantic Times Square Mortgage Loan (1.6%), the Mortgaged Property is subject to two condominium declarations covering the commercial and residential components of the development, respectively. The borrower owns both units in the commercial condominium, controls 100% of the voting rights and is entitled to appoint all of the directors of the related association board. The residential condominium is composed of three buildings consisting of a total of 210 units. The borrower owns two buildings totaling 100 units, representing 47.62% of the total units. With respect to any actions that require the approval of the unit owners, the declaration generally provides such action may be taken by the majority of the unit holders, subject to certain decisions that require the approval of 67% of the unit holders (or their mortgagees), including, without limitation, the following: (i) any action to partition or subdivide the Mortgaged Property; (ii) use of insurance proceeds other than for restoration; or (iii) any material amendment to the declaration. There are five members of the board of directors for the related association. The borrower is entitled to appoint three members of the board.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	58	$1,079,430,279	93.2%
Leasehold	2	79,050,000	6.8
Total	60	$1,158,480,279	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include mortgaged properties constituting the borrower’s leasehold interest in the mortgaged property along with the corresponding fee interest of the ground lessor in such mortgaged property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 35 in Annex D-1 or representation and warranty number 36 in Annex E-1 indicated on Annex D-2, Annex D-3 or Annex E-2, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

With respect to Marina Heights State Farm Mortgage Loan (5.2%), the related ground lease requires the consent of the ground lessor, the Arizona Board of Regents on behalf of Arizona State University, to any transfer by the ground lessee of the ground leasehold interest, which consent may not be unreasonably withheld, delayed or conditioned. The ground lease provides that the ground lessee may mortgage the ground leasehold interest without the ground lessor’s approval, that a mortgagee may enforce its lien and acquire title to the ground leasehold estate, and that upon foreclosure of its lien or acquisition of the ground leasehold estate by deed in lieu of foreclosure, the mortgagee may, upon notice to the ground lessor, but without its consent, sell and assign the ground leasehold estate. However, the obligation to obtain the ground lessor’s consent to any transfer would continue to apply to any transfer thereafter, which could impede the marketability of the ground leasehold estate.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than nine months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

●	With respect to the Tri-State Distribution Portfolio Mortgage Loan (5.1%), the related borrower acquired the 473 Ridge Road Mortgaged Property as part of sale and leaseback transaction with an affiliate of the existing tenant Central Mills Inc. (“Central Mills”). The ESA noted that the ownership transfer of the 473 Ridge Road Mortgaged Property may be subject to the New Jersey Industrial Site Recovery Act (“ISRA”) which regulates the ownership transfer of industrial facilities. Although the applicability of ISRA was not determined at the time of acquisition, Central Mills is contractually obligated pursuant to the terms of its lease to comply with ISRA (at its own expense) including any remedial action required under ISRA. In addition, the related loan documents provide that if it is ever determined that the transfer of the 473 Ridge Road Mortgaged Property was subject to ISRA compliance and Central Mills fails to comply with the terms of its lease regarding ISRA compliance, then the related borrower is required to (A) reserve (i) an amount equal to 125% of the cost, as determined by the lender, of engaging an environmental consultant to produce an ‘opinion of probable cost’ detailing the actions to be taken by the related borrower to comply with ISRA and the estimated cost thereof and (ii) a further amount equal to 125% of the estimated cost set forth in such opinion of probable cost, and (B) perform all actions described in the ‘opinion of probable cost’ and take and perform such other actions as may otherwise be required under applicable environmental laws in order to cause the 473 Ridge Road Mortgaged Property to comply with ISRA. If it is determined that ISRA is applicable to 473 Ridge Road Mortgaged Property, the sale of the 473 Ridge Road Mortgaged Property following a foreclosure would be subject to ISRA compliance (but ISRA compliance would not prevent foreclosure or accepting a deed-in-lieu of foreclosure), which could involve the seller being required to undertake or complete any remedial actions required under ISRA prior to effecting such sale.

●	With respect to the 636 11th Avenue Mortgage Loan (4.3%), the ESA indicates that the Mortgaged Property, which consists of multiple parcels developed around 1890, has had the following operations over the years: large-scale printing/lithographing (1938-1993), electroplating/metalworking (1938-2000), dry cleaning (1995-2003), and auto repair operations (1992-2005). The environmental consultant’s review of the historical sources showed certain analytical results of the soil samples from a Phase II subsurface investigation from 2002, which indicated that various chemicals indicative of petroleum source, such as gasoline, were detected in the soil and groundwater below the basement floor of the former dry cleaning site. Among such chemicals, tetrachloroethene (PCE), trichloroethene (TCE), and o-xylene exceeded the standard value of the New York State Department of Environmental Conservation. Based on such analytical results, the ESA concluded that potential subsurface contamination in other areas of the property could not be ruled out. The ESA recommended a new investigation to evaluate soil vapor concentrations and provided an estimated cost of $363,000 for investigation and the testing, design, installation and maintenance costs of a sub-slab depressurization system in the event constituent concentrations exceeded EPA guidance levels. At origination, the Borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Steadfast Insurance Company, with individual claim limits and an aggregate claim limit of $1,000,000 and a $25,000 deductible. The policy names the lender as an additional insured and has an expiration date of May 11, 2031.

●	With respect to the 65 Bay Street Mortgage Loan (3.5%), the related ESA identified as a controlled REC the presence of a Classification Exception Area (CEA) on the Mortgaged Property associated with metals impacts to groundwater caused by historic fill. There are also two deed notices recorded against the Mortgaged Property related to soil impacts from historic fill. The New Jersey Department of Environmental Protection approved a remedial action allowing impacts to remain in place with the use of engineering controls. The deed notices prohibit any alteration, improvement on, or disturbance to the engineering controls without complying with certain procedures set forth in the deed notices. The deed notices require ongoing monitoring of the engineering controls and biennial certification. Based on the development of the Mortgaged Property with the existing improvements, including the building, which encompasses the entire site, and the fact that the Mortgaged Property is serviced by municipal utilities, the related ESA consultant determined that no additional investigation was warranted.

●	With respect to the Maple Street Mortgaged Property (2.1%), the related Phase I ESA identified a REC and vapor intrusion concern related to historic industrial operations at the Mortgaged Property by the Hoover Company. Between 1999 and 2002, the Mortgaged Property was enrolled in a voluntary Resource Conservation and Recovery Act (“RCRA”) program and underwent extensive remediation. In 2015, soil and groundwater sampling performed by the borrower under the supervision of the United States Department of Environmental Protection (“USDEP”) identified residual soil and groundwater impacts, including volatile organic compounds and semi-volatile compounds in excess of applicable regulatory standards, as well as possible vapor migration, at certain portions of the Mortgaged Property. In cooperation with USDEP, the borrower is in the process of (i) implementing certain use restrictions at the Mortgaged Property prohibiting, among other things, the use of the Mortgaged Property for residential purposes and (ii) performing further confirmatory soil and groundwater sampling. According to the Phase I ESA, the borrower may also be required to install a sub-slab depressurization system. The Mortgage Loan documents require the borrower to perform any further sampling, remediation or implementation of engineering controls as may be necessary to achieve regulatory closure. The Mortgaged Property is covered by an existing environmental insurance policy issued by Great American E&S Insurance with policy limits of $3,000,000 per claim and $3,000,000 aggregate, a $25,000 deductible per claim and a term expiring in June 8, 2031.

●	With respect to the Steelyard Commons Mortgage Loan (1.2%), the Phase I environmental assessment of the related Mortgaged Property identified a controlled REC related to the prior operation of the Mortgaged Property for industrial uses between 1912 and 2001, including steel production and finishing. Commencing in 2004, environmental due diligence and remediation activities were conducted at the Mortgaged Property in compliance with the Ohio Environmental Protection Agency’s Voluntary Action Program (the “VAP”) to address any related soil and groundwater impacts. Pursuant to the VAP, continuing compliance is based on implementation of an operations and maintenance (“O&M”) plan, which limits the Mortgaged Property to commercial or industrial use and prohibits groundwater extraction and use except for investigation, monitoring or remediation in conjunction with construction or excavation activities or maintenance of subsurface utilities. In 2008, a no further action letter (“NFA”) was issued for the Mortgaged Property and a covenant-not-to-sue was issued in 2010 by the Ohio EPA, contingent on continuing compliance with the NFA and O&M plan. Under the covenant, groundwater monitoring is required on a biannual basis and must continue until demonstrated that monitoring activities are no longer necessary.

●	With respect to the Amsdell Belmont Self Storage Mortgage Loan (1.2%), the related ESA identified the Mortgaged Property’s historic industrial use, including as a former coal storage yard from 1922 to 1951, as a potential environmental concern. The ESA notes that the coal storage yard contained railroad spurs that ran from the adjacent rail yard onto the Mortgaged Property. The ESA notes that (i) PCB-containing fluids have historically been applied to railroad tracks to inhibit the growth of vegetation in and around the ballast and that railroads were often impacted by loading and unloading of hazardous materials and (ii) coal contains many heavy metals as well as a significant amount of polycyclic aromatic hydrocarbons. To mitigate potential environmental liability caused by the historic use of the Mortgaged Property, the related borrower was required at origination to obtain a premises environmental liability insurance policy. The policy was issued by Great American Insurance Company Group, with individual claim limits and an aggregate claim limit of $2,000,000 and a $100,000 deductible. The policy names the lender as an additional insured and has a term of 10 years and a 3-year extended reporting period.

For several of the properties, the related ESAs noted that onsite underground storage tanks (“USTs”) or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to the Aon Center Mortgage Loan (4.3%), the loan documents require the borrowers to make certain capital improvements to the 70th floor of the building in connection with the construction of a tenant amenity floor. The amenity floor will include a gym and a conference center, among other features. At origination, the borrowers reserved $7,960,197 for the renovation plan, which amount represents the full estimated remaining cost to complete the amenity floor. The borrower is required to complete the improvements by the end of 2018.

●	With respect to the Sheraton Music City Mortgage Loan (3.4%), the borrower is required under the related franchise agreement to complete a PIP which includes, among other things, various upgrades to the guestrooms, the conference center, the lobby and the reception area, the lounge, the business center and the pool areas. The original total estimated cost of the PIP was

$13,319,723, and an estimated $1,302,875 in PIP renovations remain outstanding. The franchise agreement requires that the PIP improvements and renovations be completed by the end of July 2018, and the failure to complete the PIP in accordance with the franchise agreement could result in the termination of the franchise agreement. The borrower was required at origination to deposit $1,433,000 for the remaining PIP renovations, and the guarantor has provided a guaranty for the payment of all costs and expenses associated with completing the PIP.

●	With respect to the Embassy Suites Glendale Mortgage Loan (2.7%), in connection with an extension of the franchise agreement obtained at origination of the Mortgage Loan, the borrower is required to complete a PIP which includes, among other things, various upgrades to the public restrooms, ballrooms, meeting spaces, atrium and lobby area, fitness center, pool area, corridors and guest suites, with an estimated cost of $945,315. The franchise agreement requires that the PIP improvements and renovations be completed by the end of October 2019. The Mortgage Loan documents require that the borrower complete the PIP upgrades within 540 days of the origination date. The borrower was not required at origination to escrow any funds for the PIP, but the guarantor is liable under the guaranty for any failure of the borrower to pay or perform the outstanding PIP renovations.

●	With respect to the Crowne Plaza Dallas Mortgaged Property (2.4%), at origination, the borrower deposited $3,130,000 into an upfront PIP reserve related to brand requirements, which includes improvements to the guestrooms as well as various upgrades to the general exterior and interior areas of the Mortgaged Property. The PIP additionally mandates upgrades to the Mortgaged Property’s life safety and accessibility systems. The PIP has a total budgeted cost of approximately $3.7 million, and the remaining $630,000 balance which was not collected at origination is required to be collected in equal $26,250 monthly installments over the first 24 months of the loan term (subject to increases to the extent the borrower withdraws PIP reserve funds for approved FF&E expenditures in accordance with the loan documents). Under the related Mortgage Loan documents, the borrower is required to complete all outstanding PIP work, with the exception to certain exterior renovations, by December 31, 2019.

●	With respect to the High Peaks Mortgage Loan (1.6%), the borrower is required under the Mortgage Loan documents to complete a voluntary capital expenditure plan which includes, among other things, various upgrades to the guestrooms, the meeting rooms, the water front parking deck and roofing work for the lake house, with an estimated total cost of $3,000,000. The Mortgage Loan documents require that the capital improvements and renovations be completed within one year following the origination date. The borrower was required at origination to deposit $3,000,000 in connection with such capital expenditure plan.

●	With respect to the Hampton Inn Lake Buena Vista Mortgaged Property (1.6%), the related borrower is required to complete an estimated $2,000,000 franchisor-required PIP in connection with the execution of a recent franchise agreement extension. Such PIP includes, among other things, upgrades to the guestrooms, hallways and lobby of the hotel. Pursuant to the related franchise agreement, the borrower is required to complete all related PIP work by June 4, 2020. At origination, the borrower reserved $1,500,000, representing approximately 75% of the estimated cost to complete the PIP. In addition, on each of the first twelve monthly payment dates commencing in July 2018, the borrower is required to deposit an amount equal to approximately $41,666.

●	With respect to the Washington Square Shopping Center Mortgage Loan (1.2%), the largest tenant, Belk, representing approximately 17.7% of the NRA, has the right (the “Expansion Option”) to require the borrower, at the borrower’s expense, to develop up to 20,000 square feet of additional improvements (the “Expansion Space”), which Expansion Space would be subject to the lien of the related Mortgage Loan and added to Belk’s premises under the related lease, provided, among other conditions, (i) any related plans and specifications are subject to the approval of the borrower, (ii) the Expansion Space is of like quality of construction as Belk’s current space, (iii) the Expansion Space complies with all applicable governmental regulations and (iv) the rent payable by Belk under its related lease will be adjusted according to a formula set forth in the lease agreement. The Mortgage Loan documents provide that in the event related renovation costs exceed 10% of the then outstanding principal balance of the Mortgage Loan, the borrower is required to deposit collateral in an amount equal to the sum of any such excess cost. We cannot assure you that any expansion will not materially impact the operations of the tenant or the related Mortgaged Property or that the tenant will not go dark.  See “Risk Factors—Risks Related To Renovation”.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than nine months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation or condemnation proceedings. For example:

With respect to the 65 Bay Street Mortgage Loan (3.5)%, the sponsor of the related borrower is Seryl Kushner. Seryl Kushner, with certain trusts for Kushner family members, including Jared Kushner, own a material indirect interest in the related borrower. It has been reported by various print media that members of the Kushner family companies are being investigated by the federal government with respect to financing obtained from foreign investors seeking to immigrate to the United States though the EB-5 visa program. Such foreign investor financing under the EB-5 program, since repaid, was used in the connection with the development of the 65 Bay Street Mortgaged Property. News outlets also reported an investigation of the Kushner family companies’ entry into certain secured lending transactions, and any involvement of Jared Kushner, during the period that Jared Kushner has been senior advisor with the Trump administration. There can be no assurance of the nature or outcome of any such investigations or other investigations or whether any legal proceedings may result therefrom, or whether they could have an adverse impact on the 65 Bay Street Mortgaged Property or the related Mortgage Loan.

With respect to the 808 Olive Retail & Parking Mortgage Loan (2.3)%, the related recourse carveout guarantor is owned and operated by five families, which operate the guarantor, along with a number of other corporations, partnerships, and limited liability companies, pursuant to an agreement governing the business relationship of the families, which includes operation of the related Mortgaged Property. The representative of one of the five families has been in ongoing arbitration with the other four families since 2008, relating to amendments to the governing agreement and the management of their business arrangement. There are ongoing discussions regarding a buy-out of the family that is in dispute with the other four families. No specific amount of damages has been identified, and it is unknown whether any portion of the business enterprise would have to be liquidated to effect a buy-out and what, if any, impact it would have on the related borrower.

With respect to the Kona Coast Mortgaged Property (1.6%), the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property. In connection with plans by the related ground lessor, Queen Liluokalani Trust (“QLT”), to redevelop certain parcels adjacent to the Mortgaged Property, a portion of the Mortgaged Property occupied by the largest tenant, KTA Super Stores, representing approximately 34.9% of the NRA, was previously the subject of discussions related to potential condemnation by the County of Hawaii (the “County”) for purposes of providing a public access road to the Redevelopment Project (the “KTA Condemnation”). Pursuant to a letter issued by QLT, the ground lessor has not recently engaged in any formal meetings with the County nor has the County recently expressed any interest to pursue any actions on the KTA Condemnation. In the event the KTA Condemnation does occur, the Mortgage Loan documents (i) require the Mortgagor to pay the lender an amount equal to $6,645,545, less the amount of any condemnation award already deposited by the borrower with the lender (the “KTA Condemnation Payment”) and (ii) provide full recourse to the related guarantor for the KTA Condemnation Payment.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

28 of the Mortgage Loans (70.2%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the related Mortgaged Property.

15 of the Mortgage Loans (24.7%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

1 of the Mortgage Loans (5.1%) was, in whole or in part, originated in connection with the borrower’s refinance and acquisition of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

None of the Mortgage Loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property.

With respect to certain of the Mortgage Loans, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties securing its related Mortgage Loan)

that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the Aventura Mall Mortgage Loan (9.9%), one of the borrower sponsors relinquished ownership of an unrelated shopping mall located in Indianapolis, Indiana, through a deed-in-lieu of foreclosure. The sponsor also previously owned another shopping mall in Worcester, Massachusetts, which secured a loan that went into default and was foreclosed upon in June 2016. In addition, affiliates of one of the Guarantors (Jeffrey Soffer) filed for Chapter 11 bankruptcy protection in mid-2009 (which was later converted to a Chapter 7 bankruptcy proceeding at the end of 2009) as a result of the failure of the Fontainebleau Las Vegas project. The project’s funding was disrupted by the bankruptcy of Lehman Brothers in 2009. The bankruptcy court in respect of the Fontainebleau Las Vegas project approved a comprehensive settlement in November 2013, but certain actions by the Chapter 7 trustee were excluded from the scope of the settlement. The Chapter 7 trustee’s lawsuits allege fraudulent conveyance, breach of fiduciary duty, mismanagement of the project and intentional misrepresentations. The Chapter 7 trustee reached a settlement with Mr. Soffer and his affiliates in December 2014 and the case was dismissed with prejudice in February 2015. The settlement included a bar of further pending lawsuits and payment by Mr. Soffer of approximately $83 million, a substantial portion of which is being paid by insurance policies. In addition, Jeffrey Soffer was also a co-defendant in an action to enforce a $40 million guaranty delivered in connection with a loan secured by the Town Square shopping center located in Las Vegas, Nevada, which loan went into default in March 2009. After the related lenders foreclosed on that property, they sought a deficiency judgment against Jeffrey Soffer and Jacquelyn Soffer. After trial, the court entered judgment against the lenders and in favor of the Soffers, finding the Soffers were not liable to the lenders for any deficiency judgment. The judgment in favor of the Soffers was affirmed on appeal.

●	With respect to the Aon Center Mortgage Loan (4.3%), the borrower sponsors were previously involved with two unrelated loans secured respectively by an office building located in Buffalo, New York, and a set of two multifamily buildings in the Bronx, New York that ultimately went into foreclosure. With respect to the office property, the borrower sponsors were unable to service the debt on the financing secured by the property after the largest tenant downsized its leased premises at the building. The property went to auction in October 2015. The borrower sponsor defaulted on the loan secured by the multifamily buildings during the economic downturn following 2007-2008, and the borrower sponsors ultimately sold their position to a third party purchaser. The borrower sponsors have also been subject to workouts and restructurings on other properties within the last ten years.

●	With respect to the Embassy Suites Glendale Mortgage Loan (2.7%), the borrower sponsor constructed the Mortgaged Property in 2008, funded in part by a $46.2 million construction loan from Washington Mutual (“WaMu”). JPMCB took ownership of the loan following its acquisition of WaMu and ultimately agreed to a discounted payoff for approximately $42 million. To facilitate the payoff, the sponsor contributed $7 million of equity and obtained a $35 million loan from a third party lender, which was then sold and partially securitized in the COMM 2011-FL1 transaction. In 2013, the borrower sponsor refinanced that loan with an approximately $50 million loan from JPMCB, which was securitized in the JPMBB 2013-C14 transaction. The loan that was acquired to facilitate the discounted payoff and the 2013 loan from JPMCB were both repaid in full.

●	With respect to the JAGR Hotel Portfolio Mortgage Loan (2.5%), at the time of initial acquisition of the Mortgaged Property by the borrower and sponsor, the prior financings secured by the mortgaged properties were in default. With respect to the JAGR Portfolio – Hilton Jackson Mortgaged Property, the prior loan was a non-CMBS loan acquired out of maturity default from the initial lender for $18,350,000, which represented a discount of 31.7% to the outstanding principal amount at the time. With respect to the JAGR Portfolio – Doubletree Grand Rapids Mortgaged Property and JAGR Portfolio – Doubletree Annapolis Mortgaged Property, the prior loan secured by the two Mortgaged Properties was a defaulted CMBS loan that included a third property as collateral. The prior loan was liquidated at auction by the special servicer, with discounts of 16.1% and 33.6%, respectively, to the allocated loan amounts of $9,909,505 for the JAGR Portfolio – Doubletree Grand Rapids Mortgaged Property and $19,727,255 for the JAGR Portfolio – Doubletree Annapolis Mortgaged Property under the prior debt. The sponsor of the borrowers of the Mortgage Loan was not involved with the prior defaults or affiliated with the prior borrowers under such financings. In 2015, JPMCB provided a loan to refinance the existing loan and such loan was securitized in the JPMBB 2015-C29 and JPMBB 2015-C30 securitizations. The Mortgage Loan was provided to refinance the 2015 JPMCB loan.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Ten (10) of the Mortgaged Properties (18.6%) are leased to a single tenant.

●	Twelve (12) of the Mortgaged Properties (14.1%) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after the maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Best Buy – Sherman Oaks	2.8%	1/31/2028	5/1/2028
Tri-State Distribution Portfolio - 473 Ridge Road	2.1%	5/31/2028	7/6/2028
Tri-State Distribution Portfolio - 207 Pond Avenue	1.1%	6/30/2020	7/6/2028
WA-OH Retail Portfolio – Advanced Auto	0.1%	12/31/2024	5/6/2028

●	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Lease Expiration Year	Maturity Date/ARD
Centennial Crossroads Plaza	1.3%	54.4%	2028	5/6/2028
311-313 East 60th Street	0.9%	50.0%	2028	5/6/2028
WA-OH Retail Portfolio – Spokane Retail	0.4%	51.7%	2027	5/6/2028
Meridian Corporate Center – 2520 Meridian Parkway	0.8%	90.1%	2026	4/1/2028
Meridian Corporate Center – 2605 Meridian Parkway	0.5%	66.7%	2027	4/1/2028
Meridian Corporate Center – 2600 Meridian Parkway	0.4%	99.1%	2021	4/1/2028
Meridian Corporate Center – 2700 Meridian Parkway	0.3%	64.3%	2024	4/1/2028
844 2nd Avenue	0.3%	60.3%	2022	6/6/2023
Meridian Corporate Center – 2800 Meridian Parkway	0.2%	53.6%	2021	4/1/2028
Meridian Corporate Center – 2505 Meridian Parkway	0.2%	58.2%	2021	4/1/2028

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. We cannot assure you that any tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease. For example (with respect to the largest 20 Mortgage Loans and the largest five tenants at each Mortgaged Property as identified on Annex A-1 or with respect to single tenant Mortgaged Properties):

●	With respect to the Aon Center Mortgage Loan (4.3%), (i) the largest tenant at the Mortgaged Property, Aon Corporation (15.2% of NRA), has (A) the right to terminate its lease as of December 31, 2024, with one year’s notice and the payment of a termination fee, and (B) two options to contract its space as of December 31, 2019, and/or December 31, 2024, in each case, by one full floor, with one year’s notice and the payment of a termination fee; (ii) the second largest tenant at the Mortgaged Property, KPMG LLP (11.0% of NRA), has (A) the right to terminate its lease as of August 31, 2023, with one year’s notice and the payment of a termination fee, and (B) two options to contract its space as of August 31, 2018, and/or August 31, 2023, in each case, by one full floor, with one year’s notice and the payment of a termination fee; (iii) the third largest tenant at the Mortgaged Property, Jones Lang LaSalle Incorporated (7.2% of NRA), has (A) the right to terminate the lease of a portion of its leased space as of May 29, 2029, with one year’s notice and the payment of a termination fee, and (B) with respect to a portion of its leased space, has two options to contract its space as of May 31, 2022, and/or May 31, 2028, in each case, by one full floor, with one year’s notice and the payment of a termination fee; (iv) the fourth largest tenant at the Mortgaged Property, Integrys Business Support, LLC (6.9% of NRA), has (A) the right to terminate its lease as of April 30, 2026, with one year’s notice and the payment of a termination fee, and (B) the right to terminate the lease of a 2,555 square foot storage space with one year’s notice; and (v) the fifth largest tenant at the Mortgaged Property, Daniel J Edelman, Inc. (6.6% of NRA), has the right to terminate the lease of a portion of its leased space as of December 31, 2021, with two years’ notice and the payment of a termination fee.

●	With respect to the Meridian Corporate Center – 2520 Meridian Parkway Mortgaged Property (0.8%), the largest tenant by NRA, Parexel International, LLC, has the right to contract a portion of its leased space consisting of the entire third floor on August 31, 2020, with six-months’ notice and the payment of a contraction fee.

●	With respect to the Meridian Corporate Center – 2605 Meridian Parkway Mortgaged Property (0.5%), the largest tenant by NRA, Avaya, Inc., has the one-time right to terminate its lease as of July 31, 2024, with one year’s notice and the payment of a termination fee.

●	With respect to the Westbrook Corporate Center Mortgage Loan (3.4%), (i) the second largest tenant, Ingredion Incorporated, representing 123,515 square feet or 10.8% of NRA, may exercise one of two contraction options (but not both) effective May 2024 with 12 months’ notice with respect to (x) the 2nd floor space (9,385 square feet) or (y) either of the 3rd floor (22,807 square feet) or 7th floor spaces (22,807 square feet) plus a contraction fee equal to unamortized leasing costs, (ii) the fourth largest tenant, Insurance Auto Auctions, Inc., representing 6.8% of NRA, has the right to terminate its lease effective as of August 31, 2023, four years before the expiration thereof, with notice given by September 1, 2022 and payment of $1,067,249 due concurrently with the delivery of the termination notice and representing 50% of a termination fee of $2,134,498, with the remaining $1,067,249 due on or before July 31, 2023 and (ii) the fifth largest tenant, Loyola University Physician Foundation, representing 4.0% of NRA, has the right to terminate its lease effective as of July 31, 2020 with notice given on or before July 31, 2019 and payment of a termination fee equal to $1,501,522.

●	With respect to the 808 Olive Retail & Parking Mortgage Loan (2.3%), the fifth largest tenant, Shibumi, expanded into 700 square feet of additional space which the tenant is leasing rent-free until February 2019. On or prior to August 2018, the tenant is required to give notice of its intent to either keep or surrender such expansion space. If the tenant elects to keep the expansion space, the tenant will be required to pay rent for such expansion space in accordance with the terms of the applicable lease. No income was attributed to the expansion space in the underwriting of the Mortgage Loan.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. For example, with respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property identified on Annex A-1 with respect to the largest 20 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below:

●	With respect to the Aventura Mall Mortgage Loan (9.9%), the borrower was required to reserve $6,776,765 for free or abated rent associated with 13 tenants at the Mortgaged Property, including Apple and Victoria’s Secret. Apple has abated rent for the months of July 2018 through and including January 2020, and Victoria’s Secret has abated rent for the months of July 2018 through and including July 2019.

●	With respect to the 181 Fremont Street Mortgage Loan (6.9%), the sole tenant at the Mortgaged Property, Facebook, has executed a lease and taken occupancy of its space but does not commence paying rent until February 2019. At origination, the borrower reserved $68,379,092 in connection with such free rent period.

●	With respect to the Aon Center Mortgage Loan (4.3%), the second largest tenant by NRA, KPMG LLP, has executed a lease for an expansion space of approximately 31,654 (1.14% of NRA) square feet but is not yet in occupancy or paying rent for such space. At origination, the borrowers were required to reserve $5,235,989 for outstanding and future free rent periods under the leases for 13 tenants at the Mortgaged Property including, without limitation, for the second largest tenant by NRA, KPMG LLP, in the aggregate amount of $1,188,954 to cover its free rent period that is currently in effect and ending in May 2019, and third largest tenant, Jones Lang LaSalle Inc., in the amount of $624,410 to cover its free rent period that ends in August 2018.

●	With respect to the Meridian Corporate Center Mortgage Loan (3.9%), there are seven tenants that are currently in rent abatement periods under their respective leases at their respective Mortgaged Properties, including: (i) Avaya, Inc. (66.7% of NRA), the largest tenant by NRA at the Meridian Corporate Center – 2605 Meridian Parkway Mortgaged Property; (ii) Spoonflower, Inc. (44.0% of NRA), the largest tenant by NRA at the Meridian Corporate Center – 2810 Meridian Parkway Mortgaged Property; and (iii) NVIDIA Corporation (64.3% of NRA), the largest tenant by NRA at the Meridian Corporate Center – 2700 Meridian Parkway Mortgaged Property. At origination, the borrower was required to reserve $778,111 for all outstanding rent abatements at the Mortgaged Properties.

●	With respect to the 65 Bay Street Mortgage Loan (3.5%), the second largest retail tenant, CycleBar (representing 19.1% of retail NRA) is subject to a free rent period pursuant to the terms of its lease until the earlier of (i) September 13, 2018 or (ii) the date that the tenant first opens for business to the public.

●	With respect to the 808 Olive Retail & Parking Mortgage Loan (2.3%), three tenants representing in the aggregate 44.5% of the retail net rentable area have either not opened for business or are subject to rent abatement periods under their respective leases. The second largest tenant, Coconuts Fish Café has not opened for business. The second and third largest tenants, Coconuts Fish Café and Shake Shack, respectively, are subject to a rent abatement period through May 31, 2019. Sweetgreen, the third largest tenant, is not yet open for business and will not begin paying rent until August, 1 2018.

●	With respect to the 180 Bedford Mortgage Loan (2.1%), Chase Bank, which represents 41.2% of NRA, is currently subject to a 7-month rent abatement period under its lease, which commenced on February 15, 2018.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. With respect to each of the 181 Fremont Street (6.9%), Embassy Suites Glendale (2.7%), Crowne Plaza Dallas (2.4%), Riverwalk Apartments (2.1%) and Washington Square Shopping Center (1.2%) Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at one or more of the related Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer or similar right, upon satisfaction of certain conditions, to purchase all or a portion of one or more of the related Mortgaged Properties.

In particular, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

●	With respect to the 181 Fremont Street Mortgage Loan (6.9%), the sole tenant at the Mortgaged Property, Facebook, has a right of first refusal to purchase the Mortgaged Property if the related borrower receives an offer to purchase the Mortgaged Property from a “Facebook Competitor.” Pursuant to Facebook’s lease, a Facebook Competitor is currently defined as (i) Alphabet Inc., (ii) Apple Inc. and (iii) Microsoft Inc. This list of Facebook Competitors may be updated once each calendar year, provided that (a) the list of Facebook Competitors may only list up to three (3) entities at any time and (b) those entities must be in a similar industry which offers a similar product or service as Facebook. The right of first refusal does not apply to (a) a sale of the Mortgaged Property through a foreclosure by a trustee’s power of sale, judicially or by accepting a deed-in-lieu of foreclosure, or as a purchaser at a foreclosure sale or (b) a sale to any party other than a Facebook Competitor.

●	With respect to the Tri-State Distribution Portfolio Mortgage Loan (5.1%), (i) in the event that the related borrower desires to market the property for sale, the related borrower is required to grant the largest tenant at the 40 Cragwood Road Mortgaged Property, PSEG Power LLC (43.2% of NRA), a thirty (30) day period to make an offer to purchase the 40 Cragwood Road Mortgaged Property and (ii) the sole tenant at the 207 Pond Avenue Mortgaged Property, SilverLine Building Products (100% of NRA), has a right of first offer with respect to any proposed transfer of the 207 Pond Mortgaged Property or the related lease to a third party.

●	With respect to the Embassy Suites Glendale Mortgage Loan (2.7%), the franchisor has a right of first offer in the event of a proposed transfer of the hotel or a sale of the borrower or a controlling interest in the borrower. Under the comfort letter obtained at origination, this right has been subordinated to a foreclosure but will apply to subsequent transfers.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not

Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 7 in Annex D-1, representation and warranty number 8 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

●	With respect to the Atlantic Times Square Mortgage Loan (1.6%), the largest tenant by net rentable area at the related Mortgaged Property is an affiliate of the borrowers and borrower sponsors. The tenant represents approximately 35.2% of the net rentable area of the retail component of the Mortgaged Property and constitutes approximately 25.0% of underwritten rents.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance.

With respect to 44 of the Mortgaged Properties, which secure in whole or in part 33 Mortgage Loans (70.4%), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant or the property manager, as described below:

●	With respect to the 181 Fremont Street Mortgage Loan (6.9%), the sole tenant at the Mortgaged Property, Facebook, may self-insure so long as it has a market capitalization of at least $15 billion, has not filed for bankruptcy, and has maintained appropriate loss reserves which are actuarially derived in accordance with accepted standards of the insurance industry and accrued or otherwise funded.

●	With respect to the Marina Heights State Farm Mortgage Loan (5.2%), the largest tenant, State Farm, representing approximately 97.1% of the net rentable area, may be the insurance provider, so long as it meets the requirements regarding insurance providers and policies set forth in the Mortgage Loan documents.

●	With respect to the WA-OH Retail Portfolio Mortgage Loan (0.4%), with respect to the Advanced Auto Mortgaged Property, the borrower may rely upon insurance maintained by the sole tenant, Advance Auto Parts, provided that such insurance meets the requirements in the related Mortgage Loan documents.

●	With respect to the Fresenius Medical Center Portfolio (0.3%), the sole tenant at each of the Mortgaged Properties is permitted to self-insure so long as it meets the requirements regarding insurance providers and policies set forth in the loan documents.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to The Gateway Mortgage Loan (4.3%), pursuant to a recorded deed restriction, a 1.665-acre portion of the related Mortgaged Property is required to remain a park, which is connected to the main portion of the Mortgaged Property by a sky bridge. The recorded deed restriction provides that the borrower must continue to use such parcel as a landscaped park.

●	With respect to the Washington Square Shopping Center Mortgage Loan (1.2%), the Mortgaged Property is subject to a recorded deed restriction prohibiting the borrower from entering into any lease or other arrangement for the occupancy of the Mortgaged Property of an area greater than 25,000 square feet with any entity (excluding Rose’s Department Store) without the prior approval of the largest tenant at the Mortgaged Property, Belk, representing approximately 17.7% of the NRA. The deed restriction will run with the land, provided that it is a right specific to Belk pursuant to the Belk lease and will expire upon any termination of the related lease with Belk.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states a “hypothetical”, “hypothetical as is”, “as complete” or “as-stabilized” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio and the related Maturity Date LTV Ratio was calculated using the related “hypothetical”, “hypothetical as is”, “as complete” or “as-stabilized” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
181 Fremont Street(1)	6.9%	39.6%	39.6%	$632,000,000	54.2%	54.2%	$461,000,000
Aon Center(2)	4.3%	40.3%	40.3%	$824,000,000	42.5%	42.5%	$780,000,000
Meridian Corporate Center(3)	3.9%	69.9%	64.1%	$108,250,000	71.4%	65.4%	$106,100,000
65 Bay Street(4)	3.5%	29.8%	29.8%	$336,000,000	30.1%	30.1%	$332,000,000
Crowne Plaza Dallas(5)	2.4%	69.4%	57.3%	$39,500,000	78.4%	64.7%	$35,000,000
808 Olive Retail & Parking(6)	2.3%	54.5%	50.3%	$49,500,000	56.7%	52.4%	$47,600,000
High Peaks(7)	1.6%	59.3%	55.0%	$32,000,000	65.4%	60.7%	$29,000,000
Hampton Inn Lake Buena Vista(8)	1.6%	65.2%	56.8%	$27,600,000	72.0%	62.7%	$25,000,000
Shoppes at the Lakes Phase I(9)	1.0%	63.3%	56.3%	$18,000,000	68.3%	60.6%	$16,700,000
Courtyard – Missoula, MT(10)	0.8%	65.8%	54.0%	$14,400,000	71.3%	58.5%	$13,300,000

(1)	The Appraised Value reflects an “as stabilized” hypothetical value which assumes the Mortgaged Property achieves stabilization as of March 1, 2021, the date upon which all free rent burns off. The “As-Is” Appraised Value is inclusive of deductions for free rent, tenant improvement and leasing commission obligations. At loan origination, the borrower deposited upfront reserves equal to $111,096,358 for such contractual tenant improvement and leasing commission obligations and free rent.

(2)	The Appraised Value reflects a “hypothetical” appraised value for the Mortgaged Property, which assumes that (i) leasing costs for recently executed leases are fully capitalized at closing, (ii) completion of the amenity floor build-out and (iii) demolition of the space previously occupied by DBB Needham. At origination, the borrower was required to reserve $38,000,000 in connection with outstanding tenant improvement and leasing commission obligations and $5,235,989 for outstanding free or abated rent related to such tenants.

(3)	The Appraised Value reflects the sum of the “hypothetical as-is” appraised values for certain buildings (buildings 2500, 2510, 2525, 2605, 2700, 2800 and 2810) and the “as-is” appraised values of the remaining buildings. In each case, the hypothetical value includes an assumption that the tenant improvement and leasing commission costs being incurred during the first year of the loan term have been satisfied. At origination, the borrower was required to reserve $3,125,744 for outstanding tenant improvement and leasing commission costs.

(4)	The Appraised Value reflects an “as stabilized” hypothetical value which assumes that the Mortgaged Property achieves a stabilized physical occupancy.

(5)	The Appraised Value reflects an “as complete” appraised value for the Mortgaged Property, which assumes the completion of an approximately $3.7 million property improvement plan as of June 1, 2019. At loan origination, the borrower was required to deposit approximately $3,130,000 in a PIP reserve. The remaining $630,000 balance which was not collected at origination is required to be collected in equal $26,250 monthly installments over the first 24 months of the loan term.

(6)	The Appraised Value reflects an “as stabilized” hypothetical value as of March 21, 2019 which assumes that the retail tenants at the Mortgaged Property will be in occupancy and paying rent.

(7)	The appraiser provided a “hypothetical as-is” appraised value for the Mortgaged Property, which assumes that the cost of the approximately $3,000,000 proposed renovation is held in escrow and not deducted from the Mortgaged Property’s cash flows. At origination, the borrower was required to reserve $3,000,000 for such renovation plan.

(8)	The Appraised Value reflects an “as complete” appraised value for the Mortgaged Property, which assumes the completion of an approximately $2,000,000 property improvement plan as of March 16, 2019. At loan origination, the borrower was required to deposit approximately $1,500,000 in a capital improvement reserve. The remaining $500,000 balance which was not collected at origination is required to be collected in equal $41,667 monthly installments over the first 12 months of the loan term.

(9)	The Appraised Value reflects an “as stabilized” hypothetical value as of November 1, 2018 which assumes that all tenants at the Mortgaged Property will be in occupancy and paying rent.

(10)	The Appraised Value reflects an “as complete” hypothetical value as of March 1, 2019 which assumes a brand mandated property improvement plan. At loan origination, the related borrower was required to reserve all outstanding costs associated with the brand mandated property improvement plan.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association” and “—Citi Real Estate Funding Inc.” in this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex D-3 and Annex E-2 for additional information.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

●	With respect to the Aventura Mall Mortgage Loan (9.9%), the liability of the guarantors for breaches or violations of the nonrecourse carve-out guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. The guarantors for the Mortgage Loan are Simon Property Group, L.P., a Delaware limited partnership (the “Simon Guarantor”) and Jeffrey Stoffer and Jacquelyn Stoffer (individually and collectively, the “Turnberry Guarantor”). The related guaranty provides that (i) the liability of the Simon Guarantor and the Turnberry Guarantor is on a several and not joint basis and (ii) the Turnberry Guarantor is liable only for the acts or omissions of the Turnberry Guarantor and any party that controls or is controlled by the Turnberry Guarantor (a “Turnberry Guarantor Affiliate”) and the Simon Guarantor is liable only for the acts or omissions of the Simon Guarantor and any party that controls or is controlled by the Simon Guarantor (a “Simon Guarantor Affiliate”), except with respect to any guaranteed obligations that (A) are not attributable to any act or omission of a Turnberry Guarantor (or a Turnberry Guarantor Affiliate) or the Simon Guarantor (or a Simon Guarantor Affiliate) or (B) are attributable to an act or omission of both the Turnberry Guarantor (or a Turnberry Guarantor Affiliate) and the Simon Guarantor (or the Simon Guarantor Affiliate), liability is required to be allocated between the Turnberry Guarantor (66.67%) and the Simon

Guarantor (33.33%). In addition, the Mortgage Loan does not have a separate environmental indemnity in place.

●	With respect to the Marina Heights State Farm Mortgage Loan (5.2%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity.

●	With respect to The Gateway Mortgage Loan (4.3%),there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity.

●	With respect to the Westbrook Corporate Center Mortgage Loan (3.4%), the related environmental indemnity provides that the indemnitor will not have any indemnification obligations or liabilities under the environmental indemnity provided that a Qualified Environmental Policy (defined below) has been delivered to the lender, except that the lender may immediately seek claims under the environmental indemnity against the indemnitor upon the earlier to occur of (i) the expiration or termination of any Qualified Environmental Policy, (ii) any environmental policy delivered to the lender failing to satisfy the conditions of a “Qualified Environmental Policy,” (iii) any insurer declining coverage for a claim made by the lender pursuant to such Qualified Environmental Policy, (iv) any insurer accepting its obligations to cover a claim made by the lender pursuant to such Qualified Environmental Policy, but failing to pay such insurance proceeds to the indemnitor in the ordinary course of business, and (v) any such insurance proceeds received by the lender under such Qualified Environmental Policy failing to cover any and all losses of the lender (in which event the indemnitor is liable solely to the extent of any deficiency), in each case, solely to the extent any remaining Qualified Environmental Policy as to which items (i) through (v) apply would not cover any such losses. A “Qualified Environmental Policy” means (I) (i) an environmental insurance policy by Steadfast Insurance Company (Zurich), (or such renewal policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, and a deductible no higher than $25,000, in substantially the same form and coverages as the policy delivered to the lender as of the origination date, or (ii) an environmental insurance policy reasonably approved by the lender, and (II) any such Qualified Environmental Policy names the original lenders and their successors and assigns as the “named insured” or an “additional insured” by an additional insured/mortgagee assignment endorsement.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the 636 11th Avenue Mortgage Loan (4.3%), the Mortgaged Property is in year 11 of a 12-year Industrial and Commercial Incentive Program (“ICIP”) tax abatement, which is scheduled to phase out completely in 2020/2021. Taxes for (i) the 2018/2019 year are estimated to be $7,722,222 after the ICIP abatement, and (ii) the 2019/2020 year are estimated to be $8,815,199 after the ICIP abatement. The lender underwrote real estate taxes based on the real estate taxes including the exemption.

●	With respect to the 65 Bay Street Mortgage Loan (3.5%), the related borrower is party to a tax exemption agreement with the city of Jersey City for a tax exemption period beginning in December 2016 and terminating in December 2021. The aggregate value of the tax exemption is estimated to be approximately $8,000,000; following the expiration of the tax exemption agreement, the borrower’s tax obligation will increase to the unabated level. There can be no assurance that the related borrower has complied with all criteria under the tax exemption agreement required to receive the tax exemption, that the Mortgaged Property will continue to benefit from such tax exemption for the entire tax exemption period, or that Jersey City will not seek any recalculation or reclamation of benefits granted to the Mortgaged Property under such tax exemption agreement. Although the Mortgage Loan is recourse to the related borrower and guarantor for certain losses in the event Jersey City seeks reimbursement of any such exempt taxes as a result of a partial or complete revocation or termination of the tax exemption, breach of the tax exemption documents, or a determination that the borrower does not qualify for the tax exemption under the tax exemption documents, there can be no assurance that the borrower or the guarantor would be able to, or would, pay any such losses.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Eighteen (18) Mortgage Loans (53.4%) are interest-only until the maturity date or anticipated repayment date.

Fifteen (15) Mortgage Loans (26.9%) provide for payments of interest-only for the first 10 to 83 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date and therefore have an expected Balloon Balance at the related maturity date.

Eleven (11) Mortgage Loans (19.7%) (excluding interest-only and partial interest-only Mortgage Loans) provide for payments of interest and principal until the maturity date and then have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	31	$669,018,558	57.7%
1	0	9	374,910,319	32.4
1	5(1)	3	74,600,000	6.4
1	2(2)	1	39,951,402	3.4
Total		44	$1,158,480,279	100.0%

(1)	Includes the EOS 21 Mortgage Loan (2.6%), which has a five business day grace period for any monthly payment of interest due, provided that the grace period may only be used twice during any twelve month period during the term of the Mortgage Loan.

(2)	Includes the Sheraton Music City Mortgage Loan (3.4%), which has a two business day grace period for any monthly payment of interest due, provided that the grace period may only be used once during any twelve month period during the term of the Mortgage Loan.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date or anticipated repayment date payment. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan(s)

Three (3) Mortgage Loans (16.4%) (together, the “ARD Loans”) each provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Dates and the Revised Rates for the ARD Loans.

After its Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on such ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period

(ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1.0% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date, the Anticipated Repayment Date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable, of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the Anticipated Repayment Date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date, the Anticipated Repayment Date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

Three (3) Mortgage Loans (11.7%) permit the related borrower, after a lockout period of 11 to 25 payments following the origination date, either to defease the Mortgage Loan or to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut-off Date)
181 Fremont Street	$80,000,000	6.9%	20
Marina Heights State Farm	$60,000,000	5.2%	5
The Gateway	$50,000,000	4.3%	8
Meridian Corporate Center	$45,705,000	3.9%	22
Sheraton Music City	$39,951,402	3.4%	24
JAGR Hotel Portfolio	$29,000,000	2.5%	4
High Peaks	$18,978,480	1.6%	24
Greentree Plaza	$15,600,000	1.3%	21
Park Santa Fe	$9,867,500	0.9%	22
834 1st Street	$5,000,000	0.4%	24

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	21	35.4%
7	4	26.3
3	11	21.9
6	3	10.3
5	5	6.1
Total	44	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of thirty-seven (37) Mortgage Loans (81.1%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

With respect to the Aventura Mall Mortgage Loan (9.9%), 636 11th Avenue Mortgage Loan (4.3%) and Atlantic Times Square Mortgage Loan (1.6%), in each case, the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan upon the occurrence of a certain date with yield maintenance premium if the related Defeasance Lock-Out Period has not expired by such date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance outstanding at any related anticipated repayment date or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Aventura Mall Mortgage Loan (9.9%), in the event that J.C. Penney Corporation, Inc. (“JCPenney”) or any of Macy’s Men’s Home Furnishings, Macy’s, Bloomingdale’s and Nordstrom ceases operations or seeks to assign the related lease, as applicable, to any person or in any manner that is not expressly permitted under the related lease, as applicable, the borrower has the right without the consent of the lender to (x) enter into a ground lease for the entirety of the JCPenney parcel or department store parcel (a “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the borrower and (y) obtain the release of the lien on the ground leasehold estate created by the Department Store Ground Lease, including the improvements on the JCPenney parcel or applicable department Store parcel from the lien of the Mortgage Loan upon satisfaction of certain terms and conditions including, without limitation: (i) the Department Store Ground Lease is in form and substance reasonably satisfactory to the lender; (ii) the lessee under the Department Store Ground Lease (or an affiliated guarantor) is a credit-worthy party acceptable to the lender; and (iii) the Department Store Ground Lease expires not less than 20 years after the related maturity date of the Mortgage Loan.

●	With respect to the Aventura Mall Mortgage Loan (9.9%), the borrower, without the consent of the lender, servicer, investor, the rating agencies or any other person, may (i) make transfers of immaterial or non-income producing portions of the property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of the Mortgaged Property for dedication or public use, (ii) make transfers of non-income producing portions of the Mortgaged Property (including, without limitation, certain outparcels of the property’s parking lot (the “Parking Lot Outparcels”) and portions of the Mortgaged Property’s “ring road”) to third parties or affiliates of the borrower, and (iii) dedicate portions of the Mortgaged Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes; provided, with respect to any of the transfers in (ii) through (iii) above, no transfer, conveyance or other encumbrance may result in a material adverse effect based upon an officer’s certificate delivered to the lender, and, further provided that, with respect to the transfers in (ii) above, the borrower will be required to deliver to the lender, among other things, (A) legal opinions, title insurance or other evidence reasonably satisfactory to the lender to the effect that the transferred portion of the Mortgaged Property constitutes or will constitute one or more complete tax lots (except with respect to the Parking Lot Outparcels, so long as an application therefor is filed for such separate tax lots no later than 60 days from the date of such transfer) and, if applicable, has been legally subdivided and after giving effect to such transfer the remaining portion of the property complies with applicable zoning, parking and other legal requirements, (B) evidence reasonably satisfactory to the lender that such transfer will not eliminate or materially interfere with the ingress and egress required for the operation and use of or materially interfere with the operation and use of the remaining portion of the Mortgaged Property by the borrower or any of the tenants unless (with respect to such ingress and egress) the borrower has entered into reciprocal easement to provide for an additional or substitute means of ingress or egress, (C) a certification that after such transfer, the borrower continues to be a special purpose entity, and (D) a REMIC opinion.

●	With respect to the Tri-State Distribution Portfolio Mortgage Loan (5.1%), the borrower is permitted to release individual Mortgaged Properties or specified outparcels at the 473 Ridge Road Property and the 40 Cragwood Road Property (as described in the Tri-State Distribution

Portfolio Loan documents and having outparcel allocated loan amounts of $3,187,500 and $1,000,000, respectively) after expiration of the lockout period upon satisfaction of the following terms and conditions set forth in the Tri-State Distribution Portfolio Mortgage Loan documents, including: (i) no event of default has occurred and is continuing under the Tri-State Distribution Portfolio Mortgage Loan, (ii) the borrower has delivered a REMIC opinion in form and substance acceptable to the lender and the rating agencies and such release otherwise satisfies the applicable REMIC rules and regulations, (iii) the borrower has partially defeased the Tri-State Distribution Portfolio Mortgage Loan, in an amount equal to the greater of (a) 125% of the allocated loan amount of the applicable individual property or specified outparcel and (b) the net sales proceeds applicable to the individual property or specified outparcel, (iv) the debt service coverage ratio after any such release is at least equal to the greater of 1.29x and the debt service coverage ratio of all of the individual Tri-State Distribution Portfolio Properties immediately prior to release, (v) the loan-to-value ratio after any such release is at least no greater than the lesser of 66.8% and the loan-to-value ratio with respect to all of the individual Mortgaged Properties immediately prior to the release, (vi) in connection with the release of a specified outparcel, for so long as any portion of the specified outparcel is owned by any person/entity that owns a direct or indirect interest in the borrower, no portion of the specified outparcel is leased to any tenant at the remaining property without the lender’s consent unless (A) such tenant is an existing tenant pursuant to a lease at the applicable individual property which lease will remain in full force and effect following any such lease, of space at the specified outparcel and (B) (x) any such lease provides for rental rates comparable to existing local market rates for similar properties and (y) borrower shall have simultaneously offered such tenant comparable space at the applicable individual property (if such space is then available) at existing local market rates, (vii) in connection with the release of a specified outparcel, the remaining property is its own separate legal and tax parcel, (viii) in connection with the release of a specified outparcel, the remaining property shall continue to be in compliance with all legal and lease requirements after the release and (ix) in connection with the release of a specified outparcel, the borrower delivers a reciprocal easement and restrictive covenant agreement reasonably acceptable to the lender.

●	With respect to the Aon Center Mortgage Loan (4.3%), the loan documents permit the borrower, solely in connection with the creation of an observation deck (which will be comprised of an observatory and entertainment center on the 81-83 floors of the building with elevator access from new elevators), to obtain the release of the non-income producing non-office component of the Mortgaged Property which will constitute the observation deck, upon satisfaction of certain terms and conditions in the Mortgage Loan documents but without the payment of any release amount (other than in satisfaction of the REMIC requirements) or prepayment premium. No value was attributed to such non-income producing portion of the building in the appraisal received in connection with the closing of the Mortgage Loan. The borrower also has the right under the loan documents to cause a vertical separation of the Mortgaged Property into two or more parcels pursuant to documents reasonably acceptable to the lender.

●	With respect to the Meridian Corporate Center Mortgage Loan (3.9%), the loan documents permit the borrower to release individual Mortgaged Properties from the lien of the security instrument in connection with a partial prepayment after the expiration of the lockout period, subject to the satisfaction of conditions set forth in the related loan documents, including: (i) the prepayment of 110% of the allocated loan amount for the individual Mortgaged Propert(ies) being released in accordance with the loan documents (including, without limitation, the payment of the applicable yield maintenance premium); (ii) after giving effect to the release, the loan-to-value ratio does not exceed 69.9%; (iii) after giving effect to the release, the debt service coverage ratio (as calculated in the loan documents and including the debt service payments for any mezzanine loan incurred in the future in accordance with the loan documents) for the remaining Mortgaged Properties based on the trailing 12 month period immediately preceding the release is equal to or greater than the greater of (A) 1.50x and (B) the debt service coverage ratio immediately preceding the release (and including the Mortgaged Propert(ies) for which the release is being requested) based on the trailing 12 month period; and (iv) the delivery of an opinion of counsel that the issuing entity will not fail to maintain its status as REMIC trust as a result of the release. The loan documents permit the borrower to prepay the Whole Loan in accordance with the loan documents in order to satisfy the loan-to-value ratio or debt service coverage ratio thresholds described above, and following any release and the application of the release payment amount to the outstanding principal balance of the Whole Loan, the monthly debt service payments are required to be reduced on a pro rata basis.

●	With respect to the Best Buy - Sherman Oaks Mortgage Loan (2.8%), the borrower may, without the consent of the lender, (i) make immaterial transfers of unimproved, non-income producing portions of the Mortgaged Property to the applicable governmental authorities for dedication or public use (each, an “Outparcel”), and (ii) grant easements, restrictions, covenants, reservations and rights of way, provided that no such transfer, conveyance or encumbrance set forth in the foregoing clauses (i) or (ii) materially impairs the utility and operation of the Mortgaged Property. In connection with any such permitted transfer of the Outparcel, the lender will be required to execute and deliver any instrument reasonably necessary or appropriate, in the case of the transfers referred to in clause (i) above, to release the portion of the Mortgaged Property affected by such condemnation or such transfer from the lien of the mortgage or, in the case of clause (ii) above, to subordinate the lien of the mortgage to such upon receipt by the lender of, among other things: (a) 15 days’ prior written notice thereof; (b) a copy of the instrument or instruments of such transfer; (c) a certificate from an officer of the borrower stating that such transfer does not materially impair the utility and operation of the Mortgaged Property.

●	With respect to the JAGR Hotel Portfolio Mortgage Loan (2.5%), the borrower is permitted to release individual Mortgaged Properties after expiration of the lockout period upon the following terms and conditions, among others: (i) the partial prepayment of 120% of the allocated Mortgage Loan amount for the applicable individual Mortgaged Property (the “Adjusted Release Amount”); (ii) after giving effect to the release, the debt yield (as calculated in the loan documents and including the mezzanine loan) is equal to or greater than the greater of (A) the debt yield for the Mortgaged Properties as of the origination date and (B) the debt yield for all of the Mortgaged Properties subject to the lien of the mortgage immediately prior to the date of the requested release; (iii) after giving effect to the release, the loan-to-value ratio for the Mortgaged Property will not exceed loan-to-value ratio as of the origination date; (iv) after giving effect to the release, the debt service coverage ratio (as calculated in the loan documents and including the mezzanine loan) for the then remaining Mortgaged Properties is equal to or greater than the greater of (A) the debt service coverage ratio as of the origination date and (B) the debt service coverage ratio for all of the Mortgaged Properties subject to the lien of the mortgage immediately prior to the date of the requested release; (v) delivery of a REMIC opinion; and (vi) concurrently with the payment of the applicable Adjusted Release Amount, the related mezzanine borrower makes a partial prepayment of the related mezzanine loan equal to the 120% of the allocated mezzanine loan amount for the applicable individual Mortgaged Property. If the resulting loan-to-value exceeds 125% (excluding the value of personal property and the business as a going concern), the borrower must pay down the Mortgage Loan by the amount specified in the Mortgage Loan documents. The borrower is permitted to prepay a portion of the Mortgage Loan (with the yield maintenance premium, if applicable) in order to meet any of the debt yield, loan-to-value ratio or debt service coverage ratio tests described above.

●	With respect to the Kona Coast Mortgage Loan (1.6%), the borrowers may obtain the free release of a non-income producing parcel of vacant land; provided, among other conditions, (i) the borrower obtains an amendment to the related ground lease (a) removing the release parcel from the ground lease and (b) reducing the ground rent proportionally, (ii) any new lease entered into between the ground lessor and the related release parcel transferee is not cross-defaulted with the ground lease covering the remaining Mortgaged Property, (iii) the conveyance of the release parcel does not adversely affect the use and operation, or access to, the remaining Mortgaged Property and (iv) the borrowers satisfy customary REMIC provisions.

●	With respect to the Park Santa Fe Mortgage Loan (0.9%), the borrower may obtain the release of a non-income producing parcel of vacant land, provided, among other conditions, (i) the borrower prepays an amount equal to 110% of the Allocated Loan Amount for the release parcel, along with any applicable yield maintenance premium, (ii) after giving effect to such release, (a) the DSCR for the remaining Mortgaged Property is no less than the greater of (x) the DSCR immediately preceding such sale and (y) the DSCR as of the origination date, and (b) the LTV for the remaining Mortgaged Property is no more than the lesser of (x) the LTV immediately preceding such sale and (y) 73.9% and (iii) the borrower satisfies customary REMIC requirements. The Allocated Loan Amount for the related release parcel is $230,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-five (35) Mortgage Loans (68.6%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-three (33) Mortgage Loans (62.0%) provide for monthly or upfront escrows for ongoing replacements or capital repairs.

Twenty-three (23) Mortgage Loans (59.2%), secured by office, retail, industrial, mixed use and multifamily properties with commercial tenants, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Sixteen (16) Mortgage Loans (33.2%) provide for upfront reserves for immediate repairs.

Fifteen (15) Mortgage Loans (28.8%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Two (2) Mortgage Loans (4.0%) provide for periodic monthly seasonality escrows.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	18	51.2%
Springing Hard	18	24.1
Hard; Soft Springing Hard(1)	1	9.9
Soft	3	9.0
Soft; Hard(2)	1	3.5
Springing Soft	2	1.9
Soft Springing Hard	1	0.3
Total	44	100.0%

(1)	With respect to the Aventura Mall Mortgage Loan (9.9%), the borrower has entered into a master lease with the guarantors and Turnberry Retail Holding, L.P. The master lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to origination. The Mortgage Loan is characterized as having a Soft Springing Hard Lockbox for rents from the master lease and a Hard Lockbox for the remaining tenants at the mortgaged property. Following the occurrence and during the continuance of either (i) a cash sweep period or (ii) the period of time commencing on the date that the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.50x for two consecutive quarters until cured in accordance with the loan documents, the borrower will be required to cause all master lease rents to be deposited directly into the lockbox account.

(2)	With respect to the 65 Bay Street Mortgage Loan, the related loan documents require a hard lockbox for retail tenants and a soft lockbox for residential tenants.

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Exceptions to Underwriting Guidelines

As described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, 2 Mortgage Loans (1.3%) were originated by GACC or an affiliate with exceptions to its underwriting guidelines and/or typical underwriting procedures.

None of the Mortgage Loans were originated by JPMCB or an affiliate with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association”.

None of the Mortgage Loans were originated by CREFI or an affiliate with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.”

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
181 Fremont Street(3)	$80,000,000	$225,000,000	$170,000,000	N/A	$475,000,000	4.43400%	39.6%	75.2%	3.14x	1.38x
Aon Center	$50,000,000	$141,500,000	$300,000,000	$186,000,000	$677,500,000	5.11243%	40.3%	80.0%	3.03x	1.42x
JAGR Hotel Portfolio	$29,000,000	$5,000,000	$20,000,000	N/A	$54,000,000	5.55007%	66.7%	73.5%	1.75x	1.50x
High Peaks	$18,978,480	$4,000,000	NAP	N/A	$22,978,480	6.04566%	59.3%	71.8%	1.93x	1.48x

(1)	Calculated including any related Pari Passu Companion Loan, subordinate companion loan and mezzanine debt.

(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

(3)	The 181 Fremont Street Whole Loan mezzanine debt consists of a $175,000,000 senior mezzanine loan and a $50,000,000 junior mezzanine loan. The senior mezzanine loan has a 4.8800% coupon and the junior mezzanine loan has a 6.5000% coupon. The mezzanine loans are interest-only for the full term of the loans and have an ARD and a stated maturity date that are coterminous with the 181 Fremont Street Whole Loan.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the 181 Fremont Street (6.9%), Aon Center (4.3%), JAGR Hotel Portfolio (2.5%) and High Peaks (1.6%) Mortgage Loans identified in the table above are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
636 11th Avenue(1)	$50,000,000	56.07%	2.28x	N/A	Yes
Meridian Corporate Center(2)	$45,705,000	69.9%	1.50x	N/A	Yes
EOS 21	$30,000,000	65.0%	1.89x	N/A	Yes
Kona Coast	$19,050,000	68.0%	1.27x	8.0%	Yes
Park Santa Fe	$9,867,500	73.9%	1.46x	9.3%	Yes
Hobby Lobby Palmdale	$7,000,000	69.0%	1.22x	8.0%	Yes

(1)	The Mortgage Loan documents also require that the lease for the sole tenant, The Ogilvy Group, Inc., be extended pursuant to a lease extension agreement in form and substance satisfactory to the lender.

(2)	The Mortgage Loan documents provide that future mezzanine debt is permitted in connection with the bona fide sale of the Mortgaged Property to a third party and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Secured Indebtedness

With respect to the Aventura Mall Mortgage Loan (9.9%), the borrower is permitted to obtain a Property-Assessed Clean Energy (“PACE”) loan (which loans are repaid through multi-year assessments against the related Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s prior consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. Failure to timely pay such assessments can give rise to a lien against the Mortgaged Property.

Other Unsecured Indebtedness

Certain Mortgage Loans also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower.

●	With respect to the Sheraton Music City Mortgage Loan (3.4%), there is an outstanding “key money” loan from the franchisor to the previous owner of the Mortgaged Property that was assumed by the borrower pursuant to the franchise agreement, in the original amount of $825,000 (the “Key Money Debt”), which is unsecured and amortizes through May 25, 2019. The outstanding amount of the Key Money Debt as of June 6, 2016, was $183,333.20. If the franchise agreement is terminated or expires after May 25, 2019 without the borrower then being in default of the franchise agreement, the Key Money Debt will have been fully amortized and none of the Key Money Debt will be due. If, however, the franchise agreement is terminated at any time before May 25, 2019, the borrower will be required to repay the franchisor concurrently with such termination an amount equal to the outstanding Key Money Debt multiplied by a fraction, where (i) the numerator is the number of full and partial months from the earlier of (x) the date of termination or (y) the last month the borrower was not in an uncured default of the franchise agreement to May 25, 2019, and (ii) the denominator is the number of months from the commencement date of the franchise agreement through May 25, 2019. The Mortgage Loan documents provide for a nonrecourse carveout for any losses arising in connection with the Key Money Debt.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “Aventura Mall”, “181 Fremont Street”, “The Gateway”, “Marina Heights State Farm”, “636 11th Avenue”, “Aon Center”, “Meridian Corporate Center”, “65 Bay Street”, “Sheraton Music City”, “Westbrook Corporate Center”, “Embassy Suites Glendale”, “EOS 21”, “JAGR Hotel Portfolio”, “Atlantic Times Square” and “Steelyard Commons” securing 59.8% of the Initial Pool Balance is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
Aventura Mall	A-1-A, A-1-B, A-1-C, A-1-D	$406,700,000	$406,700,000	Aventura Mall Trust 2018-AVM	Yes
	A-2-A-1, A-2-B-3	115,000,000	115,000,000	Benchmark 2018-B4	No
	A-2-A-2, A-2-A-3, A-2-A-4, A-2-A-5	265,000,000	265,000,000	JPMCB	No
	A-2-B-1, A-2-B-2, A-2-B-4, A-2-B-5	180,000,000	180,000,000	DBNY	No
	A-2-C-1, A-2-C-2, A-2-C-3, A-2-C-4, A-2-C-5	220,000,000	220,000,000	Morgan Stanley Mortgage Capital Holdings, Inc.	No
	A-2-D-1, A-2-D-2, A-2-D-3, A-2-D-4, A-2-D-5	220,000,000	220,000,000	Wells Fargo Bank, National Association	No
	B-1, B-2, B-3, B-4	343,300,000	343,300,000	Aventura Mall Trust 2018-AVM	Yes
	Total	$1,750,000,000	$1,750,000,000
181 Fremont Street	A-1, A-4	$80,000,000	$80,000,000	Benchmark 2018-B4	Yes
	A-2	58,000,000	58,000,000	BANK 2018-BNK12	No
	A-3	22,000,000	22,000,000	Wells Fargo Bank, National Association	No
	A-5	40,000,000	40,000,000	DBNY	No
	A-6-1	30,000,000	30,000,000	WFCM 2018-C44	No
	A-6-2	20,000,000	20,000,000	WFCM 2018-C45	No
	Total	$250,000,000	$250,000,000
Marina Heights State Farm	A-1-S	$264,000,000	$264,000,000	GSMS 2017-FARM	Yes
	A-1-C1	72,500,000	72,500,000	GSMS 2018-GS9	No
	A-1-C2	27,500,000	27,500,000	Goldman Sachs Mortgage Company	No
	A-2-C1	45,000,000	45,000,000	Benchmark 2018-B3	No
	A-2-C2	60,000,000	60,000,000	Benchmark 2018-B4	No
	A-2-C3	50,000,000	50,000,000	JPMDB 2018-C8	No
	A-2-C4, A-2-C5	41,000,000	41,000,000	Benchmark 2018-B2	No
	Total	$560,000,000	$560,000,000
The Gateway	A-1-A1	$120,000,000	$120,000,000	COMM 2018-HOME	No
	A-1-A2, A-1-A3, A-1-A4, A-1-A5, A-1-A6	77,500,000	77,500,000	DBNY	No
	A-1-B	50,000,000	50,000,000	Benchmark 2018-B4	No
	A-2-A	27,500,000	27,500,000	BANK 2018-BNK11	No
	A-2-B	55,000,000	55,000,000	BANK 2018-BNK12	No
	B-1-A, B-2-A	52,500,000	52,500,000	Prima Mortgage Investment Trust, LLC	No
	B-1-B, B-2-B	52,500,000	52,500,000	New York State Teachers’ Retirement System	No
	C-1, C-2	115,000,000	115,000,000	Teachers Insurance and Annuity Association of America	Yes
	Total	$550,000,000	$550,000,000
Aon Center	A-1	$50,000,000	$50,000,000	Benchmark 2018-B4	No
	A-2, A-3	86,000,000	86,000,000	JPMCB	No
	A-4	214,000,000	214,000,000	JPMCC 2018-AON	Yes
	B	186,000,000	186,000,000	JPMCC 2018-AON	No
	Total	$536,000,000	$536,000,000
636 11th Avenue	A-1	$50,000,000	$50,000,000	Benchmark 2018-B4	Yes
	A-2, A-3	110,000,000	110,000,000	JPMCB	No
	A-4	65,000,000	65,000,000	CGCMT 2018-C5	No
	A-5	15,000,000	15,000,000	CREFI	No
	Total	$240,000,000	$240,000,000
Meridian Corporate Center	A-1	$45,705,000	$45,705,000	Benchmark 2018-B4	Yes
	A-2	30,000,000	30,000,000	JPMDB 2018-C8	No
	Total	$75,705,000	$75,705,000

Mortgage Loan	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
65 Bay Street	A-1-A, A-1-B, A-1-C	$60,000,000	60,000,000	CGCMT 2018-C5	No
	A-1-D, A-1-E, A-1-F	40,000,000	$40,000,000	Benchmark 2018-B4	No
	A-2 (Subordinate)	60,400,000	60,400,000	Nonghyup Bank, in its capacity as trustee for IGIS US Private Placement Real Estate Investment Trust No. 190	No
	B	39,600,000	39,600,000	IGIS US Private Placement Real Estate Investment Trust No. 169	Yes
	Total	$200,000,000	$200,000,000
Sheraton Music City	A-1	$40,000,000	$39,951,402	Benchmark 2018-B4	Yes
	A-2	30,000,000	29,963,552	JPMCB	No
	Total	$70,000,000	$69,914,954
Westbrook Corporate Center	A-1	$40,000,000	$39,950,681	Benchmark 2018-B4	Yes
	A-2	40,000,000	39,950,681	MSC 2018-H3	No
	A-3	19,000,000	18,976,573	CREFI	No
	Total	$99,000,000	$98,877,935
Embassy Suites Glendale	A-1	$37,000,000	37,000,000	JPMDB 2018-C8	Yes
	A-2	31,000,000	$31,000,000	Benchmark 2018-B4	No
	Total	$68,000,000	$68,000,000
EOS 21	A-1	$60,000,000	$60,000,000	Benchmark 2018-B2	Yes
	A-2	60,000,000	60,000,000	Benchmark 2018-B3	No
	A-3	30,000,000	$30,000,000	Benchmark 2018-B4	No
	Total	$150,000,000	$150,000,000
JAGR Hotel Portfolio	A-1	$29,000,000	$29,000,000	Benchmark 2018-B4	Yes
	A-2	20,000,000	20,000,000	JPMCB	No
	Total	$49,000,000	$49,000,000
Atlantic Times Square	A-1	$40,000,000	$40,000,000	JPMDB 2018-C8	Yes
	A-2	40,000,000	40,000,000	COMM 2018-COR3	No
	A-3	$18,000,000	$18,000,000	Benchmark 2018-B4	No
	Total	$98,000,000	$98,000,000
Steelyard Commons	A-1	$30,000,000	30,000,000	JPMDB 2018-C8	Yes
	A-2	14,250,000	$14,250,000	Benchmark 2018-B4	No
	Total	$44,250,000	$44,250,000

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans.

“Benchmark 2018-B2 PSA” means the pooling and servicing agreement governing the servicing of the EOS 21 Whole Loan.

“CGCMT 2018-C5 PSA” means the pooling and servicing agreement governing the servicing of the 65 Bay Street Whole Loan.

“COMM 2018-HOME PSA” means the pooling and servicing agreement governing the servicing of The Gateway Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“GSMS 2017-FARM TSA” means the trust and servicing agreement governing the servicing of the Marina Heights State Farm Whole Loan.

“Aventura Mall Trust 2018-AVM TSA” means the trust and servicing agreement governing the servicing of the Aventura Mall Whole Loan.

“JPMCC 2018-AON TSA” means the trust and servicing agreement governing the servicing of the Aon Center Whole Loan.

“JPMDB 2018-C8 PSA” means the pooling and servicing agreement governing the servicing of each of the Embassy Suites Glendale Whole Loan, the Atlantic Times Square Whole Loan and the Steelyard Commons Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Directing Holder” means the directing certificateholder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) the Marina Heights State Farm Mortgage Loan, (ii) the Aon Center Mortgage Loan, (iii) The Gateway Mortgage Loan, (iv) the Embassy Suites Glendale Mortgage Loan, (v) the EOS 21 Mortgage Loan, (vi) the Atlantic Times Square Mortgage Loan, (vii) the 65 Bay Street Mortgage Loan and (viii) the Steelyard Commons Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i)  the Marina Heights State Farm Whole Loan, (ii) The Gateway Whole Loan, (iii) the Embassy Suites Glendale Whole Loan, (iv) the EOS 21 Whole Loan, (v) the Atlantic Times Square Whole Loan, (vi) the 65 Bay Street Whole Loan and (vii) the Steelyard Commons Whole Loan.

“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan (if applicable), which will be (i) with respect to the Aventura Mall Whole Loan, the Aventura Mall Trust 2018-AVM TSA, (ii) with respect to the Marina Heights State Farm Whole Loan, the GSMS 2017-FARM TSA, (iii) with respect to the Aon Center Whole Loan, the JPMCC 2018-AON TSA, (iv) with respect to The Gateway Whole Loan, the COMM 2018-HOME PSA, (v) with respect to the 65 Bay Street Whole Loan, the CGCMT 2018-C5 PSA, (vi) with respect to each of the Embassy Suites Glendale Whole Loan, the Atlantic Times Square Whole Loan and the Steelyard Commons Whole Loan, the JPMDB 2018-C8 PSA and (vii) with respect to the EOS 21 Whole Loan, the Benchmark 2018-B2 PSA.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) the Aventura Mall Whole Loan, (ii) the Marina Heights State Farm Whole Loan, (iii) the Aon Center Whole Loan, (iv) The Gateway Whole Loan, (v) the Embassy Suites Glendale Whole Loan, (vi) the EOS 21 Whole Loan, (vii) the Atlantic Times Square Whole Loan, (viii) the 65 Bay Street Whole Loan and (ix) the Steelyard Commons Whole Loan.

“Serviced AB Mortgage Loan” means any Serviced Mortgage Loan that is part of a Serviced AB Whole Loan.

“Serviced AB Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Serviced Pari Passu Companion Loans.

“Serviced Companion Loan” means any Serviced Pari Passu Companion Loan and any Serviced Subordinate Companion Loan.

“Serviced Mortgage Loan” means any Mortgage Loan included in the issuing entity that is serviced under the PSA. For the avoidance of doubt, “Serviced Mortgage Loans” exclude any Non-Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Pari Passu Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of (i) the 181 Fremont Street Mortgage Loan, (ii) the 636 11th Avenue Mortgage Loan, (iii) the Meridian Corporate Center Mortgage Loan (iv) the Sheraton Music City Mortgage Loan, (v) the Westbrook Corporate Center Whole Loan and (vi) the JAGR Hotel Portfolio Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the 181 Fremont Street Mortgage Loan, (ii) 636 11th Avenue Whole Loan, (iii) the Meridian Corporate Center Whole Loan, (iv) the Sheraton Music City Whole Loan and (v) the Westbrook Corporate Center Whole Loan.

“Serviced Subordinate Companion Loan” means, with respect to any Serviced AB Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“Serviced Whole Loan” means any Serviced Pari Passu Whole Loan or Serviced AB Whole Loan.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“Whole Loan” means each of the Aventura Mall Whole Loan, the 181 Fremont Street Whole Loan, The Gateway Whole Loan, the Marina Heights State Farm Whole Loan, the 636 11th Avenue Whole Loan, the Aon Center Whole Loan, the Meridian Corporate Center Whole Loan, the 65 Bay Street Whole Loan, the Sheraton Music City Whole Loan, the Westbrook Corporate Center Whole Loan, the Embassy Suites Glendale Whole Loan, the EOS 21 Whole Loan, the JAGR Hotel Portfolio Whole Loan, the Atlantic Times Square Whole Loan and the Steelyard Commons Whole Loan, as the context may require and as applicable.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(3)(4)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)(4)	Whole Loan LTV Ratio(2)(3)(4)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)(4)
Aventura Mall	$115,000,000	9.9%	$1,291,700,000	$343,300,000	40.8%	2.58x	11.0%	50.7%	2.07x	8.8%
181 Fremont Street	$80,000,000	6.9%	$170,000,000	N/A	39.6%	3.14x	11.8%	39.6%	3.14x	11.8%
Marina Heights State Farm	$60,000,000	5.2%	$500,000,000	N/A	58.3%	3.12x	11.3%	58.3%	3.12x	11.3%
The Gateway	$50,000,000	4.3%	$280,000,000	$220,000,000	38.0%	3.00x	11.4%	63.3%	2.39x	10.3%
Aon Center	$50,000,000	4.3%	$300,000,000	$186,000,000	40.3%	3.03x	15.5%	62.8%	1.42x	7.8%
636 11th Avenue	$50,000,000	4.3%	$190,000,000	N/A	56.1%	2.39x	10.3%	56.1%	2.39x	10.3%
Meridian Corporate Center	$45,705,000	3.9%	$30,000,000	N/A	69.9%	1.63x	11.0%	69.9%	1.63x	11.0%
65 Bay Street	$40,000,000	3.5%	$60,000,000	$100,000,000	29.8%	2.89x	13.8%	59.5%	1.37x	6.9%
Sheraton Music City	$39,951,402	3.4%	$29,963,552	N/A	60.8%	1.82x	11.7%	60.8%	1.82x	11.7%
Westbrook Corporate Center	$39,950,681	3.4%	$58,927,254	N/A	72.7%	1.67x	12.6%	72.7%	1.67x	12.6%
Embassy Suites Glendale	$31,000,000	2.7%	$37,000,000	N/A	59.6%	2.04x	11.3%	59.6%	2.04x	11.3%
EOS 21	$30,000,000	2.6%	$120,000,000	N/A	64.8%	1.86x	7.5%	64.8%	1.86x	7.5%
JAGR Hotel Portfolio	$29,000,000	2.5%	$20,000,000	N/A	66.7%	1.75x	11.4%	66.7%	1.75x	11.4%
Atlantic Times Square	$18,000,000	1.6%	$80,000,000	N/A	59.8%	1.86x	9.5%	59.8%	1.86x	9.5%
Steelyard Commons	$14,250,000	1.2%	$30,000,000	N/A	74.5%	1.39x	9.4%	74.5%	1.39x	9.4%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related Subordinate Companion Loans.

(2)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related mezzanine debt.

(3)	Calculated based on the non “as is” appraised value with respect to the 181 Fremont Street, Aon Center, Meridian Corporate Center and 65 Bay Street whole loans. See “Description of the Mortgage Pool—Appraised Value” for more information.

(4)	Calculated net of an $18.3 million performance reserve with respect to the Aon Center Whole Loan.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the Trust, and the Directing Holder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each such Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such non-binding consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the applicable special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The AB Whole Loans

Aventura Mall Whole Loan

Servicing

The Aventura Mall Whole Loan and any related REO Property will be serviced and administered by Wells Fargo Bank, National Association, the master servicer for the JPMCC 2018-AVM securitization (the “Aventura Mall Master Servicer”) and, if necessary, CWCapital Asset Management LLC, the special servicer for the JPMCC 2018-AVM securitization (the “Aventura Mall Special Servicer”), pursuant to the Aventura Mall Trust 2018-AVM TSA, but subject to the terms of the Aventura Mall Intercreditor Agreement. In servicing the Aventura Mall Whole Loan, the Aventura Mall Master Servicer and the Aventura Mall Special Servicer are required to service the Aventura Mall Whole Loan in accordance with the servicing standard set forth in the Aventura Mall Trust 2018-AVM TSA to take into account the interests of the Certificateholders and the holders of the Aventura Mall Companion Loans as a collective whole.

The Aventura Mall Mortgage Loan and together with the Aventura Mall Pari Passu Companion Loans are collectively referred to in this prospectus as the “Aventura Mall Senior Loans”. The related Subordinate Companion Loans (the “Aventura Mall Subordinate Companion Loan”) will be held by the JPMCC 2018-AVM trust (the “Aventura Mall Subordinate Companion Loan Holder”). The Aventura Mall Subordinate Companion Loan and the Aventura Mall Pari Passu Companion Loans are collectively referred to in this prospectus as the “Aventura Mall Companion Loans”. The Aventura Mall Mortgage Loan, together with the Aventura Mall Companion Loans, are referred to in this prospectus as the “Aventura Mall Whole Loan”. The holder of the Aventura Mall Mortgage Loan, the Aventura Mall Subordinate Companion Loan Holder and the holders of the Aventura Mall Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “Aventura Mall Intercreditor Agreement”).

Amounts payable to the Issuing Entity as holder of the Aventura Mall Mortgage Loan pursuant to the Aventura Mall Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the Aventura Mall Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the Aventura Mall Pari Passu Companion Loans as set forth in the Aventura Mall Intercreditor Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, is expected to be the custodian of the mortgage file related to the Aventura Mall Whole Loan (other than any promissory notes not contributed to the JPMCC 2018-AVM securitization).

Application of Payments

The Aventura Mall Intercreditor Agreement sets forth the respective rights of the holder of the Aventura Mall Mortgage Loan and the holders of the Aventura Mall Companion Loans with respect to distributions of funds received in respect of the Aventura Mall Whole Loan, and provides, in general, that, the Aventura Mall Subordinate Companion Loans are, at all times, junior, subject and subordinate to the Aventura Mall Senior Loans, and the right of the Aventura Mall Subordinate Companion Loan Holder to receive payments with respect to the Aventura Mall Whole Loan is, at all times, junior, subject and subordinate to the rights of the holders of the Aventura Mall Senior Loans to receive payments with respect to the Aventura Mall Whole Loan. All amounts tendered by the related borrower or otherwise available for payment on the Aventura Mall Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to the holders of the Aventura Mall Senior Loans, pro rata and pari passu, to pay accrued and unpaid interest on the Aventura Mall Senior Loans (other than default interest) to each Aventura Mall Senior Loan holder, in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net note rate;

second, to the holders of the Aventura Mall Senior Loans, pro rata and pari passu, in an amount equal to the principal payments (or other amounts allocated to principal) received, if any, with respect to such Due Date with respect to the Aventura Mall Whole Loan, until the balance of the Aventura Mall Senior Loans have been reduced to zero;

third, to the holders of the Aventura Mall Senior Loans, pro rata and pari passu, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Aventura Mall Senior Loan Holder in accordance with the Aventura Mall Intercreditor Agreement, plus interest thereon at the net note rate compounded monthly from the date the related realized loss was allocated to each Aventura Mall Senior Loan note, such amount to be allocated to such Aventura Mall Senior Loan holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

fourth, to pay accrued and unpaid interest on the Aventura Mall Subordinate Companion Loans (other than default interest) to the Aventura Mall Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable net note rate;

fifth, to the Aventura Mall Subordinate Companion Loan Holder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such Due Date, until the respective note principal balances have been reduced to zero;

sixth, to the Aventura Mall Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Aventura Mall Subordinate Companion Loan Holder in accordance with the terms of the Aventura Mall Intercreditor Agreement, plus interest thereon at the net note rate for the Aventura Mall Subordinate Companion Loans compounded monthly from the date the related realized loss was allocated to each Aventura Mall Subordinate Companion Loan, such amount to be allocated to the Aventura Mall Subordinate Companion Loan Holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to the Aventura Mall Subordinate Companion Loan Holder;

seventh, to pay yield maintenance premiums then due and payable in respect of such Aventura Mall Senior Loans entitled to yield maintenance premiums in connection with a permitted prepayment in accordance with the Whole Loan documents, on a pro rata and pari passu basis;

eighth, to pay yield maintenance default premiums then due and payable in respect of the Aventura Mall Senior Loans, on a pro rata and pari passu basis, then the Aventura Mall Subordinate Companion Loan, on a pro rata and pari passu basis;

ninth, to pay default interest and late payment charges then due and owing under the Aventura Mall Whole Loan, all of which will be applied in accordance with the Aventura Mall Trust 2018-AVM TSA; and

tenth, if any excess amount is available to be distributed in respect of the Aventura Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount is required to be paid pro rata to each Aventura Mall Senior Loan holder and the Aventura Mall Subordinate Companion Loan Holder based on their initial principal balances.

Consultation and Control

Pursuant to the Aventura Mall Intercreditor Agreement, the directing holder with respect to the Aventura Mall Whole Loan (the “Aventura Mall Directing Holder”), as of any date of determination, will be (i) the holder of the Aventura Mall Senior Loan evidenced by promissory note A-1-A, which is expected to be the directing certificateholder or controlling class representative (or an equivalent entity) for the JPMCC 2018-AVM securitization. The Aventura Mall Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under the Aventura Mall Intercreditor Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to the Aventura Mall Whole Loan will require the approval of the Aventura Mall Directing Holder.

Pursuant to the terms of the Aventura Mall Intercreditor Agreement, the Issuing Entity, as the holder of the Aventura Mall Mortgage Loan (or its representative), will (i) have a right to receive copies of all notices, information and reports with respect to major decisions that the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, is required to provide to the Aventura Mall Directing Holder pursuant to the Aventura Mall Trust 2018-AVM TSA (similar to such notices, information and reports that are required to be provided to the Aventura Mall Directing Holder under the Aventura Mall Trust 2018-AVM TSA without regard to the occurrence of a control termination event or consultation termination event under the Aventura Mall Trust 2018-AVM TSA) and a summary of any asset status report relating to the Aventura Mall Whole Loan that the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, is required to provide to the Aventura Mall Directing Holder pursuant to the Aventura Mall Trust 2018-AVM TSA and (ii) has the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to the Aventura Mall Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Aventura Mall Whole Loan. The consultation right of the Issuing Entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if the Aventura Mall Master Servicer (or the Aventura Mall Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, is permitted to take any major decision or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Aventura Mall Whole Loan (as a collective whole). Neither the Aventura Mall Master Servicer nor the Aventura Mall Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

Neither the Aventura Mall Master Servicer nor the Aventura Mall Special Servicer may follow any advice, direction or objection by the Aventura Mall Directing Holder that would (i) require or cause the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, to violate applicable law (including the REMIC provisions), the Whole Loan documents, the Aventura Mall Trust 2018-AVM TSA, the Aventura Mall Intercreditor Agreement or the related servicing standard set forth in the Aventura Mall Intercreditor Agreement or materially expand the scope of responsibilities for any of the Aventura Mall Master Servicer or the Aventura Mall Special Servicer.

In addition to the control and consultation rights described above, pursuant to the terms of the Aventura Mall Intercreditor Agreement, the Issuing Entity, as the holder of the Aventura Mall Mortgage Loan, will have the right to annual meetings (which may be held telephonically in the discretion of the Aventura Mall Master Servicer or Aventura Mall Special Servicer) with the Aventura Mall Master Servicer or Aventura Mall Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, in which servicing issues related to the Aventura Mall Whole Loan are discussed.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Aventura Mall Intercreditor Agreement, if the Aventura Mall Whole Loan becomes a specially serviced loan, and if the Aventura Mall Special Servicer determines to sell the Aventura Mall Whole Loan in accordance with the Aventura Mall Trust 2018-AVM TSA, the Aventura Mall Special Servicer will be required to sell the Aventura Mall Mortgage Loan and each Aventura Mall Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the Aventura Mall Special Servicer will not be permitted to sell the Aventura Mall Whole Loan without the consent of each Non-Controlling Holder (including the Issuing Entity as the holder of the Aventura Mall Mortgage Loan) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Aventura Mall Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Aventura Mall Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the Aventura Mall Trust 2018-AVM TSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Aventura Mall Master Servicer or Aventura Mall Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Pursuant to the Aventura Mall Intercreditor Agreement, the Aventura Mall Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the Aventura Mall Special Servicer then acting with respect to the Aventura Mall Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Aventura Mall Mortgage Loan or the other Aventura Mall Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Servicer Termination Events” and “Rights Upon a Servicer Termination Event” in this prospectus.

The Gateway Whole Loan

The Gateway Mortgage Loan (4.3%) is part of a Whole Loan that is part of a split loan structure comprised of nine (9) senior promissory notes and six (6) subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $550,000,000. One such senior promissory note, Note A-1-B, with an initial principal balance of $50,000,000 (“The Gateway Mortgage Loan”), will be deposited into this securitization.

The Gateway Whole Loan (as defined below), is evidenced by (i) The Gateway Mortgage Loan, (ii) 8 other senior promissory notes designated as Note A-1-A1, Note A-1-A2, Note A-1-A3, Note A-1-A4, Note A-1-A5, Note A-1-A6, Note A-2-A and Note A-2-B (together with the “The Gateway Senior Pari Passu Companion Loans”), which have an aggregate initial principal balance of $280,000,000; and (iii) 6 subordinate promissory notes designated as Note B-1-A, Note B-1-B, Note B-2-A, Note B-2-B (collectively, “The Gateway B Notes”), Note C-1 and Note C-2 (together, “The Gateway C Notes” and, together with The Gateway B Notes, “The Gateway Subordinate Companion Loans”), which have an aggregate initial principal balance of $220,000,000.

The Gateway Mortgage Loan, The Gateway Senior Pari Passu Companion Loans and The Gateway Subordinate Companion Loans are referred to herein, collectively, as “The Gateway Whole Loan”, and The Gateway Senior Pari Passu Companion Loans and The Gateway Subordinate Companion Loans are referred to herein as “The Gateway Companion Loans”. The Gateway Senior Pari Passu Companion Loans are generally pari passu in right of payment with each other and with The Gateway Mortgage Loan and together are referred to herein as “The Gateway A Notes”. The Gateway B Notes are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to The Gateway A Notes. The Gateway C Notes are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to The Gateway A Notes and The Gateway B Notes.

Only The Gateway Mortgage Loan is included in the issuing entity. The Gateway Note A-1-A1 was contributed to the COMM 2018-HOME securitization and is the controlling note (“The Gateway Controlling Note”) under the Gateway Intercreditor Agreement (as defined below). The Gateway Note A-2-A was contributed to the BANK 2018-BNK11 securitization. The Gateway Note A-2-B was contributed to the BANK 2018-BNK12 securitization. The remaining The Gateway Senior Pari Passu Companion Loans and The Gateway Subordinate Companion Loans are expected to be contributed to other securitizations (which may include a standalone securitization of one or more of The Gateway Companion Loans) from time to time in the future, however, the holders of the related unsecuritized promissory notes are under no obligation to do so

The rights of the holders of the promissory notes evidencing The Gateway Whole Loan (“The Gateway Noteholders”) are subject to an Intercreditor Agreement (“The Gateway Intercreditor

Agreement”). The following summaries describe certain provisions of The Gateway Intercreditor Agreement.

Servicing

The Gateway Whole Loan (including The Gateway Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the COMM 2018-HOME PSA among Wells Fargo Bank, National Association, as master servicer (“The Gateway Master Servicer”), Aegon USA Realty Advisors, LLC, as special servicer (“The Gateway Special Servicer”), Wilmington Trust, National Association, as trustee (“The Gateway Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian, and Park Bridge Lender Services LLC, as operating advisor (“The Gateway Operating Advisor”), and in accordance with the terms of The Gateway Intercreditor Agreement, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Gateway Mortgage Loan”.

Advances

The Gateway Master Servicer or The Gateway Trustee, as applicable, will be responsible for making any required principal and interest advances on The Gateway Mortgage Loan (but not on The Gateway Companion Loans) pursuant to the terms of the COMM 2018-HOME PSA unless The Gateway Master Servicer, The Gateway Special Servicer or The Gateway Trustee, as applicable, determines that such an advance would not be recoverable from collections on The Gateway Mortgage Loan. Principal and interest advances in respect of The Gateway Companion Loans and property protection advances in respect of The Gateway Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Gateway Mortgage Loan”.

Application of Payments Prior to a The Gateway Triggering Event of Default

Generally, as long as no (i) monetary event of default with respect to The Gateway Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which The Gateway Whole Loan becomes a specially serviced mortgage loan under the COMM 2018-HOME PSA (a “The Gateway Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on The Gateway Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to (A) The Gateway Trustee; (B) The Gateway Master Servicer; or (C) The Gateway Special Servicer, and (iii) certain amounts payable or reimbursable to The Gateway Master Servicer, The Gateway Special Servicer, The Gateway Trustee and each master servicer and trustee for any securitization relating to a The Gateway Senior Pari Passu Companion Loan, including but not limited to principal and interest advances and administrative advances), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under The Gateway Intercreditor Agreement, as follows:

first, to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

second, pro rata, to the holders of The Gateway Senior Pari Passu Companion Loans and to the issuing entity, as holder of The Gateway Mortgage Loan, in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of The Gateway Senior Pari Passu Companion Loans and The Gateway Mortgage Loan;

third, to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by The Gateway Master Servicer, The Gateway Special Servicer or The Gateway Trustee, as applicable) with respect to The Gateway Whole Loan pursuant to the terms of The Gateway Intercreditor Agreement or the COMM 2018-HOME PSA, as applicable;

fourth, if the proceeds of any foreclosure sale or any liquidation of The Gateway Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout the principal balances of The Gateway A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the COMM 2018-HOME PSA by reason of the insufficiency of The Gateway Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to The Gateway Whole Loan;

fifth, to the extent the holders of The Gateway B Notes have made any payments or advances to cure defaults pursuant to The Gateway Intercreditor, to reimburse the holders of The Gateway B Notes for all such cure payments;

sixth, to the holders of The Gateway B Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

seventh, to the holders of The Gateway B Notes on a pro rata and pari passu basis in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date and remaining after giving effect to the allocation in clause second above, which amount will be applied in reduction of the principal balances of The Gateway B Notes;

eighth, if the proceeds of any foreclosure sale or any liquidation of The Gateway Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of The Gateway B Notes have been reduced, such excess amount will be paid to the holders of The Gateway B Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of The Gateway B Notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to The Gateway B Notes;

ninth, to the extent the holders of The Gateway C Notes have made any payments or advances to cure defaults pursuant to The Gateway Intercreditor, to reimburse the holders of The Gateway C Notes for all such cure payments;

tenth, to the holders of The Gateway C Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

eleventh, to the holders of The Gateway C Notes on a pro rata and pari passu basis in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date and remaining after giving effect to the allocation in clause second and clause seventh above, which amount will be applied in reduction of the principal balances of The Gateway C Notes;

twelfth, if the proceeds of any foreclosure sale or any liquidation of The Gateway Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eleventh and, as a result of a workout the principal balances of The Gateway C Notes have been reduced, such excess amount will be paid to the holders of The Gateway C Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of The Gateway C Notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to The Gateway C Notes;

thirteenth, to the holders of The Gateway Noteholders, pro rata, any prepayment or yield maintenance premium, to the extent paid by The Gateway Whole Loan borrower;

fourteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by The Gateway Whole Loan borrower are not required to be otherwise applied under the COMM 2018-HOME PSA, including, without limitation, to provide reimbursement for any interest on any advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate The Gateway Master Servicer or The Gateway Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to The Gateway Whole Loan), any such fees or expenses, to the extent actually paid by The Gateway borrower, will be paid to the holders of The Gateway Senior Pari Passu Companion Loans, the holders of The Gateway Subordinate Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, pro rata; and

fifteenth, if any excess amount is available to be distributed in respect of The Gateway Whole Loan, and not otherwise applied in accordance with the foregoing clause first through fourteenth, any remaining amounts will be paid pro rata to the holders of The Gateway Senior Pari Passu Companion Loans, the holders of The Gateway Subordinate Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan;

Application of Payments After a The Gateway Triggering Event of Default

Generally, for so long as a The Gateway Triggering Event of Default has occurred and is continuing, all amounts available for payment on The Gateway Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to The Gateway Trustee, The Gateway Master Servicer or The Gateway Special Servicer, and (iii) certain amounts payable or reimbursable to The Gateway Master Servicer, The Gateway Special Servicer, The Gateway Trustee and each master servicer and trustee for any securitization relating to a related Pari Passu Companion Loan, including but not limited to principal and interest advances and administrative advances), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under The Gateway Intercreditor Agreement, as follows:

first, to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

second, pro rata, to the holders of The Gateway Senior Pari Passu Companion Loans and to the issuing entity, as holder of The Gateway Mortgage Loan, in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of The Gateway Senior Pari Passu Companion Loans and The Gateway Mortgage Loan;

third, to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by The Gateway Master Servicer, The Gateway Special Servicer or The Gateway Trustee, as applicable) with respect to The Gateway Whole Loan pursuant to the terms of The Gateway Intercreditor Agreement or the COMM 2018-HOME PSA, as applicable;

fourth, to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, pro rata, any prepayment or yield maintenance premium, to the extent paid by The Gateway Whole Loan borrower and allocated to The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, under the Mortgage Loan documents based on respective percentage interests;

fifth, if the proceeds of any foreclosure sale or any liquidation of The Gateway Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of The Gateway Mortgage Loan and The Gateway Senior Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the terms of the COMM 2018-HOME PSA, by reason of the insufficiency of The Gateway Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of The Gateway Senior Pari Passu Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to The Gateway Whole Loan;

sixth, to the extent the holders of The Gateway B Notes have made any payments or advances to cure defaults pursuant to The Gateway Intercreditor, to reimburse the holders of The Gateway B Notes for all such cure payments; and to the holders of The Gateway B Notes in the amount of any other unreimbursed, reasonable out-of-pocket costs and expenses paid by such holder of a The Gateway B Note, in each case to the extent reimbursable by, but not previously reimbursed by, The Gateway borrower;

seventh, to the holders of The Gateway B Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

eighth, to the holders of The Gateway B Notes on a pro rata and pari passu basis in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of The Gateway B Notes;

ninth, to the holders of The Gateway B Notes, pro rata, any prepayment or yield maintenance premium, to the extent paid by The Gateway Whole Loan borrower and allocated to The Gateway B Notes, under the Mortgage Loan documents based on respective percentage interests;

tenth, if the proceeds of any foreclosure sale or any liquidation of The Gateway Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout the principal balances of The Gateway B Notes have been reduced, such excess amount will be paid to the holders of The Gateway B Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of The Gateway B Notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to The Gateway B Notes;

eleventh, to the extent the holders of The Gateway C Notes have made any payments or advances to cure defaults pursuant to The Gateway Intercreditor, to reimburse the holders of The Gateway C Notes for all such cure payments; and to the holders of The Gateway C Notes in the amount of any other unreimbursed, reasonable out-of-pocket costs and expenses paid by such holder of a The Gateway C Note, in each case to the extent reimbursable by, but not previously reimbursed by, The Gateway borrower;

twelfth, to the holders of The Gateway C Notes on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

thirteenth, to the holders of The Gateway C Notes on a pro rata and pari passu basis in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of The Gateway C Notes;

fourteenth, to the holders of The Gateway C Notes, pro rata, any prepayment or yield maintenance premium, to the extent paid by The Gateway Whole Loan borrower and allocated to The Gateway C Notes, under the Mortgage Loan documents based on respective percentage interests;

fifteenth, if the proceeds of any foreclosure sale or any liquidation of The Gateway Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourteenth and, as a result of a workout the principal balances of The Gateway C Notes have been reduced, such excess amount will be paid to the holders of The Gateway C Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of The Gateway C Notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to The Gateway C Notes;

sixteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by The Gateway Whole Loan borrower are not required to be otherwise applied under the COMM 2018-HOME PSA, including, without limitation, to provide reimbursement for any interest on any advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate The Gateway Master Servicer or The Gateway Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to The Gateway Whole Loan), any such fees or expenses, to the extent actually paid by The Gateway borrower, will be paid to the holders of The Gateway Senior Pari Passu Companion Loans, the holders of The Gateway Subordinate Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan, pro rata; and

seventeenth, if any excess amount is available to be distributed in respect of The Gateway Whole Loan, and not otherwise applied in accordance with the foregoing clause first through sixteenth, any remaining amounts will be paid pro rata to the holders of The Gateway Senior Pari Passu Companion Loans, the holders of The Gateway Subordinate Companion Loans and the issuing entity, as holder of The Gateway Mortgage Loan;

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of The Gateway Whole Loan in accordance with the COMM 2018-HOME PSA, and The Gateway Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to The Gateway Subordinate Companion Loans have been applied to pay such amounts.

To the extent collections received after the final liquidation of The Gateway Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of The Gateway Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to The Gateway Subordinate Companion Loans) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

 Consultation and Control

The controlling noteholder (“The Gateway Controlling Noteholder”) under The Gateway Intercreditor Agreement will initially be the holder of the majority of The Gateway C Notes (by principal balance), in the case of a control appraisal period (“The Gateway Control Appraisal Period”) with respect to The Gateway C Notes, the holder of the majority of The Gateway B Notes (by principal balance) will be The Gateway

Controlling Noteholder, and in the case of a The Gateway Control Appraisal Period with respect to The Gateway B Notes, the holder of promissory note A-1-A1 with respect to The Gateway Whole Loan will be The Gateway Controlling Noteholder. The Gateway Controlling Noteholder, or, in the event that The Gateway Controlling Note is securitized, the related directing certificateholder (or equivalent entity) (“The Gateway Directing Certificateholder”, will have consent and/or consultation rights with respect to The Gateway Whole Loan similar, but not necessarily identical, to those held by the directing certificateholder under the terms of the COMM 2018-HOME PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Gateway Mortgage Loan”.

The Gateway Control Appraisal Period with respect to The Gateway B Notes and The Gateway C Notes exist when (a)(1) the sum of the initial principal balance of The Gateway B Notes or The Gateway C Notes, as applicable, minus, (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on The Gateway B Notes or The Gateway C Notes, as applicable, after the date of creation of The Gateway B Notes or The Gateway C Notes, as applicable, (y) any appraisal reduction amount for The Gateway Whole Loan that is allocated to The Gateway B Notes or The Gateway C Notes, as applicable, and (z) any losses realized with respect to The Gateway Mortgaged Property or The Gateway Whole Loan that are allocated to The Gateway B Notes or The Gateway C Notes, as applicable, is less than (b) 25% of the remainder of (i) the sum of the initial principal balance of The Gateway B Notes or The Gateway C Notes, as applicable, less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of The Gateway B Notes or The Gateway C Notes, as applicable, after the date of creation of The Gateway B Notes or The Gateway C Notes, as applicable, provided that The Gateway Control Appraisal Period will terminate upon the occurrence of a The Gateway Threshold Event Cure (as defined below) by the holders of The Gateway B Notes or The Gateway C Notes, as applicable.

A “The Gateway Threshold Event Cure” means that the holders of The Gateway B Notes or The Gateway C Notes, as applicable, acting unanimously, provide threshold event collateral in an amount which, when added to the appraised value of The Gateway Mortgaged Property as determined pursuant to the COMM 2018-HOME PSA would cause The Gateway Control Appraisal Period not to occur and provide The Gateway Master Servicer with documentation acceptable to The Gateway Master Servicer in accordance with the applicable servicing standard to create and perfect a first priority security interest therein.

In addition, pursuant to the terms of The Gateway Intercreditor Agreement, the issuing entity, as a non-controlling note holder of a The Gateway A Note will have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to The Gateway Whole Loan or the implementation of any recommended action outlined in an asset status report relating to The Gateway Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if, The Gateway Master Servicer or The Gateway Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, The Gateway Master Servicer or The Gateway Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of The Gateway Noteholders. Neither The Gateway Master Servicer nor The Gateway Special Servicer, as applicable, will be obligated at any time to follow or take any alternative actions recommended by the issuer as holder of The Gateway Mortgage Loan (or its representative).

The Gateway Directing Certificateholder, prior to the occurrence and continuance of a control termination event (“The Gateway Control Termination Event”), or The Gateway Operating Advisor, following the occurrence and during the continuance of a The Gateway Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

Sale of Defaulted The Gateway Whole Loan

Pursuant to the terms of The Gateway Intercreditor Agreement, if The Gateway Whole Loan becomes a defaulted loan pursuant to the terms of the COMM 2018-HOME PSA, The Gateway Special Servicer may elect to sell (1) The Gateway Whole Loan, subject to the consent right of The Gateway Controlling Noteholder, in which case such sale would include each of Note A-1-A1, Note A-1-A2, Note A-1-A3, Note A-1-A4, Note A-1-A5, Note A-1-A6, Note A-2-A, Note A-2-B, Note B-1-A, Note B-1-B, Note B-2-A, Note B-2-B, Note C-1 and Note C-2 as determined by The Gateway Special Servicer in accordance with the servicing standard under the COMM 2018-HOME PSA (taking into account the subordinate nature of the Subordinate Notes), or (2) The Gateway Mortgage Loan together with The Gateway Senior Pari Passu Companion Loans and in the event of a sale under this clause (2), and subject to the terms of the COMM 2018-HOME PSA, the holder of The Gateway Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of The Gateway Senior Pari Passu Companion Loans so long as such holder of The Gateway Mortgage Loan is not The Gateway Controlling Noteholder. In connection with any such sale, The Gateway Special Servicer will be required to follow the procedures set forth under the COMM 2018-HOME PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Gateway Mortgage Loan”. Proceeds of the sale of The Gateway Whole Loan will be distributed in accordance with the priority of payments described in “—Application of Payments After a The Gateway Triggering Event of Default” above.

Each of the holders of The Gateway B Notes and The Gateway C Notes, in either case acting unanimously, will have the right to purchase, in whole but not in part, (i) The Gateway A Notes, and (ii) solely in the case of the holders of The Gateway C Notes, The Gateway B notes, by delivery of written notice during an event of default under the Mortgage Loan documents or a servicing transfer event under the COMM 2018-HOME PSA. Such purchase is required to comply with all requirements of the COMM 2018-HOME PSA, and all actual costs and expenses related thereto will be paid by the applicable purchasing noteholder(s).

In addition, the holders of (A) The Gateway B Notes, acting unanimously, or (B) The Gateway C Notes, acting unanimously, will have the right, but not the obligation, to cure a combined total of six (6) monetary defaults, no more than four (4) of which may be consecutive and six (6) non-monetary defaults.

Special Servicer Appointment Rights

Pursuant to the terms of The Gateway Intercreditor Agreement, The Gateway Controlling Noteholder will have the right, with or without cause, to replace The Gateway Special Servicer then acting with respect to The Gateway Whole Loan and appoint a replacement special servicer in accordance with the COMM 2018-HOME PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of The Gateway Mortgage Loan”. The Gateway Controlling Noteholder with respect to The Gateway Whole Loan will have the right to name the special servicer for The Gateway Whole Loan by The Gateway Mortgage Loan becoming a specially serviced mortgage loan under the servicing agreement applicable to a securitization with respect to any The Gateway Companion Loan.

65 Bay Street Whole Loan

The 65 Bay Street Mortgage Loan (3.5%) is part of a split loan structure comprised of eight (8) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 65 Bay Street Mortgage Loan is evidenced by three (3) promissory notes (Notes A-1-D, A-1-E and A-1-F with an aggregate Cut-off Date Balance of $40,000,000. The 65 Bay Street Whole Loan (the “65 Bay Street Whole Loan”) consists of the 65 Bay Street Mortgage Loan and three related pari passu notes (Notes A-1-A, A-1-B and A-1-C, and, together with the 65 Bay Street Mortgage Loan, the “65 Bay Street A-1 Notes”) with an outstanding principal balance of $60,000,000, and two subordinate companion notes: (i) Note A-2 (the “65 Bay Street A-2 Note”) with an outstanding principal balance of $60,400,000, and (ii) Note B (the “65 Bay Street B Note”) with an outstanding principal balance of $39,600,000. The 65 Bay Street A-1 Notes, the 65 Bay Street A-2 Note and 65 the Bay Street B Note are collectively referred to as the “65 Bay Street Companion Loans”.

Servicing

The 65 Bay Street Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of the related Non-Serviced PSA and the related Intercreditor Agreement (the “65 Bay Street Co-Lender Agreement”).

Amounts payable to the issuing entity as holder of the 65 Bay Street Mortgage Loan pursuant to the related 65 Bay Street Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Application of Payments

The 65 Bay Street Co-Lender Agreement sets forth the respective rights of the holders of the 65 Bay Street Mortgage Loan and the 65 Bay Street Companion Loans with respect to distributions of funds received in respect of the 65 Bay Street Whole Loan, and provides, in general, that:

●     The 65 Bay Street A-2 Note and the rights of its holder to receive payments of interest, principal and other amounts with respect to the 65 Bay Street A-2 Note are at all times junior, subject and subordinate to the 65 Bay Street A-1 Notes and the respective rights of their holders to receive payments of interest, principal and other amounts with respect to the 65 Bay Street A-1 Notes, as and to the extent set forth in the 65 Bay Street Co-Lender Agreement. The 65 Bay Street B Note and the rights of its holder to receive payments of interest, principal and other amounts with respect to such 65 Bay Street B Note are at all times junior, subject and subordinate to the 65 Bay Street A-1 Notes and the 65 Bay Street A-2 Note and the respective rights of their holders to receive payments of interest, principal and other amounts with respect to the 65 Bay Street A-1 Notes and the 65 Bay Street A-2 Note, respectively, as and to the extent set forth in the 65 Bay Street Co-Lender Agreement;

●     prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the 65 Bay Street Whole Loan, (ii) any other event of default for which the 65 Bay Street Whole Loan is actually accelerated, (iii) any other event of default that causes the 65 Bay Street Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by either the holder of the 65 Bay Street B Note or by the holder of the 65 Bay Street A-2 Note, in accordance with the 65 Bay Street Co-Lender Agreement, or during any period that any holder(s) of the 65 Bay Street B Note or the 65 Bay Street A-2 Note are exercising cure rights), after payment of amounts for reserves or escrows required by the loan documents and certain amounts payable or reimbursable under the related Non-Serviced PSA to the parties thereto, payments and proceeds received with respect to the 65 Bay Street Whole Loan will generally be applied in the following order, without duplication:

first, to the holders of the 65 Bay Street A-1 Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the aggregate outstanding principal balance of the 65 Bay Street A-1 Notes at their net interest rate;

second, to the holders of the 65 Bay Street A-1 Notes, pro rata (based on the principal balances of the 65 Bay Street A-1 Notes) in an aggregate amount equal to the sum of (x) their aggregate principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the holders of the 65 Bay Street A-1 Notes, the 65 Bay Street A-2 Note and the 65 Bay Street B Note (together, the “65 Bay Street Whole Loan

Noteholders”) on a sequential basis), if any, with respect to such monthly payment date with respect to the 65 Bay Street Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the 65 Bay Street Whole Loan allocated as principal on the 65 Bay Street Whole Loan and payable to the 65 Bay Street Whole Loan Noteholders, until the aggregate principal balance of the 65 Bay Street A-1 Notes has been reduced to zero;

third, to the holders of the 65 Bay Street A-1 Notes, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holders including any recovered costs not previously reimbursed by the related borrower (or paid or advanced by the related Non-Serviced Master Servicer or Special Servicer on its behalf and not previously paid or reimbursed to such servicer);

fourth, to the holder of the 65 Bay Street A-2 Note in an amount equal to the accrued and unpaid interest on the outstanding principal balances of the 65 Bay Street A-2 Note at its net interest rate;

fifth, to the holder of the 65 Bay Street A-2 Note in an amount equal to the sum of (x) its principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the 65 Bay Street Whole Loan Noteholders on a sequential basis), if any, with respect to such monthly payment date with respect to the 65 Bay Street Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the 65 Bay Street Whole Loan allocated as principal on the 65 Bay Street Whole Loan and payable to the 65 Bay Street Whole Loan Noteholders remaining after giving effect to the allocations in clause second above, until the principal balance of the 65 Bay Street A-2 Note has been reduced to zero;

sixth, to the holder of the 65 Bay Street B Note in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 65 Bay Street B Note at its applicable net interest rate;

seventh, to the holder of the 65 Bay Street B Note in an amount equal to the sum of (x) its principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the 65 Bay Street Whole Loan Noteholders on a sequential basis), if any, with respect to such monthly payment date with respect to the 65 Bay Street Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the 65 Bay Street Whole Loan allocated as principal on the 65 Bay Street Whole Loan and payable to the 65 Bay Street Whole Loan Noteholders remaining after giving effect to the allocations in clauses second and fifth above, until the principal balance of the 65 Bay Street B Note has been reduced to zero;

eighth, to the extent the holder of the 65 Bay Street A-2 Note has made any payments or advances in connection with the exercise of their cure rights under the 65 Bay Street Co-Lender Agreement, to reimburse such holder for all such cure payments;

ninth, to the extent the holder of the 65 Bay Street B Note has made any payments or advances in connection with the exercise of its cure rights under the 65 Bay Street Co-Lender Agreement, to reimburse such holder for all such cure payments;

tenth, to the holders of the 65 Bay Street A-1 Notes, pro rata (based on the principal balances of the 65 Bay Street A-1 Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Whole Loan) multiplied by (ii) their relative spread (as set forth in the 65 Bay Street Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

eleventh, to the holder of the 65 Bay Street A-2 Note in an amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Whole Loan) multiplied by (ii) its relative spread (as set forth in the 65 Bay Street Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

twelfth, to the holder of the 65 Bay Street B Note in an amount equal to the product of (i) f its principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Whole Loan) multiplied by (ii) its relative spread (as set forth in the 65 Bay Street Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

thirteenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through twelfth and, as a result of a workout, the principal balance of the 65 Bay Street A-2 Note has been reduced, such excess amount is required to be paid to the holder of the 65 Bay Street A-2 Note in an amount up to the reduction, if any, of the principal balance of the 65 Bay Street A-2 Note as a result of such workout, plus interest on such amount at the related interest rate;

fourteenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through thirteenth and, as a result of a workout, the principal balance of the 65 Bay Street B Note has been reduced, such excess amount is required to be paid to the holder of the 65 Bay Street B Note in an amount up to the reduction, if any, of the principal balance of the 65 Bay Street B Note as a result of such workout, plus interest on such amount at the related interest rate;

fifteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the related Non-Serviced PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the 65 Bay Street Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the 65 Bay Street Whole Loan Noteholders, pro rata, based on their respective principal percentage interests; and

sixteenth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the 65 Bay Street Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through fifteenth, any remaining amount is required to be paid pro rata to the 65 Bay Street Whole Loan Noteholders, based on their respective initial percentage interests.

Upon the occurrence and during the continuance of a Sequential Pay Event, after payment of amounts for reserves or escrows required by the loan documents and certain amounts payable or reimbursable under the related Non-Serviced PSA to the parties thereto, payments and proceeds received with respect to the 65 Bay Street Whole Loan will generally be applied in the following order, without duplication:

first, to the holders of the 65 Bay Street A-1 Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the aggregate outstanding principal balance of their notes at their net interest rate;

second, to the holders of the 65 Bay Street A-1 Notes, pro rata (based on the principal balances of the 65 Bay Street A-1 Notes), until their aggregate principal balance has been reduced to zero;

third, to the holders of the 65 Bay Street A-1 Notes, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holders including any recovered costs, in each case to the extent reimbursable by the related borrower but not previously reimbursed by the related borrower (or paid or advanced by the related Non-Serviced Master Servicer or Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer);

fourth, to the holder of the 65 Bay Street A-2 Note in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 65 Bay Street A-2 Note at its net interest rate;

fifth, to the holder of the 65 Bay Street A-2 Note, until the principal balance of the 65 Bay Street A-2 Note has been reduced to zero;

sixth, to the extent the holder of the 65 Bay Street A-2 Note has made any payments or advances in connection with the exercise of its cure rights under the 65 Bay Street Co-Lender Agreement, to reimburse such holder for all such cure payments; and to the holder of the 65 Bay Street A-2 Note in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by such holder, in each case to the extent reimbursable by, but not previously reimbursed by, the related borrower;

seventh, to the holder of the 65 Bay Street B Note in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 65 Bay Street B Note at its net interest rate;

eighth, to the holder of the 65 Bay Street B Note, until the principal balance of the 65 Bay Street B Note has been reduced to zero;

ninth, to the extent the holder of the 65 Bay Street B Note has made any payments or advances in connection with the exercise of its cure rights under the 65 Bay Street Co-Lender Agreement, to reimburse such holder for all such cure payments; and to the holder of the 65 Bay Street B Note in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by such holder, in each case to the extent reimbursable by, but not previously reimbursed by, the related borrower;

tenth, to the holders of the 65 Bay Street A-1 Notes, pro rata (based on the principal balances of the 65 Bay Street A-1 Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Whole Loan) multiplied by (ii) their relative spread (as set forth in the 65 Bay Street Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

eleventh, to the holder of the 65 Bay Street A-2 Note in an amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Whole Loan) multiplied by (ii) its relative spread (as set forth in the 65 Bay Street Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

twelfth, to the holder of the 65 Bay Street B Note in an amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Whole Loan) multiplied by (ii) its relative spread (as set forth in the 65 Bay Street Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

thirteenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through twelfth and, as a result of a workout, the principal balance of the 65 Bay Street A-2 Note has been reduced, such excess amount is required to be paid to the holder of the 65 Bay Street A-2 Note, in an amount up to the reduction, if any, of the principal balance of the 65 Bay Street A-2 Note as a result of such workout, plus interest on such aggregate amount at the related interest rate;

fourteenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through thirteenth and, as a result of a workout, the principal balance of the 65 Bay Street B Note has been reduced, such excess amount is required to be paid to the holder of the 65 Bay Street B Note in an amount up to the reduction, if any, of the principal balance of the 65 Bay Street B Note as a result of such workout, plus interest on such amount at the related interest rate;

fifteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the related Non-Serviced PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the 65 Bay Street Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the 65 Bay Street Whole Loan Noteholders, pro rata, based on their respective principal percentage interests; and

sixteenth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the 65 Bay Street Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through fifteenth, any remaining amount is required to be paid pro rata to the 65 Bay Street Whole Loan Noteholders, based on their respective initial percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 65 Bay Street Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 65 Bay Street Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 65 Bay Street Companion Loans.

Certain costs and expenses (such as a pro rata share of a Service Advance) allocable to a related 65 Bay Street Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such 65 Bay Street Companion Loan or from general collections with respect to any securitization of such 65 Bay Street Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the 65 Bay Street Co-Lender Agreement, the controlling noteholder with respect to the 65 Bay Street Whole Loan (the “65 Bay Street Directing Holder”), as of any date of determination, will be (i) the holder of the 65 Bay Street B Note, unless a Note B Control Appraisal Period has occurred and is continuing, (ii) if and for so long as a Note B Control Appraisal Period has occurred and is continuing and no Note A2 Control Appraisal Period has occurred and is continuing, the holder of the 65 Bay Street A-2 Note, and (iii) if and for so long as a Note A2 Control Appraisal Period has occurred and is continuing, the Controlling Class Representative (as representative of the holder of Note A-1-A); provided further that, if the holder of the 65 Bay Street A-2 Note or the holder of the 65 Bay Street B Note would be the 65 Bay Street Directing Holder, but any interest in the 65 Bay Street A-2 Note or the 65 Bay Street B Note, respectively, is held by the related borrower or a borrower-related party, or the borrower or borrower-related party would otherwise be entitled to exercise the rights of the 65 Bay Street Directing Holder in respect of the 65 Bay Street A-2 Note or the 65 Bay Street B Note, respectively, then a Note A2 Control Appraisal Period or a Note B Control Appraisal Period, respectively, will be deemed to have occurred; and provided further, however, that, if the Controlling Class Representative would be the 65 Bay Street Directing Holder, but any interest in Note A-1-A is held by the related borrower or a borrower-related party, or the borrower or borrower-related party would otherwise be entitled to exercise the rights of the 65 Bay Street Directing Holder in respect of Note A-1-A, then the 65 Bay Street Directing Holder will be the holder for the 65 Bay Street A-1 Note that (x) is not held by the borrower or a borrower-related party and the borrower or borrower-related party would not otherwise be entitled to exercise the rights of the 65 Bay Street Directing Holder in respect of such 65 Bay Street A-1 Note and (y) has the largest principal balance (it being understood that if two or more 65 Bay Street A-1 Notes meet such requirements and have the same principal balance, then the note with the lower alphabetical suffix will control); and provided further, however, that if no 65 Bay Street A-1 Note meets the criteria set forth in clause (x) and a Note A2 Control Appraisal Period is in effect, then there will be no 65 Bay Street Directing Holder.

The 65 Bay Street Directing Holder will be entitled (i) to direct the servicing of the 65 Bay Street Whole Loan and (ii) to consent to 65 Bay Street Major Decisions and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause.

A “65 Bay Street Major Decision” means:

(i)    any proposed or actual foreclosure upon or comparable conversion (including acquisitions of any REO Property) of the ownership of the property or properties securing the Whole Loan if it comes into and continues in default;

(ii)   any modification, consent to a modification or waiver of any monetary term (other than the waiver or reduction of late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the loan documents or any extension of the maturity date of the Whole Loan;

(iii)   following a default or an event of default with respect to the loan documents, any exercise of remedies, including the acceleration of the Whole Loan or initiation of any proceedings, judicial or otherwise, under the related loan documents;

(iv)   any sale of the Whole Loan or REO Property for less than the applicable Repurchase Price;

(v)    any determination to bring the Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the Mortgaged Property or REO Property;

(vi)   any release of collateral or any acceptance of substitute or additional collateral for the Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related loan documents and for which there is no lender discretion;

(vii)  any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Mortgaged Property or of any direct or indirect legal or beneficial interests in the related borrower;

(viii) any incurrence of additional debt by the related borrower or any mezzanine financing by any direct or indirect beneficial owner of the related borrower (to the extent that the lender has consent rights pursuant to the related loan documents);

(ix)  any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Whole Loan, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;

(x)   any property management company changes, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager or franchise changes, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the related loan documents);

(xi)  any determination that a “cash trap period” (as defined in the related loan documents) has commenced or terminated, and any releases of any amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Whole Loan documents and for which there is no lender discretion;

(xii)   any approval or disapproval of a proposed assumption of the Whole Loan, and any approval of the related documentation, in each case pursuant to related loan documents and for which there is no lender discretion;

(xiii)   any determination of an Acceptable Insurance Default with respect to the Mortgaged Property;

(xiv)   any determination by the related Non-Serviced Master Servicer to transfer the Whole Loan to the special servicer under the circumstances described in clause(iv) of the definition of “Specially Serviced Loan” in this prospectus;

(xv)    any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease at the Mortgaged Property if the lease involves a ground lease or a lease of an outparcel or affects an area greater than or equal to the greater of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet of the improvements at the Mortgaged Property;

(xvi)   any adoption or implementation of a budget submitted by the related borrower to the extent lender approval is required under the related loan documents;

(xvii)  the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower;

(xviii)  the release of a guarantor under the related loan documents or the approval of any replacement or additional guarantor under the related loan documents;

(xix)   the approval of any property improvement plans or other material alterations proposed for the Mortgaged Property;

(xx)   subject to the REMIC provisions of the Internal Revenue Code of 1986, any determination regarding the application of casualty or condemnation proceeds to restoration of the Mortgaged Property or to repayment of the Whole Loan;

(xxi)  any proposed modification or waiver of the insurance requirements set forth in the related loan documents, other than pursuant to the specific terms of such loan documents and for which there is no lender discretion; or

(xxii)  any filing of a bankruptcy or similar action against the related borrower or guarantor or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an § 1111(b)(2) election on behalf of the Noteholders;

provided, however that after the occurrence and during the continuance of a Note A2 Control Appraisal Period, “65 Bay Street Major Decision” will have the meaning given to the term “Major Decision” in the related Non-Serviced.

Pursuant to the terms of the 65 Bay Street Co-Lender Agreement, any holder that is not the 65 Bay Street Directing Holder (each, a “65 Bay Street Non-Controlling Noteholder”) will (i) have a right to receive copies of any notice, information and report that is required to be provided to the 65 Bay Street Directing Holder pursuant to the related Non-Serviced PSA with respect to any 65 Bay Street Major Decisions to be taken or the implementation of any recommended actions outlined in an asset status report with respect to the 65 Bay Street Whole Loan within the same time frame such notice, information and report is required to be provided to the 65 Bay Street Directing Holder, and (ii) have the right to be consulted on a strictly non-binding basis, to the extent, having received such notices, information and reports, it requests consultation with respect to any such 65 Bay Street Major Decisions or such implementation of any recommended actions and have any alternative actions it recommends considered. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notice, information and report provided to the 65 Bay Street Directing Holder, whether or not the related 65 Bay Street Non-Controlling Noteholder has responded within such period; provided that if the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew.

In addition to the consultation rights described above, pursuant to the terms of the 65 Bay Street Co-Lender Agreement, the issuing entity, as holder of the 65 Bay Street Mortgage Loan (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, upon reasonable notice and at times reasonably acceptable to the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, in which servicing issues related to the 65 Bay Street Whole Loan are discussed.

The term “Note A2 Control Appraisal Period” means any period with respect to the 65 Bay Street Whole Loan, if and for so long as: (a) (1) the initial principal balance of the 65 Bay Street A-2 Note, minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 65 Bay Street A-2 Note after the date of creation of the 65 Bay Street A-2 Note, (y) any Appraisal Reduction Amount for the 65 Bay Street Whole Loan that is allocated to the 65 Bay Street A-2 Note and (z) any losses realized with respect to the related Mortgaged Property or the 65 Bay Street Whole Loan that are allocated to the 65 Bay Street A-2 Note, is less than (b) 25% of the remainder of (i) the initial principal balance of the 65 Bay Street A-2 Note less (ii) any payments of principal allocated to, and received by, the holder of the 65 Bay Street A-2 Note on the 65 Bay Street A-2 Note after the date of creation of the 65 Bay Street A-2 Note; provided that a Note A2 Control Appraisal Period will terminate upon the occurrence of a Threshold Event Cure by the holder of the 65 Bay Street A-2 Note. The term “Note B Control Appraisal Period” means any period with respect to the 65 Bay Street Whole Loan, if and for so long as: (a) (1) the initial principal balance of the 65 Bay Street B Note, minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 65 Bay Street B Note after the date of creation of the 65 Bay Street B Note, (y) any Appraisal Reduction Amount for the 65 Bay Street Whole Loan that is allocated to the 65 Bay Street B Note and (z) any losses realized with respect to the related Mortgaged Property or the 65 Bay Street Whole Loan that are allocated to the 65 Bay Street B Note, is less than (b) 25% of the remainder of (i) the initial principal balance of the 65 Bay Street B Note less (ii) any payments of principal allocated to, and received by, the holder of the 65 Bay Street B Note on the 65 Bay Street B Note after the date of creation of the 65 Bay Street B Note; provided that a Note B Control Appraisal Period will terminate upon the occurrence of a Threshold Event Cure by the holder of the 65 Bay Street B Note.

The holder of the 65 Bay Street B Note is entitled to avoid a Note B Control Appraisal Period caused by application of an appraisal reduction amount, and the holder of the 65 Bay Street A-2 Note is entitled to avoid a Note A2 Control Appraisal Period caused by application of an appraisal reduction amount, upon satisfaction of certain conditions (satisfaction of such conditions, a “Threshold Event Cure”), including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements described in the 65 Bay Street Co-Lender Agreement (either (x) or (y), the “Threshold Event Collateral”) and (ii) the Threshold Event Collateral is in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the related Non-Serviced PSA, would cause the applicable Note B Control Appraisal Period or Note A2 Control Appraisal Period, as applicable, not to occur.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the 65 Bay Street Whole Loan by the end of the applicable grace period or any other event of default under the related loan documents occurs and is continuing, the holder of the 65 Bay Street B Note, on the one hand, and the holder of the 65 Bay Street A-2 Note, on the other hand, will have the right to cure such event of default subject to certain limitations set forth in the 65 Bay Street Co-Lender Agreement. Unless the holder of the 65 Bay Street A-1-A Note (and, in the case of a cure by the 65 Bay Street B Note, the holder of the 65 Bay Street A-2 Note) consents to additional cure periods, such cures will be limited to (a) six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the 65 Bay Street Whole Loan. No holder of any such 65 Bay Street Subordinate Companion Loan will be required to pay any default interest or late charges in order to effect a cure. In the event that both the holder of the 65 Bay Street A-2 Note and the holder of the 65 Bay Street B Note deliver a notice of exercise of cure rights, the holder of the 65 Bay Street B Note will have the right to effectuate the related cure and the right of the holder of the 65 Bay Street A-2 Note to cure will be suspended and any cure payments return to such holder of the 65 Bay Street A-2 Note. In the case of a non-monetary default, if the holder of the 65 Bay Street B Note does not consummate such cure, if the holder of the 65 Bay Street A-2 Note had delivered a notice of exercise of cure rights, such holder will have the right to effectuate such cure.

Purchase Option

If an event of default with respect to the 65 Bay Street Whole Loan has occurred and is continuing or if a Servicing Transfer Event has occurred and is continuing, each of (A) the holder of the 65 Bay Street A-2 Note, and (B) the holder of the 65 Bay Street B Note will have the option to purchase the 65 Bay Street A-1 Notes in whole but not in part at a price generally equal to the sum, without duplication, of (a) the aggregate principal balance of the 65 Bay Street A-1 Notes, (b) accrued and unpaid interest on the aggregate principal balance of the 65 Bay Street A-1 Notes at their net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Mortgage Loan to the holders of the 65 Bay Street A-1 Notes, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower-related party), (d) any unreimbursed Property Advances and any expenses incurred in enforcing the loan documents, including, without limitation, Property Advances payable or reimbursable to Master Servicer and Special Servicing Fees incurred by or on behalf of the holder of either 65 Bay Street A-1 Note (without duplication of amounts under clause (c) above), (e) any accrued and unpaid interest on Advances with respect to an Advance made by or on behalf of the holder of either 65 Bay Street A-1 Note (without duplication of amounts under clause (c) above), (f) (i) if the related borrower or borrower-related party is the purchaser or (ii) if the 65 Bay Street Whole Loan is purchased more than 90 days after such option first becomes exercisable pursuant to the 65 Bay Street Co-Lender Agreement, any Liquidation or Workout Fees, and (g) any recovered costs not reimbursed previously to the holder of a 65 Bay Street A-1 Note pursuant to the 65 Bay Street Co-Lender Agreement. If the holder of the 65 Bay Street B Note elects to purchase the 65 Bay Street A-1 Notes, it will be required to purchase the 65 Bay Street A-2 Note at a purchase price set forth in the 65 Bay Street Co-Lender Agreement and calculated in a similar fashion to the price set forth above for the 65 Bay Street A-1 Notes.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 65 Bay Street Co-Lender Agreement, if an event of default has occurred and is continuing with respect to the 65 Bay Street Whole Loan, and if the related Non-Serviced Special Servicer determines to sell the 65 Bay Street Mortgage Loan in accordance with the related Non-Serviced PSA, then the related Non-Serviced Special Servicer will be permitted to sell either (1) the 65 Bay Street Whole Loan, subject to the consent right of the 65 Bay Street Directing Holder (or its representative), in which case such sale would include each of the 65 Bay Street A-1 Notes, the 65 Bay Street A-2 Note and the 65 Bay Street B Note as determined by the related Non-Serviced Special Servicer in accordance with the Servicing Standard (taking into account the subordinate nature of the 65 Bay Street A-2 Note and the 65 Bay Street B Notes) in accordance with the procedures set forth under the related Non-Serviced PSA, or (2) the 65 Bay Street A-1 Notes, together, in which case the related Non-Serviced Special Servicer will provide notice to the master servicer under any securitizations of the 65 Bay Street Companion Loans and the holders of the 65 Bay Street Companion Loans will have the opportunity to submit an offer on the 65 Bay Street Whole Loan.

Aon Center Whole Loan

Servicing

The Aon Center Whole Loan and any related REO Property will be serviced and administered by KeyBank, National Association, the master servicer for the JPMCC 2018-AON securitization (the “Aon Center Master Servicer”) and, if necessary, AEGON USA Realty Advisors, LLC, the special servicer for the JPMCC 2018-AON securitization (the “Aon Center Special Servicer”), pursuant to the JPMCC 2018-AON TSA, but subject to the terms of the Aon Center Intercreditor Agreement. In servicing the Aon Center Whole Loan, the Aon Center Master Servicer and the Aon Center Special Servicer are required to service the Aon Center Whole Loan in accordance with the servicing standard set forth in the JPMCC 2018-Aon Center TSA to take into account the interests of the Certificateholders and the holders of the Aon Center Companion Loans as a collective whole.

The Aon Center Mortgage Loan and together with the Aon Center Pari Passu Companion Loans are collectively referred to in this prospectus as the “Aon Center Senior Loans”. The related Subordinate Companion Loan (the “Aon Center Subordinate Companion Loan”) will be held by JPMCC 2018-AON trust (the “Aon Center Subordinate Companion Loan Holder”). The Aon Center Subordinate Companion Loan and the Aon Center Pari Passu Companion Loans are collectively referred to in this prospectus as the “Aon Center Companion Loans”. The Aon Center Mortgage Loan, together with the Aon Center Companion Loans, are referred to in this prospectus as the “Aon Center Whole Loan”. The holder of the Aon Center Mortgage Loan, the Aon Center Subordinate Companion Loan Holder and the holders of the Aon Center Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “Aon Center Intercreditor Agreement”).

Amounts payable to the Issuing Entity as holder of the Aon Center Mortgage Loan pursuant to the Aon Center Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the Aon Center Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the Aon Center Pari Passu Companion Loans as set forth in the Aon Center Intercreditor Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, is expected to be the custodian of the mortgage file related to the Aon Center Whole Loan (other than any promissory notes not contributed to the JPMCC 2018-AON securitization.

Application of Payments

The Aon Center Intercreditor Agreement sets forth the respective rights of the holder of the Aon Center Mortgage Loan and the holders of the Aon Center Companion Loans with respect to distributions of funds received in respect of the Aon Center Whole Loan, and provides, in general, that, the Aon Center Subordinate Companion Loan is, at all times, junior, subject and subordinate to the Aon Center Senior Loans, and the right of the Aon Center Subordinate Companion Loan Holder to receive payments with respect to the Aon Center Whole Loan is, at all times, junior, subject and subordinate to the rights of the holders of the Aon Center Senior Loans to receive payments with respect to the Aon Center Whole Loan. All amounts tendered by the related borrowers or otherwise available for payment on the Aon Center Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to the holders of the Aon Center Senior Loans, pro rata and pari passu, in each case in an amount equal to the accrued and unpaid interest on the Aon Center Senior Loans at the applicable note interest rate;

second, to the holders of the Aon Center Senior Loans, pro rata and pari passu, in an amount equal to the principal payments (or other amounts allocated to principal) received, if any, with respect to such Due Date with respect to the Aon Center Whole Loan, until the balance of the Aon Center Senior Loans have been reduced to zero;

third, to the holders of the Aon Center Senior Loans, pro rata and pari passu, up to the aggregate amount of any unreimbursed losses previously allocated to the Aon Center Senior Loan holders in accordance with the Aon Center Intercreditor Agreement, plus interest thereon at the net note interest rate compounded monthly from the date the related such realized losses were allocated to each Aon Center Senior Loan;

fourth, to pay accrued and unpaid interest on the Aon Center Subordinate Companion Loan (other than default interest) to the Aon Center Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Aon Center Subordinate Companion Loan at the applicable net note interest rate;

fifth, to the Aon Center Subordinate Companion Loan Holder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such Due Date, until the principal balance of the Aon Center Subordinate Companion Loan has been reduced to zero;

sixth, to the Aon Center Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Aon Center Subordinate Companion Loan Holder in accordance with the terms of the Aon Center Intercreditor Agreement, plus interest thereon at the net note interest rate for the Aon Center Subordinate Companion Loan compounded monthly from the date the realized losses were allocated to the Aon Center Subordinate Companion Loan Holder;

seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the Aon Center Senior Loans, on pro rata and pari passu basis, then the Aon Center Subordinate Companion Loan Holder;

eighth, to pay default interest and late payment charges then due and owing under the Aon Center Whole Loan, all of which is required to be applied in accordance with the JPMCC 2018-Aon Center TSA; and

ninth, if any excess amount is available to be distributed in respect of the Aon Center Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(h), any remaining amount is required to be paid pro rata to each Aon Center Senior Loan holder and the Aon Center Subordinate Companion Loan Holder based on their initial principal balances.

Consultation and Control

Pursuant to the Aon Center Intercreditor Agreement, the directing holder with respect to the Aon Center Whole Loan (the “Aon Center Directing Holder”), as of any date of determination, will be the holder of the Aon Center Senior Loan evidenced by promissory note A-4, which is expected to be the directing certificateholder or controlling class representative (or an equivalent entity) for the JPMCC 2018-AON securitization. The Aon Center Directing Holder is not permitted to exercise the rights of the Aon Center Directing Holder if it is an affiliate of the borrowers. The Aon Center Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under the Aon Center Intercreditor Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to the Aon Center Whole Loan will require the approval of the Aon Center Directing Holder.

Pursuant to the terms of the Aon Center Intercreditor Agreement, the Issuing Entity, as the holder of the Aon Center Mortgage Loan (or its representative), will (i) have a right to receive copies of all notices, information and reports with respect to major decisions that the Aon Center Master Servicer or the Aon Center Special Servicer, as applicable, is required to provide to the Aon Center Directing Holder pursuant to the JPMCC 2018-Aon Center TSA (similar to such notices, information and reports that are required to be provided to the Aon Center Directing Holder under the JPMCC 2018-Aon Center TSA without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2018-Aon Center TSA) and a summary of any asset status report relating to the Aon Center Whole Loan that the Aon Center Master Servicer or the Aon Center Special Servicer, as applicable, is required to provide to the Aon Center Directing Holder pursuant to the JPMCC 2018-Aon Center TSA (without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2018-Aon Center TSA) and (ii) has the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to the Aon Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Aon Center Whole Loan. The consultation right of the Issuing Entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if the Aon Center Master Servicer (or the Aon Center Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the Aon Center Master Servicer or the Aon Center Special Servicer, as applicable, is permitted to take any major decision or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Aon Center Whole Loan (as a collective whole). Neither the Aon Center Master Servicer nor the Aon Center Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

Neither the Aon Center Master Servicer nor the Aon Center Special Servicer may follow any advice, direction or objection by the Aon Center Directing Holder that would (i) require or cause the Aon Center Master Servicer or the Aon Center Special Servicer, as applicable, to violate applicable law (including the REMIC provisions), the Whole Loan documents, the JPMCC 2018 Aon Center TSA, the Aon Center Intercreditor Agreement or the related servicing standard set forth in the Aon Center Intercreditor Agreement or materially expand the scope of responsibilities for any of the Aon Center Master Servicer or the Aon Center Special Servicer.

In addition to the control and consultation rights described above, pursuant to the terms of the Aon Center Intercreditor Agreement, the Issuing Entity, as the holder of the Aon Center Mortgage Loan, will have the right to annual meetings (which may be held telephonically in the discretion of the Aon Center Master Servicer or Aon Center Special Servicer) with the Aon Center Master Servicer or the Aon Center Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Aon Center Master Servicer or the Aon Center Special Servicer, as applicable, in which servicing issues related to the Aon Center Whole Loan are discussed.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Aon Center Intercreditor Agreement, if the Aon Center Whole Loan becomes a specially serviced loan, and if the Special Servicer determines to sell the Aon Center Mortgage Loan in accordance with the JPMCC 2018-Aon Center TSA, the Aon Center Special Servicer will be required to sell the Aon Center Mortgage Loan and each Aon Center Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the Aon Center Special Servicer will not be permitted to sell the Aon Center Whole Loan without the consent of each Non-Controlling Holder (including the Issuing Entity as the holder of the Aon Center Mortgage Loan) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Aon Center Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Aon Center Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the JPMCC 2018-Aon Center TSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Aon Center Master Servicer or Aon Center Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Pursuant to the Aon Center Intercreditor Agreement, the Aon Center Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the Aon Center Special Servicer then acting with respect to the Aon Center Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Aon Center Mortgage Loan or the other Aon Center Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Servicer Termination Events” and “Rights Upon a Servicer Termination Event” in this prospectus.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, “Sponsor” or “Mortgage Loan Seller”). Except with respect to (i) the 181 Fremont Street Whole Loan, which was co-originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) (an affiliate of GACC) and Barclays Bank PLC, (ii) the Marina Heights State Farm Whole Loan, which was originated by Goldman Sachs Company (“GSMC”) then acquired by DBNY, (ii) The Gateway Whole Loan, which was co-originated by DBNY and Bank of America, N.A., and (iii) the Washington Square Shopping Center Loan, which was originated by Regions Bank and acquired by DBNY, GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation, and GACC is an affiliate of DBNY, an originator, the Depositor and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 10 of the Mortgage Loans (22.1%) to be contributed to this securitization by GACC.

GACC’s Securitization Program. GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the

“CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through March 31, 2018 is approximately $64.5 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) (which includes only the portion of the Aventura Mall Mortgage Loan that GACC is contributing to this securitization) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the Depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan,

GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes.

General. DBNY is an originator and is affiliated with GACC, Deutsche Bank Securities Inc., one of the underwriters, and the Depositor. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. The (i) 181 Fremont Street Whole Loan (6.9%) which was co-originated by DBNY and Barclays Bank PLC, then subsequently purchased by DBNY (ii) the Marina Heights State Farm Whole Loan (5.2%), which was originated by GSMC then acquired by DBNY, (iii) The Gateway Mortgage Whole Loan (4.3%), which was co-originated by DBNY and Bank of America, N.A. and (iv) the Washington Square Shopping Center Mortgage Loan (1.2%), which was originated by Regions Bank and acquired by DBNY, were each reunderwritten by GACC in accordance with the underwriting criteria described under this section, subject to any exceptions, if any, identified under “—Exceptions”. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are DBNY’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DBNY underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, DBNY may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, DBNY made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

With respect to the 2828 Newell Mortgage Loan (0.7%), the Mortgage Loan is structured with a $0.10 per square foot replacement reserve deposit. Under GACC’s underwriting guidelines, a replacement reserve deposit of $0.15 per square foot would typically be required for retail properties and a replacement reserve deposit of $0.20 per square foot would typically be required for office properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the recent, 2014-2017 re-positioning of the 2828 Newell Mortgaged Property within Frogtown, one of the most quickly-evolving enclaves in Los Angeles. In addition the 2828 Newell Mortgage Loan features a low loan-to-value ratio of 64.0%, compared to the 75.0% loan-to-value ratio that is provided for in GACC’s underwriting guidelines for retail properties. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Hobby Lobby Palmdale Mortgage Loan (0.6%), the UW NCF DSCR (After IO Period) is 1.24x. Under GACC’s underwriting guidelines, a UW NCF DSCR of 1.30x would typically be required for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the 1.55x UW NCF DSCR for the initial five years of the 10-year loan term. In year 6, the net cash flow is expected to increase in line with rent steps for the sole tenant - Hobby Lobby, resulting in an amortizing DSCR of 1.35x.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2018. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2015 to and including March 31, 2018, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

JPMorgan Chase Bank, National Association

General. JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2017, of JPMorgan Chase & Co., the 2017 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

It is expected that JPMCB will, as of the date of the initial issuance of the certificates, hold the Aventura Mall Companion Loans designated as Notes A-2-A-2, A-2-A-3, A-2-A-4 and A-2-A-5, the Aon Center Companion Loans designated as Notes A-2 and A-3, the 636 11th Avenue Companion Loan designated as Notes A-2 and A-3, the Meridian Corporate Center Companion Loan designated as Note A-2, the Sheraton Music City Companion Loan designated as Note A-2 and the JAGR Hotel Portfolio Companion Loan designated as Note A-2.

JPMCB’s Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2016, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $134.1 billion. Of that amount, approximately $115.0 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2017, JPMCB originated approximately $18.5 billion of commercial mortgage loans, of which approximately $10.0 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans.

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the Depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

With respect to the Aventura Mall Whole Loan, which were co-originated by other lenders and JPMCB, the JPMCB Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

With respect to the 636 11th Avenue Whole Loan, which were co-originated by other lenders and JPMCB, the JPMCB Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB

Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes.

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as complete” and “as-is” values. The “as stabilized” or “as complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are JPMCB’s general underwriting guidelines with respect to the JPMCB Mortgage Loans. One or more JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the JPMCB Mortgage Loans were originated with variances from the underwriting guidelines disclosed above.

Compliance with Rule 15Ga-1 under the Exchange Act. JPMCCMSC’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 14, 2018. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 14, 2018. The Central

Index Key (or CIK) numbers of JPMCCMSC is 0001013611 and JPMCB is 0000835271. With respect to the period from and including April 1, 2015 to and including March 31, 2018, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7						0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3			0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization. As of the date of this prospectus, neither JPMCB nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, other than the Class R Certificates. However, JPMCB and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the Depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the Depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. As regards the origination and securitization of multifamily and commercial mortgage loans, CREFI and CGMRC share staff, have the same underwriting guidelines and credit committee approval process and utilize substantially the same loan documentation. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “Citi Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the Citi Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any Mortgage Loans were originated by third party originators and the names of such originators, and whether such Mortgage Loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any Mortgage Loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any Mortgage Loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the Mortgage Loans;

●	whether any Mortgage Loans permit, or have existing, mezzanine debt, additional debt secured by the related Mortgaged Properties or other material debt, and the material terms and conditions for such debt;

●	whether any Mortgaged Properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of Mortgage Loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any Mortgage Loans permit the release of all or a portion of the related Mortgaged Properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any Mortgage Loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the Mortgage Loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding grace periods and interest accrual provisions, non-recourse carveouts, and any other material provisions with respect to the Mortgage Loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a Mortgage Loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the Mortgage Loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex D-3 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the Depositor for inclusion on Annex D-3 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex D-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex D-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2018. CREFI’s Central Index Key is 0001701238. As of March 31, 2018, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither CREFI nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, CREFI and/or any of its affiliates may acquire in the future certain classes of certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The Depositor

The Depositor is Deutsche Mortgage & Asset Receiving Corporation (the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the Depositor are located at 60 Wall Street, New York,

New York 10005. The telephone number is (212) 250-2500. The Depositor’s capitalization is nominal. All of the shares of capital stock of the Depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 8 years ending December 31, 2017, the Depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $94.95 billion.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2018-B4 Mortgage Trust (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Certificate Administrator”, “—The Trustee”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2017, WTNA served as trustee on over 1,600 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $270 billion, of which approximately 330 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $215 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee for this transaction.

The foregoing information concerning the trustee has been provided by WTNA. WTNA does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer, any special servicer or the certificate administrator of any funds paid to the master servicer, any special servicer or the certificate administrator in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the collection account or any other account by or on behalf of the master servicer, any special servicer or the certificate administrator.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of September 30, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $415 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2017, Wells Fargo Bank was acting as custodian of more than 227,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by one or more of the sponsors or an affiliate thereof, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2017 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for such transactions. For one CMBS transaction, an administrative error caused an underpayment to certain classes and a correlating overpayment to certain classes on one distribution date in 2017. The affected distributions were revised to correct the error before the next distribution date. For the second CMBS transaction, an administrative error resulted in certain holders of definitive certificates not receiving a distribution on one distribution date in 2017. The error was corrected when the required distributions were made the next day. For the third CMBS transaction, required distributions for one distribution date in 2017 were made eight days late as a result of an inadvertent payment systems error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A. (“Wells Fargo Bank”), in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). In September 2017, Royal Park Investments SA/NV (“Royal Park”), one of the plaintiffs in the District Court cases against Wells Fargo Bank, filed a putative class action complaint relating to two trusts seeking declaratory and injunctive relief and money damages based on Wells Fargo Bank’s indemnification from trust funds for legal fees and expenses Wells Fargo Bank incurs or has incurred in defending the District Court case filed by Royal Park. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Except as set forth below under “—The Master Servicer” with respect to Wells Fargo Bank in its capacity as the master servicer, neither Wells Fargo Bank nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates, whether acquired on or after the Closing Date, at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo is also the certificate administrator and custodian under the PSA, (ii) expected to be the servicer, certificate administrator and custodian under the Aventura Mall Trust 2018-AVM TSA, pursuant to which the Aventura Mall Whole Loan is expected to be serviced, (iii) the trustee, certificate administrator and custodian under the GSMS 2017-FARM TSA, pursuant to which the Marina Heights State Farm Whole Loan is serviced, (iv) expected to be the trustee, certificate administrator and custodian under the JPMCC 2018-AON TSA, pursuant to which the Aon Center Whole Loan is expected to be serviced, (v) the master servicer, certificate administrator and custodian under the COMM 2018-HOME PSA, pursuant to which The Gateway Whole Loan is serviced, (vi) the master servicer, certificate administrator and custodian under the JPMDB 2018-C8 PSA, pursuant to which each of the Embassy Suites Glendale Whole Loan, the Atlantic Times Square Whole Loan and the Steelyard Commons Whole Loan is serviced, (vii) the trustee, certificate administrator and custodian under the Benchmark 2018-B2 PSA, pursuant to which the EOS 21 Whole Loan is serviced, (viii) the master servicer, certificate administrator and custodian under the pooling and servicing agreement entered into in connection with the Wells Fargo Commercial Mortgage Trust 2018-C44 transaction, pursuant to which the 181 Fremont Street Whole Loan is being serviced until the Closing Date and (ix) the current holder of one or more of the Aventura Mall Pari Passu Companion Loans and one or more of the 181 Fremont Street Pari Passu Companion Loans. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017	As of 3/31/2018
By Approximate Number:	32,716	31,128	30,017	30,146
By Approximate Aggregate Unpaid Principal Balance (in billions):	$503.34	$506.83	$527.63	$538.27

Within this portfolio, as of March 31, 2018, are approximately 21,044 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $414.2 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of March 31, 2018, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2015	$ 401,673,056,650	$ 1,600,995,208	0.40%
Calendar Year 2016	$ 385,516,905,565	$ 838,259,754	0.22%
Calendar Year 2017	$ 395,462,169,170	$ 647,840,559	0.16%
YTD Q1 2018	$ 403,608,365,979	$ 557,167,664	0.14%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	Insurance Tracking and Compliance;

●	Onboarding-New Loan Setup;

●	Lien Release-Filing & Tracking;

●	Credit Investigation & Background Checks; and

●	Defeasance Calculations

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and GACC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the trust fund, some or all of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and CREFI or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CREFI or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the CREFI Mortgage Loans.

Neither Wells Fargo nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo under this heading “Transaction Parties—The Master Servicer” has been provided by Wells Fargo.

The roles and responsibilities of the master servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

CWCapital Asset Management LLC, a Delaware limited liability company (“CWCAM”), is expected to initially be appointed to act as the special servicer under the PSA. In such capacity, CWCAM will be responsible for the servicing and administration of the Specially Serviced Loans and serviced REO Properties, and in certain circumstances will be responsible for reviewing, evaluating and providing or withholding consent and processing certain major decisions and performing certain enforcement actions relating to non-Specially Serviced Loans pursuant to the PSA. CWCAM is owned by an affiliate of

Fortress Investment Group LLC (“Fortress”). CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in the management, investment management and disposition of commercial real estate assets, which may include:

○	special servicing of commercial and multifamily real estate loans;

○	commercial real estate property management and risk management and insurance services;

○	commercial mortgage and commercial real estate brokerage services;

○	commercial mortgage note and commercial real estate sale and disposition services; and

○	investing in, surveilling and managing as special servicer, commercial real estate assets including unrated and non-investment grade rated securities issued pursuant to CRE, CDO and CMBS transactions.

CWCAM was organized in June 2005. CWCAM is a wholly-owned subsidiary of CW Financial Services LLC. CWCAM and its affiliates own, manage and sell assets similar in type to the assets of the issuing entity. Accordingly, the assets of CWCAM and its affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, purchasers, financing and so forth. On September 1, 2010, affiliates of certain Fortress Investment Group LLC managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM.

On February 14, 2017, Fortress and SoftBank Group Corp., a corporation organized under the laws of Japan (“SoftBank”), issued a joint press release announcing that they had entered into definitive agreements pursuant to which SoftBank agreed to acquire Fortress. On December 27, 2017, SoftBank completed its acquisition of Fortress and announced that Fortress will operate within SoftBank as an independent business headquartered in New York.

As of December 31, 2015, CWCAM acted as special servicer with respect to 134 domestic CMBS pools containing approximately 7,000 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $99 billion. As of December 31, 2016, CWCAM acted as special servicer with respect to 137 domestic CMBS pools containing approximately 5,700 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $79 billion. As of December 31, 2017, CWCAM acted as special servicer with respect to 133 domestic CMBS pools containing approximately 4,900 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $74 billion. As of March 31, 2018, CWCAM acted as special servicer with respect to 133 domestic CMBS pools containing approximately 5,000 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $78 billion. Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States. As of March 31, 2018, CWCAM had 69 employees responsible for the special servicing of commercial real estate assets. As of March 31, 2018, within the CMBS pools described in the preceding paragraph, 168 assets were actually in special servicing. The assets owned, serviced or managed by CWCAM and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities. These policies and procedures for the performance of its special servicing obligations are, among other things,

in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls. CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual. Refinements within the prior three years include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction. CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time CWCAM is a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Other than as set forth in the following paragraphs, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that are material to the certificateholders.

On December 17, 2015, U.S. Bank National Association, the trustee under five pooling and servicing agreements for (i) Wachovia Bank Commercial Mortgage Trust 2007-C30, (ii) COBALT CMBS Commercial Trust 2007-C2, (iii) Wachovia Bank Commercial Mortgage Trust 2007-C31, (iv) ML-CFC Commercial Mortgage Trust 2007-5 and (v) ML-CFC Commercial Mortgage Trust 2007-6 commenced a proceeding with the Second Judicial District Court of Ramsey County, Minnesota (the “State Court”) for a declaratory judgment as to the proper allocation of certain proceeds in the alleged amount of $560 million (“Disputed Proceeds”) received by CWCAM in connection with the sale of the Peter Cooper Village and Stuyvesant Town property in New York, New York (the “Property”) securing loans held by those trusts. CWCAM was the special servicer of the Property. The petition requests the State Court to instruct the trustee, the trust beneficiaries, and any other interested parties as to the amount of the Disputed Proceeds, if any, that constitute penalty interest and/or the amount of the Disputed Proceeds, if any, that constitute gain-on-sale proceeds, with respect to each trust. On February 24, 2016, CWCAM made a limited appearance with the State Court to file a motion to dismiss this proceeding based on lack of jurisdiction, mootness, standing and forum non conveniens. On July 19, 2016, the State Court denied CWCAM’s motion to dismiss. On July 22, 2016, the action was removed to federal court in Minnesota (the “Federal Court”). On October 21, 2016, the Federal court held a hearing on the motion to transfer the action to the United States District Court for the Southern District of New York (the “SDNY Court”), a motion to remand to state court and a motion to hear CWCAM’s request for reconsideration of the motion to dismiss. On March 14, 2017, the Federal Court reserved the determination on the motion to hear CWCAM’s request for reconsideration of the motion to dismiss, denied the motion to remand the matter to state court and granted the motion to transfer the proceeding to the SDNY Court. There can be no assurances as to the possible impact on CWCAM of these rulings and the transfer to the SDNY Court. Cross motions for judgment on the pleadings were filed but the SDNY Court was unable to decide the case on the pleadings and the parties are now in the midst of discovery. However, CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith, and that the Disputed Proceeds were properly allocated to CWCAM as penalty interest, and it intends to vigorously contest any claim that such Disputed Proceeds were improperly allocated as penalty interest.

On March 31, 2016, RAIT Preferred Funding II LTD. (“RAIT Preferred Funding”) commenced a complaint (“RAIT Complaint”) with the Supreme Court of the State of New York, County of New York (the “RAIT Court”), claiming it owns $18,500,000 of a mortgage loan secured by the development of the One Congress Street Property in Boston, Massachusetts (the “Loan”) and seeking (a) a declaratory judgment stating that RAIT Preferred Funding is the directing lender under a co-lender agreement dated March 28, 2007 and a pooling and servicing agreement dated March 1, 2007 (collectively, the “Operative Agreements”) and was the directing lender at the time of the improper modification of Loan, (b) a declaratory judgment stating that RAIT Preferred Funding has the right to terminate the special servicer, (c) monetary damages for the value of the bonds and fees paid to CWCAM as the special servicer of the Loan and (d) other things. On May 17, 2016, CWCAM filed a motion to dismiss the RAIT Complaint (“Motion to Dismiss”) stating that the RAIT Complaint did not state a claim and the essential facts of the RAIT Complaint are negated by affidavits and evidentiary materials submitted with the RAIT Complaint. On June 14, 2016, RAIT Preferred Funding filed a Memorandum of Law in Opposition to the OCS Motion to Dismiss (the “Opposition”) stating that the claims in the RAIT Complaint were properly stated. On June 30, 2016, CWCAM filed a reply in support of the Motion to Dismiss and in response to the Opposition, stating that each of CWCAM’s arguments is supported by the express language of the agreements between the parties, the documentary evidence and New York case law. On September 30, 2016, RAIT Preferred Funding and CWCAM entered into a confidential Settlement Agreement (the “2016 Settlement”), which provides for a stay of the RAIT Preferred Funding litigation (the “Litigation Stay”) through August 25, 2017. Pursuant to the terms of the 2016 Settlement, upon satisfaction of a term of the 2016 Settlement by August 25, 2017 (or such later date agreed to by the parties), the RAIT Preferred Funding litigation will be dismissed, with prejudice. On May 19, 2017 the borrower repaid the Loan in accordance with the terms of the notes and satisfied the condition to dismissal with prejudice. RAIT has refused to dismiss the case and is claiming that the B Note should be paid in full. CWCAM believes that it has performed its obligations under the Operative Agreements in good faith, and that the action should be dismissed with prejudice. On August 29, 2017, the RAIT Court granted leave to RAIT Preferred Funding to amend its complaint. On September 20, 2017, RAIT Preferred Funding filed an Amended Complaint (the “RAIT Amended Complaint”), which omits its original claims, adds Wells Fargo Bank, National Association (“Wells Fargo”) as a defendant, and seeks (a) specific performance requiring repayment of the $18,500,000 principal amount of the B Note or, in the alternative, monetary damages, including the $18,500,000 principal amount of the B Note, in an amount to be determined at trial, (b) monetary damages on any fees paid to CWCAM as special servicer or Wells Fargo as master servicer in connection with the borrower’s repayment of the Loan, (c) a declaratory judgment that RAIT Preferred Funding is entitled to recover the full $18,500,000 principal amount of the B Note, (d) punitive damages against CWCAM, and (e) other things. On October 11, 2017, CWCAM filed a motion to dismiss the RAIT Amended Complaint (“CWCAM Motion to Dismiss Amended Complaint”) stating that the RAIT Amended Complaint did not state a claim and the essential facts of the RAIT Amended Complaint are negated by the Operative Agreements and other admissible evidentiary materials. On November 13, 2017, Wells Fargo filed a motion to dismiss the RAIT Amended Complaint (the “Wells Fargo Motion to Dismiss Amended Complaint”) and joined the CWCAM Motion to Dismiss Amended Complaint. On January 29, 2018, the RAIT Court dismissed all claims except the breach of contract claim and discovery has commenced.

On December 1, 2017, a complaint against CWCAM and others was filed in the United State District Court for the Southern District of New York styled as CWCapital Cobalt Vr Ltd. v. CWCapital Investments LLC, et al., No. 17-cv-9463. The gravamen of the complaint alleges breaches of a contract and fiduciary duties by CWCAM’s affiliate, CWCapital Investments LLC in its capacity as collateral manager for the collateralized debt obligation transaction involving CWCapital Cobalt Vr, Ltd. In total, there are fourteen (14) counts pled in the complaint. Of those 14, five (5) claims are asserted against CWCAM for aiding and abetting breach of fiduciary duty, conversion and unjust enrichment. On May 23, 2018, the complaint was dismissed for lack of subject matter jurisdiction.

CWCAM may enter into one or more arrangements with the directing certificateholder, any Controlling Class certificateholder, any person with the right to appoint or remove and replace CWCAM as the special servicer, or any other person (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of CWCAM as special servicer under the PSA and limitations on the right of such person to replace CWCAM as the special servicer.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

CWCAM assisted the Third Party Purchaser with its due diligence for the Mortgage Loans.

From time to time, CWCAM and/or its affiliates may purchase or sell securities, including CMBS certificates. CWCAM and/or its affiliates may review this prospectus and purchase, including at initial issuance or in the secondary market, or sell certificates issued in this offering in the secondary market.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan and Serviced Whole Loan. Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of March 31, 2018, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $153.052 billion issued in 173 transactions.

As of March 31, 2018, Park Bridge Lender Services is acting as asset representations reviewer for CMBS transactions with an approximate aggregate initial principal balance of $60.551 billion issued in 69 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, Kroll Bond Rating Agency, Inc., S&P, DBRS and/or Morningstar Credit Ratings, LLC and none of those rating agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and will make the representations and warranties as operating advisor set forth in the PSA; (d) is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Holder, the Third Party Purchaser, or a depositor, a trustee, a certificate administrator, master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates); (e) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor; provided that Park Bridge Lender Services, in its capacity as asset representations reviewer, is entitled to receive related fees as set forth in the PSA.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”, as applicable.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. GACC has been designated by the Sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●	Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Retaining Third-Party Purchaser”) is expected to purchase for cash the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of $108,777,279 and a fair value of $58,421,899, representing approximately 5.00% of the aggregate fair value of all Classes of Regular Certificates. The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans

The Retaining Sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

HRR Certificates

General

The Retaining Third-Party Purchaser will purchase the Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificates.

The Sponsors estimate that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $58,416,077 representing 5% of the aggregate fair value, as of the Closing Date, of all Classes of Certificates (other than the Class R Certificates). As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “Risk Retention” tab.

Retaining Third-Party Purchaser

It is anticipated that Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table above under “—HRR Certificates—General”, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

The Third Party Purchaser is a mutual company founded on May 15, 1851. As of May 31, 2018, it had an A.M. Best Company rating of A++; a Fitch Ratings rating of AA+; a Moody’s Investors Service rating of Aa2; and a Standard & Poor’s rating of AA+. The Third Party Purchaser, acting by itself as well as through its wholly owned subsidiaries and their predecessor entities, has invested in commercial real estate debt investments since 1859. As of March 31, 2018, the Third Party Purchaser, either directly and/or through its affiliates owned (i) a portfolio of commercial real estate equity investments with an approximate market value of $4.5 billion and (ii) a portfolio of commercial real estate debt investments with an approximate unpaid principal balance of $22.9 billion. The Third Party Purchaser’s primary executive offices are located at 1295 State Street, Springfield, Massachusetts 01111. The Third Party Purchaser produces and files financial statements, which are publicly available.

The Third Party Purchaser and its affiliates are involved in the ownership, financing, asset management and investment management of commercial real estate assets, including but not limited to commercial mortgage loans, mezzanine loans, commercial construction loans and lines of credit. Third Party Purchaser also has experience through its affiliates investing in, surveilling and managing commercial real estate assets, including rated and unrated investment grade and non-investment grade rated securities issued pursuant to CRE, CDO, CLO and CMBS transactions.

The Third Party Purchaser and its affiliates own, manage and finance assets similar in type to the assets of the issuing entity. Accordingly, the assets of the Third Party Purchaser and its affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, property managers, purchasers, financing, equity investors and so forth.

The Third Party Purchaser has previously acquired at original issuance the unrated initial controlling class certificates in only one CMBS transaction. The acquisition of the Yield-Priced Certificates in this transaction will be its third such acquisition.

The Third Party Purchaser is being advised in this transaction by Barings Real Estate, which as of March 31, 2018 had more than $48 billion in real estate assets managed or serviced. Barings Real Estate is the marketing name used to represent the real estate advisory business of Barings LLC and its subsidiaries. Barings LLC is a global asset management firm with offices in 16 countries and which had more than $305 billion in assets managed as of March 31, 2018. Barings LLC is an indirect wholly owned subsidiary of the Third Party Purchaser.

Barings Real Estate offers institutional and other qualified investors a diverse range of opportunities of real estate investing in both public and private real estate equity and debt markets. Barings Real Estate is a debt originator in North America with expertise and resources in core mortgages, construction loans, mezzanine loans, preferred equity investments and bridge financings. Its debt investments also include residential loan pools and affordable housing tax credit investments, as well as public debt instruments including CMBS, REIT bonds and real estate derivatives. Barings Real Estate also provides debt financing strategies in Europe, primarily through separate accounts and club arrangements. In the aggregate, Barings Real Estate’s private and public debt assets under management as of March 31, 2018 were $31.5 billion. Barings LLC, through its predecessor entities, has been registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser since November 1, 1940. Members of Barings Real Estate’s Capital Markets team, which oversees CMBS investing, have, in the aggregate, over 75 years of experience owning, managing, issuing and performing surveillance on CMBS, including experience with investments in subordinate CMBS securities.

Solely for its own purposes and benefit, the Third Party Purchaser has completed an independent review of the credit risk of each mortgage loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each mortgage loan and expected cash flows related to the mortgage loans. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors and was not independently verified by the Third Party Purchaser. The Third Party Purchaser performed its due diligence solely for its own benefit. The Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. Third Party Purchaser’s review and conclusions may not be relied upon by anyone else and may not be construed as an approval or endorsement of the sponsors’ underwriting standards or of any mortgage loan or any loan level disclosure in this prospectus. The Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards, information or disclosure and has not independently verified the truth or accuracy of any representations and warranties made by the sponsors or any other party to the transaction or any related documents.

The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors and other third parties are not entitled to rely on in any way the Third Party Purchaser’s due diligence or acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, forever waives and releases any claims against Third Party Purchaser and such buyers, and their respective affiliates, in respect of such actions.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”.

Material Terms of the HRR Certificates

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event”. You are strongly urged to review this prospectus in its entirety.

Hedging, Transfer and Financing Restrictions

The Retaining Third-Party Purchaser will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” or “third-party purchaser” (each as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Third-Party Purchaser not to transfer the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the fifth anniversary of the Closing Date, to a subsequent third-party purchaser.

In addition, the Retaining Third-Party Purchaser and its affiliates will not be permitted to enter into any financing, hedging, pledging, hypothecation, transfer or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or the HRR Certificates; provided such restrictions relating to the Retaining Third-Party Purchaser will also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in § 244.7(b)(8)(i) of the Credit Risk Retention Rules.

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

GACC and CREFI will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2 and Annex D-3, respectively, and JPMCB will make the representations and warranties identified on Annex E-1, subject to the exceptions to these representations and warranties set forth in Annex E-2.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-3 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of the its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The Benchmark 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B4 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes: Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class S and Class R.

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class A-M, Class B and Class C
“Senior Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR
“Principal Balance Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR
“Class X Certificates”	Class X-A, Class X-B and Class X-D
“Regular Certificates”	Senior Certificates and Subordinate Certificates
“Residual Certificates”	Class R

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$22,568,000
A-2	$137,057,000
A-3	$30,000,000
A-SB	$41,328,000
A-4	$240,000,000
A-5	$339,983,000
X-A	$922,439,000
A-M	$111,503,000
B	$55,028,000
C	$49,236,000

Non-Offered Certificates
X-B	$55,028,000
X-D	$23,000,000
D	$23,000,000
E-RR	$34,924,000
F-RR	$21,721,000
G-RR	$11,585,000
H-RR	$40,547,279
S	N/A
R	N/A

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $922,439,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates. The initial Notional Amount of the Class X-B certificates will be approximately

$55,028,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates. The initial Notional Amount of the Class X-D certificates will be approximately $23,000,000.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the eleventh day of each calendar month (or, if the eleventh day of that calendar month is not a business day, then the next business day) commencing in August 2018.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Wells Fargo Bank, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account may not be invested; provided that if Wells Fargo Bank, National Association is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property (including Compensating Interest Payments with respect to the

Mortgage Loans required to be deposited by the master servicer) that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is distributed to holders of the Class S certificates);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the

Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.       to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex F for such Distribution Date;

2.       then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.       then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-SB certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.       then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2 and Class A-SB certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

5.       then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero;

6.       then, to the Class A-5 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates has been reduced to zero; and

7.       then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates pursuant to clauses (1), (2), (3), (4), (5) and (6) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-sixth, to the Class H-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-eighth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each of the Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (ii) the Interest Shortfall with respect to each affected class of certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance

Certificates is so increased, the amount of unreimbursed Realized Losses of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to 3.125%.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to 3.976%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to 3.886%.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 4.059%.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to 3.858%.

The Pass-Through Rate for the Class A-5 certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 4.121%.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 4.311%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 4.430%.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period minus (ii) 1.750%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class E-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class F-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class G-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class H-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately 0.697% per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 or Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-B certificates for the initial Distribution Date will equal approximately 0.286% per annum. The Pass-Through Rate applicable to the Class X-B certificates for each Distribution Date will equal the strip rate (the “Class X-B Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-B certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class B certificates. The applicable Class X-B Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately 1.750% per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the strip rate (the “Class X-D Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class D certificates. The applicable Class X-D Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is a per annum rate equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (in absence of a default) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the related Servicing Fees (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the Certificates, other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute to the holders of the Class S Certificates, any Excess Interest received by the issuing entity with respect to the ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner: to the holders of the Class A-1 through Class D certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) portion of such the prepayment premiums and yield maintenance charges collected on principal prepayment during the related Collection Period.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)   first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)   second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distribution to the Class B certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c)   third, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates described in (a) and (b) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for any of the Class A-1 through Class D certificates will be a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the clause (a)(i) above, then the Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	May 2023
Class A-2	July 2023
Class A-3	December 2024
Class A-SB	February 2028
Class A-4	April 2028
Class A-5	June 2028
Class X-A	June 2028
Class A-M	June 2028
Class B	July 2028
Class C	July 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in July 2051. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)     the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-

Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to any applicable Excluded Loan), the Directing Holder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to the Non-Serviced Mortgage Loans to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class H-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E-RR certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates;

eighth, to the Class A-M certificates;

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Certificate Administrator” and “—The Trustee”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification and corrected loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file; and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

Not later than the business day prior to each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or applicable special servicer (with respect to Specially Serviced Loans and REO Properties) is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 30 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending September 30, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and the borrower provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List. The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate“ means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Holder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means with respect to the Directing Holder, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder or the Directing Holder (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and

○	the Operating Advisor Annual Reports;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any accountants’ attestation reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Holder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)   2% in the case of the Class X-A, Class X-B and Class X-D certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)   in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

Neither the Class S certificates nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures;

provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates may only be issued as Definitive Certificates and held by a custodian on behalf of the related investor pursuant to the PSA. Any request for release of a Class E-RR, Class F-RR, Class G-RR and Class H-RR certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia Maryland 21045-1951
Attention: Corporate Trust Administration Group—Benchmark 2018-B4

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, Benchmark 2018-B4 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)      the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)     an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)      (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)       (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)      the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)     the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)    (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)     the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)      copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)     if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)     if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)    if any related lock-box agreement or cash collateral account agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lock-box accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)    originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)     the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)    the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)   with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)   with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)    the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)    the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)    with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)     assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)      any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)      an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)      the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)    the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)     any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)    any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)   any related mezzanine intercreditor agreement;

(xviii)  all related environmental reports;

(xix)   all related environmental insurance policies;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   copies of any zoning reports;

(l)    copies of financial statements of the related mortgagor;

(m)  copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   copies of all UCC searches;

(o)   copies of all litigation searches;

(p)   copies of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of the insurance consultant report;

(s)   copies of the organizational documents of the related mortgagor and any guarantor;

(t)    copies of the escrow statements;

(u)   a copy of any closure letter (environmental);

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)   a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided, that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the Mortgage Loan Seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of GACC and CREFI are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex D-3, respectively. Those representations and warranties of JPMCB are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)   such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)   in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)   cure such Material Defect in all material respects, at its own expense,

(2)   repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each Mortgage Loan Seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan, with the consent of the Directing Holder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In the case of a Material Defect with respect to the Aventura Mall Mortgage Loan, each of GACC and JPMCB will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the Aventura Mall Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)   have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)     have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)    not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)     have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Holder;

(o)   prohibit Defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans” and “–The AB Whole Loans”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Special Servicer Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process Special Servicer Major Decisions (other than the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)   the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)   the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender)(and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)   any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)   the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)   the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)   any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller)(the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a

Control Termination Event, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)   all Periodic Payments (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)   in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing

Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, prior to the occurrence of a Consultation Termination Event, the Directing Holder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, the Directing Holder (prior to the occurrence of a Consultation Termination Event) (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized Person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, and an “Upper-Tier REMIC Distribution Account” , each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates on such Distribution Date. If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Available Funds for the related Distribution Date for allocation between the other Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the amount of the applicable insufficiency. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York or the principal cities in which the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator conduct servicing, trust administration or surveillance operations or (iii) a day on which the Federal Reserve Bank of New York or banking institutions or savings associations in New York, New York, Charlotte, North Carolina, Oakland, California, Kansas City, Missouri, Pittsburgh, Pennsylvania, Overland Park, Kansas, Minneapolis, Minnesota or Columbia, Maryland, or the principal cities in which the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator conduct servicing, trust administration or surveillance operations are authorized or obligated by law or executive order to be closed.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)      to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)     to pay or reimburse the master servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer and the applicable special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay itself any Net Prepayment Interest Excess;

(v)      to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)     to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)    to reimburse the trustee, the applicable special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)   to reimburse the master servicer, the applicable special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)    to reimburse the master servicer or the applicable special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)     to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)    to recoup any amounts deposited in the Collection Account in error;

(xiii)   to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the applicable special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)    to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)   to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)  to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)  to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)   to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan, and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees

Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.

Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.

Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.

Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.

Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.

Type/Recipient	Amount	Frequency	Source of Payment
Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.

Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.

	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.

Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.

Type/Recipient	Amount	Frequency	Source of Payment

Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.

CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

Expenses

Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, that do not involve a Special Servicer Major Decision, 50% of any

Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions (whether or not processed by the special servicer), 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Special Servicer Major Decision, 50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Special Servicer Major Decision (whether or not processed by the special servicer), 100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the master servicer (but not including prepayment premiums or yield maintenance charges), 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 0% of any such fee with respect to Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loans (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Master Servicer Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at a rate equal to 0.25% per annum of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest and Excess Interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at 1.0% is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or mortgage loan seller, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate Liquidation Fee of less than $25,000, then such higher rate as would result in an aggregate Liquidation Fee equal to $25,000) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●	the purchase of any Defaulted Loan by the special servicer, the Directing Holder or their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),

●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

●	with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

●	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and

●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

●	50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions (whether or not processed by the special servicer),

●	100% of any assumption fees on Specially Serviced Loans,

●	50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans involve a Special Servicer Major Decision (whether or not processed by the special servicer),

●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction,

●	100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the special servicer (but not including prepayment premiums or yield maintenance charges),

●	any interest or other income earned on deposits in the REO Accounts, and

●	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or Appraisal Reduction Amounts, but excluding the Class S and Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates and the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan, Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.00605% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the

PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to (i) 0.00166% with respect to each such Mortgage Loan (except the 181 Fremont Street, 636 11th Avenue, Meridian Corporate Center, Sheraton Music City, Westbrook Corporate Center and JAGR Hotel Portfolio Mortgage Loans), (ii) 0.00291% with respect to the 181 Fremont Street Mortgage Loan (iii) 0.00366% with respect to the 636 11th Avenue Mortgage Loan, (iv) 0.00385% with respect to the Meridian Corporate Center Mortgage Loan, (v) 0.00416% with respect to the Sheraton Music City and Westbrook Corporate Center Mortgage Loans and (vi) 0.00511% with respect to the JAGR Hotel Portfolio Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fees not specified in the related loan documents owed to it in accordance with the Servicing Standard, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $10,250 multiplied by the number of Subject Loans, plus (ii) $2,000 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the

Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)    the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)    the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)    the 30th day following the date on which the related borrower has filed a bankruptcy petition, the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)    the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)    a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)	the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)	the excess of:

(i)	the sum of:

●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)	the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);

●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan (other than a Serviced AB Whole Loan) with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related

Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated, first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event has occurred), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 12 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H-RR certificates, second, G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-

Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible

Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H-RR certificates, second, to the G-RR certificates, third, to the Class F-RR certificates, and fourth, to the Class E-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See ““Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans”.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any Serviced Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)    the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)    if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)    the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)    except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the master servicer or the special servicer, as applicable, subject to the discussion under “—The Directing Holder” and “—The Operating Advisor” below in this prospectus);

(v)    to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)    any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the master servicer or the special servicer, as applicable, with the consent of, if no Control Termination Event has occurred and is continuing, the Directing Holder, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the master servicer or the special servicer, as applicable, will be required to promptly notify the other servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances” in this prospectus)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event has occurred and is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rates and consistent with the Servicing Standard.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meetings the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders, the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the master servicer or the special servicer, as applicable, has determined, in accordance with the Servicing Standard (and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (or, if a Control Termination Event has occurred and is continuing, but no Consultation Termination Event has occurred and is continuing, after consulting with the Directing Holder) (but other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)       such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)       such insurance is not available at any rate;

provided that the Directing Holder will not have more than 30 days to respond to the master servicer’s or the special servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer or the special servicer, as applicable, to consult with the Directing Holder, the master servicer or the special servicer, as applicable, will not be required to do so.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Special Servicer Major Decisions, the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Special Servicer Major Decisions irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to (x) the rights of the Directing Holder and (y) with respect to a Serviced AB Whole Loan, the rights of the holder of the related Subordinate Companion Loans, and, after consultation with the operating advisor to the extent described under “—The Operating Advisor” in this prospectus, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Special Servicer Major Decisions with respect to any non-Specially Serviced Loan. If the master servicer and the special servicer mutually agree that the master servicer will process any Special Servicer Major Decision with respect to a non-Specially Serviced Loan, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Special Servicer Major Decisions. The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Special Servicer Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

When the master servicer and the special servicer have mutually agreed that the master servicer will process a Special Servicer Major Decision, the special servicer’s consent will be required if the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), and the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver, amendment or other action or consent that is a Special Servicer Major Decision, accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Special Servicer Major Decision together with such other information reasonably requested by the special servicer and reasonably available to the master servicer.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event has occurred and is continuing), the operating advisor (only if an Operating Advisor Consultation Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

Any modification, extension, waiver or amendment of the payment terms of a Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder” and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder upon consultation with the Directing Holder) and, after the occurrence and continuance of an

Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from S&P, Fitch and DBRS (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Pari Passu Companion Loans from the holders of such Serviced Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, (i) that, with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, has consulted with the Directing Holder) and, after the occurrence and continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from S&P, Fitch and DBRS (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $20,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related

Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Pari Passu Companion Loans from the holders of such Serviced Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2019) and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2019 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2018 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans and any related Serviced Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Serviced Mortgage Loan and any related Serviced Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)    either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment;

(ii)    any monthly payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)    the master servicer determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)    the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)    the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)    the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)    a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)    the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (iii) of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer shall deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (iii) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-

collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”)(A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 45 days after the servicing of such Serviced Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event has occurred and is continuing, and (ii) not with respect to any applicable Excluded Loan);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. For so long as no Control Termination Event has occurred and is continuing, if the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Holder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Holder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process. While an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are not inconsistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder (except with respect to any applicable Excluded Loan) and after the occurrence and during the continuance of an Operating Advisor Consultation Event (or with respect to an Excluded Loan applicable to the Directing Holder), the operating advisor will be entitled to consult with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

With respect to each Non-Serviced Mortgage Loan, the directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the applicable special servicer.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity, the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the special servicer has applied for, and the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or the Grantor Trust or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a “grantor trust” under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, the Lower-Tier REMIC will not be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, as of January 1, 2018, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to

Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 60 days delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s)(if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Holder, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Holder will be entitled to exercise such consent right so long as a Control Termination Event has not occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan applicable to the Directing Holder), upon the occurrence and continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Directing Holder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Holder until appointed in accordance with the terms of the PSA.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Holder has not changed until such parties receive written notice of a replacement of the Directing Holder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Holder.

The initial Directing Holder is expected to be Barings LLC, or its affiliate.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be Class H-RR certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Directing Holder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Directing Holder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Directing Holder, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Directing Holder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the directing holder and (ii) the requesting party has not been notified of the identity of the Directing Holder or reasonably believes that the identity of the Directing Holder has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Directing Holder or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under
“—Rights of Holders of Companion Loans” below, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions that are Special Servicer Major Decisions, in each case as to which the Directing Holder has objected in writing within ten business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written report by the master servicer or special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or special servicer, as applicable, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Holder, and in the possession of the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may, if prepared by the special servicer, in its sole discretion, take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

With respect to each Serviced Mortgage Loan and Serviced Whole Loan:

(a)	(i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan or (iii) any modification, waiver, consent or amendment of a Serviced Mortgage Loan and any related Serviced Companion Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(b)	any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or franchise changes for which the lender is required to consent or approve under the Mortgage Loan documents;

(c)	any determination of an Acceptable Insurance Default;

(d)	any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(e)	any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(f)	any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(g)	requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(h)	any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(i)	releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(j)	any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than pursuant to the specific terms of such Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(k)	any exercise of a material remedy with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(l)	any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(m)	any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents; and

(n)	consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request and (e) the master servicer will process all requests for any matter that is not a Major Decision without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of an Operating Advisor Consultation Event. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision

Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

“Master Servicer Major Decision” means any Major Decision under clauses (1)(a)(iii)(A), (1)(a)(iii)(B), and (1)(b) through (1)(d) of the definition of “Major Decision”, but solely with respect to a non-Specially Serviced Loan.

“Special Servicer Major Decision” means any Major Decision under clauses (1)(a)(i), (1)(a)(ii), (1)(a)(iii)(C), and (1)(e) through (1)(n) of the definition of “Major Decision”.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder.

Asset Status Report

So long as a Control Termination Event has not occurred and is not continuing (but not with respect to any Excluded Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Mortgage Loan (that is not also an Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Mortgage Loan. After the occurrence and during the continuance of a Control

Termination Event or if at any time the applicable Excluded Special Servicer Mortgage Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Directing Holder, the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Holder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur with respect to any Mortgage Loan or Serviced Whole Loan when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans related to the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) equal to at least 25% of the initial Certificate Balance of that class; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan, the Directing Holder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the Directing Holder under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan). The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans and, so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

With respect to a Serviced AB Whole Loan, with respect to the related Serviced Subordinate Companion Loan, the Directing Holder will not be entitled to exercise the above described rights, and those rights will be held by such Serviced Subordinate Companion Loan holder in accordance with the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing

Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole

Loan (each of which will be serviced pursuant to the related Non-Serviced PSA or any related REO Properties.

The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

Duties of Operating Advisor at All Times

With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, the operating advisor’s obligations will generally consist of the following:

(a)   reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan;

(b)   reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website, and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)   promptly recalculating and reviewing for accuracy and consistency with the PSA of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (i) any Appraisal Reduction Amount or (ii) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)   preparing an annual report (if, at any time during the prior calendar year, (i) a Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan or (ii) an Operating Advisor Consultation Event occurred) generally in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(1)   after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(2)   if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)   if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Certificateholder or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

While an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the

Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

An “Operating Advisor Consultation Event” will occur the earlier of when (i) the aggregate Certificate Balances of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate Certificate Balances of the HRR Certificates and (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the last proviso in the definition of Control Termination Event).

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)	that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)	that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)	that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Directing Holder, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)	that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)	that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)	that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 246.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder and the special servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing), disclose such Privileged Information to any person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Holder (only for so long as no Consultation Termination Event has occurred and is continuing), any Companion Loan Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, master servicer, special servicer, trustee, certificate administrator, the asset representations reviewer and the Directing Holder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® Delinquent Loan Status Report or the CREFC® Loan Periodic Update File delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Holder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Holder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 81 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 11 of such 81 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between April 1, 2013 and March 31, 2018 was approximately 57.668%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 10.241%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 12.690% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 12.690%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the two largest Mortgage Loans in the Mortgage Pool represent approximately 16.8% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the two largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Holder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)     a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)    a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)   a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)   a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)    a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)   a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)  any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (v) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in each case in accordance with the Asset Review Standard to be relevant to the Asset Review, as described below (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Directing Holder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, DBRS, Inc., Kroll Bonding Rating Agency, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS, Inc., Kroll Bonding Rating Agency, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, the Third Party Purchaser, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Holder or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)	any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)	any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)	any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)	the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property;

(vi)	the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Directing Holder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates on an aggregate basis.

“Non-Reduced Certificates” means any class of Principal Balance Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Serviced Mortgage Loan and any related Serviced Companion Loan, a “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, then the Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace a special servicer will not apply to a Serviced AB Whole Loan. The related Serviced Subordinate Companion Loan holder will have the right to replace the special servicer solely with respect to such Serviced AB Whole Loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing holder appointed under the related Non-Serviced PSA (and not by the Directing Holder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interests of the Certificateholders as a collective whole, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other).

In the event the holders of such Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder, directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Directing Holder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within two business days, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for two business days;

(b)   with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(h)   DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clauses (i) or (ii), such action has not been withdrawn by DBRS within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action; or

(i)    so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (i)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder or (3) the Depositor (with respect to clause (i) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f), (g) or (h) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing (i) in the case of the master servicer, at least 25% of the aggregate Voting Rights, or (ii) in the case of the special servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event within 20 days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event, except (a) a Servicer Termination Event under clause (h) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or delayed or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, any Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, the Retaining Third-Party Purchaser, the sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, or any third party beneficiary, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the

MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Holder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase

Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Holder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from

Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading
“—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Directing Holder for so long as no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the JPMCC 2018-AON TSA, Aventura Mall Trust 2018-AVM TSA and COMM 2018-HOME PSA, each of which is described below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2018-B4 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA;

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2018-B4 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced

Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Aon Center Mortgage Loan

The Aon Center Mortgage Loan is expected to be serviced pursuant to the JPMCC 2018-AON TSA. The servicing terms of the JPMCC 2018-AON TSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The Aon Center Master Servicer earns a servicing fee with respect to the Aon Center Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Aon Center Whole Loan becoming a specially serviced loan under the JPMCC 2018-AON TSA, the Aon Center Special Servicer will earn a special servicing fee payable monthly with respect to the Aon Center Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Aon Center Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The Aon Center Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Aon Center Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The Aon Center Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Aon Center Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-AON TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to JPMCC 2018-AON TSA.

●	The JPMCC 2018-AON TSA does not require the Aon Center Master Servicer to make the equivalent of compensating interest payments in respect of the Aon Center Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Aon Center Whole Loan” in this prospectus.

Servicing of the Aventura Mall Mortgage Loan

The Aventura Mall Mortgage Loan is expected to be serviced pursuant to the Aventura Mall Trust 2018-AVM TSA. The servicing terms of the Aventura Mall Trust 2018-AVM TSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The Aventura Mall Master Servicer earns a servicing fee with respect to the Aventura Mall Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Aventura Mall Whole Loan becoming a specially serviced loan under the JPMCC 2018-AON TSA, the Aventura Mall Special Servicer will earn a special servicing fee payable monthly with respect to the Aventura Mall Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Aventura Mall Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The Aventura Mall Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Aventura Mall Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The Aventura Mall Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Aventura Mall Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The Aventura Mall Trust 2018-AVM TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to Aventura Mall Trust 2018-AVM TSA.

●	The Aventura Mall Trust 2018-AVM TSA does not require the Aventura Mall Master Servicer to make the equivalent of compensating interest payments in respect of the Aventura Mall Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Aventura Mall Whole Loan” in this prospectus.

Servicing of The Gateway Mortgage Loan

The Gateway Mortgage Loan will be serviced pursuant to the COMM 2018-HOME PSA. The servicing terms of the COMM 2018-HOME PSA are similar in all material respects to the servicing terms of the PSA applicable to the Mortgage Loans serviced under the PSA; however, the servicing arrangements under such agreements differ in certain respects, including the items set forth above under “—General” and the following:

●	The Gateway Master Servicer earns a servicing fee with respect to The Gateway Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon The Gateway Whole Loan becoming a specially serviced loan under the COMM 2018-HOME PSA, the related special servicer under the COMM 2018-HOME PSA will earn a special servicing fee payable monthly with respect to the related The Gateway Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as The Gateway Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The Gateway Special Servicer under the COMM 2018-HOME PSA will be entitled to a workout fee equal to the lesser of (1) 0.50% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout made by the related borrower after any workout of the related Whole Loan. The workout fee is subject to a minimum fee of $25,000.

●	The Gateway Special Servicer under the COMM 2018-HOME PSA will be entitled to a liquidation fee equal to the lesser of (1) 0.50% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout made by the related borrower after any workout of the related Whole Loan. The workout fee is subject to a minimum fee of $25,000.

●	Each of The Gateway Master Servicer and The Gateway Special Servicer are expected to be liable in accordance with the COMM 2018-HOME PSA only to the extent of their obligations specifically imposed by that agreement. Accordingly, in general, each of The Gateway Master Servicer and The Gateway Special Servicer will not be liable for any action taken, or for refraining from the taking of any action in good faith pursuant to the COMM 2018-HOME PSA or for errors in judgment; provided that neither such party will be protected against any breach or representations or warranties made by it in the COMM 2018-HOME PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the COMM 2018-HOME PSA.

●	The COMM 2018-HOME PSA does not require The Gateway Master Servicer and The Gateway Special Servicer to make the equivalent of compensating interest payments in respect of The Gateway Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—The Gateway Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency

Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency or (iii) DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Fitch Ratings, Inc. (“Fitch”) and DBRS, Inc. (“DBRS”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Serviced Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Serviced Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class S and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less the greater of (i) 1% of the Initial Pool Balance or (ii) if any of the 181 Fremont Street Mortgage Loan, 636 11th Avenue Mortgage Loan or Marina Heights State Farm Mortgage Loan is an asset of the trust fund, the product of (x) a percentage that is calculated by dividing (A) the sum of the outstanding principal balance of the 181 Fremont Street Mortgage Loan, 636 11th Avenue Mortgage Loan and/or Marina Heights State Farm Mortgage Loan, that remain outstanding on such date of determination and 1% of the Initial Pool Balance by (B) the Initial Pool Balance and (y) the Initial Pool Balance; provided, however, that this termination right will not be exercisable at the percentage threshold specified in clause (ii) above earlier than the Distribution Date in July 2028. Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or either Trust REMIC or the Grantor Trust that would be a claim against the issuing entity or either Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, either Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)    to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s

“prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “A-” by Fitch, (b) it has a rating on its short-term debt obligations of at least “A-2” by S&P and “F1” by Fitch, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, prior to the occurrence and continuance of a Control Termination Event, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Florida. Loans involving real property in Florida are secured by mortgages which must be recorded in the county in which the property is located. There is no power of sale in Florida. A mortgage must be foreclosed in a judicial proceeding. The mortgagee must file an action for foreclosure and must obtain a final judgment of foreclosure against the borrower. After the lender secures a final judgment of foreclosure against the borrower, such judgment will provide that the property be sold at a public auction at the courthouse (or on-line depending on the county) if the full amount of the judgment is not paid prior to the scheduled sale. Fla Statute 45.031 describes the judicial sales procedure in Florida. It requires that the foreclosure sale be held no earlier than 21 (but not more than 35) days after the judgment is entered. However, given the backlog of foreclosure cases in many counties, it is not unusual for foreclosure sales to be held later than the 35 day period specified in the statute. After the foreclosure judgment is entered and prior to the foreclosure sale, a notice of sale must be published once a week for two consecutive weeks in the county in which the property is located and stating when/where the sale is to be held. The lender has a “judgment credit” in the amount of the foreclosure judgment, which the lender may bid at the sale. Everyone else must bid cash. The clerk of the court issues the certificate of sale to the highest bidder on the day of the sale. There generally is no right of redemption after the filing of the clerk’s certificate at the conclusion of the foreclosure sale, with the exception of certain federal agencies such as the Small Business Administration. If no objections to the sale are filed within ten days after filing the certificate of sale, the clerk issues the certificate of title to the property. Deficiency judgments are permitted under Florida law to the extent not prohibited by the applicable loan documents. Deficiency judgments can be obtained either as part of the same foreclosure action or as a separate proceeding. If the lender is the purchaser of the property, the deficiency is generally the difference between the value of the property as of the date of the foreclosure sale and the amount of the foreclosure judgment. Florida law permits the lender to enforce an assignment of rents in the loan documents in the foreclosure action and a lender may have a receiver appointed during the pendency of the foreclosure action. The appointment of a receiver is an equitable remedy and is granted or denied in the discretion of the court.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “PATRIOT Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller, sponsor, and DBNY, an originator. JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Securities LLC, an underwriter, is an affiliate of JPMCB, a mortgage loan seller and a sponsor. CREFI and its affiliates are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CREFI, a mortgage loan seller and a sponsor.

DBNY or an affiliate currently holds one or more of each of the Aventura Mall Companion Loans, the 181 Fremont Street Companion Loans and The Gateway Companion Loans.

JPMCB currently holds the Aventura Mall Companion Loans designated as Notes A-2-A-2, A-2-A-3, A-2-A-4 and A-2-A-5, the Aon Center Companion Loans designated as Notes A-2 and A-3, the 636 11th Avenue Companion Loan designated as Notes A-2 and A-3, the Meridian Corporate Center Companion Loan designated as Note A-2, the Sheraton Music City Companion Loan designated as Note A-2 and the JAGR Hotel Portfolio Companion Loan designated as Note A-2.

CREFI or an affiliate currently holds one of the Westbrook Corporate Center Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and CREFI or certain of its affiliates, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans owned by CREFI or those affiliates from time to time, including, prior to their inclusion in the Issuing Entity (or, in the case of the 65 Bay Street mortgage Loan, prior to such Mortgage Loan becoming serviced under the related Non-Serviced PSA), 13 of the CREFI Mortgage Loans (22.4%).

Wells Fargo Bank, National Association acts (or, in the case of the 65 Bay Street Mortgage Loan prior to such Mortgage Loan becoming serviced under the related Non-Serviced PSA, acted) as interim custodian of the loan documents with respect to all the CREFI Mortgage Loans.

Wells Fargo Bank, National Association, the master servicer, certificate administrator and custodian, is also (i) expected to be the servicer, certificate administrator and custodian under the Aventura Mall Trust 2018-AVM TSA, pursuant to which the Aventura Mall Whole Loan is expected to be serviced, (ii) the trustee, certificate administrator and custodian under the GSMS 2017-FARM TSA, pursuant to which the Marina Heights State Farm Whole Loan is serviced, (iii) expected to be the trustee, certificate administrator and custodian under the JPMCC 2018-AON TSA, pursuant to which the Aon Center Whole Loan is expected to be serviced, (iv) the master servicer, certificate administrator and custodian under the COMM 2018-HOME PSA, pursuant to which The Gateway Whole Loan is serviced, (v) the master servicer, certificate administrator and custodian under the JPMDB 2018-C8 PSA, pursuant to which each of the Embassy Suites Glendale Whole Loan, the Atlantic Times Square Whole Loan and the Steelyard

Commons Whole Loan is serviced, (vi) the trustee, certificate administrator and custodian under the Benchmark 2018-B2 PSA, pursuant to which the EOS 21 Whole Loan is serviced, (viii) the master servicer, certificate administrator and custodian under the pooling and servicing agreement entered into in connection with the Wells Fargo Commercial Mortgage Trust 2018-C44 transaction, pursuant to which the 181 Fremont Street Whole Loan is being serviced until the Closing Date and (ix) the current holder of one or more of the Aventura Mall Pari Passu Companion Loans and one or more of the 181 Fremont Street Pari Passu Companion Loans.

Park Bridge Lender Services, the Operating Advisor and the Asset Representations Reviewer, is also expected to be the operating advisor under the (i) Aventura Mall Trust 2018-AVM TSA that governs the servicing of the Aventura Mall Whole Loan, (ii) COMM 2018-HOME PSA that governs the servicing of The Gateway Whole Loan and (iii) JPMCB 2018-AON TSA that governs the servicing of the Aon Center Whole Loan.

CWCAM assisted the Third Party Purchaser with its due diligence with respect to the Mortgage Loans.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the

Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans allocated to the Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 922,439,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	$ 55,028,000	Class B
Class X-D	$ 23,000,000	Class D

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 922,439,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	$ 55,028,000	Class B
Class X-D	$ 23,000,000	Class D

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Regular Certificate (other than the Class X Certificates) refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Regular Certificate (other than the Class X Certificates) will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments of principal and/or interest due at maturity on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in August 2018;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the Mortgage Loan Sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the AB Whole Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (without regard to any limitations in such Whole Loans on partial voluntary principal prepayment) and allocated to the related Mortgage Loan pursuant to the related Intercreditor Agreement;

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on July 13, 2018;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2019	85%	85%	85%	85%	85%
July 2020	68%	68%	68%	68%	68%
July 2021	46%	46%	46%	46%	46%
July 2022	20%	20%	20%	20%	20%
July 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.72	2.71	2.71	2.70	2.70

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.94	4.92	4.91	4.88	4.70

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.42	6.42	6.41	6.40	6.26

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	80%	80%	80%	80%	80%
July 2025	60%	60%	60%	60%	60%
July 2026	37%	37%	37%	37%	37%
July 2027	14%	14%	14%	14%	14%
July 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.44	7.44	7.44	7.44	7.44

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	99%	99%	97%	75%
July 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.66	9.60	9.53	9.45	9.21

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.83	9.81	9.79	9.75	9.52

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.92	9.92	9.92	9.87	9.59

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.97	9.93	9.92	9.92	9.67

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2019	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	10.01	10.01	9.96	9.92	9.70

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from July 1, 2018 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.500000%	3.2943%	3.2950%	3.2952%	3.2953%	3.2953%
99.750000%	3.1959%	3.1961%	3.1962%	3.1962%	3.1962%
100.000000%	3.0978%	3.0976%	3.0975%	3.0975%	3.0975%
100.250000%	3.0001%	2.9994%	2.9992%	2.9991%	2.9991%
100.500000%	2.9027%	2.9016%	2.9013%	2.9011%	2.9011%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	3.4152%	3.4139%	3.4121%	3.4092%	3.3880%
102.750000%	3.3602%	3.3588%	3.3568%	3.3537%	3.3305%
103.000000%	3.3053%	3.3039%	3.3017%	3.2983%	3.2731%
103.250000%	3.2506%	3.2491%	3.2467%	3.2430%	3.2159%
103.500000%	3.1961%	3.1944%	3.1919%	3.1880%	3.1589%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.500000%	3.8014%	3.8014%	3.8012%	3.8010%	3.7987%
100.750000%	3.7571%	3.7570%	3.7568%	3.7565%	3.7533%
101.000000%	3.7128%	3.7127%	3.7125%	3.7121%	3.7080%
101.250000%	3.6687%	3.6685%	3.6683%	3.6678%	3.6629%
101.500000%	3.6248%	3.6245%	3.6242%	3.6237%	3.6179%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	3.6769%	3.6769%	3.6769%	3.6769%	3.6769%
102.750000%	3.6384%	3.6384%	3.6384%	3.6384%	3.6384%
103.000000%	3.6000%	3.6000%	3.6000%	3.6000%	3.6000%
103.250000%	3.5617%	3.5617%	3.5617%	3.5617%	3.5617%
103.500000%	3.5235%	3.5235%	3.5235%	3.5235%	3.5236%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.500000%	3.8075%	3.8070%	3.8065%	3.8059%	3.8042%
100.750000%	3.7762%	3.7756%	3.7749%	3.7741%	3.7717%
101.000000%	3.7450%	3.7443%	3.7434%	3.7423%	3.7393%
101.250000%	3.7140%	3.7131%	3.7119%	3.7106%	3.7069%
101.500000%	3.6830%	3.6819%	3.6806%	3.6791%	3.6747%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	3.8265%	3.8260%	3.8253%	3.8243%	3.8177%
102.750000%	3.7960%	3.7955%	3.7948%	3.7936%	3.7864%
103.000000%	3.7656%	3.7650%	3.7642%	3.7630%	3.7552%
103.250000%	3.7353%	3.7347%	3.7338%	3.7324%	3.7240%
103.500000%	3.7051%	3.7044%	3.7035%	3.7020%	3.6930%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
3.950000%	4.7498%	4.7012%	4.6374%	4.5501%	4.0674%
3.962500%	4.6707%	4.6220%	4.5581%	4.4707%	3.9872%
3.975000%	4.5920%	4.5432%	4.4792%	4.3917%	3.9075%
3.987500%	4.5137%	4.4648%	4.4007%	4.3130%	3.8282%
4.000000%	4.4357%	4.3868%	4.3225%	4.2347%	3.7492%

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	4.0183%	4.0183%	4.0183%	4.0169%	4.0091%
102.750000%	3.9877%	3.9877%	3.9877%	3.9863%	3.9777%
103.000000%	3.9573%	3.9573%	3.9573%	3.9557%	3.9464%
103.250000%	3.9269%	3.9269%	3.9269%	3.9252%	3.9152%
103.500000%	3.8966%	3.8966%	3.8966%	3.8948%	3.8841%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	4.1382%	4.1372%	4.1369%	4.1369%	4.1300%
102.750000%	4.1076%	4.1065%	4.1062%	4.1062%	4.0987%
103.000000%	4.0771%	4.0758%	4.0756%	4.0756%	4.0674%
103.250000%	4.0467%	4.0453%	4.0450%	4.0450%	4.0362%
103.500000%	4.0163%	4.0149%	4.0146%	4.0146%	4.0051%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.750000%	4.5290%	4.5301%	4.5313%	4.5331%	4.5364%
101.000000%	4.4976%	4.4986%	4.4997%	4.5015%	4.5041%
101.250000%	4.4662%	4.4673%	4.4683%	4.4699%	4.4720%
101.500000%	4.4349%	4.4360%	4.4369%	4.4384%	4.4400%
101.750000%	4.4038%	4.4048%	4.4056%	4.4071%	4.4080%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the portion of the issuing entity consisting of Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of the subchapter J of the Code and the Class S certificates will represent undivided beneficial interests in their respective allocable portions of the Grantor Trust described above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interest in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, eight (8) of the Mortgaged Properties (16.2%) are multifamily properties or mixed use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017 Regular Interest Holders may be required to accrue amounts of market discount, yield maintenance charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. In addition, income from a debt instrument having original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular

Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interest Holder in that taxable year or thereafter in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures (“TMPs”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a TMP’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the sale, exchange, redemption or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), between the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC
Class A-1	$8,404,591	$8,483,548
Class A-2	$51,041,656	$51,521,163
Class A-3	$11,172,357	$11,277,314
Class A-SB	$15,391,039	$15,535,628
Class A-4	$89,378,853	$90,218,516
Class A-5	$126,613,711	$127,803,174
Class X-A	$343,527,250	$346,754,490
Class A-M	$41,525,043	$41,915,146
Class B	$20,493,081	$20,685,602
Class C	$18,336,072	$18,508,328

Class	Citigroup Global Markets Inc.	Drexel Hamilton, LLC
Class A-1	$5,679,861	$0
Class A-2	$34,494,181	$0
Class A-3	$7,550,329	$0
Class A-SB	$10,401,333	$0
Class A-4	$60,402,631	$0
Class A-5	$85,566,115	$0
Class X-A	$232,157,260	$0
Class A-M	$28,062,811	$0
Class B	$13,849,317	$0
Class C	$12,391,600	$0

Class	Academy Securities, Inc.
Class A-1	$0
Class A-2	$0
Class A-3	$0
Class A-SB	$0
Class A-4	$0
Class A-5	$0
Class X-A	$0
Class A-M	$0
Class B	$0
Class C	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 105.893285197438% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from July 1, 2018, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $5,466,995, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 2 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of one of the sponsors. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC, (ii) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by JPMCB, and (iii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CREFI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206705)(the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of

ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013)(the “Exemption”). The Exemption

generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1)       none of the depositor, any of the underwriters, the trustee, the certificate administrator, the master servicer, the special servicer, or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2)       the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of Offered Certificates;

(3)       the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4)       none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates, or receives a fee or other compensation from the Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of the Offered Certificates; and

(5)       the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties financial interests in the Plan’s acquisition of the Offered Certificates, as described in this prospectus.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

With respect to the EOS 21 Mortgage Loan (2.6%), the Arizona State Retirement System, which is a governmental plan, owns 95% of the indirect equity interests in the borrower. Investors who have an ongoing relationship with Arizona State Retirement System should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold the Offered Certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories)

may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in July 2051. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

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Index of Defined Terms

17g-5 Information Provider	272
1986 Act	421
1996 Act	401
2015 Budget Act	428
2016 Settlement	237
401(c) Regulations	438
65 Bay Street A-1 Notes	188
65 Bay Street A-2 Note	189
65 Bay Street B Note	189
65 Bay Street Co-Lender Agreement	189
65 Bay Street Companion Loans	189
65 Bay Street Directing Holder	193
65 Bay Street Major Decision	194
65 Bay Street Non-Controlling Noteholder	195
65 Bay Street Whole Loan	188
65 Bay Street Whole Loan Noteholders	190
AB Modified Loan	317
AB Whole Loan	170
Acceptable Insurance Default	321
Accrued AB Loan Interest	257
Acting General Counsel’s Letter	118
Actual/360 Basis	155
Actual/360 Loans	296
ADA	403
Adjusted Release Amount	162
Administrative Cost Rate	253
ADR	121
Advances	292
Advisers Act	437
Affected Investors	103
Affirmative Asset Review Vote	353
Aggregate Principal Distribution Amount	253
Allocated Loan Amount	121
Annual Debt Service	121
Anticipated Repayment Date	155
Aon Center Companion Loans	198
Aon Center Directing Holder	199
Aon Center Intercreditor Agreement	198
Aon Center Loan Combination	198
Aon Center Master Servicer	198
Aon Center Senior Loans	198
Aon Center Special Servicer	198
Aon Center Subordinate Companion Loan Holder	198
Aon Center Subordinate Companion Loans	198
Appraisal Reduction Amount	313
Appraisal Reduction Event	313
Appraised Value	122
Appraised-Out Class	318
ARD Loans	155
ASR Consultation Process	330
Assessment of Compliance	383
Asset Representations Reviewer Asset Review Fee	312
Asset Representations Reviewer Fee Cap	312
Asset Representations Reviewer Termination Event	358
Asset Review	354
Asset Review Notice	353
Asset Review Quorum	353
Asset Review Report	355
Asset Review Report Summary	355
Asset Review Standard	355
Asset Review Trigger	352
Asset Review Vote Election	353
Asset Status Report	328
Assumed Final Distribution Date	259
Assumed Scheduled Payment	254
Attestation Report	383
Available Funds	246
Aventura Mall Companion Loans	178
Aventura Mall Directing Holder	179
Aventura Mall Intercreditor Agreement	178
Aventura Mall Loan Combination	178
Aventura Mall Master Servicer	178
Aventura Mall Senior Loans	178
Aventura Mall Special Servicer	178
Aventura Mall Subordinate Companion Loan Holder	178
Aventura Mall Subordinate Companion Loans	178
Aventura Mall Trust 2018-AVM TSA	171
Balloon Balance	122
Balloon LTV	123
Base Interest Fraction	259
Benchmark 2018-B2 PSA	170
Benefit Plan Investors	435
Borrower Party	266
Borrower Party Affiliate	266
Breach Notice	283
BSCMI	211
Business Day	297
C(WUMP)O	15
Central Mills	137
CERCLA	401
Certificate Administrator/Trustee Fee	310
Certificate Administrator/Trustee Fee Rate	310
Certificate Balance	245
Certificate Owners	274
Certificateholder	267
Certificateholder Quorum	360
Certificateholder Repurchase Request	371

Certifying Certificateholder	276
CGCMT 2018-C5 PSA	170
CGMRC	218
Citi Data File	220
Class A-SB Planned Principal Balance	255
Class X certificates	3
Class X Certificates	244
Class X-A Strip Rates	251
Class X-B Strip Rate	252
Class X-D Strip Rate	252
Clearstream	273
Clearstream Participants	275
Closing Date	120
CMBS	49, 202
Code	419
Collateral Deficiency Amount	317
Collection Account	295
Collection Period	247
COMM 2018-HOME PSA	170
Communication Request	277
Companion Loan	119
Companion Loan Holder	168
Compensating Interest Payment	260
Constant Prepayment Rate	410
Consultation Termination Event	341
Control Eligible Certificates	336
Control Note	170
Control Termination Event	341
Controlling Class	336
Controlling Class Certificateholder	336
Controlling Holder	170
Controlling Note	170
Corrected Loan	328
County	142
CPR	410
Credit Risk Retention Rules	239
CREFC®	264
CREFC® Intellectual Property Royalty License Fee	312
CREFC® Intellectual Property Royalty License Fee Rate	313
CREFC® Reports	264
CREFI	218
CREFI Mortgage Loans	218
CREFI Securitization Database	219
Crossover Date	250
Cumulative Appraisal Reduction Amount	317, 318
Cure/Contest Period	355
Current LTV	122
Cut-off Date	119
Cut-off Date Balance	122
Cut-off Date LTV Ratio	122
CWCAM	234
CWCAM Motion to Dismiss Amended Complaint	237
daily portions	423
DBNY	20, 120, 202
DBRS	381
Defaulted Loan	333
Defeasance Deposit	159
Defeasance Loans	159
Defeasance Lock-Out Period	159
Defeasance Option	159
Definitive Certificate	273
Delinquent Loan	353
Department Store Ground Lease	160
Depositaries	274
Depositor	226
Determination Date	246
Deutsche Bank	202
Diligence File	281
Directing Holder	336
Directing Holder Asset Status Report Review Process	330
Disclosable Special Servicer Fees	310
Discount Rate	156
Dispute Resolution Consultation	373
Dispute Resolution Cut-off Date	373
Disputed Proceeds	236
Distribution Accounts	296
Distribution Date	246
District Court	230
DMARC	202
Dodd-Frank Act	104
DOJ	202
DOL	435
DTC	273
DTC Participants	274
DTC Rules	275
Due Date	154, 248
Due Diligence Questionnaire	220
EDGAR	434
EEA	12
Eligible Asset Representations Reviewer	356
Eligible Operating Advisor	347
Enforcing Party	371
Enforcing Servicer	371
ESA	137, 207, 215
Escrow/Reserve Mitigating Circumstances	209, 217
EU Risk Retention and Due Diligence Requirements	103
Euroclear	273
Euroclear Operator	276
Euroclear Participants	275
Excess Interest	246
Excess Interest Distribution Account	296
Excess Prepayment Interest Shortfall	261
Exchange Act	201, 210
Excluded Controlling Class Holder	266
Excluded Controlling Class Loan	267

Excluded Information	267
Excluded Loan	267
Excluded Plan	437
Excluded Special Servicer	361
Excluded Special Servicer Mortgage Loan	361
Exemption	435
Exemption Rating Agency	436
Expansion Option	140
Expansion Space	140
FATCA	430
FDIA	117
FDIC	117
Federal Court	236
Federal Court Complaint	230
FETL	17
FIEL	17
Final Asset Status Report	331
Final Dispute Resolution Election Notice	373
Final Material Asset Status Report	331
Financial Promotion Order	14
FIRREA	118, 206, 214
Fitch	381
Fortress	235
FPO Persons	14
FSCMA	17
FSMA	13
GACC	20, 202
GACC Data Tape	204
GACC Deal Team	203
GACC Mortgage Loans	203
Gain-on-Sale Reserve Account	296
Garn Act	402
grace period	155
Grantor Trust	47, 419
GSMC	120, 202
GSMS 2017-FARM TSA	170
Hard Lockbox	122
High Net Worth Companies, Unincorporated Associations, etc.	14
HRR Certificates	239
ICIP	153
Impermissible Asset Representations Reviewer Affiliate	368
Impermissible Operating Advisor Affiliate	368
Impermissible Risk Retention Affiliate	368
Impermissible TPP Affiliate	367
Indirect Participants	274
Initial Delivery Date	328
Initial Pool Balance	119
Initial Rate	155
Initial Requesting Certificateholder	371
In-Place Cash Management	122
Insurance and Condemnation Proceeds	295
Intercreditor Agreement	168
Interest Accrual Amount	253
Interest Accrual Period	253
Interest Distribution Amount	253
Interest Payment Differential	157
Interest Reserve Account	296
Interest Shortfall	253
Interested Person	334
Intermediary	429
Investment Company Act	1
Investor Certification	267
Investor Q&A Forum	271
Investor Registry	272
IO Group YM Distribution Amount	258
IORPS	103
ISRA	137
JCPenney	160
JPMCB	210
JPMCB Data Tape	212
JPMCB Deal Team	211
JPMCB Mortgage Loans	211
JPMCB’s Qualification Criteria	213
JPMCC 2018-AON TSA	171
JPMCCMSC	210
JPMDB 2018-C8 PSA	171
Key Money Debt	168
KTA Condemnation	142
KTA Condemnation Payment	142
Largest Tenant	122
Lease Expiration	122
Liquidation Fee	307
Liquidation Proceeds	295, 307
Litigation Stay	237
Loan	237
Loan Per Net Rentable Area	122
Loan-to-Value Ratio	122
Loan-to-Value Ratio at Maturity or ARD	123
Loss of Value Payment	284
Lower-Tier Regular Interests	419
Lower-Tier REMIC	47
Lower-Tier REMIC Distribution Account	296
Lower-Tier REMICs	419
LTV Ratio	122
LTV Ratio at Maturity or ARD	123
MAI	286
Major Decision	337
Major Decision Reporting Package	337
Market Discount	424
MAS	16
Master Condo	135
Master Servicer	231
Master Servicer Major Decision	340
Master Servicer Proposed Course of Action Notice	372
Master Servicer Remittance Date	291
Master Servicing Fee	304
Master Servicing Fee Rate	304

Material Defect	283
Maturity Date LTV Ratio	123
MIFID II	13
MLPA	278
MOA	239
Modeling Assumptions	411
Modification Fees	309
Modified Mortgage Loan	313
Mortgage	120
Mortgage File	278
Mortgage Loan Seller	202
Mortgage Loans	119
Mortgage Note	120
Mortgage Pool	119
Mortgage Rate	253
Mortgaged Property	120
Most Recent NOI	123
Motion to Dismiss	237
MSA	123
Net Default Interest	304
Net Mortgage Rate	252
Net Operating Income	123
Net Prepayment Interest Excess	260
NFA	139
NFIP	76
NI 33-105	18
NOI	123
NOI Date	123
Non-Control Note	171
Non-Controlling Holder	171, 174
non-qualified intermediary	429
Nonrecoverable Advance	293
Non-Reduced Certificates	360
Non-Serviced Certificate Administrator	171
Non-Serviced Companion Loan	171
Non-Serviced Directing Holder	171
Non-Serviced Master Servicer	171
Non-Serviced Mortgage Loan	171
Non-Serviced Pari Passu Companion Loan	171
Non-Serviced Pari Passu Whole Loan	171
Non-Serviced PSA	171
Non-Serviced Securitization Trust	171
Non-Serviced Special Servicer	172
Non-Serviced Trustee	172
Non-Serviced Whole Loan	172
Non-U.S. Person	429
Note A2 Control Appraisal Period	196
Note B Control Appraisal Period	196
Notional Amount	245
NRA	124
NRSRO	439
NRSRO	266, 365
NRSRO Certification	268
O&M	139
Occupancy	124
Occupancy Date	124
offered certificates	26
Offered Certificates	244
Offsetting Modification Fees	309
OID Regulations	422
OLA	118
Operating Advisor Annual Report	345
Operating Advisor Consultation Event	347
Operating Advisor Consulting Fee	311
Operating Advisor Expenses	311
Operating Advisor Fee	311
Operating Advisor Fee Rate	311
Operating Advisor Standard	345
Operating Advisor Termination Event	349
Operative Agreements	237
Opposition	237
Original Balance	124
Outparcel	162
P&I Advance	291
PACE	168
PAR	207, 215
Pari Passu Companion Loan	119
Park Bridge Financial	238
Park Bridge Lender Services	238
Parking Lot Outparcels	160
Participants	273
Parties in Interest	435
Pass-Through Rate	251
PATRIOT Act	404
PCIS Persons	14
PCO	150
PCR	226
Periodic Payments	247
Permitted Investments	246, 297
Permitted Special Servicer/Affiliate Fees	310
PIPs	70, 139
Plan Fiduciary	437
Plans	434
PRC	15
Pre-2019 Securitizations	103
Preliminary Dispute Resolution Election Notice	373
Prepayment Assumption	423
Prepayment Interest Excess	260
Prepayment Interest Shortfall	260
Prepayment Provision	124
PRIIPS Regulation	13
Prime Rate	295
Principal Balance Certificates	244
Principal Distribution Amount	254
Principal Shortfall	254
Privileged Information	348
Privileged Information Exception	348
Privileged Person	266
Prohibited Prepayment	261

Promotion of Collective Investment Schemes Exemptions Order	14
Property	236
Proposed Course of Action	372
Proposed Course of Action Notice	372
Prospectus Directive	13
PSA	244
PSA Party Repurchase Request	371
PTCE	438
Purchase Price	285
QLT	142
Qualified Intermediary	429
Qualified Investors	13
Qualified Replacement Special Servicer	360
Qualified Substitute Mortgage Loan	285
Qualifying CRE Loan Percentage	240
RAC No-Response Scenario	381
RAIT Amended Complaint	237
RAIT Complaint	237
RAIT Court	237
RAIT Preferred Funding	237
Rated Final Distribution Date	260
Rating Agencies	381
Rating Agency Confirmation	381
RCRA	138
REA	58
Realized Loss	262
REC	137
Record Date	246
Registration Statement	434
Regular Certificates	244
Regular Interest Holder	422
Regular Interests	419
Regulation AB	383
Reimbursement Rate	295
Reinvestment Yield	156
Related Group	124
Related Proceeds	294
Release Date	159
Relevant Member State	13
Relevant Persons	14
Relief Act	404
REMIC	419
REMIC Regulations	419
REO Account	297
REO Loan	255
REO Property	327
Repurchase Request	371
Requesting Certificateholder	373
Requesting Holders	318
Requesting Investor	277
Requesting Party	380
Required Risk Retention Percentage	240
Requirements	404
Residual Certificates	244
Resolution Failure	372
Resolved	372
Restricted Group	436
Restricted Mezzanine Holder	266
Restricted Party	348
Retaining Sponsor	239
Retaining Third-Party Purchaser	100, 239
Review Materials	353
Revised Rate	155
RevPAR	124
Risk Retention Affiliate	348
Risk Retention Affiliated	348
RMBS	230
Rooms	128
Royal Park	230
Rule 15Ga-1	218
Rule 17g-5	268
S&P	381
Scheduled Principal Distribution Amount	254
Schlumberger	131
SDNY Court	236
SEC	201, 210, 241
Securities Act	383
Securitization Accounts	297
Securitization Regulation	103
Senior Certificates	244
Sequential Pay Event	189
Serviced AB Mortgage Loan	172
Serviced AB Whole Loan	172
Serviced Companion Loan	172
Serviced Mortgage Loan	172
Serviced Pari Passu Companion Loan	172
Serviced Pari Passu Mortgage Loan	172
Serviced Pari Passu Whole Loan	172
Serviced Subordinate Companion Loan	172
Serviced Whole Loan	172
Serviced Whole Loan Custodial Account	295
Servicer Termination Even	363
Servicer Termination Event	365
Servicing Advances	292
Servicing Compensation	304
Servicing Fee	304
Servicing Fee Rate	304
Servicing Standard	290
Servicing Transfer Event	327
SF	125
SFA	16
SFO	15
Similar Law	435
Simon Guarantor	152
Simon Guarantor Affiliate	152
Small Loan Appraisal Estimate	315
SMMEA	439
Soft Lockbox	124
Soft Springing Hard Lockbox	124
SoftBank	235
Sole Certificateholder	309

Special Servicer Major Decision	340
Special Servicing Fee	306
Specially Serviced Loans	326
Sponsor	202, 218
Springing Cash Management	125
Springing Hard Lockbox	125
Springing Soft Lockbox	125
Sq. Ft.	125
Square Feet	125
Startup Day	419
State Court	236
State Court Complaint	230
Stated Principal Balance	255
Sub Condo	135
Subject Loans	312
Subordinate Certificates	244
Subordinate Companion Loan	119, 172
Subsequent Asset Status Report	328
Sub-Servicing Agreement	291
Sub-Servicing Entity	364
T-12	125
Tax Cuts and Jobs Act	422
TCO	150
Term to Maturity	125
Terms and Conditions	276
Tests	354
The Gateway A Notes	181
The Gateway B Notes	181
The Gateway C Notes	181
The Gateway Companion Loans	181
The Gateway Control Appraisal Period	186
The Gateway Control Termination Event	187
The Gateway Controlling Note	181
The Gateway Controlling Noteholder	186
The Gateway Directing Certificateholder	187
The Gateway Intercreditor Agreement	182
The Gateway Master Servicer	182
The Gateway Mortgage Loan	181
The Gateway Noteholders	181
The Gateway Operating Advisor	182
The Gateway Senior Pari Passu Companion Loans	181
The Gateway Special Servicer	182
The Gateway Subordinate Companion Loans	181
The Gateway Threshold Event Cure	187
The Gateway Triggering Event of Default	182
The Gateway Trustee	182
The Gateway Whole Loan	181
Third Party Purchaser	240
Title Exception	3
Title V	403
TMPs	428
Trailing 12 NOI	123
Transaction Parties	437
TRIPRA	77
Trust	227
Trust REMIC	47
Trust REMICs	419
TTM	125
Turnberry Guarantor	152
Turnberry Guarantor Affiliate	152
U.S. Obligations	156
U.S. Person	429
UCC	391
UCITS	103
Underwriter Entities	94
Underwriting Agreement	431
Underwritten EGI	125, 128
Underwritten Expenses	125
Underwritten NCF	126
Underwritten NCF Debt Yield	125
Underwritten NCF DSCR	126
Underwritten Net Cash Flow	126
Underwritten Net Cash Flow DSCR	126
Underwritten Net Operating Income	127
Underwritten Net Operating Income DSCR	128
Underwritten NOI	127
Underwritten NOI Debt Yield	126
Underwritten NOI DSCR	128
Underwritten Revenues	128
Units	128
Unscheduled Principal Distribution Amount	254
Unsolicited Information	354
Updated Appraisal	315
Upper-Tier REMIC	47, 419
Upper-Tier REMIC Distribution Account	296
USDEP	138
USTs	139
UW EGI	125, 128
UW Expenses	125
UW NCF	126
UW NCF Debt Yield	125
UW NCF DSCR	126
UW NOI	127
UW NOI Debt Yield	126
UW NOI DSCR	128
VAP	138
Volcker Rule	104
Voting Rights	273
WAC Rate	252
Wachovia	231
WaMu	143
Weighted Average Mortgage Rate	128
Wells Fargo	231, 237
Wells Fargo Bank	229, 230
Wells Fargo Motion to Dismiss Amended Complaint	237
West Unit	135

Whole Loan	119, 172
Withheld Amounts	296
Workout Fee	306
Workout-Delayed Reimbursement Amount	295
WTNA	228

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

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Benchmark 2018-B4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity	ARD Loan	Final
Property Flag	ID	Property Name	Balance	Properties	Seller(1)	Balance($)(3)	Balance($)(3)	or ARD Balance($)	Type(5)	Type	Rate	Fee Rate(6)	Basis	Maturity or ARD	Maturity or ARD	Term	Term	Date	Date	or ARD Date	(Yes/No)	Maturity Date
Loan	1	Aventura Mall(2)	9.9%	1	JPMCB/GACC	115,000,000	115,000,000	115,000,000	Retail	Super Regional Mall	4.1213%	0.01196%	Actual/360	120	120	0	0	06/07/2018	08/01/2018	07/01/2028	No	07/01/2028
Loan	2	181 Fremont Street(2)(7)(36)	6.9%	1	GACC	80,000,000	80,000,000	80,000,000	Office	CBD	3.7086%	0.01446%	Actual/360	120	117	0	0	03/29/2018	05/06/2018	04/06/2028	Yes	04/06/2031
Loan	3	Marina Heights State Farm(2)(7)	5.2%	1	GACC	60,000,000	60,000,000	60,000,000	Office	Suburban	3.5595%	0.01196%	Actual/360	120	114	0	0	12/07/2017	02/06/2018	01/06/2028	Yes	01/06/2033
Loan	4	Tri-State Distribution Portfolio	5.1%	4	CREFI	58,800,000	58,800,000	54,154,094	Various	Various	4.89796%	0.01321%	Actual/360	120	120	360	360	06/12/2018	08/06/2018	07/06/2028	No	07/06/2028
Property	4.01	473 Ridge Road	2.1%	1	CREFI	23,800,000	23,800,000		Industrial	Flex
Property	4.02	207 Pond Avenue	1.1%	1	CREFI	13,000,000	13,000,000		Industrial	Flex
Property	4.03	1616-1632 McDonald Avenue	1.0%	1	CREFI	11,500,000	11,500,000		Industrial	Warehouse
Property	4.04	40 Cragwood Road	0.9%	1	CREFI	10,500,000	10,500,000		Office	Suburban
Loan	5	The Gateway(2)	4.3%	1	GACC	50,000,000	50,000,000	50,000,000	Multifamily	High Rise	3.72181818%	0.01196%	Actual/360	120	117	0	0	03/16/2018	05/06/2018	04/06/2028	No	04/06/2028
Loan	6	Aon Center(2)(36)	4.3%	1	JPMCB	50,000,000	50,000,000	50,000,000	Office	CBD	4.6274%	0.01196%	Actual/360	60	60	0	0	06/08/2018	08/01/2018	07/01/2023	No	07/01/2023
Loan	7	636 11th Avenue(2)(7)(33)(37)	4.3%	1	JPMCB	50,000,000	50,000,000	50,000,000	Office	CBD	4.0730%	0.01521%	Actual/360	120	119	0	0	05/11/2018	07/01/2018	06/01/2028	Yes	06/01/2029
Loan	8	Meridian Corporate Center(2)(37)	3.9%	10	JPMCB	45,705,000	45,705,000	41,880,391	Office	Suburban	4.5746%	0.02540%	Actual/360	120	117	360	360	03/20/2018	05/01/2018	04/01/2028	No	04/01/2028
Property	8.01	2520 Meridian Parkway	0.8%	1	JPMCB	9,501,138	9,501,138		Office	Suburban
Property	8.02	2525 Meridian Parkway	0.6%	1	JPMCB	6,913,775	6,913,775		Office	Suburban
Property	8.03	2605 Meridian Parkway	0.5%	1	JPMCB	5,240,333	5,240,333		Office	Suburban
Property	8.04	2810 Meridian Parkway	0.5%	1	JPMCB	5,217,143	5,217,143		Office	Suburban
Property	8.05	2510 Meridian Parkway	0.4%	1	JPMCB	4,877,816	4,877,816		Office	Suburban
Property	8.06	2600 Meridian Parkway	0.4%	1	JPMCB	4,241,579	4,241,579		Office	Suburban
Property	8.07	2700 Meridian Parkway	0.3%	1	JPMCB	3,053,937	3,053,937		Office	Suburban
Property	8.08	2800 Meridian Parkway	0.2%	1	JPMCB	2,757,027	2,757,027		Office	Suburban
Property	8.09	2505 Meridian Parkway	0.2%	1	JPMCB	2,714,611	2,714,611		Office	Suburban
Property	8.10	2500 Meridian Parkway	0.1%	1	JPMCB	1,187,642	1,187,642		Office	Suburban
Loan	9	65 Bay Street(2)	3.5%	1	CREFI	40,000,000	40,000,000	40,000,000	Multifamily	High Rise	4.6616%	0.01196%	Actual/360	120	117	0	0	03/14/2018	05/06/2018	04/06/2028	No	04/06/2028
Loan	10	Sheraton Music City(2)	3.4%	1	JPMCB	40,000,000	39,951,402	32,825,637	Hospitality	Full Service	4.9400%	0.01571%	Actual/360	120	119	360	359	05/23/2018	07/01/2018	06/01/2028	No	06/01/2028
Loan	11	Westbrook Corporate Center(2)	3.4%	1	CREFI	40,000,000	39,950,681	32,738,980	Office	Suburban	4.8600%	0.01571%	Actual/360	120	119	360	359	05/10/2018	07/06/2018	06/06/2028	No	06/06/2028
Loan	12	Best Buy - Sherman Oaks	2.8%	1	JPMCB	32,250,000	32,250,000	32,250,000	Retail	Single Tenant	4.7510%	0.01321%	Actual/360	120	118	0	0	04/20/2018	06/01/2018	05/01/2028	No	05/01/2028
Loan	13	Embassy Suites Glendale(2)	2.7%	1	JPMCB	31,000,000	31,000,000	31,000,000	Hospitality	Full Service	5.4480%	0.01321%	Actual/360	60	59	0	0	05/08/2018	07/01/2018	06/01/2023	No	06/01/2023
Loan	14	EOS 21(2)(37)	2.6%	1	JPMCB	30,000,000	30,000,000	30,000,000	Multifamily	Mid Rise	3.8800%	0.01821%	Actual/360	84	77	0	0	11/30/2017	01/01/2018	12/01/2024	No	12/01/2024
Loan	15	JAGR Hotel Portfolio(2)(36)	2.5%	3	JPMCB	29,000,000	29,000,000	28,180,102	Hospitality	Full Service	5.0960%	0.01666%	Actual/360	60	58	360	360	05/01/2018	06/01/2018	05/01/2023	No	05/01/2023
Property	15.01	DoubleTree Grand Rapids	0.9%	1	JPMCB	10,673,611	10,673,611		Hospitality	Full Service
Property	15.02	Hilton Jackson	0.9%	1	JPMCB	10,069,445	10,069,445		Hospitality	Full Service
Property	15.03	DoubleTree Annapolis	0.7%	1	JPMCB	8,256,945	8,256,945		Hospitality	Full Service
Loan	16	Crowne Plaza Dallas	2.4%	1	GACC	27,630,250	27,429,779	22,652,762	Hospitality	Full Service	4.9200%	0.01321%	Actual/360	120	114	360	354	12/20/2017	02/06/2018	01/06/2028	No	01/06/2028
Loan	17	808 Olive Retail & Parking	2.3%	1	CREFI	27,000,000	27,000,000	24,920,643	Mixed Use	Retail/Office/Parking	5.0400%	0.01321%	Actual/360	120	118	360	360	05/04/2018	06/06/2018	05/06/2028	No	05/06/2028
Loan	18	Riverwalk Apartments	2.1%	1	GACC	25,000,000	24,838,939	18,720,761	Multifamily	Garden	5.0350%	0.01321%	Actual/360	120	116	300	296	02/23/2018	04/06/2018	03/06/2028	No	03/06/2028
Loan	19	Maple Street(33)	2.1%	1	GACC	24,000,000	24,000,000	19,870,067	Industrial	Flex	5.2100%	0.03071%	Actual/360	120	120	360	360	06/08/2018	08/06/2018	07/06/2028	No	07/06/2028
Loan	20	180 Bedford Avenue	2.1%	1	CREFI	24,000,000	24,000,000	24,000,000	Retail	Unanchored	4.9800%	0.01321%	Actual/360	120	120	0	0	06/12/2018	08/06/2018	07/06/2028	No	07/06/2028
Loan	21	The Market at Czech Hall	1.8%	1	CREFI	21,000,000	21,000,000	18,105,618	Retail	Anchored	4.8600%	0.03321%	Actual/360	120	119	360	360	06/06/2018	07/06/2018	06/06/2028	No	06/06/2028
Loan	22	Kona Coast(37)	1.6%	1	GACC	19,050,000	19,050,000	18,221,590	Retail	Anchored	5.0880%	0.01321%	Actual/360	120	119	360	360	05/14/2018	07/06/2018	06/06/2028	No	06/06/2028
Loan	23	High Peaks(36)	1.6%	1	JPMCB	19,000,000	18,978,480	17,605,673	Hospitality	Full Service	5.3176%	0.01321%	Actual/360	60	59	360	359	05/18/2018	07/01/2018	06/01/2023	No	06/01/2023
Loan	24	Hampton Inn Lake Buena Vista	1.6%	1	GACC	18,000,000	18,000,000	15,681,870	Hospitality	Limited Service	5.2750%	0.01321%	Actual/360	120	119	360	360	06/06/2018	07/06/2018	06/06/2028	No	06/06/2028
Loan	25	Atlantic Times Square(2)	1.6%	1	JPMCB	18,000,000	18,000,000	18,000,000	Mixed Use	Retail/Multifamily	4.8450%	0.01321%	Actual/360	120	117	0	0	03/20/2018	05/01/2018	04/01/2028	No	04/01/2028
Loan	26	Courtyard Hershey	1.6%	1	CREFI	18,000,000	17,980,075	15,010,360	Hospitality	Select Service	5.4400%	0.04071%	Actual/360	120	119	360	359	05/17/2018	07/06/2018	06/06/2028	No	06/06/2028
Loan	27	Greentree Plaza	1.3%	1	JPMCB	15,600,000	15,600,000	13,675,023	Retail	Anchored	4.5600%	0.01321%	Actual/360	120	117	360	360	03/09/2018	05/01/2018	04/01/2028	No	04/01/2028
Loan	28	Centennial Crossroads Plaza	1.3%	1	GACC	15,050,000	15,050,000	13,858,179	Retail	Anchored	4.8850%	0.01321%	Actual/360	120	118	360	360	05/02/2018	06/06/2018	05/06/2028	No	05/06/2028
Loan	29	Steelyard Commons(2)	1.2%	1	GACC	14,250,000	14,250,000	12,284,521	Retail	Anchored	4.8550%	0.03071%	Actual/360	120	117	360	360	04/03/2018	05/06/2018	04/06/2028	No	04/06/2028
Loan	30	Amsdell Belmont Self Storage(33)	1.2%	1	CREFI	14,100,000	14,100,000	13,019,596	Self Storage	Self Storage	5.0700%	0.06071%	Actual/360	120	119	360	360	05/30/2018	07/06/2018	06/06/2028	No	06/06/2028
Loan	31	Washington Square Shopping Center	1.2%	1	GACC	14,000,000	13,976,840	10,507,197	Retail	Anchored	5.1000%	0.01321%	Actual/360	120	119	300	299	05/17/2018	07/01/2018	06/01/2028	No	06/01/2028
Loan	32	Shoppes at the Lakes Phase I	1.0%	1	CREFI	11,400,000	11,400,000	10,125,492	Retail	Shadow Anchored	5.1500%	0.01321%	Actual/360	120	118	360	360	04/27/2018	06/06/2018	05/06/2028	No	05/06/2028
Loan	33	311-313 East 60th Street	0.9%	1	CREFI	10,000,000	10,000,000	10,000,000	Multifamily	Mid Rise	4.3800%	0.01321%	Actual/360	120	118	0	0	05/04/2018	06/06/2018	05/06/2028	No	05/06/2028
Loan	34	Park Santa Fe(37)	0.9%	1	GACC	9,867,500	9,867,500	8,301,190	Retail	Anchored	4.8700%	0.01321%	Actual/360	120	118	360	360	04/27/2018	06/06/2018	05/06/2028	No	05/06/2028
Loan	35	Courtyard - Missoula, MT	0.8%	1	CREFI	9,500,000	9,477,814	7,776,091	Hospitality	Select Service	4.8600%	0.01321%	Actual/360	120	118	360	358	05/02/2018	06/06/2018	05/06/2028	No	05/06/2028
Loan	36	Baywoods Apartments	0.7%	1	GACC	8,450,000	8,450,000	8,450,000	Multifamily	Garden	4.9850%	0.01321%	Actual/360	120	118	0	0	05/02/2018	06/06/2018	05/06/2028	No	05/06/2028
Loan	37	2828 Newell	0.7%	1	GACC	8,000,000	8,000,000	8,000,000	Mixed Use	Office/Retail	4.9550%	0.01321%	Actual/360	120	119	0	0	05/31/2018	07/06/2018	06/06/2028	No	06/06/2028
Loan	38	Hobby Lobby Palmdale(37)	0.6%	1	GACC	7,000,000	7,000,000	6,475,308	Retail	Single Tenant	5.1910%	0.01321%	Actual/360	120	119	360	360	05/14/2018	07/06/2018	06/06/2028	No	06/06/2028
Loan	39	Riverton Spring Creek	0.6%	1	GACC	6,444,000	6,429,668	5,315,469	Office	Medical	5.0950%	0.08071%	Actual/360	120	118	360	358	05/02/2018	06/06/2018	05/06/2028	No	05/06/2028
Loan	40	Northlake Village	0.5%	1	CREFI	6,075,000	6,075,000	5,371,243	Multifamily	Garden	4.9400%	0.01321%	Actual/360	120	118	360	360	04/26/2018	06/06/2018	05/06/2028	No	05/06/2028
Loan	41	WA-OH Retail Portfolio	0.4%	2	GACC	5,100,000	5,089,103	4,232,580	Retail	Various	5.2850%	0.01321%	Actual/360	120	118	360	358	05/04/2018	06/06/2018	05/06/2028	No	05/06/2028
Property	41.01	Spokane Retail	0.4%	1	GACC	4,268,085	4,258,965		Retail	Anchored
Property	41.02	Advanced Auto	0.1%	1	GACC	831,915	830,137		Retail	Single Tenant
Loan	42	834 1st Street	0.4%	1	CREFI	5,000,000	5,000,000	5,000,000	Retail	Single Tenant	4.5000%	0.01321%	Actual/360	60	59	0	0	05/23/2018	07/06/2018	06/06/2023	No	06/06/2023
Loan	43	844 2nd Avenue	0.3%	1	CREFI	3,500,000	3,500,000	3,500,000	Retail	Unanchored	5.5500%	0.01321%	Actual/360	60	59	0	0	05/09/2018	07/06/2018	06/06/2023	No	06/06/2023
Loan	44	Fresenius Medical Center Portfolio	0.3%	2	CREFI	3,280,000	3,280,000	3,280,000	Office	Medical	5.0100%	0.01321%	Actual/360	120	119	0	0	05/18/2018	07/06/2018	06/06/2028	No	06/06/2028
Property	44.01	Fresenius - Wichita	0.2%	1	CREFI	2,081,565	2,081,565		Office	Medical
Property	44.02	Fresneius - Albuquerque	0.1%	1	CREFI	1,198,435	1,198,435		Office	Medical

A-1-1

Benchmark 2018-B4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Pari Passu	Pari Passu
			Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed								FIRREA	Cut-Off
			Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised	Appraisal	Compliant	Date LTV
Property Flag	ID	Property Name	Service($)(7)	Service($)(7)	Service($)	Service($)	Period	Lockbox(9)	Management(10)	Other Loans	Borrower	NOI DSCR(7)(11)	NCF DSCR(7)(11)	Period(14)	Date	Value ($)(15)	As-of Date	(Yes/No)	Ratio(8)(11)(15)
Loan	1	Aventura Mall(2)	400,439	4,805,263	4,497,796	53,973,550	120	Hard; Master Lease Rents (Soft Springing Hard)	Springing	No	No	2.63x	2.58x	0	1	3,450,000,000	04/16/2018	Yes	40.8%
Loan	2	181 Fremont Street(2)(7)(36)	250,674	3,008,087	532,682	6,392,184	117	Hard	In Place	No	No	3.15x	3.14x	0	6	632,000,000	03/01/2021	Yes	39.6%
Loan	3	Marina Heights State Farm(2)(7)	180,447	2,165,363	1,503,724	18,044,688	114	Hard	Springing	No	No	3.13x	3.12x	0	6	960,000,000	11/20/2017	Yes	58.3%
Loan	4	Tri-State Distribution Portfolio	311,994	3,743,933			60	Springing Hard	Springing	No	No	1.38x	1.26x	0	6	88,000,000	Various	Yes	66.8%
Property	4.01	473 Ridge Road														30,000,000	03/26/2018	Yes
Property	4.02	207 Pond Avenue														18,400,000	12/20/2017	Yes
Property	4.03	1616-1632 McDonald Avenue														21,700,000	03/21/2018	Yes
Property	4.04	40 Cragwood Road														17,900,000	05/08/2018	Yes
Loan	5	The Gateway(2)	157,230	1,886,755	880,486	10,565,828	117	Soft	Springing	No	No	3.02x	3.00x	0	6	868,800,000	02/01/2018	Yes	38.0%
Loan	6	Aon Center(2)(36)	195,486	2,345,835	1,172,917	14,075,008	60	Hard	Springing	No	No	3.14x	3.03x	0	1	824,000,000	05/01/2018	Yes	40.3%
Loan	7	636 11th Avenue(2)(7)(33)(37)	172,065	2,064,785	653,849	7,846,182	119	Hard	Springing	No	No	2.49x	2.39x	0	1	428,000,000	04/04/2018	Yes	56.1%
Loan	8	Meridian Corporate Center(2)(37)	233,611	2,803,330	153,338	1,840,059	57	Hard	In Place	No	No	1.80x	1.63x	0	1	108,250,000	02/13/2018	Yes	69.9%
Property	8.01	2520 Meridian Parkway														22,400,000	02/13/2018	Yes
Property	8.02	2525 Meridian Parkway														16,300,000	02/13/2018	Yes
Property	8.03	2605 Meridian Parkway														12,850,000	02/13/2018	Yes
Property	8.04	2810 Meridian Parkway														12,300,000	02/13/2018	Yes
Property	8.05	2510 Meridian Parkway														11,500,000	02/13/2018	Yes
Property	8.06	2600 Meridian Parkway														10,000,000	02/13/2018	Yes
Property	8.07	2700 Meridian Parkway														7,200,000	02/13/2018	Yes
Property	8.08	2800 Meridian Parkway														6,500,000	02/13/2018	Yes
Property	8.09	2505 Meridian Parkway														6,400,000	02/13/2018	Yes
Property	8.10	2500 Meridian Parkway														2,800,000	02/13/2018	Yes
Loan	9	65 Bay Street(2)	157,545	1,890,538	236,317	2,835,807	117	Soft (Residential); Hard (Retail)	In Place	No	No	2.92x	2.89x	0	6	336,000,000	03/12/2018	Yes	29.8%
Loan	10	Sheraton Music City(2)	213,264	2,559,171	159,948	1,919,378	0	Hard	Springing	No	No	1.82x	1.82x	2 (Once per year)	1	115,000,000	04/01/2018	Yes	60.8%
Loan	11	Westbrook Corporate Center(2)	211,319	2,535,831	311,696	3,740,351	0	Hard	Springing	No	No	1.99x	1.67x	0	6	136,000,000	04/13/2018	Yes	72.7%
Loan	12	Best Buy - Sherman Oaks	129,457	1,553,478			118	Hard	Springing	No	No	1.68x	1.65x	0	1	52,000,000	03/21/2018	Yes	62.0%
Loan	13	Embassy Suites Glendale(2)	142,695	1,712,337	170,313	2,043,757	59	Springing Hard	Springing	No	Yes - A	2.04x	2.04x	0	1	114,000,000	03/29/2018	Yes	59.6%
Loan	14	EOS 21(2)(37)	98,347	1,180,167	393,389	4,720,667	77	Soft	Springing	No	No	1.91x	1.86x	5 (Twice per year)	1	231,400,000	11/21/2017	Yes	64.8%
Loan	15	JAGR Hotel Portfolio(2)(36)	157,384	1,888,610	108,541	1,302,490	34	Hard	In Place	No	Yes - B	1.75x	1.75x	5	1	73,500,000	03/01/2018	Yes	66.7%
Property	15.01	DoubleTree Grand Rapids														28,000,000	03/01/2018	Yes
Property	15.02	Hilton Jackson														25,000,000	03/01/2018	Yes
Property	15.03	DoubleTree Annapolis														20,500,000	03/01/2018	Yes
Loan	16	Crowne Plaza Dallas	146,977	1,763,726			0	Hard	Springing	No	No	2.29x	1.93x	0	6	39,500,000	12/01/2018	Yes	69.4%
Loan	17	808 Olive Retail & Parking	145,603	1,747,231			58	Springing Hard	Springing	No	No	1.27x	1.22x	0	6	49,500,000	03/21/2019	Yes	54.5%
Loan	18	Riverwalk Apartments	146,658	1,759,893			0	Soft	Springing	No	No	1.63x	1.59x	0	6	33,800,000	12/01/2017	Yes	73.5%
Loan	19	Maple Street(33)	131,935	1,583,219			0	Hard	Springing	No	No	1.81x	1.52x	0	6	34,100,000	03/01/2018	Yes	70.4%
Loan	20	180 Bedford Avenue	100,983	1,211,800			120	Hard	In Place	No	No	1.20x	1.17x	0	6	37,000,000	03/29/2018	Yes	54.1%
Loan	21	The Market at Czech Hall	110,943	1,331,311			23	Springing Hard	Springing	No	No	1.44x	1.35x	0	6	32,400,000	02/12/2018	Yes	64.8%
Loan	22	Kona Coast(37)	103,292	1,239,498			83	Springing Hard	Springing	No	Yes - C	1.38x	1.33x	0	6	28,000,000	01/04/2018	Yes	68.0%
Loan	23	High Peaks(36)	105,716	1,268,588			0	Hard	In Place	No	Yes - B	1.93x	1.93x	0	1	32,000,000	03/27/2018	Yes	59.3%
Loan	24	Hampton Inn Lake Buena Vista	99,676	1,196,107			23	Hard	Springing	No	No	1.97x	1.78x	0	6	27,600,000	03/16/2019	Yes	65.2%
Loan	25	Atlantic Times Square(2)	73,684	884,213	327,486	3,929,833	117	Springing Hard	Springing	No	Yes - A	1.94x	1.86x	0	1	163,800,000	02/01/2018	Yes	59.8%
Loan	26	Courtyard Hershey	101,525	1,218,305			0	Hard	Springing	No	No	1.96x	1.76x	0	6	27,500,000	05/01/2018	Yes	65.4%
Loan	27	Greentree Plaza	79,600	955,200			33	Springing Hard	Springing	No	No	1.66x	1.55x	5	1	24,200,000	02/16/2018	Yes	64.5%
Loan	28	Centennial Crossroads Plaza	79,737	956,847			58	Springing Hard	Springing	No	No	1.47x	1.40x	0	6	21,700,000	03/07/2018	Yes	69.4%
Loan	29	Steelyard Commons(2)	75,239	902,871	158,398	1,900,782	21	Hard	Springing	No	No	1.48x	1.39x	0	6	59,400,000	02/09/2018	Yes	74.5%
Loan	30	Amsdell Belmont Self Storage(33)	76,296	915,555			59	Springing Soft	Springing	No	No	1.45x	1.44x	0	6	22,675,000	04/27/2018	Yes	62.2%
Loan	31	Washington Square Shopping Center	82,660	991,924			0	Hard	Springing	No	No	1.62x	1.48x	0	1	21,400,000	02/19/2018	Yes	65.3%
Loan	32	Shoppes at the Lakes Phase I	62,247	746,964			34	Springing Hard	Springing	No	No	1.25x	1.21x	0	6	18,000,000	11/01/2018	Yes	63.3%
Loan	33	311-313 East 60th Street	37,007	444,083			118	Springing Hard	Springing	No	No	2.27x	2.23x	0	6	25,100,000	04/16/2018	Yes	39.8%
Loan	34	Park Santa Fe(37)	52,190	626,276			10	Springing Hard	Springing	No	No	1.57x	1.50x	0	6	13,360,000	03/16/2018	Yes	73.9%
Loan	35	Courtyard - Missoula, MT	50,188	602,260			0	Springing Hard	Springing	No	No	2.19x	1.97x	0	6	14,400,000	03/01/2019	Yes	65.8%
Loan	36	Baywoods Apartments	35,590	427,083			118	Springing Soft	Springing	No	No	1.84x	1.79x	0	6	13,200,000	02/09/2018	Yes	64.0%
Loan	37	2828 Newell	33,492	401,906			119	Hard	Springing	No	No	1.66x	1.61x	0	6	12,500,000	03/23/2018	Yes	64.0%
Loan	38	Hobby Lobby Palmdale(37)	38,399	460,786			59	Springing Hard	Springing	No	Yes - C	1.30x	1.24x	0	6	10,150,000	02/17/2018	Yes	69.0%
Loan	39	Riverton Spring Creek	34,968	419,615			0	Springing Hard	Springing	No	No	1.37x	1.32x	0	6	8,950,000	03/14/2018	Yes	71.8%
Loan	40	Northlake Village	32,390	388,674			34	Springing Hard	Springing	No	No	1.54x	1.42x	0	6	8,100,000	03/16/2018	Yes	75.0%
Loan	41	WA-OH Retail Portfolio	28,273	339,277			0	Springing Hard	Springing	No	No	1.48x	1.36x	0	6	7,050,000	Various	Yes	72.2%
Property	41.01	Spokane Retail														5,900,000	04/06/2018	Yes
Property	41.02	Advanced Auto														1,150,000	03/22/2018	Yes
Loan	42	834 1st Street	19,010	228,125			59	Springing Hard	Springing	No	No	2.99x	2.89x	0	6	15,250,000	04/18/2018	Yes	32.8%
Loan	43	844 2nd Avenue	16,412	196,948			59	Soft Springing Hard	Springing	No	No	1.31x	1.25x	0	6	5,700,000	04/02/2018	Yes	61.4%
Loan	44	Fresenius Medical Center Portfolio	13,884	166,610			119	Springing Hard	Springing	No	No	1.99x	1.96x	0	6	5,770,000	Various	Yes	56.8%
Property	44.01	Fresenius - Wichita														3,670,000	03/21/2018	Yes
Property	44.02	Fresneius - Albuquerque														2,100,000	03/20/2018	Yes

A-1-2

Benchmark 2018-B4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

											Rentable Area	Units	Rentable Area
			LTV Ratio at						Year	Year	(SF/Units	of	(SF/Units/	Prepayment Provisions
Property Flag	ID	Property Name	Maturity or ARD(8)(11)(15)	Address	City	County	State	Zip Code	Built	Renovated	Rooms)(4)	Measure	Rooms) ($)(4)(11)	(# of payments)(16)(17)(18)
Loan	1	Aventura Mall(2)	40.8%	19501 Biscayne Boulevard	Aventura	Miami-Dade	FL	33180	1983	1997, 1998, 2006 - 2008, 2017	1,217,508	Sq. Ft.	1,155	L(24), D(89), O(7)
Loan	2	181 Fremont Street(2)(7)(36)	39.6%	181 Fremont Street	San Francisco	San Francisco	CA	94105	2018	NAP	436,332	Sq. Ft.	573	L(23), YM1(4), DorYM1(86), O(7)
Loan	3	Marina Heights State Farm(2)(7)	58.3%	300-600 East Rio Salado Parkway	Tempe	Maricopa	AZ	85281	2015-2017	NAP	2,031,293	Sq. Ft.	276	L(11), YM1(102), O(7)
Loan	4	Tri-State Distribution Portfolio	61.5%	Various	Various	Various	Various	Various	Various	Various	733,562	Sq. Ft.	80	L(24), D(92), O(4)
Property	4.01	473 Ridge Road		473 Ridge Road	New Brunswick	Middlesex	NJ	08810	1981	1984	318,389	Sq. Ft.	75
Property	4.02	207 Pond Avenue		207 Pond Avenue	Middlesex	Middlesex	NJ	08846	1960	NAP	241,054	Sq. Ft.	54
Property	4.03	1616-1632 McDonald Avenue		1616, 1618 & 1632 McDonald Avenue	Brooklyn	Kings	NY	11230	1931, 1955, 1979	NAP	34,400	Sq. Ft.	334
Property	4.04	40 Cragwood Road		40 Cragwood Road	South Plainfield	Middlesex	NJ	07080	1971	NAP	139,719	Sq. Ft.	75
Loan	5	The Gateway(2)	38.0%	550 & 560 Battery Street, 440 Davis Court, 100 Washington Street, 155 Jackson Street, 405 Davis Court, 200 Washington Street, 99 Jackson Street, 1-9 Boston Ship Plaza, 10-13 & 25-38 Hinckley Walk, 14-24 Whaleship Plaza, 39-58 Ironship Plaza	San Francisco	San Francisco	CA	94111	1965-1967	2010-2018	1,254	Units	263,158	L(11), YM1(16), DorYM1(86), O(7)
Loan	6	Aon Center(2)(36)	40.3%	200 East Randolph Street	Chicago	Cook	IL	60601	1972	2016-2018	2,777,240	Sq. Ft.	126	L(24), D(33), O(3)
Loan	7	636 11th Avenue(2)(7)(33)(37)	56.1%	636 11th Avenue	New York	New York	NY	10036	1917	2008	564,004	Sq. Ft.	426	L(25), D(89), O(6)
Loan	8	Meridian Corporate Center(2)(37)	64.1%	Various	Durham	Durham	NC	27713	Various	NAP	691,705	Sq. Ft.	109	L(25), YM1(91), O(4)
Property	8.01	2520 Meridian Parkway		2520 Meridian Parkway	Durham	Durham	NC	27713	1997	NAP	115,283	Sq. Ft.	137
Property	8.02	2525 Meridian Parkway		2525 Meridian Parkway	Durham	Durham	NC	27713	1985	NAP	99,332	Sq. Ft.	115
Property	8.03	2605 Meridian Parkway		2605 Meridian Parkway	Durham	Durham	NC	27713	1995	NAP	74,071	Sq. Ft.	117
Property	8.04	2810 Meridian Parkway		2810 Meridian Parkway	Durham	Durham	NC	27713	1986	NAP	100,878	Sq. Ft.	86
Property	8.05	2510 Meridian Parkway		2510 Meridian Parkway	Durham	Durham	NC	27713	1990	NAP	64,454	Sq. Ft.	125
Property	8.06	2600 Meridian Parkway		2600 Meridian Parkway	Durham	Durham	NC	27713	1998	NAP	65,599	Sq. Ft.	107
Property	8.07	2700 Meridian Parkway		2700 Meridian Parkway	Durham	Durham	NC	27713	1997	NAP	51,637	Sq. Ft.	98
Property	8.08	2800 Meridian Parkway		2800 Meridian Parkway	Durham	Durham	NC	27713	1997	NAP	51,066	Sq. Ft.	89
Property	8.09	2505 Meridian Parkway		2505 Meridian Parkway	Durham	Durham	NC	27713	1989	NAP	42,705	Sq. Ft.	105
Property	8.10	2500 Meridian Parkway		2500 Meridian Parkway	Durham	Durham	NC	27713	1991	NAP	26,680	Sq. Ft.	74
Loan	9	65 Bay Street(2)	29.8%	65 Bay Street	Jersey City	Hudson	NJ	07097	2008, 2015-2018	NAP	447	Units	223,714	L(27), D(90), O(3)
Loan	10	Sheraton Music City(2)	50.0%	777 McGavock Pike	Nashville	Davidson	TN	37214	1985	2017	410	Rooms	170,524	L(25), YM1(92), O(3)
Loan	11	Westbrook Corporate Center(2)	59.6%	1-5 Westbrook Corporate Center	Westchester	Cook	IL	60154	1986-1996	2016-2017	1,140,369	Sq. Ft.	87	L(25), D(89), O(6)
Loan	12	Best Buy - Sherman Oaks	62.0%	4500 Van Nuys Boulevard	Sherman Oaks	Los Angeles	CA	91403	2007	NAP	55,000	Sq. Ft.	586	L(26), D(90), O(4)
Loan	13	Embassy Suites Glendale(2)	59.6%	800 North Central Avenue	Glendale	Los Angeles	CA	91203	2008	2017	272	Rooms	250,000	L(25), D(31), O(4)
Loan	14	EOS 21(2)(37)	64.8%	140 South Van Dorn Street	Alexandria	Alexandria City	VA	22304	1963, 1967	2012	1,180	Units	127,119	L(31), D(50), O(3)
Loan	15	JAGR Hotel Portfolio(2)(36)	64.8%	Various	Various	Various	Various	Various	Various	Various	721	Rooms	67,961	L(6), YM1(48), O(6)
Property	15.01	DoubleTree Grand Rapids		4747 28th Street Southeast	Grand Rapids	Kent	MI	49512	1979	2015	226	Rooms	79,800
Property	15.02	Hilton Jackson		1001 East County Line Road	Jackson	Hinds	MS	39211	1984	2014	276	Rooms	61,645
Property	15.03	DoubleTree Annapolis		210 Holiday Court	Annapolis	Anne Arundel	MD	21401	1963, 1982	2014	219	Rooms	63,705
Loan	16	Crowne Plaza Dallas	57.3%	14315 Midway Road	Addison	Dallas	TX	75001	1984	2013	428	Rooms	64,088	L(30), D(86), O(4)
Loan	17	808 Olive Retail & Parking	50.3%	808 South Olive Street	Los Angeles	Los Angeles	CA	90014	1966, 1968	2017	277,502	Sq. Ft.	97	L(26), D(90), O(4)
Loan	18	Riverwalk Apartments	55.4%	1280 Riverwalk Terrace	Jenks	Tulsa	OK	74037	2010	NAP	234	Units	106,149	L(28), D(88), O(4)
Loan	19	Maple Street(33)	58.3%	101 East Maple Street	North Canton	Stark	OH	44720	1919	2009	788,032	Sq. Ft.	30	L(24), D(91), O(5)
Loan	20	180 Bedford Avenue	54.1%	176-180 Bedford Avenue	Brooklyn	Kings	NY	11249	2018	NAP	12,322	Sq. Ft.	1,948	L(24), D(92), O(4)
Loan	21	The Market at Czech Hall	55.9%	12324-12510 Northwest 10th Street	Yukon	Canadian	OK	73099	2017	NAP	161,636	Sq. Ft.	130	L(25), D(92), O(3)
Loan	22	Kona Coast(37)	65.1%	74-5586 Palani Road	Kailua-Kona	Hawaii	HI	96740	1975	2002, 2018	81,474	Sq. Ft.	234	L(25), D(91), O(4)
Loan	23	High Peaks(36)	55.0%	2384 Saranac Avenue	Lake Placid	Essex	NY	12946	1961	2014	177	Rooms	107,223	L(25), YM1(32), O(3)
Loan	24	Hampton Inn Lake Buena Vista	56.8%	8150 Palm Parkway	Orlando	Orange	FL	32836	1998	2013	147	Rooms	122,449	L(25), D(90), O(5)
Loan	25	Atlantic Times Square(2)	59.8%	500 North Atlantic Boulevard	Monterey Park	Los Angeles	CA	91754	2010	NAP	379,376	Sq. Ft.	258	L(27), D(89), O(4)
Loan	26	Courtyard Hershey	54.6%	515 East Chocolate Avenue	Hershey	Dauphin	PA	17033	2017	NAP	120	Rooms	149,834	L(25), D(92), O(3)
Loan	27	Greentree Plaza	56.5%	305 and 505 Southeast Everett Mall Way	Everett	Snohomish	WA	98208	1988-2004	2005	83,155	Sq. Ft.	188	L(24), YM1(93), O(3)
Loan	28	Centennial Crossroads Plaza	63.9%	6400-6454 Sky Pointe Drive	Las Vegas	Clark	NV	89131	2003, 2005	NAP	105,414	Sq. Ft.	143	L(26), D(90), O(4)
Loan	29	Steelyard Commons(2)	64.2%	3447 Steelyard Drive	Cleveland	Cuyahoga	OH	44109	2007-2014	NAP	265,386	Sq. Ft.	167	L(27), D(89), O(4)
Loan	30	Amsdell Belmont Self Storage(33)	57.4%	1300 Belmont Avenue	Philadelphia	Philadelphia	PA	19104	1962	2004, 2013	113,555	Sq. Ft.	124	L(25), D(91), O(4)
Loan	31	Washington Square Shopping Center	49.1%	719 West 15th Street	Washington	Beaufort	NC	27889	1971	1995	242,892	Sq. Ft.	58	L(25), D(91), O(4)
Loan	32	Shoppes at the Lakes Phase I	56.3%	29121-29973 Newport Road	Menifee	Riverside	CA	92584	2018	NAP	34,794	Sq. Ft.	328	L(26), D(91), O(3)
Loan	33	311-313 East 60th Street	39.8%	311-313 East 60th Street	New York	New York	NY	10022	1884	1986	31	Units	322,581	L(26), D(89), O(5)
Loan	34	Park Santa Fe(37)	62.1%	3500 East Route 66	Flagstaff	Coconino	AZ	86004	1981, 1985	2016	98,498	Sq. Ft.	100	L(24), YM1(91), O(5)
Loan	35	Courtyard - Missoula, MT	54.0%	4559 North Reserve Street	Missoula	Missoula	MT	59808	2005	2014	92	Rooms	103,020	L(26), D(90), O(4)
Loan	36	Baywoods Apartments	64.0%	2005 San Jose Drive	Antioch	Contra Costa	CA	94509	1985	2005-2006	75	Units	112,667	L(26), D(89), O(5)
Loan	37	2828 Newell	64.0%	2828 Newell Street	Los Angeles	Los Angeles	CA	90039	1925	2017	24,502	Sq. Ft.	327	L(25), D(91), O(4)
Loan	38	Hobby Lobby Palmdale(37)	63.8%	40022 10th Street West	Palmdale	Los Angeles	CA	93551	2017	NAP	54,942	Sq. Ft.	127	L(25), D(91), O(4)
Loan	39	Riverton Spring Creek	59.4%	12523 South Creek Meadow Road	Riverton	Salt Lake	UT	84065	2014	NAP	17,526	Sq. Ft.	367	L(26), D(90), O(4)
Loan	40	Northlake Village	66.3%	1741 Lucille Drive	Lima	Allen	OH	45801	1972	NAP	150	Units	40,500	L(26), D(91), O(3)
Loan	41	WA-OH Retail Portfolio	60.0%	Various	Various	Various	Various	Various	Various	Various	49,129	Sq. Ft.	104	L(26), D(90), O(4)
Property	41.01	Spokane Retail		1617 West Northwest Boulevard	Spokane	Spokane	WA	99205	1980	2016	42,339	Sq. Ft.	101
Property	41.02	Advanced Auto		246 Lafayette Street	London	Madison	OH	43140	2005	NAP	6,790	Sq. Ft.	122
Loan	42	834 1st Street	32.8%	834-836 1st Street	Miami	Miami-Dade	FL	33139	1920	2007	12,000	Sq. Ft.	417	L(25), DorYM1(31), O(4)
Loan	43	844 2nd Avenue	61.4%	844 2nd Avenue	New York	New York	NY	10017	1900	2011	2,342	Sq. Ft.	1,494	L(25), D(31), O(4)
Loan	44	Fresenius Medical Center Portfolio	56.8%	Various	Various	Various	Various	Various	Various	Various	15,469	Sq. Ft.	212	L(25), D(92), O(3)
Property	44.01	Fresenius - Wichita		9341 East 21st Street	Wichita	Sedgwick	KS	67206	2004	NAP	8,342	Sq. Ft.	250
Property	44.02	Fresneius - Albuquerque		11296 Lomas Boulevard Northeast	Albuquerque	Bernalillo	NM	87112	1981	2016	7,127	Sq. Ft.	168

A-1-3

Benchmark 2018-B4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							Second Most	Second	Second	Second	Third Most	Third	Third	Third
			Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten
Property Flag	ID	Property Name	Statements Date	EGI ($)	Expenses($)	NOI($)(12)	Statements Date	EGI($)	Expenses($)	NOI($)	Statements Date(13)	EGI($)	Expenses($)	NOI($)	Debt Yield(8)(11)	Debt Yield(8)(11)	Revenue($)	EGI($)	Expenses($)	NOI ($)(12)(26)
Loan	1	Aventura Mall(2)	03/31/2018	149,776,330	31,484,933	118,291,397	12/31/2017	145,286,882	30,046,320	115,240,562	12/31/2016	139,956,585	29,303,182	110,653,403	11.0%	10.8%	155,278,939	185,479,647	30,620,668	154,858,979
Loan	2	181 Fremont Street(2)(7)(36)													11.8%	11.8%	31,511,897	43,664,053	14,094,390	29,569,663
Loan	3	Marina Heights State Farm(2)(7)													11.3%	11.3%	84,260,438	83,160,015	19,826,859	63,333,156
Loan	4	Tri-State Distribution Portfolio													8.8%	8.0%	8,784,125	8,350,610	3,193,318	5,157,291
Property	4.01	473 Ridge Road															3,013,487	2,862,813	1,045,843	1,816,970
Property	4.02	207 Pond Avenue															2,087,132	1,982,775	821,598	1,161,177
Property	4.03	1616-1632 McDonald Avenue	12/31/2017	976,796	45,737	931,059	12/31/2016	901,911	105,136	796,775							1,153,510	1,095,835	155,116	940,718
Property	4.04	40 Cragwood Road	03/31/2018	1,790,571	1,131,747	658,824	12/31/2017	1,749,017	1,067,354	681,663	12/31/2016	2,230,209	1,058,863	1,171,346			2,529,996	2,409,187	1,170,760	1,238,426
Loan	5	The Gateway(2)	12/31/2017	48,227,609	10,883,334	37,344,275	12/31/2016	48,272,429	10,606,334	37,666,095	12/31/2015	47,219,420	10,391,115	36,828,305	11.4%	11.3%	45,888,155	48,863,999	11,209,094	37,654,905
Loan	6	Aon Center(2)(36)	04/30/2018	88,788,705	45,406,455	43,382,250	12/31/2017	86,520,341	43,960,435	42,559,906	12/31/2016	76,771,740	41,160,114	35,611,627	15.5%	15.0%	59,255,107	97,775,632	46,208,188	51,567,444
Loan	7	636 11th Avenue(2)(7)(33)(37)	04/30/2018	36,009,231	11,303,733	24,705,498	12/31/2017	35,808,445	10,705,616	25,102,829	12/31/2016	35,643,677	9,485,470	26,158,207	10.3%	9.9%	31,777,847	37,529,208	12,805,959	24,723,249
Loan	8	Meridian Corporate Center(2)(37)	02/28/2018	12,950,563	5,670,999	7,279,564	12/31/2017	13,036,744	5,582,846	7,453,899	12/31/2016	12,596,797	5,368,484	7,228,314	11.0%	10.0%	14,453,725	13,496,059	5,134,415	8,361,644
Property	8.01	2520 Meridian Parkway
Property	8.02	2525 Meridian Parkway
Property	8.03	2605 Meridian Parkway
Property	8.04	2810 Meridian Parkway
Property	8.05	2510 Meridian Parkway
Property	8.06	2600 Meridian Parkway
Property	8.07	2700 Meridian Parkway
Property	8.08	2800 Meridian Parkway
Property	8.09	2505 Meridian Parkway
Property	8.10	2500 Meridian Parkway
Loan	9	65 Bay Street(2)	02/28/2018	10,994,421	3,968,087	7,026,333	12/31/2017	8,711,409	3,607,873	5,103,536					13.8%	13.7%	20,914,884	19,839,178	6,031,943	13,807,234
Loan	10	Sheraton Music City(2)	04/30/2018	23,374,842	16,308,952	7,065,890	12/31/2017	22,141,598	15,743,088	6,398,510	12/31/2016	25,241,806	16,794,736	8,447,070	11.7%	11.7%	17,958,000	25,851,995	17,679,953	8,172,043
Loan	11	Westbrook Corporate Center(2)	02/28/2018	23,067,572	13,545,739	9,521,833	12/31/2017	22,934,846	13,495,660	9,439,186	12/31/2016	22,162,321	12,990,017	9,172,304	12.6%	10.6%	22,925,838	25,759,727	13,297,831	12,461,895
Loan	12	Best Buy - Sherman Oaks	12/31/2017	2,886,485	496,555	2,389,931	12/31/2016	2,888,783	507,019	2,381,763	12/31/2015	2,892,525	517,863	2,374,661	8.1%	8.0%	2,701,710	3,163,797	559,937	2,603,861
Loan	13	Embassy Suites Glendale(2)	02/28/2018	19,903,033	12,519,358	7,383,675	12/31/2017	19,976,380	12,503,441	7,472,939	12/31/2016	21,001,005	12,555,856	8,445,149	11.3%	11.3%	16,950,463	19,903,033	12,222,381	7,680,652
Loan	14	EOS 21(2)(37)	02/28/2018	20,810,006	9,566,551	11,243,455	12/31/2017	20,824,352	9,675,776	11,148,576	12/31/2016	20,613,669	9,683,481	10,930,188	7.5%	7.3%	19,537,268	20,810,006	9,526,556	11,283,449
Loan	15	JAGR Hotel Portfolio(2)(36)	02/28/2018	35,959,026	30,363,534	5,595,492	12/31/2017	36,283,785	30,440,309	5,843,476	12/31/2016	36,765,139	30,469,029	6,296,110	11.4%	11.4%	20,839,374	35,959,026	30,374,949	5,584,077
Property	15.01	DoubleTree Grand Rapids	02/28/2018	9,107,931	7,278,273	1,829,658	12/31/2017	9,137,866	7,282,332	1,855,534	12/31/2016	9,619,510	7,451,828	2,167,682			6,838,620	9,107,931	7,282,297	1,825,634
Property	15.02	Hilton Jackson	02/28/2018	17,284,589	14,983,592	2,300,997	12/31/2017	17,588,869	15,108,275	2,480,594	12/31/2016	17,985,031	15,289,330	2,695,701			7,965,020	17,284,589	14,979,734	2,304,855
Property	15.03	DoubleTree Annapolis	02/28/2018	9,566,506	8,101,669	1,464,837	12/31/2017	9,557,050	8,049,702	1,507,348	12/31/2016	9,160,598	7,727,871	1,432,727			6,035,734	9,566,506	8,112,918	1,453,588
Loan	16	Crowne Plaza Dallas	02/28/2018	15,893,528	11,738,197	4,155,331	09/30/2017	15,698,873	11,602,849	4,096,024	12/31/2016	16,200,961	12,163,517	4,037,444	14.7%	12.4%	10,648,954	15,893,528	11,850,359	4,043,169
Loan	17	808 Olive Retail & Parking	03/31/2018	2,161,849	741,065	1,420,784	12/31/2017	2,152,640	770,223	1,382,418	12/31/2016	2,214,178	786,280	1,427,898	8.2%	7.9%	1,237,080	3,006,446	795,943	2,210,503
Loan	18	Riverwalk Apartments	12/31/2017	4,505,678	1,365,841	3,139,837	12/31/2016	4,455,642	1,276,322	3,179,320	12/31/2015	4,482,661	1,372,502	3,110,159	11.5%	11.2%	4,549,948	4,322,451	1,460,549	2,861,902
Loan	19	Maple Street(33)	12/31/2017	4,774,525	2,214,936	2,559,589	12/31/2016	4,983,438	2,164,952	2,818,486	12/31/2015	3,647,926	1,798,586	1,849,340	11.9%	10.0%	4,553,509	5,079,483	2,213,231	2,866,252
Loan	20	180 Bedford Avenue													7.2%	7.1%	2,306,890	1,655,490	206,962	1,448,528
Loan	21	The Market at Czech Hall	02/28/2018	1,930,140	250,136	1,680,004	12/31/2017	1,693,727	224,932	1,468,796					9.1%	8.6%	2,588,034	2,470,483	550,582	1,919,900
Loan	22	Kona Coast(37)	12/31/2017	2,549,779	1,221,091	1,328,688	12/31/2016	3,010,346	1,321,308	1,689,038					9.0%	8.7%	2,553,160	2,873,420	1,167,085	1,706,335
Loan	23	High Peaks(36)	03/31/2018	11,539,931	9,108,167	2,431,764	12/31/2017	11,349,971	8,973,974	2,375,997	12/31/2016	10,917,299	8,667,913	2,249,386	12.9%	12.9%	7,811,396	11,539,931	9,093,940	2,445,991
Loan	24	Hampton Inn Lake Buena Vista	01/31/2018	5,605,403	3,192,755	2,412,648	12/31/2017	5,500,958	3,148,860	2,352,098	12/31/2016	5,073,043	3,011,902	2,061,141	13.1%	11.8%	5,505,957	5,605,403	3,253,186	2,352,217
Loan	25	Atlantic Times Square(2)	02/28/2018	14,504,628	4,526,659	9,977,969	12/31/2017	14,417,336	4,498,174	9,919,162	12/31/2016	13,515,561	4,235,008	9,280,553	9.5%	9.2%	13,998,264	14,250,504	4,913,493	9,337,011
Loan	26	Courtyard Hershey	04/30/2018	5,891,333	3,418,035	2,473,298									13.3%	11.9%	5,437,790	5,891,333	3,507,127	2,384,206
Loan	27	Greentree Plaza	03/31/2018	1,914,665	414,182	1,500,483	12/31/2017	1,720,466	402,535	1,317,932	12/31/2016	1,405,844	389,329	1,016,515	10.2%	9.5%	1,857,919	2,002,490	417,496	1,584,994
Loan	28	Centennial Crossroads Plaza	12/31/2017	1,618,691	510,625	1,108,066	12/31/2016	1,503,859	442,544	1,061,315	12/31/2015	1,498,780	444,185	1,054,595	9.4%	8.9%	1,517,937	1,972,171	561,128	1,411,043
Loan	29	Steelyard Commons(2)	12/31/2017	8,437,125	5,011,181	3,425,944	12/31/2016	8,715,286	4,903,097	3,812,189	12/31/2015	8,692,570	4,775,181	3,917,389	9.4%	8.8%	4,550,365	9,313,853	5,157,557	4,156,296
Loan	30	Amsdell Belmont Self Storage(33)	04/30/2018	1,926,825	558,774	1,368,051	12/31/2017	1,865,552	524,860	1,340,692	12/31/2016	1,606,992	483,654	1,123,338	9.4%	9.3%	2,207,642	1,926,825	597,756	1,329,069
Loan	31	Washington Square Shopping Center	12/31/2017	1,867,599	558,604	1,308,996	12/31/2016	2,003,986	535,093	1,468,893	12/31/2015	1,851,730	556,830	1,294,900	11.5%	10.5%	1,989,479	2,134,948	531,066	1,603,882
Loan	32	Shoppes at the Lakes Phase I													8.2%	7.9%	1,262,794	1,216,542	285,300	931,242
Loan	33	311-313 East 60th Street	12/31/2017	1,375,050	428,512	946,538	12/31/2016	1,302,751	405,902	896,849	12/31/2015	1,281,636	409,895	871,741	10.1%	9.9%	1,561,262	1,483,243	474,609	1,008,634
Loan	34	Park Santa Fe(37)	12/31/2017	1,231,523	364,784	866,740	12/31/2016	1,120,141	370,013	750,127	12/31/2015	974,707	311,623	663,083	10.0%	9.5%	964,768	1,333,995	348,654	985,341
Loan	35	Courtyard - Missoula, MT	03/31/2018	3,422,586	2,072,316	1,350,270	12/31/2016	3,202,938	2,002,342	1,200,596	12/31/2015	3,241,697	1,916,932	1,324,765	13.9%	12.5%	3,184,435	3,422,586	2,101,403	1,321,183
Loan	36	Baywoods Apartments	02/28/2018	1,481,016	736,230	744,787	12/31/2017	1,460,910	760,988	699,922	12/31/2016	1,320,103	734,889	585,215	9.3%	9.1%	1,498,944	1,542,747	759,050	783,698
Loan	37	2828 Newell													8.4%	8.1%	861,887	831,342	163,135	668,207
Loan	38	Hobby Lobby Palmdale(37)													8.6%	8.2%	631,833	600,241		600,241
Loan	39	Riverton Spring Creek	12/31/2017	615,164	131,764	483,400	12/31/2016	562,912	143,713	419,199					9.0%	8.6%	647,914	717,293	141,638	575,656
Loan	40	Northlake Village	03/31/2018	1,207,615	566,277	641,338	12/31/2016	1,143,914	497,912	646,002	12/31/2015	1,098,656	508,647	590,010	9.9%	9.1%	1,349,064	1,207,615	609,159	598,456
Loan	41	WA-OH Retail Portfolio													9.8%	9.1%	537,812	694,082	192,891	501,190
Property	41.01	Spokane Retail
Property	41.02	Advanced Auto
Loan	42	834 1st Street	03/31/2018	660,000	20,014	639,986	12/31/2017	660,000	20,014	639,986	12/31/2016	660,000	20,014	639,986	13.6%	13.2%	739,200	702,240	21,281	680,959
Loan	43	844 2nd Avenue	03/31/2018	337,205	132,958	204,246	12/31/2017	335,345	127,737	207,608	12/31/2016	341,054	103,066	237,987	7.3%	7.0%	433,583	411,904	154,826	257,079
Loan	44	Fresenius Medical Center Portfolio													10.1%	10.0%	347,187	342,413	10,272	332,140
Property	44.01	Fresenius - Wichita															221,201	218,159	6,545	211,615
Property	44.02	Fresneius - Albuquerque															125,986	124,253	3,728	120,526
A-1-4

Benchmark 2018-B4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Underwritten	Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease			Lease			Lease			Lease
Property Flag	ID	Property Name	Reserves($)	TI/LC($)	NCF ($)(26)	Interest(19)	Expiration(20)	Extension Terms(20)	Largest Tenant(23)(24)(25)	SF	Expiration	2nd Largest Tenant(24)(25)	SF	Expiration	3rd Largest Tenant(22)(24)	SF	Expiration	4th Largest Tenant(23)(24)	SF
Loan	1	Aventura Mall(2)	243,502	3,043,770	151,571,708	Fee Simple			J. C. Penney Co.	193,759	04/30/2023	AMC Theatres	78,738	08/31/2023	Zara	34,454	10/31/2029	XXI Forever	32,504
Loan	2	181 Fremont Street(2)(7)(36)	87,266		29,482,397	Fee Simple			Facebook	436,332	02/28/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	3	Marina Heights State Farm(2)(7)	142,191	53,733	63,137,233	Leasehold	08/16/2112	One, min 25 - max 99 year option	State Farm	1,973,248	12/31/2042	Mountainside Fitness	17,485	03/31/2027	Compass	16,800	12/31/2031	Honor Health	5,736
Loan	4	Tri-State Distribution Portfolio	114,000	327,670	4,715,622	Fee Simple
Property	4.01	473 Ridge Road	38,207	87,145	1,691,618	Fee Simple			Central Mills, LLC	318,389	05/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	4.02	207 Pond Avenue	31,337	60,227	1,069,613	Fee Simple			SilverLine Building Products	241,054	06/30/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	4.03	1616-1632 McDonald Avenue	16,512	25,809	898,398	Fee Simple			ABC Supply	16,750	03/31/2028	Chic Home Designs, LLC	4,950	12/31/2024	Phantom Communication	4,400	12/31/2024	Moisha’s Kosher Discount	3,800
Property	4.04	40 Cragwood Road	27,944	154,489	1,055,994	Fee Simple			PSEG Power LLC	60,337	01/31/2023	Public Service Electric & Gas	41,443	12/31/2024	Minnwhale LLC	26,509	02/28/2028	Landmark Education LLC	11,430
Loan	5	The Gateway(2)	313,500		37,341,405	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	6	Aon Center(2)(36)	472,131	1,388,620	49,706,693	Fee Simple			Aon Corporation	423,047	12/31/2028	KPMG LLP	304,439	08/05/2027	Jones Lang LaSalle Inc.	200,730	05/31/2032	Integrys Business Support, LLC	190,997
Loan	7	636 11th Avenue(2)(7)(33)(37)	95,881	987,007	23,640,361	Fee Simple			The Ogilvy Group, Inc.	564,004	06/30/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	8	Meridian Corporate Center(2)(37)	138,341	657,715	7,565,588	Fee Simple
Property	8.01	2520 Meridian Parkway				Fee Simple			Parexel International, LLC	103,899	12/31/2026	Pappas Capital, LLC	7,817	10/31/2021	NCS Pearson, Inc.	2,047	01/31/2022	Chordoma Foundation	1,520
Property	8.02	2525 Meridian Parkway				Fee Simple			Merritt, Webb, Wilson & Caruso PLLC	17,500	11/30/2021	Nuventra, Inc.	15,151	08/31/2023	MDB, Inc.	5,575	02/28/2023	Gary Gaulden LLC	5,371
Property	8.03	2605 Meridian Parkway				Fee Simple			Avaya, Inc.	49,387	05/31/2027	Leidos Innovations Corporation	6,430	03/31/2022	Piedmont Investment Advisors, LLC	6,003	11/30/2020	Scriptorium Publishing SE	2,516
Property	8.04	2810 Meridian Parkway				Fee Simple			Spoonflower, Inc.	44,384	02/28/2025	Tergus Pharma, LLC	19,489	04/30/2021	Family Health International	16,083	04/30/2024	Qualyst Transporter Solutions, LLC	6,096
Property	8.05	2510 Meridian Parkway				Fee Simple			BASF Corporation	21,226	09/30/2021	Health Decisions	20,445	06/30/2023	Cerner Corporation	12,190	09/30/2024	NAP	NAP
Property	8.06	2600 Meridian Parkway				Fee Simple			Parata Systems, LLC	65,000	12/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	8.07	2700 Meridian Parkway				Fee Simple			NVIDIA Corporation	33,226	12/31/2024	Professional Recover	18,411	05/31/2020	NAP	NAP	NAP	NAP	NAP
Property	8.08	2800 Meridian Parkway				Fee Simple			EBSCO Publishing, Inc.	27,368	10/31/2021	Connections Education	10,876	08/31/2024	Parion Sciences, Inc.	9,248	11/30/2020	Nuance Communications, Inc.	3,574
Property	8.09	2505 Meridian Parkway				Fee Simple			Chimerix, Inc.	24,862	02/28/2021	Unicorn HRO, LLC	11,393	12/31/2022	Camargo Pharmaceutical Services, LLC	6,450	09/30/2022	NAP	NAP
Property	8.10	2500 Meridian Parkway				Fee Simple			CrossFit 919	5,953	02/28/2021	Polarean, Inc.	4,177	09/30/2021	Café Meridian	3,153	08/31/2019	Gentiva Health Services	1,900
Loan	9	65 Bay Street(2)	114,369	17,459	13,675,406	Fee Simple			CVS	10,410	03/31/2038	CycleBar	3,329	04/30/2028	F45 Training	2,770	03/14/2028	Maggie’s Farm Espresso	950
Loan	10	Sheraton Music City(2)			8,172,043	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	11	Westbrook Corporate Center(2)	367,300	1,622,742	10,471,853	Fee Simple			Follett Higher Education Group, Inc.	153,464	10/31/2025	Ingredion Incorporated	123,515	11/30/2027	American Imaging Management	91,687	12/31/2020	Insurance Auto Auctions, Inc.	78,110
Loan	12	Best Buy - Sherman Oaks	5,500	27,500	2,570,861	Fee Simple			Best Buy Stores, L.P.	55,000	01/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	13	Embassy Suites Glendale(2)			7,680,652	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	14	EOS 21(2)(37)	297,360		10,986,089	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	15	JAGR Hotel Portfolio(2)(36)			5,584,077	Fee Simple
Property	15.01	DoubleTree Grand Rapids			1,825,634	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	15.02	Hilton Jackson			2,304,855	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	15.03	DoubleTree Annapolis			1,453,588	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	16	Crowne Plaza Dallas	635,741		3,407,428	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	17	808 Olive Retail & Parking	39,944	35,770	2,134,789	Fee Simple			L&R Auto Parks	3,385	03/31/2030	Coconuts Fish Café	3,101	07/31/2028	Shake Shack	3,000	03/31/2028	Sweetgreen	2,800
Loan	18	Riverwalk Apartments	70,200		2,791,702	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	19	Maple Street(33)	149,726	308,648	2,407,878	Fee Simple			Myers Controlled Power	222,440	12/31/2023	ASC Industries	139,130	01/16/2020	Commercial Honing LLC	100,000	07/17/2023	TSG Resources	57,361
Loan	20	180 Bedford Avenue	1,848	28,066	1,418,613	Fee Simple			Chase Bank	5,082	01/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	21	The Market at Czech Hall	16,164	102,971	1,800,764	Fee Simple			Academy Sports	62,943	02/29/2032	Ross Dress for Less	21,991	01/31/2028	Marshalls	21,000	03/31/2027	Petco	12,500
Loan	22	Kona Coast(37)	16,295	41,960	1,648,081	Leasehold	12/31/2089	None	Puna Plantation Hawaii, LTD	28,422	01/31/2029	Pier 1 Imports	11,990	06/30/2022	O’Reilly Auto Enterprises, LLC	9,469	11/09/2023	Fun Factory, Inc	5,120
Loan	23	High Peaks(36)			2,445,991	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	24	Hampton Inn Lake Buena Vista	224,216		2,128,001	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	25	Atlantic Times Square(2)	56,926	312,849	8,967,236	Fee Simple			AMC Theater	75,000	08/31/2030	24 Hour Fitness	30,842	08/31/2025	Atlantic Seafood and Dim Sum Restaurant	12,000	03/20/2022	Teletron	6,205
Loan	26	Courtyard Hershey	235,653		2,148,553	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	27	Greentree Plaza	18,294	89,807	1,476,892	Fee Simple			Sportman’s Warehouse, Inc.	38,533	06/30/2027	Rent A Center, Inc.	4,478	11/30/2019	The Sleep Train, Inc.	4,375	08/31/2026	KOR Fitness	3,600
Loan	28	Centennial Crossroads Plaza	15,812	54,274	1,340,957	Fee Simple			Vons Grocery	55,256	01/31/2028	JP Morgan Chase Bank	4,300	04/07/2023	Victory Martial Arts	4,140	06/30/2021	Molly’s	3,733
Loan	29	Steelyard Commons(2)	53,077	200,000	3,903,219	Fee Simple			Aspire Fitness	30,038	10/31/2032	Marshall’s	28,608	05/31/2027	K&G	22,410	08/31/2023	Party City	20,388
Loan	30	Amsdell Belmont Self Storage(33)	13,627		1,315,442	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	31	Washington Square Shopping Center	38,863	95,270	1,469,749	Fee Simple			Belk	42,960	02/28/2023	NC DEHNR	39,941	05/31/2023	Food Lion	37,675	08/10/2037	Golden Ticket Cinema	19,908
Loan	32	Shoppes at the Lakes Phase I	4,224	21,268	905,751	Fee Simple			CVS (GL)	14,576	01/31/2044	McDonald’s (GL)	4,400	10/08/2038	Pacific Dental	3,200	10/31/2027	Del Taco	2,418
Loan	33	311-313 East 60th Street	9,963	8,260	990,412	Fee Simple			The Jeffrey	1,475	05/01/2028	C&M Cycles, LLC	1,475	01/31/2021	NAP	NAP	NAP	NAP	NAP
Loan	34	Park Santa Fe(37)	22,655	22,734	939,952	Fee Simple			Harbor Freight	14,588	03/31/2026	CVS	12,865	02/29/2020	Sacred Peaks Health Center	12,750	09/30/2019	O’Reilly Auto Parts	12,000
Loan	35	Courtyard - Missoula, MT	136,903		1,184,280	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	36	Baywoods Apartments	18,750		764,948	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	37	2828 Newell	3,675	18,377	646,155	Fee Simple			Clare V	6,063	04/30/2022	La Colombe	4,277	07/31/2027	Black Box	3,421	08/31/2021	Ways & Means	2,963
Loan	38	Hobby Lobby Palmdale(37)	4,395	23,700	572,146	Fee Simple			Hobby Lobby	54,942	08/31/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	39	Riverton Spring Creek	3,505	17,526	554,624	Fee Simple			Fresenius	11,342	11/30/2030	COL, Inc.	1,636	08/30/2021	Eco Pharmacy	1,400	09/01/2025	Edward Jones	1,166
Loan	40	Northlake Village	47,458		550,997	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	41	WA-OH Retail Portfolio	9,826	29,413	461,951	Fee Simple
Property	41.01	Spokane Retail				Fee Simple			Planet Fitness	21,896	09/30/2027	Goodwill	20,443	04/30/2029	NAP	NAP	NAP	NAP	NAP
Property	41.02	Advanced Auto				Fee Simple			Advanced Auto Parts	6,790	12/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	42	834 1st Street	1,800	18,960	660,199	Fee Simple			Fogo de Chao (FOGO)	12,000	06/09/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	43	844 2nd Avenue	693	10,773	245,613	Fee Simple			La Trattoria Pizza	930	07/31/2027	Curry Ya	785	06/30/2022	Midtown East Side Studio LLC	361	10/31/2022	Matto Restaurant	266
Loan	44	Fresenius Medical Center Portfolio	1,547	3,495	327,098	Fee Simple
Property	44.01	Fresenius - Wichita	834	2,037	208,744	Fee Simple			Fresenius-Wichita	8,342	12/31/2037	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	44.02	Fresneius - Albuquerque	713	1,458	118,355	Fee Simple			Fresenius-Albuquerque	7,127	12/31/2037	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-5

Benchmark 2018-B4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

									Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront
			Lease			Lease		Occupancy	Replacement	Replacement	TI/LC	TI/LC	Tax	Tax	Insurance
Property Flag	ID	Property Name	Expiration	5th Largest Tenant(22)(24)	SF	Expiration	Occupancy(4)(21)(26)	As-of Date	Reserves($)(28)(31)	Reserves ($)(29)(30)(31)	Reserves ($)(28)(31)	Reserves ($)(29)(30)(31)	Reserves ($)(28)	Reserves ($)(29)(30)	Reserves($)(28)
Loan	1	Aventura Mall(2)	06/30/2018	H & M	28,830	01/31/2027	92.8%	02/14/2018		Springing		Springing		Springing
Loan	2	181 Fremont Street(2)(7)(36)	NAP	NAP	NAP	NAP	100.0%	07/06/2018		Springing				509,418
Loan	3	Marina Heights State Farm(2)(7)	07/31/2027	NAP	NAP	NAP	99.5%	12/07/2017		Springing		Springing		Springing
Loan	4	Tri-State Distribution Portfolio					100.0%	Various		9,391		15,026	114,310	79,632	67,912
Property	4.01	473 Ridge Road	NAP	NAP	NAP	NAP	100.0%	07/06/2018
Property	4.02	207 Pond Avenue	NAP	NAP	NAP	NAP	100.0%	07/06/2018
Property	4.03	1616-1632 McDonald Avenue	02/28/2022	Marina Cooling, Inc.	2,500	05/31/2022	100.0%	04/01/2018
Property	4.04	40 Cragwood Road	03/31/2027	NAP	NAP	NAP	100.0%	01/05/2018
Loan	5	The Gateway(2)	NAP	NAP	NAP	NAP	96.7%	01/25/2018		Springing				Springing
Loan	6	Aon Center(2)(36)	4/30/2029; 2/28/2025	Daniel J Edelman, Inc.	183,719	12/31/2024	87.9%	05/01/2018		57,859		Springing	6,612,672	1,502,880	1,084,347
Loan	7	636 11th Avenue(2)(7)(33)(37)	NAP	NAP	NAP	NAP	100.0%	07/01/2018	7,990	7,990		Springing		Springing	76,801
Loan	8	Meridian Corporate Center(2)(37)					90.6%	02/20/2018	12,681	12,681	2,350,000	Springing	435,013	108,753
Property	8.01	2520 Meridian Parkway	03/31/2020	NAP	NAP	NAP	100.0%	02/20/2018
Property	8.02	2525 Meridian Parkway	08/31/2024	Spoonflower, Inc.	5,110	03/31/2019	71.6%	02/20/2018
Property	8.03	2605 Meridian Parkway	02/29/2020	Emerginmed.Com	1,730	10/31/2019	89.2%	02/20/2018
Property	8.04	2810 Meridian Parkway	06/30/2019	Orkin, LLC	3,532	11/30/2020	88.8%	02/20/2018
Property	8.05	2510 Meridian Parkway	NAP	NAP	NAP	NAP	83.6%	02/20/2018
Property	8.06	2600 Meridian Parkway	NAP	NAP	NAP	NAP	99.1%	02/20/2018
Property	8.07	2700 Meridian Parkway	NAP	NAP	NAP	NAP	100.0%	02/20/2018
Property	8.08	2800 Meridian Parkway	07/31/2018	NAP	NAP	NAP	100.0%	02/20/2018
Property	8.09	2505 Meridian Parkway	NAP	NAP	NAP	NAP	100.0%	02/20/2018
Property	8.10	2500 Meridian Parkway	05/31/2019	SSOE, Inc.	1,900	08/31/2018	75.8%	02/20/2018
Loan	9	65 Bay Street(2)	03/31/2023	NAP	NAP	NAP	93.7%	03/27/2018		Springing	1,081,217	1,455	64,630	64,630
Loan	10	Sheraton Music City(2)	NAP	NAP	NAP	NAP	70.7%	04/30/2018	77,916	Borrower is required to deposit 4.0% of annual gross income from operations for the calendar month occurring two months prior.				Springing
Loan	11	Westbrook Corporate Center(2)	08/31/2027	Loyola University Physician Foundation	45,612	03/31/2024	83.7%	03/31/2018	392,719	30,608	4,650,000	Springing	975,307	487,654
Loan	12	Best Buy - Sherman Oaks	NAP	NAP	NAP	NAP	100.0%	07/01/2018	458	458			180,000	35,944
Loan	13	Embassy Suites Glendale(2)	NAP	NAP	NAP	NAP	88.1%	02/28/2018	69,500	Borrower is required to deposit the greater of (i) the sum of 1/12th of 4.0% of annual gross income from operations and any amounts then-required for any PIP pursuant to the franchise agreement and (ii) such higher amount required by the franchisor pursuant to the franchise agreement.			347,034	69,407
Loan	14	EOS 21(2)(37)	NAP	NAP	NAP	NAP	94.9%	04/16/2018						Springing
Loan	15	JAGR Hotel Portfolio(2)(36)					63.9%	02/28/2018		Borrower will be required to deposit the aggregate of (i) 4.0% of gross revenues (excluding gross revenues from the operation of Drago’s Restaurant) for the calendar month occurring two months prior and (ii) 2.0% of gross revenues from the operation of Drago’s Restaurant for the calendar month occurring two months prior.			376,078	69,378
Property	15.01	DoubleTree Grand Rapids	NAP	NAP	NAP	NAP	67.0%	02/28/2018
Property	15.02	Hilton Jackson	NAP	NAP	NAP	NAP	65.7%	02/28/2018
Property	15.03	DoubleTree Annapolis	NAP	NAP	NAP	NAP	58.5%	02/28/2018
Loan	16	Crowne Plaza Dallas	NAP	NAP	NAP	NAP	66.8%	02/28/2018		Springing				56,610
Loan	17	808 Olive Retail & Parking	07/31/2033	Shibumi	2,700	01/31/2026	84.7%	05/01/2018		1,933		3,030	60,646	30,323
Loan	18	Riverwalk Apartments	NAP	NAP	NAP	NAP	100.0%	07/06/2018		4,875				20,300	115,566
Loan	19	Maple Street(33)	01/14/2020	LogilstiCold, LLC	50,000	03/21/2021	80.2%	05/30/2018		9,360		25,000		38,665
Loan	20	180 Bedford Avenue	NAP	NAP	NAP	NAP	41.2%	04/01/2018		154			2,138	1,069	4,345
Loan	21	The Market at Czech Hall	01/31/2028	Ulta Salon	10,002	03/31/2027	100.0%	03/31/2018		1,345		8,581	67,956	22,652	13,923
Loan	22	Kona Coast(37)	01/31/2026	HFS Federal Credit Union	2,560	03/31/2023	83.2%	04/30/2018		1,358	500,000	Springing	61,877	15,469
Loan	23	High Peaks(36)	NAP	NAP	NAP	NAP	64.6%	03/31/2018		Springing			119,451	24,706
Loan	24	Hampton Inn Lake Buena Vista	NAP	NAP	NAP	NAP	90.1%	01/31/2018		Borrower is required to deposit the greater of (i) 4.0% of the projected rents for the prior month, (ii) the amount due under the management agreement and (iii) the amount due under the franchise agreement for FF&E Work			111,322	15,903	8,428
Loan	25	Atlantic Times Square(2)	01/31/2026	Tokyo Wako	5,977	06/30/2020	96.9%	03/01/2018	4,744	4,744	11,487	11,487	483,974	161,325	140,595
Loan	26	Courtyard Hershey	NAP	NAP	NAP	NAP	74.2%	04/30/2018		1/12th of 4.0% of the greater of (i) the gross revenues for the prior calendar year or (ii) the projected annual gross revenues for the calendar year in which the payment date falls			85,790	14,298
Loan	27	Greentree Plaza	12/31/2021	Interdent Service Corp dba Gentle Dental	3,455	03/31/2020	88.6%	02/13/2018	1,525	1,525	6,930	6,930		15,616
Loan	28	Centennial Crossroads Plaza	09/30/2020	Power Hour 360	3,200	12/31/2022	91.6%	04/12/2018		1,318	95,698	8,785	29,877	9,959
Loan	29	Steelyard Commons(2)	12/31/2025	Old Navy	19,000	07/31/2022	94.0%	05/09/2018		4,423		16,667	427,774	106,943
Loan	30	Amsdell Belmont Self Storage(33)	NAP	NAP	NAP	NAP	87.8%	05/20/2018		1,136			56,016	14,004
Loan	31	Washington Square Shopping Center	12/31/2026	The Cato Corporation	6,400	01/31/2022	93.8%	05/16/2018		4,048		8,096	57,737	8,248	23,768
Loan	32	Shoppes at the Lakes Phase I	09/30/2037	Mountain Mike’s Pizza	2,400	10/31/2028	100.0%	04/01/2018		352		1,772	7,140	3,570	1,060
Loan	33	311-313 East 60th Street	NAP	NAP	NAP	NAP	96.8%	04/23/2018			350,000			Springing
Loan	34	Park Santa Fe(37)	05/20/2020	Family Dollar	10,445	12/31/2019	97.8%	04/24/2018		1,888	275,000	Springing	6,561	6,561
Loan	35	Courtyard - Missoula, MT	NAP	NAP	NAP	NAP	74.2%	03/31/2018		1/12th of 4.0% of the greater of (i) the gross revenues for the prior calendar year or (ii) the projected annual gross revenues for the calendar year in which the payment date falls				16,360	27,789
Loan	36	Baywoods Apartments	NAP	NAP	NAP	NAP	95.9%	04/05/2018		1,563			29,014	14,507
Loan	37	2828 Newell	11/30/2022	Epic Magazine	1,852	02/28/2020	80.2%	02/28/2018		204		1,531	9,638	4,819
Loan	38	Hobby Lobby Palmdale(37)	NAP	NAP	NAP	NAP	100.0%	07/06/2018		366		1,975	16,249	5,416
Loan	39	Riverton Spring Creek	04/30/2023	NAP	NAP	NAP	88.7%	04/24/2018		292	52,965	1,461	23,791	4,000	1,161
Loan	40	Northlake Village	NAP	NAP	NAP	NAP	93.3%	04/05/2018		3,955			66,431	11,072	8,098
Loan	41	WA-OH Retail Portfolio					100.0%	Various		1,024		4,094	11,200	6,679
Property	41.01	Spokane Retail	NAP	NAP	NAP	NAP	100.0%	05/03/2018
Property	41.02	Advanced Auto	NAP	NAP	NAP	NAP	100.0%	07/06/2018
Loan	42	834 1st Street	NAP	NAP	NAP	NAP	100.0%	07/06/2018		Springing		Springing		Springing
Loan	43	844 2nd Avenue	03/31/2022	NAP	NAP	NAP	100.0%	12/31/2017		58		833	11,874	11,874	3,937
Loan	44	Fresenius Medical Center Portfolio					100.0%	07/06/2018		Springing		Springing		Springing
Property	44.01	Fresenius - Wichita	NAP	NAP	NAP	NAP	100.0%	07/06/2018
Property	44.02	Fresneius - Albuquerque	NAP	NAP	NAP	NAP	100.0%	07/06/2018

A-1-6

Benchmark 2018-B4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Monthly	Upfront		Monthly	Other	Environmental		Franchise
			Insurance	Engineering	Other	Other	Reserves	Report	Engineering	Agreement	Loan
Property Flag	ID	Property Name	Reserves ($)(29)(30)	Reserve($)(28)	Reserves ($)	Reserves ($)(29)(30)	Description(28)(32)	Date(34)	Report Date	Expiration Date	Purpose
Loan	1	Aventura Mall(2)	Springing		26,168,910		Outstanding Tenant Obligations Reserve (Upfront: 19,392,145); Bridge Rent and Reimbursement Reserve (Upfront: 6,776,765)	04/27/2018	04/27/2018	NAP	Refinance
Loan	2	181 Fremont Street(2)(7)(36)	Springing		111,096,358	Springing	Free Rent Reserve (Upfront: 68,379,092); Outstanding TI/LC Reserve (Upfront: 42,717,266); Lease Sweep Reserve (Monthly: Springing)	03/07/2018	03/06/2018	NAP	Refinance
Loan	3	Marina Heights State Farm(2)(7)	Springing				Ground Rent Reserve (Monthly: Springing)	11/28/2017	11/21/2017	NAP	Acquisition
Loan	4	Tri-State Distribution Portfolio	15,717	262,323		Springing	Ridge Property ISRA Reserve	Various	Various		Acquisition/Refinance
Property	4.01	473 Ridge Road						04/04/2018	03/30/2018	NAP
Property	4.02	207 Pond Avenue						01/24/2018	11/30/2017	NAP
Property	4.03	1616-1632 McDonald Avenue						04/03/2018	04/16/2018	NAP
Property	4.04	40 Cragwood Road						05/18/2018	05/16/2018	NAP
Loan	5	The Gateway(2)	Springing					02/14/2018	02/14/2018	NAP	Refinance
Loan	6	Aon Center(2)(36)	120,483	69,978	82,732,431		New Lease Reserve (Upfront: 38,000,000); Performance Reserve (Upfront: 18,300,000); Outstanding TI Reserve (Upfront: 13,236,245); Amenity Floor Capital Expenditure Reserve (Upfront: 7,960,197); Outstanding Free Rent Reserve (Upfront: 5,235,989)	02/26/2018	02/26/2018	NAP	Refinance
Loan	7	636 11th Avenue(2)(7)(33)(37)	25,600	1,198,696	137,671	Springing	Outstanding TI/LC Reserve (Upfront: 137,671); Dark Trigger Reserve (Springing Monthly: Excess Cash Flow)	04/11/2018	04/10/2018	NAP	Refinance
Loan	8	Meridian Corporate Center(2)(37)	Springing		3,903,855	5,492	Outstanding TI/LC Reserve (Upfront: 3,125,744); Free Rent Reserve (Upfront: 778,111); Avaya Reserve (Monthly: 5,492); Parata Reserve (Monthly: Springing)	01/10/2018	Various		Acquisition
Property	8.01	2520 Meridian Parkway						01/10/2018	01/09/2018	NAP
Property	8.02	2525 Meridian Parkway						01/10/2018	01/09/2018	NAP
Property	8.03	2605 Meridian Parkway						01/10/2018	02/15/2018	NAP
Property	8.04	2810 Meridian Parkway						01/10/2018	01/09/2018	NAP
Property	8.05	2510 Meridian Parkway						01/10/2018	01/10/2018	NAP
Property	8.06	2600 Meridian Parkway						01/10/2018	01/09/2018	NAP
Property	8.07	2700 Meridian Parkway						01/10/2018	01/09/2018	NAP
Property	8.08	2800 Meridian Parkway						01/10/2018	01/09/2018	NAP
Property	8.09	2505 Meridian Parkway						01/10/2018	01/09/2018	NAP
Property	8.10	2500 Meridian Parkway						01/10/2018	01/09/2018	NAP
Loan	9	65 Bay Street(2)	Springing		946,713	6,971	Advance Residential Rent Reserve (Upfront: 779,126); Free Commercial Rent Reserve (Upfront: 160,616); Common Charges Reserve (Upfront: 6,971; Monthly: 6,971)	10/02/2017	10/02/2017	NAP	Refinance
Loan	10	Sheraton Music City(2)	Springing		1,433,000		PIP Reserve	04/25/2018	04/27/2018	06/30/2036	Refinance
Loan	11	Westbrook Corporate Center(2)	Springing	357,281	7,330,378		Unfunded Obligations Reserve	03/23/2018	03/22/2018	NAP	Acquisition
Loan	12	Best Buy - Sherman Oaks	Springing					03/26/2018	03/26/2018	NAP	Refinance
Loan	13	Embassy Suites Glendale(2)	Springing					04/12/2018	04/10/2018	06/30/2028	Refinance
Loan	14	EOS 21(2)(37)	Springing	186,208				10/25/2017	10/25/2017	NAP	Acquisition
Loan	15	JAGR Hotel Portfolio(2)(36)	Springing	32,010		Springing	PIP Reserve (Monthly: Springing)	Various	03/20/2018		Refinance
Property	15.01	DoubleTree Grand Rapids						03/19/2018	03/20/2018	03/31/2030
Property	15.02	Hilton Jackson						03/20/2018	03/20/2018	07/31/2027
Property	15.03	DoubleTree Annapolis						03/20/2018	03/20/2018	10/31/2028
Loan	16	Crowne Plaza Dallas	Springing		3,130,000	42,250	PIP Reserve (Upfront: 3,130,000; Monthly: 26,250); Seasonal Working Capital Reserve (Monthly: 16,000)	11/22/2017	11/21/2017	03/05/2037	Acquisition
Loan	17	808 Olive Retail & Parking	Springing		1,350,185		Unfunded Obligations Reserve (Upfront: 897,940); Gap Rent Reserve (Upfront: 452,245)	03/23/2018	03/26/2018	NAP	Refinance
Loan	18	Riverwalk Apartments	11,556	21,850		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	11/30/2017	12/01/2017	NAP	Refinance
Loan	19	Maple Street(33)	Springing		250,000	Springing	State of Ohio Reserve (Upfront: 250,000); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	12/15/2017	12/05/2017	NAP	Refinance
Loan	20	180 Bedford Avenue	724		5,237,500	Springing	Vacant Retail Reserve (Upfront: 4,000,000); Unfunded Obligations Reserve (Upfront: 850,000); Free Rent Reserve (Upfront: 387,500; Monthly: Springing)	04/04/2018	04/04/2018	NAP	Refinance
Loan	21	The Market at Czech Hall	2,280					03/28/2018	03/27/2018	NAP	Refinance
Loan	22	Kona Coast(37)	Springing	94,903	796,481	Springing	Fun Factory Reserve (Upfront: 721,715); Free Rent Reserve (Springing); Ground Rent Reserve (Upfront: 74,766.33; Monthly: Springing); Future Construction Reserve (Future one-time deposit: Springing); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	01/03/2018	01/02/2018	NAP	Refinance
Loan	23	High Peaks(36)	Springing		3,300,000	Springing	PIP Reserve (Upfront: $3,000,000; Monthly: Springing); Seasonality Reserve (Upfront: $300,000; Monthly: Springing)	04/09/2018	04/09/2018	NAP	Refinance
Loan	24	Hampton Inn Lake Buena Vista	4,214	18,860	1,500,000	41,667	PIP Reserve (Upfront: 1,500,000; Monthly: 41,667)	04/02/2018	04/02/2018	11/30/2036	Refinance
Loan	25	Atlantic Times Square(2)	15,622			Springing	AMC Reserve (Springing Monthly: Excess Cash Flow)	02/07/2018	02/07/2018	NAP	Refinance
Loan	26	Courtyard Hershey	5,377			Springing	PIP Reserve	03/16/2018	03/15/2018	04/01/2042	Refinance
Loan	27	Greentree Plaza	Springing	31,338	400,000		Sales Reserve	03/01/2018	03/01/2018	NAP	Refinance
Loan	28	Centennial Crossroads Plaza	Springing			Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	03/07/2018	03/08/2018	NAP	Acquisition
Loan	29	Steelyard Commons(2)	Springing		1,062,594		Aspire Reserve (Upfront: 901,140); Aspire LC Reserve (Upfront: 161,454.25)	03/07/2018	02/12/2018	NAP	Refinance
Loan	30	Amsdell Belmont Self Storage(33)	Springing					04/27/2018	04/24/2018	NAP	Refinance
Loan	31	Washington Square Shopping Center	7,923					03/01/2018	03/01/2018	NAP	Acquisition
Loan	32	Shoppes at the Lakes Phase I	1,060	1,044	290,777		Unfunded Obligations Reserve ($150,000); Gap Rent Reserve ($140,777)	04/02/2018	04/02/2018	NAP	Refinance
Loan	33	311-313 East 60th Street	Springing	24,313				04/17/2018	04/17/2018	NAP	Refinance
Loan	34	Park Santa Fe(37)	Springing	25,850		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	03/19/2018	03/19/2018	NAP	Acquisition
Loan	35	Courtyard - Missoula, MT	2,526		623,200		PIP Reserve (Upfront: 618,200); Comfort Letter Transfer Reserve (Upfront: 5,000)	03/07/2018	03/06/2018	05/31/2028	Acquisition
Loan	36	Baywoods Apartments	Springing		86,513		Common Area Reserve	02/23/2018	02/23/2018	NAP	Acquisition
Loan	37	2828 Newell	Springing	3,000	222,445	Springing	Future Lease Reserve (Upfront: 200,000); Free Rent Reserve (Upfront: 22,445); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	04/03/2018	03/30/2018	NAP	Refinance
Loan	38	Hobby Lobby Palmdale(37)	Springing			Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow); Free Rent Reserve (Monthly: Springing)	02/09/2018	02/09/2018	NAP	Acquisition
Loan	39	Riverton Spring Creek	1,161			Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	03/28/2018	03/26/2018	NAP	Refinance
Loan	40	Northlake Village	4,049	33,750				03/28/2018	04/17/2018	NAP	Acquisition
Loan	41	WA-OH Retail Portfolio	Springing			Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	05/21/2018	Various		Acquisition
Property	41.01	Spokane Retail						05/21/2018	04/30/2018	NAP
Property	41.02	Advanced Auto						05/21/2018	03/27/2018	NAP
Loan	42	834 1st Street	Springing					04/25/2018	04/25/2018	NAP	Acquisition
Loan	43	844 2nd Avenue	787	7,500	102,636		Midtown East Holdback Reserve	04/11/2018	05/14/2018	NAP	Refinance
Loan	44	Fresenius Medical Center Portfolio	Springing					04/03/2018	03/28/2018		Acquisition
Property	44.01	Fresenius - Wichita						04/03/2018	03/28/2018	NAP
Property	44.02	Fresneius - Albuquerque						04/03/2018	03/28/2018	NAP

A-1-7

Benchmark 2018-B4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

						Non-Trust Pari Passu	Non-Trust Pari Passu
Property Flag	ID	Property Name	Sponsor(27)	Guarantor(35)	Previous Securitization	Original Balance	Cut-off Date Balance
Loan	1	Aventura Mall(2)	Simon Property Group, L.P.; Jacquelyn Soffer; Jeffrey Soffer	Simon Property Group, L.P.; Jacquelyn Soffer; Jeffrey Soffer	AVMT 2013-AVM	1,291,700,000	1,291,700,000
Loan	2	181 Fremont Street(2)(7)(36)	Joseph K. Paul	Paul Guarantor LLC		170,000,000	170,000,000
Loan	3	Marina Heights State Farm(2)(7)	Transwestern Investment Group; Corporate Properties Trust III, L.P.	NAP		500,000,000	500,000,000
Loan	4	Tri-State Distribution Portfolio	Joseph Saadia	Joseph Saadia
Property	4.01	473 Ridge Road			MSC 2007-HQ11
Property	4.02	207 Pond Avenue
Property	4.03	1616-1632 McDonald Avenue
Property	4.04	40 Cragwood Road			WBCMT 2007-C30
Loan	5	The Gateway(2)	Prime Property Fund II, L.P.; C M Golden Gate, Inc.; Oakhill Gateway Partners, L.P.	NAP		280,000,000	280,000,000
Loan	6	Aon Center(2)(36)	Mark Karasick; Michael Silberberg	Mark Karasick; Michael Silberberg		300,000,000	300,000,000
Loan	7	636 11th Avenue(2)(7)(33)(37)	Behrouz Ben Hakimian; Joe Hakimian	Behrouz Ben Hakimian; Joe Hakimian		190,000,000	190,000,000
Loan	8	Meridian Corporate Center(2)(37)	Accesso Investment Properties VI (US), LLLP; Accesso Investment Properties VI, LLLP	Accesso Investment Properties VI (US), LLLP; Accesso Investment Properties VI, LLLP		30,000,000	30,000,000
Property	8.01	2520 Meridian Parkway			JPMBB 2014-C24	6,236,388	6,236,388
Property	8.02	2525 Meridian Parkway			JPMBB 2014-C24	4,538,086	4,538,086
Property	8.03	2605 Meridian Parkway			JPMBB 2014-C24	3,439,667	3,439,667
Property	8.04	2810 Meridian Parkway			JPMBB 2014-C24	3,424,445	3,424,445
Property	8.05	2510 Meridian Parkway			JPMBB 2014-C24	3,201,717	3,201,717
Property	8.06	2600 Meridian Parkway			JPMBB 2014-C24	2,784,102	2,784,102
Property	8.07	2700 Meridian Parkway			JPMBB 2014-C24	2,004,554	2,004,554
Property	8.08	2800 Meridian Parkway			JPMBB 2014-C24	1,809,666	1,809,666
Property	8.09	2505 Meridian Parkway			JPMBB 2014-C24	1,781,825	1,781,825
Property	8.10	2500 Meridian Parkway			JPMBB 2014-C24	779,549	779,549
Loan	9	65 Bay Street(2)	Seryl Kushner; KABR Real Estate Investment Partners II, LLC	Seryl Kushner; KABR Real Estate Investment Partners II, LLC		60,000,000	60,000,000
Loan	10	Sheraton Music City(2)	National Hotel Investors, LLC	National Hotel Investors, LLC		30,000,000	29,963,552
Loan	11	Westbrook Corporate Center(2)	Raymond Massa	Raymond Massa	GSMS 2007-EOP	59,000,000	58,927,254
Loan	12	Best Buy - Sherman Oaks	Gerard Alexander Sponsor LLC	Gerard Alexander Sponsor LLC
Loan	13	Embassy Suites Glendale(2)	Ronnie Lam	Ronnie Lam	JPMBB 2013-C14	37,000,000	37,000,000
Loan	14	EOS 21(2)(37)	CIM SMA I-B Investments, LLC	CIM SMA I-B Investments, LLC		120,000,000	120,000,000
Loan	15	JAGR Hotel Portfolio(2)(36)	Chad Cooley; Russell Flicker; Jonathan Rosenfeld; Bernard Michael	Chad Cooley; Russell Flicker; Jonathan Rosenfeld; Bernard Michael		20,000,000	20,000,000
Property	15.01	DoubleTree Grand Rapids			JPMBB 2015-C30	7,361,111	7,361,111
Property	15.02	Hilton Jackson			JPMBB 2015-C30	6,944,444	6,944,444
Property	15.03	DoubleTree Annapolis			JPMBB 2015-C30	5,694,444	5,694,444
Loan	16	Crowne Plaza Dallas	Frank Yuan	Frank Yuan
Loan	17	808 Olive Retail & Parking	L&R Investment Company	L&R Investment Company
Loan	18	Riverwalk Apartments	Jacqueline Price	Jacqueline Price
Loan	19	Maple Street(33)	Stuart Lichter; Christopher Semarjian; The Stuart Lichter Trust U/T/D November 11, 2013	Stuart Lichter; Christopher Semarjian; The Stuart Lichter Trust U/T/D November 11, 2013
Loan	20	180 Bedford Avenue	Joseph J. Sitt	Joseph J. Sitt
Loan	21	The Market at Czech Hall	George B. Tomlin	George B. Tomlin
Loan	22	Kona Coast(37)	National Credit Tenant Investments, LLC	National Credit Tenant Investments, LLC
Loan	23	High Peaks(36)	Chad Cooley; Russell Flicker; Jonathan Rosenfeld; Bernard Michael	Chad Cooley; Russell Flicker; Jonathan Rosenfeld; Bernard Michael	COMM 2013-CR10
Loan	24	Hampton Inn Lake Buena Vista	E. Philip Saunders; Joseph G. Bucci	E. Philip Saunders; Joseph G. Bucci	WFRBS 2012-C6
Loan	25	Atlantic Times Square(2)	Ronnie Lam	Ronnie Lam	JPMCC 2013-C13	80,000,000	80,000,000
Loan	26	Courtyard Hershey	Lance T. Shaner	Lance T. Shaner
Loan	27	Greentree Plaza	Alan C. Fox	Alan C. Fox	MLCFC 2006-4
Loan	28	Centennial Crossroads Plaza	Investment Concepts, Inc.	Investment Concepts, Inc.
Loan	29	Steelyard Commons(2)	Mitchell C. Schneider	Mitchell C. Schneider	JPMBB 2013-C12	30,000,000	30,000,000
Loan	30	Amsdell Belmont Self Storage(33)	Barry L. Amsdell	Barry L. Amsdell	GSMS 2013-GC12
Loan	31	Washington Square Shopping Center	Huo You Liang	Huo You Liang
Loan	32	Shoppes at the Lakes Phase I	Lawrence J. Canale; Joseph D. Meyer	Lawrence J. Canale; Lawrence J. Canale and Debbie L. Canale, Co-Trustees of the Canale Family Trust, Under Declaration of Trust Dated November 7, 1997; Joseph D. Meyer; Joseph D. Meyer and Maggie K. Meyer, Co-Trustees of the Meyer Family Trust, Under Declaration of Trust Dated November 30, 1990
Loan	33	311-313 East 60th Street	Steven M. Israel	Steven M. Israel
Loan	34	Park Santa Fe(37)	CCA Acquisition Company, LLC	CCA Acquisition Company, LLC	CGCMT 2007-C6
Loan	35	Courtyard - Missoula, MT	Surendra V. Jain	Surendra V. Jain	MSBAM 2015-C23
Loan	36	Baywoods Apartments	David Eckert; Jackson Mosher	David Eckert; Jackson Mosher
Loan	37	2828 Newell	James M. Jacobsen	James M. Jacobsen
Loan	38	Hobby Lobby Palmdale(37)	Diversified Partners, Inc.	Diversified Partners, Inc.
Loan	39	Riverton Spring Creek	Donald R. Morris, M.D.; Ruth Indahyung, M.D.; Arasu Gopinath, M.D.; Melinda McAnulty, M.D.; Sey Lau, M.D.; Jeff Barklow, M.D.; Dave Tien, M.D.; Kevin Jansen, M.D.	Donald R. Morris, M.D.; Ruth Indahyung, M.D.; Arasu Gopinath, M.D.; Melinda McAnulty, M.D.; Sey Lau, M.D.; Jeff Barklow, M.D.; Dave Tien, M.D.; Kevin Jansen, M.D.
Loan	40	Northlake Village	Tyler Ross; Michael Colman; David Colman	Tyler Ross; Michael Colman; David Colman	FNA 2014-M1
Loan	41	WA-OH Retail Portfolio	Michael P. Kehoe; Lorri N. Kehoe	Michael P. Kehoe; Lorri N. Kehoe
Property	41.01	Spokane Retail
Property	41.02	Advanced Auto
Loan	42	834 1st Street	Corporations of New York Inc.	Corporations of New York Inc.
Loan	43	844 2nd Avenue	Faraj Srour; David Yedid Lawi; Elliott Stavrach	Faraj Srour; David Yedid Lawi; Elliott Stavrach
Loan	44	Fresenius Medical Center Portfolio	Robert K. Moore; Helen R. Moore	Robert K. Moore; Helen R. Moore
Property	44.01	Fresenius - Wichita
Property	44.02	Fresneius - Albuquerque

A-1-8

Benchmark 2018-B4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Existing		Future Debt
			Non-Trust Pari Passu	Additional Sub Debt		Permitted
Property Flag	ID	Property Name	Balloon Balance	Amount	Existing Additional Sub Debt Description	Type
Loan	1	Aventura Mall(2)	1,291,700,000	343,300,000	B Notes	NAP
Loan	2	181 Fremont Street(2)(7)(36)	170,000,000	225,000,000	Mezzanine A Loan: $175,000,000; Mezzanine B Loan: $50,000,000	NAP
Loan	3	Marina Heights State Farm(2)(7)	500,000,000		None	NAP
Loan	4	Tri-State Distribution Portfolio			None	NAP
Property	4.01	473 Ridge Road
Property	4.02	207 Pond Avenue
Property	4.03	1616-1632 McDonald Avenue
Property	4.04	40 Cragwood Road
Loan	5	The Gateway(2)	280,000,000	220,000,000	$105,000,000 B-Notes; $115,000,000 C-Notes	NAP
Loan	6	Aon Center(2)(36)	300,000,000	327,500,000	B Note: $186,000,000; Mezzanine A Loan: $73,750,000; Mezzanine B Loan: $67,750,000	NAP
Loan	7	636 11th Avenue(2)(7)(33)(37)	190,000,000		None	Mezzanine
Loan	8	Meridian Corporate Center(2)(37)	27,489,591		None	Mezzanine
Property	8.01	2520 Meridian Parkway	5,714,525
Property	8.02	2525 Meridian Parkway	4,158,338
Property	8.03	2605 Meridian Parkway	3,151,835
Property	8.04	2810 Meridian Parkway	3,137,887
Property	8.05	2510 Meridian Parkway	2,933,796
Property	8.06	2600 Meridian Parkway	2,551,127
Property	8.07	2700 Meridian Parkway	1,836,812
Property	8.08	2800 Meridian Parkway	1,658,233
Property	8.09	2505 Meridian Parkway	1,632,722
Property	8.10	2500 Meridian Parkway	714,316
Loan	9	65 Bay Street(2)	60,000,000	100,000,000	A2 Subordinate Note ($60,400,000); B Note ($39,600,000)	NAP
Loan	10	Sheraton Music City(2)	24,619,228		None	NAP
Loan	11	Westbrook Corporate Center(2)	48,289,996		None	NAP
Loan	12	Best Buy - Sherman Oaks			None	NAP
Loan	13	Embassy Suites Glendale(2)	37,000,000		None	NAP
Loan	14	EOS 21(2)(37)	120,000,000		None	Mezzanine
Loan	15	JAGR Hotel Portfolio(2)(36)	19,434,553	5,000,000	Mezzanine Debt	NAP
Property	15.01	DoubleTree Grand Rapids	7,152,995
Property	15.02	Hilton Jackson	6,748,108
Property	15.03	DoubleTree Annapolis	5,533,449
Loan	16	Crowne Plaza Dallas			None	NAP
Loan	17	808 Olive Retail & Parking			None	NAP
Loan	18	Riverwalk Apartments			None	NAP
Loan	19	Maple Street(33)			None	NAP
Loan	20	180 Bedford Avenue			None	NAP
Loan	21	The Market at Czech Hall			None	NAP
Loan	22	Kona Coast(37)			None	Mezzanine
Loan	23	High Peaks(36)		4,000,000	Mezzanine Debt	NAP
Loan	24	Hampton Inn Lake Buena Vista			None	NAP
Loan	25	Atlantic Times Square(2)	80,000,000		None	NAP
Loan	26	Courtyard Hershey			None	NAP
Loan	27	Greentree Plaza			None	NAP
Loan	28	Centennial Crossroads Plaza			None	NAP
Loan	29	Steelyard Commons(2)	25,862,149		None	NAP
Loan	30	Amsdell Belmont Self Storage(33)			None	NAP
Loan	31	Washington Square Shopping Center			None	NAP
Loan	32	Shoppes at the Lakes Phase I			None	NAP
Loan	33	311-313 East 60th Street			None	NAP
Loan	34	Park Santa Fe(37)			None	Mezzanine
Loan	35	Courtyard - Missoula, MT			None	NAP
Loan	36	Baywoods Apartments			None	NAP
Loan	37	2828 Newell			None	NAP
Loan	38	Hobby Lobby Palmdale(37)			None	Mezzanine
Loan	39	Riverton Spring Creek			None	NAP
Loan	40	Northlake Village			None	NAP
Loan	41	WA-OH Retail Portfolio			None	NAP
Property	41.01	Spokane Retail
Property	41.02	Advanced Auto
Loan	42	834 1st Street			None	NAP
Loan	43	844 2nd Avenue			None	NAP
Loan	44	Fresenius Medical Center Portfolio			None	NAP
Property	44.01	Fresenius - Wichita
Property	44.02	Fresneius - Albuquerque

A-1-9

Benchmark 2018-B4

FOOTNOTES TO ANNEX A-1

(1)	GACC—German American Capital Corporation or one of its affiliates; JPMCB—JPMorgan Chase Bank, National Association or one of its affiliates, CREFI— Citi Real Estate Funding Inc. or one of its affiliates.

(2)

With respect to the pari passu loans referenced below, the Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the mezzanine debt and, in the case of any loans structured with A/B Notes, the secured subordinate debt. For additional information see “Description of the Mortgage Pool – The Whole Loans – General – Whole Loan Control Notes and Non-Control Notes” in this prospectus.

● Loan No. 1 – Aventura Mall
● Loan No. 2 – 181 Fremont Street
● Loan No. 3 – Marina Heights State Farm
● Loan No. 5 – The Gateway
● Loan No. 6 – Aon Center
● Loan No. 7 – 636 11th Avenue
● Loan No. 8 – Meridian Corporate Center
● Loan No. 9 – 65 Bay Street
● Loan No. 10 – Sheraton Music City
● Loan No. 11 – Westbrook Corporate Center
● Loan No. 13 – Embassy Suites Glendale
● Loan No. 14 – EOS 21
● Loan No. 15 – JAGR Hotel Portfolio
● Loan No. 25 – Atlantic Times Square
● Loan No. 29 – Steelyard Commons

(3)	With respect to any Mortgaged Property securing a multi-property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut-off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

(4)			Office			Retail			Multifamily			Parking			Signage
	Loan No.	Mortgage Loan	NRA (sq. ft.)	Occ.	% of GPR	NRA (sq. ft.)	Occ.	% of GPR	Units	Occ.	% of GPR	Spaces	Occ.	% of GPR	NRA (sq. ft.)	Occ.	% of GPR
	5	The Gateway	NAP	NAP	NAP	71,970	88.6%	4.0%	1,254	96.7%	96.0%	NAP	NAP	NAP	NAP	NAP	NAP
	9	65 Bay Street	NAP	NAP	NAP	17,459	100.0%	5.0%	447	93.7%	87.5%	624	NAP	7.4%	NAP	NAP	NAP
	17	808 Olive Retail & Parking	NAP	NAP	NAP	19,935	84.7%	38.2%	NAP	NAP	NAP	759	NAP	61.8%	NAP	NAP	NAP
	25	Atlantic Times Square	NAP	NAP	NAP	212,838	97.6%	64.9%	100	96.0%	35.1%	NAP	NAP	NAP	NAP	NAP	NAP
	33	311-313 East 60th Street	NAP	NAP	NAP	2,950	100.0%	20.0%	31	96.8%	44.2%	NAP	NAP	NAP	NAP	NAP	35.7%
	37	2828 Newell	13,081	77.6%	54.9%	11,421	100.0%	45.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

Loan No. 25 – Atlantic Times Square – The Mortgaged Property includes a total of 379,376 sq. ft. of rentable area, which consists of 212,838 sq. ft. of retail space and 166,538 sq. ft. of multifamily space (100 units).

(5)	Loan No. 5 – The Gateway - Pursuant to a recorded deed restriction, a portion (1.665-acre) of the related Mortgaged Property is required to be a park, which is connected to the main portion of the Mortgaged Property by a sky bridge. The recorded deed restriction provides that the borrower must continue to use such parcel as a landscaped park.

Loan No. 31 – The Washington Square Shopping Center - the Mortgaged Property is subject to a recorded deed restriction prohibiting the borrower from entering into any lease or other arrangement for the occupancy of the Mortgaged Property of an area greater than 25,000 with any entity (excluding Rose’s Department Store) without the prior approval of the Largest Tenant at the Mortgaged Property, Belk. The deed restriction will run with the land, provided that it is a right specific to Belk pursuant to the Belk lease and will expire upon any termination of the related lease with Belk.

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(6)	The Administrative Cost Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee and CREFC® license fee with respect to each Mortgage Loan. For purposes of this Annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. See “Summary of Terms – Offered Certificates – Servicing and Administration Fees – Non-Serviced Whole Loans” in this prospectus.

(7)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date is shown based on the interest only payments during the 12-month period following the Cut-off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

Loan No. 2 - 181 Fremont Street - From and after the Anticipated Repayment Date, the 181 Fremont Street Whole Loan accrues interest at a fixed rate that is equal to the greater of (i) 3.7086% (the “Initial Interest Rate”) plus 1.5000%, (ii) the 10-year swap rate as of the ARD plus 2.4146% or (iii) when applicable, the default rate as defined in the 181 Fremont Street Whole Loan documents (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued Interest”) will be deferred. In addition, from and after the ARD, all excess cash flow from the 181 Fremont Street Property after the payment of reserves, interest calculated at the Initial Interest Rate, debt service on the 181 Fremont Street Mezzanine Loans and operating expenses will be applied (i) first to repay the principal balance of the 181 Fremont Street Whole Loan and (ii) second to the payment of Accrued Interest.

Loan No. 3 - State Farm Marina Heights - From and after the Anticipated Repayment Date, the Marina Heights State Farm Whole Loan (a) accrues interest at a fixed rate that is equal to the greater of (i) 3.55950% plus 3.00000% and (ii) the then 10-year swap rate plus 3.00000% and (b) on each payment date after the ARD, requires principal payments based on a 30-year amortization schedule assuming the initial interest rate.

Loan No. 7 - 636 11th Avenue - From and after the Anticipated Repayment Date, the 636 11th Avenue Whole Loan accrues interest at a rate that is equal to the greater of (i) 7.07300% and (ii) the 10-year swap yield as of the ARD plus 3.00000% per annum, but in no event in excess of 9.07300%. Commencing on April 1, 2028 and on each payment date until the final maturity date, the 636 11th Avenue Whole Loan requires monthly payments of all excess cash flow for the preceding month after the payment of reserves, interest calculated at the initial Interest Rate and operating expenses to be applied (i) first to the reduction of the principal balance of the 636 11th Avenue Whole Loan and (ii) second, after the Anticipated Repayment Date, to the payment of accrued interest on the 636 11th Avenue Whole Loan at the excess of the increased interest rate over the initial interest rate.

(8)	Loan No. 6 – Aon Center – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD are calculated based on a loan balance net of the performance reserve funds in the amount of $18,300,000 that the borrower deposited in connection with certain capital expenditures and leasing costs, including build out costs and reasonable attorneys’ fees, in each case reasonably approved by the lender.

Loan No. 20 – 180 Bedford Avenue – The Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated based on the Cut-off Date Balance ($), net of a $4,000,000 Vacant Retail Reserve. The Vacant Retail Reserve will be disbursed upon satisfaction of the requirements in the Mortgage Loan Documents, which include but are not limited to, (i) the borrower enters into a lease that occupies the vacant retail space for a minimum of five years (ii) no event of default has occurred and is continuing and, (iii) the lender has received evidence that the Adjusted Debt Yield equals or exceeds (x) to the extent the IG conditions are satisfied, 7.00% and (y) to the extent the IG conditions are not satisfied, 7.25%. The Underwritten NOI Debt Yield and Underwritten NCF Debt Yield calculated using the full Cut-off Date Balance of $24,000,000 are 6.0% and 5.9%, respectively.

(9)	“Hard” generally means each tenant is required to transfer its rent directly to the lender-controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over-the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender-controlled lockbox. “Soft Springing Hard” means that the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect

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rents from the tenants and then deposit those rents into such lockbox account. Upon a trigger event (as specified in the related Mortgage Loan documents), each tenant will be required to transfer its rent directly into a lender-controlled lockbox.

Loan No. 1 – Aventura Mall – The borrower has entered into a master lease with the guarantors and Turnberry Retail Holding, L.P. The master lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to origination. The Mortgage Loan is characterized as having a Soft Springing Hard Lockbox for rents from the master lease and a Hard Lockbox for the remaining tenants at the Mortgaged Property. Following the occurrence and during the continuance of either (i) an event of default, (ii) bankruptcy of borrower, (iii) bankruptcy of the property manager, or (iv) the period of time commencing on the date that the debt service coverage ratio (as calculated in the Mortgage Loan documents and based on the trailing four calendar quarters) falls below 1.35x for two consecutive quarters until cured in accordance with the Mortgage Loan documents, the borrower will be required to cause all master lease rents to be deposited directly into the lockbox account.

Loan No. 5 – The Gateway – The related Mortgaged Property has a hard lockbox with respect to two retail tenants who wire directly into the clearing account and has a soft lockbox for all other retail tenants and residential tenants.

Loan No. 9 – 65 Bay Street - The related Mortgaged Property has a hard lockbox for retail tenants and a soft lockbox for the residential tenants.

Loan No. 14 – EOS 21 – The borrower is required to (i) cause the property manager to collect all rents from the residential portion of the mortgaged property and deposit such rents into the lockbox account within three business days after receipt thereof and (ii) notify and advise each commercial tenant of the mortgaged property to send directly to the lockbox account all payments of rent payable to the borrower under each applicable lease pursuant to a tenant direction letter sent at origination of the Mortgage Loan. In the event the owners of the borrower incur mezzanine debt in accordance with the Mortgage Loan documents, the borrower is required to implement in-place hard cash management.

Loan No. 25 – Atlantic Times Square – The Mortgage Loan is characterized as having a Springing Hard lockbox since the borrower is required to deliver tenant direction letters to all commercial tenants at the Mortgaged Property instructing such tenants to pay rents directly into the lockbox account upon the occurrence of any of the related trigger events. Upon the occurrence and during the continuance of a lockbox trigger period, the borrower will also be required to collect rents from the multifamily tenants and deposit such rents into the lockbox account one business day following receipt of funds.

(10)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan Documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan Documents).

(11)	With respect to the loans referenced below structured with A/B Notes, the Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the subordinate secured debt.
● Loan No. 1 – Aventura Mall
● Loan No. 5 – The Gateway
● Loan No. 6 – Aon Center
● Loan No. 9 – 65 Bay Street

(12)	Loan No. 9 – 65 Bay Street – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI to UW NOI is primarily from recent residential and commercial leasing at the Mortgaged Property. Residential occupancy at the Mortgaged Property has increased from 15.9% in January 2017 to 93.7% in March 2018. The retail space is 100% leased as of April 2018.

Loan No. 11 – Westbrook Corporate Center – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI to UW NOI is primarily from recent leasing at the Mortgaged Property, increased tenant reimbursements and rent steps. The sponsor is in the process of converting tenant leases from gross to net and is leasing all vacant space on a net basis, which caused UW total reimbursements to be above the historical amounts.

Loan No. 17 – 808 Olive Retail & Parking – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI to UW NOI is primarily from recent retail leasing after the buildout of the retail space in 2017 at the Mortgaged Property.

Loan No. 19 – Maple Street – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase in Underwritten NOI($) over historical period is primarily driven the increase in total reimbursements driven by the increase in the total sq. ft. at the property. Myers Controlled Power, the Largest Tenant, has expanded twice, first in 2017 and then recently

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this year, into previously considered unusable space. This has increased the sq. ft. at the property from 715,572 to the current 788,032.

Loan No. 21 – The Market at Czech Hall - The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI to UW NOI is primarily from recent leasing in 2017 at the Mortgaged Property. The Mortgaged Property was built in 2017 and has been in lease-up since.

Loan No. 22 – Kona Coast – The Underwritten NOI($) is over 10% higher than Most Recent NOI($).The increase in Underwritten NOI($) over historical period is primarily driven by the new Fun Factory, Inc. lease commencing in September 2018, which accounts for $213,660 (6.9% of UW Gross Potential Rent) of the increase and rent steps through May 2019, which accounts for $106,509 of the increase.

Loan No. 28 – Centennial Crossroads Plaza – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase in Underwritten NOI($) over historical period is primarily driven by the two new leases that commenced between May and July 2018, accounting for $107,863 (7.2% of UW Gross Potential Rent). Additionally, recoveries increased by $174,446 accounting for the four new leases executed in 2017 and 2018, which collectively account for 9.8% of NRA.

Loan No. 29 – Steelyard Commons – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase in Underwritten NOI($) over historical period is primarily driven by newly signed leases in 2017 and 2018 accounting for $438,816 in annual rent and $253,763 in recoveries, which include the new lease for the Largest Tenant, Aspire Fitness, accounting for 8.0% of UW Gross Potential Income.

Loan No. 31 – Washington Square Shopping Center - The Underwritten NOI($) is over 10% higher than the Most Recent NOI($) for the year ending December 2017 primarily due to recent leasing at the Mortgaged Property, increased tenant reimbursements and rent steps. The 3rd Largest Tenant, Food Lion, commenced rent in August 2017 which caused base rent and reimbursements to increase above the historical amount.

Loan No. 34 – Park Santa Fe – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase in Underwritten NOI($) over historical period is primarily driven by three leases executed in 2017 and 2018 that account for 15,146 sq. ft. (15.4% of NRA) with an aggregate annual rent of $163,696 (17.2% of UW Gross Potential Rent).

Loan No. 39 – Riverton Spring Creek – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase in Underwritten NOI($) over historical period is primarily driven by (i) straight line average credit tenant rent steps for Fresenius, the Largest Tenant, accounting for $45,553 of the increase, (ii) the underwritten rent steps through February 2019 for non-credit tenants, which accounts for $11,780 of the increase and (iii) a new lease executed with Edward Jones, the 4th Largest Tenant in February 2018, accounting for 1,166 sq. ft. (6.7% of NRA) with an aggregate annual rent of $27,401 (4.6% of UW Gross Potential Rent).

(13)	Loan No. 35 – Courtyard – Missoula, MT – The December 31, 2015 cash flows are annualized nine months.

(14)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A-1 to this prospectus.

Loan No. 10 – Sheraton Music City – The Mortgage Loan documents provide the borrower with a two business day grace period for any payments due on a payment date (other than the maturity date) once every 12 month period.

Loan No. 14 – EOS 21 – The Mortgage Loan documents provide the borrower with a five business day grace period for any payments due on a payment date (other than the maturity date) no more than twice in any 12 month period.

Loan No. 31 – Washington Square Shopping Center - The Mortgage Loan documents provide the borrower with a five day grace period for any payments due on a payment date (other than the maturity date).

(15)	In certain cases, in addition to an “as-is” value, the appraisal states an “as complete” or “as-stabilized” or “hypothetical” value for the related Mortgaged Property that assumes that certain events will occur with respect to retenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in the prospectus. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio was calculated using the related “as complete”, “as-stabilized” or “hypothetical” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

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Loan No.	Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than As-Is)	Appraised Value (Other Than As-Is)	Cut-off Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
2	181 Fremont Street(1)	6.9%	39.6%	$632,000,000	54.2%	$461,000,000
6	Aon Center(2)	4.3%	40.3%	$824,000,000	42.5%	$780,000,000
8	Meridian Corporate Center(3)	3.9%	69.9%	$108,250,000	71.4%	$106,100,000
9	65 Bay Street(4)	3.5%	29.8%	$336,000,000	30.1%	$332,000,000
16	Crowne Plaza Dallas(5)	2.4%	69.4%	$39,500,000	78.4%	$35,000,000
17	808 Olive Retail & Parking(6)	2.3%	54.5%	$49,500,000	56.7%	$47,600,000
23	High Peaks(7)	1.6%	59.3%	$32,000,000	65.4%	$29,000,000
24	Hampton Inn Lake Buena Vista(8)	1.6%	65.2%	$27,600,000	72.0%	$25,000,000
32	Shoppes at the Lakes Phase I(9)	1.0%	63.3%	$18,000,000	68.3%	$16,700,000
35	Courtyard – Missoula, MT(10)	0.8%	65.8%	$14,400,000	71.3%	$13,300,000

(1)	The 181 Fremont Street Appraised Value shown represents a prospective market value at stabilization that assumes the 181 Fremont Street Property achieves stabilization as of March 1, 2021, the date upon which all free rent burns off. The “as-is” Appraised Value is inclusive of deductions for free rent, tenant improvement and leasing commission (“TI/LC”) obligations. At loan origination, the borrower deposited upfront reserves equal to $111,096,358 for such contractual TI/LC obligations and free rent.

(2)	The Aon Center Appraised Value shown represents the “hypothetical” appraised value for the Mortgaged Property, effective May 1, 2018, which assumes (i) leasing costs for recently executed leases are fully capitalized at closing, (ii) completion of the amenity floor build-out and (iii) demolition of the space previously occupied by DDB Needham. At origination, the borrower reserved approximately $13.2 million for all outstanding tenant improvements and leasing commissions, as well as approximately $8.0 million budgeted for the completion of the amenity floor build-out, $38.0 million for a new lease reserve and $18.3 million for the performance reserve.

(3)	The Meridian Corporate Center Appraised Value shown for certain of the Mortgaged Properties (buildings 2500, 2510, 2525, 2605, 2700, 2800 and 2810) represents the “hypothetical as-is” value, effective February 13, 2018, which assumes tenant improvement costs and leasing commissions being incurred for the first year of the loan term would not be incurred by a hypothetical buyer should such portion of the property were sold. At origination, the borrower was required to reserve $3,125,744 for outstanding tenant improvements and leasing commissions related to nine tenants at the Mortgaged Property.

(4)	The 65 Bay Street Appraised Value shown represents the “as stabilized” value of $336,000,000 for the Mortgaged Property, effective March 12, 2018, which assumes that the Mortgaged Property would reach a stabilized occupancy by then.

(5)	The Crowne Plaza Dallas Appraised Value represents the “as complete” value of $39,500,000 for the Mortgaged Property, effective on December 1, 2018, which assumes the completion of the required property improvement plan (“PIP”). At loan origination, the borrower reserved $3,130,000, the estimated aggregate cost of the PIP.

(6)	The 808 Olive Retail & Parking Appraised Value represents the “as-stabilized” value of $49,500,000 effective March 21, 2019, which assumes that the Mortgaged Property would reach a stabilized occupancy of 95.0% on retail space due to renovation and lease commencement dates. Parking at the Mortgaged Property has been stabilized. At origination, the borrower was required to reserve $897,940 for unfunded obligations and $452,245 for gap rent.

(7)	The High Peaks Appraised Value represents the “hypothetical as-is” value for the Mortgaged Property, effective March 27, 2018, which assumes the cost of the approximately $3.0 million proposed renovation is held in escrow and not deducted from the Mortgaged Property’s cash flow. At origination, the borrower was required to reserve $3,000,000 for the PIP.

(8)	The Hampton Inn Lake Buena Vista Appraised Value represents the “as complete” value of $27,600,000 for the Mortgaged Property, effective March 16, 2019, which assumes the completion of the required property improvement plan (“PIP”) at the Mortgaged Property. At loan origination, the borrower reserved $1,500,000, the estimated aggregate cost of the PIP.

(9)	The Shoppes at the Lakes Phase I represents the “as-stabilized” value of $18,000,000 for the Mortgaged Property effective November 1, 2018, which assumes that the Mortgaged Property will reach a physical stabilized occupancy of 97.0% by then. The Mortgaged Property is 100.0% leased as of the rent roll dated April 1, 2018 and all tenants are expected to take occupancy by November 2018. In addition, at origination, the borrower was required to reserve $150,000 for unfunded obligations and $140,777 for gap rent.

(10)	The Courtyard – Missoula, MI Appraised Value represents the “as complete” value of $14,400,000 effective March 1, 2019, which assumes the completion of the PIP. At origination, the borrower was required to reserve $618,200 for the PIP, which represents 110% of the estimated cost of the PIP.

(16)	Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock-out for x payments.

“D(x)” means may be defeased for x payments.

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.
“DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date or anticipated repayment date.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio mortgage loan) under various circumstances, as described in this prospectus. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Property Releases” in this prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Voluntary Prepayments” in this prospectus.

(17)	Loan No. 1 – Aventura Mall – The lockout period will be at least 24 payment dates beginning with and including the first payment date of August 1, 2018. Defeasance of the full $1.75 billion Aventura Mall Whole Loan is permitted after the date that is the earlier to occur of (i) August 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Aventura Mall REMIC Prohibition Period”). The borrower is also permitted to prepay the Aventura Mall Whole Loan with a yield maintenance premium if the Aventura Mall REMIC Prohibition Period has not occurred by August 1, 2021. The assumed lockout period of 24 payments is based on the expected Benchmark 2018-B4 securitization closing date in July 2018. The actual lockout period may be longer.

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Loan No. 2 – 181 Fremont Street – The lockout period will be at least 23 payment dates beginning with and including the first payment date of May 6, 2018. Defeasance of the 181 Fremont Street Mortgage Whole Loan is permitted at any time after the earlier to occur of (i) March 29, 2021 or (ii) two years after the closing date of the securitization that includes the last pari passu note to be securitized (the assumed defeasance lockout period of 27 payments is based on the closing date of this transaction in July 2018) or (b) may be prepaid (in whole but not in part) on any business day on or after April 6, 2020 (the “Yield Maintenance Lockout Date”) subject to the payment of an amount equal to the greater of 1% of the amount prepaid or a yield maintenance amount. The assumed lockout period applicable to defeasance of 27 payments is based on the expected Benchmark 2018-B4 securitization closing date in July 2018. The actual lockout period may be longer.

Loan No. 5 – The Gateway – The lockout period will be at least 11 payment dates beginning with and including the first payment date of May 6, 2018. Defeasance of the full $550.0 million of The Gateway Whole Loan is permitted after the date that is the earlier to occur of (i) March 16, 2021 or (ii) two years from the closing date of the securitization that includes any promissory note that evidences all or any portion of The Gateway Whole Loan to be securitized (the assumed defeasance lockout period of 27 payments is based on the closing date of this transaction in July 2018) or (b) may be prepaid (in whole but not in part) on any business day on or after April 6, 2019 (the “Yield Maintenance Lockout Date”) subject to the payment of an amount equal to the greater of 1% of the amount prepaid or a yield maintenance amount.

Loan No. 6 – Aon Center – The lockout period will be at least 24 payment dates beginning with and including July 2018. Defeasance of the full $536.0 million Aon Center Whole Loan is permitted at any time after the earlier to occur of (i) August 1, 2021 or (ii) two years after the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 24 months is based on the expected Benchmark 2018-B4 securitization closing date in July 2018. The actual lockout period may be longer.

Loan No. 7 – 636 11th Avenue – The lockout period will be at least 25 payment dates beginning with and including the first payment date of July 1, 2018. Defeasance of the $240.0 million 636 11th Avenue Whole Loan is permitted prior to the open period and after the date that is two years from the closing date of the securitization that holds the last portion of the 636 11th Avenue Whole Loan to be securitized (the “636 11th Avenue REMIC Prohibition Period”). The borrower is also permitted to prepay the 636 11th Avenue Whole Loan after July 1, 2022 with the payment of a yield maintenance premium if the 636 11th Avenue REMIC Prohibition Period has not expired by such date. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B4 securitization closing date in July 2018. The actual lockout period may be longer.

Loan No. 11 – Westbrook Corporate Center - The lockout period will be at least 25 payment dates beginning with and including the first payment date of July 6, 2018. Defeasance of the full $99.0 million Westbrook Corporate Center Whole Loan is permitted after the date that is earlier to occur of (i) May 10, 2021 and (ii) two years after the date of the securitization of the last portion of the Westbrook Corporate Center Whole Loan. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B4 securitization closing date in July 2018. The actual lockout period may be longer.

(18)	Partial prepayment is permitted for the following loans. See “Description of the Mortgage Pool – Certain Terms of the Mortgage Loans – Partial Releases” in this prospectus for the terms of the releases.
● Loan No. 4 – Tri-State Distribution Portfolio
● Loan No. 6 – Aon Center
● Loan No. 8 - Meridian Corporate Center
● Loan No. 15 – JAGR Portfolio
● Loan No. 22 – Kona Coast
● Loan No. 34 – Park Santa Fe

(19)	Loan No. 14 – EOS 21 – The Mortgaged Property consists of one unit in a two unit land condominium, which is in place for compliance with local land use and zoning. Each unit owner owns a 50% interest in the common elements. Please see “Description of the Mortgage Pool – Mortgage Pool Characteristics – Condominium and Other Shared Interests” in the prospectus for additional information.

(20)	The following Mortgaged Property consists, in whole or in part, of the borrower’s interest in one or more ground leases, space leases, air rights leases or other similar leasehold interests. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Fee & Leasehold Estates; Ground Leases” in the Prospectus.

Loan No. 3 – Marina Heights State Farm – The Mortgaged Property is subject to a ground lease that commenced on August 16, 2013, expires on August 16, 2112 and has one extension option for a minimum of 25 years or a maximum of 99 years.

Loan No. 22 – Kona Coast – The Mortgage Loan is subject to a ground lease that commenced in March 1974, expires on December 31, 2089 and has no extension options.

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(21)	Loan No. 1 – Aventura Mall – The borrower has entered into a master lease with the carveout guarantors and Turnberry Retail Holding, L.P. for 12 spaces totaling 33,813 sq. ft. at the mortgaged property where executed letters of intent with tenants are in place but executed leases are not yet in place. The master lessees are required to pay an annual rent of $3,426,159 in equal monthly installments of $285,513 each. The rent payable under the master lease is required to be reduced in connection with the leasing to retail tenants of space within the portions of the Mortgaged Property covered by the master lease (so long as the tenant under any such lease has taken occupancy and has commenced the payment of rent and the rent payable is above certain thresholds set forth in the master lease). The master lease will terminate on the earlier to occur of (i) the date that the annual rent under the master lease is reduced to $0 or (ii) the date that the annualized lease payments under all leases (not including percentage rent) at the Mortgaged Property exceeds $181,850,000.

Loan No. 18 – Riverwalk Apartments – The Mortgaged Property operates under a master lease between the landlord, Mc-Elwood, LLC, and Schlumberger Technology Corporation (“Schlumberger”). Under the master lease, Schlumberger uses the Mortgaged Property for purposes of the housing of personnel and their families, guests and individuals involved in training exercises at the tenant’s facility (which residents do not pay for housing). The master lease was signed in May 2009 and commenced in June 2010, for a 10-year term ending in June 2020, with two, five-year renewal options. Beginning 18 months prior to the earliest stated expiration of the Schlumberger lease (December 2018), a cashflow sweep will commence to fund a lease-up reserve to lease the Mortgaged Property in the event that Schlumberger has not extended its lease.

(22)	Loan No. 19 – Maple Street –The 5th Largest Tenant at the related Mortgaged Property, LogilstiCold, LLC, which leases 6.3% of the total NRA, is an affiliate of the sponsor.

Loan No. 25 – Atlantic Times Square – Affiliates of the borrower are the Largest Tenant and 3rd Largest Tenant at the Mortgaged Property. The largest leased space is operated as a movie theater under a separate management agreement with an affiliate of AMC Theaters (the “AMC Management Agreement”). The 3rd Largest Tenant is operated by the affiliate as a chain restaurant.

(23)	Loan No. 3 – Marina Heights State Farm – The Largest Tenant, State Farm, leases 426,902 sq. ft. with an expiration date in December 2032, 370,332 sq. ft. with an expiration date in December 2035, 347,851 sq. ft. with an expiration date in December 2037, 245,370 sq. ft. with an expiration date in December 2039 and 575,639 square feet with an expiration date in December 2042.

Loan No. 11 – Westbrook Corporate Center – The Largest Tenant, Follett Higher Education Group, Inc., leases 150,937 sq. ft. of space with a lease expiration date of October 31, 2025 and 2,527 sq. ft. of space with a lease expiration date of August 31, 2025. The 4th Largest Tenant at the Westbrook Corporate Center Mortgaged Property, Insurance Auto Auctions, Inc. leases 69,773 sq. ft. of space with a lease expiration of August 31, 2027 and 8,337 sq. ft. of space on a month to month basis.

Loan No. 39 – Riverton Spring Creek – The Largest Tenant, Fresnius, leases 8,428 sq. ft. with a lease expiration date of November 30, 2030 and 2,914 sq. ft. with a lease expiration date of May 31, 2030.

(24)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if the landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with such tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the net rentable area at the Mortgaged Property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in this preliminary prospectus.

Loan No. 6 – Aon Center – Each of the Largest Tenant, 2nd Largest Tenant, 3rd Largest Tenant, 4th Largest Tenant and 5th Largest Tenant have early termination and/or contraction options contained in their respective leases.

Loan No. 8 – Meridian Corporate Center – The Largest Tenant, Parexel International, LLC, has the right to contract a portion of its leased space located on the third floor as of August 31, 2020, with notice by March 1, 2020 and the payment of a termination fee. In addition, the 4th Largest Tenant, Avaya, Inc., has the right to terminate its lease as of July 31, 2024, with one year’s notice and the payment of a termination fee.

Loan No. 9 – 65 Bay Street – The 2nd Largest Tenant at the 65 Bay Street Mortgaged Property, CycleBar, has a one-time right to terminate its lease effective on April 30, 2023 if gross sales drop below $582,575 in any of the first four lease years (January 16, 2018 through January 15, 2022), with 11-months’ notice and the payment of any unamortized tenant improvements and leasing commissions and other transaction costs.

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Loan No. 11 – Westbrook Corporate Center – The 2nd Largest Tenant at the Westbrook Corporate Center Mortgaged Property, Ingredion Incorporated, may exercise one of two contraction options (but not both): (x) a contraction option effective May 31, 2024 with 12-months’ notice for the second floor or (y) a contraction option effective May 31, 2024 for either the third or seventh floor with 12 months’ notice plus, in either case, a contraction fee equal to unamortized tenant improvement allowance, brokerage commissions and unabated rent. The 4th Largest Tenant at the Westbrook Corporate Center Mortgaged Property, Insurance Auto Auctions, Inc., has a termination option effective August 31, 2023 with notice given by September 1, 2022 and accompanied by payment of $1,067,249, representing 50% of a termination fee of $2,134,498, with the remaining 50% due on or before July 31, 2023. The 5th Largest Tenant at the Westbrook Corporate Center Mortgaged Property, Loyola University Physician Foundation, has a termination option effective July 31, 2020 with notice given on or before July 31, 2019 and a payment of a termination fee equal to $1,501,552.

Loan No. 29 – Steelyard Commons – The 4th Largest Tenant, Party City, may terminate its lease in December 2021, with a 12-months’ prior notice and the satisfaction each of the following conditions: (i) Party City has continuously operated in the Steelyard Commons Mortgaged Property between December 1, 2018 and November 30, 2020 (ii) sales between December 1, 2019 and November 30, 2020 have not exceeded $1.7 million (compared to approximately $1.5 million reported as of trailing 12-month period ended January 31, 2018) and (iii) payment of a termination fee equal to the sum of any remaining unamortized portion of the tenant improvement allowance.

Loan No. 31 – Washington Square Shopping Center – The 2nd Largest Tenant, NC DEHNR, may choose to terminate its lease by giving Landlord written notice of the termination, and the lease shall terminate immediately without any further liability to tenant, in the event the agency of tenant or the body responsible for appropriation of funds, in its sole discretion, determines in view of its local office operations that available funding for the payment of rents is insufficient to continue the operation of its local office on the leased premises.

Loan No. 39 – Riverton Spring Creek – The 3rd Largest Tenant, Eco Pharmacy, has the option to terminate its lease at any time with 90 days written notice and a termination fee equal to the lesser of the following: (a) five years’ minimum rent that would have been payable for the period after the early termination date, plus any additional rent or (b) the remaining months’ minimum rent of the initial term plus any additional rent. The 4th Largest Tenant, Edward Jones, has the option to terminate its lease at any time after February 1, 2020 with 90 days prior written notice and a termination fee equal to four months’ base rent plus any unamortized improvement allowances and leasing commissions paid on the initial term of the lease, which amount will not exceed $41,015.

(25)	The following major tenants (listed on Annex A-1) are currently subleasing all or a significant portion of its leased space:

Loan No. 8 – Meridian Corporate Center – The Largest Tenant, Parexel International, LLC, subleases 8,951 sq. ft. of its leased premises to AroundCampus, LLC. The 2nd Largest Tenant, Parata Systems, LLC, subleases its entire leased premises to Frontier Communications of America, Inc.

(26)	Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. With respect to the largest 20 Mortgage Loans and certain tenants representing more than 25% of the net rentable area of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Other” in this prospectus.

The tenants shown in the Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date of the securitization.

Loan No. 2 – 181 Fremont Street – As of the origination date, Facebook has taken possession of the 181 Fremont Street Mortgaged Property and commenced the build out of its space. Outstanding rent concessions and tenant improvement allowances related to the Facebook lease were deposited into escrow by the borrower on the origination date. According to the borrower sponsor, Facebook is expected to occupy the 181 Fremont Street Property in three phases with floors five through 13 expected to be occupied in February 2019, floors 14 through 25 expected to be occupied in March 2020 and floors 26 through 38 expected to be occupied in March 2021.

Loan No. 8 – Meridian Corporate Center Mortgage Loan – Each of (i) the Largest Tenant at the Meridian Corporate Center – 2605 Meridian Parkway, Avaya, Inc., (ii) the Largest Tenant at the Meridian Corporate Center – 2810 Meridian Parkway, Spoonflower, Inc., and (iii) the Largest Tenant at the 2700 Meridian Parkway Mortgaged Property, NVIDIA Corporation is in a rent abatement period. At origination, the borrower was required to reserve $778,111 for all outstanding rent abatements at the Mortgaged Properties.

Loan No. 17 – 808 Olive Retail & Parking – With respect to the 4th Largest Tenant at the 808 Olive Retail & Parking Mortgaged Property, Sweetgreen’s lease commences August 1, 2018. At origination, the borrower was required to reserve $452,245 for gap rent.

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Loan No. 22 – Kona Coast – The 4th Largest Tenant, Fun Factory, Inc., which leases approximately 6.3% of NRA, is not yet open for business. The executed lease commences in September 2018. The tenant is in possession of, and is in the process of renovating its premises. The loan was structured with a $721,715 upfront reserve for the value of the lease to be used for outstanding landlord obligations and gap rent associated with the Fun Factory, Inc. lease.

Loan No. 29 – Steelyard Commons – The Largest Tenant, Aspire Fitness, which leases approximately 11.3% of the NRA, has taken possession of and is paying rent on its space which is expected to open for business by the end of June 2018 pending the completion of the set up of its exercise equipment. The related lease has commenced, is in full force and effect and Aspire Fitness is paying rent as of April 2017.

Loan No. 32 – Shoppes at the Lakes Phase I – The Shoppes at the Lakes Phase I Mortgaged Property is expected to be 100% leased by November 2018. The Blitzer’s Frozen Yogurt and Wolfee Donuts leases are expected to commence on August 1, 2018, the Zesty Shawarma & Grill lease is expected to commence on October 1, 2018, and the Mountain Mike’s Pizza lease is expected to commence on November 1, 2018. At origination, the borrower was required to reserve $140,777 for gap rent.

(27)	The following loans have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common. See “Description of the Mortgage Pool – Tenancies-in-Common” in this prospectus for further information.
● Loan No. 6 – Aon Center
● Loan No. 17 – 808 Olive Retail & Parking
● Loan No. 22 – Kona Coast
● Loan No. 27 – Greentree Plaza
● Loan No. 36 – Baywoods Apartments
● Loan No. 38 – Hobby Lobby Palmdale

(28)	All upfront reserve balances reflect the upfront reserve amount at loan origination. The current balance may be less than the amount shown.

(29)	All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related mortgage loan documents

(30)	Loan No. 1 – Aventura Mall – If the Aventura Mall Whole Loan’s debt service coverage ratio (calculated in accordance with the mortgage loan documents) falls below 1.50x, monthly escrows for real estate taxes, insurance premiums (waived if a blanket policy is in place and there is no event of default continuing), replacement funds ($0.20 PSF annually, subject to a cap of $487,003) and tenant rollover funds ($2.50 PSF annually, subject to a cap of approximately $6,087,540) will be collected.

Loan No. 7 – 636 11th Avenue – During the continuance of a cash sweep period caused by the sole tenant at the Mortgaged Property, The Ogilvy Group, Inc., (i) “going dark”, vacating, ceasing operations or abandoning 40% or more of the leased premises or (ii) giving notice or otherwise announcing in a public filing its intent to vacate, cease operations, go dark or otherwise abandon 40% or more of its leased space (a “Dark Trigger Event”), the borrower is required to deposit all excess cash flow into a reserve for tenant improvements and leasing commissions related to the leased premises instead of the excess cash flow reserve, provided that until the occurrence of the payment date in June 2027, no Dark Trigger Event is deemed to have occurred under the Mortgage Loan documents to the extent the tenant, WPP plc or WPP US Holdings, Inc. maintains an investment grade rating from S&P, Moody’s and Fitch and the lease for The Oglivy Group, Inc. remains in full force and effect.

Loan No. 8 – Meridian Corporate Center – Prior to the second anniversary of the First Payment Date, the requirement to make the monthly deposits of $57,642 into the Monthly TI/LC Reserve ($) is waived to the extent the amount of funds on deposit in the Monthly TI/LC Reserve ($) is equal to or greater than $1,300,000 on the payment date such monthly deposit is due. In addition, the TI/LC Reserve Cap ($) will increase to $2,075,115 on or after the second anniversary of the First Payment Date.

Loan No. 8 – Meridian Corporate Center – The borrower is required to escrow $5,492 into the Avaya Reserve on each payment date through and including August 1, 2022 for free rent related to Avaya, Inc., the 4th Largest Tenant at the property. Such monthly escrows cover the rent abatement period beginning in August 2022 through January 2024. Rent abatements occurring in the periods beginning in April 2018 through February 2019 have been reserved for at closing.

Loan No. 9 – 65 Bay Street – The borrower is required to deposit an amount equal to $9,531 into a Capital Reserve Subaccount on each monthly payment date commencing on the monthly payment date in May 2019.

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Loan No. 10 – Sheraton Music City – The requirement for the borrower to make deposits into the Monthly Capex Reserve ($) is waived to the extent the borrower has deposited a letter of credit in the amount of 110% of the amount estimated by the lender to complete any property improvement plan related to the Mortgaged Property.

Loan No. 12 – Best Buy - Sherman Oaks – The requirement for the borrower to make monthly deposits into the Monthly Tax Reserve ($) is waived under the Mortgage Loan documents so long as (i) no event of default exists, (ii) the lease related to Best Buy, the sole tenant at the Mortgaged Property (the “Best Buy Lease”), requires Best Buy to pay the taxes directly to the applicable taxing authorities and Best Buy does actually pay such taxes and other related charges directly to the applicable taxing authorities, (iii) the Mortgaged Property consists of one or more separate tax parcels, (iv) the borrower provides evidence that taxes have been paid in full prior to their applicable due date, and (v) the Best Buy Lease is in full force and effect. As of the origination date, however, the borrower was required to make monthly deposits into the tax reserve in the amount of $35,944 as the Best Buy Lease does not require Best Buy to pay taxes directly to the applicable taxing authorities.

Loan No. 15 – JAGR Hotel Portfolio – Hilton Jackson – The borrowers are required to make monthly deposits into the Monthly Capex Reserve ($) in an amount equal to the aggregate of (i) 4% of the gross revenues from the operations of the Mortgaged Property, excluding gross revenues from the operations of Drago’s Restaurant and (ii) 2% of the gross revenues from the operations of Drago’s Restaurant, in each case for the calendar month that is two months prior to the applicable payment date.

Loan No. 16 – Crowne Plaza Dallas – The borrower is required to deposit an amount equal to the quotient of (a) the positive difference of (i) the product of (A) the monthly debt service payment amount multiplied by (B) the number of Seasonal Working Capital Reserve Withdrawal Months that will occur during the following 12-month period minus (ii) the aggregate sum of underwritten net cash flow for each shortfall month during the prior calendar year, divided by (b) the difference of (i) 12 minus (ii) the number of Seasonal Working Capital Reserve Withdrawal Months that will occur during the following 12-month period (the “Seasonal Working Capital Reserve Deposit”. As of the origination date, the Seasonal Working Capital Reserve Deposit Amount is $16,000. A “Seasonal Working Capital Reserve Withdrawal Month” means any calendar month which is anticipated to be a Shortfall Month. The lender will determine the Seasonal Working Capital Reserve Withdrawal Months once per calendar year, which determination will be made in Lender’s reasonable discretion based on the actual Shortfall Months for the prior calendar year. As of the Closing Date, the Seasonal Working Capital Reserve Withdrawal Months are August and December. A “Shortfall Month” means any month which the debt service coverage ratio is less than or equal to 1.00x.

Loan No. 16 – Crowne Plaza Dallas – The borrower is required to deposit $26,250, on each monthly payment into the PIP Reserve account from the First Payment Date following the origination date through and including the monthly payment date in January 2020.

Loan No. 22 – Kona Coast – If the TI/LC Reserve falls below the TI/LC Reserve Cap of $274,848, the borrower is required to deposit $7,635, on each monthly payment, into the TI/LC Reserve account until the TI/LC Reserve Cap is met.

Loan No. 23 – High Peaks – The borrower is required to make monthly deposits into the Monthly Capex Reserve ($) in an amount equal to (i) beginning on July 1, 2018 and on each monthly debt service payment date thereafter through and including June 1, 2019, 1% of gross income from operations of the Mortgaged Property, (ii) on July 1, 2019 and on each monthly debt service payment date thereafter through and including June 1, 2020, 2% of gross income from operations of the Mortgaged Property, and (iii) on July 1, 2020 and on each monthly debt service payment date thereafter, 4% of gross income from operations of the Mortgaged Property, in each case for the calendar month that is two months prior to the applicable payment date.

Loan No. 23 – High Peaks – On the monthly debt service payment dates occurring in September, October and November of each year (the “Seasonality Payment Period”) during the term of the Mortgage Loan, commencing on the monthly debt service payment date in September 2018, the borrower is required to deposit into the Seasonality Reserve an amount equal to (i) for each monthly debt service payment date occurring in the 2018 Seasonality Payment Period, $100,000, and (ii) for each monthly debt service payment date during any subsequent Seasonality Payment Period, $200,000 (each of (i) and (ii), the “Seasonality Reserve Monthly Deposit”). Notwithstanding the foregoing, if the debt service coverage ratio for each month (as reasonably determined by the lender in accordance with the Mortgage Loan documents) during the entire period beginning each November through and including the following April (the “Low Seasonality Period”) is equal to or greater than 1.00x, the Seasonality Reserve Monthly Deposit for the succeeding Seasonality Payment Period will be reduced by $50,000, and, if after such reduction, the debt service coverage ratio for each month during the next succeeding Low Seasonality Period is equal to or greater than 1.00x, the Seasonality Reserve Monthly Deposit for the succeeding Seasonality Payment Period will be reduced by an additional $50,000. If the debt service coverage ratio for any month during the Low Seasonality Period is less than 1.00x, the Seasonality Reserve Monthly Deposit will revert to the amount prior to reduction. Notwithstanding the foregoing, the aggregate amount in the Seasonality Reserve may not exceed $600,000.

Loan No. 25 – Atlantic Times Square – If AMC Theater has failed to renew the AMC management agreement (during the initial term or any subsequent renewal term thereof) on or before the date that is one (1) year prior to the then-current expiration of the AMC management agreement and no cure has occurred, then all excess cash flow is required to be deposited in the AMC

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Reserve for tenant improvement and leasing commission obligations incurred by the borrower with respect to the space, subject to a cap of $2,000,000.

(31)	Loan No. 11 – Westbrook Corporate Center – The TI/LC Reserve Account is subject to a $3,500,000 cap, which will be replenished at $1.01 per square foot per annum, $96,366 monthly, if the reserve balance falls below $1,500,000.
Loan No. 17 – 808 Olive Retail & Parking – The borrower is required to deposit an amount equal to $1,933 into the Replacement Reserve Account on each monthly payment date commencing on the payment date in June 2018 through the payment date in May 2026. Beginning on the monthly payment date in June 2026 and on each monthly payment date thereafter, the borrower is required to deposit an amount equal to $831 into the Replacement Reserve Account.

(32)	Loan No. 27 – Greentree Plaza – At origination, the borrower delivered a letter of credit in the amount of $400,000 from City National Bank, with an expiration date of March 15, 2019, in lieu of making a cash deposit into the Other Reserve at Closing ($) because the Mortgaged Property’s anchor tenant, Sportsman’s Warehouse, Inc., is not a credit tenant and executed a lease in October 2016 for its space following the bankruptcy of the prior tenant, Sports Authority. Such reserve is required to be released upon the first to occur of (i) the balance in the rollover reserve account (less any amounts requested for disbursement) equaling $400,000 and (ii) the borrower delivering evidence reasonably satisfactory to the lender that annual sales for the tenant are equal to or in excess of $7,706,600 and that the tenant is in occupancy, open for business, not subject to any bankruptcy proceedings or in default under its lease and paying full, unabated rent.

(33)	With respect to the Mortgage Loans identified below, the lender is insured under an environmental insurance policy obtained (i) in lieu of obtaining a Phase II Environmental Site Assessment, (ii) in lieu of providing an indemnity or guaranty from a sponsor or (iii) to address environmental conditions or concerns. For additional information, see “Risk Factors—Risks Related to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” and “Description of the Mortgage Pool – Mortgage Pool Characteristics – Environmental Considerations” in this prospectus.

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Maximum Policy Amount	Premium Paid in Full	Expiration Date
7	636 11th Avenue	$50,000,000	4.3%	$1,000,000	Yes	5/11/2031
19	Maple Street	$24,000,000	2.1%	$3,000,000	Yes	06/8/2031
30	Amsdell Belmont Self Storage	$14,100,000	1.2%	$2,000,000	Yes	06/30/2028

(34)	Loan No. 7 – 636 11th Avenue – The environmental site assessment (“ESA”) obtained at origination indicated that, based on the history of the Mortgaged Property, potential subsurface contamination in certain areas of the property could not be ruled out. The ESA recommended a new investigation to evaluate soil vapor concentrations and provided an estimated cost of $363,000 for investigation and the testing, design, installation and maintenance costs of a sub-slab depressurization system in the event constituent concentrations exceeded EPA guidance levels. At origination, the borrower obtained an environmental insurance policy. For additional information, see “Risk Factors—Risks Related to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” and “Description of the Mortgage Pool – Mortgage Pool Characteristics – Environmental Considerations” in this prospectus.

(35)	Loan No. 1 – Aventura Mall – The full names of the Carveout Guarantors are Simon Property Group, L.P., Jacquelyn Soffer and Jeffrey Soffer. The obligations and liabilities of the Carveout Guarantors under the nonrecourse carve-out guaranty are capped at $350,000,000 in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of lender’s rights under the guaranty.

(36)

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mezzanine Debt Cut-off Date Balance(1)	Annual Interest Rate on Mezzanine Loan(1)	Mezzanine Loan Maturity Date or ARD(1)	Intercreditor Agreement	Total Debt Cut-off Date LTV Ratio(2)	Total Debt U/W NCF DSCR(2)	Total Debt U/W NOI Debt Yield(2)
2	181 Fremont Street	$80,000,000	6.9%	$225,000,000	5.2400%	4/6/2028	Yes	75.2%	1.38x	6.2%
6	Aon Center	$50,000,000	4.3%	$141,500,000	5.2500%	7/1/2023	Yes	80.0%	1.35x	7.8%
15	JAGR Hotel Portfolio	$29,000,000	2.5%	$5,000,000	10.0000%	5/1/2023	Yes	73.5%	1.50x	10.3%
23	High Peaks	$18,978,480	1.6%	$4,000,000	9.5000%	6/1/2023	Yes	71.8%	1.74x	10.6%
(1)	The 181 Fremont Street Mezzanine Debt consists of a $175,000,000 senior mezzanine loan and a $50,000,000 junior mezzanine loan. The senior mezzanine loan has a 4.8800% coupon and the junior mezzanine loan has a 6.5000% coupon. The 181 Fremont Street Mezzanine Loans are interest-only for the full term of the loans and have an ARD and a stated maturity date that are coterminous with the 181 Fremont Street Whole Loan.

(2)	Calculated including and related pari passu companion loans and mezzanine debt.

A-1-20

(37)	Summary of Future Mezzanine Debt

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV	Combined Minimum Debt Yield
7	636 11th Avenue	$50,000,000	4.3%	Yes	2.28x	56.07%	NAP

8	Meridian Corporate Center	$45,705,000	3.9%	Yes	1.50x	69.9%	NAP

14	EOS 21	$30,000,000	2.6%	Yes	1.89x	65.0%	NAP

22	Kona Coast	$19,050,000	1.6%	Yes	1.27x	68.0%	8.0%

34	Park Santa Fe	$9,867,500	0.9%	Yes	1.46x	73.9%	9.3%

38	Hobby Lobby Palmdale	$7,000,000	0.6%	Yes	1.22x	69.0%	8.0%

A-1-21

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-2

CERTAIN POOL CHARACTERISTIC OF THE MORTGAGE LOANS
AND MORTGAGE PROPERTIES

Distribution of Cut-off Date Balances(1)
						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV(2)(3)(4)
$3,280,000	-	$7,499,999	7	$36,373,771	3.1%	5.0685%	104	1.59x	64.1%	57.8%
$7,500,000	-	$14,999,999	9	$99,522,153	8.6%	4.9270%	118	1.59x	64.1%	56.5%
$15,000,000	-	$24,999,999	11	$216,497,493	18.7%	5.0539%	113	1.56x	65.0%	57.5%
$25,000,000	-	$49,999,999	10	$342,286,862	29.5%	4.8041%	104	1.87x	60.8%	55.8%
$50,000,000	-	$115,000,000	7	$463,800,000	40.0%	4.0822%	112	2.65x	47.4%	46.8%
Total/Weighted Average			44	$1,158,480,279	100.0%	4.5806%	110	2.09x	56.6%	52.6%

Distribution of Mortgage Rates(1)
						Weighted Averages
Range of Mortgage Rates			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV(2)(3)(4)
3.5595%	-	3.9999%	4	$220,000,000	19.0%	3.6943%	111	2.93x	47.8%	47.8%
4.0000%	-	4.2499%	2	$165,000,000	14.2%	4.1066%	120	2.52x	45.4%	45.4%
4.2500%	-	4.4999%	1	$10,000,000	0.9%	4.3800%	118	2.23x	39.8%	39.8%
4.5000%	-	4.7499%	5	$156,305,000	13.5%	4.6099%	97	2.43x	48.4%	45.9%
4.7500%	-	4.9999%	15	$332,552,176	28.7%	4.8867%	118	1.57x	65.8%	58.9%
5.0000%	-	5.5500%	17	$274,623,103	23.7%	5.1955%	101	1.60x	64.7%	57.6%
Total/Weighted Average			44	$1,158,480,279	100.0%	4.5806%	110	2.09x	56.6%	52.6%

Property Type Distribution(1)(5)
					Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Number of Rooms/Units/NRA	Cut-off Date Balance per # of Rooms/Units/NRA	Mortgage Rate	Stated Remaining Term (Mos.)(2)	Occupancy	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV(2)(3)(4)
Office	19	$345,865,349	29.9%	7,813,657	$296	4.1899%	109	94.8%	2.54x	54.7%	52.1%
CBD	3	$180,000,000	15.5%	3,777,576	$408	4.0650%	102	96.6%	2.90x	44.4%	44.4%
Suburban	13	$156,155,681	13.5%	4,003,086	$166	4.2793%	117	92.9%	2.19x	66.0%	60.5%
Medical	3	$9,709,668	0.8%	32,995	$317	5.0663%	118	92.5%	1.54x	66.7%	58.5%
Retail	16	$312,033,442	26.9%	2,476,492	$729	4.6236%	117	90.2%	1.86x	55.6%	52.0%
Anchored(6)	13	$169,533,442	14.6%	1,244,320	$251	4.8948%	116	95.2%	1.48x	65.7%	59.2%
Super Regional Mall	1	$115,000,000	9.9%	1,217,508	$1,155	4.1213%	120	92.8%	2.58x	40.8%	40.8%
Unanchored	2	$27,500,000	2.4%	14,664	$1,890	5.0525%	112	48.7%	1.18x	55.0%	55.0%
Hospitality	10	$191,817,549	16.6%	2,367	$136,737	5.1545%	93	73.7%	1.87x	63.7%	56.6%
Full Service	7	$146,359,661	12.6%	2,008	$139,069	5.1237%	85	71.6%	1.89x	63.1%	57.0%
Select Service	2	$27,457,888	2.4%	212	$133,675	5.2398%	119	74.2%	1.83x	65.5%	54.4%
Limited Service	1	$18,000,000	1.6%	147	$122,449	5.2750%	119	90.1%	1.78x	65.2%	56.8%
Multifamily	7	$169,363,939	14.6%	3,371	$194,732	4.3100%	110	96.0%	2.40x	48.7%	45.8%
High Rise	2	$90,000,000	7.8%	1,701	$245,627	4.1395%	117	95.4%	2.95x	34.4%	34.4%
Mid Rise	2	$40,000,000	3.5%	1,211	$175,984	4.0050%	87	95.4%	1.95x	58.6%	58.6%
Garden	3	$39,363,939	3.4%	459	$97,417	5.0096%	117	98.1%	1.61x	71.7%	58.9%
Industrial	4	$72,300,000	6.2%	1,381,875	$98	5.0015%	120	93.4%	1.35x	68.0%	60.4%
Flex	3	$60,800,000	5.2%	1,347,475	$53	5.0211%	120	92.2%	1.36x	68.2%	60.2%
Warehouse	1	$11,500,000	1.0%	34,400	$334	4.8980%	120	100.0%	1.26x	66.8%	61.5%
Mixed Use	3	$53,000,000	4.6%	681,380	$187	4.9609%	118	88.2%	1.50x	57.7%	55.6%
Retail/Office/Parking	1	$27,000,000	2.3%	277,502	$97	5.0400%	118	84.7%	1.22x	54.5%	50.3%
Retail/Multifamily	1	$18,000,000	1.6%	379,376	$258	4.8450%	117	96.9%	1.86x	59.8%	59.8%
Office/Retail	1	$8,000,000	0.7%	24,502	$327	4.9550%	119	80.2%	1.61x	64.0%	64.0%
Self Storage	1	$14,100,000	1.2%	113,555	$124	5.0700%	119	87.8%	1.44x	62.2%	57.4%
Total/Weighted Average	60	$1,158,480,279	100.0%			4.5806%	110	89.8%	2.09x	56.6%	52.6%

A-2-1

Geographic Distribution(1)(5)

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV(2)(3)(4)
California	10	$273,100,000	23.6%	4.4123%	111	2.32x	50.2%	49.4%
Northern(7)	3	$138,450,000	12.0%	3.7913%	117	3.01x	40.5%	40.5%
Southern(7)	7	$134,650,000	11.6%	5.0508%	104	1.62x	60.2%	58.5%
Florida	3	$138,000,000	11.9%	4.2855%	118	2.49x	43.7%	42.6%
New York	6	$117,978,480	10.2%	4.6080%	108	1.91x	56.0%	54.8%
New York City	5	$99,000,000	8.5%	4.4719%	117	1.91x	55.4%	54.8%
New York State	1	$18,978,480	1.6%	5.3176%	59	1.93x	59.3%	55.0%
Illinois	2	$89,950,681	7.8%	4.7307%	86	2.43x	54.7%	48.9%
New Jersey	4	$87,300,000	7.5%	4.7897%	119	2.01x	49.8%	47.0%
Arizona	2	$69,867,500	6.0%	3.7446%	115	2.89x	60.5%	58.8%
North Carolina	11	$59,681,840	5.2%	4.6976%	117	1.59x	68.8%	60.6%
Oklahoma	2	$45,838,939	4.0%	4.9548%	117	1.48x	69.5%	55.6%
Ohio	4	$45,155,137	3.9%	5.0630%	119	1.46x	72.3%	61.3%
Tennessee	1	$39,951,402	3.4%	4.9400%	119	1.82x	60.8%	50.0%
Pennsylvania	2	$32,080,075	2.8%	5.2774%	119	1.62x	64.0%	55.8%
Virginia	1	$30,000,000	2.6%	3.8800%	77	1.86x	64.8%	64.8%
Texas	1	$27,429,779	2.4%	4.9200%	114	1.93x	69.4%	57.3%
Washington	2	$19,858,965	1.7%	4.7155%	117	1.51x	66.2%	57.3%
Hawaii	1	$19,050,000	1.6%	5.0880%	119	1.33x	68.0%	65.1%
Nevada	1	$15,050,000	1.3%	4.8850%	118	1.40x	69.4%	63.9%
Michigan	1	$10,673,611	0.9%	5.0960%	58	1.75x	66.7%	64.8%
Mississippi	1	$10,069,445	0.9%	5.0960%	58	1.75x	66.7%	64.8%
Montana	1	$9,477,814	0.8%	4.8600%	118	1.97x	65.8%	54.0%
Maryland	1	$8,256,945	0.7%	5.0960%	58	1.75x	66.7%	64.8%
Utah	1	$6,429,668	0.6%	5.0950%	118	1.32x	71.8%	59.4%
Kansas	1	$2,081,565	0.2%	5.0100%	119	1.96x	56.8%	56.8%
New Mexico	1	$1,198,435	0.1%	5.0100%	119	1.96x	56.8%	56.8%
Total/Weighted Average	60	$1,158,480,279	100.0%	4.5806%	110	2.09x	56.6%	52.6%

Distribution of Cut-off Date LTV Ratios(1)(3)(4)

				Weighted Averages
Range of LTV Ratios as of the Cut-off Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV(2)(3)(4)
29.8% - 54.9%	9	$401,000,000	34.6%	4.2306%	110	2.65x	40.6%	40.4%
55.0% - 59.9%	6	$181,258,480	15.6%	4.3621%	101	2.46x	58.1%	57.7%
60.0% - 64.9%	10	$184,251,402	15.9%	4.7303%	111	1.63x	63.0%	58.2%
65.0% - 69.9%	11	$261,469,507	22.6%	4.9593%	111	1.57x	67.6%	60.6%
70.0% - 75.0%	8	$130,500,890	11.3%	4.9898%	118	1.54x	72.8%	59.6%
Total/Weighted Average	44	$1,158,480,279	100.0%	4.5806%	110	2.09x	56.6%	52.6%

Distribution of Maturity Date or ARD LTV Ratios(1)(2)(3)(4)

				Weighted Averages
Range of LTV Ratios as of the Maturity Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV(2)(3)(4)
29.8% - 49.9%	8	$363,976,840	31.4%	4.1545%	109	2.81x	39.7%	39.1%
50.0% - 54.9%	5	$118,409,291	10.2%	5.0404%	119	1.55x	59.1%	51.9%
55.0% - 59.9%	16	$384,007,546	33.1%	4.6900%	110	2.00x	63.7%	57.5%
60.0% - 66.3%	15	$292,086,603	25.2%	4.7815%	107	1.53x	67.5%	63.4%
Total/Weighted Average	44	$1,158,480,279	100.0%	4.5806%	110	2.09x	56.6%	52.6%

A-2-2

Distribution of Underwritten NCF Debt Service Coverage Ratios(1)

				Weighted Averages
Range of Debt Service Coverage Ratios	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV(2)(3)(4)
1.17x - 1.44x	14	$232,743,771	20.1%	4.9879%	118	1.29x	64.6%	59.1%
1.45x - 1.49x	1	$13,976,840	1.2%	5.1000%	119	1.48x	65.3%	49.1%
1.50x - 1.74x	8	$200,212,119	17.3%	4.8219%	118	1.61x	69.2%	60.4%
1.75x - 1.99x	11	$220,547,549	19.0%	4.9060%	99	1.84x	64.0%	57.8%
2.00x - 2.49x	3	$91,000,000	7.9%	4.5751%	98	2.25x	55.5%	55.5%
2.50x - 3.14x	7	$400,000,000	34.5%	4.0266%	110	2.92x	41.6%	41.6%
Total/Weighted Average	44	$1,158,480,279	100.0%	4.5806%	110	2.09x	56.6%	52.6%

Original Terms to Maturity or ARD(1)(2)

				Weighted Averages
Range of Original Terms to Maturity	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV(2)(3)(4)
60	6	$137,478,480	11.9%	5.0254%	59	2.33x	53.1%	52.1%
84	1	$30,000,000	2.6%	3.8800%	77	1.86x	64.8%	64.8%
120	37	$991,001,800	85.5%	4.5401%	118	2.06x	56.9%	52.3%
Total/Weighted Average	44	$1,158,480,279	100.0%	4.5806%	110	2.09x	56.6%	52.6%

Distribution of Remaining Terms to Maturity or ARD(1)(2)

				Weighted Averages
Range of Remaining Terms to Maturity	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV(2)(3)(4)
58 - 60	6	$137,478,480	11.9%	5.0254%	59	2.33x	53.1%	52.1%
77 - 77	1	$30,000,000	2.6%	3.8800%	77	1.86x	64.8%	64.8%
114 - 120	37	$991,001,800	85.5%	4.5401%	118	2.06x	56.9%	52.3%
Total/Weighted Average	44	$1,158,480,279	100.0%	4.5806%	110	2.09x	56.6%	52.6%

Distribution of Underwritten NOI Debt Yields(1)(4)

				Weighted Averages
Range of NOI Debt Yields as of the Cut-off Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV(2)(3)(4)
7.2% - 7.9%	3	$57,500,000	5.0%	4.4408%	94	1.53x	60.1%	60.1%
8.0% - 9.9%	16	$271,943,771	23.5%	4.9428%	119	1.41x	64.9%	60.2%
10.0% - 11.9%	16	$602,219,681	52.0%	4.3138%	112	2.37x	53.5%	50.2%
12.0% - 13.9%	7	$149,387,049	12.9%	4.9728%	109	2.11x	56.0%	48.8%
14.0% - 15.5%	2	$77,429,779	6.7%	4.7311%	79	2.64x	50.6%	46.3%
Total/Weighted Average	44	$1,158,480,279	100.0%	4.5806%	110	2.09x	56.6%	52.6%

Amortization Types(1)

				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	Maturity Date or ARD LTV(2)(3)(4)
Interest Only	15	$428,480,000	37.0%	4.4507%	103	2.39x	46.6%	46.6%
Interest Only, then Amortizing	15	$311,897,500	26.9%	4.9161%	113	1.44x	66.5%	60.6%
Amortizing Balloon	11	$228,102,779	19.7%	5.0517%	113	1.72x	67.6%	55.4%
Interest Only, ARD	3	$190,000,000	16.4%	3.7574%	117	2.94x	49.8%	49.8%
Total/Weighted Average	44	$1,158,480,279	100.0%	4.5806%	110	2.09x	56.6%	52.6%

A-2-3

FOOTNOTES TO ANNEX A-2

(1)	The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF DSCR, U/W NOI Debt Yield and Cut-off Date Balance per Room/Unit/NRA calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	With respect to the ARD Loans, the Original Term to Maturity or ARD, Remaining Term to Maturity or ARD, LTV Ratio at Maturity or ARD, Stated Remaining Term (Mos.) and Maturity Date or ARD LTV are calculated through the related anticipated repayment date.

(3)	With respect to 10 Mortgage Loans, in aggregate, representing approximately 28.3% of the Initial Outstanding Pool Balance (including 181 Fremont Street, Aon Center, Meridian Corporate Center, 65 Bay Street, Crowne Plaza Dallas, 808 Olive Retail & Parking, High Peaks, Hampton Inn Lake Buena Vista, Shoppes at the Lakes Phase I and Courtyard – Missoula, MT), the Cut-off Date LTV and Maturity Date or ARD LTV has been calculated based on other than “As Is” appraised values. For additional information please see the “Description of the Mortgage Pool — Appraised Value” in the Prospectus as well as footnotes to Annex A-1 in the Prospectus.

(4)	With respect to the Aon Center Mortgage Loan representing approximately 4.3% of the Initial Outstanding Pool Balance and the 180 Bedford Avenue Mortgage Loan representing approximately 2.1% of the Initial Outstanding Pool Balance, the Cut-off Date LTV Ratio, Maturity Date or ARD LTV and Underwritten NOI Debt Yield are calculated based on the Cut-off Date Balance net of a related performance reserve.

(5)	Because this table presents information relating to the Mortgaged Properties and not the Mortgage Loans, the information for Mortgaged Properties that relate to Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts.

(6)	Includes anchored, super regional mall, single tenant and shadow anchored properties.

(7)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN
INFORMATION

A-3-1

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

AVENTURA MALL

VICTORIA'S SECRET

LOUIS VUITTON

amc 24

LOUIS VUITTON

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NORDSTROM

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A-3-2

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

A-3-3

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

A-3-4

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

A-3-5

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

A-3-6

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

FLORIDA'S TURNPIKE
W PEMBROKE RD
Pembroke Park
HALLANDALE BEACH BLVD
W HALLANDALE BEACH BLVD
Hallandale Beach
Golden Beach
SW 41ST ST
Andover
IVES DAIRY RD
Ives Estates
Aventura
Aventura Mall
19501 Biscayne Boulevard
Aventura, FL 33180
ATLANTIC OCEAN
OCEAN BLVD
Norland
North Miami Beach
Sunny Isles Beach
NE 163RD ST
BISCAYNE BLVD
North Miami
Sunrise
Weston
Fort Lauderdale
Davie
Pembroke Pines
Dania Beach
Hollywood
Miramar
Miami Gardens
Aventura
Hialeah
Miami Beach
Doral
Fontainebleau
Miami
Tamiami
Coral Gables

A-3-7

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

Mortgage Loan Information
Loan Seller(1):	JPMCB/GACC
Loan Purpose:	Refinance
Sponsors:	Simon Property Group, L.P.; Jacquelyn Soffer; Jeffrey Soffer
Borrower:	Aventura Mall Venture
Original Balance(2):	$115,000,000
Cut-off Date Balance(2):	$115,000,000
% by Initial UPB:	9.9%
Interest Rate:	4.12125%
Payment Date:	1st of each month
First Payment Date:	August 1, 2018
Maturity Date:	July 1, 2028
Amortization:	Interest Only
Additional Debt(2):	$1,291,700,000 Pari Passu Debt; $343,300,000 B-Notes
Call Protection(3):	L(24), D(89), O(7)
Lockbox / Cash Management:	Hard; Master Lease Rents (Soft Springing Hard) / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Bridge Rent and Reimbursements:	$6,776,765	$0
Outstanding Tenant Obligations:	$19,392,145	$0

Financial Information(2)
	Senior Notes	Whole Loan
Cut-off Date Balance / Sq. Ft.:	$1,155	$1,437
Balloon Balance / Sq. Ft.:	$1,155	$1,437
Cut-off Date LTV:	40.8%	50.7%
Balloon LTV:	40.8%	50.7%
Underwritten NOI DSCR:	2.63x	2.12x
Underwritten NCF DSCR:	2.58x	2.07x
Underwritten NOI Debt Yield:	11.0%	8.8%
Underwritten NCF Debt Yield:	10.8%	8.7%
Underwritten NOI Debt Yield at Balloon:	11.0%	8.8%
Underwritten NCF Debt Yield at Balloon:	10.8%	8.7%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Super Regional Mall
Collateral:	Fee Simple
Location:	Aventura, FL
Year Built / Renovated:	1983 / 1997, 1998, 2006 - 2008, 2017
Total Sq. Ft.:	1,217,508
Property Management:	TB All Fees Operating LP
Underwritten NOI(5):	$154,858,979
Underwritten NCF(5):	$151,571,708
Appraised Value:	$3,450,000,000
Appraisal Date:	April 16, 2018

Historical NOI
Most Recent NOI:	$118,291,397 (T-12 March 31, 2018)
2017 NOI:	$115,240,562 (December 31, 2017)
2016 NOI:	$110,653,403 (December 31, 2016)
2015 NOI:	$109,025,339 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy(6):	92.8% (February 14, 2018)
2017 Occupancy:	99.1% (December 31, 2017)
2016 Occupancy:	99.1% (December 31, 2016)
2015 Occupancy:	99.2% (December 31, 2015)
(1)	The Aventura Mall Whole Loan was co-originated by JPMCB, Wells Fargo Bank, National Association, DBNY and Morgan Stanley Bank, N.A.
(2)	The Aventura Mall Loan is part of a whole loan evidenced by 24 senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $1.41 billion and four subordinate notes, with an aggregate outstanding principal balance as of the Cut-off Date of $343.3 million. The Senior Notes Financial Information presented in the chart above reflects the Cut-off Date balance of the senior notes, but excludes the related subordinate notes. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date Balance of the senior notes and subordinate notes evidencing the Aventura Mall Whole Loan.
(3)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of August 1, 2018. Defeasance of the full $1.75 billion Aventura Mall Whole Loan is permitted after the date that is the earlier to occur of (i) August 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not occurred by August 1, 2021, the borrower is permitted to prepay the Aventura Mall with a yield maintenance premium, except that the borrower is required to defease any portion of the Aventura Mall Whole Loan that is more than two years from its securitization date. The assumed lockout period of 24 payments is based on the expected BMARK 2018-B4 securitization closing date in July 2018. The actual lockout period may be longer.
(4)	See “Initial Reserves” and “Ongoing Reserves” herein.
(5)	Underwritten NOI and Underwritten NCF are based on the February 14, 2018 rent roll, executed leases and lender adjustments. See “Cash Flow Analysis” herein.
(6)	Occupancy includes square footage to be leased by 12 tenants (33,813 sq. ft.) with leases out for signature that are covered under a master lease as described under – “Master Lease” herein.

A-3-8

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF (2)	% of Total U/W Base Rent	Lease Expiration(3)		Occupancy Cost
							Sales PSF
Zara(4)(5)	NR / NR / NR	34,454	2.8%	$119.58	2.9%	10/31/2029	$971	16.3%
Apple (2 Levels)(4)(6)	NR / Aa1 / AA+	20,218	1.7	$173.11	2.5	1/31/2030	$31,124	0.5%
H & M	NR / NR / NR	28,830	2.4	$117.09	2.4	1/31/2027	$666	18.4%
Abercrombie & Fitch	NR / NR / BB-	11,246	0.9	$281.38	2.2	1/31/2020	$1,555	20.9%
Victoria’s Secret	BB+ / Ba1 / BB+	18,387	1.5	$165.00	2.1	7/31/2026	$1,041	12.7%
Banana Republic	BB+ / Baa2 / BB+	16,857	1.4	$175.05	2.1	2/29/2020	$580	37.8%
Topshop(4)	NR / NR / NR	23,296	1.9	$122.00	2.0	10/31/2029	NAV	NAV
XXI Forever	NR / NR / NR	32,504	2.7	$75.82	1.7	6/30/2018	$381	22.6%
Restoration Hardware	NR / NR / NR	11,988	1.0	$200.17	1.7	2/28/2019	$2,150	11.4%
Champs Sports	NR / Ba1 / BB+	7,331	0.6	$323.94	1.7	5/31/2023	$1,555	22.8%
Louis Vuitton	WD / NR / A+	18,180	1.5	$110.00	1.4	11/30/2022	$1,989	7.8%
AMC Theatres(7)	B / B2 / B+	78,738	6.5	$23.50	1.3	8/31/2023	$703,921	10.6%
The Gap	BB+ / Baa2 / BB+	11,065	0.9	$165.00	1.3	7/31/2024	NAV	NAV
Gucci(8)	NR / NR / BBB+	8,383	0.7	$201.57	1.2	12/31/2026	$2,257	10.9%
Express	BB+ / Ba1 / BB+	11,320	0.9	$145.75	1.2	1/31/2022	$641	28.7%
Footlocker	NR / Ba1 / BB+	5,024	0.4	$319.30	1.1	2/28/2025	$1,238	29.3%
Mayor’s Jewelers	NR / NR / NR	3,447	0.3	$443.46	1.1	1/31/2024	$6,052	7.9%
J. Crew	NR / Caa2 / CCC+	7,750	0.6	$191.28	1.0	6/30/2020	$806	28.6%
Armani Exchange	NR / NR / NR	8,675	0.7	$168.16	1.0	1/31/2021	$924	23.0%
Michael Kors	BBB- / NR / BBB-	3,678	0.3	$393.93	1.0	9/30/2021	$1,013	46.7%
Subtotal / Wtd. Avg.		361,371	29.7%	$129.41	33.0%
Remaining Tenants		767,910	63.1	$123.55	67.0%
Vacant Space		88,227	7.2	NAP	NAP
Total / Wtd. Avg.		1,217,508	100.0%	$125.42	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	U/W Base Rent PSF reflects the following: (a) in-place leases based on the February 2018 rent roll, (b) contractual rent steps through June 2019 totaling $6.5 million including the $1.4 million contractual rent step that is scheduled to occur in August 2019 for the executed renewal of Victoria’s Secret (included in the Bridge Rent and Reimbursement Reserve) and (c) ground rent in an amount of approximately $1.3 million for tenants that own their improvements (Macy’s, Bloomingdale’s, Macy’s Men’s & Home and Nordstrom).

(3)	Certain tenants may have termination or contraction options due to co-tenancy provisions in the related leases (which may become exercisable prior to the originally stated expiration date of the tenant lease).

(4)	A full year of sales and occupancy costs are not available for Expansion Parcel tenants.

(5)	Zara was originally a tenant in the non-expansion portion of Aventura Mall, occupying approximately 19,000 sq. ft., before departing for Bal Harbour Shops in 2012. Zara has since returned to the Property and opened in the Expansion Parcel in November 2017. The TTM sales are based on the tenant’s annualized sales from November 2017 through April 2018.

(6)	Sales and Sales PSF for Apple are based on the tenant’s 6,303 sq. ft. space in the pre-existing portion of the Aventura Mall Property. Apple recently executed a lease for approximately 20,000 sq. ft. at the Expansion Parcel.

(7)	AMC Theatres Sales PSF number reflects sales per screen (24 screens).

(8)	Gucci sales PSF are based on only accessories and children’s inventory. There are no clothing sales at the subject store.

The following table presents certain information relating to the historical inline sales and occupancy costs at the Aventura Mall Property:

Historical Tenant Sales (PSF) and Occupancy Costs(1)(2)
	2015	2016	2017	TTM February 2018 Sales PSF	TTM February 2018 Occupancy Cost
Total In-Line
Comparable Sales PSF w/ Apple	$1,626	$1,544	$1,630	$1,681	13.0%
Comparable Sales PSF w/o Apple	$1,229	$1,114	$1,147	$1,162	18.9%

(1)	Not all tenants at the Aventura Mall Property are required to report sales.

(2)	Apple’s sales are based on the tenant’s 6,303 sq. ft. of space in the existing mall.

Historical and Current Occupancy(1)
	2008(2)	2009	2010	2011	2012	2013	2014	2015	2016	2017	Current
Occupancy - Excluding Anchors	84.1%	94.9%	95.2%	96.6%	94.9%	98.9%	97.8%	97.8%	97.3%	97.7%	91.4%
Occupancy - Including Anchors	93.3%	98.1%	98.2%	98.8%	98.2%	99.6%	99.2%	99.2%	99.1%	99.1%	92.8%
(1)	Historical and Current Occupancy is based on the average of each respective year. Current occupancy is based on the February 2018 rent roll, including recently executed leases and master leased tenants.

(2)	In 2008, occupancy declined due to a challenging corporate environment for several tenants including Stride Rite, Kay Bee Toys, The Sharper Image, Walden Books and Sigrid Olsen. 2008 occupancy as of December 31 was 87.9% and 96.1% for Occupancy – Excluding Anchors and Occupancy – Including Anchors, respectively.

A-3-9

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

Non-Owned Collateral Anchor Sales Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant GLA(2)	Gross Sales TTM Feb 2018	Sales per SF TTM Feb 2018
Macy’s (GL)	BBB / Baa3 / BBB-	299,011	$81,164,209	$271
Bloomingdales (GL)	BBB / Baa3 / BBB-	251,831	$105,328,660	$418
Macy’s (Men’s & Home) (GL)	BBB / Baa3 / BBB-	225,000	$41,967,714	$187
Nordstrom (GL)	BBB+ / Baa1 / BBB+	167,000	$53,536,758	$321

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Based on the underwritten rent roll dated February 14, 2018.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring(2)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM(3)	25	20,093	1.7%	20,093	1.7%	$124.31	1.8%	1.8%
2018	24	74,237	6.1%	94,330	7.7%	$113.86	6.0%	7.7%
2019	31	91,803	7.5%	186,133	15.3%	$134.82	8.7%	16.5%
2020	36	96,193	7.9%	282,326	23.2%	$191.02	13.0%	29.4%
2021	24	54,397	4.5%	336,723	27.7%	$251.59	9.7%	39.1%
2022	24	76,594	6.3%	413,317	33.9%	$169.31	9.2%	48.3%
2023	29	352,941	29.0%	766,258	62.9%	$47.98	12.0%	60.2%
2024	27	79,905	6.6%	846,163	69.5%	$166.60	9.4%	69.6%
2025	13	19,020	1.6%	865,183	71.1%	$271.45	3.6%	73.3%
2026	9	46,368	3.8%	911,551	74.9%	$169.47	5.5%	78.8%
2027	20	78,035	6.4%	989,586	81.3%	$136.36	7.5%	86.3%
2028	13	41,146	3.4%	1,030,732	84.7%	$148.89	4.3%	90.6%
Thereafter(4)	13	98,549	8.1%	1,129,281	92.8%	$134.43	9.4%	100.0%
Vacant	NAP	88,227	7.2%	1,217,508	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	288	1,217,508	100.0%			$125.42	100.0%
(1)	Number of leases expiring excludes approximately 30 temporary/kiosk tenants who operate under short term leases.

(2)	Annual U/W Base Rent reflects the following: (a) in-place leases based on the February 2018 rent roll, (b) contractual rent steps through June 2019 totaling approximately $6.5 million including the $1.4 million contractual rent step that is scheduled to occur in August 2019 for the executed renewal of Victoria’s Secret (included in the Bridge Rent and Reimbursements Reserve), and (c) ground rent in an amount of approximately $1.3 million for tenants that own their improvements (Macy’s, Bloomingdale’s, Macy’s Men’s & Home and Nordstrom).

(3)	MTM includes temporary tenants.

(4)	2029 and beyond includes the recently executed Apple lease sq. ft. and lease expiration for the Expansion Parcel.

The Loan. The Aventura Mall loan (the “Aventura Mall Loan”) is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $1.75 billion (the “Aventura Mall Whole Loan”), which whole loan is secured by a first mortgage lien on the borrower’s fee interest in an approximately 1.2 million sq. ft. super regional mall in Aventura, Florida. The Aventura Mall Whole Loan is comprised of (i) a senior loan, comprised of 24 pari passu notes with an aggregate principal balance as of the Cut-off Date of $1,406.7 million, two of which, Note A-2-A-1 (JPMCB) and Note A-2-B-3 (GACC), with an outstanding principal balance as of the Cut-off Date of $75.0 million and $40.0 million, respectively, are being contributed to the Benchmark 2018-B4 Trust and constitute the Aventura Mall Loan, and the remaining notes have been or are expected to be contributed to other securitization trusts and (ii) a subordinate companion loan, comprised of four pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $343.3 million (collectively, the “Aventura Mall Subordinate Companion Loan”), each as described below. The relationship between the holders of the Aventura Mall Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—Aventura Mall Whole Loan” in the Prospectus. The Aventura Mall Whole Loan has a 10-year term and will be interest-only for the term of the loan. The most recent prior financing of the Aventura Mall property was included in the AVMT 2013-AVM securitization.

A-3-10

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2-A-1, A-2-B-3	$115,000,000	$115,000,000	Benchmark 2018-B4	No
A-1-A, A-1-B, A-1-C, A-1-D	$406,700,000	$406,700,000	Aventura Mall Trust 2018-AVM	Yes(1)
A-2-A-2, A-2-A-3, A-2-A-4, A-2-A-5	$265,000,000	$265,000,000	JPMCB	No
A-2-B-1, A-2-B-2, A-2-B-4, A-2-B-5	$180,000,000	$180,000,000	GACC	No
A-2-C-1, A-2-C-2, A-2-C-3, A-2-C-4, A-2-C-5	$220,000,000	$220,000,000	MSMCH	No
A-2-D-1, A-2-D-2, A-2-D-3, A-2-D-4, A-2-D-5	$220,000,000	$220,000,000	WFB	No
Total Senior Notes	$1,406,700,000	$1,406,700,000
B-1, B-2, B-3, B-4	$343,300,000	$343,300,000	Aventura Mall Trust 2018-AVM	Yes(1)
Total	$1,750,000,000	$1,750,000,000
(1)	All notes held under Aventura Mall Trust 2018-AVM together constitute the controlling noteholders for the Aventura Mall Whole Loan.

The Aventura Mall Whole Loan has a 10-year initial term and is interest-only. The Aventura Mall Whole Loan has a remaining term of 120 months as of the Cut-off Date. The Aventura Mall Whole Loan accrues interest at a fixed annual rate equal to 4.12125%. The Aventura Mall Whole Loan proceeds were used to refinance existing CMBS and construction debt (held by a J.P. Morgan entity), cover defeasance costs, fund outstanding landlord obligations in connection with recent leasing, pay closing costs, and return equity to the Aventura Mall Borrower. Based on the “as is” appraised value of $3.45 billion as of April 16, 2018, the Whole Loan Cut-off Date LTV Ratio is 50.7%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$1,750,000,000	100.0%	Existing CMBS Mortgage Loan Payoff	$1,230,695,723	70.3%
			Construction Debt Payoff (Expansion)	$200,853,019	11.5%
			Upfront Reserves	$26,168,910	1.5%
			Closing Costs	$13,967,630	0.8%
			Return of Equity	$278,314,718	15.9%
Total Sources	$1,750,000,000	100.0%	Total Uses	$1,750,000,000	100.0%

The Borrower / Sponsor. The borrower is Aventura Mall Venture, a Florida general partnership structured to be a bankruptcy remote entity with two independent directors in its organizational structure (the “Aventura Mall Borrower”). The loan sponsors and nonrecourse carveout guarantors are Jacquelyn Soffer and Jeffrey Soffer (the “Turnberry Guarantors”) and Simon Property Group, L.P. (the “Simon Guarantor”, and together with the Turnberry Guarantors, the “Guarantors”). The liability of the Guarantors for breaches or violations of the non-recourse carveout provisions in the loan documents is capped at $350.0 million plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. The liability as between the Turnberry Guarantors and the Simon Guarantor will be several but not joint.

Turnberry, which is under the control of the Turnberry Guarantors, is a privately held group of companies which engage in real estate development, property management and various investments in retail, residential, hotel, resort and office properties.

Simon Property Group, L.P. is a global leader in the ownership of shopping, dining, entertainment and mixed-use destinations and part of an S&P 100 company (Simon Property Group, NYSE:SPG).

The Property. Aventura Mall is an approximately 2.2 million sq. ft., super regional mall that was developed by Turnberry in 1983 and subsequently expanded and renovated in 1997, 1998, 2006-2008 and 2017. Of the 2.2 million sq. ft., 1,217,508 sq. ft. serves as collateral for the Aventura Mall Whole Loan (the “Aventura Mall Property”) which collateral also includes four anchor pad sites ground leased from the Aventura Mall Borrower. The collateral does not include 942,842 sq. ft. of tenant-owned anchor improvements on those sites.

The Aventura Mall is located approximately 17 miles from downtown Miami and is surrounded by master-planned residential areas including Turnberry Isle, Porto Vita and the Waterways of Biscayne Bay. The Aventura Mall is the largest mall in Florida and the third largest mall in the United States. According to the appraisal, the Aventura Mall is the second most-visited shopping center in the United States with more than 28 million annual visitors. The Aventura Mall is anchored by a number of traditional mall anchors, including Macy’s, Bloomingdale’s, Macy’s Men’s & Home, Nordstrom and J.C. Penney Co., as well as a number of non-traditional mall anchors. The Aventura Mall has a mix of luxury, bridge to luxury and mass market tenants that appeal to a variety of shoppers.

The Aventura Mall Property is currently 92.8% leased as of February 14, 2018. According to the appraisal, the Aventura Mall Property is one of the top-performing malls in the U.S., with comparable in-line sales of $1,681 PSF and total gross reported sales of approximately $1.2 billion as of the trailing twelve months ending February 2018.

In November 2017, the owners of the Aventura Mall Borrower opened a new 225,641 sq. ft. expansion (the “Expansion Parcel”) at a cost of a $230.0 million, which is included in the collateral for the Aventura Mall Whole Loan. The Expansion Parcel features an approximately 20,000 sq. ft., two-level Apple store along with Tesla, Topshop, Zara, Serafina and Shake Shack. The Expansion Parcel is currently 72.2% leased.

A-3-11

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

Environmental Matters. The Phase I environmental report, dated April 27, 2018, recommended no further action at the Aventura Mall Property.

The Market. Regional access to Aventura Mall is provided by I-95 and Biscayne Boulevard (U.S. Highway 1). The William Lehman Causeway, which connects the beach areas with U.S. Highway 1, also provides access to the Aventura Mall. The Aventura Mall is located approximately 17 miles from downtown Miami and is surrounded by Turnberry Isle, Porto Vita and the Waterways of Biscayne Bay. According to the appraisal, as of year-end 2017, Aventura Mall’s local trade area within a 15 mile radius is home to over 2.3 million people with an average income of $66,306.

As a destination retail mall north of Miami, Aventura Mall also appeals to a large international customer base, primarily from South America, Mexico and Europe.

Population	Trade Area	Florida	USA
2017 Population	6,064,172	20,484,696	325,227,741
Households	Trade Area	Florida	USA
2017 Estimated # of Households	2,270,759	8,032,734	122,737,174
2017 Average Household Income	$76,440	$71,422	$81,217
Source: Appraisal.

The appraiser considered six retail centers in the Miami MSA as the competitive set for the Aventura Mall Property. Three of the properties, Bal Harbour Shops, Sawgrass Mills and Dadeland Mall, are considered primary competition. The primary competition ranges from 460,000 sq. ft. to approximately 2.4 million sq. ft. and is located between 4.7 and 22.0 miles from the Aventura Mall Property. Pembroke Lakes Mall, Galleria Mall and Dolphin Mall are considered secondary competition. The secondary competition ranges from 955,000 sq. ft. to approximately 1.4 million sq. ft. and is located between 11.0 and 16.0 miles from the Aventura Mall Property.

Directly Competitive Buildings(1)
Property	Location	Rentable Area (sq. ft.)	Year Built / Renovated	Distance From Property (Miles)
Aventura Mall	Aventura, Florida	2,156,203	1983 / 2017	N/A
Bal Harbour Shops	Bal Harbour, Florida	460,000	1965 / 2008	4.7
Sawgrass Mills	Sunrise, Florida	2,384,000	1990 / 2006	19.0
Dadeland Mall	Kendall, Florida	1,488,000	1962 / 2013	22.0
Pembroke Lakes Mall	Pembroke Pines, Florida	1,136,000	1992 / 1998	11.0
Galleria Mall	Fort Lauderdale, Florida	955,000	1980 / 2005	13.0
Dolphin Mall	Miami, Florida	1,403,000	2001 / 2010	16.0
(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	2017	T-12 3/31/2018	U/W	U/W (PSF)
Base Rent(1)	$99,418,818	$103,197,968	$106,500,453	$109,896,747	$141,638,194	$116.33
Potential Income from Vacant Space	0	0	0	0	13,640,745	$11.20
Percentage Rent	5,466,448	4,115,391	3,447,721	3,326,930	3,627,027	$2.98
Total Reimbursement Revenue	26,727,546	26,287,600	27,329,454	28,195,516	32,253,113	$26.49
Specialty Leasing Income	3,536,265	3,076,589	4,453,595	4,900,785	3,805,199	$3.13
Other Income(2)	3,628,986	3,701,438	3,994,113	4,090,769	4,156,114	$3.41
Less: Vacancy and Credit Loss	(272,229)	(422,401)	(438,454)	(634,418)	(13,640,745)	($11.20)
Effective Gross Income	$138,505,834	$139,956,585	$145,286,882	$149,776,330	$185,479,647	$152.34
Total Expenses	29,480,495	29,303,182	30,046,320	31,484,933	30,620,668	25.15
Net Operating Income	$109,025,339	$110,653,403	$115,240,562	$118,291,397	$154,858,979	$127.19
TI/LC	0	0	0	0	3,043,770	$2.50
Capital Expenditures	0	0	0	0	243,502	$0.20
Net Cash Flow	$109,025,339	$110,653,403	$115,240,562	$118,291,397	$151,571,708	$124.49
(1)	The increase in U/W Base Rent from T-12 3/31/2018 is primarily driven by the inclusion of the executed leases on the new Expansion Parcel which opened in November 2017 and is based on the February 2018 annualized rent roll. U/W Base Rent also includes $1.3 million of ground rent paid by Bloomingdales, Macy’s, Macy’s Men’s & Home, and Nordstrom and approximately $3.4 million of master lease rent for current leases that are out for signature. Contractual rent steps were underwritten through June 2019 totaling approximately $6.5 million, including the $1.4 million contractual rent step for the executed renewal of Victoria’s Secret that is scheduled to occur in August 2019 (included in the Bridge Rent and Reimbursements Reserve).

(2)	Other Income includes fee income (revenues associated with license fees and valet management fees), and miscellaneous revenues (revenue associated with commissions, late charges, and other miscellaneous sources).

A-3-12

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

Property Management. The Aventura Mall Property is currently managed by TB All Fees Operating LP (the “Property Manager”), which is an affiliate of the Turnberry Guarantors. In addition, the Property Manager is currently the leasing agent under a separate leasing agreement with the Aventura Mall Borrower. Turnberry Aventura Mall Company, Ltd., an affiliate of the Turnberry Guarantors, and SDG Aventura Limited Partnership, an affiliate of the Simon Guarantor, have joint approval rights with respect to certain major decisions of the Aventura Mall Borrower relating to the Aventura Mall Property.

Lockbox / Cash Management. The Aventura Mall Whole Loan is structured with a hard lockbox and springing cash management. The Aventura Mall Borrower is required to notify each tenant under each lease (except the master leases) that has not received instructions from the Aventura Mall Borrower to send all payments of rents directly to the lender-controlled lockbox account at Wells Fargo Bank, National Association. Provided no Lockbox Event (as defined below) has occurred, all sums in the lockbox account are required to be transferred daily to an account designated by the Aventura Mall Borrower. In the event a Lockbox Event has occurred and is continuing, all funds in the lockbox account are required to be swept weekly into a cash management account controlled by the lender. In the event a Lockbox Event is caused only by the occurrence of a DSCR Trigger Event, all funds in the cash management account will be applied by the lender each business day to payments of taxes, insurance, debt service, operating expenses, capital expenditure reserves and any remaining funds in the cash management account are required to be released to the Aventura Mall Borrower only to the extent necessary to reimburse the Aventura Mall Borrower for extraordinary expenses approved by the lender. All additional funds in the cash management account will be held by the lender as additional collateral for the Aventura Mall Whole Loan. In the event any Lockbox Event other than the DSCR Trigger Event has occurred and is continuing, all amounts in the cash management account may be applied in the lender’s sole discretion. In addition, following the occurrence and during the continuance of a Lockbox Event or a DSCR Trigger Event, all master lease rents are also required to be deposited into the lockbox account.

A “Lockbox Event” means the occurrence of (a) an event of default under the loan agreement, (b) the bankruptcy or insolvency of the Aventura Mall Borrower, (c) the bankruptcy or insolvency of the Property Manager except where such bankruptcy or insolvency does not result in the cash or bank accounts associated with the Aventura Mall Property being subsumed in such proceedings or result in a material adverse effect upon the operations of the Aventura Mall Property or the value or security of the lender’s lien, or (d) if the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) for the Aventura Mall Whole Loan falls below 1.35x for two consecutive quarters (a “DSCR Trigger Event”).

Initial and Ongoing Reserves. If the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) falls below 1.50x for two consecutive calendar quarters (among other conditions in certain cases), monthly escrows for real estate taxes in the amount of 1/12 of projected annual property taxes, insurance premiums in the amount of 1/12 of projected annual insurance premiums (also waived if blanket policy in place and there is no event of default continuing), replacement funds (approximately $20,292 monthly (or $0.20 PSF annually), subject to a cap of $487,003) and tenant rollover funds (approximately $253,647 monthly (or $2.50 PSF annually), subject to a cap of $6,087,540) are required.

At closing, the Aventura Mall Borrower deposited $6,776,765 for certain free rent credits remaining in connection with certain leases at the Aventura Mall Property and $19,392,145 for certain outstanding tenant improvement allowances and/or leasing commissions due in connection with certain leases at the Aventura Mall Property.

Current Mezzanine Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Master Lease. The Aventura Mall Borrower entered into a master lease (the “Master Lease”) at closing with the Guarantors and Turnberry Retail Holding, L.P., which Master Lease covers a certain portion of the Aventura Mall Property that is currently not occupied. The Master Lease provides for payment of rent in an annual amount up to $3,426,159. The Master Lease covers the spaces for 12 proposed tenants with leases that are out for signature or which are otherwise not occupied prior to the loan origination. The Master Lease provides for a reduction of rent as third-party tenants sign leases, take occupancy of space and commence paying rent in the premises covered by the Master Lease (as well as tenants signing leases in any portion of the Aventura Mall Property, including the space under the Master lease, to the extent the total annualized lease payments (excluding Master Lease rents) exceed $178,400,000. The term will expire on the earliest to occur of (a) 10 years after loan maturity, (b) the earlier of the date on which the annual rent under the Master Lease is reduced to zero or the date on which the annualized total lease payments from tenants at the Aventura Mall Property (not including percentage rent) exceeds $181,850,000 or (c) following the exercise of the master lessees’ cancellation option after a lender foreclosure or deed-in-lieu of foreclosure. The Master Lease equals 1.8% of the approximately $185.5 million of underwritten effective gross income.

Redevelopment Rights. If J.C. Penney Co. or any of Macy’s, Bloomingdales, Macy’s (Men’s & Home) or Nordstrom (each, a “Department Store”) ceases operations or seeks to assign its lease in any manner not expressly permitted thereunder, the Aventura Mall Borrower has the right to enter into a ground lease with a third party or an affiliate of the Aventura Mall Borrower and obtain a release of the lien on the ground leasehold interest in such J.C. Penney Co. or Department Store parcel so long as certain conditions in the loan agreement are satisfied, including (i) the ground lease is in form and substance reasonably acceptable to the lender, including that the rent to be paid thereunder is not less than the rent payable by J.C. Penney Co. or the Department Store immediately prior to such new lease, (ii) the tenant or the guarantor of such ground lease is a creditworthy person acceptable to the lender, (iii) no event of default is continuing, (iv) delivery of a rating agency confirmation, (v) if material work is being performed, delivery of a completion guaranty (or a collateral assignment of a completion guaranty in favor of Borrower) from a credit-worthy entity acceptable to the lender, (vi) the term of the ground lease expires no less than 20 years after the maturity of the Aventura Mall Loan, and (vii) compliance with the “anti-poaching” conditions set forth in the loan

A-3-13

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 1 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$115,000,000 40.8% 2.58x 11.0%

agreement. In lieu of entering into a new ground lease, the loan documents permit an affiliate of the Aventura Mall Borrower to accept an assignment of the existing leasehold interest, provided that the Aventura Mall Borrower satisfies the requirements in the loan documents including, without limitation, condition (i) above. J.C. Penney Co. has six, five-year renewal options remaining (each requiring 12 months’ notice).

The borrower is also permitted to (a) release (i) immaterial or non-income producing portions of the Aventura Mall Property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of the Aventura Mall Property for dedication or public use and (ii) non-income producing portions of the Aventura Mall Property (including, without limitation, certain outparcels containing parking areas (the “Parking Lot Outparcels”) and portions of the “ring road”) to third parties or affiliates of the Aventura Mall Borrower, and (b) dedicate portions of the Aventura Mall Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes.

A-3-14

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A-3-15

181 Fremont Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 2 181 Fremont Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 39.6% 3.14x 11.8%

A-3-16

181 Fremont Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 2 181 Fremont Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 39.6% 3.14x 11.8%

A-3-17

181 Fremont Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 2 181 Fremont Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 39.6% 3.14x 11.8%

A-3-18

181 Fremont Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 2 181 Fremont Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 39.6% 3.14x 11.8%

Mortgage Loan Information
Loan Seller(1):	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Joseph K. Paul
Borrower:	181 Fremont Office LLC
Original Balance(2):	$80,000,000
Cut-off Date Balance(2):	$80,000,000
% by Initial UPB:	6.9%
Interest Rate(3):	3.7086%
Payment Date:	6th of each month
First Payment Date:	May 6, 2018
Anticipated Repayment Date:	April 6, 2028
Final Maturity Date:	April 6, 2031
Amortization(3):	Interest Only, ARD
Additional Debt(2)(4):	$170,000,000 Pari Passu Debt; $225,000,000 Mezzanine Loans
Call Protection(5):	L(23), YM1(4), DorYM1(86),O(7)
Lockbox / Cash Management:	Hard / In Place

Reserves(6)
	Initial	Monthly
Taxes:	$0	$509,418
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$42,717,266	$0
Free Rent:	$68,379,092	$0
Lease Sweep:	$0	Springing

Financial Information
	Whole Loan(7)	Total Debt(8)
Cut-off Date Balance / Sq. Ft.:	$573	$1,089
Balloon Balance / Sq. Ft.:	$573	$1,089
Cut-off Date LTV:	39.6%	75.2%
Balloon LTV:	39.6%	75.2%
Underwritten NOI DSCR:	3.15x	1.38x
Underwritten NCF DSCR:	3.14x	1.38x
Underwritten NOI Debt Yield:	11.8%	6.2%
Underwritten NCF Debt Yield:	11.8%	6.2%
Underwritten NOI Debt Yield at Balloon:	11.8%	6.2%
Underwritten NCF Debt Yield at Balloon:	11.8%	6.2%
(1)	The 181 Fremont Street Whole Loan (as defined in “The Loan” below) was originated by Deutsche Bank AG, acting through its New York Branch and Barclays Bank PLC.

(2)	The 181 Fremont Street Loan is part of a whole loan evidenced by seven pari passu notes with an aggregate outstanding principal balance of $250.0 million. The Financial Information presented in the chart above reflects the $250.0 million aggregate Cut-off Date Balance of the 181 Fremont Street Whole Loan.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	San Francisco, CA
Year Built / Renovated:	2018 / NAP
Total Sq. Ft.:	436,332
Property Management:	Paul Holdings, Inc.
Underwritten NOI:	$29,569,663
Underwritten NCF:	$29,482,397
Appraised Value(9):	$632,000,000
Appraisal Date(9):	March 1, 2021

Historical NOI(10)
Most Recent NOI:	NAP
2017 NOI:	NAP
2016 NOI:	NAP
2015 NOI:	NAP

Historical Occupancy(10)
Most Recent Occupancy:	100.0% (July 6, 2018)
2017 Occupancy:	NAP
2016 Occupancy:	NAP
2015 Occupancy:	NAP
(3)	The 181 Fremont Street Whole Loan has an anticipated repayment date of April 6, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of April 6, 2031. From and after the Anticipated Repayment Date, the 181 Fremont Street Whole Loan accrues interest at a fixed rate that is equal to the greater of (i) 3.7086% (the “Initial Interest Rate”) plus 1.5000%, (ii) the 10-year swap rate as of the ARD plus 2.4146% or (iii) when applicable, the default rate as defined in the 181 Fremont Street Whole Loan documents (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued Interest”) will be deferred. In addition, from and after the ARD, all excess cash flow from the 181 Fremont Street Property after the payment of reserves, interest calculated at the Initial Interest Rate, debt service on the 181 Fremont Street Mezzanine Loans and operating expenses will be applied (i) first to repay the principal balance of the 181 Fremont Street Whole Loan and (ii) second to the payment of Accrued Interest.

(4)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(5)	The lockout period will be at least 23 payments beginning with and including the first payment date of May 6, 2018. Defeasance of the 181 Fremont Street Mortgage Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) March 29, 2021. The assumed lockout period applicable to defeasance of 27 payments is based on the expected Benchmark 2018-B4 securitization closing date in July 2018. The actual lockout period may be longer. The borrower is also permitted to prepay the 181 Fremont Street Whole Loan on or after the payment date in April 2020 with a payment of a yield maintenance premium.

(6)	See “Initial and Ongoing Reserves” herein.

(7)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the 181 Fremont Street Whole Loan.

(8)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Total Debt in the aggregate total debt amount of $475.0 million, which includes $225.0 million of mezzanine debt.

(9)	The Appraised Value shown is a prospective market value at stabilization that assumes the 181 Fremont Street Property achieves stabilization as of March 1, 2021, the date upon which all free rent burns off. The “As-Is” Appraised Value is $461,000,000 as of February 28, 2018 and is inclusive of deductions for free rent, tenant improvement and leasing commission (“TI/LC”) obligations, which equates to a Cut-off Date LTV Ratio and Balloon LTV of 54.2%. At loan origination, the borrower deposited upfront reserves equal to $111,096,358 for such contractual TI/LC obligations and free rent. In addition, the appraiser concluded a “hypothetical go dark” appraised value of $522.0 million as of February 28, 2018, which equates to a loan-to-dark value ratio of 47.9%.

(10)	Historical NOI and Occupancy are not available as the 181 Fremont Street Property was built in 2018.

A-3-19

181 Fremont Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 2 181 Fremont Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 39.6% 3.14x 11.8%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent	Lease Expiration(3)

Facebook	NR / NR / NR	436,332	100.0%	$72.22	100.0%	2/28/2031
Total / Wtd. Avg. Occupied		436,332	100.0%	$72.22	100.0%
Vacant		0	0.0%
Total		436,332	100.0%

(1)	Based on the underwritten rent roll as of July 6, 2018.

(2)	U/W Base Rent PSF includes $4,546,579 of straight-line rent through the expiration date of the Facebook lease. The current annual base rent PSF as of the closing date is $61.80.

(3)	Facebook has two, five-year lease renewal options.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2028	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	1	436,332	100.0%	436,332	100.0%	$72.22	100.0%	100.0%
Vacant	NAP	0	0.0%			NAP	NAP
Total / Wtd. Avg.	1	436,332	100.0%			$72.22	100.0%

(1)	Based on the underwritten rent roll dated July 6, 2018.

(2)	Annual U/W Base Rent PSF includes $4,546,579 of straight-line rent through the expiration date of the Facebook lease. The current annual base rent PSF as of the closing date is $61.80.

The Loan. The 181 Fremont Street loan (the “181 Fremont Street Loan”) is secured by a first mortgage lien on the borrower’s fee simple interest in the Class A office condominium portion of 181 Fremont Street in San Francisco, California (the “181 Fremont Street Property”). The 181 Fremont Street Loan is evidenced by the controlling Note A-1 and non-controlling Note A-4 with an aggregate Original and Cut-off Date Balance of $80.0 million. The 181 Fremont Street Loan is part of a whole loan (the “181 Fremont Street Whole Loan”) with an Original and Cut-off Date Balance of $250.0 million, which is evidenced by seven pari passu notes, each as described below. Only the 181 Fremont Street Loan will be contributed to the Benchmark 2018-B4 Trust. The remaining notes are currently held by the parties described in the “Total Debt Summary” chart below and have been or are expected to be contributed to one or more securitization trusts.

The relationship between the holders of the 181 Fremont Street Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans” in the Prospectus.

Total Debt Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-4	$80,000,000	$80,000,000	Benchmark 2018-B4	Yes
A-2	$58,000,000	$58,000,000	BANK 2018-BNK12	No
A-6-1	$30,000,000	$30,000,000	WFCM 2018-C44	No
A-3	$22,000,000	$22,000,000	Wells Fargo Bank, N.A.	No
A-5	$40,000,000	$40,000,000	DBNY	No
A-6-2	$20,000,000	$20,000,000	Barclays Bank PLC	No
Whole Loan Amount	$250,000,000	$250,000,000
Senior Mezzanine Loan	$175,000,000	$175,000,000
Junior Mezzanine Loan	$50,000,000	$50,000,000
Total Debt	$525,000,000	$525,000,000

A-3-20

181 Fremont Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 2 181 Fremont Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 39.6% 3.14x 11.8%

The 181 Fremont Street Whole Loan was co-originated on March 29, 2018 by Deutsche Bank AG, acting through its New York Branch and Barclays Bank PLC. The 181 Fremont Street Whole Loan had an aggregate original principal balance of $250,000,000, has an aggregate outstanding principal balance as of the Cut-off Date of $250,000,000 and accrues interest at an interest rate of 3.7086% per annum through the Anticipated Repayment Date. The ARD is April 6, 2028 and the final maturity date is April 6, 2031. In the event that the 181 Fremont Street Whole Loan is not repaid in full on or prior to the ARD, the 181 Fremont Street Whole Loan will accrue interest at a per annum rate equal to the greater of (a) the Initial Interest Rate plus 1.5000%, (b) the 10-year swap rate as determined in the 181 Fremont Street Whole Loan documents on the ARD plus 2.4146% or (c) when applicable, the default rate as defined in the 181 Fremont Street Whole Loan documents; however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate will be deferred. In addition, from and after the ARD, all excess cash flow from the 181 Fremont Street Property after the payment of reserves, interest calculated at the Initial Interest Rate, debt service on the 181 Fremont Street Mezzanine Loans and operating expenses will be applied (i) first to repay the principal balance of the 181 Fremont Street Whole Loan and (ii) second to the payment of Accrued Interest.

The 181 Fremont Street Whole Loan proceeds of $250.0 million, in addition to an aggregate of $225.0 million in mezzanine debt and approximately $0.7 million in borrower sponsor equity, were used to (i) payoff existing debt of approximately $362.9 million, (ii) fund upfront reserves of approximately $111.1 million and (iii) pay closing costs of approximately $1.7 million. Based on the “As-Stabilized” appraised value of $632.0 million as of March 1, 2021, the Cut-off Date LTV Ratio for the 181 Fremont Street Whole Loan is 39.6%. Based on the “As-Is” appraised value of $461.0 million as of February 28, 2018, which is inclusive of deductions for free rent, tenant improvement and leasing commission obligations, the Cut-off Date LTV Ratio for the 181 Fremont Street Whole Loan is 54.2%. In addition, the appraiser concluded a “hypothetical go dark” appraised value of $522.0 million as of February 28, 2018, which equates to a loan-to-dark value ratio of 47.9%.

The most recent prior financing of the 181 Fremont Street Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount	$250,000,000	52.6%	Loan Payoff	$362,943,921	76.3%
Mezzanine Loans	$225,000,000	47.3%	Reserves	$111,096,358	23.4%
Borrower Sponsor Equity	$695,692	0.1%	Closing Costs	$1,655,413	0.3%
Total Sources	$475,695,692	100.0%	Total Uses	$475,695,692	100.0%

The Borrower / Borrower Sponsor. The borrower is 181 Fremont Office LLC, a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. The borrower sponsor of the 181 Fremont Street Whole Loan is Joseph K. Paul, the founder of the Jay Paul Company, a privately held real estate firm based in San Francisco, California. Founded in 1975, the Jay Paul Company concentrates on the acquisition, development, and management of commercial properties throughout California. The Jay Paul Company has developed over 11.0 million sq. ft. of institutional quality space with an additional 6.0 million sq. ft. of space in its development pipeline. The Jay Paul Company has built projects for Google, Apple, Amazon, Motorola, Microsoft, Northrop Grumman, HP, Ariba, Synopsys, Rambus, Nokia and Dreamworks, among others. The non-recourse carveout guarantor is Paul Guarantor LLC, a Delaware limited liability company that is wholly owned by the Jay Paul Revocable Living Trust, of which Joseph K. Paul is the trustee and grantor.

The Property. The 181 Fremont Street Property comprises the office condominium portion of a 57-story Class A, LEED Platinum tower constructed in 2018 and located in downtown San Francisco, California (see “Condominium” section below). The 181 Fremont Street tower consists of 654,698 sq. ft. of total gross building area, with 436,332 sq. ft. allocated to office space on the first 38 stories (collateral for the 181 Fremont Street Whole Loan) and 120,457 sq. ft. of space allocated to 67 luxury market rate residential units on floors 39 to 57 (non-collateral). The 181 Fremont Street tower is over 800 feet tall and offers unobstructed views of the San Francisco Bay and the waterfront.

As of July 6, 2018, the 181 Fremont Street Property was 100.0% leased to Facebook, Inc. (“Facebook”) on a triple-net basis through February 2031, with two, five-year extension options and no early termination options. As of the origination date, Facebook has taken possession of the 181 Fremont Street Property and commenced the build out of its space. Outstanding rent concessions and tenant improvement allowances related to the Facebook lease were deposited into escrow by the borrower on the origination date. According to the borrower sponsor, Facebook is expected to occupy the 181 Fremont Street Property in three phases with floors five through 13 expected to be occupied in February 2019, floors 14 through 25 expected to be occupied in March 2020 and floors 26 through 38 expected to be occupied in March 2021. Floors two and three are partially open to the first floor and also consist of residential storage and security offices. The fourth floor features bicycle storage, showers, storage and laundry areas.

Facebook is a technology company whose platforms allow users to communicate with family, friends and coworkers. Facebook currently shuttles thousands of employees to its Silicon Valley headquarters and is now adding a San Francisco footprint, as other technology companies have done, including Google and Apple. The 181 Fremont Street Property will be Facebook’s first outpost in San Francisco, expected to house between 2,000 and 3,000 employees by 2021 to support its growth. One of Facebook’s divisions, Instagram, will be one of the groups to move a team into the 181 Fremont Street Property. Daily and monthly active users across Facebook’s platforms were up approximately 14.0% in 2017 year-over-year. As of December 2017, there were approximately 2.1 billion active users on Facebook each month, as of January 2018 there were 1.5 billion active users on WhatsApp (owned by Facebook) each month, and as

A-3-21

181 Fremont Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 2 181 Fremont Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 39.6% 3.14x 11.8%

of September 2017 there were 800 million active users on Instagram each month. Facebook reported 2017 revenue of approximately $40.7 billion, up approximately 47.1% over 2016, which is primarily attributable to approximately $39.9 billion of advertising revenue. Additionally, Facebook reported net income of approximately $15.9 billion in 2017, up approximately 56.0% from 2016.

Environmental Matters. The Phase I environmental report dated March 7, 2018 recommended no further action at the 181 Fremont Street Property.

The Market. The 181 Fremont Street Property is located in the South Financial District, three blocks from the San Francisco Bay and within two blocks of Market Street. According to the appraisal, the San Francisco Financial District is the most concentrated employment center in northern California with an employment base that supports a wide variety of commercial use. The 181 Fremont Street Property will offer direct access to the Transbay Transit Center that is currently under construction and its elevated 5.4 acre park via a 7th floor skybridge. The new public transportation hub is expected to connect eight Bay Area counties through 11 transit systems and is expected to open in 2018. The first phase of the project includes the five-story structure, active bus terminal, elevated park and over 100,000 sq. ft. of retail space including dining, shopping and entertainment.

According to the appraisal, the 181 Fremont Street Property is located within the South Financial District office submarket. The South Financial District office submarket had fourth quarter 2017 inventory of approximately 15,384,000 sq. ft. with a 7.6% vacancy rate and average asking rents of $72.94 PSF, as compared to the broader San Francisco office market which had a 9.8% vacancy rate and average asking rents of $56.66 PSF for the same period. The estimated 2017 population within a one-, three- and five-mile radius around the 181 Fremont Street Property was 66,410, 369,991 and 636,799, respectively, reflective of a population compound growth rate from 2010 to 2017 of 1.6%, 1.5% and 1.3%, respectively. The estimated 2017 median household income within the same radii was $59,179, $78,089 and $82,936, respectively.

The following table presents certain information relating to comparable leases to the 181 Fremont Street Property:

Comparable Office Leases(1)
Property Name	Year Built	# of Stories	Total GLA (Sq. Ft.)	Tenant Name	Lease Date	Term (Mos.)	Lease Area (Sq. Ft.)	Annual Base Rent PSF	Lease Type
181 Fremont Street Property	2018	38	436,332	Facebook	Mar-18	156	436,332	$61.80	NNN
Salesforce Tower	2018	61	1,400,000	Accenture	Mar-17	61	100,630	$52.00	Net
Two Rincon	1989	6	326,001	Google	Mar-17	132	166,460	$52.00	NNN
Foundry Square IV	2003	10	247,238	Slack	Jan-17	120	228,998	$56.50	Net
Charles Schwab Plaza	1973	17	417,266	Charles Schwab	Dec-16	120	359,000	$50.00	Net
First Market Tower	1973	39	1,034,329	Merrill Lynch	Dec-16	72	121,000	$40.00	Net
350 Bush	2018	19	386,907	Twitch	Nov-17	120	178,000	$62.00	Net
Confidential	2018	19	386,907	NAV	May-18	136	145,217	$67.00	Net
Confidential	2018	19	386,907	NAV	Oct-18	128	52,880	$69.00	Net
(1)	Source: Appraisal.

A-3-22

181 Fremont Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 2 181 Fremont Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 39.6% 3.14x 11.8%

Cash Flow Analysis.

Cash Flow Analysis(1)
	U/W	U/W PSF
Base Rent	$26,965,318	$61.80
Credit Tenant Rent Steps(2)	4,546,579	$10.42
Value of Vacant Space	0	$0.00
Gross Potential Rent	$31,511,897	$72.22
Total Recoveries	13,502,591	$30.95
Less: Vacancy(3)	(1,350,435)	($3.09)
Effective Gross Income	$43,664,053	$100.07
Total Variable Expenses	7,268,479	$16.66
Total Fixed Expenses	6,825,911	$15.64
Net Operating Income	$29,569,663	$67.77
TI/LC	0	$0.00
Capital Expenditures	87,266	$0.20
Net Cash Flow	$29,482,397	$67.57
(1)	Historical financial information is not available as the 181 Fremont Street Property was built in 2018.

(2)	Credit Tenant Rent Steps reflect the straight-line rent through the expiration date of the Facebook lease.

(3)	The underwritten economic vacancy is 3.0%. The 181 Fremont Street was 100.0% leased as of July 6, 2018.

Property Management. The 181 Fremont Street Property is managed by Paul Holdings, Inc., an affiliate of the borrower.

Lockbox / Cash Management. The 181 Fremont Street Whole Loan is structured with a hard lockbox and in place cash management. The borrower was required at origination to deliver letters to all tenants at the 181 Fremont Street Property directing them to pay all rents directly into a lender-controlled lockbox account. All funds received by the borrower or the manager are required to be deposited in the lockbox account within one business day following receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied on each payment date to the payment of debt service, the funding of required reserves, budgeted monthly operating expenses, debt service on the 181 Fremont Street Mezzanine Loans (as defined below) and, during a Lease Sweep Period (as defined below), to the payment of an amount equal to $636,318 to fund a lease sweep reserve account (the “Lease Sweep Reserve Account”) until the aggregate funds swept in the Lease Sweep Reserve Account during such lease sweep equals the Lease Sweep Reserve Threshold (as defined below) and then to the debt service reserve account until the aggregate funds transferred to the Lease Sweep Reserve Account and the debt service reserve account during such lease sweep equals the Lease Sweep and Debt Service Reserve Cap (as defined below). Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account will be disbursed to the borrower in accordance with the 181 Fremont Street Whole Loan documents. If a Trigger Period is continuing (other than a Trigger Period due to a Lease Sweep Period), excess cash in the deposit account will be transferred to an account (the “Cash Collateral Account”) held by the lender as additional collateral for the 181 Fremont Street Whole Loan.

A “Trigger Period” will commence upon the earliest to occur of (i) the ARD, (ii) an event of default under the 181 Fremont Street Whole Loan documents, (iii) as of the last day of any calendar quarter during the term of the 181 Fremont Street Whole Loan, (a) the 181 Fremont Street Property not being fully leased to either Facebook or an investment grade tenant pursuant to a lease that is substantially on the same or better terms as the Facebook lease and (b) the debt service coverage ratio falling below 2.84x based on the 181 Fremont Street Whole Loan or 1.25x based on the 181 Fremont Street Total Debt (as defined below) (a “Low Debt Service Period”), (iv) the commencement of a Lease Sweep Period or (v) an event of default under the 181 Fremont Street Mezzanine Loans, and shall end upon, (a) with respect to clause (i) above, upon the 181 Fremont Street Whole Loan being repaid in full, (b) with respect to clause (ii) and (v) above, upon the cure of such event of default, (c) with respect to clause (iii) above, upon the date that the debt service coverage ratio is at least 2.84x based on the 181 Fremont Street Whole Loan and 1.25x based on the 181 Fremont Street Total Debt for two consecutive calendar quarters and (d) with respect to clause (iv) above, upon the ending of such Lease Sweep Period.

A “Lease Sweep Period” will commence upon the earliest to occur of (i) the date on which, with respect to any Lease Sweep Lease (as defined below), (a) a Lease Sweep Tenant Party (as defined below) cancels or terminates its Lease Sweep Lease with respect to all or a Material Termination Portion (as defined below) of the Lease Sweep Space (as defined below), subject to such Lease Sweep Lease prior to the then current expiration date under such Lease Sweep Lease, or (b) a Lease Sweep Tenant Party delivers to the borrower notice that it is canceling or terminating its Lease Sweep Lease with respect to all or a Material Termination Portion of the Lease Sweep Space subject to such Lease Sweep Lease (the affected space being the “Terminated Space”); provided, however, no Lease Sweep Period will commence pursuant to this clause (i) if, in connection with such termination or cancellation (or delivery of notice of termination or cancellation), the borrower simultaneously enters into a replacement lease with an entity or a wholly-owned subsidiary of an entity rated “BBB-” or equivalent by at least two of Fitch, Moody’s and S&P (an “Investment Grade Entity”) covering the Terminated Space, provided that such replacement lease is a qualified lease and the occupancy conditions, as specified in the 181 Fremont Street Whole

A-3-23

181 Fremont Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 2 181 Fremont Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 39.6% 3.14x 11.8%

Loan documents, are satisfied with respect to such replacement lease on or prior to the date of such termination or cancellation (or delivery of notice of termination or cancellation), (ii) the date on which, with respect to any Lease Sweep Lease, a Lease Sweep Tenant Party ceases operating its business (i.e., “goes dark”) at 20.0% or more of its Lease Sweep Space on a rentable square foot basis (a “Dark Period Event” and the affected space, the “Dark Space”), provided, however, that if the Lease Sweep Tenant Party either (a) is Facebook, (b) is an Investment Grade Entity or (c) has subleased the Dark Space portion of its premises to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease, such Lease Sweep Tenant Party will not be deemed to have “gone dark” for purposes of this clause (ii) and no Lease Sweep Period will commence pursuant to this clause (ii), (iii) an event of default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period, (iv) a Lease Sweep Tenant Party being subject to an insolvency proceeding or (v) the date on which Facebook becomes rated by at least two of Fitch, Moody’s and S&P and thereafter is no longer rated as an Investment Grade Entity (a “Facebook Downgrade Event”). A Lease Sweep Period (other than a Lease Sweep Period triggered by clause (iv) above) will not be triggered (or, if already triggered, may be terminated) if the borrower delivers to the lender an acceptable letter of credit in an amount equal to the applicable Lease Sweep and Debt Service Reserve Cap (as defined below).

A Lease Sweep Period will end upon the earliest of, (a) with respect to clause (i) above, the date on which, with respect to each applicable Lease Sweep Space, one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space (as defined below), provided that such replacement lease(s) are qualified leases and the occupancy conditions, as specified in the 181 Fremont Street Whole Loan documents, are satisfied, (b) with respect to clause (ii) and (v) above, the date on which either (1) one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space, provided that such replacement tenant(s) and lease(s) are qualified leases and the occupancy conditions, as specified in the 181 Fremont Street Whole Loan documents, are satisfied or (2) for a Dark Period Event or a Facebook Downgrade Event, Facebook is restored as an Investment Grade Entity or the entirety of the Lease Sweep Space has been sublet to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease, (c) with respect to clause (iii) above, the date on which the event of default has been cured and no other event of default under such Lease Sweep Lease occurs for a period of three consecutive months following such cure, (d) with respect to clause (iv) above, the Lease Sweep Tenant Party insolvency proceeding having terminated and the applicable Lease Sweep Lease having been affirmed, assumed or assigned in a manner satisfactory to the lender and (e) with respect to clause (i), (iii) and (v) above, the date on which the aggregate amount of funds transferred into the Lease Sweep Reserve Account and the debt service reserve account equals the applicable Lease Sweep and Debt Service Reserve Cap and if a Lease Sweep Period is continuing due to the occurrence of more than one Lease Sweep Trigger, the aggregate amount of funds required to be transferred over the course of the Lease Sweep Period will be equal to the amount of the largest Lease Sweep and Debt Service Reserve Cap applicable to all then-continuing Lease Sweep Periods, such that each Lease Sweep Period will be treated as concurrent and not duplicative or independent of another.

The “Lease Sweep Reserve Threshold” means (a) with respect to a Lease Sweep Period continuing solely pursuant to clauses (iii) and/or (v) above, $15,271,620 ($35.00 PSF) or (b) with respect to a Lease Sweep Period continuing solely pursuant to clause (i) and/or (ii) above, $35.00 PSF of the Dark Space and/or Terminated Space.

The “Lease Sweep and Debt Service Reserve Cap” means (a) with respect to a Lease Sweep Period continuing solely pursuant to clause (iii) under Lease Sweep Period above, $15,271,620 ($35.00 PSF), (b) with respect to a Lease Sweep Period continuing solely pursuant to clause (i) above, $35.00 PSF of the Terminated Space, (c) with respect to a Lease Sweep Period continuing pursuant to clause (ii) above, whether or not a Lease Sweep Period pursuant to clauses (i) and/or (iii) above is concurrently continuing, $50.00 PSF of Dark Space or (d) with respect to clause (v) above, whether or not a Lease Sweep Period pursuant to clauses (i), (ii) and/or (iii) above is concurrently continuing, $21,816,600 ($50.00 PSF).

The “Lease Sweep Space” means the space demised under a Lease Sweep Lease.

A “Lease Sweep Lease” is the Facebook lease or any replacement lease or leases which cover at least 75.0% of the rentable sq. ft. demised under the Facebook lease (the “Requisite Lease Sweep Space”).

A “Lease Sweep Tenant Party” means any tenant under a Lease Sweep Lease or its direct or indirect parent company.

A “Material Termination Portion” is, with respect to any space under a Lease Sweep Lease, if the tenant under a Lease Sweep Lease cancels or terminates its Lease Sweep Lease with respect to at least 20,000 sq. ft. of space (or, if a full floor of space is less than 20,000 sq. ft., a full floor of space) but less than the entirety of the space under such Lease Sweep Lease, the portion of space under the Lease Sweep Lease affected by such cancellation or termination.

Initial and Ongoing Reserves.

Tax Reserves. On a monthly basis, the borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes, which currently equate to $509,418, into a tax reserve.

Insurance Reserves. Insurance escrows are waived so long as the 181 Fremont Street Property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each due date, the borrower will be required to fund an

A-3-24

181 Fremont Street San Francisco, CA 94105	Collateral Asset Summary – Loan No. 2 181 Fremont Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 39.6% 3.14x 11.8%

insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Reserves. On a monthly basis, during the continuance of a Trigger Period, the borrower is required to escrow an amount equal to approximately $7,272 into a capital expenditure reserve.

TI/LC Reserves. At loan origination, the borrower deposited $42,717,266 for outstanding tenant improvements and leasing commissions into a TI/LC reserve.

Free Rent Reserves. At loan origination, the borrower deposited $68,379,092 into a free rent reserve.

Mezzanine or Subordinate Indebtedness Permitted. Deutsche Bank AG, acting through its New York Branch and Barclays Bank PLC funded $225,000,000 of mezzanine debt (the “181 Fremont Street Mezzanine Loans” and together with the 181 Fremont Street Whole Loan, the “181 Fremont Street Total Debt”). The 181 Fremont Street Mezzanine Loans consist of a $175,000,000 senior mezzanine loan and a $50,000,000 junior mezzanine loan. The senior mezzanine loan has a 4.8800% coupon and the junior mezzanine loan has a 6.5000% coupon (in each case the “Mezzanine Initial Interest Rate”). The 181 Fremont Street Mezzanine Loans are interest-only for the full term of the loans and have an ARD and a stated maturity date that are coterminous with the 181 Fremont Street Whole Loan. In the event that the 181 Fremont Street Mezzanine Loans are not repaid in full on or prior to the ARD, the 181 Fremont Street Mezzanine Loans will accrue interest at a per annum rate (in each case, the “Mezzanine Adjusted Interest Rate”) equal to the greater of (a) the Initial Interest Rate plus 1.5000%, (b) the 10-year swap rate as determined in the 181 Fremont Street Mezzanine Loan documents on the ARD plus (i) 2.0860% for the senior mezzanine loan plus 1.5000% and (ii) 3.7060% for the junior mezzanine loan plus 1.5000% or (c) when applicable, the default rate as defined in the 181 Fremont Street Mezzanine Loan documents; however, interest accrued at the excess of the Mezzanine Adjusted Interest Rate over the Mezzanine Initial Interest Rate will be deferred. In addition, from and after the ARD, all excess cash flow from the 181 Fremont Street Property after the payment of reserves, interest calculated at the Initial Interest Rate, debt service on the 181 Fremont Street Mezzanine Loans and operating expenses will be applied (i) first to repay the principal balance of the 181 Fremont Street Whole Loan and (ii) second to the payment of Accrued Interest. From and after the ARD period, the 181 Fremont Street Mezzanine Loans will receive an interest payment amount calculated at the Mezzanine Initial Interest Rate, until the 181 Fremont Street Whole Loan is repaid in full. All excess cash flow will be used to pay down the 181 Fremont Street Whole loan. Based on the 181 Fremont Street Total Debt, the Cut-off Date LTV, UW NCF DSCR and UW NOI Debt Yield are 75.2%, 1.38x and 6.2%, respectively. The mortgage lenders and the mezzanine lenders have entered into an intercreditor agreement. The 181 Fremont Street Mezzanine Loans were sold to third party purchasers. The rights of the lender of the 181 Fremont Street Mezzanine Loans are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Condominium. The 181 Fremont Street Property is subject to a condominium regime. The 181 Fremont Street Property consists of a two-parcel condominium, with the commercial parcel owned by the borrower as collateral for the 181 Fremont Street Whole Loan. The commercial parcel consists of the five basement levels, floors one through 40, the pedestrian bridge connecting 181 Fremont Street to the Transbay Terminal Rooftop Park and the roof of the 181 Fremont Street tower. The residential parcel, inclusive of the 67 luxury market rate residential units on floors 41 through 57, is not owned by the borrower and is not collateral for the 181 Fremont Street Whole Loan. The owner of the commercial parcel has 140 votes out of 200 votes in the condominium association and the owner of the residential parcel has 60 votes out of the 200 votes in the condominium association.

A-3-25

300-600 East Rio Salado Parkway Tempe, AZ 85281	Collateral Asset Summary – Loan No. 3 Marina Heights State Farm	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.3% 3.12x 11.3%

A-3-26

300-600 East Rio Salado Parkway Tempe, AZ 85281	Collateral Asset Summary – Loan No. 3 Marina Heights State Farm	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.3% 3.12x 11.3%

EAST RIO SALADO PARKWAY
BLDG A
BLDG B
BLDG R1
BLDG C
BLDG D
BLDG R2
BLDG E
EAST RIO SALADO PARKWAY
SOUTH PACKARD DRIVE
Tempe Town Lake
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-27

300-600 East Rio Salado Parkway Tempe, AZ 85281	Collateral Asset Summary – Loan No. 3 Marina Heights State Farm	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.3% 3.12x 11.3%

A-3-28

300-600 East Rio Salado Parkway Tempe, AZ 85281	Collateral Asset Summary – Loan No. 3 Marina Heights State Farm	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.3% 3.12x 11.3%

Mortgage Loan Information
Loan Seller(1):	GACC
Loan Purpose:	Acquisition
Borrower Sponsors(2):	Transwestern Investment Group; Corporate Properties Trust III, L.P.
Borrower:	Corporate Properties Tempe SPE, L.L.C.
Original Balance(3):	$60,000,000
Cut-off Date Balance(3):	$60,000,000
% by Initial UPB:	5.2%
Interest Rate(4):	3.55950%
Payment Date:	6th of each month
First Payment Date:	February 6, 2018
Anticipated Repayment Date:	January 6, 2028
Final Maturity Date:	January 6, 2033
Amortization(4):	Interest Only, ARD
Additional Debt(3):	$500,000,000 Pari Passu Debt
Call Protection:	L(11),YM1(102),O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(5)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Ground Rent:	$0	Springing

Financial Information(3)
Cut-off Date Balance / Sq. Ft.:	$276
Balloon Balance / Sq. Ft.:	$276
Cut-off Date LTV:	58.3%
Balloon LTV:	58.3%
Underwritten NOI DSCR(6):	3.13x
Underwritten NCF DSCR(6):	3.12x
Underwritten NOI Debt Yield(6):	11.3%
Underwritten NCF Debt Yield(6):	11.3%
Underwritten NOI Debt Yield at Balloon(6):	11.3%
Underwritten NCF Debt Yield at Balloon(6):	11.3%

(1)	The Marina Heights State Farm Whole Loan (as defined in “The Loan” below) was originated by Goldman Sachs Mortgage Company (“GSMC”) on December 7, 2017. Subsequent to the origination date, notes representing 35% of the Marina Heights State Farm Whole Loan were transferred to Deutsche Bank AG, acting through its New York Branch (“DBNY”), an affiliate of GACC, which has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” in the Prospectus.
(2)	There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Marina Heights State Farm Whole Loan.

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Leasehold
Location:	Tempe, AZ
Year Built / Renovated:	2015-2017 / NAP
Total Sq. Ft.:	2,031,293
Property Management:	Transwestern Commercial Services Arizona, L.L.C.
Underwritten NOI:	$63,333,156
Underwritten NCF:	$63,137,233
Appraised Value:	$960,000,000
Appraisal Date:	November 20, 2017

Historical NOI(7)
Most Recent NOI:	NAP
2017 NOI:	NAP
2016 NOI:	NAP
2015 NOI:	NAP

Historical Occupancy(7)
Most Recent Occupancy:	99.5% (December 7, 2017)
2016 Occupancy:	NAP
2015 Occupancy:	NAP
2014 Occupancy:	NAP
(3)	The Marina Heights State Farm Loan is part of a whole loan evidenced by eight pari passu notes with an aggregate outstanding principal balance of $560.0 million. The Financial Information presented in the chart above reflects the $560.0 million aggregate Cut-off Date Balance of the Marina Heights State Farm Whole Loan.
(4)	The Marina Heights State Farm Whole Loan has an anticipated repayment date of January 6, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of January 6, 2033. From and after the Anticipated Repayment Date, the Marina Heights State Farm Whole Loan (a) accrues interest at a fixed rate that is equal to the greater of (i) 3.55950% plus 3.00000% and (ii) the then 10-year swap rate plus 3.00000% and (b) on each payment date after the ARD, requires principal payments based on a 30-year amortization schedule assuming the initial interest rate. The Maturity Date Loan / SF and Maturity Date LTV are based on the maturity balance as of the ARD.
(5)	See “Initial and Ongoing Reserves” herein.
(6)	The Underwritten DSCR and Underwritten Debt Yield calculations are based on the adjusted Underwritten NOI and Underwritten NCF (as set forth under the “Underwritten Net Cash Flow” chart below), and include the net present value of future contractual rent increases in the amount of $11,242,393, as well as other adjustments. The Underwritten NCF DSCR and Underwritten NOI Debt Yield absent such adjustments are 2.62x and 9.4%, respectively.
(7)	Historical NOI and Historical Occupancy are not available because the property was constructed between 2015 and 2017.

A-3-29

300-600 East Rio Salado Parkway Tempe, AZ 85281	Collateral Asset Summary – Loan No. 3 Marina Heights State Farm	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.3% 3.12x 11.3%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

State Farm Building B	NR / NR / AA	575,639	28.3%	$26.52	28.9%	12/31/2042
State Farm Building E	NR / NR / AA	426,902	21.0%	$26.52	21.4%	12/31/2032
State Farm Building D	NR / NR / AA	370,332	18.2%	$26.52	18.6%	12/31/2035
State Farm Building A	NR / NR / AA	347,851	17.1%	$26.52	17.5%	12/31/2037
State Farm Building C	NR / NR / AA	245,370	12.1%	$26.52	12.3%	12/31/2039
MarinaLink (State Farm)	NR / NR / AA	7,154	0.4%	$25.50	0.3%	3/31/2027
State Farm Total		1,973,248	97.1%	$26.52	99.1%
Mountainside Fitness	NR / NR / NR	17,485	0.9%	$10.00	0.3%	3/31/2027
Compass(3)	NR / NR / NR	16,800	0.8%	$10.53	0.3%	12/31/2031
Honor Health	NR / NR / NR	5,736	0.3%	$21.53	0.2%	7/31/2027
TW Office(4)		7,536	0.4%	NAP	NAP
Total / Wtd. Avg. Occupied		2,020,805	99.5%	$26.13	100.0%
Vacant		10,488	0.5%
Total		2,031,293	100.0%

(1)	Based on the underwritten rent roll as of December 7, 2017.

(2)	Ratings for State Farm leases are those for State Farm Mutual Automobile Insurance Company, the tenant on each State Farm lease.

(3)	Compass occupies six units: Compass - Cafe 450, Compass - Matt’s Big Breakfast, three Compass - Grab N Go units and Compass – Starbucks.

(4)	TW Office is occupied by the management office without associated rent.

Lease Rollover Schedule(1)
Year	# of Leases Expiring(2)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025(3)	1	915	0.0%	915	0.0%	$0.00	0.0%	0.0%
2026(3)	3	6,621	0.3%	7,536	0.4%	$0.00	0.0%	0.0%
2027(4)	3	30,375	1.5%	37,911	1.9%	$15.83	0.9%	0.9%
2028	0	0	0.0%	37,911	1.9%	$0.00	0.0%	0.9%
Thereafter	11	1,982,894	97.6%	2,020,805	99.5%	$26.38	99.1%	100.0%
Vacant	NAP	10,488	0.5%	2,031,293	100.0%	NAP	NAP
Total / Wtd. Avg.	18	2,031,293	100.0%			$26.13	100.0%

(1)	Based on the underwritten rent roll dated December 7, 2017.

(2)	The Marina Heights State Farm Property (as defined in “The Loan” below) is occupied by four tenants under 18 leases.

(3)	Includes a total of 7,536 sq. ft. that pertains to the management office, which does not pay rent or reimbursements at the Marina Heights State Farm Property.

(4)	Includes State Farm as the MarinaLink (State Farm) lease that expires in 2027. The other leases with State Farm expire in 2032, 2035, 2037, 2039 and 2042.

The Loan. The Marina Heights State Farm loan (the “Marina Heights State Farm Loan”) is secured by a first mortgage lien on the borrower’s leasehold interest in a five building office complex with retail space (the “Marina Heights State Farm Property”). The Marina Heights State Farm Loan is evidenced by the non-controlling Note A-2-C2 with an Original and Cut-off Date Balance of $60.0 million. The Marina Heights State Farm Loan is part of a whole loan (“Marina Heights State Farm Whole Loan”) with an Original and Cut-off Date Balance of $560.0 million, which is evidenced by eight pari passu notes, each as described below. Only the Marina Heights State Farm Loan will be contributed to the Benchmark 2018-B4 Trust. The remaining notes are currently held by the parties described in the “Whole Loan Summary” chart below and have been or are expected to be contributed to one or more securitization trusts.

The relationship between the holders of the Marina Heights State Farm Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

A-3-30

300-600 East Rio Salado Parkway Tempe, AZ 85281	Collateral Asset Summary – Loan No. 3 Marina Heights State Farm	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.3% 3.12x 11.3%

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2-C2	$60,000,000	$60,000,000	Benchmark 2018-B4	No
A-1-S	$264,000,000	$264,000,000	GSMS 2017-FARM	Yes
A-1-C1	$72,500,000	$72,500,000	GSMS 2018-GS9	No
A-1-C2	$27,500,000	$27,500,000	GSMC	No
A-2-C1	$45,000,000	$45,000,000	Benchmark 2018-B3	No
A-2-C3	$50,000,000	$50,000,000	JPMDB 2018-C8	No
A-2-C4, A-2-C5	$41,000,000	$41,000,000	Benchmark 2018-B2	No
Total	$560,000,000	$560,000,000

The Marina Heights State Farm Whole Loan has a 15-year term with an anticipated repayment date (“ARD”) in year 10, and is interest only until the ARD. The Marina Heights State Farm Whole Loan accrues interest at a fixed rate equal to 3.55950% per annum through the ARD. The Marina Heights State Farm Whole Loan is structured with an ARD on January 6, 2028 and a final maturity date on January 6, 2033. From and after the Anticipated Repayment Date, the Marina Heights State Farm Whole Loan (a) accrues interest at a fixed rate that is equal to the greater of (i) 3.55950% plus 3.00000% and (ii) the then 10-year swap rate plus 3.00000% and (b) on each payment date after the ARD, requires principal payments based on a 30-year amortization schedule assuming the initial interest rate.

The Marina Heights State Farm Whole Loan proceeds of $560.0 million along with approximately $375.7 million in borrower sponsor equity were used to (i) acquire the Marina Heights State Farm Property for $930.0 million and pay closing costs. Based on the appraised value of $960.0 million as of November 20, 2017, the Cut-off Date LTV for the Marina Heights State Farm Whole Loan is 58.3%. In addition, the appraiser concluded a “go dark” value of $573.0 million which provides a loan to “go dark” value ratio of 97.7%.

The most recent prior financing of the Marina Heights State Farm Property was not included in a securitization.

Sources and Uses(1)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount	$560,000,000	58.4%	Purchase Price(3)	$930,000,000	97.1%
Borrower Sponsor Equity	$375,736,548	39.2%	Imputed Equity Contribution(3)	$22,500,000	2.3%
Imputed Equity Contribution(2)	$22,500,000	2.3%	Closing Costs(4)	$5,736,548	0.6%
Total Sources	$958,236,548	100.0%	Total Uses	$958,236,548	100.0%
(1)	The Marina Heights State Farm Whole Loan was used to finance the purchase of the Marina Heights State Farm Property by a wholly-owned subsidiary of a joint venture between JDM Partners, LLC (“JDM”) and Transwestern Investment Group, LLC (“Transwestern”) in a sale lease-back transaction from State Farm Mutual Automobile Insurance Company and its affiliates (collectively, “State Farm”).

(2)	Represents the value of Transwestern’s equity interest in partnership based on borrower’s purchase price.

(3)	Represents the contractual purchase price.

(4)	Closing Costs include costs associated with the purchase and sale transaction.

The Borrower / Borrower Sponsor. The borrower, Corporate Properties Tempe SPE, L.L.C., a Delaware limited liability company with two independent directors. There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Marina Heights State Farm Whole Loan.

The loan sponsors are Transwestern Investment Group and Corporate Properties Trust III, L.P. (a joint venture between JDM and Transwestern). JDM is a Phoenix-based real estate development and equity fund management firm. JDM sponsors multiple real estate funds with approximately $1.2 billion in assets under management as of December 31, 2016. As of December 31, 2016, JDM’s fund assets consist of office, commercial, and resort assets, including 23 commercial and office buildings in 16 states, totaling over six million sq. ft. (not including the Marina Heights State Farm Property). JDM has an existing relationship with State Farm as State Farm is the tenant in 20 of the 23 commercial and office buildings referenced above and accounts for over 4.8 million of the over 6 million sq. ft. Transwestern, an investment advisor, is the general partner and a minority equity holder of the joint venture. Transwestern has an existing relationship with State Farm, including acting as general partner, minority equity holder and property manager of State Farm’s two other super-regional headquarters in Richardson, Texas and Dunwoody, Georgia.

The Property. The Marina Heights State Farm Property is an approximately 2.03 million sq. ft. office campus consisting of (i) approximately 1.97 million sq. ft. of office space, (ii) approximately 58,000 sq. ft. of dining, retail and wellness space and (iii) approximately 8,000 sq. ft. of management office space, located on an approximately 20-acre site. The Marina Heights State Farm Property consists of five regional headquarters office buildings and was delivered to State Farm in 2015 through 2017 to meet the company’s need for a campus to accommodate the consolidation of approximately 10,000 employees from across the southwest region.

As part of this strategy, the Marina Heights State Farm Property was developed as a Class A office campus offering modern finishes and flexible office configurations for office, conference and training needs. The Marina Heights State Farm Property also offers 7,991 parking spaces (approximately 3.9 spaces per 1,000 sq. ft.). The Marina Heights State Farm Property has large, raised floor plates, raised ceilings, along with marble and natural hardwood lobby accents and ground floor café and restaurant tenants.

A-3-31

300-600 East Rio Salado Parkway Tempe, AZ 85281	Collateral Asset Summary – Loan No. 3 Marina Heights State Farm	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.3% 3.12x 11.3%

State Farm is the largest tenant at the Marina Heights State Farm Property, occupying 97.1% of the total sq. ft., 100.0% of the office space and accounting for 99.1% of U/W rent. In addition to State Farm, the Marina Heights State Farm Property is leased to Mountainside Fitness, Compass, Honor Health and Transwestern’s management office (in the aggregate representing 2.3% of the total sq. ft. and 0.9% of U/W total rent).

Major Tenant. State Farm (1,973,248 sq. ft.; 97.1% of NRA; 99.1% of U/W Rent, AA by S&P) State Farm was founded in 1922 and is based in Bloomington, Illinois. State Farm has approximately $148 billion in total assets as of December 2016. State Farm generated a net loss of $2.6 billion in 2016, with net written premiums of $39.6 billion and net investment income of $3.4 billion. A.M. Best Co. gives an A++ rating to State Farm Mutual Automobile Insurance Company. State Farm operates in every state and Washington, D.C. through its independent field agents that operate through localized offices. In January 2015, State Farm sold all of its Canadian businesses to the Desjardins Group.

The Marina Heights State Farm Property represents an operations center that houses approximately 10,000 employees in various roles including regional managers, claims processing agents and field agents serving State Farm’s Southwestern markets. The five office buildings are leased to State Farm pursuant to five separate long-term leases averaging more than 20 years across the five buildings, with the option to renew each lease for up to 20 additional years. The State Farm leases are triple net, allowing the pass through of Marina Heights State Farm Property operating expenses, and provide for annual rent escalations of 2.0%. There are two additional buildings on the campus for retail and wellness facilities.

Environmental Matters. The Phase I environmental report dated November 28, 2017 recommended no further action at the Marina Heights State Farm Property.

The Market. The Marina Heights State Farm Property is located in Tempe, Arizona. The campus offers access to Loop 202 and is approximately four miles from the Phoenix Sky Harbor International Airport. The Marina Heights State Farm Property is also expected to be a future stop for the Tempe Streetcar (which is in an initial construction phase and is not expected to be completed prior to 2020), which is anticipated to provide access to the airport, downtown and central Phoenix, and west Mesa via the Valley Metro Light Rail.

The Tempe office submarket had a vacancy rate of 6.7% for Class A office properties as of the third quarter of 2017, which has remained near or below the historical average since 2013. The gross market rents for Class A office leases were $34.46 PSF as of the third quarter of 2017. Seven office lease comparables have asking rents ranging from $21.06 PSF to $27.56 PSF on a triple-net basis and $31.50 PSF to $44.00 PSF on a gross rent basis.

A-3-32

300-600 East Rio Salado Parkway Tempe, AZ 85281	Collateral Asset Summary – Loan No. 3 Marina Heights State Farm	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.3% 3.12x 11.3%

Cash Flow Analysis.

Cash Flow Analysis(1)
	U/W In-Place	Adjusted U/W	U/W PSF
Base Rent(2)	$52,798,483	$52,798,483	$25.99
Credit Tenant Rent Steps(3)	0	11,242,393	$5.53
Value of Vacant Space	0	300,493	$0.15
Gross Potential Rent	$52,798,483	$64,341,369	$31.68
Total Recoveries(4)	17,819,370	19,919,069	$9.81
Less: Vacancy(5)	0	(1,100,423)	($0.54)
Effective Gross Income	$70,617,853	$83,160,015	$40.94
Total Variable Expenses	15,867,542	16,420,658	$8.08
Total Fixed Expenses(6)	1,848,720	3,406,201	$1.68
Net Operating Income	$52,901,590	$63,333,156	$31.18
TI/LC	0	53,733	$0.03
Capital Expenditures	0	142,191	$0.07
Net Cash Flow	$52,901,590	$63,137,233	$31.08
(1)	Historical financial information is not available as the Marina Heights State Farm Property was constructed between 2015 and 2017.

(2)	U/W Base Rent includes rent steps through January 31, 2019.

(3)	U/W Credit Tenant Rent Steps reflect the net present value of future contractual rent steps for State Farm leases (office and MarinaLink (State Farm) space) through the lease term (excluding any rent steps already captured in Rents in Place), using a discount rate of 7.0%.

(4)	U/W In-Place Total Recoveries reflect contractual expense reimbursements for all tenants at the property, based on a pro-rata share of budgeted expenses and management office rent and reimbursements. Adjusted U/W Total Reimbursements are calculated the same as U/W In-Place, however the additional management fee and ground rent expense is passed through to occupied tenants.

(5)	U/W Vacancy reflects 1.0% vacancy for State Farm space, in-place economic vacancy for retail space of 21.2% and 0% vacancy on management office space.

(6)	U/W Total Fixed Expenses includes the average of ground rent expense over the Marina Heights State Farm Whole Loan term, which is required to be reimbursed by the tenants (other than the tenant under the space used for management).

Property Management. The Marina Heights State Farm Property is managed by Transwestern Commercial Services Arizona, L.L.C., an affiliate of the borrower.

Lockbox / Cash Management. The Marina Heights State Farm Whole Loan is structured with a hard lockbox and springing cash management. The tenants are required to pay rent directly to a lender-controlled lockbox account, and all other money received by the borrower with respect to the Marina Heights State Farm Property (other than tenant security deposits required to be held in escrow accounts) is required to be promptly deposited into such lockbox account during the term of the Marina Heights State Farm Whole Loan.

Prior to the ARD, for so long as no Trigger Period or event of default under the Marina Heights State Farm Whole Loan is continuing, funds in the lockbox account will be transferred daily at the direction of the borrower. After the occurrence of and during the continuance of a Trigger Period, after the ARD or during the continuance of an event of default under the Marina Heights State Farm Whole Loan, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and applied to payment of debt service and operating expenses and funding of required reserves, with the remainder deposited into an excess cash flow reserve and held by the lender as additional collateral for the Marina Heights State Farm Whole Loan; provided, however, that to the extent no event of default is then ongoing, funds in the excess cash flow account will be made available to the borrower for: (x) certain tenant improvement and/or leasing commission costs (to the extent there are, as of said date of disbursement, insufficient funds in the leasing reserve for payment of the same and, (y) certain operating expenses that are due and payable; provided that cash flow from the Marina Heights State Farm Property is insufficient to make such payments.

A “Trigger Period” means any period during which (i) State Farm is in default under any lease beyond any applicable notice and cure period, (ii) State Farm is rated below Baa3 by Moody’s (to the extent that Moody’s is then rating State Farm) or BBB- by S&P, (iii) State Farm has surrendered, cancelled or terminated any of the State Farm leases or given written notice of its intent to surrender, cancel or terminate any of State Farm leases, (iv) State Farm fails to continuously occupy at least 50.0% of the aggregate space demised by all of the State Farm leases or (v) State Farm is the subject of a voluntary or involuntary bankruptcy proceeding or the subject of any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction or State Farm has otherwise dissolved, been adjudicated insolvent or bankrupt or made a general assignment for the benefit of creditors. A Trigger Period will no longer be continuing if a replacement tenant or replacement tenants that are each rated Baa3 or better by Moody’s and BBB- or better by S&P and have assumed the obligations of State Farm under its leases or have entered into a replacement lease(s) for the State Farm space.

A-3-33

300-600 East Rio Salado Parkway Tempe, AZ 85281	Collateral Asset Summary – Loan No. 3 Marina Heights State Farm	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 58.3% 3.12x 11.3%

Initial and Ongoing Reserves.

Tax Reserves. On a monthly basis, during the continuance of a Trigger Period or after the ARD (or following any failure of State Farm to pay all required taxes, insurance and ground rent payments when due), the borrower is required to escrow an amount equal to 1/12 of projected annual property tax payments.

Insurance Reserves. On a monthly basis, during the continuance of a Trigger Period or after the ARD (or following any failure of State Farm to pay all required taxes, insurance and ground rent payments when due), the borrower is required to escrow an amount equal to 1/12 of projected annual estimated insurance premiums.

Replacement Reserves. On a monthly basis, during the continuance of a Trigger Period or after the ARD, the borrower is required to escrow an amount equal to approximately $50,782 (approximately $0.30 PSF per annum) into a capital expenditure reserve.

TI/LC Reserves. On a monthly basis, during the continuance of a Trigger Period or after the ARD the borrower is required to escrow (i) an amount equal to approximately $338,549 (approximately $2.00 PSF per annum) into a tenant improvements and leasing commissions reserve.

Ground Rent Reserves. On a monthly basis, during the continuance of a Trigger Period or after the ARD (or following any failure of State Farm to pay all required taxes, insurance and ground rent payments when due), the borrower is required to escrow an amount equal to 1/12 of projected annual ground rent.

Mezzanine or Subordinate Indebtedness Permitted. None.

Condominium. The Marina Heights State Farm Property has been divided into multiple condominium units, each of which is owned by the borrower and is part of the collateral by way of the condominium units being part of the ground leasehold interest in the Marina Heights State Farm Property. The borrower also owns 100% of the undivided interests in the common elements of the condominium, and controls 100% of the condominium association.

Ground Lease. The borrower’s interest with respect to the property is through a ground lease with the Arizona Board of Regents, a body corporate, for and on behalf of Arizona State University (the “Ground Lessor”) that commenced on August 16, 2013 and expires on August 16, 2112 (the “Ground Lease”). The borrower has one option to renew for a period of no fewer than 25 and no more than 99 years. The ground lease is structured with seven separate phases corresponding to the seven buildings. No rent payments are due with respect to any phase under the ground lease until October 13, 2023 (the 8th anniversary of the day the first certificate of occupancy was issued for the first phase). The rent commencement dates for the phases begin on October 13, 2023 and the final phase rent commences March 3, 2025. The maximum ground rent expense once rent commences for all phases is $4,375,033 per annum. There are no contractual ground lease increases. $30,905,569 of rent was prepaid to the Ground Lessor. In addition to ground rent, the Ground Lease requires the tenant to cover certain additional costs and expenses, including but not limited to (i) annual payments to the city of Tempe, which includes a set of annual payments calculated on gross building space and number of office floors (a portion of these payments fund K-12 city schools) and a $309,315 annual municipal services fee, (ii) annual payments to the Rio Salado Community Facilities District equal to the Ground Lessor’s proportionate share of maintaining the adjacent public lake and park and (iii) all taxes, assessments, utility fees or other charges imposed upon or that are a lien on the property or the improvements. For example, pending the execution of the Streetcar Development Agreement in order to develop the Streetcar project, the borrower will be required to pay annual payments of $210,125.30 for 20 years, totaling an aggregate payment of $4,202,506. The property is exempt from property taxes because the Ground Lessor is a tax exempt government agency. The Ground Lease prohibits the Ground Lessor from transferring the fee to any entity that is not the State of Arizona or a political subdivision thereof that is exempt from property taxes. The Marina Heights State Farm Whole Loan was underwritten assuming no property taxes are paid. The ground lease requires the consent of the Ground Lessor, to any transfer by the ground lessee of its ground leasehold interest, which consent may not be unreasonably withheld, delayed or conditioned. Such consent is not required in connection with a lender’s enforcement of its lien.

A-3-34

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A-3-35

Various	Collateral Asset Summary – Loan No. 4 Tri-State Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,800,000 66.8% 1.26x 8.8%

A-3-36

Various	Collateral Asset Summary – Loan No. 4 Tri-State Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,800,000 66.8% 1.26x 8.8%

A-3-37

Various	Collateral Asset Summary – Loan No. 4 Tri-State Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,800,000 66.8% 1.26x 8.8%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose(1):	Acquisition/Refinance
Borrower Sponsor:	Joseph Saadia
Borrowers(2):	Various
Original Balance:	$58,800,000
Cut-off Date Balance:	$58,800,000
% by Initial UPB:	5.1%
Interest Rate:	4.89796%
Payment Date:	6th of each month
First Payment Date:	August 6, 2018
Maturity Date:	July 6, 2028
Amortization:	Interest only for first 60 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$114,310	$79,632
Insurance:	$67,912	$15,717
Replacement:	$0	$9,391
TI/LC:	$0	$15,026
Required Repairs:	$262,323	NAP
Ridge Property ISRA:	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$80
Balloon Balance / Sq. Ft.:	$74
Cut-off Date LTV:	66.8%
Balloon LTV:	61.5%
Underwritten NOI DSCR(4):	1.38x
Underwritten NCF DSCR(4):	1.26x
Underwritten NOI Debt Yield:	8.8%
Underwritten NCF Debt Yield:	8.0%
Underwritten NOI Debt Yield at Balloon:	9.5%
Underwritten NCF Debt Yield at Balloon:	8.7%

Property Information
Single Asset / Portfolio:	Portfolio of four properties
Property Type(5):	Various
Collateral:	Fee Simple
Location(6):	Various
Year Built / Renovated(6):	Various / Various
Total Sq. Ft.:	733,562
Property Management:	Self-managed
Underwritten NOI:	$5,157,291
Underwritten NCF:	$4,715,622
“As-is” Appraised Value(7):	$88,000,000
“As is” Appraisal Date(7):	Various

Historical NOI(8)
Most Recent NOI:	NAV
2017 NOI:	NAV
2016 NOI:	NAV
2015 NOI:	NAV

Historical Occupancy(8)
Most Recent Occupancy:	100.0% (Various)
2017 Occupancy:	NAV
2016 Occupancy:	NAV
2015 Occupancy:	NAV
(1)	The sponsor used proceeds of the Tri-State Distribution Portfolio Loan to acquire (i) the 473 Ridge Road Property for $29.0 million, (ii) the 207 Pond Avenue Property for $17.4 million, and (iii) the 40 Cragwood Road Property for approximately $15.6 million, and to refinance approximately $4.5 million of existing debt on the 1616-1632 McDonald Avenue Property.

(2)	The borrowers are 207 Pond Middlesex Property LLC, 1818 M Partners LLC, 473 Ridge Road Property LLC and 40 Cragwood Road Property LLC, each a Delaware limited liability company.

(3)	See “Initial and Ongoing Reserves” herein.

(4)	DSCR is calculated based on the Tri-State Distribution Portfolio Loan’s (as defined below) amortizing debt service payments. Based on the initial interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are equal to 1.77x and 1.61x, respectively.

(5)	Each of the 473 Ridge Road Property, 207 Pond Avenue Property and 1616-1632 McDonald Avenue Property are industrial properties. The 40 Cragwood Road Property is an office property.

(6)	The 473 Ridge Road Property is located in New Brunswick, New Jersey (built in 1981 and renovated in 1984), the 207 Pond Avenue Property is located in Middlesex, New Jersey (built in 1960), the 1616-1632 McDonald Avenue Property is located in Brooklyn, New York (built in 1931, 1955 and 1979) and the 40 Cragwood Road Property is located in South Plainfield, New Jersey (built in 1971) (collectively, the “Tri-State Distribution Portfolio Properties”).

(7)	The “As-is” Appraised Value of $88,000,000 is the aggregate value of the Tri-State Distribution Portfolio Properties. The 473 Ridge Road Property had an “As-is” Appraised Value of $30.0 million as of March 26, 2018, the 207 Pond Avenue Property had an “As-is” Appraised Value of $18.4 million as of December 20, 2017, the 1616-1632 McDonald Avenue Property had an “As-is” Appraised Value of $21.7 million as of March 21, 2018 and the 40 Cragwood Road Property had an “As-is” Appraised Value of $17.9 million as of May 8, 2018. The Tri-State Distribution Portfolio Properties have an aggregate “go dark” value of $66,100,000.

(8)	Due to the timing of the acquisition of the 473 Ridge Road Property, the 207 Pond Avenue Property and the 40 Cragwood Road Property Historical NOI and Historical Occupancy are not available.

A-3-38

Various	Collateral Asset Summary – Loan No. 4 Tri-State Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,800,000 66.8% 1.26x 8.8%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent(3)	Lease Expiration
Central Mills, LLC (d/b/a Freeze)	NR/NR/NR	318,389	43.4%	$6.18	30.5%	5/31/2028
SilverLine Building Products	NR/NR/NR	241,054	32.9%	$5.25	19.6%	6/30/2020
PSEG Power LLC(4)	A-/A2/BBB+	60,337	8.2%	$13.63	12.8%	1/31/2023
Public Service Electric & Gas(5)	A-/A2/BBB+	41,443	5.6%	$18.86	12.1%	12/31/2024
Minnwhale LLC (d/b/a Petro Home Services)	NR/NR/NR	26,509	3.6%	$15.50	6.4%	2/29/2028
ABC Supply	NR/NR/NR	16,750	2.3%	$27.50	7.1%	3/31/2028
Landmark Education LLC	NR/NR/NR	11,430	1.6%	$16.50	2.9%	3/31/2027
Chic Home Designs, LLC	NR/NR/NR	4,950	0.7%	$32.06	2.5%	12/31/2024
Phantom Communication	NR/NR/NR	4,400	0.6%	$33.77	2.3%	12/31/2024
Moisha’s Kosher Discount	NR/NR/NR	3,800	0.5%	$27.74	1.6%	2/28/2022
Total Major Tenants		729,062	99.4%	$8.65	97.9%
Remaining Tenants		4,500	0.6%	$29.53	2.1%
Total Occupied Collateral		733,562	100.0%	$8.78	100.0%
Vacant		0	0.0%
Total		733,562	100.0%

(1)	Based on the underwritten rent rolls dated January-May 2018.

(2)	Certain ratings may be those of the parent company whether or not the parent company guarantees the lease.

(3)	Includes approximately $270,659 in contractual rent steps through June 1, 2019 and the present value of rent steps for investment grade tenants.

(4)	PSEG Power LLC has two, five-year renewal options at 95% of fair market value.

(5)	Public Service Electric & Gas has two, five-year renewal options at 95% of fair market value.

Portfolio Summary
Property Name	Location (City, State)	Property Type	Sq. Ft.	Occupancy	Allocated Loan Amount ($)	% of Allocated Loan Amount	UW NCF	Appraised Value
473 Ridge Road	New Brunswick, NJ	Industrial	318,389	100.0%	$23,800,000	40.5%	$1,691,618	$30,000,000
207 Pond Avenue	Middlesex, NJ	Industrial	241,054	100.0%	$13,000,000	22.1%	$1,069,613	$18,400,000
1616-1632 McDonald Avenue	Brooklyn, NY	Industrial	34,400	100.0%	$11,500,000	19.6%	$898,398	$21,700,000
40 Cragwood Road	South Plainfield, NJ	Office	139,719	100.0%	$10,500,000	17.9%	$1,055,994	$17,900,000
Total / Wtd. Avg.			733,562	100.0%	$58,800,000	100.0%	$4,715,622	$88,000,000

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent(3)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	1	241,054	32.9%	241,054	32.9%	$5.25	19.6%	19.6%
2021	1	2,000	0.3%	243,054	33.1%	$32.45	1.0%	20.7%
2022	2	6,300	0.9%	249,354	34.0%	$27.52	2.7%	23.3%
2023	1	60,337	8.2%	309,691	42.2%	$13.63	12.8%	36.1%
2024	3	50,793	6.9%	360,484	49.1%	$21.43	16.9%	53.0%
2025	0	0	0.0%	360,484	49.1%	$0.00	0.0%	53.0%
2026	0	0	0.0%	360,484	49.1%	$0.00	0.0%	53.0%
2027	1	11,430	1.6%	371,914	50.7%	$16.50	2.9%	55.9%
2028	3	361,648	49.3%	733,562	100.0%	$7.85	44.1%	100.0%
Thereafter	0	0	0.0%	733,562	100.0%	$0.00	0.0%	100.0%
Vacant	NAP	0	0.0%	733,562	100.0%	NAP	NAP
Total / Wtd. Avg.	12	733,562	100.0%			$8.78	100.0%

(1)	Based on the underwritten rent rolls dated January-May 2018.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Includes approximately $270,659 in rent steps through June 1, 2019 and the present value of rent steps for investment grade tenants.

A-3-39

Various	Collateral Asset Summary – Loan No. 4 Tri-State Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,800,000 66.8% 1.26x 8.8%

The Loan. The Tri-State Distribution Portfolio loan (the “Tri-State Distribution Portfolio Loan”) is a fixed rate loan secured by the borrowers’ fee simple interest in three industrial properties located in New York and New Jersey and one suburban office property located in New Jersey (the “Tri-State Distribution Portfolio Properties”). The Tri-State Distribution Portfolio Loan, with an original principal balance of $58.8 million, has a 10-year term, is interest only for five years, and then amortizes on a 30-year schedule for the remaining term of the loan. The Tri-State Distribution Portfolio Loan accrues interest at a fixed rate equal to 4.89796% and has a Cut-off Date Balance of $58.8 million. A portion of the Tri-State Distribution Portfolio Loan in the original principal amount of $24.5 million was originated on April 30, 2018 and the remaining portion of the Tri-State Distribution Portfolio Loan in the original principal amount of $34.3 million was subsequently originated on June 12, 2018. The sponsor used proceeds of the Tri-State Distribution Portfolio Loan to acquire (i) the 473 Ridge Road Property for $29.0 million, (ii) the 207 Pond Avenue Property for $17.4 million, and (iii) the 40 Cragwood Road Property for approximately $15.6 million, to refinance the existing debt of approximately $4.5 million on the 1616-1632 McDonald Avenue Property, fund upfront reserves of $444,544 and pay closing costs of approximately $2.4 million. Based on the aggregate “As Is” appraised value of $88.0 million for the Tri-State Distribution Portfolio Properties, the Cut-off Date LTV Ratio for the Tri-State Distribution Portfolio Loan is 66.8%. The Tri-State Distribution Portfolio Properties have an aggregate “go dark” value of $66,100,000.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Borrower Amount	$58,800,000	84.8%	Purchase Price(1)	$61,992,500	89.4%
New Sponsor Equity(2)	$8,149,106	11.8	Loan Payoff	$4,517,362	6.5
Other Sources(3)	$2,404,137	3.5	Closing Costs	$2,398,837	3.5
			Reserves	$444,544	0.6
Total Sources	$69,353,243	100.0%	Total Uses	$69,353,243	100.0%
(1)	The borrower sponsor used proceeds of the Tri-State Distribution Portfolio Loan to acquire (i) the 473 Ridge Road Property for $29.0 million, (ii) the 207 Pond Avenue Property for $17.4 million, and (iii) the 40 Cragwood Road Property for approximately $15.6 million, and to refinance approximately $4.5 million of existing debt on the 1616-1632 McDonald Avenue Property.

(2)	New Sponsor Equity is presented net of an approximately $6.5 million return of equity related to the 1616-1632 McDonald Avenue refinancing. The borrower sponsor acquired the 1616-1632 McDonald Avenue property 100.0% vacant in October 2014 and has subsequently increased the property to 100.0% occupancy.

(3)	Other Sources is comprised of purchaser credits associated with the acquisition of the three properties identified above such as tenant security deposits, rent prorations, accounts receivable credits, advance rent and roof repairs.

The Borrower / Borrower Sponsor. The borrowers, 473 Ridge Road Property LLC, 207 Pond Middlesex Property LLC, 1818 M Partners LLC, and 40 Cragwood Road Property LLC, are each single purpose Delaware limited liability companies structured to be bankruptcy-remote with two independent directors in its organizational structure. The non-recourse carve-out guarantor is Joseph Saadia, an experienced owner and operator of industrial properties in the New York and New Jersey area. Joseph Saadia serves as a partner of Olivia Miller, Inc. (founded in 1996 and currently employing approximately 30 individuals) and S3 Holdings (founded in 2014 and currently employing approximately nine individuals), both of which specialize in the design and manufacturing of wholesale luxury footwear. Joseph Saadia currently owns eleven commercial properties (inclusive of the three properties acquired in connection with the Tri-State Distribution Portfolio Loan) located throughout New York and New Jersey.

The Properties. The Tri-State Distribution Portfolio Properties are comprised of three industrial properties and one office property located in New York and New Jersey encompassing a total of 733,562 sq. ft. All four of the Tri-State Distribution Portfolio Properties are 100.0% occupied as of the underwritten rent rolls dated May 1, 2018 (473 Ridge Road Property), January 1, 2018 (207 Pond Avenue Property), April 1, 2018 (1616-1632 McDonald Avenue Property) and January 5, 2018 (40 Cragwood Road Property), and are located within 35 miles of Manhattan.

The 473 Ridge Road Property is a single tenant, 318,389 sq. ft. industrial flex building located in New Brunswick, New Jersey that was built and renovated in 1981 and 1984, respectively and is situated on a 28.2-acre site. The 473 Ridge Road Property consists of 280,182 sq. ft. of warehouse space (approximately 88.0% of NRA) and 38,207 sq. ft. of office/flex space (approximately 12.0% of NRA) and features 28 foot clear heights, 43 by 43 foot column spacing, rooftop solar panels and 400 surface parking spaces. The 473 Ridge Road Property is 100.0% occupied by Central Mills, LLC, (d/b/a Freeze) through May 31, 2028. Freeze designs, sells, manufactures and distributes licensed and private label clothing to retailers. Their licenses included interests such as movies, music, TV, books, corporations and fashion brands. For the trailing 10-month period ending October 31, 2017, Freeze reported annual sales of approximately $85.2 million.

The 207 Pond Avenue Property is a single tenant, 241,054 sq. ft. industrial property consisting of two buildings that are located in Middlesex, New Jersey. The buildings (front and rear), which were each built in 1960 and are situated on a 11.5-acre site, are connected by enclosed walkways and feature 20 foot clear heights, 24 dock high doors, three ground level doors, 30 by 40 foot column spacing and 181 surface parking spaces. The 207 Pond Avenue Property is 100.0% leased through June 30, 2020 to SilverLine Building Products, a leading manufacturer of vinyl windows and patio doors in North America. SilverLine Building Products utilizes the two-story section of the front building for office space and a cafeteria, while the remainder of the front building space is used for glass lines, raw material storage, window finished product storage and light machinery. The rear building is utilized for warehousing, aluminum washing and painting, screen operations and window assembly.

The 1616-1632 McDonald Avenue Property consists of three single-story industrial warehouse buildings (totaling 34,400 sq. ft.) located in Brooklyn, New York which were built in 1931, 1955 and 1979. The 1616 and 1618 McDonald Avenue buildings feature approximately 15 foot clear heights and two 11-foot roll up doors. The 1632 McDonald Avenue building features 19-foot clear heights and has six 14-foot roll up doors. All roll up doors at the 1616-1632 McDonald Avenue Property open directly on to McDonald Avenue. The 1616-1632

A-3-40

Various	Collateral Asset Summary – Loan No. 4 Tri-State Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,800,000 66.8% 1.26x 8.8%

McDonald Avenue Property is situated on a 0.72-acre site, has 312 feet of frontage on McDonald Avenue and is 100.0% occupied by six industrial tenants.

The 40 Cragwood Road Property is a 139,719 sq. ft. single-story suburban office building on a 20.0-acre site located in South Plainfield, New Jersey. The 40 Cragwood Road Property was built in 1971 and features 1,400 feet of frontage along Interstate-287, rooftop solar panels for increased electric efficiency and 846 parking spaces. The 40 Cragwood Road Property is currently 100.0% occupied by four tenants and serves as the mission-critical location for two investment grade subsidiaries of Public Service Electric Group or PSEG.

Major Tenants.

Central Mills, LLC d/b/a Freeze (318,389 sq. ft.; 43.4% of Portfolio NRA; 30.5% of Portfolio U/W Base Rent): Central Mills, LLC (d/b/a Freeze), has been the sole tenant at the 473 Ridge Road Property since 2006. An affiliate of Central Mills, LLC was the previous owner of the 473 Ridge Road Property, and entered into a sale-leaseback with the borrower sponsor in connection with the acquisition of the property. In connection with the sale-leaseback, Central Mills, LLC entered into a 10-year triple net lease through May 2028 with an in-place U/W Base Rent of $6.00 PSF with 2.0% annual rent steps and continues to use the 473 Ridge Road Property as its company headquarters. Founded in 1986 by Solomon (Lou) Shalam and Charlie Tebele, Freeze is a sportswear manufacturing company that started with a focus on women’s apparel and has since grown into a more diverse retail presence by designing, selling, manufacturing and distributing licensed and private label clothing to global retail stores for all ages and genders. The company manufactures, warehouses and distributes all of its products from the 473 Ridge Road Property which is critical for delivery to its 22,000 sq. ft. showroom located at 1400 Broadway in New York City. Freeze has over 100 licenses with companies such as Walt Disney, Nickelodeon and Warner Bros. In addition to licensing, Freeze mass distributes sportswear apparel to major retailers including Wal-Mart, Target, Forever 21 and Amazon. For the trailing 10-month period ending October 31, 2017, Freeze reported annual sales of approximately $85.2 million.

SilverLine Building Products (241,054 sq. ft.; 32.9% of Portfolio NRA; 19.6% of Portfolio U/W Base Rent): SilverLine Building Products, the sole tenant at the 207 Pond Avenue Property, has been a tenant at the subject property for over 20 years and owned the property until 2006 when it sold the property and signed a third party lease. After signing the lease in July 2006, SilverLine Building Products implemented extensive renovations which included façade upgrades, gutter replacements, demolition of 10,000 sq. ft. of office space to increase warehouse area, and new carpet and flooring finishes for all of the remaining office space. The lease with SilverLine Building Products expires in June 2020. SilverLine Building Products is a subsidiary of Andersen Windows and is a manufacturer of vinyl windows and patio doors in North America. The company was founded in 1947 and is headquartered approximately 13 miles south of the 207 Pond Avenue Property. SilverLine Building Products currently pays U/W Base Rent of $5.25 PSF.

PSEG Power LLC and Public Service Electric & Gas (101,780 sq. ft.; 13.9% of Portfolio NRA; 24.9% of Portfolio U/W Base Rent): Public Service Enterprise Group (“PSEG”) operates four subsidiaries and two are tenants at the 40 Cragwood Road Property. After initially moving to the 40 Cragwood Road Property in 2012, PSEG Power LLC (60,337 sq. ft.; 8.2% of Portfolio NRA; 12.8% of Portfolio U/W Base Rent; A-/A2/BBB+ Fitch/Moody’s/S&P) and Public Service Electric & Gas (41,443 sq. ft.; 5.6% of Portfolio NRA; 12.1% of Portfolio U/W Base Rent; A-/A2/BBB+ Fitch/Moody’s/S&P), collectively, have expanded from 55,775 sq. ft. to a total of 101,780 sq. ft. currently in-place. PSEG Power LLC’s lease expires in January 2023 and the tenant has two, five-year renewal options. The Public Service Electric & Gas lease expires in December 2024 and has two, five-year renewal options. PSEG has dedicated the 40 Cragwood Road Property as one of three locations focused on the operating and maintenance of the PSEG transmission system (the other two locations are 4000 Hadley Road, which is immediately adjacent to the 40 Cragwood Road Property and has been owned by PSEG since February 1992, and the PSEG corporate headquarters in downtown Newark, New Jersey). The PSEG subsidiaries at the 40 Cragwood Road Property utilize the space for network monitoring, materials testing facilities, training facilities and lab space.

Environmental Matters. The Phase I environmental reports dated from January 2018 to May 2018 recommended no further action at the Tri-State Distribution Portfolio Properties other than the continued implementation of an asbestos operations and maintenance plan.

The Market. The 473 Ridge Road, 207 Pond Avenue and 40 Cragwood Road Properties are located in Northern New Jersey and the 1616-1632 McDonald Avenue Property is located in Brooklyn, New York. All Tri-State Distribution Portfolio Properties are located within at least 35 miles of New York City and benefit from their respective locations along the Washington D.C. to Boston corridor. According to the appraisal, the 473 Ridge Road and 207 Pond Avenue Properties are located within the Northern New Jersey industrial market, which, as of the third quarter of 2017, consists of approximately 821.4 million sq. ft. of inventory with a vacancy of 5.4% and average asking rent of $7.23 PSF. Over the past nine years, the Northern New Jersey industrial market has seen positive absorption of 0.2%, a 3.0% decrease in vacancy and an increase in average asking rent of 19.9%. With respect to the 473 Ridge Road Property, the appraiser identified 16 comparable triple net industrial leases, ranging from $5.50 to $8.65 PSF and concluded to a market triple net rent for the 473 Ridge Road Property of $6.15 PSF (compared to the in-place U/W Base Rent of $6.18 PSF). With respect to the 207 Pond Avenue Property, the appraiser identified 10 comparable industrial leases ranging from $5.00 to $7.50 PSF and concluded to a market triple net rent for the 207 Pond Avenue Property of $5.50 PSF (compared to the adjusted U/W Base Rent of $5.25 PSF).

According to the appraisal, the 40 Cragwood Road Property is located within the Northern New Jersey office market and Route 287 East office submarket. As of year-end 2017, the Northern New Jersey office market inventory consisted of approximately 374.6 million sq. ft. with a vacancy rate of 12.4% and average asking rent of $25.16 PSF. Further, the Route 287 East office submarket inventory consisted of approximately 8.0 million sq. ft. with a vacancy rate of 18.6% and average asking rent of $19.50. The appraiser identified five comparable leases ranging from $16.00 to $19.69 PSF and concluded to a gross market rent of $16.75 for the space at the 40 Cragwood Road Property (compared to the adjusted U/W Base Rent of $15.77 PSF).

A-3-41

Various	Collateral Asset Summary – Loan No. 4 Tri-State Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,800,000 66.8% 1.26x 8.8%

The 1616-1632 McDonald Avenue Property is located within the Brooklyn industrial market, which, as of year-end 2017, consisted of approximately 91.9 million sq. ft. of inventory with a vacancy of 4.6% and average asking rent of $21.30 PSF. The appraiser identified five comparable industrial leases within 4.3 miles of the 1616-1632 McDonald Avenue Property with rents ranging from $24.44 to $36.34 PSF and concluded to an average asking rent of $29.21 PSF which is in line with the recent leases signed in April 2018 for ABC Supply ($27.50 PSF) and Chic Home Designs, LLC ($30.00 PSF).

2017 Demographic Statistics(1)
	Population			Average Household Income			Projected Five-Year Population Growth
Property	1-mile radius	3-mile radius	5-mile radius	1-mile radius	3-mile radius	5-mile radius	1-mile radius	3-mile radius	5-mile radius
473 Ridge Road	8,502	27,761	105,697	$146,185	$142,673	$133,139	0.21%	2.21%	1.76%
207 Pond Avenue	13,056	88,903	223,098	$104,633	$115,836	$113,539	0.34%	1.16%	0.98%
1616-1632 McDonald Avenue(2)	148,001	1,125,632	1,851,935	$80,551	$81,135	$86,683	5.31%	5.31%	5.28%
40 Cragwood Road	6,598	97,321	342,164	$135,623	$121,633	$110,351	3.00%	0.77%	0.44%
(1)	Source: Appraisal.

(2)	Source: Third Party Report.

Cash Flow Analysis.

Cash Flow Analysis
	U/W	U/W (PSF)
Base Rent	$6,171,986	$8.41
Rent Steps(1)	270,659	$0.37
Reimbursements	2,341,480	$3.19
Gross Potential Rent	$8,784,125	$11.97
Parking	5,691	$0.01
Less: Vacancy(2)	(439,206)	($0.60)
Effective Gross Income	$8,350,610	$11.38
Total Variable Expenses	2,036,604	$2.78
Total Fixed Expenses	1,156,714	$1.58
Net Operating Income	$5,157,291	$7.03
TI/LC	327,670	$0.45
Capital Expenditures	114,000	$0.16
Net Cash Flow	$4,715,622	$6.43
(1)	Includes approximately $270,659 in rent steps through June 1, 2019 and the present value of rent steps for investment grade tenants.

(2)	U/W Vacancy represents an economic vacancy of 5.0%.

Property Management. The Tri-State Distribution Portfolio Properties are self-managed by the borrower.

Lockbox / Cash Management. The Tri-State Distribution Portfolio Loan is structured with a springing hard lockbox and springing cash management. The Tri-State Distribution Portfolio Loan requires that after the occurrence of Trigger Period (as defined below) the borrower or property manager, as applicable, (i) deposit into the lockbox account, immediately after receipt, all rents and other revenue of any kind received by the borrower or the property manager with respect to the Tri-State Distribution Portfolio Properties and (ii) deliver tenant direction letters to the tenants directing such tenants to pay all rents into the lockbox account. Upon the occurrence and during the continuance of a Trigger Period (as defined below), all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender to be applied and disbursed in accordance with the Tri-State Distribution Portfolio Loan documents and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Tri-State Distribution Portfolio Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Tri-State Distribution Portfolio Loan. To the extent that no Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrower.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Tri-State Distribution Portfolio Loan documents, (ii) the debt service coverage ratio falling below 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period (as defined below) and (iv) the occurrence of a Ridge Property ISRA Reserve Trigger Event (as defined below); and (B) expiring upon (w) with regard to any Trigger Period commenced in connection with clause (A)(i) above, the cure of such event of default, (x) with regard to any Trigger Period commenced in connection with clause (A)(ii) above, the debt service coverage ratio being equal to or greater than 1.20x for two consecutive calendar quarters, (y) with regard to any Trigger Period commenced in connection with clause (A)(iii) above, a Specified Tenant Trigger Period ceasing to exist in accordance with the terms of the Tri-State Distribution

A-3-42

Various	Collateral Asset Summary – Loan No. 4 Tri-State Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,800,000 66.8% 1.26x 8.8%

Portfolio Loan documents and (z) with regard to any Trigger Period commenced in connection with clause (A)(iv) above, the occurrence of a Ridge Property ISRA Reserve Trigger Event Cure (as defined below).

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a Specified Tenant (as defined below) being in default under its lease, (ii) a Specified Tenant failing to be in actual, physical possession of its space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in its space, (iii) a Specified Tenant giving notice that it is terminating its lease for all or any portion of its space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant Lease (as defined below) (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant Lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Specified Tenant, and (vi) a Specified Tenant failing to extend or renew its Specified Tenant Lease on or prior to (x) with respect to any Specified Tenant Lease for any portion of the 473 Ridge Road Property, 18 months prior to the date occurring on the earlier of (i) the expiration of the then applicable term of the applicable Specified Tenant Lease, (ii) the latest date by which the applicable Specified Tenant may exercise its renewal right of its respective Specified Tenant Lease and (iii) the stated maturity date of the Tri-State Distribution Portfolio Loan, and (y) with respect to any Specified Tenant Lease for any portion of the 207 Pond Avenue Property, the 40 Cragwood Road Property or the 1616-1632 McDonald Avenue Property, in each case, 12 months prior to the date occurring on the earlier of (i) the expiration of the then applicable term of the applicable Specified Tenant Lease and (ii) the latest date by which the applicable Specified Tenant may exercise its renewal right of its respective Specified Tenant Lease, in each case, for a minimum renewal or extension term of five years and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence may include a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to the lender) of: (i) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (ii) the borrowers leasing the entire Specified Tenant space (or applicable portion thereof), for a minimum of five years in accordance with the applicable terms and conditions of the Tri-State Distribution Portfolio Loan documents, the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full amount of the rent due under its lease.

“Specified Tenant Cure Conditions” means each of the following, as applicable, (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant Lease, (ii) the applicable Specified Tenant is in actual, physical possession of its space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in its space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease in accordance with clause (A)(vi) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant Lease in accordance with the terms of the Tri-State Distribution Portfolio Loan documents for the applicable Specified Tenant Lease for a term of five years, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant Lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant Lease pursuant to a final, non-appealable order of a court of competent jurisdiction, and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease.

A “Specified Tenant” means (a) SilverLine Building Products, (b) Central Mills, LLC, (c) PSEG Power LLC, (d) Public Service Electric & Gas, (e) any other tenant leasing 15.0% or more sq. ft. of the applicable individual property that is part of the Tri-State Distribution Portfolio Properties approved in accordance with the Tri-State Distribution Portfolio Loan documents or any other tenant consisting of 15.0% or more of the total rental income at the applicable individual property that is part of the Tri-State Distribution Portfolio Properties, (f) any other lessee(s) of the space demised by the Specified Tenant (or any portion thereof) and any affiliate thereof providing credit support or a guaranty of the applicable related specified tenant lease(s) and (g) any replacement tenant of SilverLine Building Products, Central Mills, LLC, PSEG Power LLC and/or Public Service Electric & Gas, in each case, approved in accordance with the Loan Documents.

“Specified Tenant Lease” means collectively and/or individually (as the context requires), each lease at the Tri-State Distribution Portfolio Properties with a Specified Tenant (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.

“Ridge Property ISRA Reserve Trigger Event” means, the failure of borrowers to deposit sums into the related reserve account (the “Ridge Property ISRA Reserve Account”) with respect to a determination that the transfer of the 473 Ridge Road Property to the applicable borrower was subject to compliance with the New Jersey Industrial Site Recovery as described in “Springing Reserves” below.

“Ridge Property ISRA Reserve Trigger Event Cure” means, the date sums on deposit in the Ridge Property ISRA Reserve Account equal the amount then required to be reserved therein as described in “Springing Reserves” below.

Initial and Ongoing Reserves. At loan origination, the borrower deposited (i) $114,310 into a tax reserve account, (ii) $67,912 into an insurance reserve account and (iii) $262,323 into an account for immediate repairs identified by an engineer (110% of identified repairs).

On a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $79,632, into a tax reserve account, (ii) 1/12 of annual insurance premiums, which currently equates to $15,717, into an insurance reserve account, (iii) $9,391 into a replacement reserve account and (iv) $15,026 into a tenant improvements and leasing commissions account.

A-3-43

Various	Collateral Asset Summary – Loan No. 4 Tri-State Distribution Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,800,000 66.8% 1.26x 8.8%

During the term of the loan, the borrower is required to make the following reserve deposits: (i) within 10 days of delivery to lender of an estimate of cost required to repair a portion of the roof at the 473 Ridge Road Property as required pursuant to the lease with Central Mills, LLC (which delivery of the cost estimate is required to be made within 30 days of the origination date), a deposit into the reserve for immediate repairs in an amount equal to 110% of such estimated costs and (ii) if at any time it is determined that the transfer of the 473 Ridge Road Property to the borrower was subject to compliance with the New Jersey Industrial Site Recovery Act, a deposit into the Ridge Property ISRA Reserve Account of an amount equal to 125% of the cost, as determined by the lender, of engaging an environmental consultant to produce an “opinion of probable cost” detailing the actions to be taken by the 473 Ridge Road Property borrower to comply with the New Jersey Industrial Site Recovery Act (“ISRA”) and the estimated cost thereof and a further amount equal to 125% of the estimated cost set forth in the opinion of probable cost. If it is determined that ISRA is applicable, the sale of the property following a foreclosure would be subject to ISRA compliance (but ISRA compliance would not constitute a condition precedent to foreclosure or accepting a deed-in-lieu of foreclosure).

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. The Tri-State Distribution Portfolio Whole Loan documents permit a partial release of (A) one or more of the individual Tri-State Distribution Portfolio Properties and (B) specified outparcels at the 473 Ridge Road Property and the 40 Cragwood Property (as described in the Tri-State Distribution Portfolio Whole Loan documents), and having outparcel allocated loan amounts of $3,187,500 and $1,000,000, respectively) in each case at any time after the earlier of April 30, 2022 and the second anniversary of the securitization of the Tri-State Distribution Portfolio Whole Loan, provided certain conditions are satisfied, including, without limitation, (i) no event of default has occurred and is continuing under the Tri-State Distribution Portfolio Whole Loan documents, (ii) the borrower has delivered a REMIC opinion in form and substance acceptable to the lender and the rating agencies and such release otherwise satisfies the applicable REMIC rules and regulations, (iii) the borrower has partially defeased the Tri-State Distribution Portfolio Whole Loan, in an amount equal to the greater of (a) 125% of the allocated loan amount of the applicable individual property or specified outparcel and (b) the net sales proceeds applicable to the individual property or specified outparcel, (iv) the debt service coverage ratio after any such release is at least equal to the greater of 1.29x and the debt service coverage ratio of all of the individual Tri-State Distribution Portfolio Properties immediately prior to release, (v) the loan-to-value ratio after any such release is no greater than the lesser of 66.8% and the loan-to-value ratio with respect to all of the individual Tri-State Distribution Portfolio Properties immediately prior to the release, (vi) in connection with the release of a specified outparcel, for so long as any portion of the specified outparcel is owned by any person/entity that owns a direct or indirect interest in the borrower, no portion of the specified outparcel is leased to any tenant at the remaining property without the lender’s consent unless (A) such tenant is an existing tenant pursuant to a lease at the applicable individual property which lease will remain in full force and effect following any such lease, of space at the specified outparcel and (B) (x) any such lease provides for rental rates comparable to existing local market rates for similar properties and (y) borrower shall have simultaneously offered such tenant comparable space at the applicable individual property (if such space is then available) at existing local market rates, (vii) in connection with the release of a specified outparcel, the remaining property is its own separate legal and tax parcel, (viii) in connection with the release of a specified outparcel, the remaining property shall continue to be in compliance with all legal and lease requirements after the release and (ix) in connection with the release of a specified outparcel, the borrower delivers a reciprocal easement and restrictive covenant agreement reasonably acceptable to the lender.

A-3-44

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A-3-45

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 5 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 38.0% 3.00x 11.4%

the Gateway
apartments & townhomes

the Gateway
Sydney Walton Park

A-3-46

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 5 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 38.0% 3.00x 11.4%

A-3-47

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 5 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 38.0% 3.00x 11.4%

Mortgage Loan Information
Loan Seller(1):	GACC
Loan Purpose:	Refinance

Borrower Sponsors(2):	Prime Property Fund II, L.P.; C M Golden Gate, Inc.; Oakhill Gateway Partners, L.P.
Borrower:	Golden Gateway Center SPE, LLC
Original Balance(3):	$50,000,000
Cut-off Date Balance(3):	$50,000,000
% by Initial UPB:	4.3%
Interest Rate(4):	3.7218181818%
Payment Date:	6th of each month
First Payment Date:	May 6, 2018
Maturity Date:	April 6, 2028
Amortization:	Interest Only
Additional Debt(3):	$280,000,000 Pari Passu Senior Debt $220,000,000 Subordinate Debt
Call Protection(5):	L(11), YM1(16), DorYM1(86), O(7)
Lockbox / Cash Management:	Soft / Springing

Reserves(6)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing

Financial Information
	Senior Notes(7)	Whole Loan(8)
Cut-off Date Balance:	$330,000,000	$550,000,000
Cut-off Date Balance / Unit(8):	$263,158	$438,596
Balloon Balance / Unit(8):	$263,158	$438,596
Cut-off Date LTV:	38.0%	63.3%
Balloon LTV:	38.0%	63.3%
Underwritten NOI DSCR:	3.02x	1.64x
Underwritten NCF DSCR:	3.00x	1.62x
Underwritten NOI Debt Yield:	11.4%	6.8%
Underwritten NCF Debt Yield:	11.3%	6.8%
Underwritten NOI Debt Yield at Balloon:	11.4%	6.8%
Underwritten NCF Debt Yield at Balloon:	11.3%	6.8%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type(9):	High Rise Multifamily
Collateral:	Fee Simple
Location:	San Francisco, CA
Year Built / Renovated:	1965-1967 / 2010-2018
Total Units(9):	1,254
Property Management:	Golden Management, Inc.
Underwritten NOI:	$37,654,905
Underwritten NCF:	$37,341,405
Appraised Value:	$868,800,000
Appraisal Date:	February 1, 2018

Historical NOI
Most Recent NOI:	$37,344,275 (December 31, 2017)
2016 NOI:	$37,666,095 (December 31, 2016)
2015 NOI:	$36,828,305 (December 31, 2015)
2014 NOI:	$34,465,668 (December 31, 2014)

Historical Occupancy(10)
Most Recent Occupancy:	96.7% (January 25, 2018)
2016 Occupancy:	95.1% (December 31, 2016)
2015 Occupancy:	96.9% (December 31, 2015)
2014 Occupancy:	98.1% (December 31, 2014)
(1)	The Gateway Whole Loan was co-originated by DBNY (as defined below) and BANA (as defined below).

(2)	There is no non-recourse carve-out guarantor for The Gateway Whole Loan and no environmental indemnitor other than the borrower.

(3)	The Original Balance and Cut-off Date Balance of $50.0 million represents the senior Note A-1-B, which, together with the remaining pari passu senior notes with an aggregate original principal balance of $280.0 million and the subordinate notes with an aggregate original principal balance of $220.0 million, comprise The Gateway Whole Loan with an aggregate original principal balance of $550.0 million. For additional information regarding the pari passu senior notes and the subordinate notes, see “The Loan” herein.

(4)	Interest Rate reflects the interest rate with respect to The Gateway Senior Notes (as defined below). The interest rate on the B Notes (as defined below) is 4.50000% and on the C Notes (as defined below) is 4.93000%.

(5)	Prior to the open prepayment date of October 6, 2027, The Gateway Whole Loan (a) may be defeased (in whole but not in part) at any time after the earlier of (i) March 16, 2021, or (ii) two years from the closing date of the securitization that includes any promissory note that evidences all or any portion of The Gateway Whole Loan to be securitized (the assumed lockout period of 27 payments is based on the closing date of this transaction in July 2018) or (b) may be prepaid (in whole but not in part) on any business day on or after April 6, 2019 (the “Yield Maintenance Lockout Date”) subject to the payment of an amount equal to the greater of 1% of the amount prepaid or a yield maintenance amount.

(6)	See “Initial and Ongoing Reserves” herein.

(7)	DSCR, LTV, Debt Yield and Balance / Unit calculations are based on the Senior Notes only, which have an aggregate principal balance of $330.0 million.

(8)	DSCR, LTV, Debt Yield and Balance / Unit calculations are based on The Gateway Whole Loan, with an aggregate principal balance of $550.0 million, which includes $220.0 million of subordinate notes.

(9)	The Gateway Property consists of 1,254 multifamily rental units within four high-rise towers and 58 two-story townhomes. In addition to the multifamily component, which contributed to 89.1% of the 2017 year end effective gross income, The Gateway Property contains 61,989 sq. ft. of ground floor commercial space with an additional 9,981 sq. ft. of management and leasing office space. The Cut-off Date Balance / Unit and Balloon Balance / Unit values are calculated based on the 1,254 apartments.

(10)	Historical Occupancy figures reflect the occupancy of the 1,254 apartments.

A-3-48

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 5 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 38.0% 3.00x 11.4%

The Loan. The Gateway loan (the “The Gateway Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a Class A multifamily complex containing 1,254 rent-controlled units within four high-rise towers and 58, two-story townhomes, together with the retail and other ancillary uses, located across three full city blocks and a park located on one full city block in San Francisco, California (the “The Gateway Property”). The Gateway Loan is evidenced by the non-controlling Note A-1-B with an Original Balance and Cut-off Date Balance of $50.0 million. The Gateway Loan is part of a whole loan (the “The Gateway Whole Loan”) evidenced by 15 promissory notes: nine senior pari passu notes with an aggregate original principal balance of $330.0 million (the “Gateway Senior Notes”) four B notes with an aggregate original principal balance of $105,000,000 (the “Gateway B Notes”), which are subordinate to the Gateway Senior Notes and two C notes with an aggregate original principal balance of $115,000,000 (the “Gateway C Notes”), which are subordinate to both the Gateway Senior Notes and the Gateway B Notes (the Gateway B Notes and the Gateway C Notes, collectively, the “Gateway Subordinate Notes” and, together with the Gateway Senior Notes, the “The Gateway Whole Loan”). Only The Gateway Loan will be included in the Benchmark 2018-B4 mortgage trust and the table below summarizes the remaining promissory notes.

The relationship between the holders of The Gateway Whole Loan is governed by a co-lender agreement as described under the “Description of the Mortgage Loans and Mortgaged Properties — The Whole Loans — The AB Whole Loans — The Gateway Whole Loan in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-B	$50,000,000	$50,000,000	Benchmark 2018-B4	No
A-1-A1	$120,000,000	$120,000,000	COMM 2018-HOME	No
A-1-A2, A-1-A3, A-1-A4, A-1-A5, A-1-A6	$77,500,000	$77,500,000	DBNY	No
A-2-A	$27,500,000	$27,500,000	BANK 2018-BNK11	No
A-2-B	$55,000,000	$55,000,000	BANK 2018-BNK12	No
Total Senior Notes	$330,000,000	$330,000,000
B-1-A, B-2-A	$52,500,000	$52,500,000	Prima Mortgage Investment Trust, LLC	No
B-1-B, B-2-B	$52,500,000	$52,500,000	New York State Teachers’ Retirement System	No
C-1, C-2	$115,000,000	$115,000,000	Teachers Insurance and Annuity Association of America	Yes(1)
Total Subordinate Notes	$220,000,000	$220,000000
Total	$550,000,000	$550,000,000
(1)	The Gateway Whole Loan will be serviced pursuant to the Benchmark 2018-B4 pooling and servicing agreement. However, so long as no “control appraisal period” (or similar term) has occurred and is continuing, the holder of Note C-1 and C-2 will be the controlling noteholder and will have the right to approve certain modifications and consent to certain actions taken with respect to the related whole loan. If a control appraisal period has occurred and is continuing with respect to all subordinate notes, the holder of Note A-1-A1 will be the controlling noteholder, which rights may be exercised by the controlling class certificateholder (or its representative or any party assigned to exercise the rights of the controlling noteholder under the Benchmark 2018-B4 pooling and servicing agreement).

The Gateway Whole Loan, which was co-originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) and Bank of America, N.A. (“BANA”), has a 10-year term and requires monthly payments of interest only for the entire term of the loan. The Gateway Whole Loan accrues interest at a fixed rate equal to approximately 4.1230%, with the Gateway Senior Notes accruing interest at a fixed rate equal to 3.7218181818%. The Gateway Whole Loan proceeds were used to refinance existing debt of approximately $337.9 million, pay closing costs of approximately $3.4 million and return approximately $208.7 million in equity to the borrower sponsors. Based on the “As is” appraised value of $868.8 million as of February 1, 2018, the Cut-off Date LTV for the Gateway Senior Notes is 38.0% and for The Gateway Whole Loan is 63.3%. The most recent prior financing of The Gateway Property was included in a FREMF Mortgage Trust 2013-K33 and FREMF Mortgage Trust 2013-K34 securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$330,000,000	60.0%	Loan Payoff	$337,917,797	61.4%
Subordinate Notes	$220,000,000	40.0%	Closing Costs	$3,386,930	0.6%
			Return of Equity	$208,695,272	37.9%
Total Sources	$550,000,000	100.0%	Total Uses	$550,000,000	100.0%

The Borrower / Borrower Sponsors. The borrower is Golden Gateway Center SPE, LLC, a single purpose Delaware limited liability company with two independent directors. The borrower is indirectly owned by three general partners: Prime Property Fund II, L.P., an entity of the Prime Group; CM Golden Gate, Inc., an entity of CM Capital Corporation; and Oakhill Gateway Partners, L.P., an entity of Oak Hill Investments, Inc., each owning approximately 23.9% of the borrower, and a group of limited partners with no individual limited partner owning more than approximately 13.8%. There is no non-recourse carve-out guarantor for The Gateway Whole Loan and no environmental indemnitor other than the borrower.

A-3-49

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 5 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 38.0% 3.00x 11.4%

The Prime Group is a real estate platform that finances assets nationwide. Its subsidiary, Prime Residential, is a large owner of multifamily rental communities with more than 16,000 residential units in its portfolio. CM Capital Corporation is based in Palo Alto, CA, and is an investor in real estate and alternative asset classes. Oak Hill Investments acts as managing general partner of the related borrower sponsor and has served in this capacity since 1992, overseeing day-to-day operations of The Gateway Property.

The Property. The Gateway Property is a Class A residential community located on approximately 7.74 acres that encompasses four full city blocks in San Francisco, California, at the gateway to San Francisco’s Financial District. The Gateway Property collectively features 1,254 rent-controlled multifamily units contained within four, 22- and 25-story towers and 58, two-story townhomes. The Gateway Property also features 61,989 sq. ft. of ground floor commercial space, including a grocery store, a health club and a bank branch, which further support the amenity base to the residential tenants as well as non-resident walking traffic. In addition, The Gateway Property features a dedicated park known as Sydney G. Walton Square (“Park Parcel”), which occupies a full city block and is connected to the main portion of The Gateway Property via a sky bridge. The Park Parcel does not generate income, however it does serve as an amenity and benefits The Gateway Property by proximity and access. Additionally, The Gateway Property offers 866 spaces within the subterranean parking garage in the basements and the two levels of parking at or above grade resulting in a parking ratio of 0.69 spaces per unit.

The Gateway Property was constructed in two phases from 1965 to 1967. Between 2010 and 2018, the ownership invested approximately $21.5 million ($17,158 per unit) on exterior, common areas and interior unit renovations, including boiler systems, low-flow toilets, elevator upgrades, corridor upgrades, garage fans and lighting, trash chute replacements and select unit renovations. The $21.5 million investment includes $15,000 per unit on non-renovated units as they roll over.

Multifamily: The Gateway Property multifamily component contributed approximately 89.1% of the 2017 year end effective gross income and was 96.7% leased as of January 25, 2018 at a weighted average monthly rent of $2,992 per unit. The Gateway Property has averaged 96.6% occupancy over the last 15 years.

All 1,254 units within The Gateway Property multifamily component are subject to San Francisco’s rent control ordinance, which limits the rental increase a landlord can charge an existing tenant to 60% of the annual increase in the Consumer Price Index for all urban consumers in the San Francisco Oakland-San Jose region, and may not exceed a 7% increase in annual rent. San Francisco rent control ordinances do not extend rent-control protections to tenants who were not the original tenant, which means there are no “succession rights” as in many other rent-controlled markets like New York City. Once a unit turns over, it may be rented at the prevailing market rents for that unit, with the same limited future rent increases. According to the appraisal, the in-place rent of $3,023 per unit is 13.1% lower than the appraiser’s concluded market rents of $3,478. The Gateway Property exhibited approximately 4.0% average revenue growth per year since 2003.

The Gateway Property units offer a variety of living options in four high-rise residential towers and 58 two-story townhome units. Every unit features a balcony or patio space and a majority of the units have unobstructed, city and water views. In addition, The Gateway Property offers its tenants controlled access, on-site maintenance and property manager, a doorman, 24-hour patrol, storage space, a courtyard/sundeck, parking spaces as well as discounted access to the health club retail subtenant.

Residential Unit Summary(1)
Unit Type	Units	Occupied Units	% Occupied	Average Unit Size (SF)	Average Monthly In- Place Rent per Unit	Average Monthly In-Place Rent PSF
Studio	391	380	97.2%	541	$2,477	$4.58
1BD/1BA	530	522	98.5%	718	$2,832	$3.94
2BD/1BA	159	152	95.6%	908	$3,501	$3.86
2BD/2BA	104	98	94.2%	972	$3,989	$4.10
2BD/2BA PH	4	4	100.0%	1,498	$6,132	$4.09
2BD/2.5BA TH	34	32	94.1%	1,396	$4,491	$3.22
3BD/2BA	4	4	100.0%	1,272	$4,386	$3.45
3BD/2BA PH	4	4	100.0%	1,701	$5,187	$3.05
3BD/2.5BA TH	20	20	100.0%	1,533	$7,552	$4.93
4BD/2.5BA TH	4	4	100.0%	1,761	$6,366	$3.62
Total/Wtd. Avg.	1,254	1,220	97.3%(2)	750	$3,023	$4.03
(1)	Source: Appraisal.

(2)	The Gateway Property was 96.7% occupied as of the rent roll dated January 25, 2018.

Commercial: The Gateway Property commercial component contributed approximately 4.0% of the 2017 year end effective gross income and was 88.6% leased to 14 tenants (excluding management office space) at a weighted average base rent of $34.29 PSF as of February 7, 2018. The 17,630 sq. ft. Safeway Stores, Inc. space, which comprises 24.5% of the commercial net rentable area, is the Financial District’s only full service grocery store. In addition to notable national tenants such as Bank of America, Baskin Robbins and Starbucks, The Gateway Property commercial component also includes smaller tenants such as a dentist’s office, cleaners and beauty salon, among others.

A-3-50

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 5 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 38.0% 3.00x 11.4%

Commercial Tenant Summary(1)
	Ratings	Net Rentable	% of Net	U/W Base	% of Total	Lease
Tenant	(Fitch/Moody’s/S&P)	Area (Sq. Ft.)	Rentable Area	Rent PSF	U/W Base Rent	Expiration
Safeway Stores, Inc.	NR/NR/NR	17,630	24.5%	$15.25	14.3%	5/11/2020
GGC SPE and GGC Bay Club	NR/NR/NR	7,355	10.2%	$76.48	29.8%	7/1/2023
Bank of America NT & SA	A/A3/A-	6,564	9.1%	$45.58	15.9%	4/11/2022
42nd Street Moon	NR/NR/NR	4,500	6.3%	$20.67	4.9%	7/5/2018
HMS Associates	NR/NR/NR	3,190	4.4%	$40.00	6.8%	12/31/2019
Subtotal / Wtd. Avg.		39,239	54.5%	$34.44	71.6%
Remaining Tenants(2)		25,682	35.7%	$34.07	28.4%
Total / Wtd. Avg. Occupied		64,921	90.2%	$34.29	100.0%
Vacant		7,049	9.8%
Total / Wtd. Avg.		71,970	100.0%

(1)	Based on the underwritten rent roll dated February 7, 2018.

(2)	Remaining Tenants includes 9,981 sq. ft. of management office space. The management space does not contribute to the total annual U/W Base Rent.

Environmental Matters. The Phase I environmental reports dated February 14, 2018, did not identify any recognized environmental conditions and recommended no further action at The Gateway Property.

The Market. The Gateway Property neighborhood in San Francisco includes a mix of office and residential uses, with some ground floor retail uses. The Gateway Property is just north of the dense office development in the Financial District that serves as the city’s central business district and is walkable to San Francisco’s top employers and adjacent to the streets of Jackson Square. The Gateway Property also benefits from access to numerous public transportation alternatives, including BART (the Bay Area Rapid Transit), MUNI Metro, AC Transit, and CalTrain. According to the appraiser, the estimated 2017 population and median annual household income within a three-mile radius of the subject are 342,432 and $77,435, respectively.

Multifamily: The Gateway Property is located in the Russian Hill / Embarcadero submarket within the greater San Francisco multifamily market. The 9,853-unit submarket exhibited a vacancy rate of 4.3% and an average asking rent of $3,313 per month as of fourth quarter 2017, according to the appraisal. The appraisal also identified eight comparable multifamily buildings ranging from 226 units to 1,114 units with an average unit size of 758 sq. ft. The comparables have a weighted average in place rent of $3,515 per month. By comparison, the recently achieved market rent at The Gateway Property is $3,023 per month.

Comparable Rental Properties(1)(2)
Property	Address	Distance (miles)	Year Built / Renovated	# Units	Occupancy	Average SF per Unit	Average Rent per Unit	Average Annual Rent PSF
The Gateway Property(1)	Various	N/A	1965 – 1967 / 2010 – 2018	1,254	96.7%	750	$2,992	$47.88
Appraisal Comparables
Filmore Center	1475 Fillmore Street	2.0 W	1989	1,114	97.0%	753	$3,123	$49.80
Rincon Green Apartments	333 Harrison Street	0.7 S	2013	326	97.0%	598	$3,459	$69.36
Carmel Rincon	88 Howard Street	0.6 S	1989	320	94.0%	711	$3,869	$65.28
388 Beale Apartments	388 Beale Street	0.7 S	2000	226	95.0%	1,111	$4,850	$52.32
Bayside Village	580 Beale Street	1.0 S	1988	862	97.0%	767	$3,357	$52.44
Soma Square	1 St. Francis Place	1.2 S	1985	410	97.0%	787	$3,834	$58.44
The Paramount	680 Mission Street	0.8 S	2001	486	97.0%	797	$4,450	$66.96
NorthPoint	2211 Stockton Street	1.0 N	1967	514	99.0%	672	$2,716	$48.48
Market Research Comparables
Jasper	45 Lansing Street	0.9 S	2015	319	95%	998	$5,037	$60.60
340 Fremont	340 Fremont Street	0.8 S	2016	348	99%	850	$4,466	$63.12
399 Fremont	399 Fremont Street	0.9 S	2016	447	96%	830	$4,409	$63.72
Solaire	299 Fremont Street	0.7 S	2016	408	92%	706	$3,690	$62.64

(1)	Source: Appraisal.

(2)	Based on the underwritten multifamily rent roll dated January 25, 2018.

A-3-51

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 5 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 38.0% 3.00x 11.4%

Retail: The Gateway Property is located in the San Francisco Downtown North Retail Submarket within the greater San Francisco retail market. According to the appraisal, the 2,926,371 sq. ft. retail submarket had a vacancy rate of 6.1% in the fourth quarter of 2017 with average asking rents of $55.83 PSF (NNN) up from $55.33 in the third quarter of 2017. The appraisal identified seven comparable retail properties with 12 leases which commenced in between the fourth quarter of 2015 and first quarter of 2018 in San Francisco, California. The annual rent PSF ranged from $31.00 to $53.00 on a modified gross basis for a weighted average annual rent PSF of $39.74.

Commercial Lease Comparables(1)
Property Address	Tenant	Lease Date	Term (years)	Total Sq. Ft.	Modified Gross Equivalent Rent PSF
The Gateway Property(2)	Various	Various	2.7	54,340	$43.34
727-729 Washington	Listing	1Q 2018	5.0	2,000	$42.00
900 Folsom	Zen Dental Vitality Bowls Les Gourmands Contraband Coffee	4Q 2017 4Q 2017 2Q 2017 4Q 2016	10.0 10.0 10.0 7.0	1,331 813 1,465 966	$43.00 $36.00 $40.00 $45.00
735 Montgomery Street	Magic Sky USA, Inc. BodyFI	2Q 2017 4Q 2015	3.0 10.0	2,461 4,300	$40.00 $31.00
881 Post Street	Milk Bean Café	4Q 2017	5.0	898	$40.80
1346 Polk Street	Ministry Pub	2Q 2017	5.0	1,800	$39.00
87-99 6th Street	Dental clinic Vitality Bowls	2Q 2017 3Q 2017	5.0 10.0	1,300 813	$42.00 $36.00
200 Montgomery	Café Venue	4Q 2015	10.0	1,967	$53.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated February 7, 2018, excluding the Safeway Stores, Inc. grocery tenant.

The appraisal also identified four comparable grocery store leases which commenced between the second quarter of 2014 and the second quarter of 2017. The annual rent PSF ranged from $30.76 to $56.00 for a weighted average annual rent PSF of $34.77.

Grocery Store Lease Comparables(1)
Property Address	Tenant	Lease Date	Term (years)	Total Sq. Ft.	Modified Gross Equivalent Rent PSF
The Gateway Property (2)	Safeway Stores, Inc.		4.1	17,630	$15.25
1425 Sansome Street	RJ’s Market	3Q 2016	10.0	4,098	$34.00
555 Fulton Street	New Leaf Grocery	2Q 2017	20.0	26,168	$31.00
1600 Jackson	Target	2Q 2015	20.0	38,090	$30.76
2435 California Street	Mollie Stone	2Q 2014	15.0	12,000	$56.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated February 7, 2018.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2013	2014	2015	2016	2017	U/W	U/W per Unit(2)
Base Rent	$37,937,500(3)	$41,175,884	$43,308,092	$44,970,891	$45,503,069	$45,888,155	$36,593
Net Commercial Income	1,800,200	1,871,377	2,004,157	2,023,910	1,935,551	1,935,551	26.89
Parking	1,964,400	2,019,443	2,038,759	2,002,455	1,898,201	1,898,201	1,514
Other Income(4)	1,204,100	1,254,913	1,393,330	1,376,571	1,415,608	1,415,608	1,129
Less: Vacancy, Bad Debt & Concessions(5)	96,500	1,618,919	1,524,918	2,101,397	2,524,821	2,273,516	1,813
Effective Gross Income	$42,809,700	$44,702,698	$47,219,420	$48,272,429	$48,227,609	$48,863,999	$38,967

Total Operating Expenses	10,274,300	10,237,030	10,391,115	10,606,334	10,883,334	11,209,094	8,939
Net Operating Income	$32,535,400	$34,465,668	$36,828,305	$37,666,095	$37,344,275	$37,654,905	$30,028

Capital Reserve	0	0	0	0	0	313,500	250
Net Cash Flow	$32,535,400	$34,465,668	$36,828,305	$37,666,095	$37,344,275	$37,341,405	$29,778

(1)	Based on rent roll dated January 25, 2018 for the residential component and roll dated February 7, 2018 for the commercial component.

(2)	U/W per Unit reflects the amount per residential unit per month, with the exception of Net Commercial Income, which is calculated PSF.

(3)	2013 Base Rent is shown net of vacancy. Vacancy in 2013 was 2.6%.

(4)	Other Income includes Ratio Utility Billing System (RUBS), full service apartment fees and other income fees.

(5)	U/W Vacancy, Bad Debt & Concessions for the residential component represent 5.0% of U/W Base Rent, which is higher than the 3.3% in-place vacancy and the 4.3% submarket vacancy as of the fourth quarter of 2017.

A-3-52

Various San Francisco, CA 94111	Collateral Asset Summary – Loan No. 5 The Gateway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 38.0% 3.00x 11.4%

Property Management. The Gateway Property is managed by Golden Management, Inc., an affiliate of the borrower sponsors.

Lockbox / Cash Management. The Gateway Whole Loan is structured with a soft lockbox for rents received from tenants (except for two non-residential tenants who wire rent directly to the clearing account) and springing cash management. With respect to commercial tenants who wire their rent, tenant direction letters were sent to such tenants, instructing tenants to deposit rents directly into the clearing account. All rents and other gross revenue from The Gateway Property are required to be deposited by the borrower or the property manager into a clearing account within two business days of receipt. Provided no Trigger Period (as defined below) exists, amounts on deposit in the clearing account are required to be transferred daily to the borrower’s operating account. During a Trigger Period, any transfers to the borrower’s operating account are required to cease and sums on deposit in the clearing account are required to be swept daily into a lender-controlled deposit account and applied to payment of all monthly amounts due under the loan documents.

A “Trigger Period” will commence upon the occurrence of an event of default and will end if the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender (and no other event of default is then continuing).

Initial and Ongoing Reserves.

Tax Reserves. The borrower is not required to make monthly deposits into the tax reserve account, so long as no Trigger Period has occurred and is continuing. Upon the occurrence and continuance of a Trigger Period, the borrower will be required to deposit, on a monthly basis, 1/12 of the annual estimated real estate taxes into the tax reserve account.

Insurance Reserves. The borrower is not required to make monthly deposits into the insurance reserve account, so long as no Trigger Period has occurred and is continuing. Upon the occurrence and continuance of a Trigger Period, the borrower will be required to deposit, on a monthly basis, 1/12 of the annual estimated insurance premiums into the insurance reserve account, unless an acceptable blanket insurance policy is in place.

Replacement Reserves. The borrower is not required to make monthly deposits into the replacement reserve account, so long as no Trigger Period has occurred and is continuing. Upon the occurrence and continuance of a Trigger Period, The borrower will be required to deposit, on a monthly basis, an amount equal to 1/12 of the estimated amount required for annual capital expenditures.

Current Mezzanine or Subordinate Indebtedness. The Gateway Whole Loan includes six Gateway Subordinate Notes, including the four Gateway B-Notes with an aggregate original principal balance of $105.0 million and the two Gateway C-Notes with an aggregate original principal balance of $115.0 million, which are coterminous with the Gateway Senior Notes and which have been sold to institutional investors as described under the table “Whole Loan Summary” herein. The Gateway B-Notes accrue interest at the rate of 4.500000%, while the Gateway C-Notes accrue interest at the rate of 4.930000%. The Gateway Senior Notes are generally senior in right of payment to the Gateway B-Notes and the Gateway B-Notes are generally senior in right of payment of the Gateway C-Notes. Based on The Gateway Whole Loan combined debt of $550.0 million, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield are 63.3%, 63.3%, 1.62x and 6.8%, respectively.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-53

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 6 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.3% 3.03x 15.5%

A-3-54

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 6 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.3% 3.03x 15.5%

Mechanical
Vacant
KPMG LLP
Tenant Amenity Floor
Kraft Heinz Foods Company
SP Plus Corporation
Daniel J Edelman, Inc
United HealthCare Services, Inc.
Schindler Elevator Corporation
Jones Lang LaSalle Incorporated
Vacant
Building
MTM
2019 – 2020
2021 – 2022
2023 – 2024
2025+

A-3-55

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 6 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.3% 3.03x 15.5%

37
36
35
34
33
32
31
30
29
28
27
26
25
24
23
22
21
20
19
18
17
16
15
14
13
12
11
10
9
8
7
6
5
4
3
2
Kemper Corporation
Kemper Corporation
Microsoft Corporation
Vacant
Mechanical
Mechanical
Thoughtworks, Inc
Vacant
Thoughtworks, Inc
Integrys Business Support, LLC
Integrys Business Support, LLC
Integrys Business Support, LLC
Integrys Business Support, LLC
Integrys Business Support, LLC
Federal Home Loan Bank of Chicago
Federal Home Loan Bank of Chicago
Federal Home Loan Bank of Chicago
Integrys Business Support, LLC
Aon Corporation
Microsoft Corporation
KPMG LLP
Security Office
Concierge Office
Housekeeping Office
Auditorium
Vacant
Building
MTM
2019 – 2020
2021 – 2022
2023 – 2024
2025+

A-3-56

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 6 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.3% 3.03x 15.5%

A-3-57

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 6 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.3% 3.03x 15.5%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsors:	Mark Karasick; Michael Silberberg
Borrowers:	601 W Companies LLC; Brickell 13 Chicago LLC
Original Balance(1):	$50,000,000
Cut-off Date Balance(1):	$50,000,000
% by Initial UPB:	4.3%
Interest Rate:	4.62740%
Payment Date:	1st of each month
First Payment Date:	August 1, 2018
Maturity Date:	July 1, 2023
Amortization:	Interest Only
Additional Debt(1)(2):	$300,000,000 Pari Passu Debt $186,000,000 Subordinate Debt $141,500,000 Mezzanine Debt
Call Protection(3)(4):	L(24), D(33), O(3)
Lockbox / Cash Management:	Hard / Springing

Reserves(5)
	Initial	Monthly
Taxes:	$6,612,672	$1,502,880
Insurance:	$1,084,347	$120,483
Replacement:	$0	$57,859
TI/LC:	$0	Springing
Required Repairs:	$69,978	NAP
New Lease:	$38,000,000	$0
Performance:	$18,300,000	$0
Outstanding TI:	$13,236,245	$0
Amenity Floor Capital Expenditure:	$7,960,197	$0
Free Rent:	$5,235,989	$0

Financial Information
	Senior Notes(6)	Whole Loan(7)	Total Debt(8)
Cut-off Date Balance / Sq. Ft.:	$126	$193	$244
Balloon Balance / Sq. Ft.:	$126	$193	$244
Cut-off Date LTV(9)(10):	40.3%	62.8%	80.0%
Balloon LTV(9)(10):	40.3%	62.8%	80.0%
Underwritten NOI DSCR:	3.14x	2.05x	1.47x
Underwritten NCF DSCR:	3.03x	1.98x	1.42x
Underwritten NOI Debt Yield(10):	15.5%	10.0%	7.8%
Underwritten NCF Debt Yield(10):	15.0%	9.6%	7.5%
Underwritten NOI Debt Yield at Balloon(10):	15.5%	10.0%	7.8%
Underwritten NCF Debt Yield at Balloon(10):	15.0%	9.6%	7.5%

(1)	The Aon Center Whole Loan is comprised of (i) the Aon Center Mortgage Loan (comprised of one senior note) with an outstanding principal balance as of the Cut-off Date of $50.0 million, (ii) a senior companion loan, which is pari passu with the Aon Center Mortgage Loan (comprised of three pari passu notes) with an aggregate outstanding principal balance as of the Cut-off Date of $300.0 million and (iii) a subordinate companion loan (comprised of one note) with an outstanding principal balance as of the Cut-off Date of $186.0 million.

(2)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(3)	The lockout period will be at least 24 months beginning with and including the payment date in August 2018. Defeasance of the full $536.0 million Aon Center Whole Loan is permitted at any time after the earlier to occur of (i) August 1, 2021 or (ii) two years after the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 24 months is based on the closing date of the Benchmark 2018-B4 securitization in July 2018. The actual lockout period may be longer.

(4)	See “Partial Release” herein.

(5)	See “Initial and Ongoing Reserves” herein.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Senior Notes only, which have an aggregate outstanding principal balance as of the Cut-off Date of $350.0 million.

(7)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Aon Center Whole Loan, which has an aggregate outstanding principal balance as of the Cut-off Date of $536.0 million.

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Chicago, IL
Year Built / Renovated:	1972 / 2016-2018
Total Sq. Ft.:	2,777,240
Property Management:	Jones Lang LaSalle Americas (Illinois) L.P.
Underwritten NOI(11):	$51,567,444
Underwritten NCF:	$49,706,693
Appraised Value(9):	$824,000,000
Appraisal Date(9):	May 1, 2018

Historical NOI
Most Recent NOI(11)(12):	$43,382,250 (T-12 April 30, 2018)
2017 NOI(12)(13):	$42,559,906 (December 31, 2017)
2016 NOI(12)(13):	$35,611,627 (December 31, 2016)
2015 NOI(14):	NAV
2014 NOI(12):	$34,828,947 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy(15):	87.9% (May 1, 2018)
2017 Occupancy:	85.0% (December 31, 2017)
2016 Occupancy:	77.7% (December 31, 2016)
2015 Occupancy(13):	NAV
2014 Occupancy:	78.9% (December 31, 2014)

(8)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Aon Center Whole Loan and Aon Center Mezzanine Loans, which have an aggregate outstanding principal balance as of the Cut-off Date of $677.5 million.

(9)	Cut-off Date LTV and Balloon LTV are based on the “Hypothetical” Appraised Value of $824.0 million, which assumes (i) there are no leasing costs associated with recently signed leases, (ii) completion of the amenity floor build-out and (iii) demolition of the space previously occupied by DDB Needham (“DDB”). At origination, the borrowers reserved approximately $13.2 million for all outstanding tenant improvement and leasing commissions, as well as approximately $8.0 million budgeted for the completion of the amenity floor build-out and demolition of the space previously occupied by DDB. The Cut-off Date LTV and Balloon LTV (unadjusted for the $18.3 million performance reserve described below) based on the “As Is” Appraised Value of $780.0 million for the Senior Notes, Whole Loan and Total Debt are each approximately 44.9%, 68.7% and 86.9%, respectively.

(10)	At origination, the borrowers were required to reserve $18.3 million in connection with a performance reserve, to be released upon the borrowers having executed the Slalom lease (which condition was satisfied as of the origination date), in addition to 35,000 sq. ft. in additional leasing, among other conditions (as further described herein). Cut-off Date LTV, Balloon LTV, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield at Balloon and Underwritten NCF Debt Yield at Balloon as presented in the Financial Information above are calculated net of the performance reserve. Assuming release of the performance reserve (without consideration for additional leasing), (i) the “Hypothetical” Appraised Value results in a Senior Notes, Whole Loan and Total Debt Cut-off Date LTV and Balloon LTV of approximately 42.5%, 65.0% and 82.2%, respectively, (ii) UW NOI results in a Senior Notes, Whole Loan and Total Debt Debt Yield of approximately 14.7%, 9.6% and 7.6%, respectively, and (iii) UW NCF results in a Senior Notes, Whole Loan and Total Debt Debt Yield of approximately 14.2%, 9.3% and 7.3%, respectively.

(11)	The increase in Underwritten NOI from Most Recent NOI is primarily attributable to (i) over 270,000 sq. ft. in new and expansion leasing executed year-to-date, accounting for approximately $6.8 million in underwritten base rent and (ii) approximately $4.1 million in average rent and contractual rent steps.

(12)	Base Rent and Total Reimbursements for historical periods 2014, 2016, 2017 and T-12 April 30, 2018 have been adjusted to gross up for actual rent abatements and abated recoveries totaling approximately $12.0 million, $15.3 million, $20.7 million and $20.9 million, respectively. A detailed breakdown is not available for the 2014 period as the Aon Center Property was owned and managed by a prior owner and manager. The aggregate full year 2016, 2017 and T-12 April 30, 2018 rent abatement and abated recovery figures in the preceding sentence are primarily attributable to free rent and abated recovery periods associated with DDB (approximately $16.6 million) (which had a free rent period for the last 30 months of its contractual lease term and will vacate in June 2018), Kraft Heinz (approximately $6.7 million), Aon Corporation (approximately $5.5 million), Jones Lang LaSalle (approximately $6.6 million) and Integrys (approximately $2.4 million). The remaining aggregate full year 2016, 2017 and TTM April 2018 amount of approximately $4.1 million is attributable to rent abatements and abated recoveries across eight other tenants.

(13)	The increase in 2017 NOI from 2016 NOI is primarily attributable to leasing over the course of 2016 and 2017, including Kraft Heinz (169,717 sq. ft.), KPMG expansion space (31,654 sq. ft.) and Strata Decision Technology (16,793 sq. ft.), collectively accounting for approximately $9.7 million in underwritten gross rent.

(14)	2015 NOI and Occupancy are not available due to timing of the borrower sponsors’ acquisition of the Aon Center Property.

(15)	Most Recent Occupancy has been underwritten to the in-place rent roll as of May 1, 2018, inclusive of recently executed leases for which certain tenants are not yet in occupancy or paying rent. Most notably, occupancy reflects 132,933 sq. ft. (4.8% of NRA) associated with recent new and expansion leasing as well as three executed leases that are anticipated to backfill a portion of the soon to be vacant DDB Needham space. See “The Property” herein. In certain instances, such tenants are currently in occupancy of temporary space at the property.

A-3-58

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 6 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.3% 3.03x 15.5%

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent	Lease Expiration(4)
Aon Corporation(5)	Baa2 / BBB+ / A-	423,047	15.2%	$18.04	14.6%	12/31/2028
KPMG LLP(6)	NA / NA / NA	304,439	11.0%	$21.01	12.3%	8/5/2027
Jones Lang LaSalle Inc.	Baa1 / NA / BBB	200,730	7.2%	$20.95	8.1%	5/31/2032
Integrys Business Support, LLC(7)	A3 / BBB+ / A-	190,997	6.9%	$20.96	7.7%	4/30/2029
Daniel J Edelman, Inc(8)	NA / NA / NA	183,719	6.6%	$21.39	7.5%	12/31/2024
Kraft Heinz Foods Company	Aa2 / A+ / AA	169,717	6.1%	$25.13	8.2%	6/30/2029
Federal Home Loan Bank of Chicago	Aaa / AAA / AA+	95,405	3.4%	$23.19	4.2%	12/31/2024
Strata Decision Technology(6)	Baa3 / NA / BBB+	66,483	2.4%	$22.98	2.9%	3/31/2029
Kemper Corporation(6)	Baa3 / BBB- / BBB-	64,956	2.3%	$25.23	3.1%	12/31/2033
Microsoft Corporation	Aaa / AA+ / AAA	61,478	2.2%	$20.21	2.4%	10/31/2022
Total Major Office		1,760,971	63.4%	$21.04	71.1%
Other Occupied Office(9)		504,221	18.2%	$22.29	21.6%
Total Occupied Office		2,265,192	81.6%	$21.32	92.7%
Retail		22,729	0.8%	$39.47	1.7%
Telecom		77,930	2.8%	$31.50	4.7%
Storage		10,925	0.4%	$14.68	0.3%
Amenities / Building Office		65,080	2.3%	$4.56	0.6%
Total Occupied Space		2,441,856	87.9%	$21.34	100.0%
Vacant(10)		335,384	12.1%
Total / Wtd. Avg.		2,777,240	100.0%

(1)	Based on the underwritten rent roll dated as of May 1, 2018.

(2)	In certain instances, ratings provided are those of the federal government or parent company of the entity shown, whether or not the federal government or parent company guarantees the lease.

(3)	U/W Base Rent PSF represents average rents over the term of the Aon Center Whole Loan for select investment grade tenants, including Jones Lang LaSalle Inc., Integrys Business Support, LLC, Kraft Heinz Foods Company, Kemper Corporation and AT&T Illinois a/k/a Illinois Bell Telephone.

(4)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease). See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the Prospectus.

(5)	Aon Corporation subleases a portion of its space totaling 15,850 sq. ft. to an affiliate, Hewitt Associates LLC, through December 2028.

(6)	With respect to the KPMG LLC leased space, 31,654 sq. ft. is attributable to an executed expansion lease commencing in July 2018. KPMG LLC is expected to complete build-out of its expansion space in August 2018 and take physical occupancy in September 2018. Strata Decision Technology (only with respect to 16,318 sq. ft. of its leased space) and Kemper Corporation are associated with recently executed leases, but are not yet in occupancy or paying rent. Strata Decision Technology (only with respect to 16,318 sq. ft. of its leased space) and Kemper Corporation are expected to take occupancy in March 2019 and January 2019, respectively.

(7)	Integrys Business Support, LLC leases 190,997 sq. ft., of which (i) 159,554 sq. ft., accounting for $20.38 PSF in underwritten base rent, expires in April 2029 and (ii) 31,443 sq. ft., accounting for $23.89 PSF in underwritten base rent, expires in February 2025.

(8)	Daniel J Edelman, Inc subleases a portion of its space totaling (i) 8,864 sq. ft. to Gatesman, Inc. at a base rent of approximately $22.50 PSF and (ii) 5,642 sq. ft. to Eshots, Inc. at a base rent of approximately $26.50 PSF, in each case through December 2021.

(9)	Inclusive of 64,956 sq. ft. associated with Slalom Inc., accounting for approximately $1.6 million in underwritten base rent, which has recently executed its lease, but is not yet in occupancy. Slalom Inc. currently has an anticipated lease commencement date in January 2019.

(10)	Though currently in occupancy, DDB Needham’s lease expires in June 2018, at which point the tenant is expected to vacate the Aon Center Property. The DDB Needham leased space has been underwritten as vacant, though three tenants are anticipated to backfill a portion of the DDB Needham space, pursuant to executed leases, totaling 119,216 sq. ft. that have been underwritten as in place.

A-3-59

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 6 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.3% 3.03x 15.5%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
2018 & MTM	4	6,158	0.2%	6,158	0.2%	$52.57	0.6%	0.6%
2019	3	424	0.0%	6,582	0.2%	$0.00	0.0%	0.6%
2020	0	0	0.0%	6,582	0.2%	$0.00	0.0%	0.6%
2021	2	5,779	0.2%	12,361	0.4%	$25.69	0.3%	0.9%
2022	4	109,478	3.9%	121,839	4.4%	$18.47	3.9%	4.8%
2023	8	151,229	5.4%	273,068	9.8%	$21.13	6.1%	10.9%
2024	8	348,190	12.5%	621,258	22.4%	$22.83	15.3%	26.2%
2025	2	72,236	2.6%	693,494	25.0%	$23.02	3.2%	29.4%
2026	3	84,153	3.0%	777,647	28.0%	$19.09	3.1%	32.4%
2027	4	318,885	11.5%	1,096,532	39.5%	$21.41	13.1%	45.6%
2028 & Thereafter(3)	15	1,345,324	48.4%	2,441,856	87.9%	$21.08	54.4%	100.0%
Vacant	NAP	335,384	12.1%	2,777,240	100.0%	NAP	NAP
Total / Wtd. Avg.	53	2,777,240	100.0%			$21.34	100.0%

(1)	Based on the underwritten rent roll dated May 1, 2018.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	2028 & Thereafter is inclusive of (i) 34,129 sq. ft. associated with the tenant amenity floor currently under construction and anticipated to provide a gym and conference center upon completion with no attributable underwritten base rent, (ii) 4,871 sq. ft. associated with building amenities including the security and concierge office, each of which has no attributable underwritten base rent and (ii) the building management office comprised of 4,994 sq. ft., accounting for $96,945 in underwritten base rent.

The Loan. The Aon Center mortgage loan (the “Aon Center Mortgage Loan”) is part of a fixed rate loan secured by the borrowers’ fee simple interest in an 83-story, approximately 2.8 million sq. ft. Class A office tower located in the East Loop neighborhood of Chicago, Illinois (the “Aon Center Property”). The Aon Center Mortgage Loan is evidenced by the non-controlling Note A-1 with an original principal balance of $50.0 million. The Aon Center Mortgage Loan is part of a $536.0 million whole loan that is evidenced by five promissory notes: four pari passu senior notes with an aggregate original principal balance of $350.0 million (the “Senior Notes”) and one subordinate note with original principal balance of $186.0 million (the “Junior Note” and, together with the Senior Notes, the “Aon Center Whole Loan”). Only the Aon Center Mortgage Loan will be included in the Benchmark 2018-B4 mortgage trust. One of the Senior Notes with an original principal balance of $214.0 million and the Junior Note were contributed to the JPMCC 2018-AON mortgage trust. The remaining Senior Notes are held by JPMCB and are expected to be contributed to one or more future securitization trusts.

The relationship between the holders of the Senior Notes and Junior Notes will be governed be a co-lender agreement as described under “Description of the Mortgage Pool – The Whole Loans – Aon Center Whole” in the Prospectus.

Total Debt Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2018-B4	No
A-2	$43,000,000	$43,000,000	JPMCB	No
A-3	$43,000,000	$43,000,000	JPMCB	No
A-4	$214,000,000	$214,000,000	JPMCC 2018-AON	Yes
Total Senior Notes	$350,000,000	$350,000,000
B	$186,000,000	$186,000,000	JPMCC 2018-AON	No
Whole Loan Amount	$536,000,000	$536,000,000
Mezzanine Loan A	$73,750,000	$73,750,000
Mezzanine Loan B	$67,750,000	$67,750,000
Total Debt	$677,500,000	$677,500,000

The Aon Center Whole Loan has a five-year interest only term and accrues interest at a fixed rate of 4.62740% per annum. The Aon Center Whole Loan proceeds were used to repay existing debt of approximately $575.8 million, fund upfront reserves of approximately $90.5 million, pay closing costs of approximately $8.1 million and return approximately $3.1 million in equity to the borrower sponsors. Based on the “Hypothetical” appraised value of $824.0 million as of May 1, 2018, the Cut-off Date LTV (calculated net of the $18.3 million performance reserve) for the Aon Center Senior Notes is 40.3%. The most recent prior financing of the Aon Center Property was not included in a securitization.

A-3-60

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 6 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.3% 3.03x 15.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Whole Loan	$536,000,000	79.1%	Loan	$575,754,562	85.0%
Mezzanine Loans	141,500,000	20.9	Reserves	90,499,428	13.4
			Closing Costs	8,101,336	1.2
			Return of Equity	3,144,674	0.5
Total Sources	$677,500,000	100.0%	Total Uses	$677,500,000	100.0%

The Borrowers / Borrower Sponsors. The borrowers are 601 W Companies LLC and Brickell 13 Chicago LLC, each a single purpose entity and Delaware limited liability company structured to be a bankruptcy-remote entity with two independent directors in their organizational structure. The borrowers own the Aon Center Property as tenants-in-common. Please see “Risk Factors – Tenancies-in-Common May Hinder Recovery” in the Prospectus for additional information. The borrower sponsors and nonrecourse carve-out guarantors are Mark Karasick and Michael Silberberg, jointly and severally. The 601W Companies, led by key principal Mark Karasick, is a leading private real estate acquisition, ownership, development, and management company. Over the past 15 years, The 601W Companies has acquired a number of commercial properties throughout the country, aggregating approximately 24 million sq. ft., with a collective value in excess of $5.0 billion. The 601W Companies has raised more than $1.0 billion involving 32 office buildings. Notable investments are the Old Chicago Post Office (Chicago, IL), the Wells Fargo Center (Winston-Salem, NC), One South Broad Street (Philadelphia, PA), 111 West Jackson (Chicago, IL) and Civic Opera Building (Chicago, IL).

The Property. The Aon Center Property an 83-story, approximately 2.8 million sq. ft. Class A office tower located in the East Loop neighborhood of Chicago, Illinois. The Aon Center Property is the third tallest building in Chicago and occupies an entire city block immediately adjacent to Chicago’s Millennium Park. Further, the property features unobstructed panoramic views of Lake Michigan, Millennium Park, Grant Park and the Chicago River. The Aon Center Property serves as a headquarters location for Aon Corporation (15.2% of net rentable area; rated Baa2/BBB+/A- by Moody’s/Fitch/S&P), Jones Lang LaSalle Inc. (7.2%; Baa1/NA/BBB), Kraft Heinz Food Company (6.1%; Aa2/A+/AA) and Daniel J. Edelman, Inc. (6.6%), as well as a regional hub for institutional quality tenants KPMG, LLP (11.0%), Integrys Business Support, LLC (6.9%; A3/BBB+/A-), Federal Home Loan Bank of Chicago (3.4% Aaa/AAA/AA+) and Microsoft Corporation (2.2%; Aaa/AA+/AAA). Additionally, the Aon Center Property includes a 678-space, four-level underground heated parking garage, resulting in a parking ratio of 0.24 spaces per 1,000 sq. ft. of rentable space.

The Aon Center Property was originally constructed in 1972 and is currently in the midst of a significant renovation that began in 2016. The Aon Center Property has benefitted from a history of institutional ownership and thorough operational and capital improvement program. Dating back to 2003, prior ownership invested approximately $187.8 million in the Aon Center Property’s base building, systems and tenant spaces. According to the borrower sponsors, since acquiring the Aon Center Property in 2015, they have invested an additional approximately $62.2 million towards further renovations and tenant improvements. Further, the borrower sponsors have budgeted approximately $24.7 million for ongoing capital improvement projects, approximately $8.0 million of which was reserved at closing for the completion of the new tenant amenity floor (the remaining amount is not reserved for and is not required to be completed under the Aon Center Whole Loan documents). The Aon Center Property features nearly column-free floorplates, modern building systems, a retail concourse, a complete building amenity package (upon completion of the tenant amenity floor) and access to Chicago’s pedway system with immediate connectivity to the Fairmont Hotel and Lakeshore Sport and Fitness. The Aon Center Property has earned both ENERGY STAR designation and LEED Certification Silver. Additionally, the Aon Center Property was named The Outstanding Building of the Year by a building industry association in 2009/2010.

The borrower sponsors initially acquired the property in 2015 at a cost of approximately $712.0 million ($256 PSF). At the time of acquisition, DDB Needham (“DDB”), one of the largest tenants (previously occupied 212,261 sq. ft.), communicated its intent to vacate the Aon Center Property at the end of its lease in June 2018. Furthermore, DDB’s lease called for a free rent period over the final 30 months of its lease term. Since acquiring the Aon Center Property, the borrower sponsors have marketed the building to a number of institutional quality and investment grade tenants, while also fully revamping the lobby and common areas and adding a state of the art tenant amenity floor (expected to be completed by year-end 2018). The tenant amenity floor is expected to include a modern gym, conference space and tenant lounge. Anticipating DDB vacating the property, the borrower sponsors have backfilled a large portion of the DDB space to three tenants: Centene (32,478 sq. ft.), HY Connect (21,728 sq. ft.) and Slalom (64,956 sq. ft.). This is consistent with overall leasing momentum at the Aon Center Property, having signed over 270,000 sq. ft. (including the three tenants in the previous sentence) in new and expansion leases year to date at a weighted average term of 11.3 years and underwritten base rent of $25.15 PSF.

The Aon Center Property is located in Chicago’s East Loop office submarket, affording tenants immediate access to public transportation, as well as the city’s entertainment, hospitality and residential districts. The Aon Center Property’s location links the Magnificent Mile retail corridor to Chicago’s recreational and cultural destinations, and is anchored by Millennium Park and the State Street retail corridor. In particular, the Aon Center Property benefits from direct access to Lake Shore Drive and several key north/south thoroughfares via Route 290, including Michigan Avenue as well as Wacker Drive, which is a major artery that follows the south and east banks of the Chicago River within the CBD. Furthermore, the Aon Center Property provides access to public transportation with five of the seven CTA “L” lines accessible within two blocks, the Ogilvie Transportation Center located 11 blocks west of the Aon Center Property and commuter train service to the entire metropolitan area.

A-3-61

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 6 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.3% 3.03x 15.5%

As of May 1, 2018, the Aon Center Property was 87.9% leased to 52 tenants, including a mix of international, institutional quality tenancy. Approximately 53.3% and 62.1% of net rentable area and underwritten base rent, respectively, are attributable to investment grade tenants. The Aon Center Property’s ten largest tenants (eight of which have investment grade credit ratings) occupy approximately 1.8 million sq. ft. (63.4% of net rentable area) on a long-term basis with a weighted average remaining lease term of approximately 10.1 years.

Major Tenants.

Aon Corporation (423,047 sq. ft.; 15.2% of NRA; 14.6% of U/W Base Rent) Aon Corporation (“Aon”) (rated Baa2/BBB+/A- by Moody’s, Fitch and S&P) (NYSE: AON) is a global professional services firm headquartered in London that provides consulting and solutions to clients focused on risk, retirement and health. Aon was founded in 1982 and has since grown to approximately 50,000 employees worldwide, serving 120 countries. Aon provides its services to all market segments, including individuals through personal lines, mid-market companies and large global companies, and serves almost every industry worldwide. As of 2017, Aon had revenues of approximately $10.0 billion and total assets of $26.1 billion. Aon Corporation currently occupies floors 3-15 through December 2028 and has two five-year renewal options. Aon currently subleases a portion of its space totaling 15,850 sq. ft. to an affiliate, Hewitt Associates LLC, through December 2028.

KPMG LLP (304,439 sq. ft.; 11.0% of NRA; 12.3% of U/W Base Rent) KPMG LLP (“KPMG”) is a professional service company and one of the big four accounting firms. The company is headquartered in Amstelveen, the Netherlands, and employs approximately 197,263 people as of 2017. KPMG’s main lines of services include financial audit, tax and advisory and its practices serve companies across the globe. As of 2017, KPMG has revenues of approximately $26.4 billion, comprised of $10.4 billion across its audit business, $10.2 billion across its advisory business and $5.8 billion across its tax business. KPMG recently executed a 31,654 sq. ft. expansion lease commencing in July 2018 and is expected to complete build-out of its expansion space in August 2018 and take physical occupancy in September 2018. KPMG leases floors 51, 53, 54, 55-61, 67 and 68 through August 2027 and has three five-year renewal options.

Jones Lang LaSalle Inc. (200,730 sq. ft.; 7.2% of NRA; 8.1% of U/W Base Rent) Jones Lang LaSalle Inc. (“JLL”) (rated Baa1/BBB by Moody’s and S&P) (NYSE: JLL) is a global professional services and investment management firm specializing in real estate and is a member of the Fortune 500. JLL’s teams provide integrated services to clients seeking increased value by owning, occupying, developing or investing in real estate. Headquartered in Chicago, JLL was founded in 1999 through the merger of Jones Lang Wootton and LaSalle Partners and currently employs approximately 82,000 people across 80 countries. As of 2017, JLL has revenue of $7.9 billion, managed approximately 4.6 billion sq. ft. of space and completed investment sales, acquisitions and finance transactions of approximately $170 billion. JLL occupies floors 43-48 through May 2032 and has two five-year renewal options.

Environmental Matters. The Phase I environmental report dated February 26, 2018 recommended no further action at the Aon Center Property.

The Market. The Aon Center Property is located in the central business district of Chicago, Illinois in the East Loop submarket within the greater Chicago office market. The East Loop submarket contains approximately 28.2 million sq. ft. of office space and is bordered by the Chicago River to the north, Congress parkway to the south, Lake Michigan to the east and State Street to the west. The greater Chicago-Naperville-Joliet MSA ranks second nationally in total office inventory behind New York, containing nearly 234.3 million sq. ft. of office space. Chicago’s largest employers include a diverse group of multinational corporations representing a variety of industries including telecommunications, aviation, manufacturing, retail and banking. Thirty-one of the nation’s Fortune 500 corporations are headquartered in the Chicago region including Walgreens, Boeing, United Continental Holdings, Inc., The Allstate Corporation, Exelon Corporation, McDonald’s Corporation, Sears Holdings Corporation and US Foods, Inc.

As of the first quarter of 2018, the greater Chicago Class A office market consisted of approximately 95.9 million sq. ft. across 112 buildings with an overall market vacancy of 11.8% and average asking rents of approximately $31.88 PSF. At a more granular level, the East Loop Class A submarket totaled approximately 15.7 million sq. ft. across 15 buildings with an overall market vacancy of 11.0% and average market asking rents of $24.59 PSF. The overall East Loop submarket vacancy rate is currently 10.6% which is down 1.2% compared to year-end 2017. During the same time period, quoted asking rents have increased modestly from $27.74 PSF to $28.10 PSF.

The appraisal identified eight Class A/B office rent comparables in the East Loop submarket with comparable buildings built between 1965 and 2005 and ranging in size from 737,308 sq. ft. to 3,903,883 sq. ft. Recently executed leases at the comparable properties across approximately 853,121 sq. ft. in recent leasing ranged between $18.25 and $30.00 PSF with a weighted average of approximately $27.85 PSF. Based on the eight Class A/B office rent comparables identified, Class A properties have generally demanded rents nearly $10.00 PSF greater than Class B properties in the market. Over 270,000 sq. ft. in leases signed year-to-date at the Aon Center Property have been executed at a weighted average rent of approximately $25.15 PSF, in-line with leasing identified in the appraisal. Based on the appraiser’s analysis and concluded market rent across categories, the Aon Center Property’s in-place rent is approximately 20% below market.

A-3-62

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 6 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.3% 3.03x 15.5%

Cash Flow Analysis.

Cash Flow Analysis(1)(2)
	2014	2016	2017	T-12 4/30/2018	U/W	U/W PSF
Base Rent(3)(4)	$37,867,681	$39,670,015	$45,487,490	$45,850,620	$52,099,354	$18.76
Vacant Income	0	0	0	0	7,155,753	2.58
Gross Potential Rent	$37,867,681	$39,670,015	$45,487,490	$45,850,620	$59,255,107	$21.34
Total Reimbursements(4)	32,101,525	32,292,738	36,506,554	38,420,245	46,839,313	16.87
Total Other Income	5,007,573	4,808,987	4,526,297	4,517,840	4,493,365	1.62
Less: Vacancy	0	0	0	0	(12,812,153)	(4.61)
Effective Gross Income	$74,976,779	$76,771,740	$86,520,341	$88,788,705	$97,775,632	$35.21
Total Operating Expenses	40,147,832	41,160,114	43,960,435	45,406,455	46,208,188	16.64
Net Operating Income(5)	$34,828,947	$35,611,627	$42,559,906	$43,382,250	$51,567,444	$18.57
TI/LC	0	0	0	0	1,388,620	0.50
Capital Expenditures	0	0	0	0	472,131	0.17
Net Cash Flow(6)	$34,828,947	$35,611,627	$42,559,906	$43,382,250	$49,706,693	$17.90
(1)	Based on the underwritten rent roll dated May 1, 2018.

(2)	Complete 2015 financials are not available due to timing of the borrower sponsors’ acquisition of the Aon Center Property.

(3)	U/W Base Rent includes rent steps though May 2019 and is adjusted for known vacates (DDB) and pending leases (Jimmy John’s Sub and United States Postal Service underwritten based on most recent draft of the related leases). Investment grade tenants with a lease expiration date one year beyond the Aon Center Whole Loan maturity are underwritten to average rent over loan term. In total, U/W Base Rent is inclusive of approximately $4.1 million attributable to average rent and contractual rent steps.

(4)	Base Rent and Total Reimbursements for historical periods 2014, 2016, 2017 and T-12 4/30/2018 have been adjusted to gross up for actual rent abatements and abated recoveries totaling approximately $12.0 million, $15.3 million, $20.7 million and $20.9 million, respectively. A detailed breakdown is not available for the 2014 period as the Aon Center Property was owned and managed by a prior owner and manager. The aggregate full year 2016, 2017 and T-12 4/30/2018 rent abatement and abated recovery figures in the preceding sentence are primarily attributable to free rent and abated recovery periods associated with DDB (approximately $16.6 million) (which had a free rent period for the last 30 months of its contractual lease term and will vacate in June 2018), Kraft Heinz (approximately $6.7 million), Aon Corporation (approximately $5.5 million), Jones Lang LaSalle (approximately $6.6 million) and Integrys (approximately $2.4 million). The remaining aggregate full year 2016, 2017 and T-12 4/30/2018 amount of $4.1 million is attributable to rent abatements and abated recoveries across eight other tenants.

(5)	The increase in 2017 NOI from 2016 NOI is primarily attributable to leasing over the course of 2016 and 2017, including Kraft Heinz (169,717 sq. ft.), KPMG expansion space (31,654 sq. ft.) and Strata Decision Technology (16,793 sq. ft.), collectively accounting for approximately $9.7 million in underwritten gross rent.

(6)	The increase in Underwritten Net Cash Flow from T-12 4/30/2018 Net Cash Flow is primarily attributable to (i) over 270,000 sq. ft. in new and expansion leasing executed year-to-date, accounting for approximately $6.8 million in underwritten base rent and (ii) approximately $4.1 million in average rent and contractual rent steps.

Property Management. The Aon Center Property is managed by Jones Lang LaSalle Americas (Illinois) L.P., an Illinois limited partnership.

Lockbox / Cash Management. The Aon Center Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept daily into the borrowers’ operating account, unless a Cash Sweep Event (as defined below) is continuing, in which event such funds are required to be swept not less than two times per week into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy action of the borrower or property manager, (iii) a DSCR Trigger Event (as defined below), (iv) a Major Tenant Trigger Event (as defined below) or (v) an event of default under the mezzanine loans.

A Cash Sweep Event may be cured in accordance with the following conditions: with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the acceptance of a cure by the lender of the related event of default, (b) clause (ii) above, a DSCR Cure Event (as defined below) has taken place, (c) clause (iii) above if borrower has replaced the manager with a qualified manager under a replacement management agreement within 60 days in accordance with the loan documents, (d) clause (iv) above, if the Cash Sweep Event is caused solely by the occurrence of a Major Tenant Trigger Event (as defined below) other than an Aon Trigger Event (as defined below), if the borrowers lease all or substantially all of the space previously leased to the respective major tenant that is the cause of such Major Tenant Trigger Event to one or more replacement tenant(s) reasonably acceptable to the lender pursuant to a lease(s) reasonably acceptable to the lender or if the Cash Sweep Event is caused solely by the occurrence of an Aon Trigger Event (as defined below), the borrowers lease all or substantially all of the space previously leased to Aon Corporation that has been vacated, abandoned or subleased to one or more replacement tenants reasonably acceptable to the lender pursuant to one or more leases reasonably acceptable to the lender, or the applicable space is being subleased by Aon Corporation to one or more investment grade rated tenant(s) who has accepted delivery of the related space and is paying unabated rent in an amount no less that the contract rate of the Aon lease or (e) clause (v) above, the acceptance of a cure by the mezzanine lender of the related mezzanine event of default. Each cure is also subject to the following conditions: (1) no other event of default may have occurred and be continuing; (2) a cure may occur no more than two times in the aggregate during the term of the Aon Center Whole Loan; and (3) the borrowers pay the lender’s reasonable expenses in connection with such cure. Notwithstanding the foregoing, in no event will the borrowers have the right to cure a Cash Sweep Event occurring from a borrower bankruptcy.

A-3-63

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 6 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.3% 3.03x 15.5%

“DSCR Trigger Event” means the date on which the debt service coverage ratio (as calculated in the loan documents and including mezzanine debt service) based on the trailing three-month period immediately preceding the date of determination is less than 1.10x commencing on the date that is six months from loan origination.

“DSCR Cure Event” means the debt service coverage ratio, based on the trailing three-month period immediately preceding the date of determination, is at least 1.25x for two consecutive quarters.

“Major Tenant Trigger Event” means (a) any bankruptcy or insolvency action of JLL, Aon or KPMG, (b) if Aon vacates, abandons or subleases more than 50.0% or more of its premises at the Aon Center Property (an “Aon Trigger Event”) or (c) if JLL, Aon or KPMG terminates its lease without the lender’s approval.

Initial and Ongoing Reserves. At loan origination, the borrowers deposited (i) $38,000,000 into a new lease reserve (as described below), (ii) $18,300,000 into a performance reserve (as described below), (iii) $13,236,245 into an outstanding tenant improvements and leasing commission reserve, (iv) $7,960,197 into an amenity floor capital expenditure reserve, (v) $6,612,672 into a tax reserve account, (vi) $5,235,989 into an outstanding free rent reserve for all outstanding free rent over the first 12-months of the Mortgage Loan term (representing over 50% of total free rent over the term of the loan; the unreserved portion of free rent over the loan term is approximately 87.9% attributable to investment grade tenants), (vii) $1,084,347 into an insurance reserve account and (viii) 69,978 into a required repairs reserve account.

On the origination date, the borrowers deposited with the lender $38,000,000, which amount is required to be held by the lender to cover tenant improvement obligations and/or leasing commissions for the tenants that enter into Qualified Lease(s) (as defined below) after the closing date.

“Qualified Lease” means (a) certain existing leases specified in the mortgage loan documents (accounting for $16,896,608 in outstanding tenant improving and leasing commission obligations), (b) any lease entered into after the origination date that qualifies for reimbursement or direct payment of leasing costs from the new lease reserve and otherwise satisfies the leasing criteria set forth in the mortgage loan documents; provided, however, that the lender can approve a lease for reimbursement or payment of leasing costs that does not otherwise meet the threshold for Qualified Leases; and provided further that, in the event a lease provides for leasing costs in excess of the maximum TI/LC amounts set forth on the applicable schedule to the mortgage loan agreement, such lease can still be deemed a Qualified Lease if the borrowers deposit the amount of the excess into the new lease reserve account.

On the origination date, the borrowers deposited with the lender $18,300,000, which amount is to be held by the lender for capital expenditures and leasing costs that are reasonably approved by the lender. The performance reserve will be available to the borrowers for lender approved capital expenditures and reimbursement or direct payment of leasing costs provided the Performance Thresholds (as defined below) have been satisfied and a Cash Sweep Event has not occurred; provided, however, that such disbursements will not be duplicative of expenditures or costs for which funds have been disbursed from the rollover reserve fund, the new lease reserve, the outstanding tenant improvement and leasing commission reserve or the amenity floor capital expenditure reserve.

“Performance Threshold” means the execution of the Slalom lease (which has already occurred prior to the origination date) and a Qualified Lease equal to 35,000 sq. ft. The lender is required to release a pro-rata portion of the performance reserve in the event the borrowers sign a Qualified Lease of less than 35,000 sq. ft. but more than 17,500 sq. ft.

Tax Reserve. The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of annual real estate taxes, initially $1,502,880.

Insurance Reserve. The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums (initially $120,483). In the event the borrowers obtain and maintain a blanket insurance policy in form and substance reasonably acceptable to the lender and there is no event of default, the requirement for monthly deposits into the insurance reserve will be waived.

Replacement Reserve. The borrowers are required to deposit into a replacement reserve, on a monthly basis, 1/12 of $0.25 multiplied by the aggregate amount of rentable sq. ft. at the Aon Center Property.

TI/LC Reserve Account. Commencing on the one year anniversary of the first payment date, the borrowers are required to deposit into a TI/LC reserve, on a monthly basis, approximately 1/12 of $0.75 multiplied by the aggregate amount of rentable sq. ft. at the Aon Center Property, subject to a cap of $5,600,000. The borrowers are also required to deposit any termination fees or other consideration payable in connection with any early termination of a lease at the Aon Center Property.

Partial Lease Termination. None.

A-3-64

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 6 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.3% 3.03x 15.5%

Current Mezzanine or Subordinate Indebtedness. The Aon Center Whole Loan includes the Junior Note, which is generally subordinate in right of payment to the Senior Notes. In addition, a $73,750,000 mezzanine loan (the “Aon Center Mezzanine A Loan”), and a $67,750,000 second mezzanine loan (the “Aon Center Mezzanine B Loan”) (collectively the, “Aon Center Mezzanine Loans”) were originated to provide financing to the parent of the borrowers and its parent secured by a pledge of 100% of the direct equity interests in the borrowers and the parent of the borrowers, respectively. The Aon Center Mezzanine A Loan carries an interest rate of 5.25000% per annum and the Aon Center Mezzanine B Loan carries an interest rate of 8.80000% per annum and both are coterminous with the Aon Center Whole Loan. The lenders of the Aon Center Whole Loan and the Aon Center Mezzanine Loans entered into intercreditor agreements that provide for consent rights, cure rights and the right to purchase defaulted loans. The Aon Center Mezzanine Loans are expected to be sold to one or more third parties.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. The borrowers are permitted to obtain the release of the non-income producing, non-office component of the Aon Center Property in connection with the creation of an observation deck at the Aon Center Property (which will be comprised of an observatory and entertainment center on floors 81-83 of the building) without any requirement to pay any portion of the loan, any release amount, prepayment fee, yield maintenance premium or otherwise, upon satisfaction of the conditions set forth in the loan documents. The appraisal did not attribute any value to such component.

A-3-65

636 11th Avenue New York, NY 10036	Collateral Asset Summary – Loan No. 7 636 11th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 56.1% 2.39x 10.3%

A-3-66

636 11th Avenue New York, NY 10036	Collateral Asset Summary – Loan No. 7 636 11th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 56.1% 2.39x 10.3%

A-3-67

636 11th Avenue New York, NY 10036	Collateral Asset Summary – Loan No. 7 636 11th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 56.1% 2.39x 10.3%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsors:	Behrouz Ben Hakimian; Joe Hakimian
Borrower:	Plaza West Associates, LLC
Original Balance(1):	$50,000,000
Cut-off Date Balance(1):	$50,000,000
% by Initial UPB:	4.3%
Interest Rate(2):	4.07300%
Payment Date:	1st of each month
First Payment Date:	July 1, 2018
Anticipated Repayment Date(2):	June 1, 2028
Maturity Date(2):	June 1, 2029
Amortization:	Interest Only, ARD
Additional Debt(1)(3):	$190,000,000 Pari Passu Debt; Future Mezzanine Debt Permitted
Call Protection(4):	L(25), D(89), O(6)
Lockbox / Cash Management:	Hard / Springing

Reserves(5)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$76,801	$25,600
Replacement:	$7,990	$7,990
TI/LC:	$0	Springing
Required Repairs:	$1,198,696	NAP
Outstanding TI/LC:	$137,671	$0
Dark Trigger:	$0	Springing

Financial Information(6)
Cut-off Date Balance / Sq. Ft.:	$426
Balloon Balance / Sq. Ft.(7):	$426
Cut-off Date LTV:	56.1%
Balloon LTV(7):	56.1%
Underwritten NOI DSCR:	2.49x
Underwritten NCF DSCR:	2.39x
Underwritten NOI Debt Yield:	10.3%
Underwritten NCF Debt Yield:	9.9%
Underwritten NOI Debt Yield at Balloon(6):	10.3%
Underwritten NCF Debt Yield at Balloon(6):	9.9%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1917 / 2008
Total Sq. Ft.:	564,004
Property Management:	Hakimian P.W. Management, LLC
Underwritten NOI:	$24,723,249
Underwritten NCF:	$23,640,361
Appraised Value(8):	$428,000,000
Appraisal Date:	April 4, 2018

Historical NOI
Most Recent NOI:	$24,705,498 (T-12 April 30, 2018)
2017 NOI:	$25,102,829 (December 31, 2017)
2016 NOI:	$26,158,207 (December 31, 2016)
2015 NOI:	$25,514,617 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	100.0% (July 1, 2018)
2017 Occupancy:	100.0% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
(1)	The Original Balance and Cut-off Date Balance of $50.0 million represents the controlling Note A-1 which, together with the $60.0 million pari passu non-controlling Note A-2, $50.0 million pari passu non-controlling Note A-3, $65.0 million pari passu non-controlling Note A-4 and $15.0 million pari passu non-controlling Note A-5, comprise the 636 11th Avenue Whole Loan with an aggregate original principal balance of $240.0 million.

(2)	The 636 11th Avenue Whole Loan has an anticipated repayment date of June 1, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of June 1, 2029. From and after the Anticipated Repayment Date, the 636 11th Avenue Whole Loan accrues interest at a rate that is equal to the greater of (i) 7.07300% and (ii) the 10-year swap yield as of the ARD plus 3.00000% per annum, but in no event in excess of 9.07300%. Commencing on April 1, 2028 and on each payment date until the final maturity date, the 636 11th Avenue Whole Loan requires monthly payments of all excess cash flow for the preceding month after the payment of reserves, interest calculated at the initial Interest Rate and operating expenses to be applied (i) first to the reduction of the principal balance of the 636 11th Avenue Whole Loan and (ii) second, after the Anticipated Repayment Date, to the payment of accrued interest on the 636 11th Avenue Whole Loan at the excess of the increased interest rate over the initial interest rate.

(3)	See “Future Mezzanine or Subordinate Indebtedness Permitted” herein.

(4)	The lockout period will be at least 25 payments beginning with and including the first payment date of July 1, 2018. Defeasance of the full $240.0 million 636 11th Avenue Whole Loan is permitted at any time after the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by July 1, 2022, the borrower is permitted to prepay the 636 11th Avenue Whole Loan with a yield maintenance premium. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B4 securitization closing date in July 2018. The actual lockout period may be longer.

(5)	See “Initial and Ongoing Reserves” herein.

(6)	Balance / Sq. Ft., LTV, DSCR and Debt Yield calculations are based on the $240.0 million 636 11th Avenue Whole Loan.

(7)	The Balloon Balance / Sq. Ft., Balloon LTV, Underwritten NOI Debt Yield at Balloon and Underwritten NCF Debt Yield at Balloon calculations are based on the ARD.

(8)	The appraiser concluded a “hypothetical go dark” value of $207.0 million, which equates to a loan to dark value ratio of 115.9% based on the 636 11th Avenue Whole Loan.

A-3-68

636 11th Avenue New York, NY 10036	Collateral Asset Summary – Loan No. 7 636 11th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 56.1% 2.39x 10.3%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent	Lease Expiration
The Ogilvy Group, Inc.	BBB+ / Baa2 / BBB	564,004	100.0%	$56.34	100.0%	6/30/2029
Total / Wtd. Avg. Occupied Collateral		564,004	100.0%	$56.34	100.0%
Vacant		0	0.0%
Total		564,004	100.0%

(1)	Based on the underwritten rent roll dated July 1, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	U/W Base Rent PSF represents average rent over the remaining loan term (current contractual rent is $51.54 PSF).

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2028	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	1	564,004	100.0%	564,004	100.0%	$56.34	100.0%	100.0%
Vacant	NAP	0	0.0%			NAP	NAP
Total / Wtd. Avg.	1	564,004	100.0%			$56.34	100.0%

(1)	Based on the underwritten rent roll dated July 1, 2018.

(2)	Annual U/W Base Rent PSF includes current contractual rent of $51.54 PSF and average rent over the remaining loan term.

The Loan. The 636 11th Avenue loan (the “636 11th Avenue Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 564,004 sq. ft., Class A office building located in the Hell’s Kitchen neighborhood of Manhattan (the “636 11th Avenue Property”). The 636 11th Avenue Loan is evidenced by the controlling Note A-1, which has an Original Balance and Cut-off Date Balance of $50.0 million. The whole loan (the “636 11th Avenue Whole Loan”), with an aggregate original principal balance of $240.0 million, was co-originated by JPMCB and CREFI and is evidenced by five pari passu promissory notes as described below. The pari passu non-controlling Note A-4, with an original principal balance of $65.0 million, was contributed to the CGCMT 2018-C5 mortgage trust. The table below summarizes the remaining promissory notes, which are currently held by JPMCB and CREFI and are expected to be contributed to one or more future securitization transactions.

The relationship between the holders of the 636 11th Avenue Whole Loan is governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2018-B4	Yes
A-2	$60,000,000	$60,000,000	JPMCB	No
A-3	$50,000,000	$50,000,000	JPMCB	No
A-4	$65,000,000	$65,000,000	CGCMT 2018-C5	No
A-5	$15,000,000	$15,000,000	CREFI	No
Total	$240,000,000	$240,000,000

The 636 11th Avenue Whole Loan is structured with an Anticipated Repayment Date of June 1, 2028, a final maturity date of June 1, 2029 and will be interest-only for the entire term. The 636 11th Avenue Loan accrues interest at a fixed rate equal to 4.07300% until the Anticipated Repayment Date. From and after the Anticipated Repayment Date, the 636 11th Avenue Whole Loan accrues interest at a rate that is equal to the greater of (i) 7.07300% and (ii) the 10-year swap yield as of the ARD plus 3.00000% per annum, but in no event in excess of 9.07300%. Proceeds of the 636 11th Avenue Whole Loan were used to retire existing debt of approximately $192.7 million, pay closing costs of approximately $3.3 million, fund upfront reserves of approximately $1.4 million and return approximately $42.6 million

A-3-69

636 11th Avenue New York, NY 10036	Collateral Asset Summary – Loan No. 7 636 11th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 56.1% 2.39x 10.3%

of equity to the borrower sponsor. Based on the appraised value of $428.0 million as of April 4, 2018, the Cut-off Date LTV is 56.1%. In addition, the appraiser concluded a “hypothetical go dark” appraised value of $207.0 million as of April 4, 2018. The most recent prior financing of the 636 11th Avenue Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$240,000,000	100.0%	Loan Payoff	$192,694,141	80.3%
			Closing Costs	$3,325,737	1.4%
			Reserves	$1,421,157	0.6%
			Return of Equity	$42,558,964	17.7%
Total Sources	$240,000,000	100.0%	Total Uses	$240,000,000	100.0%

The Borrower / Borrower Sponsor. The borrower is Plaza West Associates, LLC, a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. The nonrecourse carveout guarantors and the borrower sponsors of the 636 11th Avenue Whole Loan are Behrouz Ben Hakimian (“Ben Hakimian”) and Joe Hakimian, both co-founders of The Hakimian Organization, a developer, owner, and manager of luxury New York real estate. Established in 1970, The Hakimian Organization has completed over 30 ground-up construction and conversion projects of residential, office and hotel properties in Manhattan. Ben Hakimian, the president of The Hakimian Organization, has led the company in developing over 30 buildings including 75 Wall Street in the Financial District, a 40-story mixed-use tower in Midtown, the jewelry district’s first high-rise commercial condominium and a tower in the Flatiron Historic District. Joe Hakimian, CEO of The Hakimian Organization, has guided the creation of over 3.0 million sq. ft. of real estate and is a registered professional engineer.

The Property. The 636 11th Avenue Property is an 11-story building totaling 564,004 sq. ft. of Class A office space located in New York, New York. The 636 11th Avenue Property was built as a chocolate factory in 1917 and achieved LEED Silver certification after a 2008 renovation which converted the 636 11th Avenue Property to office space. The 636 11th Avenue Property features high ceilings and offers views of the Hudson River and Midtown Manhattan.

As of July 1, 2018, the 636 11th Avenue Property is 100.0% leased to one tenant, The Ogilvy Group, Inc. (“The Ogilvy Group” or “Ogilvy Tenant”) whose lease expires in June 2029. The Ogilvy Group, an international advertising and public relations agency, has been headquartered at the 636 11th Avenue Property since January 2008.

The building includes a cafeteria, fitness center, and shuttle service provided to Penn Station, Port Authority Bus Terminal and Grand Central station. According to the borrower sponsor, following the signing of The Ogilvy Group’s lease in January 2008, the borrower sponsor invested approximately $40.0 million toward building upgrades including new elevator shafts, equipment and cars, mechanical equipment and structural work, approximately $27.0 million in soft costs such as design, project management and professional costs and approximately $21.0 million in leasing commissions. Additionally, the borrower sponsor contributed approximately $21.0 million toward the tenant’s approximately $113.3 million office build-out costs. In total, the borrower sponsor has invested approximately $109.0 million into the property since January 2008.

The 636 11th Avenue Property is located in the Hell’s Kitchen neighborhood of Manhattan and spans the entire eastern side of the block facing 11th Avenue between West 46th and 47th Streets. The 636 11th Avenue Property is located approximately 0.5 miles northwest of the Port Authority Bus Terminal and approximately 0.2 miles north of the Lincoln Tunnel, which provides connectivity to New Jersey. The 636 11th Avenue Property offers access to the West Side Highway (Route 9A) and four different subway stations connecting to eight subway lines all within a 10 minute walk.

Sole Tenant. The Ogilvy Group (564,004 sq. ft.; 100.0% of NRA; 100.0% of U/W Base Rent) The Ogilvy Group is an international marketing communications company and has been headquartered at the 636 11th Avenue Property since January 2008. The Ogilvy Group has operated as a subsidiary of WPP plc (“WPP”) since 1989. WPP had approximately £15.3 billion of revenue in 2017, making it one of the largest marketing and communications companies in the world. WPP US Holdings, Inc. is the primary guarantor and WPP Jubilee Limited is the secondary guarantor for the lease. WPP Jubilee Limited is a wholly owned subsidiary of WPP and the entire operations of the group are held by WPP Jubilee Limited. The Ogilvy Group’s lease provides the Ogilvy Tenant with two five-year renewal options after the June 30, 2029 expiration date and does not provide the tenant with any termination options other than customary rights after a casualty or condemnation or a default under the lease. The Ogilvy Tenant must provide any notice of renewal 18-months prior to the first extension term.

Environmental Matters. The Phase I environmental report, dated April 11, 2018, recommended investigating vapor intrusion following detection of dry cleaning solvents and chemicals in the soil and groundwater from a prior subsurface investigation and the implementation and maintenance of an asbestos operations and maintenance plan. In lieu of such investigation, the lender required the borrower to obtain a lender environmental protection and liability insurance policy. The policy was issued by Steadfast Insurance Company and includes individual and aggregate limits of $1.0 million, with a self-insured retention of $25,000. The policy expires on May 11, 2031.

A-3-70

636 11th Avenue New York, NY 10036	Collateral Asset Summary – Loan No. 7 636 11th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 56.1% 2.39x 10.3%

ICIP Tax Abatement. The 636 11th Avenue Property is in year 11 of a 12-year Industrial and Commercial Incentive Program (“ICIP”) tax abatement, which is scheduled to phase out completely in 2020/2021. Taxes for (i) the 2018/2019 year are estimated to be $7,722,222 after the ICIP abatement (the 2018/2019 taxes before the ICIP abatement would be $8,883,173, for a difference of $1,160,951), and (ii) the 2019/2020 year are estimated to be $8,815,199 after the ICIP abatement (the 2019/2020 taxes before the ICIP abatement would be $9,395,675, for a difference of $580,476). The lender underwrote real estate taxes based on the real estate taxes for the 2018/2019 tax year after giving effect to the abatement.

The Market. The 636 11th Avenue Property is located along 11th Avenue between 46th and 47th Streets in the Times Square/West Side office submarket of the Midtown office market in Manhattan. The 636 11th Avenue Property is approximately 0.5 miles northwest of the Port Authority Bus Terminal, one of the largest transportation hubs in New York City, which provides access to the A, C, E, N, Q, R, W, 1, 2, 3, and 7 trains, as well as the shuttle to Grand Central Terminal.

The 636 11th Avenue Property is located in the Times Square/West Side office submarket and competes with Class A/B office properties. According to the appraisal, as of the fourth quarter of 2017, the vacancy rate for office space in the Times Square/West Side submarket was 6.5% and the average annual rental rate was $78.31 PSF.

The appraiser identified 11 comparable office leases signed between January 2016 and March 2018 relative to The Ogilvy Group lease signed at the 636 11th Avenue Property. Rent comparables had base rents ranging from $44.50 to $71.00 PSF. The appraiser concluded an estimated base rental rate of $55.00, which is in line with the underwritten base office rent of $56.34 PSF (which represents the straight-line average of the tenant’s rent steps over the course of the lease term) for the office lease at the 636 11th Avenue Property.

The subsequent table summarizes the comparable office leases as determined by the appraisal.

Rent Comparables(1)
Address	Total Building Size (NRA)	Space Leased	Tenant Name	Year Built / Renovated	Lease Date	Size (NRA)	Term (Years)	Base Rent PSF
636 11th Avenue(2)	564,004	Entire Building	The Ogilvy Group, Inc.	1917/2008	Jul-09	564,004	20.0	$56.34(3)
500 Seventh Avenue	609,000	E8, E9, E12, E14, E17, E18	WeWork	1922/2000	Mar-18	255,610	15.0	$71.00
307 W 38th Street	300,000	E2, E3, E4, E5, E7, E8	GMHC	1933/2004	Feb-18	112,273	30.0	$52.00
424 W 33rd Street	146,000	E7-E13	Spaces	1913/NAP	Dec-17	103,343	10.0	$70.50
475 Tenth Avenue	259,920	P8	KCD Worldwide	1915/NAP	Sep-17	13,346	10.7	$65.13
234 W 39th Street	91,466	E7	Sunlight Financial	1921/NAP	Jul-17	8,229	5.0	$51.00
525 Seventh Avenue	463,818	E21	Betsy & Adam	1925/NAP	Jun-17	20,611	10.0	$54.50
320 W 37th Street	125,800	P1	People’s Forum Inc.	1927/NAP	Jun-17	16,333	10.4	$51.08
320 W 37th Street	125,800	E13	Roivant Sciences, Inc.	1927/NAP	Apr-17	6,162	5.0	$48.00
535 Eighth Avenue	144,203	P21	Setty & Associates	1927/1999	Feb-17	2,852	3.1	$44.50
311 W 43rd Street	186,083	E10-14	WeWork	1905/1983	Oct-16	63,732	16.0	$65.16
555 W 57th Street	975,983	P18	CBS Broadcasting, Inc.	1973/NAP	Jan-16	35,112	8.0	$56.88

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 1, 2018.

(3)	Base Rent PSF represents average rent over the remaining loan term (current contractual rent is $51.54 PSF).

A-3-71

636 11th Avenue New York, NY 10036	Collateral Asset Summary – Loan No. 7 636 11th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 56.1% 2.39x 10.3%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2015	2016	2017	T-12 4/30/2018	U/W	U/W PSF
Base Rent(2)	$29,070,620	$29,070,620	$29,070,620	$29,070,620	$31,777,847	$56.34
Vacant Income	0	0	0	0	0	0.00
Gross Potential Rent	$29,070,620	$29,070,620	$29,070,620	$29,070,620	$31,777,847	$56.34
CAM Reimbursements	3,370,600	3,794,497	4,496,316	4,924,551	5,381,846	9.54
Net Rental Income	$32,441,220	$32,865,117	$33,566,936	$33,995,171	$37,159,693	$65.89
Less: Vacancy	0	0	0	0	(1,857,985)	(3.29)
Other Income(3)	1,441,244	2,778,560	2,241,509	2,014,060	2,227,500	3.95
Effective Gross Income	$33,882,464	$35,643,677	$35,808,445	$36,009,231	$37,529,208	$66.54
Total Operating Expenses(4)	8,367,847	9,485,470	10,705,616	$11,303,733	12,805,959	$22.71
Net Operating Income	$25,514,617	$26,158,207	$25,102,829	$24,705,498	$24,723,249	$43.84
TI/LC	0	0	0	0	987,007	1.75
Replacement Reserves	0	0	0	0	95,881	0.17
Net Cash Flow	$25,514,617	$26,158,207	$25,102,829	$24,705,498	$23,640,361	$41.92

(1)	Based on the underwritten rent roll dated July 1, 2018.

(2)	U/W Base Rent PSF represents average rent over the remaining loan term (current contractual rent is $51.54 PSF).

(3)	Other Income consists of overtime HVAC chargebacks.

(4)	The 636 11th Avenue Property benefits from an ICIP property tax exemption, which results in a reduced property tax expense. For a full description, please see “ICIP Tax Abatement” above.

Property Management. The 636 11th Avenue Property is managed by Hakimian P.W. Management, LLC, an affiliate of the borrower.

Lockbox / Cash Management. The 636 11th Avenue Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to send a tenant direction letter to the sole tenant at the 636 11th Avenue Property instructing it to deposit all rents and payments into the lockbox account. If no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of mortgage and any mezzanine debt service (if applicable), required reserves and operating expenses are required to be held as additional collateral for the 636 11th Avenue Whole Loan, except as described in “Dark Trigger Reserve” below or in connection with an Extension Term Trigger Event (as defined below). The lender has been granted a first priority security interest in the cash management account.

“Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or payment in full of all principal and interest on the 636 11th Avenue Whole Loan.

“Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower, (iii) any bankruptcy or insolvency action of the property manager, (iv) DSCR Trigger Event (as defined below), (v) a Tenant Trigger Event (as defined below), (vi) a Dark Trigger Event (as defined below) or (vii) an Extension Term Trigger Event (as defined below).

“Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default (which may not be unreasonably withheld, conditioned or delayed unless the lender has accelerated the 636 11th Avenue Whole Loan, commenced foreclosure proceedings or initiated any other remedy), (b) with respect to clause (iii) above, if borrower has replaced the manager with a qualified manager under a replacement management agreement within 60 days in accordance with the loan documents, (c) with respect to clause (iv) above, a DSCR Cure Event (as defined below) has taken place, (d) with respect to clause (v) above, if the borrower replaces Ogilvy Tenant with a replacement tenant reasonably acceptable to the lender pursuant to a lease approved by lender, such replacement tenant is in occupancy under the terms of its lease and paying full contractual rent thereunder, without any right of offset or free rent credit, and such replacement tenant has delivered to the lender a tenant estoppel in form and substance reasonably acceptable to the lender or (e) with respect to clause (vi) above, the occurrence of the date when funds in an amount equal to the product of $90.00 multiplied by the number of gross leasable sq. ft. of the applicable dark or abandoned space giving rise to the Dark Trigger Event have been transferred into the dark trigger reserve account pursuant to the cash management agreement. The borrower has no right to cure a Cash Sweep Period caused by a bankruptcy or insolvency action of the borrower or an Extension Term Trigger Event.

“DSCR Trigger Event” means the date on which the debt service coverage ratio (as calculated in the loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 1.20x.

A-3-72

636 11th Avenue New York, NY 10036	Collateral Asset Summary – Loan No. 7 636 11th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 56.1% 2.39x 10.3%

“DSCR Cure Event” means the debt service coverage ratio, based on the trailing three-month period immediately preceding the date of determination, is at least 1.25x for two consecutive quarters.

“Tenant Trigger Event” means (i) any bankruptcy or insolvency action of Ogilvy Tenant, WPP plc, WPP US Holdings, Inc. or WPP Jubilee Limited, (ii) if Ogilvy Tenant does not renew its lease at the 636 11th Avenue Property (the “Ogilvy Lease”) prior to the expiration of the period set forth in the Ogilvy Lease for giving notice of renewal or (iii) Ogilvy Tenant terminates the Ogilvy Lease for any reason.

“Dark Trigger Event” means the Ogilvy Tenant (i) has “gone dark”, vacated, ceased operations or abandoned 40% or more of the premises demised to Ogilvy Tenant under the Ogilvy Lease or (ii) has given notice or otherwise announced in a public filing its intention to vacate, cease operations, go dark or otherwise abandon 40% or more of the premises demised to Ogilvy Tenant under the Ogilvy Lease, unless, solely with respect to the period from the origination date to the payment date in June 2027, if, during such period (a) Ogilvy Tenant, WPP plc or WPP US Holdings, Inc. maintains an investment grade rating by S&P, Moody’s and Fitch and (b) the Ogilvy Lease is in full force and effect.

“Extension Term Trigger Event” means that, as of April 1, 2028, the 636 11th Avenue Whole Loan has not been repaid in full.

Initial and Ongoing Reserves. At loan origination, the borrower deposited (i) approximately $1,198,696 into a required repairs account, (ii) approximately $137,671 into an outstanding TI/LC reserve account, (iii) approximately $76,801 in an insurance reserve account and (iv) approximately $7,990 into a replacement reserve account.

Tax Reserve. The borrower is required to make monthly deposits into the real estate tax reserve in the amount of 1/12 of annual estimated real estate taxes (a) during a Cash Sweep Period or (b) if the borrower fails to provide evidence satisfactory to the lender that all taxes and other charges have been paid no later than 10 days prior to the related due date.

Insurance Reserve. The borrower is required to make monthly deposits into the insurance reserve account in the amount of 1/12 of the annual insurance premiums (a) upon an event of default or (b) if an acceptable blanket insurance policy is not in place.

Replacement Reserve. The borrower is required to make monthly deposits of approximately $7,990 into the replacement reserve account.

TI/LC Reserve. The borrower is required to make monthly deposits of $82,251 into the TI/LC reserve account during a Cash Sweep Period caused by a Tenant Trigger Event. The borrower is also required to deposit any lease termination or contraction fees payable under any lease at the 636 11th Avenue Property.

Dark Trigger Reserve. The borrower is required to deposit all excess cash flow in the cash management account for tenant improvement and leasing commission obligations incurred following origination and related to the premises leased pursuant to the Ogilvy Lease during the continuance of a Cash Sweep Period caused by a Dark Trigger Event.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted. In connection with any extension of the term of the Ogilvy Lease and provided no event of default under the loan documents has occurred and is continuing, the loan documents permit the owner of 100% of the equity interests in the borrower to obtain a mezzanine loan (the “Approved Mezzanine Loan”) secured by the equity interests in the borrower upon satisfaction of the following terms and conditions, among others: (i) the Ogilvy Lease has been extended pursuant to an extension in form and substance acceptable to the lender in its sole and absolute discretion, (ii) the loan-to-value ratio (including the Approved Mezzanine Loan) does not exceed 56.07%, (iii) the combined debt service coverage ratio (as calculated in the loan documents and including the Approved Mezzanine Loan) for the first year of the extension term of the Ogilvy Lease is not less than 2.28x, (iv) the mezzanine lender enters into an intercreditor agreement in form reasonably acceptable to the lender and (v) the lender has obtained a rating agency confirmation.

A-3-73

Various Durham, NC 27713	Collateral Asset Summary – Loan No. 8 Meridian Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,705,000 69.9% 1.63x 11.0%

A-3-74

Various Durham, NC 27713	Collateral Asset Summary – Loan No. 8 Meridian Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,705,000 69.9% 1.63x 11.0%

2500 Meridian Parkway

Floor											
1	Vacant 2,402 SF	SSOE, Inc. 1,900 SF Exp. 8/2018	Capital Care Resources, Inc. 1,900 SF Exp. 5/2019	CrossFit 919 2,976 SF Exp. 2/2021	CrossFit 919 2,977 SF Exp. 2/2021	Kazadam Holdings, LLC 3,153 SF Exp. 8/2019	Vacant 1,336 SF	Adecco USA, Inc. 1,554 SF Exp. 12/2019	Nicholas Principe 1,588 SF Exp. 6/2019	Vacant 2,717 SF	Polarean, Inc. 2,088 SF Exp. 9/2021	Polarean, Inc. 2,089 SF Exp. 9/2021

2505 Meridian Parkway

Floor			
3	Chimerix, Inc. 8,946 SF Exp. 2/2021	Chimerix, Inc. 3,433 SF Exp. 2/2021	
2	Unicorn HRO, LLC 7,202 SF Exp. 12/2022	Unicorn HRO, LLC 4,191 SF Exp. 12/2022	Chimerix, Inc. 3,537 SF Exp. 2/2021
1	Chimerix, Inc. 8,946 SF Exp. 2/2021	Camargo Pharmaceutical Services, LLC 4,445 SF Exp. 9/2022	Camargo Pharmaceutical Services, LLC 2,005 SF Exp. 9/2022

2510 Meridian Parkway

Floor		
3	Cerner Corporation 12,190 SF Exp.9/2024	Vacant 10,593 SF
2	BASF Corporation 21,226 SF Exp. 9/2021	
1	Health Decisions 20,445 SF Exp. 6/2023	

2520 Meridian Parkway

Floor							
5	Parexel International, LLC 5,935 SF Exp. 12/2026	Parexel International, LLC 8,058 SF Exp. 12/2026	Parexel International, LLC 3,645 SF Exp. 12/2026				
4	Pappas Capital, LLC 7,817 SF Exp. 10/2021	Parexel International, LLC 3,644 SF Exp. 12/2026	Parexel International, LLC 5,935 SF Exp. 12/2026	Parexel International, LLC 2,535 SF Exp. 12/2026	Parexel International, LLC 3,644 SF Exp. 12/2026	NCS Pearson, Inc. 2,047 SF Exp. 1/2022	Chordoma Foundation 1,520 SF Exp. 3/2020
3	Parexel International, LLC 23,055 SF Exp. 12/2026						
2	Parexel International, LLC 23,047 SF Exp. 12/2026						
1	Parexel International, LLC 3,644 SF Exp. 12/2026	Parexel International, LLC 4,369 SF Exp. 12/2026	Parexel International, LLC 702 SF Exp. 12/2026	Parexel International, LLC 8,162 SF Exp. 12/2026	Parexel International, LLC 3,880 SF Exp. 12/2026	Parexel International, LLC 3,644 SF Exp. 12/2026	

2600 Meridian Parkway

Floor		
1	Parata Systems, LLC 65,000 SF Exp. 12/2021	Vacant 599 SF

Vacant | 2017 – 2018 | 2019 – 2020 | 2021 – 2022 | 2023+

A-3-75

Various Durham, NC 27713	Collateral Asset Summary – Loan No. 8 Meridian Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,705,000 69.9% 1.63x 11.0%

2525 Meridian Parkway

Floor 4
- Vacant, 12,882 SF
- North Star Consultants, Inc., 2,854 SF, Exp. 6/2020
- Bivarus, Inc., 3,105 SF, Exp. 1/2020
- Accesso Services L.L.C., 2,296 SF, Exp. 12/2022

Floor 3
- Merritt Webb, 17,500 SF, Exp. 11/2021
- Sipcam AGRO USA, Inc, 5,023 SF, Exp. 3/2021

Floor 2
- Nuventra, Inc., 1,483 SF, Exp. 8/2023
- Nuventra, Inc., 5,096 SF, Exp. 8/2023
- NIPERA Inc., 1,889 SF, Exp. 6/2024
- NIPERA Inc., 3,663 SF, Exp. 6/2024
- Nuventra, Inc., 3,120 SF, Exp. 8/2023
- Nuventra, Inc., 3,120 SF, Exp. 8/2023
- Nuventra, Inc., 2,332 SF, Exp. 8/2023

Floor 1
- Vacant, 9,880 SF
- Lasik Vision Institute, LLC, 3,578 SF, Exp. 8/2025
- Vacant, 972 SF
- Spoonflower, Inc., 5,110 SF, Exp. 3/2019

Floor B
- MDB, Inc., 5,575 SF, Exp. 2/2023
- Vacant, 655 SF
- Vacant, 1,832 SF
- Gary Gaulden LLC, 5,371 SF, Exp. 8/2024
- Vacant, 998 SF
- Vacant, 998 SF

2605 Meridian Parkway

Floor 2
- Avaya, Inc., 21,755 SF, Exp. 5/2027

Floor 1
- Leidos Innovations Corporation, 6,430 SF, Exp. 3/2022
- Vacant, 4,078 SF
- Piedmont Investment Advisors, LLC, 6,003 SF, Exp. 11/2020
- Scriptorium Publishing SE, 2,516 SF, Exp. 2/2020
- Emerginmed.Com, 1,730 SF, Exp. 10/2019
- Avaya, Inc., 5,877 SF, Exp. 5/2027
- Avaya, Inc., 21,755 SF, Exp. 5/2027
- Vacant, 3,927 SF

2700 Meridian Parkway

Floor 3
- NVIDIA Corporation, 7,274 SF, Exp. 12/2024

Floor 2
- Professional Recover, 18,411 SF, Exp. 5/2020

Floor 1
- NVIDIA Corporation, 25,952 SF, Exp. 12/2024

2800 Meridian Parkway

Floor 1
- EBSCO Publishing, Inc., 9,713 SF, Exp. 10/2021
- EBSCO Publishing, Inc., 9,713 SF, Exp. 10/2021
- EBSCO Publishing, Inc., 7,942 SF, Exp. 10/2021
- Connections Education, 10,876 SF, Exp. 8/2024
- Parion Sciences, Inc., 3,100 SF, Exp. 11/2020
- Nuance Communications, Inc., 3,574 SF, Exp. 7/2018
- Parion Sciences, Inc., 6,148 SF, Exp. 11/2020

2810 Meridian Parkway

Floor 1
- Spoonflower, Inc., 4,560 SF, Exp. 2/2025
- Spoonflower, Inc., 7,067 SF, Exp. 2/2025
- Spoonflower, Inc., 3,954 SF, Exp. 2/2025
- Cytomedix, Inc., 5,293 SF, Exp. 12/2018
- Family Health International, 16,083 SF, Exp. 4/2024
- Spoonflower, Inc., 19,687 SF, Exp. 2/2025
- Qualyst Transporter Solutions, LLC, 6,096 SF, Exp. 6/2018
- Tergus Pharma, LLC, 7,926 SF, Exp. 4/2021
- Tergus Pharma, LLC, 11,563 SF, Exp. 4/2021
- Vacant, 6,001 SF
- Spoonflower, Inc., 4,558 SF, Exp. 2/2025
- Orkin, LLC, 3,532 SF, Exp. 11/2020
- Spoonflower, Inc., 4,558 SF, Exp. 2/2025

Legend: Vacant | 2017 – 2018 | 2019 – 2020 | 2021 – 2022 | 2023+

A-3-76

Various Durham, NC 27713	Collateral Asset Summary – Loan No. 8 Meridian Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,705,000 69.9% 1.63x 11.0%

A-3-77

Various Durham, NC 27713	Collateral Asset Summary – Loan No. 8 Meridian Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,705,000 69.9% 1.63x 11.0%

A-3-78

Various Durham, NC 27713	Collateral Asset Summary – Loan No. 8 Meridian Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,705,000 69.9% 1.63x 11.0%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsor:	Accesso Investment Properties VI (US), LLLP; Accesso Investment Properties VI, LLLP
Borrower:	BRI 1875 Meridian, LLC
Original Balance(1):	$45,705,000
Cut-off Date Balance(1):	$45,705,000
% by Initial UPB:	3.9%
Interest Rate:	4.57460%
Payment Date:	1st of each month
First Payment Date:	May 1, 2018
Maturity Date:	April 1, 2028
Amortization:	Interest only for first 60 months; 360 months thereafter
Additional Debt(1):	$30,000,000 Pari Passu Debt Future Mezzanine Debt Permitted
Call Protection:	L(25), YM1(91), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves(2)
	Initial	Monthly
Taxes:	$435,013	$108,753
Insurance:	$0	Springing
Replacement:	$12,681	$12,681
Outstanding TI/LC:	$3,125,744	$0
TI/LC:	$2,350,000	Springing
Free Rent:	$778,111	$0
Parata:	$0	Springing
Avaya:	$0	$5,492

Financial Information(3)
Cut-off Date Balance / Sq. Ft.:	$109
Balloon Balance / Sq. Ft.:	$100
Cut-off Date LTV:	69.9%
Balloon LTV:	64.1%
Underwritten NOI DSCR:	1.80x
Underwritten NCF DSCR:	1.63x
Underwritten NOI Debt Yield:	11.0%
Underwritten NCF Debt Yield:	10.0%
Underwritten NOI Debt Yield at Balloon:	12.1%
Underwritten NCF Debt Yield at Balloon:	10.9%
Property Information
Single Asset / Portfolio:	Portfolio of 10 properties
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Durham, NC
Year Built / Renovated(4):	Various / NAP
Total Sq. Ft.:	691,705
Property Management:	Accesso Services, LLC
Underwritten NOI(5):	$8,361,644
Underwritten NCF:	$7,565,588
Appraised Value(6):	$108,250,000
Appraisal Date:	February 13, 2018

Historical NOI
Most Recent NOI:	$7,279,564 (T-12 February 28, 2018)
2017 NOI(5):	$7,453,899 (December 31, 2017)
2016 NOI:	$7,228,314 (December 31, 2016)
2015 NOI:	$7,106,354 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	90.6% (February 20, 2018)
2017 Occupancy:	91.7% (December 31, 2017)
2016 Occupancy:	96.4% (December 31, 2016)
2015 Occupancy:	93.2% (December 31, 2015)
(1)	The Original Balance and Cut-off Date Balance of $45.705 million represents the controlling Note A-1 which, together with the $30.0 million remaining pari passu non-controlling Note A-2 comprises the Meridian Corporate Center Whole Loan with an aggregate original principal balance of $75.705 million. For additional information regarding the pari passu note, see “The Loan” herein.

(2)	See “Initial and Ongoing Reserves” herein.
(3)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate $75.705 million Meridian Corporate Center Whole Loan.

(4)	Year Built / Renovated for each individual property is detailed in “The Portfolio” below.

(5)	The increase in 2017 NOI to Underwritten NOI is primarily due to the inclusion of contractual rent steps totaling $493,011 through April 2019.

(6)	Appraised Value, Cut-off Date LTV and Balloon LTV represents the sum of the “as-is” appraised values for 2505, 2520 and 2600 Meridian Parkway and the “Hypothetical As Is” appraised values for 2500, 2510, 2525, 2605, 2700, 2800 and 2810 Meridian Parkway, which assume that contractual tenant improvement and leasing commission obligations have been fulfilled and there is no outstanding free rent. At origination, the borrower deposited upfront reserves totaling $3,903,855 for such contractual tenant improvement and leasing commission obligations and free rent. The sum of the “as-is” appraised values as of February 13, 2018 for the Meridian Corporate Center Portfolio is $106,100,000, which results in a Cut-off Date LTV and Balloon LTV of 71.4% and 65.4%, respectively.

A-3-79

Various Durham, NC 27713	Collateral Asset Summary – Loan No. 8 Meridian Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,705,000 69.9% 1.63x 11.0%

Portfolio Summary
Property	Year Built	Number of Stories	Net Rentable Area (SF)	Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value	Underwritten Rent(1)	Largest Tenant
2520 Meridian Parkway	1997	5	115,283	$15,737,526	20.8%	$22,400,000	$2,886,924	Parexel International, LLC
2525 Meridian Parkway	1985	4	99,332	11,451,861	15.1%	16,300,000	1,641,454	Merritt, Webb, Wilson & Caruso PLLC
2605 Meridian Parkway	1995	2	74,071	8,680,000	11.5%	12,850,000	1,513,939	Avaya, Inc.
2810 Meridian Parkway	1986	1	100,878	8,641,588	11.4%	12,300,000	1,374,451	Spoonflower, Inc.
2510 Meridian Parkway	1990	3	64,454	8,079,533	10.7%	11,500,000	1,267,957	BASF Corporation
2600 Meridian Parkway	1998	1	65,599	7,025,681	9.3%	10,000,000	1,188,200	Parata Systems, LLC
2700 Meridian Parkway	1997	1	51,637	5,058,491	6.7%	7,200,000	1,022,275	NVIDIA Corporation
2800 Meridian Parkway	1997	1	51,066	4,566,693	6.0%	6,500,000	960,335	EBSCO Publishing, Inc.
2505 Meridian Parkway	1989	3	42,705	4,496,436	5.9%	6,400,000	970,237	Chimerix, Inc.
2500 Meridian Parkway	1991	1	26,680	1,967,191	2.6%	2,800,000	331,739	CrossFit 919
Total			691,705	$75,705,000	100.0%	$108,250,000	$13,157,512

(1)	Underwritten Rent reflects the Qualyst Transporter Solutions, LLC lease which was extended to June 2019. U/W Rents in Place in the below Cash Flow Analysis table does not reflect this update since the lease was extended after the loan closing date.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Parexel International, LLC(3)	NR / NR / NR	103,899	15.0%	$25.18	19.9%	12/31/2026
Parata Systems, LLC(4)	NR / NR / NR	65,000	9.4%	$18.28	9.0%	12/31/2021
Spoonflower, Inc.(5)	NR / NR / NR	49,494	7.2%	$14.62	5.5%	Various
Avaya, Inc.(6)	NR / NR / NR	49,387	7.1%	$22.70	8.5%	5/31/2027
NVIDIA Corporation	A3 / BBB+ / A-	33,226	4.8%	$19.48	4.9%	12/31/2024
EBSCO Publishing, Inc.	NR / NR / NR	27,368	4.0%	$18.85	3.9%	10/31/2021
Chimerix, Inc.	NR / NR / NR	24,862	3.6%	$22.63	4.3%	2/28/2021
BASF Corporation	A1 / A / A+	21,226	3.1%	$23.64	3.8%	9/30/2021
Health Decisions	NR / NR / NR	20,445	3.0%	$23.69	3.7%	6/30/2023
Tergus Pharma, LLC(7)	NR / NR / NR	19,489	2.8%	$15.64	2.3%	4/30/2021
Subtotal / Wtd. Avg.		414,396	59.9%	$20.91	0065.9%
Remaining Tenants		212,146	30.7%	$21.17	34.1%
Total / Wtd. Avg. Occupied		626,542	90.6%	$21.00	100.0%
Vacancy		65,163	9.4%
Total		691,705	100.0%

(1)	Based on the underwritten rent roll dated February 20, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent company or government guarantees the lease.

(3)	Parexel International, LLC subleases 8,951 sq. ft. of its space to AroundCampus, LLC. The tenant also has the right to contract its leased space by the entire third floor on August 31, 2020, with six months’ notice and the payment of a contraction fee.

(4)	Parata Systems, LLC subleases its entire leased space to Frontier Communications of America, Inc, which currently pays an annual base rent PSF of $17.83.

(5)	Spoonflower, Inc. leases 5,110 sq. ft. at the 2525 Meridian Parkway property with a lease expiration date of March 31, 2019 and 44,384 sq. ft. at the 2810 Meridian Parkway property with a lease expiration date of February 28, 2025.

(6)	Avaya, Inc. has a one-time option to terminate its lease as of July 31, 2024, with one year’s notice and the payment of a termination fee.

(7)	Tergus Pharma, LLC has a one-time option to terminate its lease as of April 30, 2019, with at least nine months’ prior notice and the payment of a termination fee.

A-3-80

Various Durham, NC 27713	Collateral Asset Summary – Loan No. 8 Meridian Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,705,000 69.9% 1.63x 11.0%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	2	5,474	0.8%	5,474	0.8%	$21.25	0.9%	0.9%
2019	7	21,131	3.1%	26,605	3.8%	$14.79	2.4%	3.3%
2020	8	47,189	6.8%	73,794	10.7%	$21.04	7.5%	10.8%
2021	11	198,415	28.7%	272,209	39.4%	$19.85	29.9%	40.7%
2022	5	28,616	4.1%	300,825	43.5%	$23.38	5.1%	45.8%
2023	3	41,171	6.0%	341,996	49.4%	$23.81	7.5%	53.3%
2024	7	83,298	12.0%	425,294	61.5%	$19.71	12.5%	65.8%
2025	2	47,962	6.9%	473,256	68.4%	$16.02	5.8%	71.6%
2026	1	103,899	15.0%	577,155	83.4%	$25.18	19.9%	91.5%
2027	1	49,387	7.1%	626,542	90.6%	$22.70	8.5%	100.0%
2028	0	0	0.0%	626,542	90.6%	$0.00	0.0%	100.0%
Thereafter	0	0	0.0%	626,542	90.6%	$0.00	0.0%	100.0%
Vacant	NAP	65,163	9.4%	691,705	100.0%	NAP	NAP
Total / Wtd. Avg.	47	691,705	100.0%			$21.00	100.0%

(1)	Based on the underwritten rent roll dated February 20, 2018.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

The Loan.    The Meridian Corporate Center loan (the “Meridian Corporate Center Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in 10 office properties totaling 691,705 sq. ft. located in Durham, North Carolina (the “Meridian Corporate Center Portfolio”). The whole loan (the “Meridian Corporate Center Whole Loan”) with an aggregate original principal balance of approximately $75.705 million is evidenced by two pari passu promissory notes. The pari passu non-controlling Note A-2, with an original principal balance of $30.0 million, was contributed to the JPMDB 2018-C8 mortgage trust.

The relationship between the holders of the Meridian Corporate Center Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$45,705,000	$45,705,000	Benchmark 2018-B4	Yes
A-2	$30,000,000	$30,000,000	JPMDB 2018-C8	No
Total	$75,705,000	$75,705,000

The Meridian Corporate Center Whole Loan has a 10-year term and, subsequent to a five-year interest-only period, will amortize on a 30-year schedule and accrues interest at a fixed rate equal to 4.57460%. The Meridian Corporate Center Whole Loan proceeds and approximately $40.8 million of sponsor equity were used to pay a purchase price of approximately $108.1 million, fund upfront reserves of approximately $6.7 million and pay closing costs of approximately $1.6 million. Based on the portfolio appraised value of approximately $108.3 million as of February 13, 2018, the Cut-off Date LTV is 69.9%. The most recent prior financing was included in the JPMBB 2014-C24 securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$75,705,000	65.0%	Purchase Price	$108,146,000	92.8%
Sponsor Equity	$40,788,234	35.0%	Upfront Reserves	$6,701,549	5.8%
			Closing Costs	$1,645,685	1.4%
Total Sources	$116,493,234	100.0%	Total Uses	$116,493,234	100.0%

The Borrower / Borrower Sponsors.    The borrower, BRI 1875 Meridian, LLC, is a special purpose Delaware limited liability company with two independent directors in its organizational structure. The borrower sponsors and nonrecourse carve-out guarantors are Accesso Investment Properties VI (US), LLLP and Accesso Investment Properties VI, LLLP, each a Florida limited liability limited partnership. The indirect owner of 100% of the equity interests in the borrower is JV BRI 1875 Meridian, LLC, a joint venture between Accesso Partners Meridian, LLC, the managing member of the joint venture and an affiliate of Accesso Partners LLC (“Accesso”), and DOF V Meridian, LLC, an affiliate of Torchlight Investors (“Torchlight”). Accesso is a commercial real estate investment manager, owner and operator that focuses on acquiring Class A commercial office properties in major cities and suburban markets across the United States. Accesso is headquartered in Hallandale Beach, Florida and has offices in Houston, Dallas, Minneapolis and Atlanta. Founded in 1995, Torchlight

A-3-81

Various Durham, NC 27713	Collateral Asset Summary – Loan No. 8 Meridian Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,705,000 69.9% 1.63x 11.0%

has since acquired over $20 billion in commercial real estate debt investments, with approximately $3.9 billion of assets currently under management. Headquartered in New York City, Torchlight provides investment management and disposition strategies for its investors.

The Portfolio. The Meridian Corporate Center portfolio consists of 10 Class A office properties totaling 691,705 sq. ft., constructed in phases between 1985 and 1998. The properties are located in Durham, North Carolina, adjacent to Research Triangle Park, the largest technology research and science park in the United States, spanning 7,000 acres and including over 250 companies and approximately 50,000 employees. As of February 20, 2018, the Meridian Corporate Center Portfolio was 90.6% leased to 46 tenants, under 47 leases. The properties’ amenities include pedestrian trails, a seven-acre lake and outdoor picnic areas. The properties are adjacent to a full-service Doubletree Suites hotel. The properties feature 2,640 parking spaces, resulting in a parking ratio of approximately 3.8 spaces per 1,000 sq. ft. of aggregate net rentable area.

Environmental Matters. The property level Phase I environmental reports dated January 10, 2018 recommended no further action at the Meridian Corporate Center Portfolio.

Major Tenants.

Parexel International, LLC (“Parexel”) (103,899 sq. ft.; 15.0% of NRA; 19.9% of U/W Base Rent). Parexel is a global biopharmaceutical services firm that provides a broad range of knowledge-based contract research, consulting, medical communications and technology solutions and services to the pharmaceutical, biotechnology and medical device industries. Parexel is headquartered near Boston and has approximately 18,900 employees in 84 offices across 51 countries.

Parexel has been in occupancy since January 2003 and has expanded its space and/or renewed its lease eight times, most recently in August 2015. Parexel has the right to contract its leased space by the entire third floor on August 31, 2020, with six months’ notice and the payment of a contraction fee.

Parata Systems, LLC (“Parata”) (65,000 sq. ft.; 9.4% of NRA; 9.0% of U/W Base Rent). Parata has been in occupancy since July 2005 and has expanded its space and/or extended its lease four times, most recently in December 2010. Parata currently subleases its entire leased space to Frontier Communications of America, Inc (“Frontier”) (rated B/B3/B- by Fitch/Moody’s/S&P). Incorporated in 1935, Frontier is currently a Fortune 500 company and a member of the S&P MidCap400. With 28,000 employees across 29 states, Frontier provides internet, television and phone services to business and residential customers.

Spoonflower, Inc. (“Spoonflower”) (49,494 sq. ft.; 7.2% of NRA; 5.5% of U/W Base Rent). Founded in May 2008, Spoonflower is a web-based service that allows its users to design, print and sell custom textiles for home décor. Spoonflower has grown to host over 3.5 million users and over 500,000 designs printed on various products, including curtains, clothes, quilts, bags, furniture, dolls, pillows and more. Spoonflower is headquartered at the 2810 Meridian Parkway property.

Spoonflower leases 5,110 sq. ft. at the 2525 Meridian Parkway property with a lease expiration of March 31, 2019 and 44,384 sq. ft. at the 2810 Meridian Parkway property with a lease expiration of February 28, 2025. Spoonflower has been in occupancy since October 2012 and has expanded its space and/or extended its lease four times, most recently in January 2018.

The Market. The Meridian Corporate Center Portfolio is located at the intersection of Interstate 40, which provides access to Raleigh to the east and Chapel Hill to the west, and Highway 55, which provides access to Durham, approximately 5.2 miles north of the portfolio. The Meridian Corporate Center Portfolio is located approximately seven miles northwest from the Raleigh-Durham International Airport and adjacent to the Research Triangle Park. Research Triangle Park is one of several major demand drivers in the area. Prominent employers at Research Triangle Park include IBM Corporation, Cisco Systems, Inc. and GlaxoSmithKline, as well as others in fields spanning micro-electronics, telecommunications, biotechnology, pharmaceuticals, environmental sciences and more. Other demand drivers include several major universities, including Duke University, NC State University and the University of North Carolina Chapel Hill, and various retail destinations, including Streets at Southpoint, a Nordstrom and Belk anchored GGP mall, located one exit west of the portfolio on Interstate 40. Regional access to the properties is provided by Interstate 85, Interstate 540, State Highway 147 and State Highway 55. According to the appraisal, the estimated population as of year-end 2017 within a one-, three- and five-mile radius of the properties was 9,317, 52,542 and 121,259, respectively, with estimated average household income of $65,096, $85,692 and $83,875, respectively.

A-3-82

Various Durham, NC 27713	Collateral Asset Summary – Loan No. 8 Meridian Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,705,000 69.9% 1.63x 11.0%

According to the appraisal, as of the fourth quarter of 2017, the Raleigh/Durham metropolitan statistical area office market consisted of approximately 100.4 million sq. ft. of office space with an overall vacancy rate of 7.0% and an average asking rent of $22.48 PSF. As of the same period, the South Durham office submarket consisted of approximately 6.2 million sq. ft. of office space with an overall vacancy rate of 6.1% and an average asking rent of $21.53 PSF. The appraisal identified five directly comparable office properties built between 1998 and 2017 ranging in size from 77,409 to 152,563 sq. ft. Occupancies at the comparable properties ranged from 73.0% to 100.0%, with a weighted average vacancy of approximately 7.6%. Recently quoted rental rates for the comparable office properties ranged from $16.52 PSF to $25.50 PSF, with a weighted average of approximately $21.33 PSF. The appraisal concluded a vacancy rate for the Meridian Corporate Center Portfolio of approximately 5.7%, which is less than the current vacancy rate of 9.4%. The weighted average of the appraisal’s concluded market rents for the buildings is $21.42 PSF, which is in-line with the underwritten rent at the Meridian Corporate Center Portfolio of $21.00 PSF.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2015	2016	2017	T-12 2/28/2018	U/W	U/W PSF
Rents in Place(2)	$12,002,589	$12,439,438	$12,630,164	$12,557,912	$13,156,711	$19.02
Vacant Income	0	0	0	0	1,297,015	1.88
Gross Potential Rent	$12,002,589	$12,439,438	$12,630,164	$12,557,912	$14,453,725	$20.90
Total Reimbursements	314,246	157,360	406,580	392,652	372,802	0.54
Net Rental Income	$12,316,834	$12,596,797	$13,036,744	$12,950,563	$14,826,527	$21.43
Less: Vacancy	0	0	0	0	(1,330,468)	(1.92)
Other Income	0	0	0	0	0	0.00
Effective Gross Income	$12,316,834	$12,596,797	$13,036,744	$12,950,563	$13,496,059	$19.51
Total Operating Expenses	5,210,481	5,368,484	5,582,846	5,670,999	5,134,415	7.42
Net Operating Income(3)	$7,106,354	$7,228,314	$7,453,899	$7,279,564	$8,361,644	$12.09
TI/LC	0	0	0	0	657,715	0.95
Replacement Reserves	0	0	0	0	138,341	0.20
Net Cash Flow	$7,106,354	$7,228,314	$7,453,899	$7,279,564	$7,565,588	$10.94
(1)	Based on the underwritten rent roll dated February 20, 2018.

(2)	U/W Rents in Place includes contractual rent steps through April 2019.

(3)	The increase in 2017 NOI to UW NOI is primarily due to the inclusion of contractual rent steps totaling $493,011 through April 2019. In addition, U/W Total Operating Expenses were based on the borrower’s budgeted expenses, which exclude certain expenses that the prior owner included in the historical financial statements, including legal and accounting fees, bank fees, travel and other miscellaneous expenses.

Property Management.    The properties are managed by Accesso Services, LLC, a Florida limited liability company and an affiliate of the borrower sponsor.

Lockbox / Cash Management.     The Meridian Corporate Center Whole Loan is structured with a hard lockbox and in-place cash management. The borrower was required to send tenant direction letters to all tenants upon the origination of the loan instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. All funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed on each payment date during the term of the loan in accordance with the loan documents. Except as described in the Parata Reserve section below, during a Cash Sweep Period, all excess cash flow after payment of debt service, required reserves and operating expenses is required to be held as additional collateral for the loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or payment in full of all principal and interest on the Meridian Corporate Center Whole Loan.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or property manager, (iii) a DSCR Trigger Event (as defined below) or (iv) a Parata Trigger Event (as defined below).

A-3-83

Various Durham, NC 27713	Collateral Asset Summary – Loan No. 8 Meridian Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,705,000 69.9% 1.63x 11.0%

A “Cash Sweep Event Cure” means (a) with respect to clause (iii) above, the achievement of a debt service coverage ratio, based on the trailing six-month period immediately preceding the date of determination, of at least 1.20x for two consecutive quarters, (b) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default (which the lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (c) with respect to clause (ii) above solely with respect to the property manager, the borrower replacing the manager with a qualified manager under a replacement management agreement within 60 days or the dismissal of such bankruptcy or insolvency action without any material adverse consequences to the loan or the property (as determined by the lender in its sole discretion), (d) with respect to clause (iv) above, the occurrence of a Parata Trigger Event Cure or (e) with respect to clause (ii) above solely with respect to the bankruptcy action of the borrower that is involuntary and not consented to or colluded in by borrower, guarantor or any of their affiliates, if such bankruptcy action is discharged, stayed or dismissed within 60 days of such filing without any adverse consequences to the loan or the property, which shall be determined in lender’s sole discretion, provided, however, that such Cash Sweep Event Cure shall be subject to certain conditions described in the loan documents.

“DSCR Trigger Event” means the date that the debt service coverage ratio (as calculated in the loan documents) based on the trailing six-month period immediately preceding the date of determination is less than 1.15x.

A “Parata Trigger Event” means the failure to satisfy the Parata Renewal Criteria or Parata Replacement Lease Criteria (each as described below) on or before 12 months prior to any expiration of the Parata lease or any Parata replacement lease, as described in the loan agreement.

A “Parata Trigger Event Cure” means either (i) the satisfaction of the Parata Replacement Lease Criteria, (ii) the satisfaction of the Parata Renewal Criteria, (iii) the achievement of a debt service coverage ratio, as calculated based on the specifications described in the loan agreement, based on the trailing six-month period immediately preceding the date of determination, that is at least 1.40x or (iv) the funds on deposit in the Parata Reserve are equal to or exceed $800,000 (the “Parata Reserve Cap”).

“Parata Renewal Criteria” means (i) Parata or a Parata replacement tenant has renewed or extended its lease for a term that extends at least three years beyond the term of the previous lease and (ii) the lender has received an updated tenant estoppel from Parata or the Parata replacement tenant confirming, among other items, (a) renewal and terms of such renewal, (b) the lease is in full force and effect and (c) that Parata, a sub-tenant or the Parata replacement tenant is in physical occupancy and paying full contractual rent as described in the loan agreement.

“Parata Replacement Lease Criteria” means that, with respect to at least 40,000 sq. ft. of Parata space, (i) the borrower has entered into one or more Parata replacement leases, each with a term extending at least three years beyond the date of termination of the previous lease, (ii) each Parata replacement tenant is in physical occupancy of the space and paying full contractual rent and (iii) the borrower provides the lender with (a) a copy of the executed Parata replacement lease, (b) a tenant estoppel, (c) evidence that the borrower has performed and paid for all tenant improvements related to such lease and that there are no unpaid leasing commissions associated with the Parata replacement tenants and (d) an updated rent roll, all as described further in the loan agreement.

Initial and Ongoing Reserves.     At loan origination, the borrower deposited into escrow $3,125,744 for outstanding tenant improvements and leasing commissions, $778,111 for outstanding free rent, $2,350,000 for future tenant improvement and leasing commission obligations, $435,013 for real estate taxes and approximately $12,681 for replacement reserves.

Tax Reserve. On a monthly basis, the borrower is required to escrow 1/12 of annual estimated tax payments, which currently equates to $108,753.

Insurance Reserve. The requirement for the borrower to make monthly deposits to the insurance escrow is waived provided that (i) no event of default has occurred and is continuing and (ii) the borrower provides the lender with reasonably satisfactory evidence that the property is insured pursuant to a blanket insurance policy meeting the requirements specified in the loan agreement.

Replacement Reserve. On a monthly basis, the borrower is required to escrow $12,681 (approximately $0.22 PSF annually) for replacement reserves. This reserve is subject to a cap of $304,350 (approximately $0.44 PSF).

TI/LC Reserve. On a monthly basis, the borrower is required to escrow $57,642 (approximately $1.00 PSF annually) (the “TI/LC Reserve Monthly Deposit”) for TI/LC reserves. However, the requirement to make the TI/LC Reserve Monthly Deposit will be waived on each payment date prior to the payment date occurring on May 1, 2020 so long as the TI/LC reserve balance is greater than or equal to $1,300,000 on such payment date. The reserve is subject to a cap of $2,075,115 ($3.00 PSF). The borrower is also required to escrow any lease termination fees (other than any termination fees related to Parata) in the reserve.

Avaya Reserve. On each payment date through and including the payment date occurring on August 1, 2022, the borrower is required to escrow $5,492 on a monthly basis (approximately $0.10 PSF annually) for free rent related to Avaya, Inc., the fourth largest tenant at the Meridian Corporate Center Portfolio. Such monthly escrows cover the rent abatement period beginning in August 2022 through January 2024. Rent abatements occurring in the periods beginning in April 2018 through February 2019 have been reserved for at closing.

A-3-84

Various Durham, NC 27713	Collateral Asset Summary – Loan No. 8 Meridian Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,705,000 69.9% 1.63x 11.0%

Parata Reserve. If Parata or a replacement tenant chooses to exercise an early termination option, the borrower will be required to deposit any termination fee or other consideration payable upon exercise of such early termination option. Further, in connection with curing a Parata Trigger Event, the borrower has the option to reserve the amount of any free rent, rent abatements, tenant improvement or leasing commissions associated with Parata or a Parata replacement tenant in accordance with the loan documents. To the extent there is a Cash Sweep Period continuing caused solely by a Parata Trigger Event, all excess cash flow is required to be deposited into the Parata reserve until the funds in the reserve equal the Parata Reserve Cap. Notwithstanding the aforementioned, upon the occurrence of Parata Trigger Event, the borrower is permitted to deposit additional funds in the form of cash or a letter of credit in the amount equal to $800,000 in accordance with the loan documents in connection with curing a Parata Trigger Event.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. In connection with a bona fide sale of the property to a third party, the loan agreement permits the owners of the transferee to obtain a mezzanine loan secured by 100% of such ownership interest upon satisfaction of certain terms and conditions including, without limitation, the following: (i) no event of default exists, (ii) the combined loan-to-value ratio does not exceed 69.9%, (iii) the combined debt service coverage ratio is not less than 1.50x, (iv) the maturity date of the new mezzanine loan is not earlier than the maturity date of the Meridian Corporate Center Whole Loan, (v) the lender executes an intercreditor agreement acceptable to the lender in its sole discretion and (vi) the lender’s receipt of a rating agency confirmation.

Partial Release. On or after the expiration of the lockout period, the borrower may release one or more individual buildings from the lien of the mortgage solely in connection with an arm’s length sale to a third party that is not an affiliate of the borrower, upon satisfaction of certain conditions set forth in the loan documents, including without limitation, the following: (i) no event of default exists, (ii) the borrower pays to the lender 110% of the allocated loan amount for the individual building, plus the applicable yield maintenance premium, (iii) after giving effect to the release for the applicable individual building, the loan to value ratio, as calculated in the loan documents, will not be greater than 69.9%, (iv) after giving effect to the release, the debt service coverage ratio (as calculated in the loan documents) for the remaining buildings based on the trailing 12-month period is equal to or greater than the greater of (a) 1.50x and (b) the debt service coverage ratio for all the properties (including the individual buildings requested to be released) immediately preceding the release based on the trailing 12-month period, (v) the receipt of a rating agency confirmation and (vi) satisfaction of customary REMIC requirements.

A-3-85

65 Bay Street Jersey City, NJ 07097	Collateral Asset Summary – Loan No. 9 65 Bay Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 29.8% 2.89x 13.8%

A-3-86

65 Bay Street Jersey City, NJ 07097	Collateral Asset Summary – Loan No. 9 65 Bay Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 29.8% 2.89x 13.8%

Residential
Ground Floor Retail
Parking
Not Part of Collateral
65 BAY STREET
EAST TOWER
65 BAY STREET
WEST TOWER
WASHINGTON STREET
MORGAN STREET
BAY STREET
GREENE STREET

Residential
Ground Floor Retail
Parking
Not Part of Collateral
BAY STREET
65 BAY STREET
EAST TOWER
WASHINGTON STREET
GREENE STREET
CVS
65 BAY STREET
WEST TOWER
MORGAN STREET

A-3-87

65 Bay Street Jersey City, NJ 07097	Collateral Asset Summary – Loan No. 9 65 Bay Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 29.8% 2.89x 13.8%

A-3-88

65 Bay Street Jersey City, NJ 07097	Collateral Asset Summary – Loan No. 9 65 Bay Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 29.8% 2.89x 13.8%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsors:	Seryl Kushner; KABR Real Estate Investment Partners II, LLC
Borrower:	Morgan Street Developers Urban Renewal Company LLC
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$40,000,000
% by Initial UPB:	3.5%
Interest Rate(2):	4.66160%
Payment Date:	6th of each month
First Payment Date:	May 6, 2018
Maturity Date:	April 6, 2028
Amortization:	Interest only
Additional Debt(1):	$60,000,000 Pari Passu Debt $100,000,000 Subordinate Debt
Call Protection:	L(27), D(90), O(3)
Lockbox / Cash Management:	Soft (Residential); Hard (Retail) / In Place

Reserves(3)
	Initial	Monthly
Taxes:	$64,630	$64,630
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$1,081,217	$1,455
Advance Residential Rent:	$779,126	$0
Free Commercial Rent:	$160,616	$0
Common Charges:	$6,971	$6,971

Financial Information
	Senior Note(4)	Whole Loan(5)
Cut-off Date Balance / Unit	$223,714	$447,427
Balloon Balance / Unit	$223,714	$447,427
Cut-off Date LTV:	29.8%	59.5%
Balloon LTV:	29.8%	59.5%
Underwritten NOI DSCR:	2.92x	1.39x
Underwritten NCF DSCR:	2.89x	1.37x
Underwritten NOI Debt Yield:	13.8%	6.9%
Underwritten NCF Debt Yield:	13.7%	6.8%
Underwritten NOI Debt Yield at Balloon:	13.8%	6.9%
Underwritten NCF Debt Yield at Balloon:	13.7%	6.8%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type(6):	High Rise Multifamily
Collateral:	Fee Simple
Location:	Jersey City, NJ
Year Built / Renovated:	2008, 2015-2018 / NAP
Total Units:	447
Property Management:	Westminster Management, L.L.C.
Underwritten NOI(7):	$13,807,234
Underwritten NCF:	$13,675,406
“As-is” Appraised Value:	$332,000,000
“As-is” Appraisal Date:	January 12, 2018
“As Stabilized” Appraised Value(8):	$336,000,000
“As Stabilized” Appraisal Date(8):	March 12, 2018

Historical NOI(7)
Most Recent NOI(7):	$7,026,333 (T-12 February 28, 2018)
2017 NOI:	$5,103,536 (December 31, 2017)
2016 NOI:	NAP
2015 NOI:	NAP

Historical Occupancy(9)
Most Recent Occupancy:	93.7% (March 27, 2018)
2017 Occupancy:	54.0% (December 31, 2017)
2016 Occupancy:	NAV
2015 Occupancy:	NAV
(1)	The Original Balance and Cut-off Date Balance of $40.0 million represents the senior non-controlling Notes A1-D, A1-E and A1-F, which together with the pari passu Notes A1-A, A1-B and A1-C, the subordinate Note A2 and subordinate Note B, comprise the 65 Bay Street Whole Loan (as defined below) with an aggregate original principal balance of $200.0 million. For additional information regarding the pari passu and subordinate notes, see “The Loan” herein.

(2)	Interest Rate reflects the interest rate with respect to the 65 Bay Street Senior A Notes (as defined below). The interest rate on the subordinate Note A2 is 5.0000% and on the Note B is 5.4000%.

(3)	See “Initial and Ongoing Reserves” herein.

(4)	Senior Note DSCR, LTV, Debt Yield and Balance / Unit calculations are based on the 65 Bay Street Senior A Notes, which have an aggregate principal balance of $100.0 million.

(5)	Whole Loan DSCR, LTV, Debt Yield and Balance / Unit calculations are based on the 65 Bay Street Whole Loan, which has an aggregate principal balance of $200.0 million, and includes the subordinate Note A2 and Note B.

(6)	The 65 Bay Street Property consists of a 447-unit high rise multifamily building, 17,459 sq. ft. of ground floor retail space and a 624-space, attached parking garage.

(7)	The difference between Most Recent NOI and Underwritten NOI is primarily attributable to the 65 Bay Street Property being in its lease up period. The residential tower at the 65 Bay Street Property was built from 2015 to 2018, therefore limited historical financial information was provided to the lender.

(8)	The “As Stabilized” Appraised Value assumes the 65 Bay Street Property has reached a stabilized occupancy. Based on the “As Stabilized” Appraised Value of $336,000,000 as of March 12, 2018, the Cut-off Date LTV and Balloon LTV, based on the 65 Bay Street Senior A Notes, are both equal to 29.8%, and based on the Total Debt, are both equal to 59.5%. Based on the “As-is” Appraised Value of $332,000,000 as of January 12, 2018, the Cut-off Date LTV and Balloon LTV, based on the 65 Bay Street Senior A Notes, are both equal to 30.1%, and based on the Total Debt are both equal to 60.2%.

(9)	Historical Occupancy represents occupancy of the residential portion of the 65 Bay Street Property. The 2017 Occupancy represents the average occupancy for the 12 month period ending December 31, 2017 and has increased to 93.7% as of March 27, 2018. The physical occupancy as of December 31, 2017 was 85.0%.

A-3-89

65 Bay Street Jersey City, NJ 07097	Collateral Asset Summary – Loan No. 9 65 Bay Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 29.8% 2.89x 13.8%

The Loan. The 65 Bay Street mortgage loan (the “65 Bay Street Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in condominium units constituting a high rise multifamily property located in Jersey City, New Jersey totaling 447 residential units, 17,459 sq. ft. of ground floor retail space and a 624-space attached parking garage (the “65 Bay Street Property”), with an Original Balance and Cut-off Date Balance of $40.0 million. The 65 Bay Street Loan is part of a whole loan (the “65 Bay Street Whole Loan”) evidenced by six senior pari passu notes in the aggregate original principal balance of $100.0 million (the “65 Bay Street Senior A Notes”), one non-controlling subordinate Note A2 with an original principal balance of $60.4 million (the “65 Bay Street Subordinate A2-Note”) and one controlling subordinate Note B with an original principal balance of $39.6 million (the “65 Bay Street B-Note”). The 65 Bay Street Loan is evidenced by the non-controlling Notes A1-D, A1-E and A1-F, with an aggregate principal balance of $40.0 million, which will be included in the Benchmark 2018-B4 mortgage trust. The senior pari passu non-controlling Notes A1-A, A1-B and A1-C, with an original principal balance of $60.0 million, were contributed to the CGCMT 2018-C5 mortgage trust. Based on the “As Stabilized” Appraised Value of $336.0 million as of March 12, 2018, the Cut-off Date LTV Ratio for the 65 Bay Street Loan is 29.8% and for the Whole Loan is 59.5%.

The relationship between the holders of The 65 Bay Street Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The AB Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A1-A	$20,000,000	$20,000,000	CGCMT 2018-C5	No(1)
A1-B	$20,000,000	$20,000,000	CGCMT 2018-C5	No
A1-C	$20,000,000	$20,000,000	CGCMT 2018-C5	No
A1-D, A1-E & A1-F	$40,000,000	$40,000,000	Benchmark 2018-B4	No
A2 (Subordinate)	$60,400,000	$60,400,000	Nonghyup Bank, in its capacity as trustee for IGIS US Private Placement Real Estate Investment Trust NO.190	No(1)
B	$39,600,000	$39,600,000	IGIS US Private Placement Real Estate Investment Trust No. 169	Yes(1)
Total	$200,000,000	$200,000,000
(1)	The related whole loan will be serviced pursuant to the pooling and servicing agreement for the CGCMT 2018-C5 mortgage trust. However, so long as no control appraisal period (or similar term) with respect to Note B is continuing, the holder of Note B will be the controlling noteholder and will have the right to approve certain modifications and consent to certain actions taken with respect to the related whole loan. Pursuant to the related co-lender agreement, (i) following the occurrence (and during the continuance) of a Note B control appraisal period and for so long as a Note A2 control appraisal period is not in existence, Note A2 will be the controlling note, and (ii) following the occurrence (and during the continuance) of a Note A2 control appraisal period, Note A1-A will be the controlling note (which rights may be exercised by the controlling class certificateholder (or its representative or any party assigned to exercise the rights of the controlling noteholder under the pooling and servicing agreement for the CGCMT 2018-C5 mortgage trust).

The 65 Bay Street Senior A Notes had an original principal balance of $100,000,000, have an outstanding principal balance as of the Cut-off Date of $100,000,000 and accrue interest at a fixed rate of 4.66160% per annum. The 65 Bay Street Subordinate A2-Note had an original principal balance of $60,400,000, has an outstanding principal balance as of the Cut-off Date of $60,400,000 and accrues interest at a fixed rate of 5.00000% per annum. The 65 Bay Street B-Note had an original principal balance of $39,600,000, has an outstanding principal balance as of the Cut-off Date of $39,600,000 and accrues interest at a fixed rate of 5.40000% per annum. The 65 Bay Street Whole Loan has a 120 month term and is interest-only for the full term.

The most recent prior financing of the 65 Bay Street Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior A Notes	$100,000,000	50.0%	Loan Payoff	$186,484,991	93.2%
Subordinate A2-Note Amount	$60,400,000	30.2%	Return of Equity	$6,619,278	3.3%
B-Note Amount	$39,600,000	19.8%	Closing Costs	$3,603,172	1.8%
			Upfront Reserves	$2,092,559	1.0%
			Other Uses	$1,200,000	0.6%
Total Sources	$200,000,000	100.0%	Total Uses	$200,000,000	100.0%

The Borrower / Sponsor. The borrower is Morgan Street Developers Urban Renewal Company LLC, a New Jersey limited liability company and a single purpose entity. The borrower’s managing member is Morgan Street Developers Managing Member, LLC, a Delaware limited liability company, which is a single purpose entity with two independent managers. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 65 Bay Street Whole Loan. Seryl Kushner and KABR Real Estate Investment Partners II, LLC are the nonrecourse carve-out guarantors for the 65 Bay Street Whole Loan.

A-3-90

65 Bay Street Jersey City, NJ 07097	Collateral Asset Summary – Loan No. 9 65 Bay Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 29.8% 2.89x 13.8%

KABR Group is a vertically integrated private equity real estate firm responsible for the investment, management, and development of commercial real estate. KABR was founded by Kenneth Pasternak, Laurence Rappaport and Adam Altman in 2008. Kushner Companies and KABR Group are currently partnered on over 4.4 million sq. ft. of real estate investments in New Jersey, comprising 2,918 residential units (existing and under development) across six properties.

The Property. The 65 Bay Street Property is a 52-story building totaling 447 residential units, 17,459 sq. ft. of ground floor retail space and a 624-space attached, parking garage located in Jersey City, New Jersey. The 65 Bay Street Property is subject to a master condominium development known as the Harborspire Condominium which consists of two units: (i) a 444-unit Trump Plaza West Condominium Tower, retail space and a commercial parking garage (collectively, the “West Unit”) and (ii) a 447-unit apartment tower, retail units and a commercial parking garage (collectively, the “East Unit”). The West Unit is subject to a sub-condominium development known as the Trump Plaza West Condominium which consists of 444 residential units, nine retail units and a garage unit. The 65 Bay Street Property consists of (x) the East Unit of the Harborspire Condominium and (y) three retail units and the garage unit of the Trump Plaza West Condominium. The multifamily portion of the 65 Bay Street Property was 93.7% occupied as of March 27, 2018.

The 447-unit residential portion of the 65 Bay Street Property has a unit mix that includes 38 studio apartments, 309 one-bedroom units and 100 two-bedroom units. The average residential unit size at the 65 Bay Street Property is approximately 824 sq. ft. and the average monthly rent is $3,392 ($4.12 PSF per month). The residential units feature oak flooring, concrete Caesarstone countertops, stainless steel appliances, large walk-in closets, washers and dryers and large windows. The 65 Bay Street Property has 41,000 sq. ft. of amenity space which includes a pool deck, a fitness center, an observation lounge (52nd floor), a party room, a chef’s table, a sports parlor, poker and game rooms, a kids’ playroom and spa treatment rooms. The residential units at the 65 Bay Street Property began leasing up in December 2016 following the completed development of the 65 Bay Street Property.

The retail portion of the 65 Bay Street Property totals 17,459 sq. ft. and is currently 100% leased to four tenants. The largest retail tenant at the 65 Bay Street Property is CVS (rated Baa1/BBB by Moody’s/S&P). The second largest tenant is CycleBar, an indoor cycling studio company, which has more than 180 locations slated to open throughout 2018. The cycle theater is equipped to hold up to 55 customized bikes and has enhanced lighting and sound systems plus built-in cycle stats performance data monitors. The remaining retail space consists of 3,720 sq. ft. leased to F45 Training and Maggie’s Farm Espresso, both of which executed leases in late March 2018.

The parking garage, which has a total of 624 parking spaces, is part of the collateral for the 65 Bay Street Whole Loan. The garage has 24-hour access, dedicated stairways, elevators and controlled-access gates. The garage is utilized by the residential tenants of the 65 Bay Street Property along with tenants of the West Unit, transient hourly and monthly parkers and the general public.

Tax Abatement: The East Unit of the 65 Bay Street Property is subject to a five-year tax abatement via a tax agreement with the City of Jersey City (“Tax Agreement”). According to the Tax Agreement, taxes were fully exempt in 2017 and are payable in the second year of the Tax Agreement (2018) on the land ($95,199) plus 20% of the actual total taxes due that are estimated at $552,817; the total due for 2018 equals $648,016. For years three through five, the land tax increases 3% annually and the tax on the improvement-portion of the collateral is 40%, 60% and 80% of actual total taxes, respectively. The stabilized tax payment for the improvements, upon the expiration of the Tax Agreement, is estimated to be $2,764,085 and this equates to a total expense of $2,859,284 (includes taxes on land), or $6,397 per unit. Real Estate Taxes are underwritten to the estimated 10-year average expense of $5,489 per unit.

The following table presents detailed information with respect to the ground floor retail portion of the 65 Bay Street Property:

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent (PSF)	% of Total U/W Retail Base Rent	Lease Expiration

CVS	NR/Baa1/BBB	10,410	59.6%	$60.00	63.3%	3/31/2038
CycleBar(3)	NR/NR/NR	3,329	19.1%	$40.00	13.5%	4/30/2028
F45 Training	NR/NR/NR	2,770	15.9%	$65.00	18.3%	3/14/2028
Maggie’s Farm Espresso	NR/NR/NR	950	5.4%	$51.00	4.9%	3/31/2023
Subtotal / Wtd. Avg.		17,459	100.0%	$56.49	100.0%
Vacant		0	0.0%
Total / Wtd. Avg.		17,459	100.0%

(1)	Based on the underwritten rent roll dated March 27, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	CycleBar has a one-time lease termination option effective on April 30, 2023 if gross sales drop below $582,575 in any of the first four lease years (January 16, 2018 through January 15, 2022), with 11 months’ notice and the payment of any unamortized tenant improvements and leasing commissions and other transaction costs.

A-3-91

65 Bay Street Jersey City, NJ 07097	Collateral Asset Summary – Loan No. 9 65 Bay Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 29.8% 2.89x 13.8%

Retail Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	1	950	5.4%	950	5.4%	$51.00	4.9%	4.9%
2024	0	0	0.0%	950	5.4%	$0.00	0.0%	4.9%
2025	0	0	0.0%	950	5.4%	$0.00	0.0%	4.9%
2026	0	0	0.0%	950	5.4%	$0.00	0.0%	4.9%
2027	0	0	0.0%	950	5.4%	$0.00	0.0%	4.9%
2028	2	6,099	34.9%	7,049	40.4%	$51.35	31.8%	36.7%
Thereafter	1	10,410	59.6%	17,459	100.0%	$60.00	63.3%	100.0%
Vacant	NAP	0	0.0%	17,459	100.0%	NAP	NAP
Total / Wtd. Avg.	4	17,459	100.0%			$56.49	100.0%

(1)	Based on the underwritten rent roll dated March 27, 2018.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

Environmental Matters. According to a Phase I environmental report dated October 2, 2017, yearly monitoring of engineering controls and a biennal certification were required in respect of the 65 Bay Street Property in respect of an identified controlled recognized environmental condition. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

The Market. The 65 Bay Street Property is located on Bay Street between Washington Street and Greene Street in Jersey City, New Jersey. Jersey City is the largest city in Hudson County and the second largest city in the state of New Jersey. Financial services and other service oriented industries, combined with direct transit access to Manhattan, in New York City, have played a prominent role in the redevelopment of the Jersey City waterfront and the creation of a large downtown central business district. Employers such as Goldman Sachs, JP Morgan Chase, Bank of America, BNP Paribas and Deutsche Bank have relocated back-office personnel to blocks of office space along the Hudson River waterfront. Other employment opportunities include city and county governmental agencies, quasi-governmental agencies and educational institutions such as Rutgers University and Stevens Institute of Technology. Local businesses, Newark Liberty International Airport and the ports of Newark and Elizabeth are also major employers in the general area. Retail employers in the area include the 1.16 million sq. ft. Newport Centre and the 300,000 sq. ft. Hudson Mall. Harborside Financial Center, a major mixed use development with both office and residential uses, is to the west of the 65 Bay Street Property. The 65 Bay Street Property is also located within a short walking distance of various commercial uses including restaurants, convenience stores and support services. The closest lodging facility, the Hyatt Regency, is located four blocks southeast at Exchange Place.

According to a third party report, during the last five years, development in the broader area has been predominantly for multifamily uses consisting specifically of mid and high rise condos and rentals. A majority of the high rise development has been built along the Hudson River in the municipalities of Jersey City and Hoboken, as well as west of the 65 Bay Street Property along the Morris Basin Canal in Jersey City. The 65 Bay Street Property is accessible by vehicle via U.S. Routes 1 and 9, I-78, I-280 and the New Jersey Turnpike. Additionally, Jersey City is connected to Manhattan via the Holland and Lincoln Tunnels. The 65 Bay Street Property benefits from a mass transit infrastructure which provides access via the PATH subway to Hoboken, Harrison and Newark in New Jersey, as well as downtown and midtown Manhattan. Of the four PATH subway stations in Jersey City, the 65 Bay Street Property is well located next to two: Grove Street and Exchange Place. In addition, the Harborside Ferry Terminal is located directly to the west of the 65 Bay Street Property, which provides ferry service from Jersey City to Midtown Manhattan. According to the appraisal, as of year-end 2017, the population within a one-, three- and five-mile radius was 54,030, 710,680 and 1,695,220, respectively. Additionally, for the same period, the median household income within a one-, three- and five-mile radius was $106,989, $81,751 and $79,173, respectively.

According to a third-party report, the 65 Bay Street Property is part of the Hudson County multifamily submarket of Northern New Jersey. As of the third quarter of 2017, the Northern New Jersey multifamily market had a total inventory of 1,045 properties totaling 230,392 units with a vacancy rate of 4.2% and average asking rents of $1,804 per month. The Hudson County Class A multifamily submarket has a total inventory of 25,730 units with a 4.7% vacancy rate and average asking rents of $3,474 per month. The Class A multifamily submarket vacancy rate has averaged approximately 5.0% since 2006 and at its peak, in 2014, the vacancy was 8.4%.

A-3-92

65 Bay Street Jersey City, NJ 07097	Collateral Asset Summary – Loan No. 9 65 Bay Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 29.8% 2.89x 13.8%

In determining market rent for the 65 Bay Street Property, the appraiser identified the six comparable multifamily properties listed in the table below.

Comparable Multifamily Properties(1)
	65 Bay Street Property(2)	70 Columbus	M2	The One	Morgan at Provost Square	Monaco	URBY
Number of Stories	52	48	38	36	38	47	69
Year Built	2008, 2015-2018	2015	2016	2015	2013-2016	2010	2017
Number of units	447	560	311	439	417	524	762
Unit size (Sq. ft.):
Studio	546	510	582	628	545	647	586
1-BR	751	674	756	740	756	771	779
2-BR	1,152	939	1,126	1,200	1,142	1,167	1,013
Rent per month:
Studio	$2,496	$2,540	$2,845	$2,925	$2,580	$2,605	$2,650
1-BR	$3,139	$3,180	$3,080	$3,220	$3,070	$2,925	$3,178
2-BR	$4,566	$4,400	$4,200	$4,530	$4,030	$4,415	$4,390

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated March 27, 2018.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2017	T-12 2/28/2018	U/W	U/W (Per Unit)
Base Rent(2)	$8,559,662	$10,710,138	$18,110,884	$40,517
Gross Up Vacancy	0	0	1,254,000	$2,805
Gross Potential Rent	$8,559,662	$10,710,138	$19,364,884	$43,322
Total Other Income(3)	1,326,518	1,476,233	1,858,599	$4,158
Less: Vacancy(4)	(1,174,771)	(1,191,950)	(1,384,305)	($3,097)
Effective Gross Income	$8,711,409	$10,994,421	$19,839,178	$44,383
Total Variable Expenses	3,081,725	3,389,692	3,165,425	$7,081
Total Fixed Expenses(5)	526,148	578,395	2,866,518	$6,413
Net Operating Income(6)	$5,103,536	$7,026,333	$13,807,234	$30,889
Capital Expenditures	0	0	131,828	$295
Net Cash Flow	$5,103,536	$7,026,333	$13,675,406	$30,594
(1)	The residential tower at the 65 Bay Street Property was built from 2015 to 2018, therefore limited historical information was provided to the lender.

(2)	U/W Base Rent is based on the underwritten rent roll dated March 27, 2018 and consists of $17,054,784 from the residential portion of the 65 Bay Street Property and $1,056,100 from the ground floor retail portion of the 65 Bay Street Property.

(3)	Total Other Income is comprised of residential amenity income, application fees, pet fees, storage fees, lease premiums, other miscellaneous sources and parking income. Parking Income ($1,550,000) is generated from the on-site parking garage, with 624 spaces, and underwritten to the appraiser’s stabilized annual collections conclusion of $2,484 per space with a 5% vacancy loss allocation.

(4)	U/W Vacancy represents the economic vacancy of 6.8% for the residential portion of the 65 Bay Street Property. Commercial and parking vacancy was underwritten at 5.0%.

(5)	The 65 Bay Street Property is subject to a five-year tax abatement for the residential component via a PILOT program. Real Estate Taxes, on land ($95,199), are payable beginning in the second year of the PILOT program (2018 with none due in 2017) plus 20% of the actual full taxes on the improvements, estimated to be $552,817 for a total due of $648,016 for 2018. For years three through five, the land tax increases 3% annually and the tax on the improvements are 40%, 60%, and 80% of actual full taxes. Real Estate Taxes are underwritten to the estimated 10-year average expense of $5,489 per unit.

(6)	The difference between Most Recent NOI and Underwritten NOI is primarily attributable to the 65 Bay Street Property being in lease up. The average 2017 occupancy for the residential portion of the 65 Bay Street Property was 54.0% compared to 93.7% based on the underwritten rent roll dated March 27, 2018. In addition to the residential lease up, two new leases were executed for the ground floor retail portion of the 65 Bay Street Property in late March 2018 which contribute an aggregate annual U/W Base Rent of $228,500.

Property Management. The 65 Bay Street Property is managed by Westminster Management, L.L.C., an affiliate of the borrower.

Lockbox / Cash Management. The 65 Bay Street Whole Loan documents require a hard lockbox for retail tenants and a soft lockbox for residential tenants with in place cash management. The borrower is required to deliver tenant direction letters to each existing non-residential tenant at the 65 Bay Street Property directing each of them to remit their rent checks directly to the lender. The borrower is also required to deliver a tenant direction letter to each and every future non-residential tenant. The borrower is required to (or is required to cause the property manager to) collect all rents from residential tenants of the 65 Bay Street Property and deposit the same into the clearing account within two days of receipt. In the event the borrower receives rents paid more than one month in advance, the borrower is required to deposit all rents into the clearing account within two days of receipt and will notify the deposit bank and the lender in writing of the amounts of rent collected more than one month in advance, the tenants to which the rents pertain, and the dates for which such advance rents apply. Without in any way limiting the foregoing, all rents received by the borrower or manager are required to be deposited

A-3-93

65 Bay Street Jersey City, NJ 07097	Collateral Asset Summary – Loan No. 9 65 Bay Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 29.8% 2.89x 13.8%

into the clearing account within two business days of receipt. All funds deposited into the clearing account are required to be swept by the clearing bank on a daily basis into the deposit account and will, so long as no event of default exists under the 65 Bay Street Whole Loan, be disbursed on each payment date to fund reserves, debt service and, if from and after April 5, 2019, the debt service coverage ratio is not at least 1.10x (a “Cash Trap Period”) to fund approved operating expenses. Any funds remaining in the deposit account after the foregoing disbursements will, if no Cash Trap Period exists and no event of default under the 65 Bay Street Whole Loan documents exists, be paid to the borrower, and if a Cash Trap Period exists, be held as additional collateral for the 65 Bay Street Whole Loan. A Cash Trap Period will end so long as no event of default under the 65 Bay Street Whole Loan documents exists and the debt service coverage ratio is at least 1.15x for three consecutive months. The borrower may cure a Cash Trap Period by partially defeasing the 65 Bay Street Whole Loan after the earlier of March 14, 2022 and the second anniversary of the securitization of the last note of the 65 Bay Street Whole Loan in an amount sufficient to achieve a debt service coverage ratio of 1.15x. During the existence of an event of default under the 65 Bay Street Whole Loan, all amounts deposited in the deposit account may be applied in the order and manner selected by the lender.

Initial and Ongoing Reserves. On the origination date of the 65 Bay Street Whole Loan, the borrower funded a reserve of (i) $64,630 for real estate taxes, (ii) $1,081,217 for outstanding tenant improvements and leasing commissions, (iii) $779,126 for advance rents paid under residential leases, (iv) $160,616 for free commercial rent and (v) $6,971 for common charges.

Tax Reserves. On each payment date, the borrower is required to deposit reserves of 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period.

Insurance Reserves. Insurance escrows are waived so long as the 65 Bay Street Property is covered by an acceptable blanket policy (which is currently maintained), an event of default has not occurred under the 65 Bay Street Whole Loan documents and evidence of renewal of the insurance policies and paid receipts for the payment of the insurance premiums are provided by no later than 10 days prior to the expiration of the insurance policy and 30 days prior to the delinquency of payment on such insurance policy as applicable. If such conditions are no longer satisfied, on each payment date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage.

Replacement Reserves. On each payment date commencing with the payment date in May 2019, the borrower is required to deposit $9,531 into a replacement reserve for capital expenditures.

TI/LC Reserve. On each payment date, the borrower is required to deposit $1,455 for tenant improvements and leasing commissions related to the retail portion of the 65 Bay Street Property.

Common Charge Reserves. On each payment date, the borrower is required to deposit $6,971 for condominium common charges.

Current Mezzanine or Subordinate Indebtedness. The 65 Bay Street Subordinate A2-Note, with an outstanding principal balance as of the Cut-off Date of $60,400,000, accrues interest at an interest rate of 5.00000% per annum. The 65 Bay Street B-Note, with an outstanding principal balance as of the Cut-off Date of $39,600,000, accrues interest at an interest rate of 5.40000% per annum. The 65 Bay Street Subordinate A2-Note is held by Nonghyup Bank, in its capacity as trustee for IGIS US Private Placement Real Estate Investment Trust NO.190 and the 65 Bay Street B-Note is held by a third party investor, IGIS US Private Placement Real Estate Investment Trust No. 169.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-94

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A-3-95

777 McGavock Pike Nashville, TN 37214	Collateral Asset Summary – Loan No. 10 Sheraton Music City	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,951,402 60.8% 1.82x 11.7%

A-3-96

777 McGavock Pike Nashville, TN 37214	Collateral Asset Summary – Loan No. 10 Sheraton Music City	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,951,402 60.8% 1.82x 11.7%

A-3-97

777 McGavock Pike Nashville, TN 37214	Collateral Asset Summary – Loan No. 10 Sheraton Music City	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,951,402 60.8% 1.82x 11.7%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	National Hotel Investors, LLC
Borrower:	777 Nashville, LP
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$39,951,402
% by Initial UPB:	3.4%
Interest Rate:	4.94000%
Payment Date:	1st of each month
First Payment Date:	July 1, 2018
Maturity Date:	June 1, 2028
Amortization:	360 months
Additional Debt(1):	$29,963,552 Pari Passu Debt
Call Protection:	L(25), YM1(92), O(3)
Lockbox / Cash Management:	Hard / Springing

Reserves(2)
	Initial	Monthly
Taxes:	$0.	Springing
Insurance:	$0.	Springing
FF&E:	$77,916.	4.0% of gross income from operations
TI/LC:	$0.	$0
PIP:	$1,433,000	$0

Financial Information(3)
Cut-off Date Balance / Room:	$170,524
Balloon Balance / Room:	$140,109
Cut-off Date LTV:	60.8%
Balloon LTV:	50.0%
Underwritten NOI DSCR:	1.82x
Underwritten NCF DSCR:	1.82x
Underwritten NOI Debt Yield:	11.7%
Underwritten NCF Debt Yield:	11.7%
Underwritten NOI Debt Yield at Balloon:	14.2%
Underwritten NCF Debt Yield at Balloon:	14.2%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Nashville, TN
Year Built / Renovated:	1985 / 2017
Total Rooms:	410
Property Management:	Merritt Hospitality, LLC
Underwritten NOI:	$8,172,043
Underwritten NCF:	$8,172,043
Appraised Value:	$115,000,000
Appraisal Date:	April 1, 2018

Historical NOI
Most Recent NOI:	$7,065,890 (T-12 April 30, 2018)
2017 NOI:	$6,398,510 (December 31, 2017)
2016 NOI:	$8,447,070 (December 31, 2016)
2015 NOI:	$7,291,999 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	70.7% (April 30, 2018)
2017 Occupancy:	69.5% (December 31, 2017)
2016 Occupancy:	86.0% (December 31, 2016)
2015 Occupancy:	82.2% (December 31, 2015)

(1)	The Original Balance of $40,000,000 and Cut-off Date Balance of $39,951,402 represent the controlling Note A-1 which, together with the pari passu Note A-2 with an original principal balance of $30,000,000, comprise the Sheraton Music City Whole Loan with an aggregate original principal balance of $70,000,000. For additional information regarding the pari passu note, see “The Loan” herein.

(2)	See “Initial and Ongoing Reserves” herein.

(3)	DSCR, LTV, Debt Yield and Balance / Room calculations are based on the aggregate Sheraton Music City Whole Loan.

A-3-98

777 McGavock Pike Nashville, TN 37214	Collateral Asset Summary – Loan No. 10 Sheraton Music City	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,951,402 60.8% 1.82x 11.7%

Historical Occupancy, ADR, RevPAR(1)
	Sheraton Music City Property(2)			Competitive Set(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	82.2%	$127.96	$105.15	79.6%	$126.31	$100.53	103.3%	101.3%	104.6%
2016	86.0%	$139.59	$120.10	79.3%	$132.87	$105.42	108.4%	105.1%	113.9%
2017	69.5%	$149.81	$104.17	76.6%	$142.50	$109.09	90.8%	105.1%	95.5%
T-12 April 2018	70.7%	$153.41	$108.50	76.0%	$145.64	$110.68	93.0%	105.3%	98.0%
(1)	The variances between the underwriting, the hospitality research report and the above table with respect to Occupancy, ADR and RevPAR at the Sheraton Music City Property are attributable to variances in reporting methodologies and/or timing differences. The competitive set used is the same competitive set identified in the Primary Competitive Set table below.

(2)	Occupancy, ADR and RevPAR for the Sheraton Music City Property are based on operating statements provided by the borrower.

(3)	Occupancy, ADR and RevPAR for the Competitive Set are based on data provided by a third party hospitality research report.

(4)	Penetration Factor is calculated based on operating statements provided by the borrower and competitive set data provided by a third party hospitality research report.

The Loan. The Sheraton Music City loan (the “Sheraton Music City Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 410-room, full service hotel located in Nashville, Tennessee (the “Sheraton Music City Property”). The Sheraton Music City Loan is evidenced by the controlling Note A-1, with a Cut-off Date Balance of approximately $40.0 million, and is part of a $70.0 million whole loan that is evidenced by two promissory notes (the “Sheraton Music City Whole Loan”). The table below summarizes the remaining promissory note, which is expected to be contributed to one or more future securitization transactions. Only the Sheraton Music City Loan will be included in the Benchmark 2018-B4 mortgage trust.

The relationship between the holders of the Sheraton Music City Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$39,951,402	Benchmark 2018-B4	Yes
A-2	$30,000,000	$29,963,552	JPMCB	No
Total	$70,000,000	$69,914,954

The Sheraton Music City Whole Loan has a 10-year term amortizing on a 30-year schedule, a Cut-off Date Balance of approximately $69.9 million and accrues interest at a fixed rate equal to 4.9400%. The Sheraton Music City Whole Loan proceeds were used to repay existing debt of approximately $58.6 million, fund upfront reserves of approximately $1.5 million, pay $687,961 in closing costs and return approximately $9.2 million of equity to the borrower sponsor. Based on the “As-Is” appraised value of $115.0 million as of April 1, 2018, the Cut-off Date LTV ratio is 60.8%. The most recent prior financing of the Sheraton Music City Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$70,000,000	100.0%	Loan Payoff	$58,585,191	83.7%
			Reserves	$1,510,916	2.2%
			Closing Costs	$687,961	1.0%
			Return of Equity	$9,215,932	13.2%
Total Sources	$70,000,000	100.00%	Total Uses	$70,000,000	100.00%

The Borrower / Borrower Sponsor. The borrower, 777 Nashville, LP, is a single purpose Tennessee limited liability partnership structured to be a bankruptcy-remote entity, with two independent directors in its organizational structure. National Hotel Investors, LLC is the borrower sponsor and the carveout guarantor of the Sheraton Music City Whole Loan. National Hotel Investors, LLC is 100% owned by Edward Llwyd Ecclestone Jr, who currently owns eight full-service hotels, four of them through National Hotel Investors, LLC.

The borrower sponsor acquired the Sheraton Music City Property in mid-year 2015 from HEI Hotels & Resorts for $75,000,000 with approximately four years remaining on the Sheraton franchise agreement. At the time of the acquisition, Marriott was in the process of acquiring Starwood Hotels & Resorts (and its hotel brands, including Sheraton). As a result, the borrower sponsor was unable to complete the extension of the franchise agreement until June 2016, at which point a new franchise agreement with Sheraton was entered into expiring June 2036.

The Property. The Sheraton Music City Property is located along McGavock Pike approximately 0.7 miles southwest of the Nashville International Airport in Nashville, Tennessee. The Sheraton Music City Property is a 410-room full service hotel with a restaurant and lounge, approximately 31,900 sq. ft. of meeting space, an indoor and outdoor pool, fitness center, business center, sundry shop and 702 surface parking spaces. Additionally, a complimentary airport shuttle service is available for guests.

A-3-99

777 McGavock Pike Nashville, TN 37214	Collateral Asset Summary – Loan No. 10 Sheraton Music City	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,951,402 60.8% 1.82x 11.7%

The Sheraton Music City Property was built in 1985 and, according to the borrower sponsor, is currently in the final stages of an approximately $13.3 million (approximately $32,487 per room) change-of-control PIP negotiated when the borrower acquired the Sheraton Music City Property in 2015. Renovations on the guest rooms, guest room corridors, and meeting space commenced in the fourth quarter of 2016 and were completed in the first quarter of 2018, with the remaining renovation work on the guest lobby, restaurant and bar, and the Sheraton Club scheduled to be completed by the end of July 2018.

Guestrooms include 129 king rooms, 227 queen rooms and 54 suites. All standard guestrooms and suites feature a work desk and chair, a flat screen TV and in-room coffee/tea maker. Suites offer a separate living/dining area with pull-out sofa. The Sheraton Music City Property features two main food and beverage outlets: Old Hickory Grill and Veranda Lounge. The Veranda Lounge serves lunch and dinner and the Old Hickory Grill serves southern-style cuisine for breakfast and dinner seven days per week.

Located in the Airport North submarket of Nashville, the Sheraton Music City Property is near the Opry Mills Shopping Mall, the historic 2nd Avenue Entertainment District, Printer’s Alley, Frist Center for the Visual Arts, The Coliseum, the Hermitage Golf Club and Nashville Shores Recreation and Water Park. The hotel is also located near the Country Music Hall of Fame & Museum, which features artifacts and exhibits and underwent a $100.0 million expansion in 2014, which doubled the facility’s size to 350,000 sq. ft. Additionally, Nashville hosts the CMA Music Festival, Tennessee State Fair, Jack Daniel’s Music City Midnight, Country Music Marathon and the Music City Bowl.

Environmental Matters. The Phase I environmental report dated April 25, 2018 recommended no further action at the Sheraton Music City Property.

The Market. The Sheraton Music City Property is located in downtown Nashville, Tennessee within the Airport North submarket. According to the appraisal, total employment in the Nashville-Davidson-Murfreesboro-Franklin MSA increased by a compound annual rate of 3.9% from 2011 through 2016. Nashville is home to a variety of industries and companies, and leading employment sectors in the Nashville metropolitan statistical area include professional and business services, education and health services, government, leisure & hospitality services and retail trade. According to the appraisal, the healthcare industry contributes approximately $40.0 billion to the local economy annually and has created and sustaining an estimated 250,000 jobs. By comparison, the music industry is responsible for creating and sustaining approximately 55,000 jobs in the Nashville area. Top employers in the Nashville metropolitan area include Vanderbilt University & Medical Center, Nissan, Hospital Corporation of America (“HCA”), Saint Thomas Health Services, Gaylord Entertainment, Carlisle Co. and MedQuist. According to the appraisal, the Airport North submarket accommodates corporate demand from the numerous offices located around the Nashville International Airport (“BNA”), as well as local commercial businesses including Deloitte, Willis Tower Watson, Bridgestone and Dell. Additionally, according to the appraisal, the Sheraton Music City Property accommodates a significant amount of commercial demand from business travelers as well as demand generated from airline crews.

According to the appraisal, Nashville had approximately 14.5 million international and domestic tourists/visitors in 2017, compared to 13.9 million in 2016. 2017 represented the ninth consecutive year of positive year-over-year growth in visitor volume since 2008, at a compound growth rate of approximately 5.8%.

BNA is the main airport that serves downtown Nashville as well as the surrounding suburban areas. According to the appraisal, the airport is a joint civil-military airport with the Berry Field Air National Guard Base located on the premises. The base is home to the 118th Airlift Wing, an Air National Guard unit. According to BNA, the airport services 12 airlines and offers 440 daily arriving and departing flights with nonstop flights to more than 50 markets.

The appraisal identified one hotel currently under construction in the Nashville Airport submarket that is expected to be 25.0% competitive with the Sheraton Music City Property. The 104-room Fairfield Inn & Suites, located along Royal Parkway approximately 0.5 miles northeast of the Sheraton Music City Property, is planned to open in July 2018.

The primary competitive set for the Sheraton Music City Property consists of eight hotels, ranging in size from 145 to 392 rooms as presented in the table below:

Primary Competitive Set(1)
Property	Location	Rooms	Year Opened	2017 Occupancy	Estimated 2017 ADR	Estimated 2017 RevPAR
Sheraton Music City	Nashville, TN	410	1985	69.5%(2)	$149.81(2)	$104.17(2)
Hilton Nashville Airport	Nashville, TN	382	1981	65%-70%	$125-$130	$85-$90
Marriott Nashville Airport	Nashville, TN	392	1981	75%-80%	$165-$170	$125-$130
Hotel Preston	Nashville, TN	196	1973	70%-75%	$120-$125	$85-$90
Courtyard Nashville Airport	Nashville, TN	145	1988	75%-80%	$150-$155	$115-$120
Embassy Suites by Hilton Nashville Airport	Nashville, TN	296	1986	85%-90%	$165-$170	$145-$150
Holiday Inn Express Nashville Airport	Nashville, TN	207	1987	80%-85%	$115-$120	$95-$100
Radisson Hotel Nashville Airport	Nashville, TN	180	1987	70%-75%	$120-$125	$85-$90
Drury Inn & Suites Nashville Airport	Nashville, TN	154	2001	75%-80%	$125-$130	$95-$100

(1)	Source: Appraisal.

(2)	Source: Borrower provided financials.

A-3-100

777 McGavock Pike Nashville, TN 37214	Collateral Asset Summary – Loan No. 10 Sheraton Music City	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,951,402 60.8% 1.82x 11.7%

The appraisal determined Nashville airport submarket demand segmentation was 29% commercial, 27% meeting and group and 45% leisure excluding the Sheraton Music City Property. The demand segmentation for the competitive set as of year-end 2017 are presented in the table below:

Demand Segmentation(1)
Property	Rooms	Commercial	Meeting & Group	Leisure
Sheraton Music City	410	32%	38%	30%
Hilton Nashville Airport	382	30%	30%	40%
Marriott Nashville Airport	392	25%	35%	40%
Hotel Preston	196	10%	25%	65%
Courtyard Nashville Airport	145	55%	20%	25%
Embassy Suites by Hilton Nashville Airport	296	20%	25%	55%
Holiday Inn Express Nashville Airport	207	45%	25%	30%
Radisson Hotel Nashville Airport	180	30%	20%	50%
Drury Inn & Suites Nashville Airport	154	25%	20%	55%
Total / Wtd. Avg.(2)	1,952	29%	27%	45%
(1)	Source: Appraisal.

(2)	Total / Wtd. Avg. excludes the Sheraton Music City Property.

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	2017	T-12 4/30/2018	U/W(1)	U/W per Room(2)
Occupancy	82.2%	86.0%	69.5%	70.7%	80.0%
ADR	$127.96	$139.59	$149.81	$153.41	$150.00
RevPAR	$105.15	$120.10	$104.17	$108.50	$120.00

Room Revenue	$15,736,101	$18,021,842	$15,588,930	$16,237,254	$17,958,000	$43,800
F&B Revenue	7,605,053	6,647,070	6,169,503	6,617,181	7,318,438	17,850
Other Revenue	436,420	572,894	383,165	520,407	575,557	1,404
Total Revenue	$23,777,574	$25,241,806	$22,141,598	$23,374,842	$25,851,995	$63,054
Operating Expenses	8,211,025	8,030,424	7,344,659	7,563,261	8,364,779	20,402
Undistributed Expenses	5,847,353	6,234,015	6,020,553	6,090,990	6,479,846	15,805
Gross Operating Profit	$9,719,196	$10,977,367	$8,776,386	$9,720,591	$11,007,370	$26,847
Management Fee	705,872	799,567	534,609	571,503	775,560	1,892
Property Taxes	664,476	627,386	852,794	1,044,580	930,684	2,270
Property Insurance	105,746	93,672	104,809	103,624	95,004	232
FF&E Expenses	951,103	1,009,672	885,664	934,994	1,034,080	2,522
Net Operating Income	$7,291,999	$8,447,070	$6,398,510	$7,065,890	$8,172,043	$19,932
Net Cash Flow	$7,291,999	$8,447,070	$6,398,510	$7,065,890	$8,172,043	$19,932

(1)	The increase in 2017 NOI to UW NOI is primarily due to an approximately $13.3 million (approximately $32,487 per room) change-of-control PIP negotiated when the borrower acquired the Sheraton Music City Property in 2015. Renovations on the guest rooms, guest room corridors, and meeting space commenced in the fourth quarter of 2016 and were completed in the first quarter of 2018, with the remaining renovation work on the guest lobby, restaurant and bar, and the Sheraton Club scheduled to be completed by the end of July 2018. U/W NOI was based on a projected occupancy of 80.0%.

(2)	Based on 410 rooms.

Property Management. The Sheraton Music City Property is managed by Merritt Hospitality, LLC, a Delaware limited liability company and third party manager.

Lockbox / Cash Management. The Sheraton Music City Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to send instruction letters to each credit card company with which the borrower or manager has entered into merchant’s agreements, directing such companies to deposit all receipts and payments into the lockbox account. Prior to the occurrence of a Cash Sweep Event (as defined below), all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent there is a Cash Sweep Event continuing, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the Sheraton Music City Whole Loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or property manager or (iii) the date the debt service coverage ratio (as calculated in the loan documents) based on the trailing six-month period

A-3-101

777 McGavock Pike Nashville, TN 37214	Collateral Asset Summary – Loan No. 10 Sheraton Music City	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,951,402 60.8% 1.82x 11.7%

preceding the date of determination is less than 1.20x (a “DSCR Trigger Event”), in each case continuing until the earlier of (a) the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or (b) payment in full of the Sheraton Music City Whole Loan in accordance with the loan documents.

A “Cash Sweep Event Cure” means (i) if the Cash Sweep Event is caused solely by an event of default, the acceptance by the lender of a cure of such event of default (which the lender is required to accept unless the lender has accelerated the loan in writing or otherwise commenced its remedies, in which case the lender may accept or reject such cure in its sole and absolute discretion), (ii) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a debt service coverage ratio of 1.25x or greater for two consecutive quarters based on the trailing six-month period, (iii) if the Cash Sweep Event is caused solely by the bankruptcy or insolvency action of the borrower that is involuntary and not consented or colluded in by the borrower, the guarantor or any of their affiliates and the bankruptcy or insolvency action is dismissed, stayed or discharged within 90 days from the date of filing without any adverse consequences to the Sheraton Music City Property or Sheraton Music City Whole Loan, or (iv) if the Cash Sweep Event is caused solely by the bankruptcy or insolvency action of the property manager, if the borrower replaces the manager with a qualified manager in accordance with the loan documents within 180 days from the date of such filing; provided, however, that, each such Cash Sweep Event Cure is subject to the following conditions: (a) no other event of default has occurred and is continuing under the loan documents; (b) a Cash Sweep Event Cure may occur no more than a total of two times in the aggregate during the term of the Sheraton Music City Whole Loan (except for a Cash Sweep Event Cure in (ii) or (iv) (to the extent the property manager is unaffiliated with the borrower) above, which may occur an unlimited number of times) and (b) the borrower pays all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure.

Initial and Ongoing Reserves. At loan origination, the borrower deposited (i) $1,433,000 into a PIP reserve account and (ii) approximately $77,916 into an FF&E reserve account.

Tax Reserve. The borrower is required to make monthly deposits into the real estate tax reserve in the amount of 1/12 of annual estimated real estate taxes (a) upon the occurrence and continuance of an event of default (b) if the debt service coverage ratio based on the trailing six-month period immediately preceding the date of such determination is less than 1.45x or (c) if the borrower fails to provide evidence satisfactory to the lender that all taxes and other charges have been paid prior to the related due date.

Insurance Reserve. The borrower is required to make monthly deposits into the insurance reserve account in the amount of 1/12 of the annual insurance premiums (a) upon the occurrence and continuance of an event of default, (b) if the borrower fails to provide evidence satisfactory to the lender that all insurance premiums have been paid or (c) if an acceptable blanket insurance policy that complies with the loan documents is not in place.

FF&E Reserve. The borrower is required to make monthly deposits in the amount of 4.0% of gross income from operations for the calendar month that is two months prior to the applicable payment date into the FF&E reserve account.

PIP Reserve. The borrower is also required to deposit all sums required to complete any PIP (other than the PIP outstanding at origination) in monthly installments reasonably estimated by the lender to complete such work. The borrower is permitted to post a letter of credit with the lender in the amount of at least 110% of the costs and expenses estimated by the lender to complete any such PIP in lieu of such monthly deposits.

Current Mezzanine or Subordinate Indebtedness. There is an outstanding “key money” loan from the franchisor to the previous owner that was assumed by the borrower pursuant to the franchise agreement, in the original amount of $825,000 (the “Key Money Debt”), which is unsecured and amortizes through May 25, 2019. The outstanding amount of the Key Money Debt as of June 6, 2016, was $183,333.20. If the franchise agreement is terminated or expires after May 25, 2019 without the borrower then being in default of the franchise agreement, the Key Money Debt will have been fully amortized and none of the Key Money Debt will be due. If, however, the franchise agreement is terminated at any time before May 25, 2019, the borrower will be required to repay the franchisor concurrently with such termination an amount equal to the outstanding Key Money Debt multiplied by a fraction, where (i) the numerator is the number of full and partial months from the earlier of (x) the date of termination or (y) the last month the borrower was not in an uncured default of the franchise agreement to May 25, 2019, and (ii) the denominator is the number of months from the commencement date of the franchise agreement through May 25, 2019. The Mortgage Loan documents provide for a nonrecourse carveout for any losses arising in connection with the Key Money Debt.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Releases. None.

A-3-102

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A-3-103

1-5 Westbrook Corporate Center Westchester, IL 60154	Collateral Asset Summary – Loan No. 11 Westbrook Corporate Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,950,681 72.7% 1.67x 12.6%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Acquisition
Sponsor:	Raymond Massa
Borrower:	Westbrook Center Illinois Realty LP
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$39,950,681
% by Initial UPB:	3.4%
Interest Rate:	4.8600%
Payment Date:	6th of each month
First Payment Date:	July 6, 2018
Maturity Date:	June 6, 2028
Amortization:	360 months
Additional Debt(1):	$58,927,254 Pari Passu Debt
Call Protection(2):	L(25), D(89), O(6)
Lockbox / Cash Management(3):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$975,307	$487,654
Insurance:	$0	Springing
Replacement:	$392,719	$30,608
TI/LC(4):	$4,650,000	Springing
Immediate Repairs:	$357,281	NAP
Unfunded Obligations:	$7,330,378	$0

Financial Information(5)
Cut-off Date Balance / Sq. Ft.:	$87
Balloon Balance / Sq. Ft.:	$71
Cut-off Date LTV:	72.7%
Balloon LTV:	59.6%
Underwritten NOI DSCR:	1.99x
Underwritten NCF DSCR:	1.67x
Underwritten NOI Debt Yield:	12.6%
Underwritten NCF Debt Yield:	10.6%
(1)	The Original Balance of $40.0 million and Cut-off Date Balance of approximately $39.95 million represent the controlling Note A-2 which, together with the pari passu non-controlling Note A-1 with an original principal balance of $40.0 million and the pari passu non-controlling Note A-3 with an original principal balance of $19.0 million, comprise the Westbrook Corporate Center whole loan with an aggregate original principal amount of $99.0 million.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Westchester, IL
Year Built / Renovated:	1986-1996 / 2016-2017
Total Sq. Ft.:	1,140,369
Property Management:	Colliers International Asset and Property Management Services LLC
Underwritten NOI(6):	$12,461,895
Underwritten NCF:	$10,471,853
Appraised Value:	$136,000,000
Appraisal Date:	April 13, 2018

Historical NOI(7)
Most Recent NOI(6):	$9,521,833 (T-12 February 28, 2018)
2017 NOI:	$9,439,186 (December 31, 2017)
2016 NOI:	$9,172,304 (December 31, 2016)
2015 NOI(7):	NAV

Historical Occupancy(7)
Most Recent Occupancy:	83.7% (March 31, 2018)
2017 Occupancy:	82.8% (December 31, 2017)
2016 Occupancy:	85.9% (December 31, 2016)
2015 Occupancy(7):	NAV
(2)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of July 6, 2018. Defeasance of the full $99.0 million Westbrook Corporate Center Whole Loan is permitted after the date that is the earlier to occur of (i) May 10, 2021 and (ii) two years after the date of the securitization of the last pari passu note of the Westbrook Corporate Center Whole Loan. The assumed lockout period of 25 payment dates is based on the expected Benchmark 2018-B4 securitization closing date in July 2018. The actual lockout period may be longer.

(3)	In place cash management will be triggered upon the occurrence of a Trigger Period (as defined below). A “Trigger Period” means (i) an event of default, (ii) the debt service coverage ratio falling below 1.30x for one calendar quarter, or (iii) the occurrence of a specified tenant trigger period, within the meaning of the loan documents.

(4)	The TI/LC reserve account is subject to a $3,500,000 cap, which will be replenished at approximately $96,366 monthly ($1.01 PSF per annum), if the reserve balance falls below $1,500,000.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Cut-off Date Balance of the Westbrook Corporate Center Whole Loan, which has an aggregate principal balance of $99.0 million.

(6)	The increase from Most Recent NOI to Underwritten NOI is primarily from recent leasing, increased tenant reimbursements and rent steps. Underwritten NOI includes $937,233 of underwritten base rent from two leases that commenced after February 28, 2018, the average of all rent steps over the loan term for American Imaging Management and Ingredion Management and Ingredion Incorporated ($407,821) and contractual rent steps through September 1, 2019 for all tenants ($412,917). The sponsor is also in the process of converting tenant leases from gross to net and is leasing all vacant space on a net basis, which caused underwritten total recoveries to be above the historical amounts.

(7)	Due to the timing of the acquisition, the borrower did not provide historical financial or occupancy information prior to 2016.

TRANSACTION HIGHLIGHTS

■	Property. The Westbrook Corporate Center Property consists of a 1,140,369 sq. ft. suburban office campus that is comprised of five, multi-story, interconnected, Class A office buildings, located in Westchester, Illinois. The buildings were constructed between 1986 and 1996 and renovated in 2016-2017. Each of the five, Class A towers is connected by ground-level corridors that lead tenants from one lobby to another, granting access to the Westbrook Corporate Center Property’s full array of Class A shared amenities which include: a fitness center, conference center, café, a Starbucks, day care center, convenience store and a drycleaner (drop-off/pick-up). As of March 31, 2018, the average occupancy at the Westbrook Corporate Center Property is 83.7%. Historical occupancy at the Westbrook Corporate Center Property has averaged around 83.0% over the past five years and approximately 81.0% over the last 10 years. Approximately 30.0% of the NRA at the Westbrook Corporate Center Property is leased to investment grade tenants and 32.0% of the NRA serves as headquarters space for the respective tenants with a 12-months’ notice requirement for lease cancellation. The two largest tenants at the Westbrook Corporate Center Property are Follett Higher Education Group, Inc. (153,464 sq. ft.; 13.5% of NRA; 16.3% of underwritten base rent) and Ingredion Incorporated (123,515 sq. ft.; 10.8% of NRA; 15.5% of underwritten base rent).

■	Market. The Westbrook Corporate Center Property is located in Westchester, Cook County, Illinois, which is approximately 18 miles west of the Chicago central business district and within the Eastern East-West Corridor of the Chicago MSA, which is the third largest MSA in the United States. Additionally, the East-West Corridor submarket is one of the largest employment centers in Illinois with more than 100 major corporate headquarters and 40,000 businesses that employ over 700,000 people. The Westbrook Corporate Center Property also has numerous retail and hospitality options within its immediate neighborhood. The 2017 population within a one-, three-and five-mile radius is 8,640, 102,689 and 319,683, respectively with an average household income within a one-, three- and five-mile radius of $68,410, $79,389 and $75,772, respectively. According to a third party report, the Westbrook Corporate Center Property is located in the Class A East/West Office Corridor of the Chicago office market. As of the first quarter of 2018, the Class A Chicago office market had a total inventory of approximately 190.1 million sq. ft. with a 15.7% vacancy rate, average asking rents of $27.17 PSF and positive net absorption of 373,493 sq. ft. More specifically, the Westbrook Corporate Center Property is located in the Class A Eastern East/West Corridor of the East/West Corridor Office Submarket. The total inventory in this submarket segment is approximately 15.0 million sq. ft. as of the first quarter of 2018 with no new deliveries and 29,000 sq. ft. under construction, representing only 0.2% of the total submarket inventory. Vacancy in the submarket was 15.1% and average asking rent was $23.90 PSF and there was a positive net absorption of 108,502 sq. ft.

A-3-104

4500 Van Nuys Boulevard Sherman Oaks, CA 91403	Collateral Asset Summary – Loan No. 12 Best Buy – Sherman Oaks	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,250,000 62.0% 1.65x 8.1%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	Gerard Alexander Sponsor LLC
Borrower:	GA Development-Sherman Oaks Holdings LLC
Original Balance:	$32,250,000
Cut-off Date Balance:	$32,250,000
% by Initial UPB:	2.8%
Interest Rate:	4.75100%
Payment Date:	1st of each month
First Payment Date:	June 1, 2018
Maturity Date:	May 1, 2028
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(26), D(90), O(4)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes(2):	$180,000	$35,944
Insurance(3):	$0	Springing
Replacement(4):	$458	$458
TI/LC:	$0	$0
Required Repairs:	$0	NAP

Financial Information
Cut-off Date Balance / Sq. Ft.:	$586
Balloon Balance / Sq. Ft.:	$586
Cut-off Date LTV:	62.0%
Balloon LTV:	62.0%
Underwritten NOI DSCR:	1.68x
Underwritten NCF DSCR:	1.65x
Underwritten NOI Debt Yield:	8.1%
Underwritten NCF Debt Yield:	8.0%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Single Tenant Retail
Collateral:	Fee Simple
Location:	Sherman Oaks, CA
Year Built / Renovated:	2007 / NAP
Total Sq. Ft.:	55,000
Property Management:	GA Development-Sherman Oaks Holdings LLC
Underwritten NOI(5):	$2,603,861
Underwritten NCF:	$2,570,861
Appraised Value:	$52,000,000
Appraisal Date:	March 21, 2018

Historical NOI(5)
2017 NOI:	$2,389,931 (December 31, 2017)
2016 NOI:	$2,381,763 (December 31, 2016)
2015 NOI:	$2,374,661 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	100.0% (July 1, 2018)
2017 Occupancy:	100.0% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
(1)	In place cash management will be triggered upon (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower, (iii) if a property manager is engaged to manage the property, any bankruptcy or insolvency action of such manager, (iv) the debt service coverage ratio based on the trailing three-month period falling below 1.20x, (v) any bankruptcy or insolvency action of Best Buy, the sole tenant at the property or its lease guarantor, (vi) if Best Buy has not exercised its option to extend its lease (the “Best Buy Lease”) by January 31, 2026 or (vii) Best Buy vacating or giving written notice of its intent to vacate the premises, the Best Buy Lease is terminated or a majority of the premises is no longer operated as a store under the “Best Buy” name.

(2)	The borrower will be required to make monthly deposits into the real estate tax reserve in the amount of 1/12 of the estimated annual real estate taxes (i) upon an event of default, (ii) if the Best Buy Lease does not require Best Buy to pay the taxes directly to the applicable taxing authorities, (iii) if the property no longer consists of one or more separate tax parcels, (iv) if the borrower has failed to provide evidence that taxes have been paid in full prior to their applicable due dates or (v) if the Best Buy Lease is no longer in full force and effect. As of the origination date, however, the borrower was required to make monthly deposits into the tax reserve in the amount of $35,944 as the Best Buy Lease does not currently require Best Buy to pay taxes directly to the applicable taxing authorities.

(3)	The borrower will be required to make monthly deposits into the insurance reserve in the amount of 1/12 of the annual insurance premiums (i) during the occurrence and continuance of an event of default or (ii) if an acceptable blanket insurance policy is no longer in place.

(4)	The replacement reserve is subject to a cap of $11,000.

(5)	Underwritten NOI is based on the average rent of the tenant through the loan term, due to the lease guarantor’s investment grade credit rating.

TRANSACTION HIGHLIGHTS

■	Property and Tenancy. The property is a 55,000 sq. ft. retail big box building located in Sherman Oaks, California, built in 2007. As of July 1, 2018, the property was 100.0% triple-net leased to Best Buy Stores, L.P. (“Best Buy”). As the sole tenant at the property, Best Buy (100.0% of NRA, 100.0% of U/W Base Rent, rated BBB/Baa1/BBB- by S&P/Moody’s/Fitch) has occupied the property since construction. The Best Buy Lease expires on January 31, 2028 and has five 10-year extension options and no termination options other than customary rights upon a default or certain types of casualties/condemnations. As of the end of fiscal year 2017, Best Buy Co., Inc., the parent company of Best Buy, had approximately 1,600 stores, 125,000 employees in North America and a sourcing office in China and approximately $39.4 billion in annual revenues. The current rental rate under the Best Buy Lease is $47.27 PSF, and the property has experienced an average occupancy of 100.0% since it was developed. Additionally, the property is shadow anchored by Gelson’s, a grocery store, which recently completed an extensive renovation.

■	Market. The property is located in Sherman Oaks, a community in Los Angeles, California within the south-central portion of the San Fernando Valley along an arterial between the 101 Freeway and Ventura Boulevard. The property is located within the area’s primary retail and office corridor of Van Nuys Boulevard and Milbank Street and is approximately 0.7 miles southwest of Westfield Fashion Square, a two-level enclosed regional shopping center servicing Los Angeles communities including Sherman Oaks, Studio City, Encino, Hollywood Hills, Brentwood and Bel-Air. Additionally, the property is located approximately 1.1 miles southeast of the Sherman Oak Galleria, an open-air lifestyle center that includes 700,000 sq. ft. of Class A office space in four buildings overlooking a 300,000 sq. ft. retail and entertainment complex. Sherman Oaks retail submarket vacancy rate was 2.0% and asking rents were approximately $3.21 PSF per month. The appraiser’s concluded NNN rent for the property was $4.00 PSF per month. Within a one-, three- and five-mile radius the estimated population is 30,940, 189,292 and 531,120, respectively, with average household incomes of $115,282, $114,784 and $102,953, respectively.

■	Borrower Sponsors. The borrower sponsor and nonrecourse carve-out guarantor is Gerard Alexander Sponsor LLC, a Delaware limited liability company. Gerard Alexander Property Holdings LLC (“GA Holdings”), the owner of 100% of the equity interests in the borrower sponsor, is the family office of the senior partners of York Capital Management with primary investment from James Gerard Dinan and Daniel Alexander Schwartz. GA Holdings is focused on acquiring, developing, and investing in commercial assets located in primary East and West Coast markets. Since inception, the GA Holdings investment team has completed in excess of $1.0 billion of acquisitions and developments.

A-3-105

800 North Central Avenue Glendale, CA 91203	Collateral Asset Summary – Loan No. 13 Embassy Suites Glendale	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,000,000 59.6% 2.04x 11.3%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor(1):	Ronnie Lam
Borrower:	Newage Glendale LLC
Original Balance(2):	$31,000,000
Cut-off Date Balance(2):	$31,000,000
% by Initial UPB:	2.7%
Interest Rate:	5.4480%
Payment Date:	1st of each month
First Payment Date:	July 1, 2018
Maturity Date:	June 1, 2023
Amortization:	Interest Only
Additional Debt(2):	$37,000,000 Pari Passu Debt
Call Protection:	L(25), D(31), O(4)
Lockbox / Cash Management(3):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$347,034	$69,407
Insurance(4):	$0	Springing
FF&E:	$69,500	(5)
TI/LC:	$0	$0

Financial Information(6)
Cut-off Date Balance / Room:	$250,000
Balloon Balance / Room:	$250,000
Cut-off Date LTV:	59.6%
Balloon LTV:	59.6%
Underwritten NOI DSCR:	2.04x
Underwritten NCF DSCR:	2.04x
Underwritten NOI Debt Yield:	11.3%
Underwritten NCF Debt Yield:	11.3%
(1)	The borrower sponsor is also the borrower sponsor of the mortgage loan secured by the mortgaged property identified on Annex A-1 to the Prospectus as Atlantic Times Square, which has a Cut-off Date balance of $18.0 million.

(2)	The Original Balance and Cut-off Date Balance of $31.0 million represents the non-controlling Note A-2 which, together with the pari passu controlling Note A-1 with an original principal balance of $37.0 million, comprise the Embassy Suites Glendale whole loan with an aggregate original principal balance of $68.0 million.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Glendale, CA
Year Built / Renovated:	2008 / 2017
Total Rooms:	272
Property Management:	Kam Sang Company, Inc.
Underwritten NOI:	$7,680,652
Underwritten NCF:	$7,680,652
Appraised Value:	$114,000,000
Appraisal Date:	March 29, 2018

Historical NOI
Most Recent NOI:	$7,383,675 (T-12 February 28, 2018)
2017 NOI:	$7,472,939 (December 31, 2017)
2016 NOI(7):	$8,445,149 (December 31, 2016)
2015 NOI:	$7,719,740 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	88.1% (February 28, 2018)
2017 Occupancy:	88.7% (December 31, 2017)
2016 Occupancy:	88.4% (December 31, 2016)
2015 Occupancy:	85.9% (December 31, 2015)
(3)	In place cash management will be triggered upon the occurrence of (i) an event of default, (ii) any voluntary or collusive involuntary bankruptcy or insolvency action of the borrower or property manager, (iii) any non-collusive involuntary bankruptcy or insolvency action of the borrower or property manager that is not dismissed within 60 days of the filing date or (iv) the date on which the debt service coverage ratio falls below 1.15x (any of the foregoing, a “Cash Sweep Event”). A hard lockbox will be triggered upon the occurrence of either a Cash Sweep Event or the date the debt service coverage ratio falls below 1.20x.

(4)	The borrower will be required to make monthly deposits into the insurance reserve in the amount of 1/12 of the annual insurance premiums upon the occurrence of any of the following: (i) an event of default or (ii) if an acceptable blanket insurance policy is no longer in place.

(5)	The borrower is required to deposit the greater of (i) the sum of 1/12th of 4.0% of annual gross income from operations and any amounts then-required for any PIP pursuant to the franchise agreement and (ii) such higher amount required by the franchisor pursuant to the franchise agreement.

(6)	DSCR, LTV, Debt Yield and Balance/Room calculations are based on the Embassy Suites Glendale Whole Loan, which has an aggregate principal balance of $68.0 million.

(7)	2016 NOI reflects increased room revenue driven primarily by the displacement of residents following the Porter Ranch gas leak in the first half of 2016.

TRANSACTION HIGHLIGHTS

■	Property. Embassy Suites Glendale is a 272-room, 12-story, full service hotel with a fitness center, outdoor swimming pool, business center, breakfast buffet, restaurant and lounge, approximately 10,131 sq. ft. of meeting and banquet space, a gift shop and a three-level subterranean parking garage with 348 parking spaces located in Glendale, California. The property offers a complimentary hot breakfast buffet and a complimentary evening cocktail reception to guests. The guestrooms are situated on floors three through 12 of the property and feature flat-screen televisions, telephones, desks with chairs, dressers, nightstands and sofa sleepers. The property was built in 2008 by Kam Sang Company, Inc. (“Kam Sang”) for approximately $72.5 million and is the newest property in the hotel’s competitive set. According to Kam Sang, it also invested approximately $1.2 million in 2016 and 2017 for various improvements, including replacement and refurbishment of common area carpet and finishes and upgrades to the lobby and restaurant furniture and lighting. The property serves the greater Los Angeles County, and commercial and group demand is generated primarily by a wide variety of corporate tenants in the surrounding area, including the University of California Los Angeles, Kaiser Permanente, University of Southern California, Target Brands Inc., The Kroger Company, The Boeing Company, Bank of America Corporation and The Walt Disney Company.

■	Historical Performance. The property has achieved occupancy, ADR and RevPAR levels of 88.1%, $193.86 and $170.73, respectively, as of the trailing-twelve months ending February 28, 2018. The property has achieved an average of 87.8% occupancy since 2015 and RevPAR has remained stable and averaging $170.52 for the same time period.

■	Market. The property is located one block north of the Central Avenue-Ventura Freeway interchange, which provides access to downtown Los Angeles, approximately 7.3 miles south of the property, as well as Pasadena to the east and Burbank to the west. The property is approximately 6.2 miles southwest from the Hollywood Burbank Airport, which serves the local area with commercial, charter and private air service. The property is also approximately 17.3 miles northeast of the Los Angeles International Airport, which is undergoing a $14.0 billion modernization project, which includes an overhaul and expansion of various terminals to accommodate growing air traffic volumes at the nation’s third busiest airport, according to the appraisal. Leisure demand drivers include Universal Studios and Universal City, the Warner Bros. Studio, the Los Angeles Zoo, Hollywood Hills, Hollywood Bowl, Griffith Observatory and the Rose Bowl Stadium, which has hosted UCLA’s Bruins football games, nearly 100 Rose Bowl games, five Super Bowls and numerous soccer matches and concerts. Regional access to the property is provided by the Metro Orange Line, one of two lines on the Metro Transitway network in Los Angeles that provide public transportation access to downtown Los Angeles.

■	Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor, Ronnie Lam, is the founder, Chief Executive Officer and President at Kam Sang. Kam Sang is a privately held real estate development and investment firm based in Arcadia, California. Established in 1979, Kam Sang manages a portfolio of 17 properties, 16 of which are located in the greater Los Angeles, California area. The portfolio includes hotel, retail, residential, restaurant and mixed-use properties. Kam Sang currently has an additional eight projects in the construction pipeline.

A-3-106

140 South Van Dorn Street Alexandria, VA 22304	Collateral Asset Summary – Loan No. 14 EOS 21	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 64.8% 1.86x 7.5%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsor:	CIM SMA I-B Investments, LLC
Borrower:	140 South Van Dorn Street (VA) Owner, LLC
Original Balance(1):	$30,000,000
Cut-off Date Balance(1):	$30,000,000
% by Initial UPB:	2.6%
Interest Rate:	3.8800%
Payment Date:	1st of each month
First Payment Date:	January 1, 2018
Maturity Date:	December 1, 2024
Amortization:	Interest Only
Additional Debt(1)(2):	$120,000,000 Pari Passu Debt Future Mezzanine Debt Permitted
Call Protection:	L(31), D(50), O(3)
Lockbox / Cash Management(3):	Soft / Springing

Reserves
	Initial	Monthly
Taxes(4):	$0	Springing
Insurance(5):	$0	Springing
Required Repairs:	$186,208	NAP
Replacement:	$0	$0
TI/LC:	$0	$0
Other:	$0	$0

Financial Information(6)
Cut-off Date Balance / Unit:	$127,119
Balloon Balance / Unit:	$127,119
Cut-off Date LTV:	64.8%
Balloon LTV:	64.8%
Underwritten NOI DSCR:	1.91x
Underwritten NCF DSCR:	1.86x
Underwritten NOI Debt Yield:	7.5%
Underwritten NCF Debt Yield:	7.3%
(1)	The Original Balance and Cut-off Date Balance of $30.0 million represents the non-controlling Note A-3 which, together with the pari passu controlling Note A-1 with an original principal balance of $60.0 million and the pari passu non-controlling Note A-2 with an original principal balance of $60.0 million, comprise the EOS 21 whole loan with an aggregate original principal balance of $150.0 million.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Mid Rise Multifamily
Collateral:	Fee Simple
Location:	Alexandria, VA
Year Built / Renovated:	1963, 1967 / 2012
Total Units:	1,180
Property Management:	CIM Management, Inc.
Underwritten NOI:	$11,283,449
Underwritten NCF:	$10,986,089
Appraised Value:	$231,400,000
Appraisal Date:	November 21, 2017

Historical NOI
Most Recent NOI:	$11,243,455 (T-12 February 28, 2018)
2017 NOI:	$11,148,576 (December 31, 2017)
2016 NOI:	$10,930,188 (December 31, 2016)
2015 NOI:	$10,646,525 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	94.9% (April 16, 2018)
2017 Occupancy:	95.1% (December 31, 2017)
2016 Occupancy:	96.6% (December 31, 2016)
2015 Occupancy:	94.9% (December 31, 2015)
(2)	The loan documents permit one or more of the owners of direct or indirect ownership interests in the borrower to obtain one or more loans secured by such ownership interest upon satisfaction of certain terms and conditions including, without limitation, the following: (i) the combined loan-to-value ratio does not exceed 65.0%, (ii) the combined debt service coverage ratio (as calculated in the loan documents) is not less than 1.89x, and (iii) the lenders execute a customary intercreditor agreement acceptable to the lender in its reasonable discretion. See “Description of the Mortgage Pool – Additional Indebtedness – Future Mezzanine Debt” in the prospectus for additional information.

(3)	In place cash management will be triggered upon the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower, (iii) any bankruptcy or insolvency action of an unaffiliated property manager and either (x) the borrower has not replaced the manager with a qualified manager under a replacement management agreement within 60 days following the borrower’s knowledge of such action or (y) such action has not been discharged or dismissed within 30 days following its filing or (iv) any bankruptcy or insolvency action of an affiliated manager, if the borrower has not replaced the manager with a qualified manager within 15 days following the borrower’s knowledge of such action, provided that, in either case, the borrower will have an additional 30 day period to replace the manager to the extent that it has diligently found an otherwise reasonably acceptable replacement manager and the failure to finalize such replacement is solely due to a delay in the lender or servicer approval or rating agency confirmation.

(4)	The borrower will be required to make monthly deposits into the tax reserve in the amount of 1/12 of the annual real estate taxes upon the occurrence of any of the following: (i) an event of default or (ii) the borrower fails to provide the lender with satisfactory evidence that all taxes have been paid on or prior to the due date.

(5)	The borrower will be required to make monthly deposits into the insurance reserve in the amount of 1/12 of the annual insurance premiums upon the occurrence of any of the following: (i) an event of default or (ii) if an acceptable blanket insurance policy is no longer in place.

(6)	DSCR, LTV, Debt Yield and Balance/Unit calculations are based on the EOS 21 Whole Loan, which has an aggregate principal balance of $150.0 million.

TRANSACTION HIGHLIGHTS

■	Property. The property is a mid rise multifamily complex which consists of 1,180 units located inside the Capital Beltway (I-495) in Alexandria, Virginia. The property was built in 1963 and 1967 and was renovated in 2012. The property was 94.9% occupied as of April 16, 2018. The property consists of three five-story buildings and 11 four-story buildings along with a clubhouse and is comprised of 236 studio units, 604 one-bedroom units and 340 two-bedroom units. The property amenities include two swimming pools, four tennis courts, a business center, an on-site day care center, a theater room, three children’s playgrounds, a deli, a dog park, a barbecue and picnic area, a coffee center, a game room, a billiards table and a complimentary shuttle service to the Van Dorn Metro Station, which is located approximately 1.0 mile from the property. The property has 1,496 parking spaces, resulting in a parking ratio of approximately 1.3 spaces per unit.

■	Market. The property is located inside the Capital Beltway (I-495), close to I-395 and within 2.6 miles of the Mark Center Building (which contains the Department of Defense’s Washington Headquarters Services), 4.0 miles west of Old Town Alexandria and 8.0 miles southwest of the Washington D.C. central business district. The property is within 15.0 miles of many of Washington D.C.’s major employers including Fannie Mae, Freddie Mac, Northrop Grumman Corp., Booz Allen Hamilton, Lockheed Martin Global Telecommunications and General Dynamics, as well as the Pentagon, the White House and Capitol Hill. In addition, the property is less than 1.0 mile from the Landmark Mall, which the Howard Hughes Corporation plans to redevelop into a walkable, mixed-used urban village and include new residences, plazas, green spaces for community events, shops, restaurants and a 10-screen movie theater. The project is expected to break ground in the summer of 2018. According to the appraisal, Alexandria has recently undergone a revitalization spurred by its proximity to Washington, D.C., Washington Reagan National Airport, several Metrorail stations, I-95 and the Capital Beltway (I-495). Further, according to the appraisal, Alexandria is one of the best-connected communities from a transportation perspective in the Washington D.C. area as it is served by seven stations on Washington, D.C.’s Metrorail transit system. The property is located within 1.0 mile of the Van Dorn Street Metrorail, providing access to the Metrorail’s Blue Line, which provides rail travel from Springfield, Virginia through downtown Washington, DC, then eastward to Largo, Maryland. MetroBus and DASH service is available throughout the area, with links to the District of Columbia, as well as the MetroRail. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the property was 43,496, 205,207, and 548,163, respectively, while the 2017 estimated average household income within a one-, three- and five-mile radius was $100,149, $122,788 and $131,490, respectively. The appraisal identified seven comparable multifamily properties which had occupancies ranging from 90.0% to 97.0% with an average occupancy of approximately 94.4%. According to the appraisal, there is no competitive supply under construction that is expected to compete with the property.

■	Borrower Sponsor. The borrower sponsor and nonrecourse carve-out guarantor is CIM SMA I-B Investments, LLC, an affiliate of CIM Group (“CIM”). Headquartered in Los Angeles and founded in 1994, CIM is a full-service real estate investment firm which specializes in urban real estate. With approximately $27.7 billion of assets under management, CIM focuses on strategies in real estate, real estate debt, and infrastructure.

A-3-107

Various	Collateral Asset Summary – Loan No. 15 JAGR Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,000,000 66.7% 1.75x 11.4%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsors(1):	Chad Cooley; Russell Flicker; Jonathan Rosenfeld; Bernard Michael
Borrowers:	AWH-BP Annapolis Hotel, LLC; AWH-BP Grand Rapids Hotel, LLC; AWH-BP Jackson Hotel, LLC
Original Balance(2):	$29,000,000
Cut-off Date Balance(2):	$29,000,000
% by Initial UPB:	2.5%
Interest Rate:	5.09600%
Payment Date:	1st of each month
First Payment Date:	June 1, 2018
Maturity Date:	May 1, 2023
Amortization:	Interest only for first 36 months; 360 months thereafter
Additional Debt(2):	$20,000,000 Pari Passu Debt $5,000,000 Mezzanine Debt
Call Protection:	L(6), YM1(48), O(6)
Lockbox / Cash Management:	Hard / In Place

Reserves
	Initial	Monthly
Taxes:	$376,078.	$69,378
Insurance(3):	$0.	Springing
FF&E:	$0.	(4)
Required Repairs:	$32,010	NAP
TI/LC:	$0	$0
PIP(5):	$0	Springing

Financial Information(6)
	Senior Note	Total Debt
Cut-off Date Balance / Room:	$67,961	$74,896
Balloon Balance / Room:	$66,040	$72,975
Cut-off Date LTV:	66.7%	73.5%
Balloon LTV:	64.8%	71.6%
Underwritten NOI DSCR:	1.75x	1.50x
Underwritten NCF DSCR:	1.75x	1.50x
Underwritten NOI Debt Yield:	11.4%	10.3%
Underwritten NCF Debt Yield:	11.4%	10.3%

Property Information
Single Asset / Portfolio:	Portfolio of three properties
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various / Various
Total Rooms:	721
Property Management:	Spire Hospitality, LLC
Underwritten NOI:	$5,584,077
Underwritten NCF:	$5,584,077
Appraised Value:	$73,500,000
Appraisal Date:	March 1, 2018

Historical NOI
Most Recent NOI:	$5,595,492 (T-12 February 28, 2018)
2017 NOI:	$5,843,476 (December 31, 2017)
2016 NOI:	$6,296,110 (December 31, 2016)
2015 NOI:	$5,753,053 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	63.9% (February 28, 2018)
2017 Occupancy:	63.7% (December 31, 2017)
2016 Occupancy:	64.4% (December 31, 2016)
2015 Occupancy:	64.2% (December 31, 2015)

(1)	The borrower sponsors are also the borrower sponsors of the mortgage loan secured by the mortgaged property identified on Annex A-1 to the Prospectus as High Peaks, which has a Cut-off Date balance of approximately $19.0 million.
(2)	The Original Balance and Cut-off Date Balance of $29.0 million represents the controlling Note A-1 which, together with the non-controlling pari passu Note A-2 with an original principal balance of $20.0 million, comprise the JAGR Hotel Portfolio whole loan with an aggregate original principal balance of $49.0 million. There is also a $5.0 million mezzanine loan that is expected to be sold to a third party investor. The mortgage and mezzanine lenders have entered into an intercreditor agreement.

(3)	The borrowers will be required to make monthly deposits into the insurance reserve in the amount of 1/12 of the annual insurance premiums (i) upon the occurrence and during the continuance of an event of default or (ii) if an acceptable blanket insurance policy is no longer in place.

(4)	The borrowers are required to deposit, on each monthly payment date, the aggregate of (i) 4.0% of gross revenues (excluding gross revenues from operation of Drago’s Restaurant) for the calendar month occurring two months prior to the applicable payment date and (ii) 2.0% of gross revenues from operation of Drago’s Restaurant for the calendar month occurring two months prior to the applicable payment date.

(5)	The borrowers are required to deposit any amounts required under any future property improvement plan under any franchise agreement into the PIP reserve.

(6)	DSCR, LTV, Debt Yield and Balance/Room calculations are based on the JAGR Hotel Portfolio Whole Loan, which has an aggregate principal balance of $49.0 million.

TRANSACTION HIGHLIGHTS

■	Portfolio. The JAGR Hotel Portfolio consists of three full service hotels located in Grand Rapids, Michigan, Jackson, Mississippi, and Annapolis, Maryland. The borrowers are permitted to obtain release of individual properties following the expiration of the lockout period with a partial prepayment of the JAGR Hotel Portfolio Whole Loan in the amount of 120% of the allocated loan amount (plus the yield maintenance premium), among other terms and conditions. See “Description of the Mortgage Pool –– Certain Terms of the Mortgage Loans –– Partial Releases” in the prospectus for additional information.

■	DoubleTree Grand Rapids (31.3% of portfolio rooms, 32.7% of Underwritten NCF and 36.8% of allocated loan amount) is a 226-room full service hotel located in Grand Rapids, Michigan, with a restaurant, fitness center, business center, sundry shop, approximately 7,484 sq. ft. of meeting space and 387 surface parking spaces. The DoubleTree Grand Rapids Property was purchased in April 2013 and was converted in the first quarter of 2015 from a Hilton to a Doubletree as part of an approximately $1.7 million PIP. The franchise agreement for the DoubleTree Grand Rapids Property expires in March 2030.

■	Hilton Jackson (38.3% of portfolio rooms, 41.3% of Underwritten NCF and 34.7% of allocated loan amount) is a 276-room full service hotel located in Jackson, Mississippi, with the following amenities: Fitzgeralds Lobby Bar and Restaurant, Wellingtons Lunch and Breakfast Buffet and Drago’s Restaurant, a bar/lounge, outdoor pool, fitness center, business center, sundry shop, approximately 19,892 sq. ft. of meeting space and 454 surface parking spaces. The franchise agreement for the Hilton Jackson Property expires in July 2027.

■	DoubleTree Annapolis (30.4% of portfolio rooms, 26.0% of Underwritten NCF and 28.5% of allocated loan amount) is a 219-room full service hotel located in Annapolis, Maryland, with a restaurant/lounge, outdoor pool, fitness center, business center, sundry shop, approximately 13,408 sq. ft. of meeting space and 284 surface parking spaces. The Doubletree Annapolis Property was purchased in 2012 and to date, approximately $2.9 million has been spent on upgrades throughout the DoubleTree Annapolis Property. The franchise agreement for the DoubleTree Annapolis Property expires in October 2028.

■	Historical Performance. The JAGR Hotel Portfolio has achieved a weighted average occupancy, ADR and RevPAR levels of 63.9%, $124.02 and $79.19, respectively, as of the trailing-twelve months ending February 28, 2018.

■	Borrower Sponsors. The borrower sponsors and nonrecourse carve-out guarantors are Chad Cooley, Russell Flicker, Jonathan Rosenfeld and Bernard Michael. The borrower sponsors are principals of AWH Partners, LLC (“AWH”). AWH is a privately held real estate investment firm formed by former employees of The Blackstone Group and The Related Companies. Since 2010, AWH has created a portfolio that is valued in excess of $1.0 billion. Furthermore, AWH owns Spire Hospitality, a national hospitality platform formed in 1980 and AWH Development, a full-service real estate development company. Spire Hospitality, LLC manages the JAGR Hotel Portfolio properties.

A-3-108

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
Deutsche Mortgage & Asset Receiving Corporation 60 Wall Street New York, NY 10005 Contact: Helaine M. Kaplan Phone Number: (212) 250-5270	Wells Fargo Bank, National Association Three Wells Fargo, MAC D1050-084 401 S. Tryon Street, 8th Floor Charlotte, NC 28202 Contact: REAM_InvestorRelations@ wellsfargo.com	CWCapital Asset Management LLC 7501 Wisconsin Ave. Suite 500 West Bethesda, MD 20814 Contact: Brian Hanson Phone Number: (202) 715-9500	Park Bridge Lender Services LLC 600 Third Avenue 40th Floor New York, NY 10016 Contact: David Rodgers Phone Number: (212) 230-9025
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, National Association	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Shortfall	0.00		Services LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B4 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B4	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	8/17/18
		Record Date:	7/31/18
		Determination Date:	8/13/18

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT

Report Date: If during the prior calendar year, (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time or (ii) the Operating Advisor was entitled to consult with the Special Servicer with respect to any Major Decision, this report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of July 1, 2018 (the “Pooling and Servicing Agreement”), among Deutsche Mortgage & Asset Receiving Corporation, as the depositor, Wells Fargo Bank, National Association, as the master servicer, CWCapital Asset Management LLC, as the special servicer, Wells Fargo Bank, National Association, as the certificate administrator, Wilmington Trust, National Association, as the trustee and Park Bridge Lender Services LLC, as the operating advisor and the asset representations reviewer.
Transaction: Benchmark 2018-B4 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B4
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer for period: CWCapital Asset Management LLC
Directing Certificateholder: Barings LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

I.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	[●] Mortgage Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the PSA.

II.	Executive Summary

Based on the requirements and qualifications set forth in the PSA, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the PSA) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related Mortgage Loans]

II.	Consulted with the Special Servicer as provided under the PSA. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

III.	Appraisal Reduction Amount calculations, Collateral Deficiency Amount calculations and net present value calculations:

IV.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount, Collateral Deficiency Amount calculations or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

a.	The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

V.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

VI.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the PSA, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the PSA that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have any obligation to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of GACC and CREFI will in its respective Mortgage Loan Purchase Agreement make, with respect to each Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 and Annex D-3, respectively, to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex D-1 exclude the JPMCB Mortgage Loans.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)   Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the

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mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after June 18, 2018.

(5)       Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined

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below) and the exceptions to paragraph (7) set forth in Annex D-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Annex D-2, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

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(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)     Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)     Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial

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condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)     Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)     No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary

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deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

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(18)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)     No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)     No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)     REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

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(22)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(24)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)     Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)     Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

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(28)     Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)     Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)     Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as

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of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2 or Annex D-3, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Borrower, (iv) Transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex D-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-2, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)     Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and

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whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)     Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)     Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the

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use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)   The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)    The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

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(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)     Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(38)     No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)     Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)     Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)     Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its

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successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)     Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)     Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)     Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)     Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

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(46)     Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this prospectus.

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ANNEX D-2
EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

2	181 Fremont Street	(7) Permitted Liens; Title Insurance	The sole tenant at the Mortgaged Property, Facebook, Inc., has a right of first refusal to purchase the Mortgaged Property if the Borrower receives an offer to purchase the Mortgaged Property from a “Facebook Competitor.” Pursuant to Facebook, Inc.’s lease, a Facebook Competitor is currently defined as (i) Alphabet Inc., (ii) Apple Inc. and (iii) Microsoft Inc. This list of Facebook Competitors may be updated once each calendar year, provided that (a) the list of Facebook Competitors may only list up to three (3) entities at any time and (b) those entities must be in a similar industry which offers a similar product or service as Facebook, Inc. The right of first refusal does not apply to (a) a sale of the Mortgaged Property through a foreclosure by a trustee’s power of sale, judicially or by accepting a deed-in-lieu of foreclosure, or as a purchaser at a foreclosure sale or (b) a sale to any party other than a Facebook Competitor.

18	Riverwalk Apartments	(7) Permitted Liens; Title Insurance	The sole tenant at the Mortgaged Property, Schlumberger Technology Corporation, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property. The right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or the first sale thereafter.

31	Washington Square Shopping Center	(7) Permitted Liens; Title Insurance	A tenant, Bank of America, leasing an outparcel representing approximately .90% of the net rentable area at the Mortgaged Property (the “BOFA Outparcel”) has a right of first offer to purchase the BOFA Outparcel in the event of a proposed sale of the BOFA Outparcel, provided that such right does not apply to a proposed sale of the entire Mortgaged Property. The right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer of all or any portion (including the BOFA Outparcel) of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or the first sale thereafter.

1	Aventura Mall	(8) Junior Liens	The Mortgage Loan documents permit Borrower to enter into any “Property-Assessed Clean Energy” (PACE) loan or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of increasing

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

energy efficiency, increasing use of renewable energy resources, resource conservation or any combination of the foregoing and is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $5,000,000 subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).

The Mortgage Loan documents permit the pledge of direct or indirect equity interests in the Borrower to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets, so long as the value of the property is not, in the aggregate, represent more than 20% of the value of all the collateral to be pledged, encumbered, granted or otherwise assigned or given as collateral for such corporate or parent level credit facility. There is no requirement for an intercreditor agreement.

22	Kona Coast	(13) Condemnation	The Mortgage Loan is secured by the Borrower’s leasehold interest in the Mortgaged Property. In connection with plans by the related ground lessor, Queen Liluokalani Trust (“QLT”), to redevelop certain parcels adjacent to the Mortgaged Property (the “Redevelopment Project”), a portion of the Mortgaged Property occupied by the largest tenant, KTA Super Stores, was previously the subject of discussions related to potential condemnation by the County of Hawaii (the “County”) for purposes of providing a public access road to the Redevelopment Project (the “KTA Condemnation”). Pursuant to a letter issued by QLT, the ground lessor has not recently engaged in any formal meetings with the County nor has the County recently expressed any interest to pursue any actions on the KTA Condemnation.

1	Aventura Mall	(17) Insurance

The all-risk property insurance may contain a deductible of $250,000 (the “Required Deductible”) or such higher deductible if the Borrower provides the lender with cash or a letter of credit in an amount equal to the difference between the actual deductible and the Required Deductible.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case,

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

The Borrower may obtain a policy from an insurance company not satisfying the rating requirements set forth in the Mortgage Loan documents, provided that any such insurance company is subject to (A) the prior approval of the lender and (B) the lender’s receipt of a rating agency confirmation with respect to each such insurance carrier.

The Borrower may continue to utilize Pennsylvania Manufacturers’ Association Insurance (“PMA”) as the carrier for the Workers Compensation/Employers’ Liability coverage required in the Mortgage Loan documents, provided the AM Best rating of PMA is not withdrawn or downgraded below the origination date.

The Borrower may continue to utilize Lancashire Insurance Company Limited, rated “A-” by S&P and “A3” by Moody’s, in its current participation amount and position within the syndicate of the terrorism coverage required in the Mortgage Loan documents, provided that Lancashire Insurance Company Limited maintains its ratings in place as of the date hereof.

3	Marina Heights State Farm	(17) Insurance	All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best). The Borrower is entitled to rely on certain insurance coverage provided by the tenant State Farm, provided such coverage complies with the foregoing requirements.

2	181 Fremont Street	(17) Insurance

The Mortgage Loan documents permit that the comprehensive all risk property insurance coverage provide for no deductible in excess of $100,000, with the exception of windstorm or earthquake coverage, which may have deductibles not to exceed five percent (5%) of the total insurable value of the Mortgaged Property per occurrence.

The Mortgage Loan documents permit the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Borrower to satisfy the insurance coverage requirements thereunder by relying on the insurance policies obtained and maintained by the condominium association, to the extent such insurance satisfies the requirements under the Mortgage Loan documents. If, at any time and from time to time during the term of the Mortgage Loan, the insurance policies maintained by the condominium association do not fully comply with the requirements under the Mortgage Loan documents or are not otherwise acceptable to the lender in its sole discretion, then the Borrower will promptly notify the lender thereof in writing and either cause the condominium association to procure and maintain or at its sole cost and expense, procure and maintain itself either (a) “primary” insurance coverage in the event that the condominium association does not provide the insurance coverage required by the Mortgage Loan documents, or (b) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, in the event that the condominium association does not have the sufficient insurance coverage required by the Mortgage Loan documents, as is necessary to bring the insurance coverage into full compliance with the insurance coverage requirements under the Mortgage Loan documents.

5	The Gateway	(17) Insurance	All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best).

5	The Gateway	(17) Insurance	The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to $14,000,000.

41.02	WA-OH Retail Portfolio – Advanced Auto	(17) Insurance	The Borrower is permitted to rely upon insurance maintained by the sole tenant, Advance Auto Parts, provided that such insurance meets the requirements in the related Mortgage Loan documents.

5	The Gateway	(25) Local Law	The portion of the Mortgaged Property improved

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
		Compliance	by multifamily use is legal nonconforming as to use as such multifamily use exceeds maximum density under the related zoning code by as much as 13,887 square feet. If a nonconforming structure is damaged or destroyed, such nonconforming structure may be restored to its prior legal nonconforming use, provided that such restoration is permitted by the related building code, is commenced within eighteen months of the date of damage or destruction and is diligently prosecuted to completion.

1	Aventura Mall	(27) Recourse Obligations

The loss recourse carveout for fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation in connection with the origination of the Mortgage Loan or regarding matters stated in the financial statements or other information required to be delivered in connection with the Mortgage Loan or otherwise delivered and upon which the lender reasonably relied.

For so long as all or any of Simon Property Group, L.P., Jacquelyn Soffer and Jeffrey Soffer, each a guarantor of the Borrower as of the origination date (collectively and individually, “Guarantor”), are the guarantors under the non-recourse carveout guaranty, the recourse liability of Guarantor under the non-recourse carveout guaranty may not exceed $350,000,000.00 in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the non-recourse carveout guaranty.

The liability of the guarantors for breaches or violations of the nonrecourse carve-out guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. The guarantors for the Mortgage Loan are Simon Property Group, L.P., a Delaware limited partnership (the “Simon Guarantor”) and Jeffrey Stoffer and Jacquelyn Stoffer (individually and collectively, the “Turnberry Guarantor”). The related guaranty provides that (i) the liability of the Simon Guarantor and the Turnberry Guarantor is on a several and not joint basis and (ii) the Turnberry Guarantor is liable only for the acts or omissions of the Turnberry Guarantor and any party that controls or is controlled by the Turnberry Guarantor (a “Turnberry Guarantor

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Affiliate”) and the Simon Guarantor is liable only for the acts or omissions of the Simon Guarantor and any party that controls or is controlled by the Simon Guarantor (a “Simon Guarantor Affiliate”), except with respect to any guaranteed obligations that (A) are not attributable to any act or omission of a Turnberry Guarantor (or a Turnberry Guarantor Affiliate) or the Simon Guarantor (or a Simon Guarantor Affiliate) or (B) are attributable to an act or omission of both the Turnberry Guarantor (or a Turnberry Guarantor Affiliate) and the Simon Guarantor (or the Simon Guarantor Affiliate), liability is required to be allocated between the Turnberry Guarantor (66.67%) and the Simon Guarantor (33.33%).

The Mortgage Loan does not have a separate environmental indemnity in place.

2	181 Fremont Street	(27) Recourse Obligations	The Mortgage Loan documents do provide recourse to the Borrower and guarantor for losses to the lender due to intentional physical waste at the Mortgaged Property; however, the failure of the Borrower to repair or maintain, or to pay any expense in connection with the repair or maintenance of, all or any portion of the Mortgaged Property will not constitute waste if: (a) funds to prevent such waste were, at the time in question, held in a cash management account and available to be used for repairs or maintenance and the lender fails to pay (or make such funds available to pay) for such repairs or maintenance as a result of an event of default or otherwise or (b) there are insufficient rents, after payment of taxes, insurance premiums, or the monthly interest payment amount to pay for such repairs or maintenance.

3	Marina Heights State Farm	(27) Recourse Obligations	There is no separate guarantor other than the Borrower.

5	The Gateway	(27) Recourse Obligations	There is no separate guarantor other than the Borrower.

1	Aventura Mall	(28) Mortgage Releases	In the event that any of JCPenney, Macy’s Men’s & Home, Macy’s, Bloomingdale’s or Nordstrom (individually and collectively, “Department Store”) ceases operations or seeks to assign the applicable lease of any Department Store (individually and collectively, “Department Store Lease”) to any party or in any manner that is not expressly permitted under any Department Store Lease, the Borrower may, without the consent of the lender, (x) enter into a ground lease for the entirety of the parcel of the applicable Department Store (the “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the Borrower and (y) obtain the release of the lien on the ground leasehold

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
estate created by the Department Store Ground Lease, including the improvements on the applicable Department Store parcel from the lien of the mortgage, upon satisfaction of certain terms and conditions in the Mortgage Loan documents, but without a requirement for such release to be accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property.

5	The Gateway	(30) Acts of Terrorism	If TRIPRA is no longer in effect, the “Terrorism Premium Cap” is calculated without giving effect to the cost of terrorism, flood, wind and earthquake components (and not just terrorism and earthquake components).

1	Aventura Mall	(33) Defeasance	The Mortgage Loan documents require the Borrower to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $10,000.

3	Marina Heights State Farm	(35) Ground Leases	The Ground Lease requires the consent of the ground lessor to any transfer of the Ground Lease, which consent may not be unreasonably withheld. Such consent is not required for any assignment, sale, hypothecation, encumbrance or transfer to a Permitted Mortgagee (as defined in the Ground Lease), or for the Permitted Mortgagee to take title to the Mortgaged Property, and upon foreclosure or acquisition of title to the leasehold estate by deed-in-lieu of foreclosure of a Permitted Mortgagee (as defined in the Ground Lease) the Permitted Mortgagee may, upon notice to the ground lessor (but without its consent), sell and assign the leasehold estate. However, any subsequent transfer would require the consent of the ground lessor.

22, 38	Kona Coast and Hobby Lobby Palmdale		The related Borrowers are affiliated entities.

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SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan

2	181 Fremont Street

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SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan

22	Kona Coast

34	Park Santa Fe

38	Hobby Lobby Palmdale

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SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

D-2-10

ANNEX D-3

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR CITI REAL ESTATE FUNDING INC.

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

9	65 Bay Street	(7) Permitted Liens; Title Insurance	Any lien for assessments imposed by the condominiums in place at the Mortgaged Property are superior to the lien of the Mortgage. The Mortgaged Property is subject to two condominium regimes. One creates a condominium of two units (the “Master Condo”), of which one unit is wholly owned by the Mortgagor and contains a residential tower, retail space, and a portion of a parking garage, and the second unit (the “West Unit”) contains the remainder of the parking garage, retail spaces, and residential units. The West Unit is subject to a second condominium regime (the “Sub Condo”). The Mortgagor’s units in the Sub-Condo consist of the garage unit and three retail units. The Sub-Condo also consists of six non-collateral retail units and 444 non-collateral residential units. The Mortgagor has no control over the Sub Condo and cannot block decisions made by the unit owners of the Sub Condo. The Mortgagor does not control the Master Condo but, as decisions of the Master Condo require unanimity, the Mortgagor may block decisions made by the Master Condo.

9	65 Bay Street	(8) Assignment of Leases and Rents	The Sub Condo (defined above) requires that all leases of the property subject to the Sub Condo expressly assign to the Sub Condo association all rents due under such lease (and that such rents are payable directly to the Sub Condo association) in the event of any delinquency in payment of common assessments or other condominium charges that continue for more than thirty days.

All CREFI Mortgage Loans		(17) Insurance	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a

D-3-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
tenant at the Mortgaged Property.

17	808 Olive Retail & Parking	(17) Insurance	The Mortgage Loan documents allow for retention of not more than $150,000 self-insured retention with respect to commercial general liability insurance.

9	65 Bay Street	(17) Insurance

Insurance maintained on the common elements of the Mortgaged Property is maintained by the condominium boards. Common elements of the Master Condo include, but are not limited to, common walls and floors and subsurface structural supports supporting more than one unit. Common elements of the Sub Condo include, but are not limited to, structural supports, walls, roofing, hallways, stairways, elevators, entrances, and lobbies. The Sub Condo board is required to maintain insurance coverage for 100% the replacement value of the common elements, but there are no restrictions (including with respect to ratings) on the carriers from which the Sub Condo board may obtain such coverage.

Following a casualty, the common elements of the Master Condo will be restored by the Master Condo association unless (i) the insurance proceeds are inadequate by a substantial amount to cover the estimated cost of restoration of an essential improvement or common element; (ii) the damage constitutes “substantially total destruction” of the condominium property or of one or more buildings comprising the condominium property, or (iii) 75% of the affected unit owners determine not to repair or restore. If the common elements not restored, the Master Condo board collects the insurance proceeds and salvage value of the damaged portion and divides the proceeds among the unit owners in proportion to their respective shares of the common elements. The Sub-Condo also requires that the common elements thereunder be restored following a casualty for which the loss

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
is $5,000,000 or less. If the insurance proceeds from a casualty are greater than $5,000,000, proceeds are required to be paid to an insurance trustee designated by the Sub Condo board. In the event of a casualty for which the proceeds are insufficient to cover the costs of restoration, the property will not be restored (i) in the event the damage is to a vital improvement or other common element and the shortfall is substantial, (ii) if the property is substantially totally destroyed, or (iii) if 80% of the unit owners vote not to restore. In such event, proceeds and the salvage value of the property are distributed to unit owners according to each unit owner’s fair market value immediately prior to the casualty, which is determined by an appraiser selected by the Sub Condo board. The Sub-Condo declaration provides that any proceeds attributable to a unit owner as a result of such owner’s interest in the common elements are to be paid to such unit owner’s mortgagee. The Mortgagor does not have the right to block decisions pertaining to non-restoration, the appraiser, the insurance trustee, or assessments under the Sub Condo.

11	Westbrook Corporate Center	(27) Recourse Obligations

The related environmental indemnity provides that the indemnitor will not have any indemnification obligations or liabilities under the environmental indemnity provided that a Qualified Environmental Policy (defined below) has been delivered to the lender, except that the lender may immediately seek claims under the environmental indemnity against the indemnitor upon the earlier to occur of (i) the expiration or termination of any Qualified Environmental Policy, (ii) any environmental policy delivered to the lender failing to satisfy the conditions of a “Qualified Environmental Policy,” (iii) any insurer declining coverage for a claim made by the lender pursuant to such Qualified Environmental Policy, (iv) any insurer accepting its obligations to cover a claim made by the lender

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

pursuant to such Qualified Environmental Policy, but failing to pay such insurance proceeds to the indemnitor in the ordinary course of business, and (v) any such insurance proceeds received by the lender under such Qualified Environmental Policy failing to cover any and all losses of the lender (in which event the indemnitor is liable solely to the extent of any deficiency), in each case, solely to the extent any remaining Qualified Environmental Policy as to which items (i) through (v) apply would not cover any such losses.

A “Qualified Environmental Policy” means (I) (i) an environmental insurance policy by Steadfast Insurance Company (Zurich), (or such renewal policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, and a deductible no higher than $25,000, in substantially the same form and coverages as the policy delivered to the lender as of the origination date, or (ii) an environmental insurance policy reasonably approved by the lender, and (II) any such Qualified Environmental Policy names the original lenders and their successors and assigns as the “named insured” or an “additional insured” by an additional insured/mortgagee assignment endorsement.

9	65 Bay Street	(27) Recourse Obligations	The Mortgagor and related guarantor are liable for losses, damages, costs, expenses, liabilities, claims and other obligations arising from the misappropriation or conversion (but not explicitly the misapplication) by Mortgagor of rents, insurance proceeds or condemnation awards.

9	65 Bay Street	(28) Mortgage releases	The Mortgage Loan may be fully or partially defeased if the related borrower delivers an opinion of counsel to the effect that the defeasance will not cause the REMIC holding the subject Mortgage Loan to fail to qualify as such.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
All CREFI Mortgage Loans		(30) Acts of Terrorism Exclusion	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.

9	65 Bay Street	(30) Acts of Terrorism Exclusion	Insurance maintained on the common elements of the Mortgaged Property is maintained by the related condominium boards, and the Mortgagor does not control the insurance maintained by the condominium boards. Common elements of the Master Condo include, but are not limited to, common walls and floors and subsurface structural supports supporting more than one unit. Common elements of the Sub Condo include, but are not limited to, structural supports, walls, roofing, hallways, stairways, elevators, entrances, and lobbies. The Sub Condo board is required to maintain insurance coverage for 100% the replacement value of the common elements, but there are no restrictions (including with respect to ratings) on the carriers from which the Sub Condo board may obtain such coverage.

44	Fresenius Medical Center Portfolio	(30) Acts of Terrorism Exclusion	The related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) excludes Acts of Terrorism and supplemental terrorism insurance will only be required if Fresenius, the sole tenant, ceases to satisfy the Credit Rating Condition. The Credit Rating Condition means a condition which shall be satisfied to the extent that as of the applicable date of determination, such entity then maintains a long-term unsecured debt rating of at least “BB-” from S&P and an equivalent rating from each of the other rating agencies which rate such entity.

D-3-5

SCHEDULE D-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

None.

D-3-6

SCHEDULE D-2

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

D-3-7

SCHEDULE D-3

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

D-3-8

ANNEX E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its Mortgage Loan Purchase Agreement make, with respect to each JPMCB Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex E-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the Other Securitization), participation (other than with respect to any JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

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(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Borrower and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since June 18, 2018.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined

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below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

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(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Borrower.

(10)     Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)     Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Borrower and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)     Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)     Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that

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became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)     Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the Other Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)     No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for

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physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such

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Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)     No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)     No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)     REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2 a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to

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result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)     Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)     Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Borrower.

(26)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)     Licenses and Permits. Each Borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does

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not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)     Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Borrower; (ii) Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) transfers of either the Mortgaged Property or equity interests in Borrower made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the Borrower or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Borrower, guarantor, property manager or their affiliates, employees or agents.

(29)     Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether

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by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)     Financial Reporting and Rent Rolls. Each Mortgage requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)     Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Borrower,

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(iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)     Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Borrower with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)     Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Borrower would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest;

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and (viii) the Borrower is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)     Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(A)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)       The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

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(G)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(I)        The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(J)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(K)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(L)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)     ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage

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ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)     Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Borrower or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)     No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)     Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)     Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each Borrower which identifies all beneficial controlling owners of the Borrower (i.e., managing members, general partners or similar controlling person for such Borrower) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)     Environmental Conditions. At origination, each Borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as

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disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule E-1 to Annex E-2, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-1 to Annex E-2 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Borrower (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged

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Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)     Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)     Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)     Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)     Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)     Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Borrower, and no funds have been received from any person other than the related Borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)     Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information

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contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Borrower.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX E-2

EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

10	Sheraton Music City	(5) Hospitality Provisions	The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender to the trustee of a securitization. In connection with a securitization of the Mortgage Loan, the franchisor is required to issue a replacement comfort letter in favor of the trustee on the franchisor’s then-current form, provided that (i) the transferee is not a competitor (or an affiliate of a competitor) of the franchisor, as defined in the comfort letter, or an affiliate of the Borrower, and (ii) the lender delivers notice to the franchisor within 90 days from the date of the lender’s assignment of the Mortgage Loan to the trustee and identifies the name, address, telephone number and email address for the contact person for the assignee, as well as the date of the assignment.

1, 6, 7, 8, 10, 13, 14, 15, 25	Aventura Mall, Aon Center, 636 11th Avenue, Meridian Corporate Center, Sheraton Music City, Embassy Suites Glendale, EOS 21, JAGR Hotel Portfolio, Atlantic Times Square	(7) Lien; Valid Assignment	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

25	Atlantic Times Square	(8) Permitted Liens; Title Insurance	Pursuant to a reciprocal easement agreement affecting the Mortgaged Property, the Borrower, as the owner of the commercial units, has a right of first refusal to purchase the residential portion of the mixed use project that includes the mortgaged property if, following any damage or destruction to the project, the owner of the residential units (or the related condominium

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
association, as applicable), elects to abandon its part of the project upon any partition sale. The residential portion of the project consists of three buildings with a total of 210 units. The Borrower owns two buildings totaling 100 units (representing approximately 47.62% of the common elements), and such units are collateral for the Mortgage Loan.

13	Embassy Suites Glendale	(8) Permitted Liens; Title Insurance	The franchisor has a right of first offer in the event of a proposed transfer of the hotel or a sale of the Borrower or a controlling interest in the Borrower. Under the comfort letter obtained at origination, this right has been subordinated to a foreclosure but will apply to subsequent transfers.

1	Aventura Mall	(9) Junior Liens	The Mortgage Loan documents permit Borrower to enter into any “Property-Assessed Clean Energy” (PACE) loan or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy resources, resource conservation or any combination of the foregoing and is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $5,000,000 subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).

7	636 11th Avenue	(9) Junior Liens	In connection with any extension of the term of the lease for the sole tenant at the property, The Ogilvy Group, Inc. (the “Ogilvy Lease”), and provided no event of default under the Mortgage Loan documents has occurred and is continuing, the Mortgage Loan documents permit the owner of 100% of the equity interests in the Borrower to obtain a mezzanine loan (the “Approved Mezzanine Loan”) secured by the equity interests in the Borrower upon satisfaction of the following terms and conditions, including among others: (i) the Ogilvy Lease has been extended pursuant to an extension in form and substance acceptable to the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
lender in its sole and absolute discretion, (ii) the loan-to-value ratio (including the Approved Mezzanine Loan) does not exceed 56.07%, (iii) the combined debt service coverage ratio (as calculated in the loan documents and including the Approved Mezzanine Loan) for the first year of the extension term of the Ogilvy Lease is not less than 2.28x, (iv) the mezzanine lender enters into an intercreditor agreement in form reasonably acceptable to the lender and (v) the lender has obtained a rating agency confirmation.

6	Aon Center	(9) Junior Liens	There are a pair of mezzanine loans in the aggregate amount of $141,500,000, which are held by a third party investor. In connection with the mezzanine loan, the Mortgage Loan seller and the mezzanine lender have entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.

8	Meridian Corporate Center	(9) Junior Liens	In connection with a bona fide sale of the Mortgaged Property to a third party, the Mortgage Loan documents permit the owners of the transferee to obtain a mezzanine loan secured by 100% of the ownership interests of the transferee upon satisfaction of certain terms and conditions including, without limitation, the following: (i) a combined loan-to-value ratio of not greater than 69.6%; (ii) a combined debt service coverage ratio (as calculated in the Mortgage Loan documents) of at least 1.50x; and (iii) the execution of an intercreditor agreement acceptable to the lender in its sole discretion.

14	EOS 21	(9) Junior Liens	The Mortgage Loan documents permit one or more of the owners of the direct or indirect ownership interests in the Borrower to obtain one or more mezzanine loans secured by such equity interests upon satisfaction of certain terms and conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than 65.0%; (ii) a combined debt service coverage ratio (as

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
calculated in the Mortgage Loan documents) equal to or greater than 1.89x; and (iii) the execution of a customary intercreditor agreement reasonably acceptable to the lender.

15	JAGR Hotel Portfolio	(9) Junior Liens	There is a mezzanine loan in the amount of $5,000,000, which is held by a third party investor. In connection with the mezzanine loan, the Mortgage Loan seller and the mezzanine lender have entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.

23	High Peaks	(9) Junior Liens	There is a mezzanine loan in the amount of $4,000,000, which is held by a third party investor. In connection with the mezzanine loan, the Mortgage Loan seller and the mezzanine lender have entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.

1, 6, 7, 8, 10, 13, 14, 15, 25	Aventura Mall, Aon Center, 636 11th Avenue, Meridian Corporate Center, Sheraton Music City, Embassy Suites Glendale, EOS 21, JAGR Hotel Portfolio, Atlantic Times Square	(10) Assignment of Leases and Rents	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

8	Meridian Corporate Center	(12) Condition of Property	The property condition reports delivered at origination of the Mortgage Loan recommended certain deferred maintenance items/immediate repairs with an aggregate cost of $74,275. The Borrower was not required to reserve any funds at origination for such deferred maintenance/immediate repairs. The Mortgage Loan documents require the Borrower to complete the deferred maintenance and immediate repairs within 360 days following the origination date of the Mortgage Loan.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
23	High Peaks	(12) Condition of Property	The property condition report delivered at origination of the Mortgage Loan recommended certain deferred maintenance items/immediate repairs with an aggregate cost of $50,300. The Borrower was not required to reserve any funds at origination for such deferred maintenance/immediate repairs. The Borrower is required to complete such repairs by May 17, 2019.

27	Greentree Plaza	(15) Actions Concerning Mortgage Loan	The borrower sponsor is subject to four pending lawsuits from investors in the sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $5,000,000. The sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount.

1	Aventura Mall	(18) Insurance

The all-risk property insurance may contain a deductible of $250,000 (the “Required Deductible”) or such higher deductible if the Borrower provides the lender with cash or a letter of credit in an amount equal to the difference between the actual deductible and the Required Deductible.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

The Borrower may obtain a policy from an insurance company not satisfying the rating requirements set forth in the Mortgage Loan documents, provided that any such insurance company is subject to (A) the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

prior approval of the lender and (B) the lender’s receipt of a rating agency confirmation with respect to each such insurance carrier.

The Borrower may continue to utilize Pennsylvania Manufacturers’ Association Insurance (“PMA”) as the carrier for the Workers Compensation/Employers’ Liability coverage required in the Mortgage Loan documents, provided the AM Best rating of PMA is not withdrawn or downgraded below the origination date.

The Borrower may continue to utilize Lancashire Insurance Company Limited, rated “A-” by S&P and “A3” by Moody’s, in its current participation amount and position within the syndicate of the terrorism coverage required in the Mortgage Loan documents, provided that Lancashire Insurance Company Limited maintains its ratings in place as of the date hereof.

6	Aon Center	(18) Insurance

The all-risk property insurance may contain a deductible of $50,000.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

Notwithstanding the requirements of the related Mortgage Loan documents for the insurance policies to be issued by an insurance company with a rating of (x)“A” or better by S&P, (y)“A2” or better by Moody’s, if Moody’s rates the Securities and rates the applicable insurance company, and (z) “A” or better by Fitch, to the extent Fitch rates the securities and rates the applicable

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

insurance company, the Borrower may continue to use Homeland Insurance Company of New York (“Homeland”), rated “A X” with AM Best in its current position and participation amounts within the syndicate of the property program, provided that (x) the rating of Homeland is not withdrawn or downgraded below the date of the Mortgage Loan documents and (y) at renewal of the current policy term on October 29, 2018, the Borrower replaces Homeland with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents.

The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $5,000,000, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.

7	636 11th Avenue	(18) Insurance	In the event the single tenant at the Mortgage Property requires that the Borrower undertake and/or complete the restoration in a manner other than as provided in the related Mortgage Loan documents, the requirements under such tenant’s lease takes precedence and control and the mortgagee is required to make the insurance proceeds available to the Borrower to be applied to completing such restoration in accordance with such lease.

8	Meridian Corporate Center	(18) Insurance	The threshold at or above which the lender has the right to hold and disburse insurance proceeds following a casualty loss is five percent of the applicable allocated loan for the related building(s).

10	Sheraton Music City	(18) Insurance	The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $2,800,000, rather than five percent (5%) of the then outstanding principal amount of the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Mortgage Loan.

14	EOS 21	(18) Insurance	The Mortgage Loan documents permit the Borrower to obtain all risk special form property insurance with coverage in an amount equal to the greater of (i) $219,468,600 and (ii) the original principal balance of the EOS 21 Whole Loan.

13, 25	Embassy Suites Glendale and Atlantic Times Square	(18) Insurance	If the Mortgaged Property is ever located in a federally designated “special flood hazard area”, the Mortgage Loan documents require flood hazard insurance in an amount equal to the lesser of (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or (2) such greater amount as the lender requires.

7	636 11th Avenue	(26) Local Law Compliance	The Mortgaged Property has outstanding fire code violations, including, among other things, with respect to exterior walls and elevator condition. The Borrower is required to resolve such open violations within thirty (30) days following the origination date and promptly deliver documentation reasonably satisfactory to the lender evidencing the resolution of such open violations.

12	Best Buy – Sherman Oaks	(26) Local Law Compliance	The zoning report lists a fire code violation at the Mortgaged Property with respect to the emergency power generator. The Mortgage Loan documents require the Borrower, within thirty (30) days of origination, to contact the tenant at the Mortgaged Property, Best Buy Stores, L.P., to request that it resolve the potential violation. The Borrower is also required to deliver evidence to the lender that such matter has been resolved to the satisfaction of the fire department promptly following its availability from the tenant.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
23	High Peaks	(26) Local Law Compliance	The zoning report obtained at origination indicates that the Mortgaged Property is legal non-conforming due to the use of the Mortgaged Property as a hotel, among other non-conforming characteristics. The applicable zoning regulation provides that a nonconforming building or use damaged by fire or other natural causes may be restored, reconstructed or used as before, provided the location, size and height of the building or use and the percent of the lot coverage do not exceed that which existed before such damage, and restoration must be completed and a certificate of occupancy be issued within two years of such occurrence (which may be extended by one year in certain circumstances). The Borrower was required to obtain laws and ordinances coverage under the Mortgage Loan documents.

1	Aventura Mall	(28) Recourse Obligations

The nonrecourse carve-out for losses for fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation in connection with the closing of the Mortgage Loan or regarding matters stated in the financial statements or other information required to be delivered in connection with the Mortgage Loan or otherwise delivered and upon which the lender reasonably relied.

The nonrecourse carve-out for losses for willful misconduct is limited to willful misconduct regarding the operation of the Mortgaged Property.

The nonrecourse carve-out for losses for material physical waste is limited to material physical waste intentionally committed.

The liability of the guarantors for breaches or violations of the nonrecourse carve-out guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
The Mortgage Loan does not have a separate environmental indemnity in place.

6	Aon Center	(28) Recourse Obligations

The non-recourse carveout for material physical waste is limited to intentional material physical waste of the Mortgaged Property; provided, however, the Borrower will have no such liability if sufficient cash flow from the Mortgaged Property is not available to prevent such waste except to the extent that such insufficient cash flow arises from the intentional misappropriation or conversion of revenues with respect to the Mortgaged Property.

The loss carveout with respect to insurance proceeds or condemnation awards or rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication thereof.

The Borrower and the guarantor will have no liability for any losses caused solely by, or arising solely from actions or conditions or events occurring more than two (2) years after the date of defeasance or repayment of the Mortgage Loan in full and performance in full of all other obligations of Indemnitor under the environmental indemnity agreement (the “Release Date”); provided, however, that neither the Borrower nor the guarantor may be released from any such losses until such time, on or after the Release Date, as indemnitor, at its sole cost and expense, delivers to the indemnitee an acceptable Phase I or Phase II environmental report in form and substance reasonably satisfactory to the indemnitee and prepared by a qualified environmental consultant reasonably satisfactory to the indemnitee, indicating that there exists no matter for which the indemnified parties under the environmental indemnity are entitled to indemnification pursuant to the environmental indemnity.

8	Meridian Corporate	(28) Recourse Obligations	The Mortgage Loan documents provide that the Borrower and guarantor will have no

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Center

liability under the environmental indemnity for any losses caused solely by, or arising from actions or conditions or events occurring more than two years after the date of repayment of the Mortgage Loan in full and performance in full of all other obligations under the Mortgage Loan documents, provided that the Borrower and/or guarantor, at its sole cost and expense, delivers an acceptable Phase I or Phase II environmental report dated within 90 days of the proposed release date, in form and substance reasonably satisfactory to the lender and prepared by a qualified environmental consultant reasonably satisfactory to the lender, indicating that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity other than hazardous substances or environmental conditions disclosed in the environmental report delivered in connection with the origination of the Mortgage Loan.

The carve-out for material physical waste is limited to the extent sufficient cash flow from the Mortgaged Property is available to prevent such physical waste except to the extent that such insufficient cash flow arises from the intentional misappropriation or conversion of revenues with respect to the Mortgaged Property.

10	Sheraton Music City	(28) Recourse Obligations	The Mortgage Loan documents provide that the obligations and liabilities of the Borrower and the guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claims on or after the date that is twenty-four (24) months since the date that the Mortgage Loan was paid in full, provided that all of the following conditions are satisfied in full: (A) the Mortgage Loan has been paid in full without the lender having exercised any remedies against the Borrower or the guarantor under the Mortgage Loan documents, and the lender has not foreclosed or otherwise taken possession of the Mortgaged Property, (B) there has been no material change,

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
between the date of the environmental indemnity and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, and (C) the indemnitee has received an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity.

12	Best Buy – Sherman Oaks	(28) Recourse Obligations	The nonrecourse carve-out for losses for material physical waste is limited to intentional acts of the Borrower or the guarantor, except to the extent sufficient cash flow from the operation of the property is available to prevent such waste.

14	EOS 21	(28) Recourse Obligations

The carve-out for intentional misrepresentations is limited to material misrepresentations in any of the Mortgage Loan documents (i) by the guarantors or any of their respective authorized representatives, or (ii) by Borrower, any affiliate of Borrower or any of their respective authorized representatives, which was known by Borrower or guarantors to be false when made.

The carve-out for waste is limited to intentional material physical waste at the Mortgaged Property committed by Borrower or the guarantors, except to the extent caused by insufficiency of cash flow generated by the Mortgaged Property and made available to Borrower.

There is no carve-out for willful misconduct.

The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards is limited to the intentional

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

misapplication, intentional misappropriation or intentional conversion by Borrower or the guarantor of any funds in violation of the Mortgage Loan documents (and less only that portion of such revenues which is actually used by Borrower to operate the Mortgaged Property in the ordinary course of business and provided such use is approved in writing by the lender), except to the extent that Borrower or the guarantor, as applicable, did not have the legal right to direct disbursement of such funds because of a bankruptcy, receivership or similar proceeding.

There is no carve-out for failure to deliver security deposits to the lender after an event of default, but the Mortgage Loan documents include a loss carve-out for intentional misappropriation, intentional misapplication or intentional conversion of security deposits after an event of default.

The obligations and liabilities of Borrower and the guarantors with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting one (1) year after the payment in full or defeasance of the related Mortgage Loan, provided (i) the Mortgage Loan has been paid off in full or defeased without the lender having exercised any remedies or foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii) indemnitee shall have received, at the Borrower’s and guarantor’s expense, an updated environmental report dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Mortgage Loan documents. In addition, the Mortgage Loan agreement includes a carve-out for losses for any material breach of any representation, warranty or indemnification obligation by Borrower or the guarantors under the environmental indemnity.

The Mortgage Loan agreement provides that the Mortgage Loan is fully recourse to Borrower and the guarantor in the event there is any unauthorized voluntary transfer of fee title to the Mortgaged Property or a controlling or majority interest in Borrower in violation of the Mortgage Loan documents.

The full recourse carve-outs for voluntary and involuntary bankruptcy do not include “consenting” or “acquiescing” to a bankruptcy filing. The Mortgage Loan agreement does include a full recourse carve-out for voluntary filings or for Borrower colluding with other creditors to cause an involuntary bankruptcy filing with respect to Borrower.

15	JAGR Hotel Portfolio	(28) Recourse Obligations

The loss carve-out for material physical waste is limited to the intentional acts or omissions of any of the Borrower, the guarantor, any manager affiliated with the Borrower, or any developer providing development management services with respect to the Mortgaged Property affiliated with the Borrower, unless caused by insufficient cash flow from the Mortgaged Property or unless the same would have been prevented by sufficient cash flow from the Mortgaged Property but the lender failed to make such amounts available to the Borrower.

The loss carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards is limited to the intentional misapplication (if not cured following notice to the Borrower), misappropriation or conversion of the foregoing amounts.

The indemnification obligations of the Borrower and guarantors under the environmental indemnity will terminate three (3) years after the full and indefeasible payment of the Mortgage Loan, provided that at the time of such payment, the

E-2-14

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Borrower furnishes to the lender an updated environmental report in form and substance, and from an environmental consultant reasonably acceptable to the lender and the rating agencies, which updated environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered at origination of the Mortgage Loan) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the property or its operations, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the indemnity, or (D) the presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with applicable laws.

The Mortgage Loan documents provide that the Borrower and guarantors are not liable for special, indirect, punitive or consequential damages resulting from a breach or violation of the non-recourse carveout provisions.

The loss carveout regarding failure to deliver security deposits upon a foreclosure or deed-in-lieu of foreclosure is limited to security or advance deposits held by the Borrower or an affiliated property manager.

13, 25	Embassy Suites Glendale and Atlantic Times Square	(28) Recourse Obligations

The indemnification obligations of the Borrower under the environmental indemnity will terminate three (3) years after the full and indefeasible payment of the Mortgage Loan, provided that at the time of such payment, the Borrower furnishes to the lender an updated environmental report in form and substance, and from an environmental consultant reasonably acceptable to the lender and the rating agencies, which updated environmental report discloses, as of the date of such repayment, no actual or threatened (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in

E-2-15

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

connection with the Mortgaged Property or its operations, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the indemnity, or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property.

The nonrecourse carve-out for losses for material physical waste is limited to waste by the Borrower and to the extent sufficient gross income from the operation of the Mortgaged Property is available to the Borrower to prevent such physical waste (so long as such insufficiency does not arise from the intentional misapplication, misappropriation or conversion of rents by the Borrower or any of its affiliates).

27	Greentree Plaza	(28) Recourse Obligations	Transfers of the Mortgaged Property or the equity interests in the Borrower in violation of the Mortgage Loan documents will trigger full recourse liability under the Mortgage Loan documents, except that to the extent the breach or violation is the result of a failure to give the lender notice of an otherwise permitted transfer, the Mortgage Loan documents provide for a carve-out for losses against the Borrower and guarantor.

1	Aventura Mall	(29) Mortgage Releases	In the event that any of JCPenney, Macy’s Men’s Home Furnishings, Macy’s, Bloomingdale’s or Nordstrom (individually and collectively, “Department Store”) ceases operations or seeks to assign the applicable lease of any Department Store (individually and collectively, “Department Store Lease”) to any party or in any manner that is not expressly permitted under any Department Store Lease, the Borrower may, without the consent of the lender, (x) enter into a ground lease for the entirety of the parcel of the applicable Department Store (the “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the Borrower and (y) obtain the release of the lien on the ground

E-2-16

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
leasehold estate created by the Department Store Ground Lease, including the improvements on the applicable Department Store parcel from the lien of the mortgage, upon satisfaction of certain terms and conditions in the Mortgage Loan documents, but without a requirement for such release to be accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property.

8	Meridian Corporate Center	(29) Mortgage Releases	The Mortgage Loan documents permit the Borrower to release individual buildings from the lien of the Mortgage solely in connection with the arm’s length sale of such building(s) to a third party upon satisfaction of certain terms and conditions in the Mortgage Loan documents including, without limitation, the payment of 110% of the allocated loan amount for the building(s) plus the yield maintenance premium, if applicable.

15	JAGR Hotel Portfolio	(30) Financial Reporting and Rent Rolls	The Mortgage Loan documents provide that the Borrower may deliver annual financial statements on a combined basis provided that such financials show adequate individual Mortgaged Property information in the lender’s reasonable determination.

1	Aventura Mall	(31) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Reauthorization Act of 2015, as amended from time to time (including any extensions thereof), is not in effect, the Borrower is required to carry terrorism coverage throughout the term of the Mortgage Loan, but in such event the Borrower may not be required to pay annual premiums in excess of an amount equal to two (2) times the then-current annual insurance premiums payable by the Borrower for the policies insuring only the Mortgaged Property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis (the “Terrorism Cap”) in order to

E-2-17

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
obtain the terrorism coverage (but the Borrower is obligated to purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Cap).

6	Aon Center	(31) Acts of Terrorism Exclusion	In the event TRIPRA expires or is otherwise no longer in effect for any reason, the Borrower will not be required to pay (on a going forward basis after TRIPRA expires or is otherwise no longer in effect for any reason and following expiration of the applicable policies then in place providing such terrorism insurance coverage) any insurance premiums solely with respect to such terrorism coverage for any applicable policy period after the date TRIPRA expires or is otherwise no longer in effect for any reason in excess of the amount equal to two times the amount of the insurance premiums that would then be payable under policies obtained at such time in respect of property and business interruption/rental loss insurance required under the Mortgage Loan documents (excluding terrorism and earthquake components of such property and business interruption/rental loss insurance) obtained as of the date the applicable new terrorism insurance is being obtained (the “Terrorism Premium Cap”); provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the Borrower will be required to purchase a terrorism insurance policy providing the maximum amount of coverage for acts of terrorism as is available with funds equal to the Terrorism Premium Cap (in such event the lender will have the right to determine the modifications of the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap, and the Borrower shall reasonably cooperate with the lender in

E-2-18

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
connection therewith).

8	Meridian Corporate Center	(31) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Reauthorization Act of 2015, as amended from time to time (including any extensions thereof), is not in effect, then provided that terrorism insurance is commercially available, Borrower is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event Borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time on a stand-alone basis in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of the terrorism components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

14	EOS 21	(31) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect and provided terrorism insurance is commercially available, the Borrower is not required to pay for any premiums in excess of 200% the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rent loss insurance coverage on a stand-alone basis (without giving effect to the cost of any terrorism component); and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

15	JAGR Hotel Portfolio	(31) Acts of Terrorism Exclusion	If Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute is not in effect, then the Borrower is required to

E-2-19

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Borrower is not required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the casualty and business interruption/rental loss insurance (excluding the cost of terrorism) required under the Mortgage Loan documents.

27	Greentree Plaza	(31) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute is not in effect, then the Borrower is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Borrower is not required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism coverage), and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

23	High Peaks	(31) Acts of Terrorism Exclusion	If TRIPRA or a similar statute is not in effect, the Borrower is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Borrower is not be required to spend on terrorism insurance coverage more than two (2) times the amount of the insurance premium that is payable at such time in respect of the casualty and business interruption/rental loss insurance (excluding the cost of terrorism) required under the Mortgage Loan documents. The Mortgage Loan documents also permit a deductible on terrorism coverage, not to exceed $25,000.

E-2-20

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
15	JAGR Hotel Portfolio	(33) Single-Purpose Entity	Two of the Borrowers, along with one other entity, were borrowers under the prior financing secured by the Mortgaged Properties and one other property that is not collateral for the Mortgage Loan. In connection with the prior financing, the two Borrowers pledged their assets as collateral for the prior financing and previously commingled funds under a cash management system with the entity that is not part of the borrowing structure for the Mortgage Loan.

1	Aventura Mall	(34) Defeasance	The Mortgage Loan documents require the Borrower to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $10,000.

14	EOS 21	(34) Defeasance	The Mortgage Loan documents require Borrower to pay for all reasonable expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountant’s fees are not expressly enumerated in the provision), but the Mortgage Loan agreement provides that Borrower will only be required to pay for actual costs and expenses incurred by the servicer and that any processing fee for the servicer is limited to a maximum amount of $25,000.

13, 25	Embassy Suites Glendale and Atlantic Times Square	(34) Defeasance	The Mortgage Loan documents require the Borrower to pay the then prevailing fee of the servicer, which is to not exceed $20,000, and all actual out-of-pocket costs and expenses incurred by the lender, including the lender’s attorneys’ fees and expenses and any actual fees and expenses of any approved rating agencies, incurred in connection with a defeasance of the Mortgage Loan.

E-2-21

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
7	636 11th Avenue	(38) ARD Loan	The Mortgage Loan is interest only until the Anticipated Repayment Date and will not substantially fully amortize over its stated term. The maturity date of the Mortgage Loan is less than sixty (60) months following the Anticipated Repayment Date.

7	636 11th Avenue	(43) Environmental Conditions

The environmental site assessment (“ESA”) obtained at origination indicates that the Mortgaged Property, which consists of multiple parcels developed around 1890, has had the following operations over the years: large-scale printing/lithographing (1938-1993), electroplating/metalworking (1938-2000), dry cleaning (1995-2003), and auto repair operations (1992-2005). The environmental consultant’s review of the historical sources showed certain analytical results of the soil samples from a Phase II subsurface investigation from 2002, which indicated the presence of hazardous chemicals in the soil and groundwater below the basement floor of the former dry cleaning site. Among such chemicals, tetrachloroethene (PCE), trichloroethene (TCE), and o-xylene exceeded the standard value of the New York State Department of Environmental Conservation. The ESA recommended a new investigation to evaluate soil vapor concentrations and provided an estimated cost of $363,000 for investigation and the testing, design, installation and maintenance costs of a sub-slab depressurization system in the event constituent concentrations exceeded EPA guidance levels.

At origination, the Borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Steadfast Insurance Company, with individual claim limits and an aggregate claim limit of $1,000,000 and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of May 11, 2031.

1, 6, 7, 8, 10,	Aventura Mall, Aon Center, 636	(47) Cross-	The Mortgage Loan is cross-collateralized and cross-defaulted with

E-2-22

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
13, 14, 15, 25	11th Avenue, Meridian Corporate Center, Sheraton Music City, Embassy Suites Glendale, EOS 21, JAGR Hotel Portfolio, Atlantic Times Square	Collateralization	the related Companion Loans.

E-2-23

SCHEDULE E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgage Loan

7	636 11th Avenue

E-2-24

ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)	Period	Balance($)
1	41,328,000.00	59	41,328,000.00
2	41,328,000.00	60	41,327,148.58
3	41,328,000.00	61	40,701,060.06
4	41,328,000.00	62	40,072,301.67
5	41,328,000.00	63	39,379,111.93
6	41,328,000.00	64	38,744,716.14
7	41,328,000.00	65	38,046,047.55
8	41,328,000.00	66	37,405,966.90
9	41,328,000.00	67	36,763,156.60
10	41,328,000.00	68	35,995,015.29
11	41,328,000.00	69	35,346,187.80
12	41,328,000.00	70	34,633,493.38
13	41,328,000.00	71	33,978,859.45
14	41,328,000.00	72	33,260,521.89
15	41,328,000.00	73	32,600,032.61
16	41,328,000.00	74	31,936,726.52
17	41,328,000.00	75	31,209,960.69
18	41,328,000.00	76	30,540,726.20
19	41,328,000.00	77	29,808,198.71
20	41,328,000.00	78	29,132,985.88
21	41,328,000.00	79	28,454,893.33
22	41,328,000.00	80	27,593,453.19
23	41,328,000.00	81	26,908,794.56
24	41,328,000.00	82	26,161,276.72
25	41,328,000.00	83	25,470,509.82
26	41,328,000.00	84	24,694,535.98
27	41,328,000.00	85	23,977,683.58
28	41,328,000.00	86	23,257,771.40
29	41,328,000.00	87	22,472,657.37
30	41,328,000.00	88	21,746,321.02
31	41,328,000.00	89	20,954,963.47
32	41,328,000.00	90	20,222,148.79
33	41,328,000.00	91	19,486,206.09
34	41,328,000.00	92	18,562,292.99
35	41,328,000.00	93	17,819,264.80
36	41,328,000.00	94	17,011,684.79
37	41,328,000.00	95	16,262,037.55
38	41,328,000.00	96	15,448,024.61
39	41,328,000.00	97	14,691,702.50
40	41,328,000.00	98	13,932,151.86
41	41,328,000.00	99	13,108,514.01
42	41,328,000.00	100	12,342,205.00
43	41,328,000.00	101	11,511,998.83
44	41,328,000.00	102	10,738,874.48
45	41,328,000.00	103	9,962,449.75
46	41,328,000.00	104	9,001,815.89
47	41,328,000.00	105	8,217,975.57
48	41,328,000.00	106	7,370,731.08
49	41,328,000.00	107	6,579,927.60
50	41,328,000.00	108	5,725,915.74
51	41,328,000.00	109	4,928,090.39
52	41,328,000.00	110	4,126,859.03
53	41,328,000.00	111	3,262,712.53
54	41,328,000.00	112	2,454,371.37
55	41,328,000.00	113	1,583,314.99
56	41,328,000.00	114	767,804.08
57	41,328,000.00	115 and thereafter	0.00
58	41,328,000.00

F-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	11
Summary of Terms	19
Risk Factors	49
Description of the Mortgage Pool	119
Transaction Parties	202
Credit Risk Retention	239
Description of the Certificates	244
Description of the Mortgage Loan Purchase Agreements	278
Pooling and Servicing Agreement	288
Certain Legal Aspects of Mortgage Loans	389
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	405
Pending Legal Proceedings Involving Transaction Parties	406
Use of Proceeds	406
Yield and Maturity Considerations	406
Material Federal Income Tax Considerations	419
Certain State and Local Tax Considerations	431
Method of Distribution (Underwriter)	431
Incorporation of Certain Information by Reference	433
Where You Can Find More Information	434
Financial Information	434
Certain ERISA Considerations	434
Legal Investment	439
Legal Matters	440
Ratings	440
Index of Defined Terms	443

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GACC AND CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-3-1
ANNEX E-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	F-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$1,026,703,000
(Approximate)

Deutsche Mortgage & Asset
Receiving Corporation
Depositor

Benchmark 2018-B4 Mortgage
Trust
Issuing Entity

Benchmark 2018-B4
Mortgage Trust Commercial Mortgage
Pass-Through Certificates, Series 2018-B4

Class A-1	$ 22,568,000
Class A-2	$ 137,057,000
Class A-3	$ 30,000,000
Class A-SB	$ 41,328,000
Class A-4	$ 240,000,000
Class A-5	$ 339,983,000
Class X-A	$ 922,439,000
Class A-M	$ 111,503,000
Class B	$ 55,028,000
Class C	$ 49,236,000

PROSPECTUS

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Drexel Hamilton

Co-Manager

Academy Securities

Co-Manager

June 28, 2018